CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Exhibit 10.7
Execution version

EQUITY CAPITAL CONTRIBUTION AGREEMENT
by and between
DRIFTWOOD HOLDINGS LP
and
TOTAL DELAWARE, INC.
dated as of July 10, 2019

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8.9	Entire Agreement	36
8.10	Right to Maintain	36
8.11	Co-Sale Right	37
8.12	Most Favored Nations	38
8.13	No Third Party Beneficiaries	38
8.14	Counterparts	38

Exhibit A	Form of Partnership Agreement
Exhibit B	Form of General Partner LLC Agreement
Exhibit C	Form of LNG Sale and Purchase Agreement
Exhibit D	Form of LNG Marketing Agreement
Exhibit E	Form of Excess LNG SPA
Exhibit F	Form of DOE Agreement
Exhibit G	Form of Tax Opinion
Exhibit H	Form of Initial Limited Partner Contribution Agreement
Exhibit I	Form of Initial Limited Partner LNG SPA

Schedule 2.1(b)	Estimated Schedule of Required Capital Contributions

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EQUITY CAPITAL CONTRIBUTION AGREEMENT
THIS EQUITY CAPITAL CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of July 10, 2019 (the “Effective Date”), by and between Driftwood Holdings LP, a Delaware limited partnership (the “Partnership”), and Total Delaware, Inc., a Delaware corporation (the “Partner” and together with the Partnership, each, a “Party” and collectively, the “Parties”), and, solely for purposes of Section 8.11, Driftwood GP Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”).
RECITALS
WHEREAS, Tellurian Inc., a Delaware corporation (“Tellurian”), directly or indirectly, owns 100% of the limited liability company interests in the General Partner;
WHEREAS, the Partnership, directly and indirectly through its Affiliates, is developing the Driftwood LNG Terminal and related Pipelines and Production Facilities; and
WHEREAS, upon the terms and subject to the conditions of this Agreement and the Partnership Agreement, the Partner desires to make the Capital Commitment to the Partnership in exchange for the Partner Units and to make capital contributions to the Partnership in accordance with the provisions of the Partnership Agreement in satisfaction of the Capital Commitment.
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINED TERMS AND INTERPRETATION
1.1    Defined Terms. As used in this Agreement, the following capitalized terms have the following meanings (unless otherwise expressly provided herein):
“AAA” has the meaning set forth in Section 8.6(a).
“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.
“Additional Issuance Units” has the meaning given to such term in the Partnership Agreement.
“Adverse Consequences” has the meaning set forth in Section 6.1.
“Advisor” has the meaning given to such term in the Partnership Agreement.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such

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Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of 50% or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, references to Affiliates of the Partnership shall only include Affiliates of the Partnership that are direct or indirect subsidiaries of the Partnership.
“Agreement” has the meaning set forth in the preamble.
“Anti-Corruption Law” means (i) for all Parties, the laws, statutes, rules, and regulations governing the activities of the Partnership and this Agreement which prohibit bribery and corruption, as well as where applicable, the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and such Convention’s Commentaries, and (ii) for each Party, the laws prohibiting bribery and corruption in the States in which such Party is organized or registered, carries out most of its business activities, or is listed on a stock market, or in the jurisdictions in which the parent company of such Party is organized or registered carries out most of its business activities, or is listed on a stock market, including, in each case, any of the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption Laws, and any other corruption or similar statute, regulation, order or convention binding on the applicable Person, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.
“Bankrupt” or “Bankruptcy” means, with respect to any Person: (a) that such Person (i) files in any court pursuant to any statute of the United States or of any state a voluntary petition in bankruptcy or insolvency, (ii) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law or the appointment of a receiver or a trustee of all or a material portion of such Person’s assets, (iii) makes a general assignment for the benefit of creditors, (iv) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a), (vi) admits in writing its inability to pay its debts as they fall due, or (vii) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of any material portion of its assets; or (b) a petition in bankruptcy or insolvency, or a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person, and 60 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s Properties has been appointed and 60 days have expired without the appointment’s having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

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“Business Day” means any day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America.
“Capital Commitment” means an amount equal to US$500,000,000.00.
“Class A Percentage” has the meaning given to such term in the Partnership Agreement.
“Class A Unit” has the meaning given to such term in the Partnership Agreement.
“Class A Unit Issue Price” means $5,000,000.
“Class C Unit” has the meaning given to such term in the Partnership Agreement.
“Class D Unit” has the meaning given to such term in the Partnership Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Co-Sale Notice” has the meaning given to such term in Section 8.11.
“Confidential Information” has the meaning set forth in Section 5.5.
“Contribution Notice” has the meaning set forth in Section 2.1(c)(i).
“Date of Substantial Completion” has the meaning given to such term in the Partnership Agreement.
“Dispute” has the meaning set forth in Section 8.6.
“DOE Agreement” means that certain DOE Agreement to be entered into as of the Phase 1 Project FID date by and among the Partner, Total Gas & Power North America, Inc., the Initial Limited Partner, Driftwood LNG, Tellurian Trading, and the General Partner, substantially in form and substance as set forth on Exhibit F.
“Drawdown Date” has the meaning given to such term in the Partnership Agreement.
“Drawdown Notice” has the meaning given to such term in the Partnership Agreement.
“Driftwood LNG” means Driftwood LNG LLC, a Delaware limited liability company and an Affiliate of the Partnership.
“Driftwood LNG Terminal” has the meaning given to such term in the Partnership Agreement.
“Driftwood Pipeline” means that certain Gas pipeline that Driftwood LNG Pipeline LLC intends to construct, own, and operate (or have operated on its behalf), and which will interconnect the Driftwood LNG Terminal with other Gas pipelines in Louisiana.

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“Effective Date” has the meaning set forth in the preamble.
“Enforceability Exception” means, with respect to the Transaction Documents, any and all limitations on the enforceability thereof by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally; or (b) general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law), including to the extent enforceability of indemnification provisions contained in the Transaction Documents may be limited thereby.
“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
“Environmental Law” means any Law relating to the prevention of pollution or protection of the environment or imposing legally enforceable liability or standards of conduct concerning any Hazardous Materials.
“EPC Contract” has the meaning given to such term in the Partnership Agreement.
“Excess LNG SPA” means the LNG sale and purchase agreement to be entered into as of the Phase 1 Project FID Date by and between Driftwood LNG, as seller, and Tellurian Trading (or its Affiliate), as buyer, to be entered into in accordance with Section 4.1(a)(iv), as the same may be amended or restated from time to time.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Export Control and Sanctions Laws” means export control and sanctions laws and regulations of the United States of America applicable to the Parties, including the Export Administration Regulations, 15 C.F.R. Parts 730 et seq., and economic sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq.
“FID” has the meaning given to such term in the Partnership Agreement.
“First Funding Date” has the meaning set forth in Section 2.1(c)(i).
“First Funding Date Contribution” has the meaning set forth in Section 2.1(c)(i).
“GAAP” means generally accepted accounting principles in the United States of America as of the Effective Date, provided that for the financial statements of the Partnership prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state.

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“General Partner” has the meaning set forth in the preamble.
“General Partner LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, to be entered into substantially in form and substance as attached hereto as Exhibit B, as the same may be amended or restated from time to time.
“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property.
“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl, and (e) any pollutant, contaminant, hazardous or toxic chemical, material, waste or substance regulated under any applicable Environmental Law.
“HMT” has the meaning set forth in Section 3.1(k).
“Indebtedness” means indebtedness for borrowed money and the obligations to pay rent or other amounts under a lease of any Property as lessee, the obligations of which are required to be classified or accounted for as a capital lease on the balance sheet of the applicable Person, but expressly does not include short-term trade payables incurred in the ordinary course of business, provided that the payment term for any such trade payables is no longer than 120 days.
“Indemnified Party” has the meaning set forth in Section 6.4.
“Indemnifying Party” has the meaning set forth in Section 6.4.
“Initial Limited Partner” has the meaning given to such term in the Partnership Agreement.
“Initial Limited Partner Contribution Agreement” means the equity capital contribution agreement to be entered into on or before the Phase 1 Project FID Date by and between the Partnership and the Initial Limited Partner, substantially in form and substance as set forth on Exhibit H, as the same may be amended or restated from time to time.
“Initial Limited Partner LNG SPA” means the LNG Sale and Purchase Agreement to be entered into as of the Phase 1 Project FID Date by and between Driftwood LNG, as seller, and the Initial Limited Partner (or its Affiliate), as buyer, in the form set forth on Exhibit I, as the same may be amended or restated from time to time.
“Initial Three Plant Capex Budget” has the meaning given to such term in the General Partner LLC Agreement, provided that the Initial Three Plant Capex Budget included in Exhibit A-1 attached to the General Partner LLC Agreement attached as Exhibit B hereto may be modified

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by Tellurian prior to the Phase 1 Project FID Date, as long as the aggregate expenses authorized thereunder are not increased by more than 5%.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“Knowledge of the Partnership” means the actual knowledge of one or more of the Partnership’s chief executive officer, chief operating officer, chief financial officer or general counsel.
“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liability” means any liability, Indebtedness, adverse claim or other obligation, direct or indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected in the financial statements of a Person.
“LIBOR” means the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three-month deposits in US$, as published at or about 11:00 a.m. London time on the applicable London Banking Day.
“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any Property of any kind.
“Limited Partner” has the meaning given to such term in the Partnership Agreement.
“LNG” means Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure.
“LNG Marketing Agreement” has the meaning set forth in the LNG SPA attached as Exhibit C hereto.
“LNG SPA” means the LNG Sale and Purchase Agreement to be entered into as of the Phase 1 Project FID Date pursuant to Section 4.1 by and between Driftwood LNG, as seller, and the Partner (or its Affiliate), as buyer, a substantially final execution version of which is set forth on Exhibit C, as the same may be amended or restated from time to time.
“London Banking Day” means any day (other than Saturdays, Sundays and national holidays in London, England) on which banks are normally open to conduct business in London, England.
“Management and Advisory Services Agreement” has the meaning given to such term in the Partnership Agreement.

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“Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that has a material adverse effect on the condition (financial or otherwise), business, Properties, or results of operations of the Partnership Group, taken as a whole; provided, however, that a Material Adverse Effect will not include any adverse effect on the Partnership Group to the extent such adverse effect results from, arises out of, or relates to (a) a general deterioration in the economy or changes in the general state of the markets or industries in which any member of the Partnership Group operates, (b) any deterioration in the condition of the capital markets or any inability on the part of the Partnership Group to access the capital markets, (c) changes in interest rates, commodity prices, exchange rates, monetary policy, or inflation, (d) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, (e) natural disasters or climate or weather-related events, including earthquakes, hurricanes, floods, and fires, (f) any change in accounting requirements or principles imposed upon any member of the Partnership Group or their respective businesses or any change in applicable Law or the interpretation thereof, (g) any change in the credit rating or outlook of the Partnership or its securities, (h) any failure of the Partnership Group to meet any operating predictions or internal or external projections, forecasts, or estimates of revenue or earnings for any period, (i) any changes, events, effects, occurrences, states of facts or developments generally affecting the prices of natural gas, natural gas liquids or other commodities, or (j) the negotiation, execution, or announcement of the Transactions or the satisfaction of the obligations set forth herein or in any other Transaction Document.
“NASDAQ” means The NASDAQ Stock Market.
“Notice of Sale” has the meaning given to such term in Section 8.11.
“OFAC” has the meaning set forth in Section 3.1(k).
“Organizational Documents” means, with respect to a Person (other than a natural person), such Person’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational or governing documents.
“Partner” has the meaning set forth in the preamble.
“Partner Deposit” means the amount that the Partner shall be required to deposit with the Partnership in connection with the execution of this Agreement as set forth in Section 2.1(a) (which shall be $0.00).
“Partner Ownership Percentage” means, as of the relevant date of determination (a) with respect to the Partner’s right to enter into an equity capital contribution agreement in respect of the Phase 2 Project, the Partner’s Class A Percentage, and (b) with respect to the Partner’s right to enter into an equity capital contribution agreement in respect of the Phase 3 Project, a percentage equal to the Class A Percentage that the Partner would have assuming that all Class C Units held by all Limited Partners as of such date (if any) were converted into Class A Units in accordance with the terms of Section 4.3(a)(ii)(D) of the Partnership Agreement.

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“Partner Related Parties” has the meaning set forth in Section 6.1.
“Partner Units” means the Class A Units to be issued to the Partner pursuant to this Agreement as of the Phase 1 Project FID Date in respect of the Capital Commitment in accordance with the Partnership Agreement.
“Partnership” has the meaning set forth in the preamble.
“Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of the Partnership, to be entered into substantially in form and substance as attached hereto as Exhibit A (as the same may be modified prior to the Phase 1 Project FID Date to incorporate any changes to the form of Partnership Agreement that the General Partner would be permitted to make as amendments to the Partnership Agreement without the consent or approval of the Limited Partners pursuant to Section 10.1(a) of the Partnership Agreement if the Partnership Agreement were already in effect as of the Effective Date), as the same may be amended or restated from time to time.
“Partnership Group” means the Partnership and each of its Affiliates.
“Partnership Related Parties” has the meaning set forth in Section 6.2.
“Party” and “Parties” has the meaning set forth in the preamble.
“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.
“Person” means any individual, corporation, partnership, trust, unincorporated organization or other legal entity, including any Governmental Authority.
“Phase 1 FID” means a positive final investment decision by the General Partner in respect of the Phase 1 Project, as declared by the General Partner on the Phase 1 Project FID Date in accordance with the terms of the General Partner LLC Agreement, which final investment decision shall be subject to the satisfaction of the conditions set forth in Section 5.1(b)(i) of the General Partner LLC Agreement, provided that Phase 1 FID taken on the full Phase 1 Project may be qualified with respect to certain Pipelines and related infrastructure that will ultimately be part of the Phase 1 Project (including the Pipelines and related infrastructure described in clause (c) of the definition of Phase 1 Project below but excluding the Driftwood Pipeline) as being subject to relevant regulatory, permitting, or similar requirements.
“Phase 1 Plants” means, collectively, Plant 1, Plant 2, and Plant 3.
“Phase 1 Project” means, collectively, the Phase 1 Plants, associated facilities, and associated Pipelines and Production Facilities, which shall include (a) the Phase 1 Plants and the related infrastructure for production of 16.56 MTPA of LNG, (b) the Driftwood Pipeline and related infrastructure, and (c) the Permian Global Access Pipeline and related infrastructure – PGAP

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(approx. 2Bcf/d capacity) or for the latter, any other equivalent asset allowing the Partnership and its Affiliates to access competitive gas prices in the Permian Basin.
“Phase 1 Project FID Date” means the date on which Phase 1 FID has been declared by the General Partner in accordance with Section 5.1(b)(i) of the General Partner LLC Agreement.
“Phase 2 Project” has the meaning given to such term in the Partnership Agreement.
“Phase 3 Project” has the meaning given to such term in the Partnership Agreement.
“Pipelines” has the meaning given to such term in the Partnership Agreement.
“Plant” has the meaning given to such term in the Partnership Agreement.
“Plant 1” has the meaning given to such term in the Partnership Agreement.
“Plant 2” has the meaning given to such term in the Partnership Agreement.
“Plant 3” has the meaning given to such term in the Partnership Agreement.
“Production Facilities” has the meaning given to such term in the Partnership Agreement.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).
“Public Official” means an elected or appointed official, and any person employed or used as an agent of any national, regional, or local government/state or department, body, or agency of any such administration or any company in which such a government/state owns, directly or indirectly, a majority or controlling interest, an official of a political party, a candidate for public office, and any official, employee, or agent of any public international organization.
“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, and agents, of such Person.
“Sanctions” has the meaning set forth in Section 3.1(k).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Subsequent Phase Project” has the meaning given to such term in the Partnership Agreement.
“Tax Return” means any return, report or similar filing (including attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

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“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, payroll, employment, excise, ad valorem, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, retirement, unemployment, disability, workers compensation, real property, personal property, sales, use, transfer, value added, net worth, recording, escheat or unclaimed property, alternative, add-on minimum or other taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic (including a U.S. possession) or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, and such term will include any interest whether paid or received, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.
“Tellurian” has the meaning set forth in the recitals.
“Tellurian SEC Documents” means all documents filed by Tellurian prior to or on the Effective Date with the SEC.
“Tellurian Trading” means Tellurian Trading UK Ltd., an Affiliate of Tellurian.
“Third-Party Claim” has the meaning set forth in Section 6.4.
“Transaction Documents” means: (a) this Agreement, (b) the Partnership Agreement, and (c) the LNG SPA.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Unfunded Commitment” has the meaning, with respect to the Partner, given to such term in the Partnership Agreement.
“Unit” has the meaning given to such term in the Partnership Agreement.
1.2    Interpretation; Construction. In this Agreement, except to the extent the context otherwise requires:
(a)    the division of this Agreement into articles, sections and other subdivisions, the provision of a table of contents and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement;
(b)    unless otherwise indicated, all references to an “Article,” “Section,” “Schedule,” or “Exhibit” followed by a number or letter refer to the specified article, section, schedule, or exhibit of this Agreement, and the terms “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder” and similar expressions refer to this Agreement and not to any particular Article or Section hereof;
(c)    all references to a given agreement, instrument or other document are references to such agreement, instrument or other document as modified, amended, supplemented and restated from time to time;

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(d)    whenever the singular masculine or neuter is used in this Agreement, it means the plural, feminine, body politic or corporate, and vice versa, as the context requires, and where a term is defined herein, a capitalized derivative or cognate of such term has a corresponding meaning unless the context otherwise requires;
(e)    all dollar amounts referred to in this Agreement (including the Exhibits and Schedules) are in lawful money of the United States;
(f)    whenever the word “include,” “includes” or “including” is used in this Agreement, it is deemed to be followed by the words “without limitation” (except where such words or words of similar import actually follow in the text hereof);
(g)    except where the context indicates otherwise, the word “or” is used inclusively herein (for example, the phrase “X or Y” means “X or Y or both” and not “either X or Y but not both”);
(h)    any reference to a statute includes, and is deemed to be, a reference to such statute and to the rules, regulations, ordinances, interpretations, policies and guidance made pursuant thereto, and all amendments made to such statute and other such implementing provisions implemented and enforced from time to time, and to any statute or other implementing provisions subsequently passed or adopted having the effect of supplementing or replacing such statute or such other implementing provisions; and
(i)    if there is any conflict or inconsistency between a provision of the body of this Agreement and that of an Exhibit or any document delivered pursuant to this Agreement, the provision of the body of this Agreement prevails.
Without limiting the generality of the foregoing, it is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Person (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
ARTICLE 2
CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS
2.1    Capital Contributions; Partnership Interests.
(a)    The Partner will not be required to make a deposit in connection with the execution of this Agreement, and therefore the amount of the Partner’s Partner Deposit for purposes of the Partnership Agreement shall be $0.00.
(b)    The Partner shall make capital contributions to the Partnership in respect of its Unfunded Commitment in accordance with the terms and subject to the conditions set

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forth in Section 2.1(c) hereof and Section 4.3 of the Partnership Agreement. Schedule 2.1(b) hereof sets forth the Partnership’s anticipated schedule of capital contribution requirements in respect of the Partner’s Unfunded Commitment under Section 4.3 of the Partnership Agreement as of the Effective Date; provided, however, that the Partner acknowledges that the estimated capital contribution dates and amounts set forth on Schedule 2.1(b) hereof are estimates only based on information available to the Partnership as of the Effective Date and that the dates and amounts of required capital contributions in respect of the Partner’s Unfunded Commitment are subject to change based on events occurring after the Effective Date. The Partnership will endeavor to provide reasonable advance written notice to the Partner (and any Affiliate of the Partner that will be a party to the LNG SPA) of the approximate date of each Drawdown Date (including the First Funding Date), including, to the extent reasonably practicable, one such notice 60 days prior to the estimated Drawdown Date, and an updated notice 30 days prior to the estimated Drawdown Date. The actual Drawdown Date shall be set forth in the applicable Drawdown Notice (including the Contribution Notice), which shall be delivered at least 15 Business Days prior to the applicable Drawdown Date.
(c)    Upon the occurrence of the Phase 1 Project FID Date, subject to the conditions in Section 4.1 having been satisfied or waived in writing by the Party for whose benefit they exist:
(i)    the General Partner will deliver to the Partner a written notice (the “Contribution Notice”) setting forth (A) the capital contribution amount required to be contributed by the Partner to the Partnership, which shall be $150,000,000.00 (the “First Funding Date Contribution”); (B) the date by which the First Funding Date Contribution is to be funded (which date shall be no earlier than 15 Business Days after delivery of the Contribution Notice in accordance with Section 8.1) (such date, the “First Funding Date”), and (C) the depositary institution and account of the Partnership into which the First Funding Date Contribution is to be made;
(ii)    the Partner will make the First Funding Date Contribution on the First Funding Date in accordance with the Contribution Notice;
(iii)    the full amount of the First Funding Date Contribution will be deemed a capital contribution made by the Partner to the Partnership;
(iv)    contemporaneously with the execution and delivery of this Agreement, the Partner will provide to the Partnership a counterpart of each of the (A) Partnership Agreement, duly executed by the Partner, (B) LNG SPA, duly executed by the Partner (or its Affiliate), and (C) DOE Agreement, duly executed by the Partner and Total Gas & Power North America, Inc., each of which shall be held in escrow by the Partnership until the Phase 1 Project FID Date, at which time, each such counterpart will automatically be deemed released and delivered by the Partner (or its Affiliate) with no further action on the part of any Person, including the Partnership and the Partner (or its Affiliate), and the Partner (or its Affiliate) shall

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be deemed to have executed and delivered the Partnership Agreement, LNG SPA, and DOE Agreement; and
(v)    contemporaneously with the Phase 1 Project FID Date, the Partner will be (A) issued a number of Class A Units equal to (1) the Capital Commitment, divided by (2) the Class A Unit Issue Price, and (B) admitted to the Partnership as a Limited Partner.
Notwithstanding the foregoing, if the Phase 1 Project FID Date does not occur within 24 months after the Effective Date, then at any time thereafter but prior to the time, if any, that the Phase 1 Project FID Date occurs, either Party may give notice of termination of this Agreement, in which case, (I) the Partner will not be issued any Class A Units or be admitted to the Partnership as a Limited Partner, (II) the Partner will not be obligated to fund the First Funding Date Contribution or have any further contribution obligations hereunder, (III) the counterparts of the Partnership Agreement, the LNG SPA, and the DOE Agreement executed and delivered into escrow by the Partner pursuant to Section 2.1(c)(iv) shall not go into effect and shall be rescinded, terminated, void, and of no further force or effect, and (IV) this Agreement shall terminate, subject to Section 7.2.
(d)    If the Partner defaults on making (i) all or a portion of the First Funding Date Contribution on the First Funding Date, or (ii) a required capital contribution of any portion of its Unfunded Commitment as specified by the Partnership Agreement, and such failure continues for 45 days after the First Funding Date or other date as set forth in the Partnership Agreement, as applicable, then the Partner will be deemed in breach of its obligations under this Agreement for such unpaid amounts. The Partner acknowledges that the relationship between the Partner and the Partnership is uniquely essential to the business of the Partnership and a breach of one or more provisions under this Section 2.1 shall cause irreparable injury to the Partnership for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Partner agrees that, in addition to any legal or other equitable damages that the Partnership is entitled to recover, the provisions of this Section 2.1, including, without limitation, the provisions requiring the Partner to join the Partnership as a Limited Partner and fund its Unfunded Commitment, may be enforced by specific performance and that the Partnership shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Agreement. The Partner further acknowledges that the Partnership might suffer irreparable harm due to delay if, as a condition to obtaining equitable remedies, the Partnership were required to demonstrate it would suffer irreparable harm. The Parties therefore intend that if the Partner breaches one or more of its obligations under Section 2.1, then for purposes of determining whether to grant an equitable remedy, a court will assume that breach would cause the Partnership irreparable harm. The Partnership shall, in its sole discretion, have the right to enforce by specific performance the Partner’s obligations hereunder as contemplated in the foregoing sentences or require the Partner to (A) forfeit all of the Partner Units to the Partnership and all of its rights to distributions under the Partnership Agreement, in each case, for no consideration, and (B) cease to be a limited partner of the Partnership (to the extent it has

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previously been admitted as a Limited Partner), each as further set forth under Section 4.3(c) of the Partnership Agreement.
2.2    Intended Tax Treatment. The Parties agree that, for U.S. federal tax purposes and for all other applicable Tax purposes, except to the extent otherwise required by applicable Law, the Parties will report (and will not act or take a position inconsistent with reporting) the payment of the First Funding Date Contribution to the Partnership pursuant to Section 2.1(c)(iii) as a contribution of property at such time by the Partner to the Partnership in accordance with Section 721 of the Code.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of the Partnership. The following representations and warranties are made by the Partnership to the Partner on the Effective Date, unless specifically limited only to certain dates:
(a)    Organization; Good Standing. The Partnership and each of its Affiliates (i) is a limited partnership, limited liability company, corporation, or other business entity, validly existing under the Laws of the state of its formation and is in good standing under such Laws; (ii) has the requisite power and authority to own, lease and operate its Properties and to conduct its business as currently conducted in all material respects and (iii) is duly registered or qualified as a limited partnership, limited liability company, corporation, or other business entity, as applicable, for the transaction of business under the Laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the Properties owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not reasonably be expected to have a Material Adverse Effect.
(b)    Authorization: Enforceability. The Partnership has, or as of the Phase 1 Project FID Date will have, all requisite limited partnership power and authority to issue, sell and deliver the Partner Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership action required to be taken by or on behalf of the Partnership for the authorization, issuance, sale and delivery of the Partner Units, the execution and delivery of the Transaction Documents and the consummation of the Transactions have been taken or will have been taken as of the Phase 1 Project FID Date. Each of the Transaction Documents has been or will be, as of the Phase 1 Project FID Date, duly and validly authorized by the Partnership and constitutes or will constitute, as of the Phase 1 Project FID Date, the legal, valid and binding obligation of the Partnership (assuming the due authorization, execution and delivery thereof by the Partner and the other parties thereto, as applicable), enforceable against the Partnership in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception.
(c)    Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or

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registration with, any Governmental Authority or any other Person is required by the Partnership in connection with the execution, delivery or performance by the Partnership of this Agreement or the Partnership Agreement with respect to the Partnership’s issuance and sale of the Partner Units, except (i) as may be required under federal or state securities or “Blue Sky” Laws, (ii) as may be required by the rules and regulations of NASDAQ, or (iii) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership to consummate the Transactions.
(d)    Partner Units. Upon issuance in accordance with the Partnership Agreement, the Partner Units will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, under the Act, or under applicable state and federal securities Laws, and (ii) Liens created or permitted by the Partner.
(e)    Litigation. Except as may be set forth in the Tellurian SEC Documents, there are no legal or governmental proceedings pending to which any member of the Partnership Group is a party or to which any Property of any such Person is subject, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which challenges the validity of any of the Transaction Documents or the right of the Partnership to enter into any of the Transaction Documents or to perform its obligations under the Transaction Documents.
(f)    No Default. No member of the Partnership Group is in breach, default (or an event that, with notice or lapse of time or both, would constitute such an event), or violation in the performance of any obligation, covenant or condition contained in any bond, debenture, note or any other evidence of Indebtedness or in any agreement, indenture, lease or other instrument to which such Person is a party or by which such Person or any of its Properties is bound, which breach, default or violation would, if continued, reasonably be expected to materially impair the ability of the Partnership to consummate the Transactions.
(g)    No Conflicts. None of (i) the offering, issuance and sale by the Partnership of the Partner Units, (ii) the execution, delivery and performance of the Transaction Documents by the Partnership, or (iii) the consummation of the Transactions by the Partnership (A) constitutes a violation of the Organizational Documents of any member of the Partnership Group, (B) constitutes a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any member of the Partnership Group is a party or by which any member of the Partnership Group or any of their respective Properties is bound, (C) violates any statute, Law, Permit, or regulation or any order, judgment, decree, or injunction of any court or Governmental Authority applicable to the Partnership, or (D) results in the creation or imposition of any Lien upon any Property of the Partnership, which conflicts, breaches,

15

violations, defaults, or Liens, in the case of clause (B), (C), or (D) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership to consummate the Transactions.
(h)    No Labor Disputes. No labor dispute with the employees of any member of the Partnership Group exists or, to the Knowledge of the Partnership, is imminent, that would reasonably be expected to have a Material Adverse Effect.
(i)    Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, each member of the Partnership Group carries, or is covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as are reasonably adequate for the conduct of their respective businesses as conducted as of the Effective Date and the value of their respective Properties and as is customary for companies engaged in similar businesses in similar industries. Except as would not reasonably be expected to have a Material Adverse Effect: (i) all policies of insurance of the Partnership Group are in full force and effect; and (ii) each member of the Partnership Group is in compliance with the terms of such policies.
(j)    Taxes.
(i)    Each member of the Partnership Group has filed all Tax Returns required to have been filed (taking into account all valid extensions), such Tax Returns are true, accurate and complete in all material respects and have been completed in accordance with applicable Law, and all Taxes due and payable by any member of the Partnership Group (whether or not shown on such Tax Returns) have been paid in full, except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP.
(ii)    No member of the Partnership Group has (A) had any Tax deficiency proposed or assessed against it that has not been fully resolved and satisfied, or (B) executed any waiver of any statute of limitations on the assessment or collection of any Tax that remains outstanding. There is no pending audit, suit, proceeding, claim, examination, or other administrative or judicial proceedings ongoing, pending, or, to the Knowledge of the Partnership, threatened, with respect to any Taxes of any member of the Partnership Group. No written claim has ever been made against or with respect to any member of the Partnership Group by any Governmental Authority in a jurisdiction where the Partnership Group does not file Tax Returns that a member of the Partnership Group is or may be subject to taxation by that jurisdiction in respect of material Taxes that would be covered by or the subject of such Tax Return.
(iii)    No member of the Partnership Group has any material liability for Taxes of any other Person (other than another member of the Partnership Group) as a transferee or successor, by contract, by Law, or otherwise.

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(iv)    No member of the Partnership Group is a party to any material Tax allocation, Tax indemnity, or Tax sharing agreement or similar agreement or arrangement (excluding customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes).
(v)    The members of the Partnership Group have timely withheld, collected, deposited, or paid all material Taxes required to have been withheld, collected, deposited, or paid by the Partnership Group, as the case may be.
(vi)    The Partnership is, and at all times since its formation has been, treated either as a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3(a)) or a partnership (within the meaning of Section 761(a) of the Code) for U.S. federal income tax purposes. Each other member of the Partnership Group is, and at all times since its formation has been, treated as a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3(a)) for U.S. federal income tax purposes.
(k)    Sanctions. The Partnership is not a Person that is, or that is owned or controlled by any Person that is, currently the subject or target of any sanction (“Sanctions”) administered or enforced by the United States Government (including the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”), or any other relevant sanctions authority applicable to it) or whose assets have been frozen pursuant to such Sanctions, unless, in each case, such Sanctions do not prohibit entering into business relationships with such Person.
(l)    Compliance with Laws. No member of the Partnership Group is in violation of any applicable Law, except, with respect to applicable Laws other than Anti-Corruption Laws and Export Control and Sanctions Laws, where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. In the performance of this Agreement and the activities contemplated herein, neither the Partnership, nor any of its officers, directors, employees, agents, or other representatives have taken any action, or omitted to take any action, which would violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws, or any other Law applicable to the Partnership. Any contract, license, concession, or other asset contributed to the Partnership (i) has been or will be procured in compliance with applicable Laws, and (ii) has been or will be obtained, and has been or will be transferred to the Partnership without recourse to the use of unlawful payments. Without limiting the foregoing, neither the Partnership, the General Partner, nor any of their respective directors, managers, officers, employees, agents, contractors, or Affiliates has paid any fees, commissions, rebates, gift, promise, or other benefit, directly or indirectly, to any employee, officer, or agent of any Limited Partner or any of their respective Affiliates or to any Public Official, or any political party, or has provided or caused to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the Partnership

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hereunder or, more generally, when such payments, gifts, promises or benefits would be in violation of the Anti-Corruption Laws or the representations and warranties set out in this Section 3.1(l).
(m)    Permits and Licenses. Each member of the Partnership Group (i) possesses all Permits issued by each Governmental Authority necessary to conduct such Person’s respective businesses as conducted as of the Effective Date, except where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) has fulfilled and performed all of its obligations with respect to the Permits of such Person described in clause (i) above, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.
(n)    Environmental Laws. The operations of the Partnership Group are in compliance with all applicable Environmental Laws and no occurrences or conditions currently exist that would reasonably be expected to adversely affect the Partnership Group’s continued compliance with such Environmental Laws, except as (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) have been disclosed in the Tellurian SEC Documents. There are no present claims asserted against any member of the Partnership Group under applicable Environmental Laws, including claims relating to the release, spill or disposal of any Hazardous Material resulting from the operations of the Partnership Group, except as such claims (A) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) have been disclosed in the Tellurian SEC Documents.
(o)    Required Disclosures and Descriptions. There are no legal or governmental proceedings pending or, to the Knowledge of the Partnership, threatened, against any member of the Partnership Group, or to which any member of the Partnership Group is a party, or to which any of their respective Properties is subject, that are required to be described in the Tellurian SEC Documents but are not described as required, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Tellurian SEC Documents or to be filed as an exhibit to the Tellurian SEC Documents that are not described or filed as required by the Securities Act or the Exchange Act.
3.2    Representations and Warranties of the Partner. The Partner represents and warrants the following to the Partnership on the Effective Date and as of the Phase 1 Project FID Date:
(a)    Organization; Good Standing. The Partner (i) is duly organized, validly existing under the Laws of its jurisdiction of formation and in good standing under such Laws; (ii) has the requisite power and authority to own, lease and operate its Properties and to conduct its business as currently conducted in all material respects; and (iii) is duly registered or qualified for the transaction of business under the Laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the Properties

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owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not reasonably be expected to materially impair the ability of the Partner to consummate the Transactions.
(b)    Authorization; Enforceability. The Partner (and any Affiliate of the Partner that is party to any Transaction Document) has all requisite legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party. All action required to be taken by the Partner (and any Affiliate of the Partner that is party to any Transaction Document) for its execution and delivery of the Transaction Documents and the consummation of the Transactions have been taken. Each of the Transaction Documents has been duly and validly authorized by the Partner (and any Affiliate of the Partner that is party to any Transaction Document) and constitutes the legal, valid and binding obligations of the Partner (and any Affiliate of the Partner that is party to any Transaction Document), assuming the due authorization, execution and delivery thereof by the Partnership and the other parties thereto, as applicable, enforceable against the Partner (and any Affiliate of the Partner that is party to any Transaction Document) in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception.
(c)    Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required by the Partner in connection with the execution, delivery or performance by the Partner (and any Affiliate of the Partner that is party to any Transaction Document) of the Transaction Documents, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification, or registration would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Partner (and any Affiliate of the Partner that is party to any Transaction Document) to consummate the Transactions
(d)    No Conflicts. None of (i) the execution, delivery and performance of the Transaction Documents by the Partner (or any Affiliate of the Partner that is party to any Transaction Document) or (ii) the consummation of the Transactions by the Partner (or any Affiliate of the Partner that is party to any Transaction Document) (A) constitutes a violation of the Organizational Documents of the Partner (or any Affiliate of the Partner that is party to any Transaction Document), (B) constitutes a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Partner (or any Affiliate of the Partner that is party to any Transaction Document) is a party or by which the Partner (or any Affiliate of the Partner that is party to any Transaction Document) or any of its Properties is bound, (C) violates any statute, Law, Permit, or regulation or any order, judgment, decree or injunction of any court or Governmental Authority applicable to the Partner, (or any Affiliate of the Partner that is party to any Transaction Document), or (D) will result in the creation or imposition of any Lien upon any Property of the Partner (or any Affiliate of the Partner that is party to any Transaction Document) or the Partnership Group, which conflicts, breaches, violations,

19

defaults or Liens, in the case of clause (B), (C), or (D) above, would materially impair the ability of the Partner (or any Affiliate of the Partner that is party to any Transaction Document) to consummate the Transactions.
(e)    Absence of Litigation. There is no action, suit, claim, investigation, or proceeding of any kind pending or, to the knowledge of the Partner, threatened, before any court, arbitration panel, or Governmental Authority having jurisdiction against the Partner (or any Affiliate of the Partner that is party to any Transaction Document) that could reasonably be expected to adversely affect the Partner’s ability (or the ability of any Affiliate of the Partner that is party to any Transaction Document) to execute, deliver, and perform its obligations under this Agreement or any of the other Transaction Documents.
(f)    Certain Fees. No fees or commissions are or will be payable by the Partner or the Partnership to brokers, finders or investment bankers with respect to the purchase of the Partner Units or any other Units issued or to be issued to the Partner under the Partnership Agreement based on arrangements or contracts entered into by or on behalf of the Partner or its Affiliates.
(g)    Unregistered Securities.
(i)    Accredited Investor Status: Sophisticated Investor. The Partner is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Partner Units. The Partner has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Partner Units.
(ii)    Information. The Partner and its Representatives have been furnished with all materials relating to the business, finances, and operations of the Partnership Group that have been requested and materials relating to the offer and sale of the Partner Units that have been requested by the Partner. The Partner and its Representatives have been afforded the opportunity to ask questions of the Partnership Group. The Partner understands that its purchase of the Partner Units involves a high degree of risk. The Partner has sought such accounting, legal, and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Partner Units.
(iii)    Transfer Restrictions. The Partner understands that, in addition to any applicable restrictions on transfer of the Partner Units under applicable Law, the Partner Units will be subject to restrictions on transfer as set forth in the Partnership Agreement.
(iv)    Purchase Representation. The Partner Units to be acquired by the Partner under the Transaction Documents will be acquired by the Partner for its own account and not with a view to distribution in violation of any securities Laws. The Partner has been advised and agrees that the Partner Units are “restricted securities” under applicable U.S. federal and state securities Laws and have not been registered

20

under the Securities Act or qualified under the “Blue Sky” Laws of any jurisdiction and may be resold or transferred only if registered pursuant to the provisions of the Securities Act and qualified under applicable “Blue Sky” Laws (or if eligible, pursuant to the applicable provisions promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act and applicable qualification requirements under “Blue Sky” Laws). The Partner understands that there is no public trading market for the Units, that none is expected to develop and that the Partner Units must be held indefinitely.
(v)    Reliance by the Partnership. The Partner understands that the Partner Units to be issued to the Partner under the Transaction Documents are being offered and sold in reliance on an exemption from the registration requirements of federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of the Partner set forth herein and in the Partnership Agreement in order to determine the applicability of such exemption and the suitability of the Partner to acquire such Partner Units.
(h)    Sufficient Funds. The Partner has and will have available to it sufficient funds to enable the Partner to pay in full the entire amount of its Capital Commitment in immediately available cash funds.
(i)    Sanctions. The Partner is not, and will not be, a Person that is, or that is owned or controlled by any Person that is, currently the subject or target of any Sanctions administered or enforced by the United States Government (including OFAC, the United Nations Security Council, the European Union, HMT, or any other relevant sanctions authority applicable to it) or whose assets have been frozen pursuant to such Sanctions, unless, in each case, such Sanctions do not prohibit entering into business relationships with such Person.
(j)    Compliance with Laws. In the performance of this Agreement and the activities contemplated herein, neither the Partner, nor any of its officers, directors, employees, agents or other representatives have taken any action, or omitted to take any action, which would (i) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws, or any other Law applicable to the Partner, or (ii) cause the Partnership to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the Partnership. Any contract, license, concession, or other asset contributed to the Partnership (i) has been or will be procured in compliance with applicable laws, and (ii) has been or will be obtained, and has been or will be transferred to the Partnership without recourse to the use of unlawful payments. Without limiting the foregoing, neither the Partner nor any of its directors, managers, officers, employees, agents, contractors or Affiliates has paid any fees, commissions, rebates, gift, promise, or other benefit, directly or indirectly, to any employee, officer, or agent of the Partnership or any of its Affiliates or to any Public Official, or any political party, or has provided or caused

21

to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the Partnership hereunder or, more generally, when such payments, gifts, promises, or benefits would be in violation of the Anti-Corruption Laws or the representations and warranties set out in this Section 3.2(j).
(k)    Other Representations. The Partner is not relying on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, except for the representations or warranties expressly set out in this Agreement.
(l)    Reliance. The Partner acknowledges and agrees that SG Americas Securities, LLC, in its capacity as placement agent on behalf of the Partnership, shall be entitled to rely on the foregoing representations and warranties of the Partner set forth in this Section 3.2.
ARTICLE 4
CONDITIONS TO OBLIGATIONS OF PARTNER
4.1    Phase 1 Project FID Date.
(a)    The obligations of the Partner to make the First Funding Date Contribution and to consummate the other transactions set forth in Section 2.1(b) will be subject to fulfillment of the following conditions (or waiver thereof by the Partner):
(i)    the representations and warranties of the Partnership set forth in (A) Section 3.1 (other than Sections 3.1(a) (Organization; Good Standing); 3.1(b) (Authorization; Enforceability); 3.1(d) (Partner Units); 3.1(j)(vi) (Taxes - Classification); and 3.1(k) (Sanctions)) will be true and correct as of the Effective Date and as of the Phase 1 Project FID Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (B) Sections 3.1(a) (Organization; Good Standing); 3.1(b) (Authorization; Enforceability); 3.1(d) (Partner Units); 3.1(j)(vi) (Taxes - Classification); and 3.1(k) (Sanctions) will be true and correct as of the Effective Date and as of the Phase 1 Project FID Date as though made on and as of such date;
(ii)    the Phase 1 Project FID Date will have occurred;
(iii)    the Partnership will not have breached, in any material respect, any covenant of the Partnership set forth in Article 5, to the extent required to be complied with by the Partnership at or prior to the Phase 1 Project FID Date;

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(iv)    the Partner will have received a copy of each of (A) the Partnership Agreement (duly executed by the General Partner and the Initial Limited Partner), (B) the LNG SPA (duly executed by Driftwood LNG), (C) the General Partner LLC Agreement (duly executed by Tellurian), (D) the LNG Marketing Agreement (duly executed by Driftwood LNG and Tellurian Trading, and substantially in form and substance as set forth in Exhibit D), (E) the Excess LNG SPA (duly executed by Driftwood LNG and Tellurian Trading substantially in form and substance as set forth in Exhibit E, with such changes as may be necessary to conform such agreement to the LNG sale and purchase agreements entered into with other Limited Partners as of the Phase 1 Project FID Date, other than terms in respect of quantities and credit support), (F) the DOE agreement (duly executed by the Initial Limited Partner, Tellurian Trading, Driftwood LNG, and the General Partner), (G) the Initial Limited Partner Contribution Agreement (duly executed by the Initial Limited Partner and the Partnership), and (H) the Initial Limited Partner LNG SPA (duly executed by the Initial Limited Partner (or its Affiliate) and Driftwood LNG), in each case, as in effect as of the Phase 1 Project FID Date;
(v)    no temporary restraining order, preliminary or permanent injunction, or other judgment or order issued by any Governmental Authority and no Law will be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Transactions; and
(vi)    the Partnership will have received the opinion of Morgan, Lewis & Bockius LLP (or another reputable law firm of national standing that is reasonably acceptable to the Partnership), dated as of the Phase 1 Project FID Date, in form and substance reasonably acceptable to the Partnership (a form of which is attached hereto as Exhibit G), to the effect that, based on the facts, representations, and assumptions set forth in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, (A) the Partnership should be treated as a partnership for U.S. federal income tax purposes, and (B) the Partner’s contributions to the Partnership in respect of its Capital Commitment should be treated as contributions of property by the Partner to the Partnership in accordance with Section 721 of the Code.
(b)    The obligations of the Partnership to consummate the transactions set forth in Section 2.1(b) on the Phase 1 Project FID Date will be subject to fulfillment of the following conditions (or waiver thereof by the Partnership):
(i)    the representations and warranties of the Partner set forth in (A) Section 3.2 (other than Sections 3.2(a) (Organization; Good Standing); 3.2(b) (Authorization; Enforceability); 3.2(f) (Certain Fees); 3.2(g) (Unregistered Securities); 3.2(i) (Sanctions); and Section 3.2(j) (Compliance with Laws)) will be true and correct as of the Effective Date and as of the Phase 1 Project FID Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Partner (or

23

any Affiliate of the Partner that is party to any Transaction Document) to fully perform its covenants and obligations under this Agreement or any of the other Transaction Documents, and (B) Sections 3.2(a) (Organization; Good Standing); 3.2(b) (Authorization; Enforceability); 3.2(f) (Certain Fees); 3.2(g) (Unregistered Securities); 3.2(i) (Sanctions); and 3.2(j) (Compliance with Laws) will be true and correct as of the Effective Date and as of the Phase 1 Project FID Date as though made on and as of such date;
(ii)    the Phase 1 Project FID Date will have occurred;
(iii)    the Partnership will have received counterparts of each of the Partnership Agreement, the LNG SPA, and the DOE Agreement, in each case, duly executed by the Partner (or its Affiliate, as applicable);
(iv)    the Partner will not have breached, in any material respect, any covenant of the Partner set forth in Article 5, to the extent required to be complied with by the Partner at or prior to the Phase 1 Project FID Date; and
(v)    no temporary restraining order, preliminary or permanent injunction, or other judgment or order issued by any Governmental Authority and no Law will be in effect restraining, enjoining, making illegal, or otherwise prohibiting the consummation of the Transactions.
4.2    Subsequent Funding Dates. The Partner shall make the First Funding Date Contribution in accordance herewith and shall make all other capital contributions required to be made by the Partner up to the amount of its Unfunded Commitment (as calculated from time to time in accordance with the Partnership Agreement) as set forth in Section 4.3 of the Partnership Agreement. From time to time, the Partnership may call for additional capital contributions from the Limited Partners in excess of their respective capital commitments to the Partnership as set forth in the Partnership Agreement.
ARTICLE 5
COVENANTS
5.1    Cooperation; Further Assurances. Each of the Partnership and the Partner will use its respective commercially reasonable efforts to obtain all approvals and consents required by, or necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and the Partner agrees to execute and deliver all such documents or instruments, to take all appropriate action and to do all other things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement. The Partner will cooperate with the Partnership to provide any information necessary for any applicable securities filings in connection with the transactions contemplated by this Agreement or the Partnership Agreement.
5.2    Use of Proceeds. The proceeds of the First Funding Date Contribution will be drawn and used to fund the following: (a) construction costs associated with the Phase 1 Project (including the Phase 1 Plants and related Pipelines and Production Facilities), (b) the cost of drilling and

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completing new wells and any lease operating expenses from the Phase 1 Project FID Date until the Dates of Substantial Completion with respect to each of the Phase 1 Plants; (c) any obligations of the Partnership under the Management and Advisory Services Agreement; and (d) any other general expenses, activities, or purposes contemplated or permitted under the Partnership Agreement, in each case, excluding any amounts to fund the construction of any Subsequent Phase Project.
5.3    Acknowledgment. The Partner understands and acknowledges that the General Partner is specifically authorized under the General Partner LLC Agreement, without the approval of the board of directors of the General Partner, to make, on behalf of the Partnership, a positive Phase 1 FID; provided, however, that such Phase 1 FID shall not be effective for purposes of this Agreement unless and until the Partnership and its Affiliates have (a) received all material approvals necessary to construct and operate the Phase 1 Project (excluding any approvals which will not be issued until after construction is commenced), (b) received authorization by the Department of Energy for the export of LNG to countries with which the U.S. does not have an applicable free trade agreement, (c) secured sufficient executed firm commitments of debt financing for the construction of the Phase 1 Project as contemplated by the Initial Three Plant Capex Budget without, in the good faith determination of the General Partner based on information available as of the Phase 1 Project FID Date, requiring the Limited Partners to make additional capital contributions to the Partnership for the construction of the Phase 1 Project in excess of the aggregate capital commitments of the Limited Partners to the Partnership under equity capital contribution agreements executed in respect of the Phase 1 Project, and such debt financing is non-recourse to the Partner for any amounts in excess of the Capital Commitment (provided that, for purposes of this clause (c), any such indebtedness with respect to which the Partner has acted as co-lender or elected to participate as co-arranger or through a fronting bank shall not be considered recourse to the Partner, notwithstanding any contrary terms of such indebtedness), and (d) secured aggregate equity financing pursuant to equity capital contribution agreements for the Phase 1 Project of at least $6,000,000,000.00 (including an equity capital commitment of at least $1,000,000,000.00 from Tellurian or one or more of its Affiliates).
5.4    Expenses. Each of the Parties will bear and pay all costs and expenses incurred by such Party or on its behalf or by or on behalf of any of its Affiliates in connection with the negotiation, preparation, and execution of the Transaction Documents.
5.5    Confidentiality. Each Party hereby covenants and agrees that the terms of this Agreement, and any information disclosed by or on behalf of the Partnership or any Partner in connection with this Agreement or which is material non-public information of the Partnership shall be “Confidential Information” and shall, unless otherwise agreed in writing by the General Partner, be kept confidential by the receiving Party and shall not be used by such Party other than for a purpose connected with this Agreement or disclosed by such Party to any Person, other than another Limited Partner for Partnership purposes, provided that such Party may disclose Confidential Information (a) to its legal counsel, accountant, or similar professional under an obligation to maintain the confidentiality of the same to the extent necessary in the context of such Person’s engagement, (b) if and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or its Affiliate

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are quoted, provided that such Party shall, to the extent practicable, provide the disclosing Party (or in case such disclosing Party is the Partnership, the General Partner) a reasonable opportunity to review and approve the contents of such disclosure, and provided, further, that such Party shall use its commercially reasonable efforts not to take any elective, non-compulsory action that would give rise to an obligation to disclose Confidential Information to any stock exchange or agency, to the extent such obligation would not have arisen absent the taking of such elective, non-compulsory action, (c) as may be required under applicable federal or state securities or “Blue Sky” Laws, (d) if required and to the extent required by any applicable Law, or the receiving Party becomes legally required (by oral questions, interrogatories, requests for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Section 8.6 or any arbitration award (including by filing Confidential Information in proceedings before a court or other competent judicial or arbitral authority) or to enforce other rights of a party to the Dispute, provided that the receiving Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the Partnership to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then the receiving Party will furnish only that portion of such information that it is legally required to furnish, (e) to any of the receiving Party’s Affiliates or its or their respective officers and employees, provided that the receiving Party shall be responsible for any disclosure of Confidential Information by any such Person in violation of this Section 5.5, and (f) in the case of the Partnership, to lenders or prospective lenders to the Partnership or its Affiliates or Affiliates of the General Partner in connection with the performance of their duties under any agreement between such Person and the Partnership. The Parties recognize that individuals authorized to receive Confidential Information under the foregoing clauses (a) through (f) may form mental impressions (i.e., impressions not written or otherwise reduced to a record) regarding the Confidential Information.  The use of these mental impressions by such individuals shall not be a violation of the restriction contained in this Section 5.5. The Parties acknowledge that breach of the provisions of this Section 5.5 may cause irreparable injury to the disclosing Party for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the receiving Party agrees that, in addition to any legal or other equitable damages that the other Party is entitled to recover, the provisions of this Section 5.5 may be enforced by specific performance and that the disclosing Party shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Section 5.5. The obligations under this Section 5.5 shall not preclude the General Partner or its Affiliates from disclosing information as it may reasonably deem to be appropriate in connection with the business activities of the Partnership or its Affiliates or as may be required under federal or state securities or “Blue Sky” Laws or by the rules and regulation of NASDAQ.
5.6    Compliance with Laws.
(a)    Prohibited Practices.
(i)    Each Party agrees that, in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of such Party’s respective officers, directors, employees, agents, or other representatives will take any action, or omit to take any action, which would (x) violate any applicable Anti-Corruption

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Law, any applicable Export Control and Sanctions Laws or any other Law applicable to such Party, or (y) cause the Partnership to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the Partnership.
(ii)    Without limiting Section 5.6(a)(i), each Party agrees on behalf of such Party and its respective directors, managers, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions, rebates, gift, promise or other benefit, directly or indirectly, to any employee, officer or agent of the other Party or any of its Affiliates or to any Public Official, or any political party, nor provide or cause to be provided to any such Person any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the Partnership hereunder.
(b)    Records; Audit. Each Party shall keep all records necessary to confirm compliance with Sections 5.6(a)(i)(y) and 5.6(a)(ii) for a period of five years following the year for which such records apply. If a Party asserts that the other Party is not in compliance with Sections 5.6(a)(i)(y) or 5.6(a)(ii), the asserting Party shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the asserting Party may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 5.6(b) shall be paid (i) by the applicable Party, if such Party is determined not to be in compliance with Sections 5.6(a)(i)(y) or 5.6(a)(ii), as applicable, and (ii) by the asserting Party, if the other Party is determined to be in compliance with Sections 5.6(a)(i)(y) or 5.6(a)(ii), as applicable.
(c)    Indemnity. Each Party shall indemnify and hold the other Party and its Affiliates and equityholders (other than the Partner in the case of indemnification of the Partnership by the Partner) harmless from any losses, liabilities, damages, costs, judgments, settlements, and expenses arising out of such Party’s breach of any or all of Sections 5.6(a) or 5.6(b) or the breach of the representations and warranties made by such Party in Section 3.1(l) or Section 3.2(j), as applicable.
(d)    Conflict of Interests. In the event that a Party obtains information indicating that an individual holding more than 5%, or directly or indirectly controlling an interest in such Party (including the indirect or beneficial owners), is or has become a Public Official in the United States of America, then such Party shall (i) subject to any applicable Laws restricting disclosure of such information, promptly notify the other Party, and (ii) take all reasonable efforts to ensure that such individual refrains from participating, in his or her capacity as a Public Official, in any decision on behalf of such Party under this Agreement or the other agreements referenced herein (including the Partnership Agreement, the General Partner LLC Agreement, and the LNG SPA).
5.7    Notices Under EPC Contracts. The Partnership shall provide a 15-Business Day advance written notice to the Partner in the event that the terms of any EPC Contract are amended in a manner that alters the manner in which the date or the conditions of Substantial Completion

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(as defined in the applicable EPC Contract) of any Phase 1 Plant are determined under such EPC Contract.
5.8    Participation in Co-Lending Arrangements. If, at any time after the Effective Date and prior to the Phase 1 Project FID Date, the Partnership shall seek to arrange for, or change any existing arrangements for, debt financing with respect to the Phase 1 Project, the Partnership shall notify the Partner of such event and shall inform the Partner of the name and contact information for the principal agent or agents acting on behalf of the lender or lenders leading such financing arrangements. The Partnership shall not take any affirmative action to prevent the participation by the Partner or one or more of its Affiliates as co-lenders (with the possibility to externalize its share of debt financing with a fronting bank) in any such debt financing arrangements, provided that the lead lender or lenders are amenable to such participation by the Partner or one or more of its Affiliates.
ARTICLE 6
INDEMNIFICATION
6.1    Indemnification by the Partnership. The Partnership agrees to indemnify the Partner, its Affiliates, and their respective Representatives (collectively, “Partner Related Parties”) for, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, all costs, losses, liabilities, damages, or out-of-pocket expenses of any kind or nature whatsoever (including the reasonable fees of counsel) arising therefrom, whether or not involving a Third-Party Claim (collectively, the “Adverse Consequences”), to the extent resulting from, arising out of, or in any way related to (a) the breach or inaccuracy of any representation or warranty made by the Partnership in Section 3.1, or (b) the breach of any covenants of the Partnership contained in this Agreement. The aggregate liability of the Partnership under this Section 6.1 shall, under no circumstances exceed the lesser of (i) the total amount of money contributed to the Partnership by the Partner, and (ii) the amount of the First Funding Date Contribution.
6.2    Indemnification by the Partner. The Partner agrees to indemnify the Partnership, the General Partner, each of their respective Affiliates, and all of their respective Representatives (collectively, “Partnership Related Parties”) for, and hold each of them harmless against, any and all Adverse Consequences to the extent resulting from, arising out of, or in any way related to (a) the breach or inaccuracy of any representation or warranty made by the Partner in Section 3.2, or (b) the breach of any of the covenants of the Partner contained in this Agreement.
6.3    Survival of Provisions; Limitation of Liability.
(a)    The representations and warranties set forth in Sections 3.1(a) (Organization; Good Standing), 3.1(b) (Authorization; Enforceability),  3.2(a) (Organization; Good Standing) 3.2(b) (Authorization; Enforceability); 3.2(f) (Certain Fees); 3.2(g) (Unregistered Securities); 3.2(i) (Sanctions); and 3.2(j) (Compliance with Laws) will survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.1(j) (Taxes) will survive until 30 days after the expiration of the applicable statute of limitations, and the other representations and warranties contained in this Agreement will survive for a period of 12 months following the Phase 1 Project FID Date, regardless of any

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investigation made by or on behalf of the Partnership or the Partner. The covenants made in this Agreement or any other Transaction Document will survive the Phase 1 Project FID Date and remain operative and in full force and effect.
(b)     Any claim for indemnification hereunder must be made prior to the expiration of the survival period of such representation or warranty as set forth in Section 6.3(a); provided, however, that for purposes of determining when an indemnification claim has been made, the date on which a Partner Related Party or Partnership Related Party, as the case may be, provides notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership or the Partner, as applicable, will constitute the date upon which such claim has been made.
(c)    The aggregate liability of the Partnership under this Agreement shall not exceed an amount equal to the First Funding Date Contribution.
(d)    No Partner Related Party or Partnership Related Party will be entitled to recover special, consequential, indirect, exemplary, incidental, lost profits, speculative or punitive damages under this Agreement.
6.4    Indemnification Procedure. Promptly after any Partnership Related Party or Partner Related Party (as the case may be, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim or the commencement of such action, suit or proceeding, provided that failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice will state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party will have the right to defend and settle, at its own expense and by its own counsel who will be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation will include, but will not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party will not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party will be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof, and (b) if (i) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party, or (ii) the defendants in any such action

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include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party will have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party will not settle any indemnified Third-Party Claim without the consent of the Indemnified Party (which consent will not be unreasonably delayed), unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.
ARTICLE 7
TERMINATION
7.1    Termination. This Agreement may be terminated:
(a)    by the Partnership, (i) upon a Bankruptcy of the Partner or (ii) upon 30 days’ prior written notice to the Partner if the Partner is in material breach of a representation, warranty, covenant, or agreement in this Agreement (other than as provided in Section 7.1(b)), and the breach is not cured during the 30-day notice period;
(b)    by either Party, if the other Party breaches any representation or warranty made by such Party in Section 3.1(l) or 3.2(j), as applicable, or any covenant of such Party set forth in Section 5.6(a)(i);
(c)    by either Party in accordance with Section 2.1(c); or
(d)    by the mutual written consent of the Parties.
7.2    Effect of Termination. The Party terminating this Agreement will give written notice to the other Party. In the event of a termination, this Agreement will cease to have force and effect, and there will be no further Liability or obligation on the part of the Partnership or Partner, except that (a) the provisions of Section 5.5, Article 6, this Section 7.2, and Article 8 will survive after any such termination, and (b) each Party will continue to be liable for any breach by such Party of this Agreement occurring prior to such termination.
ARTICLE 8
GENERAL PROVISIONS
8.1    Notices.
(a)    Except where otherwise specifically provided in this Agreement, all notices, requests, consents, proposals, approvals and statements shall be in writing and in English, and if properly addressed to the recipient in the manner required by Sections 8.1(b) and

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8.1(c), shall be deemed to have been properly given or delivered: (i) on the date of actual delivery when personally delivered to the intended recipient or when delivered to the intended recipient by a reputable courier delivery service; or (ii) on the date specified in Section 8.1(b)(ii), if by Electronic Transmission, provided that if such Electronic Transmission is directed after 5:00 p.m. (local time of the recipient) or on a day that is not a Business Day, then on the next succeeding Business Day after the date specified in Section 8.1(b)(ii).
(b)    The following provisions apply to notices given by Electronic Transmission:
(i)    Without limiting the manner by which notice otherwise may be given effectively to Parties pursuant to Section 8.1(a), any notice to the Partner given by the Partnership or the General Partner under any provision of this Agreement, shall be effective if given by a form of Electronic Transmission.
(ii)    Notice given pursuant to Section 8.1(b)(i) will be deemed delivered on the date on which it is directed to the electronic mail address set forth in Section 8.1(c), or to such other electronic mail address as the addressee previously may have specified by written notice given to the other parties hereto in the manner contemplated by Section 8.1(a).
(iii)    The Partner and the Partnership hereby consent to receive notices by Electronic Transmission at their respective electronic mail address set forth in Section 8.1(c).
(c)    A non-electronic document is deemed to be properly addressed, in each case, if to the Partner or the Partnership, to the address of such Person as set forth in this Section 8.1(c); or, in each case, to such other address or addresses as the addressee may have specified by written notice given to the other parties hereto in the manner contemplated by Section 8.1(a).
If to the Partner, to:
Total Delaware, Inc.
1201 Louisiana Street, Suite 1800
Houston, Texas 77002
Attention: General Counsel
Email:    Elizabeth.matthews@total.com;
Isabelle.salhorgne@total.com
If to the Partnership, to:
Driftwood Holdings LP
c/o Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002

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Attention: General Counsel
Email: Notices@Driftwood.com
8.2    Amendment and Waiver. Neither this Agreement nor any term hereof may be changed, amended or terminated orally, but only by written act of the Parties (or, in respect of a waiver, the waiving Party). No failure or delay on the part of a Party in the exercise of any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.
8.3    Binding Nature; Assignment. This Agreement will bind and inure to the benefit of the Parties and their respective successors and legal representatives and permitted assigns. No Party will assign its rights and obligations under this Agreement, without the prior written consent of the other Party, and any such assignment contrary to the terms hereof will be null and void and of no force and effect.
8.4    Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by Law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
8.5    Governing Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS (EXCLUSIVE OF CHOICE OF LAW PROVISIONS) OF THE STATE OF DELAWARE AS TO ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.
8.6    Arbitration. Any dispute arising under or relating to this Agreement or the transactions contemplated hereby (each, a “Dispute”) shall be exclusively and definitively resolved through final and binding arbitration in accordance with this Section 8.6, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.
(a)    Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) (as then in effect).
(b)    Number of Arbitrators. The arbitral tribunal shall consist of three arbitrators, who shall endeavor to complete the final hearing in the arbitration within six months after the appointment of the last arbitrator.
(c)    Method of Appointment of the Arbitrators. If there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within 30 days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator

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within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within 30 days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed.
(d)    Consolidation. If multiple arbitration proceedings are initiated under this Agreement, the Partnership Agreement, the General Partner LLC Agreement, the Management and Advisory Services Agreement, any LNG marketing agreement between Driftwood LNG and Tellurian Trading UK Ltd., the LNG SPA, or one or more other contribution agreements or LNG sale and purchase agreements entered into between the Partnership and one or more of its other limited partners (or their respective Affiliates), the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any party to any such dispute may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the disputes.
(e)    Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.
(f)    Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.
(g)    Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The parties hereto agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 8.1 as well as any other procedure authorized by Law.
(h)    Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 8.1.
(i)    Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

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(j)    Interim Measures. Any party to the Dispute may apply to a court in New York, New York for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The parties hereto agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The parties hereto unconditionally and irrevocably submit to jurisdiction in New York, New York for the limited purposes of an application for interim measures under this Section 8.6(j). The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.
(k)    Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (i) the fees and expenses of the arbitrators; (ii) the costs of assistance required by the tribunal, including its experts; (iii) the fees and expenses of the administrator; (iv) the reasonable costs for legal representation of a successful party; and (v) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.
(l)    Interest. The award shall include pre-award and post-award interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent above LIBOR (as in effect on the day such award was issued) on and from the day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than 90 Days, the applicable LIBOR rate for each successive term of 90 days during that period shall be that in effect on the first day of that 90-day period. Interest shall accrue from day to day and be calculated on the basis of a 360-day year.
(m)    Currency of Award. The arbitral award shall be made and payable in U.S. dollars, free of any tax or other deduction.
(n)    Waiver of Challenge to Decision or Award. To the extent permitted by Law, the parties hereto hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any Governmental Authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.
(o)    Confidentiality. Any arbitration relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs, or other documents prepared for

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the arbitration proceeding) shall be Confidential Information subject to the confidentiality provisions of Section 5.5; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination, or award.
8.7    Power of Attorney. By way of assuming its obligations hereunder and under the Partnership Agreement, the Partner, as principal, on behalf of itself and its Affiliates, hereby appoints the General Partner as its and its Affiliates’ true and lawful representative and attorney-in-fact, in its name, place, and stead to make, execute, sign, acknowledge, swear to and/or file:
(a)    any partnership certificate, business certificate, fictitious name certificate, amendment thereto or other instrument or document of any kind necessary or desirable to accomplish the business, purpose, and objectives of the Partnership or required by any applicable Law;
(b)    following the occurrence of the Phase 1 Project FID Date, the Partnership Agreement, the LNG SPA, and any amendments to the foregoing duly approved as provided therein;
(c)    any instrument or document necessary or reasonably advisable to implement the provisions of the Partnership Agreement or the LNG SPA;
(d)    any and all instruments, certificates, and other documents which may be deemed necessary or desirable to effect the winding-up and termination of the Partnership in accordance with the provisions of the Partnership Agreement; and
(e)    all other documents or instruments that may be considered reasonably necessary by the General Partner to carry out the foregoing.
To the fullest extent permitted by applicable Law, the power of attorney granted hereby will be deemed to be coupled with an interest and is intended to secure an interest in Property and the obligations of the Partner under this Agreement, shall be irrevocable, shall survive and not be affected by the dissolution, Bankruptcy, disability, or incapacity of the Partner, and shall extend to the Partner’s successors and assigns. The Partner, in agreeing to adhere to and be bound by the Partnership Agreement, acknowledges and agrees to the grant of a power of attorney in favor of the General Partner in accordance with Section 10.2 of the Partnership Agreement. The General Partner is an express third-party beneficiary of the terms of this Section 8.7. By way of clarification, the powers of attorney granted to the General Partner in the Partnership Agreement and this Agreement are intended to be ministerial in scope and limited solely to those items permitted under the relevant grant of authority, and such powers of attorney are not intended to be a general grant of power to independently exercise discretionary judgment on behalf of the Partner, and such powers of attorney shall not be used in any manner that would make the Partner liable for the debts and obligations of the Partnership in contravention of the Partnership Agreement or be contrary to the provisions of the Partnership Agreement or this Agreement. The Partner shall be provided with prompt written notice and a copy of any and all relevant documentation in the event of any exercise by the General Partner of the power of attorney granted hereby or by the Partner under the Partnership Agreement.

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8.8    Immunity.
(a)    Each Party, to the maximum extent permitted by applicable Law, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any and all rights of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.
(b)    Each Party hereby irrevocably, unconditionally, knowingly, and intentionally:
(i)    agrees that the execution, delivery and performance by such Party of this Agreement constitute private and commercial acts rather than public or governmental acts; and
(ii)    consents in respect of the enforcement of any judgment against such Party in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement, or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).
8.9    Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.
8.10    Right to Maintain. With respect to each Subsequent Phase Project, within 30 days after the execution of the first equity capital contribution agreement entered into by the Partnership in respect of such Subsequent Project (or, if the Partnership does not enter into any equity capital contribution agreements in respect of such Subsequent Phase Project, then at least 90 days prior to the declaration of FID in respect of such Subsequent Phase Project (or estimated date thereof, provided that such FID is not declared fewer than 90 days thereafter)), the Partnership shall deliver written notice to the Partner offering the Partner the right, exercisable within 30 Business Days after receipt of such notice, to enter into an equity capital contribution agreement in respect of such Subsequent Phase Project that provides the Partner (on substantially equivalent terms provided to other Limited Partners or prospective Limited Partners executing equity capital contribution agreements in respect of such Subsequent Phase Project, if applicable and subject in any case to Section 8.12(b)) the ability to purchase a number of Class C Units or Class D Units, as applicable, equal to (a) 552, multiplied by (b) the Partner Ownership Percentage as of the date of such notice.

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Such notice shall contain reasonably detailed information concerning the specifics of the proposed FID in respect of such Subsequent Phase Project (including a reasonably detailed financial model and copies of material contracts). Further, the Partnership shall cooperate to promptly provide to the Partner any additional information concerning an investment in the Partnership in respect of such Subsequent Phase Project as the Partner may reasonably request from time to time. If the Partner does not exercise the right set forth in the foregoing provisions of this Section 8.10 to enter into an equity capital contribution agreement in respect of a Subsequent Phase Project within the 30 Business Day period described above, then the Partnership shall not thereafter be obligated to offer the Partner the right to enter into an equity capital contribution agreement in respect of such Subsequent Phase Project; provided, however, that, if (a) the Partner elects to exercise its right to execute an equity capital contribution agreement in respect of a Subsequent Phase Project pursuant to this Section 8.10 and such equity capital contribution agreement expires by its terms or is terminated (other than as a result of the Partner’s default thereunder) prior to FID in respect of such Subsequent Phase Project, or (b) the Partnership materially changes the terms on which Limited Partners may execute equity capital contribution agreements in respect of such Subsequent Phase Project prior to FID in respect thereof, including by execution of an equity capital contribution agreement on terms that are more favorable to a Limited Partner or prospective Limited Partner, then, in any such case, the terms of this Section 8.10 shall apply anew in respect of such Subsequent Phase Project and the Partner shall again be entitled to notice and the right to elect to execute an equity capital contribution agreement in respect of such Subsequent Phase Project as provided in the foregoing provisions of this Section 8.10.
8.11    Co-Sale Right. Prior to any sale or transfer of all its Class A Units (other than a sale or transfer to one or more Affiliates of Tellurian), the Initial Limited Partner shall deliver, or cause to be delivered, a written notice (the “Notice of Sale”) to the Partner including (a) the statement of the Initial Limited Partner’s bona fide intention to sell or transfer all of its Class A Units, (b) if known, the name of the prospective transferee, (c) the number of Class A Units to be sold or transferred, (d) the terms and conditions of the contemplated sale or transfer, (e) the price per Class A Unit, and (f) the expected closing date. The Partner may request to sell or transfer all of its Class A Units in the contemplated transaction described in the Notice of Sale by delivering written notice (the “Co-Sale Notice”) to the Initial Limited Partner within 45-days after the delivery of the Notice of Sale. Promptly after receipt of the Co-Sale Notice, the Initial Limited Partner will use its commercially reasonable efforts to cause the buyer(s) to agree to purchase all of the Class A Units elected to be sold by the Partner at a purchase price and on terms equal to the per Class A Unit purchase price and terms specified in the Notice of Sale. If the proposed transferee does not wish to purchase all of the Class A Units made available by the Initial Limited Partner and the Partner, then the number of Class A Units to be sold by the Partner and the Initial Limited Partner to the proposed transferee shall be reduced proportionately, pro rata based on the respective Class A Percentages of the Partner and the Initial Limited Partner, provided that the General Partner shall not withhold its consent required under Section 4.6(a) of the Partnership Agreement to the Partner’s participation in any such sale that results in the Partner holding fewer than 100 Class A Units. If the Partner does not elect to sell its Class A Units pursuant to this Section 8.11 by delivering a Co-Sale Notice within the 45-day period described above, then the Initial Limited Partner shall be entitled to sell to the proposed transferee that number of Class A Units described in the Notice of Sale under the terms and conditions set forth in the Notice of Sale.

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8.12    Most Favored Nations.
(a)    Phase 1 Project. If at any time on or after the Effective Date the Partnership enters into any equity capital contribution agreement with any Limited Partner (other than Tellurian or its Affiliates) pursuant to which such Limited Partner purchases or acquires, or will be permitted to purchase or acquire, Class A Units from the Partnership in respect of the Phase 1 Project (other than Additional Issuance Units) at a price per Class A Unit that is less than the Class A Unit Issue Price, the Partnership will provide the Partner with prompt written notice of its execution of such equity capital contribution agreement, and the Partner shall have the right, by delivery of written notice to the Partnership of such election within 30 days after receipt of such notice from the Partnership, to elect to reduce the Class A Unit Issue Price to an amount equal to the price per Class A Unit set forth in the equity capital contribution agreement entered into between the Partnership and such Limited Partner.
(b)    Subsequent Phase Projects. If (i) the Partner (or its Affiliate) enters into an equity capital contribution agreement with the Partnership in respect of a Subsequent Phase Project and makes a capital commitment to the Partnership in exchange for the issuance of Class C Units or Class D Units, as applicable, thereunder, and (ii) at any time thereafter the Partnership enters into any equity capital contribution agreement with any Limited Partner (other than Tellurian or its Affiliates) pursuant to which such Limited Partner purchases or acquires, or will be permitted to purchase or acquire, Class C Units or Class D Units, as applicable, from the Partnership in respect of such Subsequent Phase Project (other than Additional Issuance Units) at a price per Unit that is less than the price per Unit set forth in the equity capital contribution agreement entered into between the Partner (or its Affiliate) and the Partnership that is described in clause (i) above, the Partnership will provide the Partner (or its Affiliate) with prompt written notice of its execution of such equity capital contribution agreement, and the Partner (or its Affiliate) shall have the right, by delivery of written notice to the Partnership of such election within 30 days after receipt of such notice from the Partnership, to elect to reduce the price per Class C Unit or Class D Unit, as applicable, in the equity capital contribution agreement executed by the Partner in respect of such Subsequent Phase to an amount equal to the price per Class C Unit or Class D Unit, as applicable, set forth in the equity capital contribution agreement entered into between the Partnership and such Limited Partner.
8.13    No Third Party Beneficiaries. Except as expressly set forth herein, the provisions of this Agreement are intended solely to benefit the Parties and, to the fullest extent permitted by applicable Law, shall not be construed as conferring any benefit upon any other Person.
8.14    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of an original Agreement for all purposes. Signatures of the parties hereto transmitted

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by electronic transmission shall be deemed to be original signatures for all purposes. Except for cases of fraud or forgery, no Party shall raise the use of any electronic signature or the use of electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as the basis of a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.
[Remainder of page intentionally left blank. Signature pages follow.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the Effective Date.

THE PARTNER:

TOTAL DELAWARE, INC.

By:	/s/ Christophe Gerondeau
Name:	Christophe Gerondeau
Title:	President

Signature Page to Equity Capital Contribution Agreement

THE PARTNERSHIP:

DRIFTWOOD HOLDINGS LP

By:	/s/ R. Keith Teague
Name:	R. Keith Teague
Title:	Chief Executive Office

THE GENERAL PARTNER:

(solely for purposes of Section 8.11)

DRIFTWOOD GP HOLDINGS LLC

By:	/s/ R. Keith Teague
Name:	R. Keith Teague
Title:	Chief Executive Office

Signature Page to Equity Capital Contribution Agreement

EXHIBIT A
FORM OF PARTNERSHIP AGREEMENT
[See attached]

Exhibit A to Equity Capital Contribution Agreement

Final version

FIRST AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
DRIFTWOOD HOLDINGS LP
(a Delaware limited partnership)

THE UNITS REFERENCED IN THIS FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS UNDER SUCH ACT AND LAWS. THE SALE, TRANSFER OR OTHER DISPOSITION OF SUCH UNITS IS PROHIBITED UNLESS SUCH SALE, TRANSFER OR DISPOSITION IS MADE IN COMPLIANCE WITH SUCH ACT AND OTHER APPLICABLE LAWS. ADDITIONAL RESTRICTIONS ON TRANSFER OF SUCH UNITS ARE SET FORTH IN THIS FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT.

i

Schedule 1	Partnership Register

Exhibit A	Form of Management and Advisory Services Agreement

ii

FIRST AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
DRIFTWOOD HOLDINGS LP
This FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of DRIFTWOOD HOLDINGS LP, a Delaware limited partnership (the “Partnership”), is made and entered into by and among. the Partners (as defined below) as of [        ], 2019 (the “Effective Date”).
RECITALS
WHEREAS, the Partnership was originally formed as a limited liability company under the laws of the State of Delaware on December 21, 2017 upon the filing of a Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the Delaware Limited Liability Company Act;
WHEREAS, the organizational form of the Partnership was converted from that of a Delaware limited liability company to that of a Delaware limited partnership upon the filing of (a) a Certificate of Conversion with the Secretary of State of the State of Delaware in accordance with Section 17-217 of the Act, and (b) the Certificate with the Secretary of State of the State of Delaware on June 27, 2019, in accordance with the Act;
WHEREAS, the General Partner and the Initial Limited Partner entered into that certain Limited Partnership Agreement of the Partnership on June 27, 2019 (the “Original Agreement”); and
WHEREAS, concurrently with the execution of this Agreement, the General Partner has declared FID with respect to the Phase 1 Project, and the Effective Date shall therefore be the Phase 1 Project FID Date.
WHEREAS, the General Partner, the Initial Limited Partner, and the Limited Partners admitted to the Partnership on the date hereof desire to amend and restate the Original Agreement in its entirety and to enter into this Agreement to set forth, among other things, the governance and terms of the Partnership from and after the Effective Date.
NOW, THEREFORE, the Partners hereby agree to continue the Partnership and hereby amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. As used in this Agreement, the following capitalized terms have the following meanings (unless otherwise expressly provided herein):
“AC Member” has the meaning given to such term in the General Partner LLC Agreement.

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“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.
“Additional Issuance Notice” means a Class A Additional Issuance Notice, a Class C Additional Issuance Notice, or a Class D Additional Issuance Notice, as applicable.
“Additional Issuance Unit Price” means, with respect to any Additional Issuance Unit issued pursuant to Section 4.3(e)(ii), the price per Additional Issuance Unit set forth in the applicable Additional Issuance Notice.
“Additional Issuance Units” means the Additional Class A Units, Additional Class C Units, or Additional Class D Units, as applicable, to be issued in exchange for additional Capital Contributions made pursuant to an Additional Issuance Notice pursuant to Section 4.3(e)(ii).
“Adjusted Capital Account” means, with respect to a Limited Partner, the Capital Account established and maintained for such Limited Partner, as the same is specially computed after giving effect to the following adjustments:
(a)    credit to such Limited Partner’s Capital Account for any amounts which such Limited Partner is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)     debit to such Limited Partner’s Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.
“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.
“Advisor” means Tellurian Inc., a Delaware corporation, or its successor under the Management and Advisory Services Agreement.
“Advisory Committee” has the meaning given to such term in the General Partner LLC Agreement.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of 50% or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, references to Affiliates of the Partnership shall only include Affiliates of the Partnership that are direct or indirect subsidiaries of the Partnership.

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“Agreed Value” means (a) in the case of contributions or distributions of cash, the amount thereof, and (b) in the case of any contributions or distributions of Property (other than cash), the fair market value of such Property, (i) with respect to the contribution of any such Property other than cash under a Contribution Agreement, as determined in accordance with the provisions of such Contribution Agreement, and (ii) with respect to the contribution or distribution of any other such Property, as determined by the General Partner.
“Agreement” means this First Amended and Restated Limited Partnership Agreement of the Partnership, as the same may be amended from time to time in accordance with Section 10.1.
“Allocation Year” means (a) the period commencing on the date the Partnership is first classified as a partnership for U.S. federal income tax purposes and ending on December 31 of the year in which the Partnership first has such classification, (b) any subsequent 12-month period commencing on January 1 and ending on December 31, or (c) any portion of the period described in clause (a) or (b) for which the Partnership is required to allocate Profit, Loss, and other items of Partnership income, gain, loss or deduction for U.S. federal income tax purposes, unless the Partnership is required by Section 706 of the Code to use a different tax year, in which case “Allocation Year” shall mean such different tax year (or relevant portion thereof).
“Anti-Corruption Law” means (i) for all Partners and the Partnership, the laws, statutes, rules and regulations governing the activities of the Partnership and this Agreement which prohibit bribery and corruption, as well as where applicable, the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and such Convention’s Commentaries, and (ii) for the Partnership and each Partner, the laws prohibiting bribery and corruption in the States in which such Person is organized or registered, carries out most of its business activities, or is listed on a stock market, or in the jurisdictions in which the parent company of such Person is incorporated or registered carries out most of its business activities, or is listed on a stock market; including, in each case, any of the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and any other corruption or similar statute, regulation, order or convention binding on the applicable Person, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.
“Bankrupt” or “Bankruptcy” means, with respect to any Person: (a) that such Person (i) files in any court pursuant to any statute of the United States or of any state a voluntary petition in bankruptcy or insolvency, (ii) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law or the appointment of a receiver or a trustee of all or a material portion of such Person’s assets, (iii) makes a general assignment for the benefit of creditors, (iv) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a), (vi) admits in writing its inability to pay its debts as they fall due, or (vii) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of any material portion of its assets;

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or (b) a petition in bankruptcy or insolvency, or a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced against such Person, and 60 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 60 days have expired without the appointment’s having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.
“Btu” means the amount of heat equal to one thousand fifty-five decimal zero five six (1,055.056) Joules.
“Budgeted Opex Costs” means, with respect to a calendar year (or other budget period) covered by a Partnership Budget, an amount equal to the Partnership’s and its Affiliates’ aggregate budgeted operating costs during such year (or other budget period), as set forth in the relevant Partnership Budget (excluding any capital expenditures and costs to purchase Gas) for such year (or other budget period), excluding any such costs in respect of Plants that are not scheduled to achieve Full Operations prior to the end of such year (or other budget period), and in the case of Plants that are scheduled to achieve Full Operations during such year (or other budget period), including only such costs in respect of each such Plant for the period of time starting on the then-scheduled Date of Full Operations for such Plant and continuing until the end of such year (or other budget period).
“Built-In Gain” means (a) with respect to any Contributed Property, an amount (which shall not be less than zero) equal to (i) the Agreed Value of such Contributed Property minus (ii) the adjusted basis of such Contributed Property for U.S. federal income tax purposes, in each case as of the time of contribution, and (b) with respect to any Property, in the case of any adjustment to the Gross Asset Value of such Property pursuant to the definition of Gross Asset Value, the Unrealized Gain with respect to that Property as of the time of such adjustment.
“Built-In Loss” means (a) with respect to any Contributed Property, an amount (which shall not be less than zero) equal to (i) the adjusted basis for U.S. federal income tax purposes of such Contributed Property minus (ii) the Agreed Value of such Contributed Property, in each case as of the time of contribution, and (b) with respect to any Property, in the case of any adjustment to the Gross Asset Value of such Property pursuant to the definition of Gross Asset Value, the Unrealized Loss with respect to that Property as of the time of such adjustment.
“Business Day” means any day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America.
“Capital Account” means, with respect to a Partner, the Capital Account maintained for such Partner in accordance with the following provisions:
(a)    to such Partner’s Capital Account there shall be credited (i) such Partner’s Capital Contributions, (ii) such Partner’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Partner pursuant to Section

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6.1 or Section 6.2, and (iii) the amount of any Partnership liabilities assumed by such Partner or that are secured by any Property distributed to such Partner;
(b)    to such Partner’s Capital Account there shall be debited (i) the amount of money and the Gross Asset Value of any Property distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Partner pursuant to Section 6.1 or Section 6.2, and (iii) to the extent not taken into account in determining the amount of such Partner’s Capital Contributions under clause (a)(i) above, the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any Property contributed by such Partner to the Partnership; and
(c)    in determining the amount of any liability for purposes of clauses (a) and (b) above, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations.
The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto are computed in order to comply with such Treasury Regulations, the General Partner may make such modification, subject to Section 5.1(e)(vi) of the General Partner LLC Agreement. The General Partner also shall (Y) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (Z) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b). The General Partner shall provide the Partners with written notice of any such adjustments or modifications.
“Capital Commitment” means, with respect to each Limited Partner, the total amount that such Limited Partner has committed to invest in the Partnership as set forth in the respective Contribution Agreement between such Limited Partner and the Partnership, which amount shall be reflected on Schedule 1, and which amount may be adjusted in accordance with the terms of this Agreement.
“Capital Contribution” means the contribution of Contributed Property and the amount of such contribution shall be the Agreed Value of such Contributed Property, net of the principal amount of any indebtedness or the Agreed Value of other liability, whether assumed by the Partnership or to which the Contributed Property is subject.
“Capital Interest Percentage” means, at any time of determination and as to any Limited Partner, the percentage of the total distributions that would be made to such Limited Partner if the assets of the Partnership were sold for their fair market values, all liabilities of the Partnership were paid in accordance with their terms, all items of Partnership Profit, Loss, income, gain, loss and deduction were allocated to the Limited Partners in accordance with ARTICLE VI, and the resulting

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net proceeds were distributed to the Limited Partners in accordance with ARTICLE VI. The foregoing definition of Capital Interest Percentage is intended to result in a percentage that corresponds with that defined as “partner’s proportionate interest in partnership capital” in Treasury Regulations Section 1.613A-3(e)(2)(ii), and Capital Interest Percentage shall be interpreted consistently therewith.
“Capital Stock” of any Person means (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
“Cash Reserve” means a minimum cash reserve established by the General Partner (which, unless otherwise approved by the board of directors of the General Partner in accordance with the General Partner LLC Agreement, shall not exceed an amount equal to $1,000,000,000.00) to (a) provide for the proper conduct of the business of the Partnership and its Affiliates (including reserves for future capital expenditures and Partnership Expenses, including anticipated credit needs), and (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument, or other agreement or obligation to which the Partnership or one or more of its Affiliates is a party or by which the assets of any such Person are bound.
“Certificate” means the Certificate of Limited Partnership of the Partnership filed in the office of the Secretary of State of the State of Delaware, as amended from time to time in accordance with the provisions hereof and the Act.
“Class A De-Bottlenecking Contributions” means Capital Contributions for amounts that are intended to fund De-Bottlenecking in respect of (a) the Phase 1 Project (including any Phase 1 Plant) at any time, (b) the Phase 2 Project (including Plant 4), at any time on or after the Date of Full Operations of Plant 4, or (c) the Phase 3 Project (including Plant 5), at any time on or after the Date of Full Operations of Plant 5, in each case, which Capital Contributions may be made by one or more Limited Partners holding Class A Units pursuant to Section 4.3(e)(ii)(A)(1).
“Class A Eligible Percentage” means, with respect to an Eligible Limited Partner, as of the date of the applicable Class A Additional Issuance Notice, a percentage equal to (a) 100%, multiplied by (b) a fraction (i) the numerator of which is the sum of the total number of Class A Units held by such Eligible Limited Partner, and (ii) the denominator of which is the total number of Class A Units held by all Eligible Limited Partners.
“Class A Percentage” means, with respect to each Limited Partner, as of the applicable date of determination, a percentage equal to (a) 100%, multiplied by (b) a fraction (i) the numerator of which is the total number of Class A Units held by such Limited Partner, and (ii) the denominator of which is the total number of Class A Units held by all Limited Partners.

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“Class A Units” means Interests designated as Class A Units on Schedule 1, and all rights and liabilities associated therewith in accordance with the terms of this Agreement, which Class A Units shall be issued only in connection with (a) Capital Commitments made pursuant to Contribution Agreements entered into on or before the Effective Date, and (b) Class A Additional Issuance Notices issued in respect of the Phase 1 Project or generally with respect to the Partnership pursuant to Section 4.3(e)(ii)(A)(1).
“Class B Units” means the Interest designated as Class B Units on Schedule 1, and all rights and liabilities associated therewith in accordance with the terms of this Agreement, which Class B Units shall represent an Interest issued to the Initial Limited Partner on the Effective Date and which are subject to conversion into (a) Class C Units in connection with the Phase 2 Project FID Date pursuant to Section 4.3(a)(ii)(B), and (b) Class D Units in connection with the Phase 3 Project FID Date pursuant to Section 4.3(a)(iii)(B). The Class B Units shall not be entitled to distributions (liquidating or otherwise) or allocations hereunder. The Initial Limited Partner shall not have a Capital Commitment or be required to make any Capital Contributions in respect of the Class B Units.
“Class C De-Bottlenecking Contributions” means Capital Contributions for amounts that are intended to fund De-Bottlenecking in respect of the Phase 2 Project (including Plant 4) prior to the Date of Full Operations of Plant 4, which Capital Contributions may be made by one or more Limited Partners holding Class C Units pursuant to Section 4.3(e)(ii)(A)(2).
“Class C Eligible Percentage” means, with respect to an Eligible Limited Partner, as of the date of the applicable Class C Additional Issuance Notice, a percentage equal to (a) 100%, multiplied by (b) a fraction (i) the numerator of which is the sum of the total number of Class C Units held by such Eligible Limited Partner, and (ii) the denominator of which is the total number of Class C Units held by all Eligible Limited Partners.
“Class C Units” means Interests designated as Class C Units on Schedule 1, and all rights and liabilities associated therewith in accordance with the terms of this Agreement, which Class C Units shall be issued, if at all, only in connection with (a) Capital Commitments made in connection with the Phase 2 Project FID pursuant to Section 4.3(a)(ii)(A), and (b) Class C Additional Issuance Notices issued in respect of the Phase 2 Project pursuant to Section 4.3(e)(ii)(A)(2).
“Class D De-Bottlenecking Contributions” means Capital Contributions for amounts that are intended to fund De-Bottlenecking in respect of the Phase 3 Project (including Plant 5) prior to the Date of Full Operations of Plant 5, which Capital Contributions may be made by one or more Limited Partners holding Class D Units pursuant to Section 4.3(e)(ii)(A)(3).
“Class D Eligible Percentage” means, with respect to an Eligible Limited Partner, as of the date of the applicable Class D Additional Issuance Notice, a percentage equal to (a) 100%, multiplied by (b) a fraction (i) the numerator of which is the sum of the total number of Class D Units held by such Eligible Limited Partner, and (ii) the denominator of which is the total number of Class D Units held by all Eligible Limited Partners.

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“Class D Units” means Interests designated as Class D Units on Schedule 1, and all rights and liabilities associated therewith in accordance with the terms of this Agreement, which Class D Units shall be issued, if at all, only in connection with (a) Capital Commitments made in connection with the Phase 3 Project FID pursuant to Section 4.3(a)(iii)(A), and (b) Class D Additional Issuance Notices issued in respect of the Phase 3 Project pursuant to Section 4.3(e)(ii)(A)(3).
“Close Family Member of a Public Official” means a husband/spouse or partner, one of his/her children, siblings, or parents; the husband/spouse or partner of his/her children or siblings; or any household member.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Composite ADP” has the meaning given to such term in each LNG SPA, which meaning shall be uniform with respect to all LNG SPAs.
“Construction Incentive Award Agreements” means the construction incentive award agreements entered into from time to time by and between the Partnership, the Advisor, or one of their Affiliates, on the one hand, and an employee or officer of the Partnership, the Advisor, or one of their Affiliates, on the other hand, that provides for the payment by the Partnership, the Advisor, or such Affiliate, as applicable, to such employee or officer of cash amounts in connection with the commencement of construction of one or more Plants or Phase Projects or subsequent anniversaries thereof.
“Contributed Property” means any cash or other Property contributed by a Partner to the capital of the Partnership with respect to an Interest.
“Contribution Agreement” means a contribution agreement entered into by and between the Partnership and a Limited Partner in connection with the issuance to such Limited Partner of Units in exchange for such Limited Partner’s Capital Commitment, which Units (a) in the case of Contribution Agreements entered into in respect of the Phase 1 Project, will be Class A Units, (b) in the case of Contribution Agreements entered into in respect of the Phase 2 Project, will be Class C Units, and (c) in the case of Contribution Agreements entered into in respect of the Phase 3 Project, will be Class D Units.
“Contribution Notice” has the meaning given such term in the Contribution Agreements.
“Covered Person” means each of the following: (a) the General Partner, the Partnership Representative, the Designated Individual, and each of their respective Affiliates; (b) each of the current and former stockholders, partners, members, directors, managers, officers, employees, and agents of the General Partner, the Partnership, or any of their respective Affiliates and each AC Member; (c) each other Person that serves at the request of the General Partner on behalf of the Partnership as an officer, director, manager, or employee of the Partnership or one or more of its Affiliates; and (d) any other Person that provides services for or on behalf of the Partnership and that is designated as a Covered Person by the General Partner.

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“Date of Full Operations” means, in respect of a Plant, the day occurring 365 days after the Date of Substantial Completion of such Plant, or any earlier date during such 365-day period as elected by Driftwood LNG and notified by Driftwood LNG upon 180 days’ prior notice.
“Date of Substantial Completion” means in respect of a Plant, the day on which “Substantial Completion” of the “Project” that includes such Plant is achieved, in accordance with the EPC Contract pursuant to which such Plant is to be constructed (where “Project” and “Substantial Completion” are defined according to such EPC Contract).
“De-Bottlenecking” means “de-bottlenecking” enhancements or modifications in respect of a Phase Project (including a Plant) with the intention of enhancing the overall production capacity of the Driftwood LNG Terminal relative to the Tested Capacity of the Driftwood LNG Terminal prior to the implementation of such enhancements or modifications; provided, however, that De-Bottlenecking shall not include (a) any construction within the scope of an EPC Contract, or (b) any ordinary course maintenance or general upkeep designed to maintain or re-establish the previously-established Tested Capacity of the Driftwood LNG Terminal.
“De-Bottlenecking Contributions” means Class A De-Bottlenecking Contributions, Class C De-Bottlenecking Contributions, or Class D De-Bottlenecking Contributions.
“De-Bottlenecking Estimated Total Quantity” means, with respect to any offering of Additional Issuance Units pursuant to Section 4.3(e)(ii) in respect of De-Bottlenecking Contributions, the total incremental quantity of LNG (in MMBtu) that Driftwood LNG, acting in good faith and as a reasonable and prudent operator, estimates will be produced by the applicable De-Bottlenecking project on an annual basis.
“Default Forfeiture Units” means, with respect to a Defaulting Partner, (a) in the case of a default under clause (i) of Section 4.3(c), (i) if the defaulted Capital Contribution relates to a Drawdown Notice in respect of such Defaulting Partner’s Capital Commitment in respect of the Phase 1 Project, all of the Class A Units issued to such Defaulting Partner pursuant to the Contribution Agreement entered into by such Defaulting Partner in respect of the Phase 1 Project, (ii) if the defaulted Capital Contribution relates to a Drawdown Notice in respect of such Defaulting Partner’s Capital Commitment in respect of the Phase 2 Project, (A) all of the Class C Units issued to such Defaulting Partner pursuant to the Contribution Agreement entered into by such Defaulting Partner in respect of the Phase 2 Project, and (B) any Class A Units into which the Class C Units described in the foregoing clause (a)(ii)(A) are converted pursuant to Section 4.3(a)(ii)(D), and (iii) if the defaulted Capital Contribution relates to a Drawdown Notice in respect of such Defaulting Partner’s Capital Commitment in respect of the Phase 3 Project, (A) all of the Class D Units issued to such Defaulting Partner pursuant to the Contribution Agreement entered into by such Defaulting Partner in respect of the Phase 3 Project, and (B) any Class A Units into which the Class D Units described in the foregoing clause (a)(iii)(A) are converted pursuant to Section 4.3(a)(iii)(D), (b) in the case of a default under clause (ii) of Section 4.3(c), all of such Defaulting Partner’s Units, and (c) in the case of a default under clause (iii) of Section 4.3(c), (i) if the LNG deliveries under the applicable LNG SPA commence based on the Date of Full Operations of one or more of the Phase 1 Plants, all of the Class A Units issued to such Defaulting Partner pursuant to the Contribution Agreement entered into by such Defaulting Partner in respect of the Phase 1 Project, (ii) if the LNG deliveries

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under the applicable LNG SPA commence based on the Date of Full Operations of Plant 4, (A) all of the Class C Units issued to such Defaulting Partner pursuant to the Contribution Agreement entered into by such Defaulting Partner in respect of the Phase 2 Project, and (B) any Class A Units into which the Class C Units described in the foregoing clause (c)(ii)(A) are converted pursuant to Section 4.3(a)(ii)(D), and (iii) if the LNG deliveries under the applicable LNG SPA commence based on the Date of Full Operations of Plant 5, (A) all of the Class D Units issued to such Defaulting Partner pursuant to the Contribution Agreement entered into by such Defaulting Partner in respect of the Phase 3 Project, and (B) any Class A Units into which the Class D Units described in the foregoing clause (c)(iii)(A) are converted pursuant to Section 4.3(a)(iii)(D).
“Depletable Property” means each separate oil and gas property as defined in Section 614 of the Code.
“Depreciation” means, for each Allocation Year or other period, an amount equal to the depreciation, amortization (including pursuant to Sections 195, 197 and 709 of the Code) or other cost recovery deduction allowable with respect to a Property for such period for U.S. federal income tax purposes, except that (a) with respect to a Property the Gross Asset Value of which differs from its adjusted basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” as defined in Treasury Regulations Section 1.704-3(d), Depreciation for such period shall be the amount of the book basis recovered for such period under the rules prescribed in Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other Property the Gross Asset Value of which differs from its adjusted tax basis at the beginning of such period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
“Designated Individual” has the meaning given to such term in Proposed Treasury Regulations Section 301.6223-1(b)(3) until Treasury Regulations under Section 6223 of the Partnership Tax Audit Rules have been promulgated, and thereafter, shall have the meaning, if any, given to such term in such successor Treasury Regulations.
“Distributable Cash” means an amount (which shall not be less than zero) calculated in good faith by the General Partner and determined as of the last day of each Quarter (beginning with the Quarter in which the Date of Full Operations of the first Plant to achieve Full Operations occurs) equal to (a) the Total LNG Sales Revenue for such Quarter, minus (b) the sum of (i) the Total Net Gas Costs, (ii) the Total Opex Costs, and (iii) the Total Debt Service Costs for such Quarter, subject to the Cash Reserve; provided, however, that disbursements made by the Partnership or any of its Affiliates or the establishment, increase, or reduction of the amount of the Cash Reserve after the end of such Quarter but on or before the date of determination of Distributable Cash with respect to such Quarter may, in the discretion of the General Partner, be deemed, for purposes of determining Distributable Cash, to have been made, established, increased, or reduced within such Quarter.

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“Distribution Date” means each February 15, May 15, August 15, and November 15 that follows the last day of the Quarter in which the Date of Full Operations of the first Plant to achieve Full Operations occurs, provided that no such date that occurs on or after the date as of which the event triggering dissolution of the Partnership pursuant to Section 8.1 occurs shall be a Distribution Date.
“Drawdown Date” means a date on which Limited Partners are required by the General Partner to make Capital Contributions in respect of their Unfunded Commitments, which date shall (a) be specified by the General Partner in a Drawdown Notice delivered by the General Partner to each of the Limited Partners that are required to make Capital Contributions, and (b) be no less than 15 Business Days after the date of delivery of the applicable Drawdown Notice by the General Partner. The term “First Funding Date” as used in the Contribution Agreements is deemed to be a Drawdown Date under this Agreement.
“Drawdown Notice” means a written notice (including a Contribution Notice under one or more Contribution Agreements) requiring a Capital Contribution by one or more Limited Partners, which notice shall: (a) be delivered by the General Partner in accordance with Section 4.3(b); (b) call for aggregate Capital Contributions to be funded by Limited Partners in proportion to their respective Unfunded Commitments to fund the construction of the applicable Phase Project and related costs or expenses approved in the then-effective Partnership Budget; and (c) provide a general description of the intended use of funds to be contributed pursuant to such Drawdown Notice.
“Driftwood LNG” means Driftwood LNG LLC, a Delaware limited liability company and an Affiliate of the Partnership.
“Driftwood LNG Terminal” means the facilities that Driftwood LNG intends to construct, own, and operate (or have operated on its behalf) in Calcasieu Parish, Louisiana, on the Calcasieu River, including the Gas pretreatment and processing facilities, liquefaction facility, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, inclusive of all Plants.
“Driftwood Pipeline” means that certain Gas pipeline that Driftwood LNG Pipeline LLC intends to construct, own, and operate (or have operated on its behalf), and which will interconnect the Driftwood LNG Terminal with other Gas pipelines in Louisiana.
“Driftwood Quarterly Delivered Quantity” means, with respect to a Quarter, the aggregate quantity of LNG (expressed in MMBtu) delivered by Driftwood LNG to, suspended by or not taken (without excuse) by, the Limited Partners (or their respective Affiliates) pursuant to the LNG SPAs during such Quarter.
“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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“Eligible Limited Partner” means (a) with respect to any Class A Additional Issuance Notice issued pursuant to Section 4.3(e)(ii)(A)(1), each Limited Partner that, as of the date of the applicable Class A Additional Issuance Notice, holds Class A Units and is not a Defaulting Partner, (b) with respect to any Class C Additional Issuance Notice issued pursuant to Section 4.3(e)(ii)(A)(2), each Limited Partner that, as of the date of the applicable Class C Additional Issuance Notice, holds Class C Units and is not a Defaulting Partner, and (c) with respect to any Class D Additional Issuance Notice issued pursuant to Section 4.3(e)(ii)(A)(3), each Limited Partner that, as of the date of the applicable Class D Additional Issuance Notice, holds Class D Units and is not a Defaulting Partner.
“Eligible Percentage” means, with respect to an Eligible Limited Partner (a) in connection with a Class A Additional Issuance Notice, such Eligible Limited Partner’s Class A Eligible Percentage, (b) in connection with a Class C Additional Issuance Notice, such Eligible Limited Partner’s Class C Eligible Percentage, and (c) in connection with a Class D Additional Issuance Notice, such Eligible Limited Partner’s Class D Eligible Percentage.
“Entity” means any joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association, or other incorporated or unincorporated entity.
“EPC Contract” means each of the Phase 1 EPC Contract, Phase 2 EPC Contract, Phase 3 EPC Contract, and Phase 4 EPC Contract.
“Equity Interests” of any Person means (a) any and all Capital Stock of such Person, and (b) all rights to purchase, warrants, or options (whether or not currently exercisable), participations, or other equivalents of, or interests in (however designated), such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for, or convertible into any of the foregoing.
“Excess LNG SPA” means that certain LNG SPA by and between Driftwood LNG and the Initial Limited Partner, in respect of the sale and purchase of a quantity of LNG that varies year-to-year based on Driftwood LNG’s anticipated uncommitted LNG at the Driftwood LNG Terminal.
“Exercising Eligible Limited Partner” means, with respect to any issuance of Additional Issuance Units pursuant to Section 4.3(e)(ii), each Eligible Limited Partner that exercises in full its right to purchase its Eligible Percentage of such Additional Issuance Units pursuant to Section 4.3(e)(ii)(B).
“Export Control and Sanctions Laws” means export control and sanctions laws and regulations of the United States of America applicable to the Partnership and the Partners, including the Export Administration Regulations, 15 C.F.R. Parts 730 et seq., and economic sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq.
“FATCA” means Sections 1471 through 1474 of the Code, the Treasury Regulations (whether proposed, temporary or final) and any subsequent amendments and administrative

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guidance promulgated thereunder and any agreement or applicable intergovernmental agreement entered into pursuant to Section 1471(b)(1) of the Code related thereto, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.
“FID” means, with respect to a Phase Project, a positive final investment decision by the General Partner on behalf of the Partnership in respect of such Phase Project, in each case, as declared by the General Partner, subject to the satisfaction of the conditions applicable to such Phase Project set forth in Section 5.1(b) of the General Partner LLC Agreement, provided that FID taken with respect to a Phase Project may be qualified with respect to certain Pipelines and related infrastructure that will ultimately be part of such Phase Project (including, in the case of the Phase 1 Project, the Pipelines and related infrastructure described in clause (c) of the definition of Phase 1 Project below but excluding the Driftwood Pipeline) as being subject to relevant regulatory, permitting, or similar requirements.
“Fiscal Year” means the year ending on December 31 or such other fiscal year as determined by the General Partner in accordance with applicable law.
“Former Partner” means any Person that held an interest in the Partnership as a Partner but has ceased to be a Partner.
“Full Operations” means, with respect to a Plant, that the Date of Full Operations of such Plant has occurred.
“GAAP” means generally accepted accounting principles in the United States that are applied by the Partnership on a consistent basis with prior historical practice.
“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state.
“General Partner” means Driftwood GP Holdings LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, or any successor thereto.
“General Partner LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the General Partner dated as of even date herewith, as the same may be amended or restated from time to time.
“General Partner Units” means the Interest designated as General Partner Units on Schedule 1, which General Partner Units shall represent the Interest held by the General Partner, which General Partner Units shall not be entitled to distributions (liquidating or otherwise) or allocations hereunder.
“Gross Asset Value” means with respect to any Property, the Property’s adjusted basis for U.S. federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any Property contributed by a Partner to the Partnership shall be the Agreed Value of such Property;

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(b)    immediately prior to the occurrence of a Revaluation Event, the Gross Asset Values of all Properties shall be adjusted to equal their respective fair market values (taking Section 7701(g) of the Code into account), as determined by the General Partner; provided, however, if any Noncompensatory Option is outstanding upon the occurrence of a Revaluation Event, Gross Asset Values shall be adjusted in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
(c)    the Gross Asset Value of any Property distributed to any Partner shall be adjusted to equal the fair market value (taking Section 7701(g) of the Code into account) of such Property on the date of distribution, as such fair market value is determined by the General Partner; and
(d)    the Gross Asset Values of each Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of “Profit” and “Loss”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent an adjustment pursuant to clause (b) above is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
If the Gross Asset Value of a Property has been determined or adjusted pursuant to clause (a), (b), or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation or Simulated Depletion taken into account with respect to such Property for purposes of computing Profits and Losses.
“Initial Limited Partner” means Driftwood LP Holdings LLC, a Delaware limited liability company.
“Interest” means with respect to each Partner at any time, the interest of such Partner in the Partnership then held by such Partner (which interest (a) in the case of the Limited Partners, shall be represented by the Units, and (b) in the case of the General Partner, shall be represented by the General Partner Units), and all rights and liabilities associated therewith in accordance with the terms of this Agreement, at any particular time, including (i) in the case of Class A Units, rights to Quarterly Operating Distributions pursuant to Section 6.6, and (ii) with respect to all Units, rights to distributions pursuant Section 6.7 and ARTICLE VIII and allocations of Profits and Losses.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
“IRS” means the U.S. Internal Revenue Service.
“LIBOR” means the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three-month deposits in US$ as published at or about 11:00 a.m. London time on any London Banking Day.

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“Limited Partner” means each Person identified as a “Limited Partner” on Schedule 1 and any other Person admitted to the Partnership as a Limited Partner in accordance with the terms of this Agreement, in each case, to the extent such Person holds Units.
“Limited Partner Quarterly Delivered Quantity” means, with respect to a Limited Partner for a specified Quarter, the aggregate quantity of LNG (expressed in MMBtu) delivered by Driftwood LNG to, suspended by or not taken (without excuse) by, the Limited Partner (or its Affiliate) pursuant to an LNG SPA during such Quarter.
“LNG” means Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure.
“LNG SPA” means each LNG Sale and Purchase Agreement by and between a Limited Partner or its Affiliate (or their respective transferees) and Driftwood LNG, as the same may be amended or restated from time to time.
“London Banking Day” means any day (other than Saturdays, Sundays and national holidays in London, England) on which banks are normally open to conduct business in London, England.
“Majority in Interest” means, as of the relevant date of determination, Limited Partners (other than the Initial Limited Partner) holding greater than 50% of the issued and outstanding Units issued to all Limited Partners (other than the Initial Limited Partner) as of such date (excluding for purposes of such calculation any Units held as of such date by a Defaulting Partner).
“Management and Advisory Services Agreement” means that certain Management and Advisory Services Agreement dated as of [        ], 2019 by and between the Partnership and the Advisor, substantially in form and substance as attached hereto as Exhibit A.
“MMBtu” means 1,000,000 Btus.
“MTPA” means million tonnes per year.
“Noncompensatory Option” has the meaning given such term in Treasury Regulations Section 1.721-2(f).
“Nonrecourse Liability” has the meaning given such term in Treasury Regulations Section 1.704-2(b)(3).
“Opex Costs Carryover” means, with respect to a year (or other period) covered by a Partnership Budget, an amount equal to (a) the Partnership’s and its Affiliates’ actual aggregate operating costs (excluding any capital expenditures and any costs to purchase Gas) for the prior year (or other budget period), excluding any such costs in respect of Plants do not achieve Full Operations prior to the end of such prior year (or other budget period), and in the case of Plants that achieve Full Operations during such prior year (or other budget period), including only such costs in respect of each such Plant for the period of time starting on the Date of Full Operations for such Plant and continuing until the end of such year (or other budget period), minus (b) the Budgeted

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Opex Costs for the year (or other budget period) referred to in clause (a) above, but calculated assuming no Opex Costs Carryover from the year (or other budget period) prior thereto.
“Partner Deposit” with respect to each Limited Partner, has the meaning given to such term in the applicable Contribution Agreement between such Limited Partner and the Partnership.
“Partner Minimum Gain” has the meaning given the term “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2) and will be computed as provided in Treasury Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Debt” has the meaning given such term in Treasury Regulations Section 1.704-2(b)(4).
“Partner Nonrecourse Deductions” has the meaning given such term in Treasury Regulations Section 1.704-2(i).
“Partners” means the General Partner and the Limited Partners, and “Partner” refers to the General Partner or any Limited Partner.
“Partnership Budget” has the meaning given to such term in the General Partner LLC Agreement.
“Partnership Expenses” means the following costs, expenses, and liabilities that in the good faith judgment of the General Partner are incurred by or arise out of the operation and activities of the Partnership: (a) MASA Fees; (b) fees, costs, and expenses payable by the Partnership under any approved Partnership Budget; (c) salaries, wages, benefits, bonuses, and other compensation paid or payable to the directors, managers, officers, employees, consultants, and contractors of the Partnership and its Affiliates, including pursuant to any Construction Incentive Award Agreements; (d) any amounts paid or payable (including to employees or officers of Persons other than the Partnership and its Affiliates) under or in connection with the Construction Incentive Award Agreements; (e) premiums for insurance protecting the Partnership and any Covered Persons from liabilities to third Persons in connection with Partnership affairs; (f) taxes and other governmental charges, fees and duties payable by the Partnership; (g) insurance, regulatory, and litigation expenses and damages; (h) costs and expenses incurred by the General Partner in its capacity as general partner of the Partnership, including any costs or expenses associated with the activities of the board of directors of the General Partner or the Advisory Committee; (i) any and all costs and expenses of the Partnership or its Affiliates under the LNG SPAs or the Management and Advisory Services Agreement; and (j) other fees and expenses to be borne by the Partnership.
“Partnership Minimum Gain” has the meaning given such term in Treasury Regulations Section 1.704-2(b)(2) and will be computed as provided in Treasury Regulations Section 1.704-2(d).
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and as further amended, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

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“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of that person where the context so admits.
“Phase Project” means the Phase 1 Project, the Phase 2 Project, or the Phase 3 Project.
“Phase Project FID Date” means, with respect to a Phase Project, the date on which FID in respect of such Phase Project has been declared by the General Partner in accordance with Section 5.1(b) of the General Partner LLC Agreement.
“Phase 1 EPC Contract” means that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 1 Liquefaction Facility, between Driftwood LNG and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017.
“Phase 1 FID Class A Unit Amount” means, with respect to the Phase 1 Project, the total number of Class A Units issued to Limited Partners on the Phase 1 Project FID Date pursuant to Section 4.3(a)(i)(B) in exchange for Capital Commitments by such Limited Partners in accordance with the terms of the respective Contribution Agreements entered into by such Limited Partners.
“Phase 1 Plants” means, collectively, Plant 1, Plant 2, and Plant 3.
“Phase 1 Project” means, collectively, the Phase 1 Plants, associated facilities, and associated Pipelines and Production Facilities, which shall include (a) the Phase 1 Plants and the related infrastructure for production of 16.56 MTPA of LNG, (b) the Driftwood Pipeline and related infrastructure, and (c) the Permian Global Access Pipeline and related infrastructure – PGAP (approx. 2Bcf/d capacity) or for the latter, any other equivalent asset allowing the Partnership and its Affiliates to access competitive gas prices in the Permian Basin.
“Phase 1 Project FID Date” means the Phase Project FID Date with respect to the Phase 1 Project.
“Phase 1 Unit Issue Price” means $5,000,000.00.
“Phase 2 EPC Contract” means that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 2 Liquefaction Facility, between Driftwood LNG and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017.
“Phase 2 FID Class C Unit Amount” means, with respect to the Phase 2 Project, the total number of Class C Units issued to Limited Partners on the Phase 2 Project FID Date pursuant to Section 4.3(a)(ii)(A) in exchange for Capital Commitments by such Limited Partners in accordance with the terms of the respective Contribution Agreements entered into by such Limited Partners.
“Phase 2 Project” means, collectively, Plant 4, associated facilities, and associated Pipelines and Production Facilities for production of 5.52 MTPA of LNG once Plant 4 achieves Full Operations.
“Phase 2 Project FID Date” means the Phase Project FID Date with respect to the Phase 2 Project.

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“Phase 3 EPC Contract” means that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 3 Liquefaction Facility, between Driftwood LNG and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017.
“Phase 3 FID Class D Unit Amount” means, with respect to the Phase 3 Project, the total number of Class D Units issued to Limited Partners on the Phase 3 Project FID Date pursuant to Section 4.3(a)(iii)(A) in exchange for Capital Commitments by such Limited Partners in accordance with the terms of the respective Contribution Agreements entered into by such Limited Partners.
“Phase 3 Project” means, collectively, Plant 5, associated facilities, and associated Pipelines and Production Facilities for production of 5.52 MTPA of LNG once Plant 5 achieves Full Operations.
“Phase 3 Project FID Date” means the Phase Project FID Date with respect to the Phase 3 Project.
“Phase 4 EPC Contract” means that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 4 Liquefaction Facility, between Driftwood LNG and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017.
“Pipelines” means natural gas pipelines to be constructed or acquired from time to time by the Partnership and its Affiliates.
“Plant” means each of Plant 1, Plant 2, Plant 3, Plant 4, and Plant 5.
“Plant 1” means the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 1 EPC Contract that is described thereunder as “LNG Plant 1.”
“Plant 2” means the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 1 EPC Contract that is described thereunder as “LNG Plant 2.”
“Plant 3” means the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 2 EPC Contract.
“Plant 4” means the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 3 EPC Contract.
“Plant 5” means the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 4 EPC Contract.
“Production Facilities” means Gas production, storage, processing, gathering, and midstream facilities, including acreage, wellbores, mineral interests, gas reserves, and related wells and leaseholds, and other similar hydrocarbon facilities acquired or to be acquired from time to time by the Partnership and its Affiliates.
“Profit” and “Loss” means, for each Allocation Year or other relevant period, an amount equal to the Partnership’s U.S. federal taxable income or loss, respectively, under Section 703(a)

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of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code), with the following adjustments:
(a)    any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing taxable income or loss will be added to such taxable income or loss;
(b)    any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section l.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted from such taxable income or loss;
(c)    in the event the Gross Asset Value of any Property is adjusted pursuant to clauses (b) or (c) of the definition of “Gross Asset Value”, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Property) or an item of loss (if the adjustment decreases the Gross Asset Value of the Property) from the disposition of such Property and shall be taken into account for purposes of computing Profits or Losses;
(d)    gain or loss resulting from any disposition of any Property (other than Depletable Property) with respect to which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(e)    in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Allocation Year or other period;
(f)    to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734 of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Interest, the amount of such adjustment shall be treated either as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset;
(g)    any fees and other expenses incurred by the Partnership to promote the sale of (or to sell) an Interest that can neither be deducted nor amortized under Section 709 of the Code will be treated as an item of deduction;
(h)    any gain resulting from any disposition of a Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain; and

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(h)    excluding any items specially allocated pursuant to Section 6.2.
The amounts of the items of income, gain, loss, or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules analogous to those set forth in clauses (a) through (h) above.
“Property” means all real and personal property acquired by the Partnership, including cash, and any improvements thereto, and shall include both tangible and intangible property.
“Public Official” means an elected or appointed official, and any person employed or used as an agent of any national, regional or local government/state or department, body, or agency of any such administration or any company in which such a government/state owns, directly or indirectly, a majority or controlling interest, an official of a political party, a candidate for public office, and any official, employee, or agent of any public international organization.
“Qualified Transferee” means a Person that, in the reasonable determination of the General Partner, (a) is not, and has never been, and is not reasonably likely to become involved in, litigation or any similar legal dispute with the Partnership, the General Partner, the Advisor, or any of their respective Affiliates, and (b) possesses such expertise, knowledge and sophistication in financial and business matters generally, and has the sophistication to understand the type of transactions and business in which the Partnership and its Affiliates are engaged or propose to engage.
“Quarter” means each calendar quarter ending March 31, June 30, September 30, or December 31 of any calendar year.
“Revaluation Event” means each of the following events: (a) the contribution of money or other Property (other than a de minimis amount) by any Person, including an existing Partner, to the capital of the Partnership in consideration for an Interest; (b) the grant of an Interest (other than a de minimis amount) as consideration for the provision of services to or for the benefit of the Partnership by any Person, including an existing Partner, or by another Person acting in the capacity or in anticipation of becoming a partner of the Partnership; (c) the distribution of money or other Property (other than a de minimis amount) by the Partnership to a retiring or continuing Partner as consideration for an Interest; (d) the liquidation of the Partnership; (e) the acquisition of an Interest upon the exercise of a Noncompensatory Option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (f) the change (other than a de minimis change) in the manner in which the Partners share any item or class of items of income, gain, loss, deduction, or credit in accordance with Proposed Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(v) (2014); or (g) such other times as the General Partner determines to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.
“Sale of the Partnership” means the sale, lease or exchange of substantially all of the assets of the Partnership and its Affiliates or of all of the Interests or a merger or consolidation of the Partnership into another Person (other than pursuant to an internal restructuring that does not result in a change in the effective beneficial ownership of the Partnership), in each case, approved by the General Partner.

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“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Simulated Basis” means, with respect to any Depletable Property, the Gross Asset Value of such Depletable Property. The Simulated Basis of each Depletable Property shall be allocated to each Limited Partner in accordance with such Limited Partner’s Capital Interest Percentage as of the time such Depletable Property is acquired by the Partnership, and shall be reallocated among the Limited Partners in accordance with the Limited Partners’ Capital Interest Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Partnership’s Depletable Properties pursuant to clause (b) of the definition of “Gross Asset Value.”
“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles (as if the Simulated Basis of such Depletable Property were its adjusted tax basis) and in the manner specified in Treasury Regulations Section 1.704-l(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any property, the Simulated Basis of such Depletable Property shall be deemed to be the Gross Asset Value of such Depletable Property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.
“Simulated Gain” and “Simulated Loss” mean, respectively, the simulated gain or simulated loss computed by the Partnership with respect to each Depletable Property pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(k)(2).
“Subsequent Phase FID Unit Amount” means 552.
“Subsequent Phase Project” means the Phase 2 Project or the Phase 3 Project.
“Technical Committee” has the meaning given to such term in the General Partner LLC Agreement.
“Tellurian Trading” means Tellurian Trading UK Ltd., a limited company organized under the laws of the United Kingdom.
“Termination Event” with respect to a Limited Partner, has the meaning given to such term in the applicable LNG SPA to which such Limited Partner (or its Affiliate) is a party (if any).
“Tested Capacity” means a quantity, in MMBtu, determined with respect to one or more Plants that have achieved Full Operations, which aims at determining the production of LNG that can be achieved in a sustainable, reliable and safe manner over one year, provided that, with respect to the calendar year in which the Date of Full Operations of the applicable Plant occurs, such tested capacity with respect to such Plant will be equal to the quantity obtained from the performance test run by the contractor under the relevant EPC Contract, pro-rated for the number of applicable days remaining in the applicable year, and that, for the subsequent years such tested capacity will be

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revised, only if such Tested Capacity has moved upwards, on a yearly basis based on the actual production of LNG reached by a given Plant during the past 12-month period, each time, as adjusted for any major scheduled maintenance and Force Majeure (as such term is defined in the LNG SPAs).
“Total Debt Service Costs” means, with respect to a Quarter, the Partnership’s and its Affiliates’ aggregate actual or allocated and documented debt service costs during such Quarter, excluding any such costs incurred in respect of Plants that have not achieved Full Operations prior to the end of such Quarter, and, in the case of Plants that have achieved Full Operations during such Quarter, including only such costs in respect of each such Plant for the period of time starting on the Date of Full Operations for such Plant and continuing until the end of such Quarter.
“Total LNG Sales Revenue” means, with respect to a Quarter, the aggregate sales revenue earned by the Partnership for sales of LNG under the LNG SPAs during such Quarter, including from LNG cargoes not taken but paid for, and from LNG cargoes not delivered due to the buyer under the relevant LNG SPA exercising its LNG suspension right.
“Total Net Gas Costs” means, with respect to a Quarter, an amount equal to (a) the Partnership’s and its Affiliates’ aggregate actual or allocated and documented costs to gather, process, treat, procure, purchase, transport, store, hedge in respect of, and otherwise deal in Gas required for the operation of the Driftwood LNG Terminal during such Quarter, including all ad valorem taxes, severance taxes, shrinkage and fuel consumed, and all related losses, but excluding costs in respect of the production of Gas from Gas sources in which the Partnership or one or more of its Affiliates has an ownership interest, minus (b) the Partnership’s and its Affiliates’ aggregate revenues during such Quarter from selling, trading, or otherwise dealing in Gas upstream of the Driftwood LNG Terminal, but excluding revenues in respect of Gas from Gas sources in which the Partnership or one or more of its Affiliates has an ownership interest, in each case, excluding any such costs incurred or revenues realized (as applicable) in respect of Plants that have not achieved Full Operations prior to the end of such Quarter, and in the case of Plants that have achieved Full Operations during such Quarter, including only such costs and revenues in respect of each such Plant for the period of time starting on the Date of Full Operations for such Plant and continuing until the end of such Quarter.
“Total Opex Costs” means, with respect to a Quarter, an amount equal to (a) the sum of (i) the Budgeted Opex Costs for the year (or other budget period) in which such Quarter occurs, plus (ii) the Opex Costs Carryover with respect to the prior year (or other budget period), divided by (b) the sum of the adjusted annual contract quantities (in MMBtu) of all purchasers under the LNG SPAs for such year (or other budget period), as set forth in the final Composite ADP issued pursuant to Section 8.2.4 of the LNG SPAs, prior to any intra-year updates thereto, multiplied by (c) the total amount of LNG (in MMBtu) that was delivered by Driftwood LNG to, suspended by or not taken (without excuse) by, any Limited Partner (or its Affiliate) pursuant to the LNG SPAs during such Quarter.
“Transfer” or derivations thereof, of an Interest means, as a noun, the transfer, sale, assignment, exchange, hypothecation or other disposition of an Interest, or any part thereof, directly or indirectly (including pursuant to a change in the beneficial ownership or control of a Partner), and as a verb, to directly or indirectly transfer, sell, assign, exchange, hypothecate or otherwise

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dispose thereof, provided that a pledge of an Interest as collateral under a credit facility shall not constitute a Transfer for purposes hereof unless and until such pledge is exercised by the lender pursuant to such credit facility.
“Transfer Restriction End Date” means the date that is the latest to occur of the respective Dates of Substantial Completion with respect to the Phase 1 Plants.
“Transferee” means a Person that receives a Transfer.
“Transferor” means a Person that makes a Transfer.
“Treasury Regulations” means the regulations, including temporary regulations, promulgated under the Code by the U.S. Department of Treasury, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of succeeding, similar, substitute, or final Treasury Regulations.
“Unfunded Commitment” means, with respect to any Limited Partner, the amount of such Limited Partner’s Capital Commitment, determined at any date, that has not been contributed, or deemed to have been contributed, to the Partnership as a Capital Contribution, increased by all distributions from the Partnership to such Limited Partner, to the extent of such Limited Partner’s Capital Contributions that are returned without being used by the Partnership. It is expressly understood and agreed that neither (a) a Limited Partner’s Partner Deposit (and the deemed Capital Contribution of the amount of such Partner Deposit), nor (b) any De-Bottlenecking Contribution made by a Limited Partner shall be considered a contribution in satisfaction of a portion of such Limited Partner’s Capital Commitment or shall reduce such Limited Partner’s Unfunded Commitment.
“Units” means units of limited partnership interest in the Partnership, and all rights and liabilities associated therewith in accordance with the terms of this Agreement, at any particular time, including rights to distributions (liquidating or otherwise) and allocations, including Class A Units, Class B Units, Class C Units, and Class D Units. Units shall be issued to the Limited Partners from time to time in accordance with the provisions of Section 4.3(a) and Section 4.3(e). The Units issued and outstanding from time to time shall be set forth on Schedule 1.
“Unrealized Gain” means, with respect to any Property, an amount (which shall not be less than zero) equal to (a) the Agreed Value of such Property as of the applicable date of determination minus (b) the Gross Asset Value of such Property as of such date of determination.
“Unrealized Loss” means, with respect to any Property, an amount (which shall not be less than zero) equal to (a) the Gross Asset Value of such Property as of the applicable date of determination minus (b) the Agreed Value of such Property as of such date of determination.
“Unreturned Capital Contributions” means, with respect to a Limited Partner, an amount, which shall not be less than zero, equal to (a) the aggregate Capital Contributions made or deemed to have been made by such Limited Partner in accordance with this Agreement, minus (b) the

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aggregate distributions received or deemed to have been received by such Limited Partner in accordance with this Agreement.
“Withdraw” and cognates means the withdrawal or resignation of a Partner from the Partnership as a partner thereof.
1.2    Other Definitional Provisions. Each of the terms below has the meaning set forth in the provision of the Agreement identified opposite such term in the table below.

Term	Provision
AAA	Section 11.9(a)
Additional Class A Units	Section 4.3(e)(ii)(A)(1)
Additional Class C Units	Section 4.3(e)(ii)(A)(2)
Additional Class D Units	Section 4.3(e)(ii)(A)(3)
Allocated Share	Section 7.4(d)
Class A Additional Issuance Notice	Section 4.3(e)(ii)(A)(1)
Class C Additional Issuance Notice	Section 4.3(e)(ii)(A)(2)
Class D Additional Issuance Notice	Section 4.3(e)(ii)(A)(3)
Confidential Information	Section 4.9
Damages	Section 9.3(a)
Defaulting Partner	Section 4.3(c)
Dispute	Section 11.9
Effective Date	First Paragraph
HMT	Section 4.5(f)
Imputed Underpayment Modifications	Section 7.4(c)
Indemnifying Partner	Section 7.4(d)
Liquidator	Section 8.2(c)
MASA Fees	Section 5.2
OFAC	Section 4.5(f)
Original Agreement	Recitals
Partnership	First Paragraph
Partnership Counsel	Section 11.15
Partnership Level Taxes	Section 7.4(c)
Partnership Representative	Section 7.4(a)
Prohibited Transfer	Section 4.6(d)(ii)
Quarterly Operating Distributions	Section 6.6
Ramp-Up Cargoes	Section 3.1(g)
Recalcitrant Partners	Section 7.5(c)
Retained Distributions	Section 6.8
Rules	Section 11.15
Sanctions	Section 4.5(f)
Section 754 Election	Section 7.4(i)
Unsubscribed Units	Section 4.3(e)(ii)(C)

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ARTICLE II
FORMATION
2.1    Formation; Amendment and Restatement of Original Agreement. By filing the Certificate with the Secretary of State of the State of Delaware as set forth in the recitals of this Agreement and executing the Original Agreement, the Partnership has been organized as a limited partnership pursuant to the Act. This Agreement amends and restates the Original Agreement in its entirety and is adopted and agreed to by the Partners to set forth their agreement with respect to the Partnership’s business and the rights, duties, and obligations of the Partners. The General Partner and the Initial Limited Partner hereby agree to continue the Partnership, and the Limited Partners listed on Schedule 1 as of the Effective Date, to the extent not previously admitted to the Partnership, are hereby admitted to the Partnership as Limited Partners. Schedule 1 shall set forth from time to time the name, notice address, cumulative Capital Contributions, Capital Commitment, and number and class of Units of each Partner, and such other information concerning the Partners as the General Partner determines to be necessary or desirable. The General Partner shall from time to time update Schedule 1 as necessary to accurately reflect the information therein, including to reflect the admission of Partners to the Partnership in accordance with this Agreement, to reflect Transfers of Units permitted hereby. Subject to the terms of this Agreement, the General Partner may take any action authorized hereunder with respect to the updating of Schedule 1 without any need to obtain the consent of any other Partner.
2.2    Name. The name of the Partnership is, and the business of the Partnership shall be conducted under the name of, “Driftwood Holdings LP.” The General Partner may change the name of the Partnership at any time and from time to time.
2.3    Registered Office and Registered Agent. The registered office of the Partnership in the State of Delaware is c/o Capitol Services, Inc., 1675 South State Street, Suite B, in the City of Dover, County of Kent, 19001. The name of the Partnership’s registered agent for service of process in the State of Delaware at such address is Capitol Services, Inc. At any time, the General Partner, on behalf of the Partnership, may designate another registered agent or registered office.
2.4    Duration. The Partnership shall continue in existence until terminated pursuant to the provisions hereof. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.
2.5    Purposes and Powers. The purpose for which the Partnership is organized is to transact any or all lawful business for which limited partnerships may be organized under the Act. The Partnership shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Partnership, to the extent the same may be legally exercised by limited partnerships under the Act. The Partnership shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate and this Agreement.
2.6    Foreign Qualification. The Partnership shall comply, to the extent legally possible, with all requirements necessary to qualify the Partnership as a foreign limited partnership in each jurisdiction in which the Partnership conducts business and such qualification is required. The General Partner shall execute, acknowledge, swear to, and deliver all certificates and other

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instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Partnership as a foreign limited partnership in all jurisdictions in which the Partnership conducts business and such qualification is required.
ARTICLE III
THE GENERAL PARTNER; MANAGEMENT OF THE PARTNERSHIP
3.1    Management of the Partnership by the General Partner.
(a)    The management, control, and operation of, and the determination of policy with respect to, the Partnership and its investment and other activities shall be vested exclusively in the General Partner (acting directly or through its duly appointed officers or agents). The General Partner is hereby authorized and empowered on behalf and in the name of the Partnership and in its own name, if necessary or appropriate, but subject to the other provisions of this Agreement, to carry out any and all of the purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that the General Partner may deem necessary, advisable, convenient, or incidental thereto, including the organization of one or more direct or indirect subsidiaries of the Partnership. The management and the conduct of the activities of the Partnership are and shall remain the sole responsibility of the General Partner.
(b)    In addition to the powers now or hereafter granted to a general partner of a limited partnership under the Act or that are expressly granted to the General Partner under any provision of this Agreement, the General Partner has full power and authority, except as otherwise expressly provided in this Agreement, to do all things deemed necessary or desirable by the General Partner to conduct the business of the Partnership, including: (i) the making of any expenditures and the incurrence of any obligations or indebtedness it deems necessary or advisable for the conduct of the activities of the Partnership; (ii) the use of the assets of the Partnership (including, without limitation, cash on hand) for any Partnership purpose on any terms it sees fit, including the financing of operations of the Partnership and the repayment of obligations of the Partnership; (iii) the negotiation, execution, and performance of any contracts and agreements (including loan agreements) that the General Partner considers desirable, useful, or necessary to the conduct of the business or operations of the Partnership or the implementation of the General Partner’s powers under this Agreement; (iv) the distribution of Partnership cash or other assets; (v) the selection, hiring, and dismissal of employees, attorneys, accountants, consultants, contractors, agents, and representatives, and the determination of their compensation and other terms of employment or hiring; (vi) the maintenance of such insurance for the benefit of the Partnership as the General Partner deems necessary or desirable; (vii) the formation of any further limited or general partnerships, joint ventures, or other relationships that the General Partner determines in good faith necessary or appropriate, consistent with the business purposes of the Partnership, and the contribution to such partnerships or ventures of assets and properties of the Partnership, subject, where applicable, to the terms of the General Partner LLC Agreement; (viii) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of any litigation, the incurring of legal

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expenses, and the settlement of claims and suits; (ix) the appointment of officers of the Partnership and its Affiliates; and (x) the pledging and mortgaging of Partnership assets to secure obligations of the Partnership and its Affiliates.
(c)    Notwithstanding any other provision of this Agreement to the contrary, no Person dealing with the Partnership shall be required to verify any representation by the General Partner as to its authority to encumber, sell, or otherwise use any assets or properties of the Partnership, and any such Person shall be entitled to rely exclusively on such representations and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against any such lender, purchaser, or other Person to contest, negate, or disaffirm any action of the General Partner in connection with any such sale or financing. In no event shall any Person dealing with the General Partner or the General Partner’s agent with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, and each such Person shall be entitled to rely on the assumption that the Partnership has been duly formed and is validly in existence. In no event shall any such Person be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner’s representative, and every contract, agreement, deed, mortgage, security agreement, promissory note, or other instrument or document executed by the General Partner or the General Partner’s representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any Person claiming thereunder that (i) at the time of the execution and delivery thereof this Agreement was in full force and effect, (ii) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement, and is binding upon the Partnership, and (iii) the General Partner or the General Partner’s representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.
(d)    The funds of the Partnership shall be deposited in accounts designated by the General Partner. The General Partner may, in its sole discretion, deposit funds of the Partnership in a central disbursing account maintained by or in the name of the Partnership, provided that at all times books of account are maintained that show the amount of funds of the Partnership on deposit in such account and interest accrued with respect to such funds as credited to the Partnership. Funds of the Partnership may be invested as determined by the General Partner in accordance with the terms and provisions of this Agreement.
(e)    The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by the General Partner to be genuine and to have been signed or presented by the proper party or parties. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by the General Partner, and any opinion of any such Person as to matters which the General Partner believes to be within such Person’s professional or expert competence shall be full and complete

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authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.
(f)    The General Partner’s interest in the Partnership will be represented by the General Partner Units. There shall be a total of 100 General Partner Units issued and outstanding at all times, and all such General Partner Units shall be held at all times by the General Partner. The General Partner may not Transfer all or any part of the General Partner Units to any Person. The General Partner Units shall not be certificated.
(g)    Notwithstanding anything to the contrary in this Agreement, the General Partner shall take such action as shall be necessary in its capacity as general partner of the Partnership to cause any LNG produced by a Plant during the period of time from the Date of Substantial Completion to the Date of Full Operations of such Plant (“Ramp-Up Cargoes”) to be offered to the Limited Partners (or their respective Affiliates under the LNG SPAs) pursuant to a tender process as follows:
(i)    On or before the date that is six months prior to the expected Date of Substantial Completion of the applicable Plant, Driftwood LNG will issue a tender notice to all Limited Partners that hold Units issued in respect of the applicable Phase Project that includes such Plant (or their respective Affiliates under the LNG SPAs) to purchase all or a portion of the Ramp-Up Cargoes expected to be produced prior to the Date of Full Operations of such Plant, which notice shall include reasonably relevant details available at such time (including quantities of LNG available for purchase). If the expected Ramp-Up Cargoes are increased prior to the Date of Full Operations of such Plant, then Driftwood LNG will issue, as soon as reasonably practicable following such increase adjustment, an additional tender notice to all such Limited Partners (or their respective Affiliates under the LNG SPAs) to purchase all or a portion of such increased Ramp-Up Cargoes.
(ii)    Each Limited Partner that is entitled to receive the tender notice described in Section 3.1(g)(i) (or its Affiliate that is party to an LNG SPA) shall have 45 days to submit an offer to Driftwood LNG to purchase all or a portion of the Ramp-Up Cargoes, indicating the price per MMBtu that it is willing to pay for the same. If such Limited Partner (or its Affiliate that is party to an LNG SPA) does not submit an offer pursuant to the immediately preceding sentence within such 45-day period, then such Limited Partner (or its Affiliate that is party to an LNG SPA) shall be deemed to have waived its right to participate in the relevant tender process.
(iii)    Driftwood LNG shall be required to select winning bids from among the offers submitted pursuant to Section 3.1(g)(ii), on the basis of (A) price per MMBtu, and (B) compliance with requested bid parameters; provided, however, that Driftwood LNG may select winning bids on the basis of other criteria, if approved by the General Partner in accordance with Section 5.1(c)(iv) of the General Partner LLC Agreement in each instance.

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(iv)    If Driftwood LNG does not receive bids from the applicable Limited Partners (or their respective Affiliates under the LNG SPAs) to purchase all or a portion of the Ramp-Up Cargoes, then Driftwood LNG shall be free to market any such uncommitted Ramp-Up Cargoes as a result of the tender to the market generally (including third party purchasers).
3.2    No Participation in Management by the Limited Partners.
(a)    No Limited Partner (acting in its capacity as such) shall have the right or power to participate in the management or affairs or conduct of business of the Partnership, nor shall any Limited Partner have the power to sign for or bind the Partnership. Subject to the Act, the exercise by any Limited Partner of any right expressly conferred herein shall not be construed to constitute participation by such Limited Partner in the control of the business of the Partnership so as to make such Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of the Act. The foregoing provisions of this Section 3.2(a) shall not be construed to limit a Limited Partner’s right to nominate an individual representative of such Limited Partner to serve as a director on the board of directors of the General Partner in accordance with the General Partner LLC Agreement.
(b)    Except as otherwise required by the Act or other applicable law, no Limited Partner shall be personally liable for any of the debts or obligations of the Partnership, and the liability of each Limited Partner to the Partnership for such debts and obligations shall be limited to the total Capital Contributions that such Limited Partner is required to make to the Partnership pursuant to this Agreement and, in the case of a Limited Partner that executed a Contribution Agreement, any Contribution Agreement to which such Limited Partner is a party, and the obligations, if any, to return distributions to the Partnership to the extent required pursuant to the Act or other applicable law, and such liability shall be enforceable only by the Partnership and the Partners and not, directly or indirectly, by any creditors of the Partnership. The foregoing shall not be construed to limit the enforceability of the Capital Commitments of the Limited Partners or any other contractual obligations of the Limited Partners (or their respective Affiliates) under this Agreement, the Contribution Agreements, or the LNG SPAs, as applicable.
ARTICLE IV
LIMITED PARTNERS; CAPITALIZATION
4.1    Limited Partner Information. Schedule 1 sets forth the respective names, addresses, and e-mail addresses of the Limited Partners, the number and classes of Units held by each Limited Partner, and their respective Capital Commitments and Capital Contributions. The General Partner shall revise Schedule 1 from time to time, without the consent of any other Partner, to reflect any changes in the foregoing information with respect to any Limited Partner made in accordance with this Agreement, and no such revision shall constitute an amendment of this Agreement. Each Limited Partner will provide the Partnership with a duly executed Internal Revenue Service Form W-9 or appropriate Internal Revenue Service Form W-8BEN or Form

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W-8BEN-E, as applicable, in respect of such Limited Partner as soon as reasonably practicable following such Limited Partner’s admission to the Partnership.
4.2    Units.
(a)    Units Generally. Each Limited Partner’s interest in the Partnership will be represented by its Capital Account and by Units issued by the Partnership to such Limited Partner. The four classes of Units to be issued to Limited Partners are Class A Units, Class B Units, Class C Units, and Class D Units. The Units issued and outstanding from time to time shall be set forth on Schedule 1.
(b)    Voting Rights. The Units do not have any voting rights and do not confer the right to vote on matters related to the Partnership or otherwise except as expressly set forth in this Agreement, provided that the foregoing shall not be construed to limit a Limited Partner’s right to nominate an individual representative of such Limited Partner to serve as a director on the board of directors of the General Partner, to the extent such Limited Partner holds Class A Units, in accordance with the General Partner LLC Agreement.
(c)    Certificates. The Units shall not be certificated.
(d)    Several Obligations. The obligations of each Limited Partner hereunder shall be several and not joint and several, and no Limited Partner shall be obligated to make any of the Capital Contributions of another Limited Partner.
(e)    Class B Units. On the Effective Date, the Partnership shall issue to the Initial Limited Partner a total of 1,104 Class B Units. The Initial Limited Partner shall not have any right to receive distributions hereunder in respect of any Class B Units held by the Initial Limited Partner. However, (i) one-half of the Class B Units shall be subject to conversion into Class C Units pursuant to Section 4.3(a)(ii)(B) in the event of FID with respect to the Phase 2 Project, and (ii) the remaining one-half of the Class B Units shall be subject to conversion into Class D Units pursuant to Section 4.3(a)(iii)(B) in the event of FID with respect to the Phase 3 Project. If FID is not taken by the Partnership with respect to the Phase 2 Project or the Phase 3 Project, then the Class B Units will not entitle the Initial Limited Partner to any economic benefits hereunder. No Class B Units shall be issued by the Partnership other than the 1,104 Class B Units issued to the Initial Limited Partner pursuant to this Section 4.2(e).
4.3    Capital Commitments, Capital Contributions, and Issuances of Units.
(a)    Capital Commitments; Issuance and Conversion of Units.
(i)    Phase 1 Project.
(A)    Pursuant to the respective Contribution Agreements entered into on or prior to the Phase 1 Project FID Date in respect of the Phase 1 Project, the Limited Partners have made the respective Capital Commitments

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to the Partnership set forth on Schedule 1 as of the Effective Date. Each such Limited Partner shall be obligated to make Capital Contributions to the Partnership in satisfaction of such Limited Partner’s Capital Commitment in accordance with the respective Contribution Agreement to which such Limited Partner is a party.
(B)    On the Effective Date, the Partnership shall issue to each Limited Partner that has made a Capital Commitment pursuant to a Contribution Agreement on or prior to the Phase 1 Project FID Date in respect of the Phase 1 Project a number of Class A Units equal to (1) the sum of (x) such Limited Partner’s Capital Commitment under such Contribution Agreement, plus (y) the Partner Deposit made by such Limited Partner pursuant to such Contribution Agreement, divided by (2) the Phase 1 Unit Issue Price. As of the Effective Date, the Initial Limited Partner has entered into a Contribution Agreement pursuant to which the Initial Limited Partner has made a Capital Commitment in respect of the Phase 1 Project in the amount of $1,000,000,000.00, for which the Initial Limited Partner will be issued 200 Class A Units.
(C)    In addition to the Class A Units to be issued to the Initial Limited Partner in respect of its Capital Commitment in respect of the Phase 1 Project pursuant to Section 4.3(a)(i)(B), on the Effective Date, in consideration of the Initial Limited Partner’s cumulative Capital Contributions in the form of cash and other Property (including goodwill) with an aggregate Agreed Value equal to the amount set forth opposite the Initial Limited Partner’s name as of the Effective Date on Schedule 1 under the column titled “Capital Contributions,” and not in respect of any Capital Commitment, the Partnership shall issue to the Initial Limited Partner, as of the Effective Date, a number of Class A Units (which shall not be less than zero) equal to (A) 1,656, minus (B) the Phase 1 FID Class A Unit Amount.
(D)    Equity capital required by the Partnership to fund the construction of any Subsequent Phase Project (if any) shall be secured through the execution of Contribution Agreements in respect of such Subsequent Phase Project, and not through the issuance of Class A Additional Issuance Notices pursuant to Section 4.3(e)(ii)(A)(1).
(ii)    Phase 2 Project. If FID is taken by the Partnership in respect of the Phase 2 Project, then the Partnership will be authorized to issue and sell Class C Units as provided in this Section 4.3(a)(ii).
(A)    Pursuant to Contribution Agreements to be entered into on or prior to the Phase 2 Project FID Date in respect of the Phase 2 Project, the Partnership shall issue to the Limited Partners making Capital Commitments to the Partnership to fund the construction of the Phase 2 Project Class C Units in a total amount not to exceed the Subsequent Phase FID Unit Amount.

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Each such Limited Partner shall be obligated to make Capital Contributions to the Partnership in satisfaction of such Limited Partner’s Capital Commitment in accordance with the respective Contribution Agreement to which such Limited Partner is a party.
(B)    Automatically and without any action required on the part of any Person, including the Partnership or any Partner, on the Phase 2 Project FID Date, 552 of the Class B Units held by the Initial Limited Partner shall be converted into a number of Class C Units (which shall not be less than zero) equal to (1) the Subsequent Phase FID Unit Amount, minus (2) the Phase 2 FID Class C Unit Amount.
(C)    The Class C Units issued pursuant to this Section 4.3(a)(ii) and Section 4.3(e)(ii) shall not entitle the Limited Partner holding such Class C Units to any Quarterly Operating Distributions pursuant to Section 6.6 unless and until such Class C Units convert into Class A Units pursuant to Section 4.3(a)(ii)(D).
(D)    The Class C Units shall be subject to conversion into Class A Units as set forth in this Section 4.3(a)(ii)(D). Automatically and without any action required on the part of any Person, including the Partnership or any Partner, on the Date of Full Operations with respect to Plant 4, each Class C Unit held by a Limited Partner shall be converted into a number of Class A Units equal to (1) one, multiplied by (2) a fraction (x) the numerator of which is an amount equal to (I) 552, plus (II) the number of Additional Class C Units issued in respect of Class C De-Bottlenecking Contributions pursuant to Section 4.3(e)(ii)(A)(2) (if any), and (y) the denominator of which is the total number of Class C Units outstanding as of the Date of Full Operations with respect to Plant 4 (including any and all Class C Units issued pursuant to this Section 4.3(a)(ii) and Section 4.3(e)(ii)).
(E)    Neither the automatic conversion of Class B Units into Class C Units pursuant to Section 4.3(a)(ii)(B) nor the automatic conversion of Class C Units into Class A Units pursuant to Section 4.3(a)(ii)(D) shall constitute an issuance of any new Interests or additional Interests by the Partnership but rather shall be deemed re-designations of existing Interests into a different class or number of Units, as applicable.
(F)    The General Partner shall cause Schedule 1 to be updated from time to time to reflect the issuances and automatic conversions of Units contemplated by this Section 4.3(a)(ii).
(iii)    Phase 3 Project. If FID is taken by the Partnership in respect of the Phase 2 Project, then the Partnership will be authorized to issue and sell Class D Units as provided in this Section 4.3(a)(iii).

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(A)    Pursuant to Contribution Agreements to be entered into on or prior to the Phase 3 Project FID Date in respect of the Phase 3 Project, the Partnership shall issue to the Limited Partners making Capital Commitments to the Partnership to fund the construction of the Phase 3 Project Class D Units in a total amount not to exceed the Subsequent Phase FID Unit Amount. Each such Limited Partner shall be obligated to make Capital Contributions to the Partnership in satisfaction of such Limited Partner’s Capital Commitment in accordance with the respective Contribution Agreement to which such Limited Partner is a party.
(B)    Automatically and without any action required on the part of any Person, including the Partnership or any Partner, on the Phase 3 Project FID Date, 552 of the Class B Units held by the Initial Limited Partner shall be converted into a number of Class D Units (which shall not be less than zero) equal to (1) the Subsequent Phase FID Unit Amount, minus (2) the Phase 3 FID Class D Unit Amount.
(C)    The Class D Units issued pursuant to this Section 4.3(a)(iii) and Section 4.3(e)(ii) shall not entitle the Limited Partner holding such Class D Units to any Quarterly Operating Distributions pursuant to Section 6.6 unless and until such Class D Units convert into Class A Units pursuant to Section 4.3(a)(iii)(D).
(D)    The Class D Units shall be subject to conversion into Class A Units as set forth in this Section 4.3(a)(iii)(D). Automatically and without any action required on the part of any Person, including the Partnership or any Partner, on the Date of Full Operations with respect to Plant 5, each Class D Unit held by a Limited Partner shall be converted into a number of Class A Units equal to (1) one, multiplied by (2) a fraction (x) the numerator of which is an amount equal to (I) 552, plus (II) the number of Additional Class D Units issued in respect of Class D De-Bottlenecking Contributions pursuant to Section 4.3(e)(ii)(A)(3) (if any), and (y) the denominator of which is the total number of Class D Units outstanding as of the Date of Full Operations with respect to Plant 5 (including any and all Class D Units issued pursuant to this Section 4.3(a)(iii) and Section 4.3(e)(ii).
(E)    Neither the automatic conversion of Class B Units into Class D Units pursuant to Section 4.3(a)(iii)(B) nor the automatic conversion of Class D Units into Class A Units pursuant to Section 4.3(a)(iii)(D) shall constitute an issuance of any new Interests or additional Interests by the Partnership but rather shall be deemed re-designations of existing Interests into a different class or number of Units, as applicable.
(F)    The General Partner shall cause Schedule 1 to be updated from time to time to reflect the issuances and automatic conversions of Units contemplated by this Section 4.3(a)(iii).

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(b)    Drawdown of Capital Commitments.
(i)    Drawdown Notices in respect of Capital Commitments to fund the construction of the Phase 1 Project shall be sent exclusively to the Limited Partners holding Class A Units issued in exchange for Capital Commitments made pursuant to Contribution Agreements in accordance with Section 4.3(a)(i)(B), in each case, to the extent of the Unfunded Commitments of such Limited Partners. Drawdown Notices in respect of Capital Commitments to fund the construction of the Phase 2 Project shall be sent exclusively to the Limited Partners holding Class C Units issued in exchange for Capital Commitments issued pursuant to Contribution Agreements in accordance with Section 4.3(a)(ii)(A), in each case, to the extent of the Unfunded Commitments of such Limited Partners. Drawdown Notices in respect of Capital Commitments to fund the construction of the Phase 3 Project shall be sent exclusively to the Limited Partners holding Class D Units issued in exchange for Capital Commitments issued pursuant to Contribution Agreements in accordance with Section 4.3(a)(iii)(A), in each case, to the extent of the Unfunded Commitments of such Limited Partners. The General Partner shall not send any Drawdown Notices to the Limited Partners to fund any De-Bottlenecking Contribution out of their Unfunded Commitments.
(ii)    On or before each Drawdown Date, each Limited Partner that has an Unfunded Commitment in respect of the applicable Phase Project shall contribute to the Partnership an amount equal to such portion of its Unfunded Commitment as shall be specified by the General Partner in the Drawdown Notice delivered in respect of such Drawdown Date (which amount shall be calculated by the General Partner in proportion to the Unfunded Commitments of all Limited Partners in respect of the applicable Phase Project, with such adjustments as the General Partner determines in good faith to be necessary to remediate any imbalance in relative Capital Contributions as among the contributing Limited Partners in respect of the applicable Phase Project). The Unfunded Commitment of such Limited Partner shall be reduced by the amount of such Capital Contribution upon receipt thereof by the Partnership. Notwithstanding anything to the contrary in this Agreement, no Limited Partner shall be obligated or bound to make any Capital Contribution in excess of such Limited Partner’s Unfunded Commitment.
(iii)    The General Partner will endeavor to provide reasonable advance written notice to the Limited Partners required to make Capital Contributions in respect of a Drawdown Notice of the approximate date of the expected Drawdown Date thereof, including, to the extent reasonably practicable, one such notice 60 days prior to the estimated Drawdown Date, and an updated notice 30 days prior to the estimated Drawdown Date. The actual Drawdown Date shall be set forth in the applicable Drawdown Notice, which shall be delivered at least 15 Business Days prior to the applicable Drawdown Date.

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(iv)    Capital Contributions drawn from the Limited Partners’ Unfunded Commitments in respect of a Phase Project shall be made by the applicable Limited Partners on each Drawdown Date in accordance with the specifications set forth in the applicable Drawdown Notice. All Capital Contributions shall be made in United States dollars by wire transfer of immediately available funds to an account or accounts of the Partnership specified in the Drawdown Notice, or as otherwise described in any escrow agreement entered into by a Limited Partner in respect of its Capital Commitment.
(c)    Consequences of Default. If (i) a Limited Partner fails to fund any portion of any Capital Contribution required to be made by such Limited Partner pursuant to Section 4.3(b) or otherwise in accordance with a Contribution Agreement to which such Limited Partner is a party, (ii) such Limited Partner breaches any representation or warranty set forth in Section 4.5(g) or any covenant set forth in subclause (y) of Section 4.15(a)(i), or (iii) a Termination Event has occurred with respect to such Limited Partner (or its Affiliate) that gives rise to a right of termination in favor of the Partnership or its Affiliate under an LNG SPA to which such Limited Partner (or its Affiliate) is a party, then such Limited Partner shall be a “Defaulting Partner” for purposes of this Agreement until such default is satisfactorily cured, as determined by the General Partner in its sole discretion. In the discretion of the General Partner, (x) if a Limited Partner remains a Defaulting Partner for a period of 45 days or more (in the case of subclause (i) above), (y) at any time (in the case of subclause (ii) above), or (z) following the continuation of such Defaulting Partner’s default beyond the applicable cure period (if any) under the applicable LNG SPA to which such Defaulting Partner (or its Affiliate) is a party, and otherwise at any time (in the case of subclause (iii) above), all of such Defaulting Partner’s Default Forfeiture Units and all of such Defaulting Partner’s rights to distributions and allocations under this Agreement in respect of its Default Forfeiture Units (including any Retained Distributions in respect of such Default Forfeiture Units) shall be forfeited for no consideration, and, if such Default Forfeiture Units represent such Defaulting Partner’s entire Interest, such Defaulting Partner shall, as of the date of such forfeiture, cease to be a limited partner of the Partnership. Without limiting the foregoing (including without limitation to the General Partner’s discretion to enforce the forfeiture of a Defaulting Partner’s Default Forfeiture Units), at any time during which a Limited Partner is a Defaulting Partner, any distributions that would otherwise be made to such Limited Partner pursuant to this Agreement in respect of its Default Forfeiture Units shall be retained by the Partnership as Retained Distributions in accordance with the provisions of Section 6.8. Notwithstanding the foregoing, each Limited Partner acknowledges that the relationship between such Limited Partner and the Partnership is uniquely essential to the business of the Partnership and the failure to fund any portion of any Capital Contribution required to be made by such Limited Partner pursuant to Section 4.3(b) shall cause irreparable injury to the Partnership for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Limited Partner agrees that, in addition to any legal or other equitable damages that the Partnership is entitled to recover, the provisions of Section 4.3(b) may be enforced by specific performance and that the Partnership shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce such provisions. The Limited Partners further acknowledge that the

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Partnership might suffer irreparable harm due to delay if, as a condition to obtaining equitable remedies, the Partnership were required to demonstrate it would suffer irreparable harm. The parties hereto therefore intend that if a Limited Partner breaches one or more of its obligations under Section 4.3(b), then for purposes of determining whether to grant an equitable remedy, a court will assume that such breach would cause the Partnership irreparable harm.
(d)    Cancellation of Capital Commitment. All or a portion of the Capital Commitment of a Limited Partner may be canceled at any time by mutual written agreement of the General Partner and such Limited Partner. Upon any such cancellation of all or a portion of a Limited Partner’s Capital Commitment, such Limited Partner shall automatically forfeit a number of Class A Units, Class C Units, or Class D Units, as applicable, equal to (i) the canceled portion of such Limited Partner’s Capital Commitment, divided by (ii) the issue price per Unit issued in respect of such Limited Partner’s Capital Commitment.
(e)    Additional Capital Contributions; Pre-Emptive Rights.
(i)    Additional Capital Contributions. Subject to the provisions of this Section 4.3(e) and the limitations set forth in the General Partner LLC Agreement, the General Partner shall be authorized, at any time and from time to time, to cause the Partnership to request that additional Capital Contributions be made (outside of the Capital Contributions required to be made by Limited Partners in respect of their Capital Commitments) and to issue additional Units in respect of such additional Capital Contributions; provided, however, that if the General Partner determines that the Partnership requires additional funds for the purposes of funding operational expenses or capitalized maintenance costs, the General Partner will cause the Partnership to draw in priority on the available cash on hand of the Partnership, to the extent such cash on hand is not otherwise committed for use or reserved by the Partnership, reasonably expected to be committed for use or reserved by the Partnership, or required by the Partnership’s lenders to be maintained at a minimum level. If the amount of the available cash on hand of the Partnership (after giving effect to the foregoing determinations) is not sufficient to fund the relevant operational expenses or capitalized maintenance costs, the General Partner will be authorized, subject to the limitations set forth in the General Partner LLC Agreement, to request that additional Capital Contributions be made in accordance with this Section 4.3(e). Any such request for additional Capital Contributions and any issuance of Units in connection therewith shall be made pursuant to the procedures set forth in Section 4.3(e)(ii). Any such request may, but shall not be obligated to, be made, without limitation, following a forfeiture of all or a portion of an Interest pursuant to Section 4.3(c) or a cancellation or partial cancellation of a Limited Partner’s Capital Commitment pursuant to Section 4.3(d) if the General Partner determines that the Partnership will require additional capital to fund the construction of the applicable Phase Project (in addition to the remaining Unfunded Commitments of the Limited Partners).

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(ii)    Pre-Emptive Rights Procedure. Any Units other than those issued pursuant to Section 4.3(a) shall be issued in accordance with the procedure set forth in this Section 4.3(e)(ii).
(A)    In connection with any request for additional Capital Contributions, the General Partner shall deliver a notice to the applicable Eligible Limited Partners as follows:
(1)    Any notice requesting funding in respect of the construction of the Phase 1 Project or related Partnership Expenses or for general Partnership matters, other than the construction of the Subsequent Phase Projects and related Partnership Expenses and excluding any Class C De-Bottlenecking Contributions or Class D De-Bottlenecking Contributions, but including any Class A De-Bottlenecking Contributions (any such notice, a “Class A Additional Issuance Notice”), shall be delivered to the Eligible Limited Partners and shall set forth: (w) the Partnership’s intention to request additional Capital Contributions and to issue an amount of additional Class A Units (“Additional Class A Units”) in respect of such Capital Contributions; (x) the number of Additional Class A Units to be issued that corresponds to the Eligible Percentage of each Eligible Limited Partner; (y) the Additional Issuance Unit Price per Class A Unit applicable to such Additional Class A Units; and (z) the intended purposes and uses for the additional Capital Contributions requested pursuant to such Class A Additional Issuance Units. Further, if such Class A Additional Issuance Notice is in respect of any Class A De-Bottlenecking Contributions, such Class A Additional Notice shall identify the De-Bottlenecking Estimated Total Quantity in connection with such Class A De-Bottlenecking Contributions.
(2)    Any notice requesting funding in respect of the construction of the Phase 2 Project or related Partnership Expenses, including any Class C De-Bottlenecking Contributions (any such notice, a “Class C Additional Issuance Notice”), shall be delivered to the Eligible Limited Partners and shall set forth: (w) the Partnership’s intention to request additional Capital Contributions to fund the construction of the Phase 2 Project and to issue an amount of additional Class C Units (“Additional Class C Units”) in respect of such Capital Contributions; (x) the number of Additional Class C Units to be issued that corresponds to the Eligible Percentage of each Eligible Limited Partner; (y) the Additional Issuance Unit Price per Class C Unit applicable to such Additional Class C Units; and (z) the intended purposes and uses for the additional Capital Contributions requested pursuant to such Class C Additional Issuance Units. Further, if such Class C Additional Issuance Notice is in respect of

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any Class C De-Bottlenecking Contributions, such Class C Additional Notice shall identify the De-Bottlenecking Estimated Total Quantity in connection with such Class C De-Bottlenecking Contributions.
(3)    Any notice requesting funding in respect of the construction of the Phase 3 Project or related Partnership Expenses, including any Class D De-Bottlenecking Contributions (any such notice, a “Class D Additional Issuance Notice”), shall be delivered to the Eligible Limited Partners and shall set forth: (w) the Partnership’s intention to request additional Capital Contributions to fund the construction of the Phase 3 Project and to issue an amount of additional Class D Units (“Additional Class D Units”) in respect of such Capital Contributions; (x) the number of Additional Class D Units to be issued that corresponds to the Eligible Percentage of each Eligible Limited Partner; (y) the Additional Issuance Unit Price per Class D Unit applicable to such Additional Class D Units; and (z) the intended purposes and uses for the additional Capital Contributions requested pursuant to such Class D Additional Issuance Units. Further, if such Class D Additional Issuance Notice is in respect of any Class D De-Bottlenecking Contributions, such Class D Additional Notice shall identify the De-Bottlenecking Estimated Total Quantity in connection with such Class D De-Bottlenecking Contributions.
(B)    Each Eligible Limited Partner shall have 30 Business Days after receipt of an Additional Issuance Notice pursuant to Section 4.3(e)(ii)(A) to agree to purchase all or a portion of its Eligible Percentage of the Additional Issuance Units at the Additional Issuance Unit Price set forth in such Additional Issuance Notice by giving written notice to the Partnership and stating therein the quantity of Additional Issuance Units to be purchased by such Eligible Limited Partner.
(C)    If any Eligible Limited Partner fails to exercise in part or in full its right to purchase its Eligible Percentage of the Additional Issuance Units within the 30-day period specified in Section 4.3(e)(ii)(B), the Partnership shall give each Exercising Eligible Limited Partner written notice of the amount of Additional Issuance Units in respect of which Eligible Limited Partners have failed to exercise their rights to purchase (“Unsubscribed Units”), and each such Exercising Eligible Limited Partner shall have five Business Days after receipt of such notice to agree to purchase all or a portion of its proportionate share (based on the relative Eligible Percentages of the Exercising Eligible Limited Partners) of the Unsubscribed Units. The foregoing procedure shall be repeated until (1) the Exercising Eligible Limited Partners have agreed to purchase all of the Unsubscribed

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Units, or (2) no Exercising Eligible Limited Partner agrees to purchase any additional Unsubscribed Units.
(D)    If, after completion of the procedures set forth in Sections 4.3(e)(ii)(A) through 4.3(e)(ii)(C), there remain any Unsubscribed Units, the Partnership shall thereafter be free to sell such Unsubscribed Units to one or more Persons (including Limited Partners) that are not Eligible Limited Partners at a price equal to the Additional Issuance Unit Price set forth in the Additional Issuance Notice and upon substantially the same terms as the Additional Issuance Units are offered to the Eligible Limited Partners pursuant to the foregoing provisions of this Section 4.3(e)(ii).
No Eligible Limited Partner shall be required to purchase any Additional Issuance Units pursuant to this Section 4.3(e)(ii), and the only penalty incurred by an Eligible Limited Partner for failing to exercise its right to purchase any such Additional Issuance Units will be the dilution of its Interest. No Capital Contribution made by any Eligible Limited Partner to acquire Additional Issuance Units pursuant to this Section 4.3(e)(ii) shall reduce such Eligible Limited Partner’s Unfunded Commitment. The General Partner shall cause Schedule 1 to be updated from time to time to reflect the issuances of Units contemplated by this Section 4.3(e)(ii).
(f)    Penalty on Defaulted Commitment Amount. Without limiting any remedy available to the Partnership under Section 4.3(c), if a Limited Partner fails to make a Capital Contribution in respect of its Capital Commitment as and when required under this Agreement, such Limited Partner shall be obligated to pay to the Partnership interest thereon at a rate per annum equal to 2% above LIBOR (as in effect on the day when such sum was originally due) on and from the day when the Capital Contribution was due until the date the Capital Contribution is made, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than 90 days, the applicable LIBOR rate for each successive term of 90 days during that period shall be that in effect on the first day of that 90-day period. Interest shall accrue from day-to-day and be calculated on the basis of a 360-day year. The interest accrued or paid on any defaulted Capital Contribution pursuant to this Section 4.3(f) shall not (i) be deemed to be a Capital Contribution for purpose of this Agreement, (ii) reduce the applicable Limited Partner’s Unfunded Commitment, or (iii) entitle the applicable Limited Partner to be issued any additional Units.
4.4    Additional Limited Partners. Subject to Sections 4.3(a), 4.3(e), and 4.6, the General Partner shall have full power and authority to admit additional Persons to the Partnership as Limited Partners. Prior to admitting any Person as an additional Limited Partner, the General Partner shall have determined that all of the following conditions have been satisfied:
(a)    The prospective Limited Partner shall have executed and delivered such documents, instruments, and certificates and shall have taken such actions as the General Partner shall deem necessary or desirable to effect such admission, including, if requested by the General Partner, the execution of (i) a counterpart of this Agreement, and (ii) in the case of any Person admitted to the Partnership as a Limited Partner, a contribution or

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subscription agreement containing representations and warranties by such Person that are substantially the same as those made by the previously admitted Limited Partners in the Contribution Agreements previously entered into by the Partnership and such Limited Partners.
(b)    The admission of such prospective Limited Partner shall not result in a violation of any applicable law, including the Securities Act, or any term or condition of this Agreement.
(c)    The Partnership shall not, as a result of such admission, be required to register as an investment company under the Investment Company Act.
(d)    None of the General Partner, the Advisor, or any of their respective Affiliates shall, as a result of such admission, be required to register as an investment adviser under the Advisers Act.
(e)    The Partnership shall not, as a result of such admission, become taxable as a corporation or association.
Upon the admission of a new Limited Partner, or the increase in the Capital Commitment of an existing Limited Partner, in accordance with this Section 4.4, the General Partner shall be authorized to amend Schedule 1 to reflect such admission or increased Capital Commitment, as applicable. The provisions of this Section 4.4 shall not apply to Transfers of Interests, which shall be governed by Section 4.6.
4.5    Representations and Warranties of Limited Partners.
(a)    Each Limited Partner hereby represents and warrants to the Partnership and to each other Partner, without limitation of any representations and warranties set forth in any Contribution Agreement executed and delivered by such Limited Partner, that: (i) such Limited Partner has full power and authority to execute and agree to this Agreement and to perform its obligations hereunder, and that all actions necessary for the due authorization, execution, delivery, and performance of this Agreement by such Limited Partner have been duly taken; (ii) such Limited Partner has duly executed and delivered this Agreement; and (iii) such Limited Partner’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which such Limited Partner is a party or by which the Limited Partner is bound.
(b)    Notwithstanding anything herein to the contrary, each Limited Partner hereby represents and warrants to the Partnership and each other Partner (in the case of a Limited Partner that executed a Contribution Agreement, without limitation of any representations and warranties set forth in any Contribution Agreement executed and delivered by such Limited Partner), that: (i) the Interest of such Limited Partner is acquired for investment purposes only for its own account and not with a view to or in connection with any distribution, re-offer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws; (ii) such Limited Partner, alone or together with its

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representatives, possesses such expertise, knowledge and sophistication in financial and business matters generally, and has the sophistication to understand the type of transactions in which the Partnership proposes to engage in particular, that it is capable of evaluating the merits and economic risks of acquiring and holding its Interest; (iii) such Limited Partner has had access to all of the information with respect to its Interest that it deems necessary to make a complete evaluation thereof, and has had the opportunity to question the Partnership and the General Partner concerning such Interest; (iv) the decision of such Limited Partner to acquire its Interest for investment has been based solely upon the evaluation made by such Limited Partner; (v) such Limited Partner is aware that it must bear the economic risk of its investment in the Partnership for an indefinite period of time because the Units have not been registered under the Securities Act or under the securities laws of any state, and therefore, cannot be sold or otherwise Transferred unless the Units are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available; (vi) such Limited Partner is aware that only the Partnership can take action to register the Units under the Securities Act and the securities laws of the various states and that the Partnership is under no such obligation and does not propose to attempt to do so; (vii) such Limited Partner is aware that this Agreement provides restrictions on the ability of such Limited Partner to sell, transfer, assign, mortgage, hypothecate, pledge, or otherwise encumber its Interest; and (viii) such Limited Partner neither is nor will it be obligated for any finder’s fee or commission in connection with its investment in the Partnership.
(c)    Notwithstanding anything herein to the contrary, each Limited Partner hereby represents and warrants to the Partnership that such Limited Partner is (i) an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and (ii) a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act.
(d)    Each Limited Partner hereby represents and warrants to the Partnership and to each other Partner that such Limited Partner either (i) is not a partnership, grantor trust, or Subchapter S corporation for U.S. federal income tax purposes, or (ii) if such Limited Partner is a Subchapter S corporation for U.S. federal income tax purposes, then such Subchapter S Corporation is not part of a tiered arrangement, a principal purpose of which is to permit the Partnership to satisfy the 100 partner limitation set forth in Treasury Regulations Section 1.7704-1(h)(1)(ii).
(e)    Each Limited Partner hereby represents and warrants to the Partnership and to each other Partner that such Limited Partner is an “eligible partner” within the meaning of Treasury Regulations Section 301.6221(b)-1(b)(3).
(f)    Each Limited Partner hereby represents and warrants to the Partnership and to each other Limited Partner that such Limited Partner is not, and will not be, a Person, or owned or controlled by any Person that is currently the subject or target of any sanction (“Sanctions”) administered or enforced by the United States Government (including the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”),

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the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority applicable to such Limited Partner) or whose assets have been frozen pursuant to such Sanctions, unless, in each case, such Sanctions do not prohibit entering into business relationships with such Person.
(g)    Each Limited Partner hereby represents and warrants to the Partnership and to each other Limited Partner that, in the performance of this Agreement or any LNG SPA to which such Limited Partner (or its Affiliate) is a party, and the activities contemplated herein and therein, neither such Limited Partner, nor any of its Affiliates, nor any of its or their respective officers, directors, employees, agents or other representatives has taken any action, or omitted to take any action, which would (x) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanction Laws or any other law applicable to that Limited Partner or its Affiliates, or (y) cause any other Partner or the Partnership to be in violation of any Anti-Corruption Law or Export Control and Sanction Laws applicable to such other Person. Each Limited Partner hereby represents and warrants to the Partnership and to each other Limited Partner that any contract, license, concession or other asset contributed to the Partnership by such Limited Partner (i) has been or will be procured in compliance with applicable laws, and (ii) has been or will be obtained, and has been or will be transferred to the Partnership without recourse to the use of unlawful payments. Without limiting the foregoing, each Limited Partner hereby represents and warrants to the Partnership and to each other Limited Partner, on behalf of itself, its directors, officers, employees, agents, contractors, and Affiliates, that it has not paid any fees, commissions, rebates, gift, promise, or other benefit, directly or indirectly, to any employee, officer or agent of any other Partner or the Partnership or their respective Affiliates or to any Public Official, or any political party, and has not provided or caused to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the Partners and the Partnership hereunder or, more generally, when such payments, gifts, promises, or benefits would be in violation of the Anti-Corruption Laws or the representations and warranties set out in this Section 4.5(g).
4.6    Transfer Restrictions.
(a)    Transfers by Limited Partners. At all times prior to the Transfer Restriction End Date, no Limited Partner may Transfer all or any portion of its Class A Units without the prior written consent of the General Partner, which consent may be granted or withheld in the General Partner’s sole discretion, subject to the terms of the General Partner LLC Agreement, provided that the General Partner shall not withhold such consent in the case of a Transfer to an Affiliate of such Limited Partner or a Transfer pursuant to an exercise by a creditor or lender of such Limited Partner of an equity pledge of such Limited Partner’s Class A Units, as long as such Affiliate, creditor, or lender, as applicable, is a Qualified Transferee. A Limited Partner may Transfer, to any Person that is a Qualified Transferee, all or a portion of such Limited Partner’s Class A Units at any time following the Transfer Restriction End Date, provided that, with respect to any Limited Partner other than the Initial Limited Partner, if such Limited Partner Transfers less than all of such Limited Partner’s

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Class A Units, then, unless otherwise agreed in writing by the General Partner, such Limited Partner shall (i) be required to hold at least 100 Class A Units after giving effect to such Transfer, and (ii) Transfer at least 100 Class A Units to such Qualified Transferee pursuant to such Transfer, and provided, further, that, with respect to the Initial Limited Partner, unless otherwise agreed by a Majority in Interest, if the Initial Limited Partner Transfers less than all of the Initial Limited Partner’s Class A Units, then the Initial Limited Partner shall be required to hold at least 100 Class A Units after giving effect to such Transfer. Any Transfer of Class A Units pursuant to this Section 4.6(a) shall be subject to the terms and conditions set forth in Section 4.6(c). Notwithstanding the foregoing, all Transfers of Class A Units by a Limited Partner shall be subject to the consent of a lender or any Person that provides financing or related commitments to the Partnership or its Affiliates to the extent such consent is required in connection therewith. Except for (A) Transfers in the case of an exercise by a creditor or lender of the Initial Limited Partner of an equity pledge of the Initial Limited Partner’s Class B Units, or (B) Transfers of Class B Units by the Initial Limited Partner to one or more of its Affiliates, the Initial Limited Partner shall not be permitted, without the prior written consent of the General Partner, subject to the terms of the General Partner LLC Agreement, to Transfer any of the Class B Units, unless and until such Class B Units are converted into Class C Units pursuant to Section 4.3(a)(ii)(B) or Class D Units pursuant to Section 4.3(a)(iii)(B), as applicable, and then such Units are further converted into Class A Units pursuant to Section 4.3(a)(ii)(D) or 4.3(a)(iii)(D), as applicable. A Limited Partner shall not be permitted to Transfer any of its Class C Units or Class D Units unless and until (1) in the case of any Class C Units, such Class C Units are converted into Class A Units pursuant to Section 4.3(a)(ii)(D), and (2) in the case of any Class D Units, such Class D Units are converted into Class A Units pursuant to Section 4.3(a)(iii)(D), in each case, without the express prior written consent of the General Partner, which consent may be granted or withheld in the General Partner’s sole discretion, subject to the terms of the General Partner LLC Agreement, provided that the General Partner shall not withhold such consent in the case of a Transfer to an Affiliate of such Limited Partner or a Transfer pursuant to an exercise by a creditor or lender of such Limited Partner of an equity pledge of such Limited Partner’s Class C Units or Class D Units, as applicable, as long as such Affiliate, creditor, or lender, as applicable, is a Qualified Transferee.
(b)    Derivative Partnership Interests. Notwithstanding anything to the contrary in Section 4.6(a), (i) any Transfer of Units by a Limited Partner shall be subject to compliance with the provisions of Section 4.6(c), and (ii) no Limited Partner may enter into, create, sell, or transfer any financial instrument or contract (within the meaning of Treasury Regulations Section 1.7704-1(a)(2)(i)(B)) the value of which is determined in whole or in part by reference to the Partnership (including the amount of Partnership distributions, the value of Partnership assets, or the results of Partnership operations).
(c)    Conditions to Transfer. Any purported Transfer of Units by a Limited Partner pursuant to the terms of this Section 4.6 shall, in addition to any other requirements set forth in this Agreement, be subject to the satisfaction of the following conditions:

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(i)    the Transferor and the proposed Transferee shall have undertaken to pay all reasonable expenses incurred by the Partnership and the General Partner in connection with such Transfer;
(ii)    the General Partner shall have been given at least 20 days’ prior written notice of the proposed Transfer;
(iii)    the Partnership shall have received from the proposed Transferee and, in the case of clause (C) below, from the Transferor to the extent specified by the General Partner, (A) such assignment agreement and other documents, instruments and certificates as may be reasonably requested by the General Partner, pursuant to which the proposed Transferee shall have agreed to be bound by this Agreement, including, if requested by the General Partner, a counterpart of this Agreement executed by or on behalf of such Transferee, (B) in the case of a Transfer of Units by a Limited Partner issued pursuant to a Contribution Agreement, a certificate or representation to the effect that the representations set forth in the applicable Contribution Agreement to which the Transferor (or the original Transferor of such Units, if applicable) is a party are (except as otherwise disclosed to and consented to by the General Partner) true and correct with respect to such proposed Transferee as of the date of such Transfer, and (C) such other documents, opinions, instruments, and certificates as the General Partner shall have reasonably requested;
(iv)    the Transferor and the proposed Transferee shall have delivered to the Partnership an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the General Partner, to the effect that: (A) such Transfer will not require registration under the Securities Act or violate any provision of any applicable non-U.S. securities laws; (B) the Transfer will not require the Partnership to register as an investment company under the Investment Company Act; (C) such Transfer will not require any of the General Partner, the Advisor, or any of their respective Affiliates to register as an investment adviser under the Advisers Act; (D) such Transfer will not cause the Partnership to be treated as a corporation or an association taxable as a corporation under the Code; and (E) such Transfer will not violate either this Agreement or the laws, rules, or regulations of any state or any governmental authority applicable to the Partnership, the Transferor, the Transferee, or such Transfer;
(v)    each of the Transferor and the proposed Transferee shall have provided a certificate or representation to the effect that: (A) the proposed Transfer will not be effected on or through (1) a U.S. national, regional or local securities exchange, (2) a non-U.S. securities exchange, or (3) an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers; (B) it is not, and its proposed Transfer or acquisition (as the case may be) will not be made by, through, or on behalf of, (1) a Person, such as a broker or a dealer, making a market in interests in the Partnership, or (2) a Person that makes available to the public bid or offer quotes with respect to the Interests; (C) the

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Transferee is an “accredited investor,” as such term is defined under the Securities Act; and (D) the Transferee is a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act; and
(vi)    such Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations Section 1.7704-1.
A Person that acquires an Interest by Transfer in accordance with this Section 4.6(c) shall be admitted to the Partnership as a Limited Partner to the extent of the Transferred Units.
(d)    Prohibited Transfers.
(i)    No Transfer or attempted Transfer that is in violation of this Agreement shall be valid or effective, and none of the Partnership, the General Partner, or any Limited Partner shall recognize such Transfer for any purpose hereunder. None of the Partnership, the General Partner, or the non-Transferring Limited Partners shall incur any liability as a result of refusing to make any distributions to the Transferee of any such invalid Transfer.
(ii)    In the case of a Transfer or an attempted Transfer of Interests in contravention of the terms of this Agreement (a “Prohibited Transfer”), the Persons engaging or attempting to engage in such Transfer or attempted Transfer shall jointly and severally indemnify and hold harmless the Partnership and the Covered Persons from all losses, costs, liabilities, and damages that any of such indemnified Persons may incur (including incremental tax liability and reasonable attorneys’ fees and expenses) as a result of such Prohibited Transfer and efforts to enforce the indemnity granted hereby.
(iii)    If the Partnership is required by law or order of a court of competent jurisdiction to recognize any Prohibited Transfer, then the Interest that is Transferred (if any) shall be strictly limited to the Transferor’s rights to allocations and distributions as provided by this Agreement with respect to the Transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations, or liabilities for damages that the Transferor or Transferee of such Interest may have to the Partnership. Any such Transferee shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a Limited Partner under the Act or this Agreement.
(e)    Complete Transfer. Any Limited Partner that Transfers all of such Limited Partner’s Interest in compliance with this Section 4.6 shall cease to be a limited partner of the Partnership upon consummation of such Transfer.

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4.7    Sale of the Partnership.
(a)    At any time after the Effective Date, the General Partner may give written notice to the Partnership and the Limited Partners requiring a Sale of the Partnership, which written notice shall set forth the material terms of such Sale of the Partnership and be provided by the Partnership and the Limited Partners at least 20 days prior to the consummation of such Sale of the Partnership. A Sale of the Partnership may be effected in one or more transactions or a series of transactions, whether by merger, consolidation, combination, amalgamation, transfer, sale, or other disposition of Interests or of all or substantially all of the Partnership’s or its Affiliates’ assets, as determined by the General Partner in its sole discretion, in accordance with the terms of the General Partner LLC Agreement.
(b)    Each Partner hereby agrees to vote (to the extent any such vote is required by applicable law, including the Act) all of its Interests in favor of a Sale of the Partnership upon the written request of the General Partner. If the Sale of the Partnership is structured as a (i) merger, consolidation, or sale of assets, each Partner shall waive any dissenters’ rights, appraisal rights, or similar rights in connection with such merger, consolidation, or sale of assets, or (ii) sale of Interests, each Partner shall sell all of such Partner’s Interests or rights to acquire Interests on the same terms and conditions in accordance with the terms of the Sale of the Partnership. Subject to the limitations set forth herein, each Partner shall take all reasonably necessary or desirable actions in connection with the consummation of the Sale of the Partnership as may be requested by the General Partner.
(c)    Upon consummation of the Sale of the Partnership, each Partner shall be entitled to receive, as applicable, a proportionate amount of the net proceeds to be distributed to the Partners in connection with such Sale of the Partnership, with such proportions to be determined by assuming that such net proceeds are distributed by the Partnership to the Partners in accordance with Section 6.7. In addition, each Partner will receive the right to elect to receive the same form of consideration as each other Partner and in the same relative proportions if more than one form is received.
(d)    Each Partner shall bear its proportionate share (based upon the distributions of the aggregate consideration from the Sale of the Partnership in accordance with this Agreement) of the costs of any sale of Interests pursuant to a Sale of the Partnership to the extent such costs are incurred by the Partnership or the General Partner for the benefit of all Partners and are not otherwise paid by the Partnership or the acquiring party.
(e)    Each Partner shall bear indemnity obligations in the Sale of the Partnership on the same basis in accordance with the terms of the Sale of the Partnership; provided, however, that (i) each Partner’s indemnity obligation shall be several (and not joint and several) on the basis of such Partner’s proportionate share of the proceeds from such Sale of the Partnership (based upon the distributions of the aggregate consideration from the Sale of the Partnership in accordance with this Agreement) in any indemnification (other than any such obligations that relate specifically to a particular Partner, including indemnification with respect to representations and warranties given by a Partner regarding such Partner’s title to and ownership of Interests, authority, power, capacity, and legal right to enter into

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and consummate such Sale of the Partnership, as to which obligations each such Partner shall be solely liable), and (ii) no Partner’s indemnity obligations (other than for fraud perpetrated directly or indirectly by or on behalf of such Partner) in connection with such Sale of the Partnership shall exceed the gross consideration received by such Partner in the Sale of the Partnership.
4.8    Redemption Rights. If the General Partner, acting in good faith, determines that (a) based on advice of counsel, applicable law or legal requirements require that all or a portion of a Limited Partner’s Interest be divested in order for the Partnership or one or more of its Affiliates to obtain or maintain any material government authorization, permit, license, or registration that is necessary for the conduct of the Partnership’s or one or more of its Affiliates’ business, (b) a Limited Partner (or its Affiliate, as applicable) has breached, in any material respect, any provision of this Agreement (other than a breach arising from a failure by such Limited Partner to make a required Capital Contribution, which is addressed in Sections 4.3(c) and 4.3(f)), any Contribution Agreement to which such Limited Partner is a party, or any LNG SPA to which such Limited Partner (or its Affiliate) is a party, (c) a Bankruptcy has occurred with respect to a Limited Partner, (d) a Limited Partner has engaged in any material violation of law in respect of its relationship with the Partnership or any of its Affiliates, or (e) a Limited Partner (or its Affiliate, as applicable) has exercised its right to terminate any LNG SPA to which such Limited Partner (or its Affiliate) is a party, then, in each case in the discretion of the General Partner (subject, however, to the limitations set forth in Section 5.1(f)(ii) of the General Partner LLC Agreement), such Limited Partner’s entire Interest (or the applicable portion thereof, as applicable), including all of such Limited Partner’s Units (or portion thereof, as applicable) and all of such Limited Partner’s rights to distributions and allocations under this Agreement in respect thereof shall be completely redeemed by the Partnership at a price equal to (i) in the case of a redemption pursuant to clauses (a) – (d) above, the fair market value of such Units, as reasonably determined by the General Partner, or (ii) in the case of a redemption pursuant to clause (e) above, $1, and, in any such case if such Units represent such Limited Partner’s entire Interest, such Limited Partner shall, as of the date of such redemption, cease to be a limited partner of the Partnership.
4.9    Confidentiality. Each Partner hereby covenants and agrees that the terms of this Agreement, and any information disclosed by or on behalf of the Partnership or any Partner in connection with this Agreement or which is material non-public information of the Partnership shall be “Confidential Information” and shall, unless otherwise agreed in writing by the General Partner (if the disclosing Partner is a Limited Partner) or a Majority in Interest (if the disclosing Partner is the General Partner), be kept confidential by such Partner and shall not be used by such Partner other than for a purpose connected with this Agreement or disclosed by such Partner to any Person, other than another Partner for Partnership purposes, provided that a Partner may disclose Confidential Information (i) to its legal counsel, accountant, or similar professional under an obligation to maintain the confidentiality of the same to the extent necessary in the context of such Person’s engagement, (ii) if and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Partner or its Affiliate are quoted, provided, that such Partner shall, to the extent practicable, provide the General Partner or the Limited Partners, as applicable, a reasonable opportunity to review and approve in advance the contents of such disclosure, and provided, further, that such Partner shall use its

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commercially reasonable efforts not to take any elective, non-compulsory action that would give rise to an obligation to disclose Confidential Information to any stock exchange or agency, to the extent such obligation would not have arisen absent the taking of such elective, non-compulsory action, (iii) as may be required under applicable federal or state securities or “Blue Sky” laws (iv) if required and to the extent required by any applicable law, or such Partner becomes legally required (by oral questions, interrogatories, requests for information or documents, orders issued by any governmental authority or any other process) to disclose such information, or to the extent necessary to enforce Section 11.9 or any arbitration award (including by filing Confidential Information in proceedings before a court or other competent judicial or arbitral authority) or to enforce other rights of a party to the Dispute, provided that such Partner shall, to the extent practicable, give prior notice to the Partnership of the requirement and the terms thereof and shall cooperate with the Partnership to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Partner will furnish only that portion of such information that it is legally required to furnish, (v) to any of such Partner’s Affiliates or its or their respective officers and employees, provided that such Partner shall be responsible for any disclosure of Confidential Information by any such Person in violation of this Section 4.9, and (vi) in the case of the General Partner, to lenders, prospective investors and other stakeholders in the Partnership or its Affiliates (including prospective limited partners of the Partnership), or Affiliates of the General Partner in connection with the performance of their duties under the Management and Advisory Services Agreement, any transition services agreement, or any other agreement entered into from time to time between any such Person and the Partnership or one or more of its Affiliates. The Partners recognize that individuals authorized to receive Confidential Information under the foregoing clauses (i) through (vi) may form mental impressions (i.e., impressions not written or otherwise reduced to a record) regarding the Confidential Information.  The use of these mental impressions by such individuals shall not be a violation of the restriction contained in this Section 4.9. Each Partner acknowledges that breach of the provisions of this Section 4.9 shall cause irreparable injury to the Partnership for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Partner agrees that, in addition to any legal or other equitable damages that the Partnership is entitled to recover, the provisions of this Section 4.9 may be enforced by specific performance and that the Partnership shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Section 4.9. The obligations under this Section 4.9 shall not preclude the General Partner or its Affiliates from disclosing information as it may reasonably deem to be appropriate in connection with the business activities of the Partnership or its Affiliates or as may be required under federal or state securities or “Blue Sky” Laws or by the rules and regulations of NASDAQ.
4.10    Withdrawal. Except as expressly provided in this Agreement, no Limited Partner has the right to Withdraw without the prior written consent of the General Partner.
4.11    Compensation. No compensation shall be paid by the Partnership to any Person in such Person’s capacity as a Partner. This Section 4.11 shall not be construed to preclude any Partner from receiving distributions from the Partnership or guaranteed payments in accordance with this Agreement, nor to preclude any Partner (or its Affiliates) from serving the Partnership in any other capacity and receiving compensation for such service (including pursuant to the Management and

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Advisory Services Agreement and, with respect to designees serving on the board of directors of the General Partner, the General Partner LLC Agreement).
4.12    Capital Accounts.
(a)    A separate Capital Account shall be maintained for each Partner. Each Partner shall have a single Capital Account that reflects all of such Partner’s Interests, regardless of class or the time or manner in which acquired.
(b)    In the event of a permitted sale or exchange of Interests, the Capital Account of the Transferor shall become the Capital Account of the Transferee, to the extent such Capital Account relates to the Transferred Interest (or portion thereof).
4.13    Withdrawal or Reduction of Capital Contributions.
(a)    A Partner shall not receive out of the Partnership’s property any part of its Capital Contribution until all liabilities of the Partnership, except the liabilities to Partners on account of their Capital Contributions, have been paid or there remains property of the Partnership sufficient to pay such liabilities.
(b)    No Partner shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Partner shall have the right to receive property other than cash.
4.14    Liability of Limited Partners. No Limited Partner shall be liable for the debts, liabilities, or obligations of the Partnership beyond such Limited Partner’s respective Capital Contributions and Unfunded Commitment. Except as otherwise provided herein, no Limited Partner shall be required to contribute to the capital of, or to loan any funds to, the Partnership.
4.15    Compliance with Laws.
(a)    Prohibited Practices.
(i)    Each Limited Partner agrees that, in the performance of this Agreement, any LNG SPA to which such Limited Partner (or its Affiliate) is a party, and the activities contemplated herein and therein, neither such Limited Partner, nor any of its Affiliates, nor any of its or their respective officers, directors, employees, agents or other representatives will take any action, or omit to take any action, which would (x) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanction Laws or any other law applicable to that Limited Partner or any of its Affiliates, or (y) cause any other Partner or the Partnership to be in violation of any Anti-Corruption Law or Export Control and Sanction Laws applicable to such other Person.

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(ii)    Without limiting Section 4.15(a)(i), each Limited Partner agrees on behalf of itself, its directors, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions, rebates, gift, promise, or other benefit, directly or indirectly, to any employee, officer or agent of any other Partner or the Partnership or their respective Affiliates or to any Public Official, or any political party, nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the Partners and the Partnership hereunder.
(b)    Records; Audit. Each Limited Partner shall keep all records necessary to confirm compliance with Sections 4.15(a)(i)(y) and 4.15(a)(ii) for a period of five years following the year for which such records apply. If the General Partner asserts that a Limited Partner is not in compliance with Sections 4.15(a)(i)(y) or 4.15(a)(ii), the General Partner shall send a notice to the Limited Partner indicating the type of noncompliance asserted. After giving such notice, the General Partner may cause an independent auditor to audit the records of the Limited Partner in respect of the asserted noncompliance. The costs of any independent auditor under this Section 4.15(b) shall be paid (i) by the Limited Partner, if such Limited Partner is determined not to be in compliance with Sections 4.15(a)(i)(y) or 4.15(a)(ii), as applicable, and (ii) by the General Partner, if the Limited Partner is determined to be in compliance with Sections 4.15(a)(i)(y) or 4.15(a)(ii), as applicable.
(c)    Indemnity. Each Limited Partner shall indemnify and hold the Partnership and its Affiliates and each other Partner and its Affiliates harmless from any losses, liabilities, damages, costs, judgments, settlements and expenses arising out of such Limited Partner’s breach of any or all of Sections 4.15(a) or 4.15(b) or the breach of the representation and warranty in Section 4.5(g).
(d)    Conflict of Interests. In the event that any Partner obtains information indicating that an individual holding more than 5%, or directly or indirectly controlling an interest in such Partner (including the indirect or beneficial owners), is or has become a Public Official in the United States of America, then such Partner shall (i) subject to any applicable Laws restricting disclosure of such information, promptly notify the Partnership and the other Partners, and (ii) take all reasonable efforts to ensure that such individual refrains from participating, in his or her capacity as a Public Official, in any decision on behalf of such Partner under this Agreement or the other agreements referenced herein (including the General Partner LLC Agreement or any LNG SPA).
(e)    Policies. The Partnership shall (i) have policies and procedures designed to ensure ethical commercial practices, and more specifically, to prevent all types of illegal payments, including bribery and corruption, (ii) have policies regarding recording and conserving accounting entries which sincerely and reasonably reflect all the transactions carried out by the Partnership and the status of its assets, and (iii) organize and maintain a system for internally auditing accounting entries which are reasonably sufficient to detect and prevent any illegal payments, including bribery and corruption. The General Partner

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shall comply, and shall cause the Partnership to comply, with all such policies and systems of the Partnership.
(f)    Certain Notices. Each Partner shall, as soon as reasonably practicable, notify each other Partner of any investigation or proceedings formally instigated by a public authority and relating to any alleged violation of the applicable Anti-Corruption Laws by the Partnership or such Partner or its Affiliates, or one of its directors or officers in relation to the transactions or activities covered by this Agreement. Such Partner shall keep the other Partners informed of the progress and status of such investigation or proceedings, unless such party is unable to disclose information to the other parties on the grounds that it is deemed to be legally protected.
(g)    Public Officials. Each Partner hereby covenants to the Partnership and the other Partners that none of the directors, officers, or employees seconded to the Partnership by or on behalf of such Partner or likely to be involved in the transactions or supervision of the Partnership will, at the time of such secondment, be a Public Official or a Close Family Member of a Public Official.
4.16    Security in Partnership Assets; Cooperation. In connection with any indebtedness of or guaranty by the Partnership, the General Partner may cause the Partnership to secure any such indebtedness or guaranty by, among other things, granting a security interest in, or pledging the assets of, the Partnership, including the Unfunded Commitments, and by granting any lender or any Person that provides financing or related commitments in connection therewith the right to issue Drawdown Notices to call Capital Contributions from the Limited Partners, provided that no such collateral assignment shall be treated as a Transfer for purposes of this Agreement. Each Limited Partner shall cooperate with the reasonable requests of the General Partner in connection with the securing of indebtedness and guaranties of the Partnership as described in this Section 4.16, including, by providing such customarily required information (including financial information), certifications, documents, and signatures as may be requested by lenders from time to time in connection with such borrowings or guaranties, by pledging its Interests to any such lenders, and by entering into direct agreements or consent agreements pursuant to which such Limited Partner consents to the collateral assignment of the Partnership’s assets to any such lender or other Person and the subsequent assignment and transfer of such assets to any such lender or other Person or a designee or nominee thereof (including a purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure) following an event of default by the Partnership under the financing documents entered into by the Partnership and agrees to other undertakings that are normal and customary in financings or refinancings of the type entered into by the Partnership and the lenders or other Persons.
4.17    Mandatory Redemption. If, at any time, the Partnership or the General Partner becomes (a) the subject or target of any Sanctions or (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, then each Limited Partner (other than any Limited Partner that is an Affiliate of the General Partner) shall have the right, upon written request to the General Partner, to require that the Partnership redeem such Limited

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Partner’s entire Interest, including all of such Limited Partner’s Units and all of such Limited Partner’s rights to distributions and allocations under this Agreement, at a price equal to $1.00, and such Limited Partner shall, as of the date of such redemption, cease to be a limited partner of the Partnership; provided, however, that, if the redemption right pursuant to this Section 4.17 arises as a result of the conduct of a Limited Partner (other than any Limited Partner that is an Affiliate of the General Partner), then the General Partner shall have a reasonable opportunity to cure the circumstances giving rise to such redemption right, including pursuant to the exercise of any remedy available to the Partnership under Section 4.3(c) or 4.8, and if the General Partner so cures, then the Partnership shall not be obligated to consummate any redemption requested by any Limited Partner pursuant to this Section 4.17 in connection with such conduct.
4.18    Proposal of Secondees. Each Limited Partner will be entitled to propose at least two secondees to the Partnership, provided that the placement of such secondees shall be subject to the discretion of the General Partner acting reasonably and taking into consideration the seniority and experience of the proposed secondees. The General Partner shall cause the Partnership to adopt a policy regarding the acceptance and placements of proposed secondees of the Limited Partners.
ARTICLE V
PARTNERSHIP EXPENSES
5.1    Payment of Partnership Expenses. The Partnership shall be directly responsible for the payment of all Partnership Expenses. All Partnership Expenses shall be billed directly to, and paid by, the Partnership. The General Partner, the Initial Limited Partner, and their respective Affiliates shall be fully reimbursed by the Partnership for any Partnership Expenses incurred from time to time on behalf of the Partnership.
5.2    Management and Advisory Services Agreement. The Partnership and the Advisor have entered into or will enter into the Management and Advisory Services Agreement. The Partnership will pay to the Advisor the fees calculated in accordance with the Management and Advisory Services Agreement (such fees, the “MASA Fees”) at such times and in such amounts as provided in the Management and Advisory Services Agreement. Any accrued but unpaid MASA Fees as of the Effective Date shall be paid as soon as reasonably practicable. The MASA Fees shall be funded out of the assets of the Partnership.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
6.1    Basic Allocations. Except as otherwise provided in this Agreement, Profits and Losses (and, to the extent necessary, individual items of income, gain, loss, and deduction, including Simulated Gain) of the Partnership shall be allocated among the Partners in a manner such that, after giving effect to the special allocations set forth in Section 6.2, the Capital Account of each Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the distributions that would be made to such Partner if the Partnership were dissolved, its affairs wound up, and its assets sold for cash equal to their respective Gross Asset Values, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the sum of the Gross Asset Values of the assets securing such

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liability), and the net assets of the Partnership were distributed to the Partners immediately after making such allocation in accordance with the priorities set forth in Section 8.3(c), minus (b) the sum of (i) such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain, each as computed immediately prior to the hypothetical sale of assets, and (ii) the amount, if any, that such Partner is obligated (or deemed obligated) to contribute, in its capacity as a partner of the Partnership, to the Partnership immediately after the hypothetical sale of assets described in clause (a) above. In the event that the Code or any Treasury Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this ARTICLE VI, the General Partner, in accordance with Section 5.1(e)(vi) of the General Partner LLC Agreement, is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocations will give rise to any claim or cause of action by any Partner.
6.2    Special Allocations. If the requisite stated conditions or facts are present, the following special allocations shall be made in the following order and priority:
(a)    Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any Allocation Year, each Partner shall be specially allocated items of Partnership income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in proportion to, and to the extent of, an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Partner pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Partner Minimum Gain Chargeback. If there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any Allocation Year, determined in accordance with Treasury Regulations Section 1.704-2(i)(3), then, except as provided in Treasury Regulations Section 1.704-2(i)(4), each Partner that has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be allocated items of income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in a manner consistent with the provisions of Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be so allocated to each Partner pursuant thereto. The items to be allocated will be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

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(c)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustment, allocation, or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which results in a deficit balance in Partner’s capital account (as specially adjusted under the rules of Treasury Regulations Section 1.704-1(b)(2)(d)), such Partner shall be specially allocated items of income and gain (consisting of a pro rata portion of each item of income and gain) in an amount and in the manner sufficient to eliminate any deficit in such Partner’s Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Partner would have a deficit in such Partner’s Adjusted Capital Account after all other allocations provided in this ARTICLE VI have been tentatively made as if this Section 6.2(c) were not a part of this Agreement. This Section 6.2(c) is intended to be a “qualified income offset” as that term is used in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
(d)    Stop Loss. No amount of Loss shall be allocated to any Limited Partner to the extent any such allocation would cause such Limited Partner to have a, or increase the amount of an existing, deficit in such Limited Partner’s Adjusted Capital Account balance at the end of any Allocation Year. All Loss in excess of the limitation set forth in this Section 6.2(d) shall be allocated among such other Partners who have positive Adjusted Capital Account balances in proportion to such positive Adjusted Capital Account balances until each Partner’s Adjusted Capital Account balance is reduced to zero. Thereafter, any remaining Loss shall be allocated solely to the Limited Partners in proportion to their relative interests in the Partnership as required by Section 704(b) of the Code.
(e)    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner that bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
(f)    Nonrecourse Deductions. Excess Nonrecourse Liabilities (as defined and determined under Treasury Regulations Section 1.752-3) and Nonrecourse Deductions (as defined and determined under Treasury Regulations Section 1.704-2(b)(1)) for each Allocation Year shall be allocated among the Partners in proportion to their relative Class A Percentages.
(g)    Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s Interest will be treated as an item of gain (if the adjustment increases the basis of the property) or loss (if the adjustment decreases such property) and such gain or loss will be specially allocated among the Partners in accordance with their interests in the Partnership in the event 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to which such distribution was made in the event 1.704-1(b)(2)(iv)(m)(4) applies.

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(h)    Simulated Depletion; Simulated Loss. In lieu of any allocation for depletion with respect to any Depletable Property and loss on the disposition of any Depletable Property, Simulated Depletion and Simulated Loss with respect to each Depletable Property shall be allocated to the Partners in the same proportion that the Partners (or their predecessors in interest) were allocated the Simulated Basis of such property.
(i)    General Partner Expenses. To the extent, if any, that General Partner expenses and any items of loss, expense, or deduction resulting therefrom are deemed to constitute items of Partnership loss or deduction rather than items of loss, expense, or deduction of the General Partner, such General Partner expenses and other items of loss, expense, and deduction shall be allocated 100% to the General Partner and the General Partner’s Capital Account shall be credited with a deemed Capital Contribution of the same amount.
(j)    Payee Allocation. In the event any payment to any Person that is treated by the Partnership as the payment of an expense is recharacterized by a taxing authority as a Partnership distribution to the payee as a partner, such payee shall be specially allocated an amount of Partnership gross income and gain as quickly as possible equal to the amount of the distribution.
6.3    Tax Allocations; Section 704(c).
(a)    The Partnership shall, except to the extent such item is subject to allocation pursuant to Section 6.3(b) below, allocate each item of income, gain, loss, deduction, and credit, for U.S. federal income tax purposes, in the same manner as such item was allocated for purposes of maintaining the Partners’ Capital Accounts.
(b)    The Partnership, for U.S. federal income tax purposes, shall allocate items of income, gain, loss, depreciation, cost recovery, and amortization deductions attributable to any Contributed Property with a Built-In Gain or Built-In Loss pursuant to Section 704(c) of the Code using any method permitted pursuant to Treasury Regulations Section 1.704-3, as determined by the General Partner. Similar allocations shall be made in the event the Gross Asset Value of Partnership Properties subject to depreciation, cost recovery, or amortization are adjusted pursuant to the definition of “Gross Asset Value.” If an existing Partner acquires an additional Interest, such allocations shall apply only to the extent of such Partner’s additional Interest. No allocation under Section 704(c) of the Code shall be charged or credited to a Partner’s Capital Account. The General Partner’s determinations pursuant to this Section 6.3(b) shall not be subject to the approval provisions in Section 5.1(e)(vi) of the General Partner LLC Agreement; provided, however that any material determination made pursuant to this Section 6.3(b) shall be subject to the approval provisions in Section 5.1(e)(vi) of the General Partner LLC Agreement if such determination is reasonably likely to result in a material and adverse change in the tax position of the Partnership. The General Partner will provide each Limited Partner with advance notice of any determination that is reasonably likely to result in a material and adverse change in the tax position of the Partnership and will consider in good faith any recommendations made by the Limited Partners related to such determination prior to making such determination final.

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(c)    The deduction for depletion with respect to each Depletable Property shall, in accordance with Section 613A(c)(7)(D) of the Code, be computed for U.S. federal income tax purposes separately by the Partners rather than the Partnership. Except as provided in Section 6.3(b), for purposes of such computation, the proportionate share of the adjusted tax basis of each Depletable Property shall be allocated among the Limited Partners based upon their relative Capital Interest Percentages as of the date of the acquisition of, or the addition of improvements capitalized in the basis subject to depletion of, such Depletable Property by the Partnership. Further, upon the occurrence of an adjustment to the Gross Asset Values of the Depletable Properties of the Partnership pursuant to clause (b) of the definition of Gross Asset Value, except as provided in Section 6.3(b), the proportionate share of the adjusted tax basis of each such Depletable Property shall be reallocated among the Limited Partners based upon the relative Capital Interest Percentages of the Limited Partners as of the date of such adjustment.
(d)    For the purposes of the separate computation of gain or loss by each Partner on the sale or disposition of each Depletable Property, the Partnership’s allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) shall be allocated for U.S. federal income tax purposes among the Partners as follows: (i) first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the Depletable Property, to the Partners in the same percentages as the depletable basis of such Depletable Property was allocated to the Partners pursuant to Section 6.3(c); and (ii) second, the remainder of such amount realized, if any, to the Partners so that, to the maximum extent possible, the total amount realized allocated to each Partner under this Section 6.3(d) will equal such Partner’s interest in the proceeds derived by the Partnership from such sale or disposition.
(e)    Each Limited Partner shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the Partnership, each Limited Partner shall advise the Partnership of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this Section 6.3(e). The Partnership may rely on such information and, if it is not provided by the Limited Partner, may make such reasonable assumptions as it shall determine with respect thereto.
(f)    Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Limited Partners who received the benefit of such deductions, and (ii) recapture of grants or credits shall be allocated to the Limited Partners in accordance with applicable law.
(g)    If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the

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Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).
6.4    Other Allocation Rules. Profit, Loss and any other items of income, gain, loss, or deduction shall be allocated to the Partners pursuant to this ARTICLE VI as of the last day of each Allocation Year, provided that Profit, Loss, and such other items shall also be allocated at such times as the Gross Asset Value of any Property is adjusted pursuant to the definition of “Gross Asset Value” in Section 1.1. For purposes of determining Profit, Loss, or any other items allocable to any period, Profit, Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder. The Partners are aware of the income tax consequences of the allocations made by this ARTICLE VI and hereby agree to be bound by the provisions of this ARTICLE VI in reporting their shares of Partnership income and loss for income tax purposes, except to the extent otherwise required by law.
6.5    Allocations on Transfers. Unless another method is required by the Code or if another method is permitted by the Code and is agreed to by the General Partner, the Transferor, and the Transferee, Profit and Loss, and each item thereof, attributable to any Interest that has been Transferred shall be allocated between the Transferor and Transferee in proportion to the number of days each held such Interest during the Allocation Year without regard to Partnership’s operations during such days. However, gain or loss realized on a Transfer of Property other than in the ordinary course of business shall be allocated to the Person holding such Transferred Interest on the date of such Transfer.
6.6    Quarterly Operating Distributions. Subject to Sections 6.8 and 6.9, on each Distribution Date that is on or before the date that is 30 years after the Date of Full Operations of the first Plant to achieve Full Operations, the Partnership shall distribute in cash to the Limited Partners holding Class A Units as of such Distribution Date an aggregate amount equal to the amount of Distributable Cash determined by the General Partner with respect to the Quarter ending immediately prior to such Distribution Date (each such distribution, a “Quarterly Operating Distribution”), which Quarterly Operating Distribution shall be apportioned among such Limited Partners in proportion to their respective Limited Partner Quarterly Delivered Quantities during such Quarter, as compared to the Driftwood Quarterly Delivered Quantity for such Quarter.
6.7    Other Distributions. Subject to Sections 6.8 and 6.9, any distributions made by the Partnership other than Quarterly Operating Distributions pursuant to Section 6.6 or distributions made in connection with a winding up, liquidation, or termination of the Partnership pursuant to Section 8.3(c) (which may include distributions of net proceeds deemed available for distribution from sales or other dispositions of assets, refinancings or recapitalizations, or fundamental transactions, as determined by the General Partner), shall be apportioned among the Limited Partners as follows:
(a)    first, to the Limited Partners in proportion to their respective Unreturned Capital Contributions until the Unreturned Capital Contributions of each Limited Partner have been reduced to zero; and

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(b)    thereafter, to the Limited Partners holding Class A Units in proportion to their respective Class A Percentages.
Operating distributions made by the Partnership after the date that is 30 years after the Date of Full Operations of the first Plant to achieve Full Operations shall be made according to this Section 6.7, unless otherwise determined by the General Partner, acting in accordance with Section 5.1(e)(viii) of the General Partner LLC Agreement.
6.8    Retention of Distributions in Respect of Defaulting Partners. Any distributions that would be made pursuant to Section 6.6 or 6.7 in respect of any Default Forfeiture Units held by any Defaulting Partner shall be retained by the Partnership until such time (if any) as such Defaulting Partner either ceases to be a Defaulting Partner or forfeits such Defaulting Partner’s Default Forfeiture Units in accordance with Section 4.3(c) (any distributions so retained, “Retained Distributions”). If a Limited Partner ceases to be a Defaulting Partner as a result of a cure of the applicable default in accordance with the provisions of Section 4.3(c), the General Partner shall cause the Partnership, promptly following such cure, to pay to such Limited Partner any Retained Distributions retained in respect of such Limited Partner’s Default Forfeiture Units pursuant to this Section 6.8. Retained Distributions in respect of Default Forfeiture Units that are forfeited by a Defaulting Partner pursuant to Section 4.3(c) shall become Partnership property.
6.9    Limitations upon Distributions. Notwithstanding anything to the contrary contained herein, the Partnership shall not make a distribution to any Partner if such distribution would violate the Act or other applicable law.
ARTICLE VII
BOOKS AND ACCOUNTS; FINANCIAL REPORTS; WITHHOLDING
7.1    Records and Access to Books and Records.
(a)    The General Partner shall keep or cause to be kept at the address of the General Partner (or at such other place as the General Partner shall determine and shall advise the Limited Partners in writing of such other place) books and records and accounts of the transactions of the Partnership, which shall set forth all information required by the Act. The Partnership’s books and records shall be maintained in accordance with GAAP, which shall be the basis for the preparation of the financial reports to be delivered to the Partners pursuant to this ARTICLE VII.
(b)    At any time while the Partnership continues and until three years after its final liquidation (but only during normal business hours and on not less than 10 Business Days’ prior written notice to the General Partner), each Limited Partner (or the designee thereof) may, for a proper purpose under the Act reasonably related to such Limited Partner’s Interest, examine and audit the Partnership’s books, records, accounts, and assets, including bank balances, and may make, or cause to be made, any examination or audit at such Partner’s expense. Each Limited Partner (or the designee thereof who agrees to be bound by the confidentiality provisions of this Agreement) may, during normal business hours and on not less than five Business Days’ prior written notice to the General Partner, examine, or request

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that the General Partner furnish, such additional information as is reasonably necessary to enable the requesting Limited Partner (or the designee thereof) to review the state of the financial affairs of the Partnership, provided that the General Partner can obtain such additional information without unreasonable effort or expense. Notwithstanding the foregoing, the management of the affairs of the Partnership shall be in the complete control of the General Partner, and the General Partner shall have the benefit of the confidential information provisions of Section 17-305(b) of the Act.
7.2    Financial Statements, Quarterly Reports, and Tax Returns.
(a)    Annual Financial Statements. The books and records of the Partnership shall be audited as of the end of each Fiscal Year by a firm of independent certified public accountants of nationally-recognized standing selected by the General Partner. The financial statements of the Partnership shall be prepared in accordance with GAAP. The General Partner shall use its commercially reasonable efforts to cause to be prepared and delivered or made available to each Limited Partner within 90 days after the end of each Fiscal Year a report of the Partnership’s independent certified public accountants, setting forth, as at the end of such Fiscal Year, audited financial statements of the Partnership.
(b)    Quarterly Reports. The General Partner will use its commercially reasonable efforts to cause to be prepared and delivered or made available to each Limited Partner within 45 days after the end of each fiscal quarter (other than a fiscal quarter ending on the last day of a Fiscal Year), a report of the General Partner setting forth, as at the end of such fiscal quarter, unaudited financial statements of the Partnership. Such quarterly report shall also contain (i) a description enabling each Limited Partner to readily calculate such Limited Partner’s Capital Account balance and such Limited Partner’s Unfunded Commitment based on such Limited Partner’s Capital Commitment, and (ii) a summary narrative description of the investment and operations activities of the Partnership and its Affiliates during such fiscal quarter.
(c)    Tax Returns. The General Partner shall cause all required federal, state, local, and foreign tax returns of the Partnership to be prepared and timely filed. Each Partner shall furnish to the Partnership all pertinent information in its possession relating to the Partnership, its assets and operations necessary to enable the Partnership’s tax returns to be prepared and timely filed. Within 75 days after the end of each tax year of the Partnership, the Partnership shall provide to each Partner an estimate of the information necessary for the preparation of such Partner’s federal or state income tax or information returns, and within 120 days after the end of such Partnership tax year (or within such time as the General Partner approves), the Partnership shall provide to each Partner a complete copy of the Partnership’s Form 1065 and all attachments and schedules thereto (including such Partner’s respective Schedule K-1) and such other information with respect to the Partnership as may be necessary for the preparation of such Partner’s federal or state income tax or information returns, provided that the Partnership may revise such forms, attachments, schedules and other information at a later date if necessary in light of information that comes to the Partnership’s attention after the date of delivery of such forms, attachments, schedules and

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other information. All costs incurred by the General Partner to comply with this Section 7.2(c) shall be reimbursed by the Partnership pursuant to Section 5.1.
7.3    Technical Reports. With respect to each Phase Project, until the Date of Substantial Completion of the last Plant included in such Phase Project, the General Partner will use its commercially reasonable efforts to cause to be prepared and delivered or made available to each Limited Partner a monthly technical report on or before the last day of each calendar month. Each such technical report shall include a summary prepared by the officers of the Partnership detailing the progress of the construction of such Phase Project, any material technical issues under the applicable EPC Contracts, material cost status changes under the applicable EPC Contracts, copies of any reports required to be filed with the U.S. Federal Energy Regulatory Commission in respect of such Phase Project, and an updated schedule of anticipated technical milestones in respect of the construction of such Phase Project, together with any further information reasonably requested by the Limited Partners from time to time which can be procured and provided with limited cost or effort on the part of the General Partner, such as the monthly progress reports and the final documentation from the EPC Contractor. With respect to the Plants for which the Date of Substantial Completion has occurred until the termination of the Partnership, the General Partner will use its commercially reasonable efforts to cause to be prepared and delivered or made available to each Limited Partner a monthly technical report. Such monthly reports shall include technical data regarding the performance of such Plants and a schedule of anticipated maintenance requirements and costs in respect of such Plants, together with any further information reasonably requested by the Limited Partners from time to time which can be procured and provided with limited cost or effort on the part of the General Partner. Following the Date of Full Operations of the first Plant to achieve Full Operations, the General Partner will provide a daily report of the quantity of LNG and overall mass balance produced by the Driftwood LNG Terminal and, to the extent applicable, a brief summary of any deviations from normal operations, as well as any monthly summary technical report.
7.4    Partnership Representative; Tax Elections; Tax Classification.
(a)    Partnership Representative. The General Partner (or its designee) shall be the “partnership representative” of the Partnership within the meaning of Section 6223(a) of the Partnership Tax Audit Rules (the “Partnership Representative”), and if a Designated Individual is required to be appointed under the Partnership Tax Audit Rules, the General Partner shall designate the individual to serve as the Designated Individual. In accordance with the Partnership Tax Audit Rules and to the extent provided therein, the General Partner shall have the authority to remove and replace each of the Partnership Representative and the Designated Individual and designate such Person’s successor. To the extent the General Partner deems necessary, each Partner shall take all actions required to cause such designations and removals to be effective under the Partnership Tax Audit Rules.
(b)    Authority. Except as provided in this Agreement, the Partnership Representative and the Designated Individual shall have the power and authority granted to each in such capacities under the Partnership Tax Audit Rules, and each shall exercise (and the Designated Individual, if any, shall cause the Partnership Representative to exercise)

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such power and authority in a manner consistent with this Agreement. Subject to the approval requirements set forth in Section 5.1(e)(vi) of the General Partner LLC Agreement and without limiting the generality of the foregoing, the Partnership Representative and the Designated Individual, individually or on behalf of the Partnership Representative, may (but shall not be required to) engage accountants, legal counsel, or experts to assist the Partnership Representative and the Designated Individual in discharging their duties hereunder at the expense of the Partnership.
(c)    Imputed Underpayment Modifications. Subject to Section 5.1(e)(vi) of the General Partner LLC Agreement, the Partnership Representative shall use its reasonable efforts to (i) make any modifications available under Section 6225(c) of the Partnership Tax Audit Rules (“Imputed Underpayment Modifications”) that would reduce any imputed underpayment, interest, penalty, addition to tax or additional amount that could be assessed and collected from the Partnership under the Partnership Tax Audit Rules (“Partnership Level Taxes”), and (ii) if requested by a Partner or Former Partner, provide to such Partner or Former Partner information allowing such Partner or Former Partner to file an amended U.S. federal income tax return (as described in Section 6225(c)(2) of the Partnership Tax Audit Rules) to the extent that such amended return and payment of any related U.S. federal income taxes would reduce the Partnership Level Taxes payable by the Partnership. Each Partner and Former Partner agrees to promptly provide the Partnership Representative with information reasonably requested by the Partnership Representative in order for it to submit Imputed Underpayment Modifications to the IRS on a timely basis.
(d)    Allocation of Imputed Underpayment. Notwithstanding any provision of this Agreement to the contrary, Partnership Level Taxes shall be treated as attributable to the Partners and Former Partners. The General Partner shall allocate the burden of any such Partnership Level Taxes to those Partners and Former Partners to whom such amounts are reasonably attributable (whether as a result of their status, actions, inactions or otherwise), taking into account the effect of the Imputed Underpayment Modifications that are properly attributable to each Partner or Former Partner (with respect to each Partner or Former Partner, its “Allocated Share”). The determination of each Partner’s or Former Partner’s Allocated Share shall be subject to the approval of the board of directors of the General Partner in accordance with Section 5.1(e)(vi) of the General Partner LLC Agreement. With respect to the Allocated Shares of the Partners and Former Partners for each applicable taxable year, the General Partner shall cause each Partner or Former Partner to economically bear its Allocated Share by either (i) requiring each Partner or Former Partner to pay to the Partnership an amount equal to its Allocated Share, or (ii) in the case of a Partner, deducting from the amount of cash next distributable to such Partner (if any) pursuant to this Agreement an amount equal to its Allocated Share, provided that, if the amount of such Partner’s Allocated Share exceeds the amount of such aggregate reductions at the time of the dissolution and winding up of the Partnership pursuant to ARTICLE VIII, such Partner shall pay to the Partnership an amount equal to such excess prior to the final distribution pursuant to Section 8.3(c). Except as otherwise required by law, the Partners, Former Partners, and the Partnership intend, for U.S. federal income tax purposes, that (A) the payment of any Partnership Level Taxes by the Partnership be treated as a loan to each Partner and Former

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Partner in an amount equal to such Partner’s or Former Partner’s Allocated Share; (B) the payment of each Partner’s or Former Partner’s Allocated Share to the Partnership be treated as a repayment of such loan; and (C) if, rather than making a payment to the Partnership, a Partner’s distributions are reduced to pay such Partner’s Allocated Share, then such Partner shall be treated as receiving a distribution and repaying such loan with such distribution at the time distributions otherwise payable to such Partner are offset pursuant to this Section 7.4(d). To the fullest extent permitted by applicable law, each Partner and Former Partner (each, an “Indemnifying Partner”) hereby agrees to indemnify and hold harmless the Partnership and the other Partners and Former Partners from and against the nonpayment of the Indemnifying Partner’s Allocated Share in accordance with the provisions of Section 9.3, mutatis mutandis.
(e)    Reimbursement. Any reasonable cost or expense incurred by the Partnership Representative or the Designated Individual in connection with its, his, or her duties in such capacity shall be paid by the Partnership, and the Partnership shall promptly reimburse the Partnership Representative and the Designated Individual for their respective reasonable out-of-pocket costs and expenses incurred by such Persons in such capacities, including travel expenses and the costs and expenses incurred to engage accountants, legal counsel, or experts to assist the Partnership Representative and the Designated Individual in discharging their duties hereunder.
(f)    Partners. Each Partner agrees to provide information that the Partnership Representative or the Designated Individual reasonably requests in connection with fulfilling its or his duties contemplated in this Section 7.4, including such information needed to make (i) the election provided by Section 6221(b) of the Partnership Tax Audit Rules to have Subchapter C of Chapter 63 of the Code, and (ii) the election provided in Section 6226 of the Partnership Tax Audit Rules with respect to an “imputed underpayment” described in Section 6225(b) of the Partnership Tax Audit Rules.
(g)    State & Local Taxes. In connection with any state or local income or franchise tax audit that incorporates rules substantially similar to the Partnership Tax Audit Rules, the principles and procedures of this Section 7.4 shall apply to such taxes, to the extent such principles and procedures can reasonably be applied to such taxes (with any appropriate adjustments the General Partner deems necessary in its sole discretion to carry out the purpose of this Section 7.4(g)), and references to the Code or Treasury Regulations in this Section 7.4 shall be deemed to refer to any corresponding provisions that may become applicable under state or local income or franchise tax statutes and regulations.
(h)    Survival. The provisions of this Section 7.4 shall survive the termination of any Partner’s interest in the Partnership and shall remain binding on the Partnership, the Partners, and Former Partners for so long as necessary to resolve with the IRS any and all matters regarding the U.S. federal income taxation of the Partnership, the Partners, and Former Partners with respect to any item that may be the subject of an audit of a U.S. federal income tax return of the Partnership.

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(i)    Tax Elections; Section 754 Election. Except as provided in Section 7.4(j) and subject to Section 5.1(e)(vi) of the General Partner LLC Agreement, the General Partner shall, in its sole discretion, determine whether or how to make any available election for federal tax purposes (and applicable state and local tax purposes). Without limiting the generality of the foregoing, in the event of a Transfer of an Interest as permitted pursuant to this Agreement, the General Partner shall cause the Partnership to make a timely election under Section 754 of the Code and a corresponding election under any applicable state or local law (any such election, a “Section 754 Election”). In addition, in the event of a distribution of Property to a Partner, the General Partner shall cause the Partnership to make a timely Section 754 Election.
(j)    Classification as a Partnership. The Partners intend for the Partnership to be classified as a partnership for U.S. federal income tax purposes. The General Partner shall not elect to have the Partnership classified as an association taxable as a corporation for United States federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3. The General Partner shall, for and on behalf of the Partnership, take all steps as may be required to maintain the Partnership’s classification as a partnership for federal income tax purposes. The Partnership shall not, with respect to the interests in the Partnership, “participate” (within the meaning of Treasury Regulations Section 1.7704-1(d)(1)) in the establishment of an “established securities market” (within the meaning of Treasury Regulations Section 1.7704-1(b)) or a “secondary market or the substantial equivalent thereof” (within the meaning of Treasury Regulations Section 1.7704-1(c)) or, in either case, the inclusion of the interests in the Partnership thereon.
7.5    FATCA.
(a)    Each Limited Partner hereby agrees to promptly provide, and to periodically update, at any time requested by the General Partner, any information (or verification thereof) that the General Partner determines, in its reasonable discretion, to be necessary for the Partnership to comply with FATCA (which information may be shared with the IRS), including any information necessary to enter into an agreement described in Section 1471(b) of the Code and to comply with the terms of such agreement or to register with the IRS and to comply with any intergovernmental agreement relating to FATCA.
(b)    If a Limited Partner does not comply with the terms of Section 7.5(a) or otherwise breaches any provision relating to FATCA in any Contribution Agreement to which such Limited Partner is a party, the General Partner may, in its sole and absolute discretion, and in addition to all other remedies available at law, in equity or under this Agreement, treat such Limited Partner as a Defaulting Partner under Section 4.3(c).
(c)    To the extent that any payments to the Partnership would be subject to a withholding tax under FATCA, the General Partner shall use its commercially reasonable efforts to avoid the imposition of such withholding tax, including causing the Partnership to meet the requirements of Section 1471(b) of the Code or complying with any intergovernmental agreements related to FATCA.  In the event that any amounts are withheld from payments made to the Partnership pursuant to FATCA because the Partnership has one

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or more Limited Partners that have not provided necessary documentation for the Partnership to avoid the imposition of such withholding tax (“Recalcitrant Partners”), the General Partner shall use its commercially reasonable efforts to ensure that the Limited Partners, to the extent they are not Recalcitrant Partners, do not bear the economic burden of any such withheld taxes.
(d)    Each Limited Partner hereby acknowledges and agrees that the General Partner shall determine, in its sole discretion, how to comply with the requirements of FATCA, and that such Limited Partner shall have no claim against the Partnership or any Covered Person for any damages or liabilities attributable to any such FATCA compliance determination.
7.6    Withholding. The General Partner shall be entitled to deduct and withhold any amounts that the General Partner or the Partnership is required to deduct and withhold under applicable tax law from any payments by the General Partner or the Partnership under this Agreement. The General Partner shall use commercially reasonable efforts to provide advance notice to any recipient of a payment that will be subject to any such deduction or withholding. If the Partnership or any Covered Person suffers any withholding taxes (or any related interest, penalties or other expenses or costs, except to the extent resulting from the negligence or willful misconduct of such Covered Person) related to any payment to a Limited Partner, which withholding taxes (and any such interest, penalties or other expenses or costs) have not been fully collected through deduction or withholding from payments to such Limited Partner, then unless otherwise agreed by the General Partner (a) such Limited Partner shall promptly pay upon demand by the General Partner to the Partnership or, at the General Partner’s direction, to the relevant Covered Persons, an amount equal to the uncollected portion of such withholding taxes, interest, penalties, and other expenses and costs as a reimbursement, or (b) the General Partner may reduce the amount of the next distribution or distributions of cash (if any) that would otherwise have been made to such Limited Partner or, if such distributions are not sufficient for that purpose, reduce the proceeds of liquidation otherwise payable to such Limited Partner by an amount equal to the uncollected portion of such withholding taxes, interest, penalties and other expenses and costs, in each case, as a reimbursement, provided that (i) if the amount of the next succeeding distribution or distributions or proceeds of liquidation is so reduced, the amount of the reduction shall additionally include interest thereon at a rate per annum equal to LIBOR plus two percent, and (ii) should the General Partner elect to so reduce such distributions or proceeds, the General Partner shall use commercially reasonable efforts to notify the applicable Limited Partner of its intention to do so. Whenever the General Partner makes any deduction or withholding from a payment to a Person as provided by this Section 7.6, the amount of such deduction or withholding shall be treated as actually paid to such Person for all other purposes of this Agreement. Unless otherwise agreed to by the General Partner in writing, each Limited Partner shall indemnify and hold harmless the Partnership and the Covered Persons from and against any withholding taxes (and any related interest, penalties or other expenses or costs, except to the extent resulting from the negligence or willful misconduct of such Covered Person) related to any payment to such Limited Partner.

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ARTICLE VIII
DISSOLUTION AND WINDING UP
8.1    Dissolution.
(a)    Except as set forth in this Section 8.1, no Partner shall have the right to dissolve the Partnership. There will be a dissolution of the Partnership and its affairs shall be wound up upon the first to occur of any of the following events:
(i)    on the election to dissolve the Partnership by the General Partner; or
(ii)    the entry of a decree of judicial dissolution of the Partnership pursuant to Section 17-802 of the Act, without regard to any contrary provisions contained in this Agreement.
(b)    Nothing contained in this Section 8.1 is intended to permit a Limited Partner to dissolve the Partnership at will (by retirement, resignation, Withdrawal or otherwise), or to exonerate a Limited Partner from liability to the Partnership and the remaining Partners if it dissolves the Partnership at will. An unpermitted dissolution at will of the Partnership is in contravention of this Agreement for purposes of the Act.
8.2    Winding Up.
(a)    On dissolution of the Partnership, the business and affairs of the Partnership shall terminate, the assets of the Partnership shall be liquidated, and the Partnership’s affairs shall be wound up under this ARTICLE VIII.
(b)    Dissolution of the Partnership is effective as of the day on which the event giving rise to the dissolution occurs, but the Partnership shall not terminate until (i) there has been a winding up of the Partnership’s business and affairs and (ii) the Partnership’s assets have been distributed as provided in Section 8.3.
(c)    Notwithstanding any other provision of this Agreement to the contrary, upon the dissolution of the Partnership, the General Partner or its designee shall act as the liquidator of the Partnership (the “Liquidator”) to wind up the Partnership. Notwithstanding any other provision of this Agreement to the contrary, the Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership in an orderly and business-like manner.
8.3    Distribution of Assets Upon Winding Up. The Liquidator shall apply the proceeds of the liquidation referred to in Section 8.2 and any remaining Partnership assets, and shall distribute any such proceeds and assets, as follows and in the following order of priority:
(a)    first, to (i) creditors of the Partnership (other than Partners) in satisfaction of the debts and liabilities of the Partnership, whether by payment thereof or the making of reasonable provision for payment thereof (other than any loans or advances that may have been made by any of the Partners to the Partnership), (ii) the expenses of liquidation, whether

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by payment thereof or the making of reasonable provision for payment thereof, and (iii) the establishment of any reasonable reserves (which may be funded by a liquidating trust) to be established by the Liquidator in amounts determined by it to be necessary for the payment of the Partnership’s expenses, liabilities and other obligations (whether fixed or contingent);
(b)    second, to the Partners, if any, that made loans or advances to the Partnership in satisfaction of such loans and advances, whether by payment thereof or the making of reasonable provision for payment thereof; and
(c)    thereafter, to the Limited Partners in accordance with Section 6.7.
Distributions pursuant to this Section 8.3 may be made to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying contingent or unforeseen liabilities or obligations of the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, subject to the approval of the Liquidator, in the same proportions as the amounts distributed to the trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.
8.4    Distributions in Kind. The Liquidator shall determine whether any assets of the Partnership shall be liquidated through sale or shall be distributed in kind. If any assets of the Partnership are distributed in kind, such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions as the Partners would have been entitled to cash distributions if the property had been sold for cash and the net proceeds were distributed to the Partners. If distributions in kind are made to the Partners on dissolution and liquidation of the Partnership, the Capital Account balances of those Partners shall be adjusted to reflect the Partners’ allocable share of gain or loss that would have resulted if the distributed property had been sold at its fair market value as determined by the Liquidator in its sole discretion.
8.5    Certificate of Cancellation. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 8.3, the Partnership shall be terminated, a certificate of cancellation with respect to the Partnership shall be filed with the Secretary of State of the State of Delaware, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.
ARTICLE IX
EXCULPATION AND INDEMNIFICATION
9.1    Exculpation.
(a)    Subject to applicable law, no Covered Person shall be liable to the Partnership, any Partner, or any of their respective Affiliates for any loss suffered by the Partnership, any Partner, or any of their respective Affiliates which arises out of any action or omission of such Covered Person (including in relation to any transaction, any investment or any business decision or action, including for breach of fiduciary duties), including any decision taken or omitted by such Covered Person, unless there has been a final and non-appealable

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judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, such Covered Person engaged in a violation of the implied contractual covenant of good faith and fair dealing or engaged in fraud or willful misconduct. The Partners hereby agree that any claims, actions, rights to sue, other remedies, and other recourse to or against a Covered Person for or in connection with losses or liabilities for which liability is disclaimed in the preceding sentence, are in each case expressly released and waived by the Partnership and the Partners, to the fullest extent permitted by applicable law. In no event shall the provisions of this Section 9.1(a) relieve the any Partner, any Affiliate of any Partner, or any director, officer, manager, employee, agent, or other representative of any of the foregoing from liability pursuant to the provisions of any contract or transaction that may be entered into from time to time between such Person and the Partnership or any of Affiliate of the Partnership.
(b)    No Covered Person shall be liable for the negligence, whether of omission or commission, dishonesty, or bad faith of any employee, broker or other agent of the General Partner or the Partnership selected by any Covered Person.
(c)    The Liquidator shall not be liable to the Partnership or any Partner for any loss suffered by the Partnership or any Partner that arises out of any action or omission of such Person, provided that such Person determined, in good faith, that such course of conduct was in, or was not opposed to, the best interest of the Partnership and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such Person’s conduct was unlawful; provided, however, that this Section 9.1(c) shall not affect the General Partner’s right to exculpation pursuant to Section 9.1(a).
(d)    No Covered Person shall be liable to the Partnership or any Partner with respect to any action or omission taken or suffered by any of them in good faith if such action or omission is taken or suffered in reliance upon and in accordance with the opinion or advice as to matters of law of legal counsel, or as to matters of accounting of accountants, or as to matters of valuation of investment bankers or appraisers.
(e)    No Partner, nor any director, officer, or manager of any Partner (including with respect to the General Partner, any member of the board of directors of the General Partner or any AC Member), acting in its capacity as such, shall have any fiduciary or other duty to the Partnership or the Partners, other than, to the extent required by applicable law, the implied contractual covenant of good faith and fair dealing. Without limiting the foregoing, to the extent that, at law or in equity, any Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any Partner, such Covered Person acting under this Agreement shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of any Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person, to the maximum extent permitted by applicable law. Notwithstanding anything to the contrary in this Agreement, the Partners shall have no duty (fiduciary or otherwise) to the Partnership or the other Partners to the fullest extent that the

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Act permits the limitation or elimination of such duties; provided that the Partners shall have an implied contractual covenant of good faith and fair dealing with respect to the Partnership and each other Partner, and such implied covenant shall be deemed to have the same meaning as it has for purposes of Section 17-1101 of the Act.
(f)    Each Partner acknowledges and agrees that none of the General Partner, any of its Affiliates, or any of its or their respective directors, officers, managers, employees, representatives, or agents guarantees or has guaranteed, in any respect, the performance of the Partnership or any of its Affiliates.
(g)    This Section 9.1 constitutes a modification and disclaimer of duties and obligations (express, implied, fiduciary or otherwise) with respect to the matters described in this Section 9.1, pursuant to Section 17‑1101 of the Act. Each Partner acknowledges and agrees that the provisions of this Section 9.1 are “express” and “conspicuous” for all purposes of applicable law.
9.2    Conflicts of Interest. Each Limited Partner acknowledges that there may be situations in which the interests of the Partnership, in a subsidiary or otherwise, may conflict with the interests of a Partner, the General Partner, the Advisor, or their respective Affiliates or a Covered Person. Each Limited Partner agrees that the activities of the General Partner, the Advisor, their respective Affiliates, and the Covered Persons (including any director, manager, or officer of the Partnership, the General Partner, or any Affiliate of the Partnership who serves in a similar capacity on behalf of the Advisor or any Affiliate of the Advisor) may be engaged in by such Persons, and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any other agreement contemplated herein or any duty that might be owed by any such Person to the Partnership or to any Limited Partner at law or in equity or otherwise. Each Partner hereby waives any and all rights and claims on the basis of any doctrines of non‑competition, “company opportunity,” or similar doctrines which such Partner may otherwise have against the General Partner, the Advisor, their respective Affiliates or any Covered Person as a result of any such Person pursuing or engaging in any such activities. On any matter involving a conflict of interest, the General Partner shall take such actions as are determined by the General Partner in good faith to be necessary or appropriate to ameliorate such conflicts of interest. None of the General Partner, the Advisor, their respective Affiliates, or any other Covered Person shall have any liability to the Partnership or any Limited Partner for such actions in respect of such matters taken in good faith by such Person, including actions in the pursuit of their own interests, and such actions shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of such Person at law or in equity or otherwise.
9.3    Indemnification.
(a)    Each Covered Person shall be indemnified, subject to the other provisions of this Agreement, by the Partnership (only out of Partnership assets, including the proceeds of liability insurance) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including reasonable attorneys’ fees), judgment, or liability (collectively, “Damages”) incurred by or imposed upon such Covered Person in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative

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body or agency), to which such Covered Person may be made a party or otherwise involved or with which such Covered Person shall be threatened, by reason of such Covered Person’s being at the time the cause of action arose or thereafter, the General Partner, Partnership Representative, Designated Individual, Liquidator, or other Person who served at the request of the General Partner on behalf of the Partnership, as a liquidating trustee, a member, partner, stockholder, officer, director, manager, employee, consultant, agent, or Affiliate of any of the foregoing, or a member, partner, shareholder, officer, director, manager, employee, consultant, agent, or Affiliate of any other organization in which the Partnership owns or has owned an interest or of which the Partnership is or was a creditor (whether or not such Covered Person continues to serve in such capacity at the time such action, suit or proceeding is brought or threatened).
(b)    A Covered Person shall not be indemnified with respect to matters as to which such Covered Person shall have been finally adjudicated in any such action, suit or proceeding (i) not to have acted in good faith, (ii) not to have acted in the reasonable belief that such Covered Person’s action was in accordance with such Covered Person’s obligations to the Partnership, (iii) to have acted in a fraudulent manner or engaged in willful misconduct, or (iv) with respect to any criminal action or proceeding, to have had reasonable cause to believe the Covered Person’s conduct was criminal.
(c)    In the event of settlement of any action, suit or proceeding brought or threatened, such indemnification shall apply to all matters covered by the settlement except for matters as to which the Partnership is advised by counsel (who may be counsel regularly retained to represent the Partnership) that the Person seeking indemnification, in the opinion of counsel, (i) did not act in good faith, (ii) acted in a fraudulent manner or engaged in willful misconduct, or (iii) with respect to any criminal action or proceeding, that the Person seeking indemnification had reasonable cause to believe such Person’s conduct was criminal.
(d)    The Partnership shall pay the expenses incurred by a Covered Person in connection with any action, suit, or proceeding, or in connection with claims arising in connection with any potential or threatened action, suit, or proceeding, for which indemnification is sought pursuant to this Section 9.3 in advance of the final disposition of such action, suit, or proceeding, in the General Partner’s discretion upon the General Partner’s receipt of an enforceable undertaking by such Covered Person to repay such payment if the Covered Person shall be determined to be not entitled to indemnification for such expenses pursuant to this Section 9.3; provided, however, that such action, suit, or proceeding is not an actual or threatened claim, action, suit, or proceeding against the Covered Person by the Partnership or the General Partner, or by the Covered Person against the Partnership or the General Partner. The General Partner may, in its sole discretion, also condition indemnification payments by the Partnership to a Covered Person pursuant to this Section 9.3(d) that relate to Damages for which the General Partner reasonably believes that such Covered Person may receive indemnification payments from an Affiliate of the Partnership upon receipt of an enforceable undertaking by such Covered Person to repay such payment to the Partnership if, and to the extent that, such Covered Person receives indemnification payments from such Affiliate of the Partnership for the same Damages.

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(e)    At its election, the General Partner, on behalf of the Partnership, may cause the Partnership to purchase and maintain insurance, at the expense of the Partnership and to the extent available, for the protection of the Covered Persons against any Damages incurred by such Persons in any capacity that results in such Person being a Covered Person (provided that such Covered Person is serving in such capacity at the request of the Partnership or the General Partner), whether or not the Partnership has the power to indemnify such Person against such liability. The General Partner may purchase and maintain insurance on behalf of the Partnership and at the expense of the Partnership for the protection of any officer, director, employee, consultant or other agent of any other organization in which the Partnership owns an interest or of which the Partnership is a creditor against similar liabilities, whether or not the Partnership has the power to indemnify any Person against such liabilities.
(f)    The foregoing rights to indemnification shall inure to the benefit of the executors, administrators, personal representatives, successors, and assigns of each such Covered Person.
(g)    The indemnification obligation of the Partnership to a Covered Person with respect to any Damages shall be reduced by any indemnification payments actually received by such Covered Person from any Affiliate of the Partnership with respect to such Damages. Solely for purposes of clarification, and without expanding the scope of indemnification pursuant to this Section 9.3, the Partners intend that, to the maximum extent permitted by law, as between (i) the Affiliates of the Partnership, (ii) the Partnership, and (iii) the General Partner, this Section 9.3 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, with the Affiliates of the Partnership having primary liability, the Partnership having only secondary liability, and (if applicable) the General Partner having only tertiary liability. The possibility that a Covered Person may receive indemnification payments from an Affiliate of the Partnership shall not restrict the Partnership from making payments under this Section 9.3 to a Covered Person that is otherwise eligible for such payments, but such payments by the Partnership are not intended to relieve any Affiliate of the Partnership from any liability that such Affiliate would otherwise have to make indemnification payments to such Covered Person and, if a Covered Person that has received indemnification payments from the Partnership actually receives duplicative indemnification payments from an Affiliate of the Partnership for the same Damages, such Covered Person shall repay the Partnership to the extent of such duplicative payments. If, notwithstanding the intention of this Section 9.3, the obligation of an Affiliate of the Partnership to make indemnification payments to a Covered Person is relieved or reduced under applicable law as a result of payments made by the Partnership pursuant to this Section 9.3, the Partnership shall have, to the maximum extent permitted by law, a right of subrogation against (or contribution from) such Affiliate of the Partnership for amounts paid by the Partnership to a Covered Person that relieved or reduced the obligation of such Affiliate of the Partnership to such Covered Person. Indemnification payments (if any) made to a Covered Person by the General Partner in respect of Damages for which (and to the extent) such Covered Person is otherwise eligible for payments from the Partnership under this Section 9.3 shall not relieve the Partnership from its obligation to such Covered

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Person or the General Partner, as applicable, for such payments. As used in this Section 9.3, “indemnification” payments made or to be made by an Affiliate of the Partnership shall be deemed to include (A) payments made or to be made by any direct or indirect subsidiary of such Affiliate of the Partnership or any successor to the indemnification obligations of such Affiliate of the Partnership, and (B) equivalent payments made or to be made by or on behalf of such Affiliate of the Partnership (or its respective subsidiary or successor) pursuant to an insurance policy or similar arrangement.
(h)    The foregoing right of indemnification shall be in addition to any rights to which any Covered Person may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors, and assigns of each such Covered Person. The rights to indemnification and advancement of expenses conferred in this Section 9.3 shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract, or agreement.
(i)    Any indemnification hereunder shall be satisfied solely out of the assets of the Partnership. In no event may a Covered Person subject any of the Partners to personal liability by reason of the foregoing indemnification provisions.
(j)    Notwithstanding anything to the contrary herein, the indemnification provided pursuant to this Section 9.3 shall not be applicable with respect to any action (other than for indemnification) (i) brought, or claim asserted, by a Covered Person against the Partnership, or (ii) relating exclusively to an internal dispute among the Partners, the General Partner, or employees of the Partnership.
9.4    Limitation by Law; Survival.
(a)    If any Covered Person or the Partnership itself is subject to any federal or state law, rule, or regulation that restricts the extent to which any Person may be exonerated or indemnified by the Partnership, the exoneration provisions set forth in Section 9.1 and the indemnification provisions set forth in Section 9.3 shall be deemed to be amended, automatically and without further action by the Partners, to the minimum extent necessary to conform to such restrictions.
(b)    The provisions of this ARTICLE IX shall survive any termination of this Agreement.
ARTICLE X
AMENDMENTS; POWER OF ATTORNEY
10.1    Amendments.
(a)    General. Any modifications of or amendments to this Agreement duly adopted in accordance with the terms of this Agreement may be executed in accordance with Section 10.2. The terms and provisions of this Agreement may be modified or amended

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at any time and from time to time with the written consent of the General Partner and a Majority in Interest, provided that the General Partner may, without the consent of any of the other Partners:
(i)    enter into agreements with Persons that are Transferees pursuant to the terms of this Agreement, providing in substance that such Transferees will be bound by this Agreement and will become Limited Partners hereunder;
(ii)    amend this Agreement as may be required to implement Transfers of Interests or the admission of any Limited Partner or the increase in any Limited Partner’s Capital Commitment in accordance with the terms of this Agreement;
(iii)    amend this Agreement to satisfy any requirements, conditions, guidelines, or opinions contained in any opinion, directive, order, ruling or regulation of the SEC, the IRS, or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the General Partner deems to be in the best interest of the Partnership;
(iv)    amend this Agreement as may be necessary to comply with any anti-money laundering or anti-terrorism laws, rules, regulations, directives, or special measures;
(v)    amend this Agreement to cure any ambiguity, omission, mistake, defect, or inconsistency in this Agreement, provided such amendment does not adversely affect the interests of the Limited Partners;
(vi)    amend this Agreement to the extent the General Partner reasonably determines, based upon written advice of counsel to the Partnership, that the amendment is necessary to provide assurance that the Partnership will not be treated as a “publicly traded partnership,” because it is entitled to “safe harbor” treatment under Section 7704 of the Code and the Treasury Regulations, provided that (A) such amendment shall not change the relative economic interests of the Partners, reduce any Partner’s share of distributions from the Partnership or increase any Partner’s Capital Commitment or its liability hereunder, and (B) the General Partner provides a copy of such written advice and amendments to the Limited Partners at least 20 days prior to the effective date of any such amendment and a Majority in Interest shall not have made a reasonable objection to such amendment prior to the effective date of such amendment;
(vii)    amend this Agreement to incorporate for the benefit of all Limited Partners terms that, in the good faith determination of the General Partner, are beneficial to the Limited Partners generally or that do not adversely impact the rights or obligations of the Limited Partners under this Agreement, provided such amendment is not adverse in any material respect to any Limited Partner, and provided, further, that any such amendment shall be subject to Section 10.1(b);

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(viii)    amend this Agreement to reflect a change in the name of the Partnership, the fiscal year or the taxable year of the Partnership (and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership), the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(ix)    amend this Agreement to enable the Partnership to comply with the requirements of the “Safe Harbor” Election within the meaning of the Proposed Revenue Procedure of Notice 2005-43, 2005-1 C.B. 1221, Proposed Treasury Regulations Section 1.83-3(e)(1) or Proposed Treasury Regulations Section 1.704-1(b)(4)(xii) at such time as such proposed procedure and regulations are effective and to make any such other related amendments as may be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation and to make a change that is necessary or desirable to implement new regulations published by the IRS with respect to partnership allocations of income, gain, loss, deduction and credit; and
(x)    amend this Agreement in accordance with specific provisions of this Agreement that authorize the General Partner to execute such amendment without the consent of any other Partner.
(b)    Matters Requiring Specific Consent. Notwithstanding the provisions of Section 10.1(a) or any other provision of this Agreement, no modification of or amendment to this Agreement shall be made that will:
(i)    materially and adversely affect the rights of a Limited Partner in a manner that discriminates against such Limited Partner vis-à-vis the other Limited Partners without the written consent of such Limited Partner; or
(ii)    increase the amount of a Limited Partner’s Capital Commitment without the written consent of such Limited Partner.
(c)    Safe Harbor Election. The terms and provisions of this Agreement may be amended or waived by the General Partner without the consent of any other Partner, on or before the effective date of final Treasury Regulations, to provide for (i) the election of a safe harbor under Treasury Regulations Section 1.83-3(1) (or any similar provision) under which the fair market value of an interest in the Partnership that is Transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest, (ii) an agreement by the Partnership and all Partners to comply with the requirements set forth in such Treasury Regulations and IRS Notice 2005-43 (and any other guidance provided by the IRS with respect to such election) with respect to all interests in the Partnership Transferred in connection with the performance of services while the election remains effective, and (iii) any other related amendments.

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(d)    Notices of Amendments. The General Partner shall send to each other Partner a copy of any amendments adopted in accordance with this Section 10.1 or any other provision of this Agreement.
10.2    Power of Attorney. Each Limited Partner (including any Limited Partner admitted as a result of a Transfer of Units pursuant to Section 4.6) does hereby irrevocably constitute and appoint the General Partner, with full power of substitution, the true and lawful attorney-in-fact and agent of such Limited Partner, to execute, acknowledge, verify, swear to, deliver, record and file, in its or its assignee’s name, place, and stead, all instruments, documents, and certificates that may from time to time be required by the laws of the United States, the State of Delaware, the State of Texas, the State of New York, the State of Louisiana, any other jurisdiction in which the Partnership conducts or plans to conduct business or any political subdivision or agency thereof, to effectuate, implement and continue the valid existence and investment, operational, and other activities of the Partnership, including the power and authority to execute, verify, swear to, acknowledge, deliver, record, and file:
(a)    all certificates and other instruments, including any amendments to this Agreement or to the Certificate, that the General Partner determines to be appropriate to (i) form, qualify or continue the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and all other jurisdictions in which the Partnership conducts or plans to conduct business and (ii) admit such Limited Partner as a limited partner of the Partnership;
(b)    all instruments that the General Partner determines to be appropriate to reflect any amendment to this Agreement or the Certificate to (i) satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the SEC, the IRS or any other U.S. federal or state or non-U.S. governmental agency, or in any U.S. federal or state or non-U.S. statute, compliance with which the General Partner deems to be in the best interest of the Partnership, (ii) change the name of the Partnership, or (iii) cure any ambiguity or correct or supplement any provision hereof that may be incomplete or inconsistent with any other provision herein contained so long as such amendment under this clause (iii) does not adversely affect the interests of the Limited Partners;
(c)    all conveyances and other instruments that the General Partner determines to be appropriate to reflect and effect the dissolution, winding up, and termination of the Partnership in accordance with the terms of this Agreement, including the filing of a certificate of cancellation as provided for in ARTICLE VIII;
(d)    all instruments relating to (i) Transfers of Interests or the admission of new Limited Partners, (ii) the treatment of a Defaulting Partner, or (iii) any change in the Capital Commitment of any Limited Partner, all in accordance with the terms of this Agreement;
(e)    all amendments to this Agreement duly approved and adopted in accordance with Section 10.1;

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(f)    certificates of assumed name and such other certificates and instruments as may be necessary under the fictitious or assumed name statutes from time to time in effect in the State of Delaware and in all jurisdictions in which the Partnership conducts or plans to conduct business; and
(g)    any other instruments determined by the General Partner to be necessary or appropriate in connection with the proper conduct of the business of the Partnership and that do not adversely affect the interests of the Limited Partners;
Such attorney-in-fact and agent shall not, however, have the right, power or authority to amend or modify this Agreement, when acting in such capacity, except to the extent authorized herein. This power of attorney shall not be affected by the subsequent disability or incompetence of the principal. This power of attorney shall be deemed to be coupled with an interest, shall be irrevocable, shall survive and not be affected by the dissolution, bankruptcy, or legal disability of any Limited Partner and shall extend to such Limited Partner’s successors and assigns. This power of attorney may be exercised by such attorney-in-fact and agent for all Limited Partners (or any of them) by a single signature of the General Partner acting as attorney-in-fact with or without listing all of the Limited Partners executing an instrument. Any Person dealing with the Partnership may conclusively presume and rely upon the fact that any instrument referred to above, executed by such attorney-in-fact and agent, is authorized and binding, without further inquiry. If required, each Limited Partner shall execute and deliver to the General Partner, within five Business Days after receipt of a request therefor, such further designations, powers of attorney or other instruments as the General Partner shall reasonably determine to be necessary for the purposes hereof consistent with the provisions of this Agreement. By way of clarification, the power of attorney granted to the General Partner in this Section 10.2 is intended to be ministerial in scope and limited solely to those items permitted under the relevant grant of authority, and such power of attorney is not intended to be a general grant of power to independently exercise discretionary judgment on behalf of any Limited Partner, and the General Partner shall not use such power of attorney in any manner that would make any Limited Partner liable for the debts and obligations of the Partnership in contravention of the terms of this Agreement or that would otherwise be contrary to the provisions of this Agreement. Promptly following any exercise of the power of attorney granted pursuant to this Section 10.2 on behalf of any Limited Partner, the General Partner shall provide to such Limited Partner written notice of such exercise and a copy of any and all relevant documentation in connection therewith.
ARTICLE XI
MISCELLANEOUS PROVISIONS
11.1    Notices.
(a)    Except where otherwise specifically provided in this Agreement, all notices, requests, consents, proposals, approvals and statements shall be in writing and in English, and if properly addressed to the recipient in the manner required by Sections 11.1(b) and 11.1(c), shall be deemed to have been properly given or delivered: (i) on the date of actual delivery when personally delivered to the intended recipient or when delivered to the intended recipient by a reputable courier delivery service; or (ii) on the date specified in

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Section 11.1(b)(ii), if by Electronic Transmission, provided that if such Electronic Transmission is directed after 5:00 p.m. (local time of the recipient) or on a day that is not a Business Day, then on the next succeeding Business Day after the date specified in Section 11.1(b)(ii).
(b)    The following provisions apply to notices given by Electronic Transmission:
(i)    Without limiting the manner by which notice otherwise may be given effectively to Partners pursuant to Section 11.1(a), any notice to Partners given by the Partnership or the General Partner under any provision of this Agreement, shall be effective if given by a form of Electronic Transmission.
(ii)    Notice given pursuant to Section 11.1(b)(i) shall be deemed delivered: (A) if by electronic mail, on the date on which it is directed to the electronic mail address set forth on Schedule 1, or to such other electronic mail address as the addressee previously may have specified by written notice given to the other parties hereto in the manner contemplated by Section 11.1(a); and (B) if by a posting on an electronic network together with separate notice to the Partner of such specific posting, the later of (1) the date of such posting, and (2) the delivery of such separate notice determined in accordance with Section 11.1(a).
(iii)    Each Partner hereby consents to receive notices by Electronic Transmission at the electronic mail address set forth under its name on Schedule 1. Such consent shall be revocable by the Partner by written notice to the Partnership. Such consent shall be deemed revoked if (A) the Partnership is unable to deliver by Electronic Transmission two consecutive notices given by the Partnership in accordance with such consent, and (B) such inability becomes known to the General Partner or the Person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any notice or action by the Partnership or the General Partner.
(c)    A non-electronic document shall be deemed to be properly addressed, in each case, if to the Partnership or to any Partner, to the address of such Person as set forth on Schedule 1 or in the instrument pursuant to which it became a Partner; or, in each case, to such other address or addresses as the addressee may have specified by written notice given to the other parties hereto in the manner contemplated by Section 11.1(a). The General Partner shall not be required to provide more than three copies of any one notice or report statement or other mailing to any Limited Partner.
11.2    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of an original Agreement for all purposes. Signatures

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of the parties hereto transmitted by electronic transmission shall be deemed to be original signatures for all purposes. Except for cases of fraud or forgery, no party hereto shall raise the use of any electronic signature or the use of electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as the basis of a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.
11.3    Interpretation; Construction. In this Agreement, except to the extent the context otherwise requires:
(a)    the division of this Agreement into articles, sections and other subdivisions, the provision of a table of contents and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement;
(b)    unless otherwise indicated, all references to an “Article,” “Section,” “Schedule,” or “Exhibit” followed by a number or letter refer to the specified article, section, schedule, or exhibit of this Agreement, and the terms “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder” and similar expressions refer to this Agreement and not to any particular Article or Section hereof;
(c)    all references to a given agreement, instrument or other document are references to such agreement, instrument or other document as modified, amended, supplemented and restated from time to time;
(d)    whenever the singular masculine or neuter is used in this Agreement, it means the plural, feminine, body politic or corporate, and vice versa, as the context requires, and where a term is defined herein, a capitalized derivative or cognate of such term has a corresponding meaning unless the context otherwise requires;
(e)    all dollar amounts referred to in this Agreement (including the Exhibits and Schedules) are in lawful money of the United States;
(f)    whenever the word “include,” “includes” or “including” is used in this Agreement, it is deemed to be followed by the words “without limitation” (except where such words or words of similar import actually follow in the text hereof);
(g)    except where the context indicates otherwise, the word “or” is used inclusively herein (for example, the phrase “X or Y” means “X or Y or both” and not “either X or Y but not both”);
(h)    any reference to a statute includes, and is deemed to be, a reference to such statute and to the rules, regulations, ordinances, interpretations, policies and guidance made pursuant thereto, and all amendments made to such statute and other such implementing provisions implemented and enforced from time to time, and to any statute or other implementing provisions subsequently passed or adopted having the effect of supplementing or replacing such statute or such other implementing provisions; and

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(i)    if there is any conflict or inconsistency between a provision of the body of this Agreement and that of an Exhibit or any document delivered pursuant to this Agreement, the provision of the body of this Agreement prevails.
Without limiting the generality of the foregoing, it is the intention of the Partners that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Person (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the Partners are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Unless otherwise specified in this Agreement and notwithstanding any provisions of law or equity to the contrary, any determination, decision, consent, vote, or judgment of, or exercise of discretion by, or action taken or omitted to be taken by, a Partner under this Agreement shall be made, given, exercised, taken or omitted as such Partner shall determine in its sole and absolute discretion, and in connection with the foregoing, such Partner shall be entitled to consider only such interests and factors as it deems appropriate, including its own interests, and shall act in good faith. If any questions should arise with respect to the operation of the Partnership that are not specifically provided for in this Agreement or the Act, or with respect to the interpretation of this Agreement, the General Partner is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in each case in good faith, and its determination and interpretation so made shall be final and binding on all parties hereto.
11.4    Successors and Assigns. This Agreement shall inure to the benefit of the Partners and the Covered Persons, and shall be binding upon the parties hereto, and, subject to the provisions of Section 4.6, their respective successors, permitted assigns, and, in the case of individual Covered Persons, heirs and legal representatives.
11.5    Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
11.6    Further Actions. Each Limited Partner shall execute and deliver such other certificates, agreements, and documents, and take such other actions, as may reasonably be requested by the General Partner in connection with the formation of the Partnership and the achievement of its purposes or to give effect to the provisions of this Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the General Partner determines to be necessary or appropriate to form, qualify, or continue the Partnership as a limited partnership in all jurisdictions in which the Partnership conducts or plans to conduct its investment, operations, and other activities and all such agreements, certificates, tax statements, and other documents as may be required to be filed by or on behalf of the Partnership.
11.7    Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is given in writing, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor such waiver was given.

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11.8    Applicable Law. This Agreement and the rights of the parties hereto under this Agreement shall be governed by, interpreted and enforced in accordance with, the internal laws (exclusive of choice of law provisions) of the State of Delaware as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.
11.9    Arbitration. Any dispute arising under or relating to this Agreement or the transactions contemplated hereby (each, a “Dispute”) shall be exclusively and definitively resolved through final and binding arbitration in accordance with this Section 11.9, it being the intention of the Partners that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.
(a)    Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) (as then in effect).
(b)    Number of Arbitrators. The arbitral tribunal shall consist of three arbitrators, who shall endeavor to complete the final hearing in the arbitration within six months after the appointment of the last arbitrator.
(c)    Method of Appointment of the Arbitrators. If there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within 30 days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within 30 days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed.
(d)    Consolidation. If multiple arbitration proceedings are initiated under this Agreement, the General Partner LLC Agreement, the Management and Advisory Services Agreement, any LNG marketing agreement between Driftwood LNG and Tellurian Trading, one or more Contribution Agreements, or one or more LNG SPAs, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any party to any such dispute may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the disputes.

79

(e)    Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.
(f)    Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.
(g)    Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The parties hereto agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 11.1 as well as any other procedure authorized by law.
(h)    Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 11.1.
(i)    Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.
(j)    Interim Measures. Any party to the Dispute may apply to a court in New York, New York for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The parties hereto agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The parties hereto unconditionally and irrevocably submit to jurisdiction in New York, New York for the limited purposes of an application for interim measures under this Section 11.9(j). The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.
(k)    Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (i) the fees and expenses of the arbitrators; (ii) the costs of assistance required by the tribunal, including its experts; (iii) the fees and expenses of the administrator; (iv) the reasonable costs for legal representation of a successful party; and (v) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

80

(l)    Interest. The award shall include pre-award and post-award interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent above LIBOR (as in effect on the day such award was issued) on and from the day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than 90 Days, the applicable LIBOR rate for each successive term of 90 days during that period shall be that in effect on the first day of that 90-day period. Interest shall accrue from day to day and be calculated on the basis of a 360-day year.
(m)    Currency of Award. The arbitral award shall be made and payable in U.S. dollars, free of any tax or other deduction.
(n)    Waiver of Challenge to Decision or Award. To the extent permitted by law, the parties hereto hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.
(o)    Confidentiality. Any arbitration relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs, or other documents prepared for the arbitration proceeding) shall be Confidential Information subject to the confidentiality provisions of Section 4.9; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination, or award.
11.10    Immunity.
(a)    Each Limited Partner, to the maximum extent permitted by applicable law, as to itself and its assets, hereby irrevocably, unconditionally, knowingly, and intentionally waives any and all rights of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.
(b)    Each Limited Partner hereby irrevocably, unconditionally, knowingly and intentionally:
(i)    agrees that the execution, delivery, and performance by such Limited Partner of this Agreement constitute private and commercial acts rather than public or governmental acts; and

81

(ii)    consents in respect of the enforcement of any judgment against such Limited Partner in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement, or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).
11.11    Waiver of Partition. Except as may otherwise be provided by law in connection with the dissolution, winding up and liquidation of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership’s property.
11.12    No Third Party Beneficiaries. The provisions of this Agreement are intended solely to benefit the Partnership and the Partners and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Partnership (and no such creditor shall be a third party beneficiary of this Agreement), and no Partner shall have any duty or obligation to any creditor of the Partnership to make any contributions to the Partnership or to cause the General Partner to deliver to any Partner a Drawdown Notice.
11.13    Compliance with Anti-Money Laundering Requirements. The General Partner shall be authorized without the consent of any Person, including any other Partner, to take such action as it determines to be necessary or advisable to comply, or to cause the Partnership to comply, with any anti-money laundering or anti-terrorist laws, rules, regulations, directives or special measures.
11.14    Audit Right. Without prejudice to the provisions of Section 7.1(b), at any time while the Partnership continues but no more than once per calendar year, at least three Limited Partners, acting jointly, may request to the General Partner to conduct, at their own expense, an audit of the Partnership’s and the General Partner’s compliance with the terms of this Agreement and the GP LLC Agreement. Upon receipt of such request, the General Partner shall assist the organization of such audits and shall ensure that adequate information and access to the premises are provided to the Limited Partners conducting such audit, and that the relevant officers and/or employees of the Partnership and its Subsidiaries are made available for interviews; provided, however, that any such audit shall be conducted following reasonable advance written notice to the General Partner, at times and locations reasonably convenient to the Partnership and its workers during normal working hours. Further, notwithstanding anything to the contrary, under no circumstances shall the General Partner or the Partnership be required to disclose or provide any information or documentation that is subject to a bona fide legal privilege or obligation of confidentiality. The Limited Partners shall issue an audit report which shall be made available to all Limited Partners and to the Partnership. The Partnership and the Limited Partners shall discuss the conclusions of any such audit report and the General Partner will use reasonable efforts implementing the recommendations set forth in the report.
11.15    Partnership Counsel. Counsel to the Partnership may also be counsel to one or more of the General Partner, the Initial Limited Partner, the Advisor, the Partnership’s Affiliates, or the respective Affiliates of the foregoing. The General Partner may execute on behalf of the

82

Partnership and the Partners any consent to the representation of the Partnership that such counsel may request pursuant to the applicable rules of professional conduct in any jurisdiction (“Rules”). The Partnership has initially selected Baker Botts L.L.P. (the “Partnership Counsel”) as legal counsel to the Partnership. Each Limited Partner acknowledges that the Partnership Counsel does not represent any Limited Partner with respect to the Partnership in the absence of a clear and explicit written agreement to such effect between the Limited Partner and the Partnership Counsel (and then only to the extent specifically set forth in such agreement), and that, in the absence of any such agreement, the Partnership Counsel shall owe no duties to a Limited Partner with respect to the Partnership. In the event any dispute or controversy arises between any Limited Partner and the Partnership, or between any Limited Partner or the Partnership, on the one hand, and the General Partner, the Initial Limited Partner, the Advisor, or one or more of their respective Affiliates that the Partnership Counsel represents, on the other hand, each Limited Partner agrees that the Partnership Counsel may represent the Partnership, the General Partner, the Initial Limited Partner, the Advisor, or such Affiliates, or any of the foregoing, in any such dispute or controversy to the extent permitted by the Rules, and each Limited Partner hereby consents to such representation. Each Limited Partner further acknowledges that, whether or not the Partnership Counsel has in the past represented such Limited Partner with respect to other matters, the Partnership Counsel has not represented the interests of any Limited Partner in the preparation and negotiation of this Agreement. Notwithstanding the foregoing, the portion of the foregoing relating to matters after the admission date of a Limited Partner to the Partnership shall not apply to such Limited Partner to the extent the foregoing is inconsistent with an established policy of such Limited Partner, and such Limited Partner notifies the General Partner of such policy in writing prior to such Limited Partner’s admission to the Partnership.
11.16    Entire Agreement. This Agreement constitutes the entire agreement among the Partners with respect to the subject matter hereof and supersedes any and all prior agreements or understandings among or between them with respect to such subject matter.
[Remainder of page intentionally left blank. Signature pages follow.]

83

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the Effective Date

THE GENERAL PARTNER:

DRIFTWOOD GP HOLDINGS LLC

By:
Name:	R. Keith Teague
Title:	Chief Executive Office

Signature page to First Amended and Restated Limited Partnership Agreement of
Driftwood Holdings LP

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the Effective Date

LIMITED PARTNER:

[ ]

By:
Name:
Title:

Signature page to First Amended and Restated Limited Partnership Agreement of
Driftwood Holdings LP

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the Effective Date

INITIAL LIMITED PARTNER:

DRIFTWOOD LP HOLDINGS LLC

By:
Name:	Meg A. Gentle
Title:	President and Chief Executive Officer

Signature page to First Amended and Restated Limited Partnership Agreement of
Driftwood Holdings LP

SCHEDULE 1
PARTNERSHIP REGISTER
(as of the Effective Date)
THE PARTNERSHIP:
Driftwood Holdings LP
c/o Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002
Attention: General Counsel
Email: Notices@Driftwood.com
THE GENERAL PARTNER:
Driftwood GP Holdings LLC
c/o Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002
Attention: General Counsel
Email: legal.notices@tellurianinc.com
General Partner Units:        100

Schedule 1 to First Amended and Restated Limited Partnership Agreement of
Driftwood Holdings LP

LIMITED PARTNERS:

Name	Total Capital Contributions	Class A Units	Class A Percentage	Class B Units	Class C Units	Class D Units	Total Units
Driftwood LP Holdings LLC c/o Tellurian Inc. 1201 Louisiana Street, Suite 3100 Houston, TX 77002 Attn: General Counsel Email: legal.notices@tellurianinc.com	$[ ]	[ ]	[ ]%	1,104	0	0	[ ]
Total Delaware, Inc. 1201 Louisiana Street, Suite 1800 Houston, Texas 77002 Attn: General Counsel Email: Elizabeth.matthews@total.com; Isabelle.salhorgne@total.com	$[ ]	100	6.0386%	0	0	0	100
[ ] [Address 1] [Address 2] Attn: [ ] Email: [ ]	$[ ]	[ ]	[ ]%	0	0	0	[ ]
[ ] [Address 1] [Address 2] Attn: [ ] Email: [ ]	$[ ]	[ ]	[ ]%	0	0	0	[ ]
[ ] [Address 1] [Address 2] Attn: [ ] Email: [ ]	$[ ]	[ ]	[ ]%	0	0	0	[ ]
TOTALS:	$[ ]	1,656	100.0000%	1,104	0	0	2,760

Schedule 1-2

PHASE 1 PROJECT CAPITAL COMMITMENTS:

Name	Phase 1 Partner Deposit	Phase 1 Capital Commitment	Phase 1 Drawn Capital Commitments	Phase 1 Unfunded Commitment
Driftwood LP Holdings LLC c/o Tellurian Inc. 1201 Louisiana Street, Suite 3100 Houston, TX 77002 Attn: General Counsel Email: legal.notices@tellurianinc.com	$0.00	$1,000,000,000.00	$0.00	$1,000,000,000.00
Total Delaware, Inc. 1201 Louisiana Street, Suite 1800 Houston, Texas 77002 Attn: General Counsel Email: Elizabeth.matthews@total.com; Isabelle.salhorgne@total.com	$0.00	$500,000,000.00	$0.00	$500,000,000.00
[ ] [Address 1] [Address 2] Attn: [ ] Email: [ ]	$[ ]	$[ ]	$[ ]	$[ ]
[ ] [Address 1] [Address 2] Attn: [ ] Email: [ ]	$[ ]	$[ ]	$[ ]	$[ ]
[ ] [Address 1] [Address 2] Attn: [ ] Email: [ ]	$[ ]	$[ ]	$[ ]	$[ ]
TOTALS:	$[ ]	$[ ]	$[ ]	$[ ]

Schedule 1-3

PHASE 2 PROJECT CAPITAL COMMITMENTS:
None.

Schedule 1-4

PHASE 3 PROJECT CAPITAL COMMITMENTS:
None.

Schedule 1-5

EXHIBIT A
FORM OF MANAGEMENT AND ADVISORY SERVICES AGREEMENT
[See attached.]

Exhibit A to First Amended and Restated Limited Partnership Agreement of
Driftwood Holdings LP

Final version

MANAGEMENT AND ADVISORY SERVICES AGREEMENT
by and between
TELLURIAN INC.
and
DRIFTWOOD HOLDINGS LP
dated as of [___________] [●], 2019

i

ii

11.13	Taxes	28
11.14	Notices	28
11.15	Representations and Warranties	29

iii

MANAGEMENT AND ADVISORY SERVICES AGREEMENT
THIS MANAGEMENT AND ADVISORY SERVICES AGREEMENT (“Agreement”), dated as of __________, 20[__] (the “Effective Date”), is entered into between TELLURIAN INC. (“Tellurian”), a Delaware Corporation, and DRIFTWOOD HOLDINGS LP (the “Partnership”), a Delaware limited partnership. Tellurian and the Partnership are hereinafter each referred to as a “Party” and collectively referred to as the “Parties.”
RECITALS
WHEREAS, the Partnership, directly and indirectly through its Subsidiaries, is developing Gas production, storage, processing, gathering and midstream facilities, including acreage, wellbores, mineral interests, gas reserves and related wells and leaseholds, and other similar facilities, Gas pipelines, and an LNG liquefaction terminal on the Calcasieu River, south of Lake Charles, Louisiana (such terminal, including all plants and phases of development, the “Driftwood LNG Terminal”), together with other related facilities (collectively, and as further defined below, the “Project”), which Project was, prior to the Effective Date, being developed by Tellurian on behalf of the Partnership;
WHEREAS, the Partnership wishes to leverage the knowledge and expertise of Tellurian by engaging Tellurian to perform certain project management and advisory services, as described herein.
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tellurian and the Partnership hereby agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION
1.1 Definitions.
When used in this Agreement, the following capitalized terms shall have the following meanings:
“AAA” has the meaning set forth in Section 7.2.
“Actual Construction Expenditures” means, in respect of a particular Phase Project and in a particular Quarter, the sum of the actual expenditures incurred the Partnership and its Affiliates in such Quarter in the categories of costs described in the Total Construction Budget for such Phase Project.
“Advisory Services” has the meaning set forth in Section 2.1(b).
“Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty

4

percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (a) Tellurian and all wholly-owned Subsidiaries of Tellurian shall be deemed not to be Affiliates of the Partnership, and (b) the Partnership and all wholly-owned Subsidiaries of the Partnership shall be deemed not to be Affiliates of Tellurian.
“Agreement” means this Management and Advisory Services Agreement, as modified, supplemented or amended from time to time.
“Anti-Corruption Law” means any of the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and any other corruption or similar statute, regulation, order or convention binding on the applicable Person, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.
“Applicable Law” means, in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case, now existing or which may be enacted or issued after the Effective Date.
“Appointment Services” has the meaning set forth in Section 2.1(c).
“Business Day” means any day (other than Saturdays, Sundays, and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America.
“Claim” means all claims, demands, lawsuits or other proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, local, statutory or common law or any other Applicable Law.
“Confidential Information” has the meaning set forth in Section 10.1.
“Date of Full Operations” has the meaning ascribed to it in the Partnership Agreement.
“Date of Substantial Completion” has the meaning, with respect to a Plant, given to such term in the Partnership Agreement.
“Dispute” means any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement, including (a) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (b) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing.

5

“Driftwood LNG Terminal” has the meaning set forth in the Recitals.
“Effective Date” has the meaning set forth in the Preamble.
“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
“Export Control and Sanctions Laws” means export control and sanctions laws and regulations of the United States of America, including the Export Administration Regulations, 15 C.F.R. Parts 730 et seq., and economic sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq.
“Full Operations” has the meaning ascribed to it in the Partnership Agreement.
“Funds Transfer Business Day” means each day on which commercial banks are normally open to conduct business in New York, New York.
“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state.
“General Partner” has the meaning ascribed to it in the Partnership Agreement.
“General Partner LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the General Partner, as the same may be amended or restated from time to time.
“Governmental Authority” means any federal, state, local or municipal governmental body, and any governmental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative policy, regulatory, or taxing authority or power, or any court or governmental tribunal.
“Invoice” has the meaning set forth in Section 3.2(b).
“LIBOR” means the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three (3) month deposits in USD as published at or about 11:00 a.m. London time on any London Banking Day.
“LNG” means Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure.
“London Banking Day” any day (other than Saturdays, Sundays and national holidays in London, England) on which banks are normally open to conduct business in London, England.

6

“Losses” means any and all damages, costs, expenses (including reasonable attorneys’ fees and litigation or arbitration expenses), Claims, losses, liabilities, obligations, judgments and awards.
“Management Services” has the meaning set forth in Section 2.1(a).
“MASA Fee” has the meaning set forth in Section 3.1(b).
“MASA Invoice” has the meaning set forth in Section 3.2(a).
“MASA Services” has the meaning set forth in Section 2.1(c).
“Material Default” has the meaning set forth in Section 6.4.
“Partnership” has the meaning set forth in the Preamble.
“Partnership Agreement” means that certain First Amended and Restated Limited Partnership Agreement of the Partnership.
“Partnership Award Payments” means any amounts incurred, paid or payable by the Partnership or its Affiliate to an employee or officer of the Partnership or its Affiliate under or in connection with the Partnership Construction Incentive Award Agreements, and any Taxes incurred, paid or payable by the Partnership or its Affiliates in connection with the Partnership Construction Incentive Award Agreements or Partnership FID Award Agreements.
“Partnership Construction Incentive Award Agreements” means the incentive award agreements entered into from time to time by and between the Partnership or its Affiliate and an employee or officer of the Partnership or its Affiliate, that provides for the payment by the Partnership or its Affiliate, as applicable, to such employee or officer, as applicable, of cash, equity or other in-kind amounts in connection with the commencement of construction of one or more plants or phases of the Driftwood LNG Terminal or subsequent anniversaries thereof or related milestones or objectives.
“Partnership FID Award Agreements” means the incentive award agreements entered into from time to time by and between the Partnership or its Affiliate and an employee or officer of the Partnership or its Affiliate, that provides for the award or payment by the Partnership or its Affiliate, as applicable, to such employee or officer, as applicable, of cash, equity or other in-kind amounts in connection with the achievement of a final investment decision of one or more plants or phases of the Driftwood LNG Terminal.
“Partnership Event of Default” has the meaning set forth in Section 6.1.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Person” means any individual, corporation, partnership, trust, unincorporated organization or other legal entity, including any Governmental Authority.
“Phase 1 Plants” has the meaning set forth in the Partnership Agreement.

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“Phase 1 Project FID” means a positive final investment decision by the General Partner on behalf of the Partnership in respect of the Phase 1 Project in accordance with Section 5.1(b)(i) of the General Partner LLC Agreement;
“Phase 1 Project” has the meaning set forth in the Partnership Agreement.
“Phase 2 Project” has the meaning set forth in the Partnership Agreement.
“Phase 3 Project” has the meaning set forth in the Partnership Agreement.
“Phase Project” has the meaning set forth in the Partnership Agreement.
“Phase Project FID Date” has the meaning set forth in the Partnership Agreement.
“Plant” has the meaning given to such term in the Partnership Agreement.
“Project” has the meaning set forth in the Recitals and shall include the Phase 1 Project, Phase 2 Project, and Phase 3 Project.
“Quarter” means each calendar quarter ending March 31, June 30, September 30, or December 31 of any calendar year.
“Subsequent Phase Project” has the meaning set forth in the Partnership Agreement.
“Subsidiaries” means, with respect to a Person, any other Person controlled by such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, (a) all wholly-owned Subsidiaries of Tellurian shall be deemed not to be Subsidiaries of the Partnership, and (b) the Partnership and all wholly-owned Subsidiaries of the Partnership shall be deemed not to be Subsidiaries of Tellurian.
“Tax” means any tax, duty, impost, or other levy in the nature of a tax (whether state, local, federal, or foreign), wherever charged, levied, or imposed, together with any interest and penalties in relation thereto.
“Tellurian” has the meaning set forth in the Preamble.
“Tellurian Award Fee” has the meaning set forth in Section 3.1(c).
“Tellurian Award Invoice” has the meaning set forth in Section 3.2(a).
“Tellurian Award Payments” means any amounts incurred, paid or payable by Tellurian or its Affiliate under or in connection with the Tellurian Construction Incentive Award Agreements,

8

and any Taxes incurred, paid or payable by Tellurian or its Affiliates in connection with the Tellurian Construction Incentive Award Agreements or Tellurian FID Award Agreements.
“Tellurian Construction Incentive Award Agreements” means the incentive award agreements entered into from time to time by and between Tellurian or its Affiliate and an employee or officer of Tellurian or its Affiliate, that provides for the award or payment by Tellurian or its Affiliate, as applicable, to such employee or officer, as applicable, of cash, equity or other in-kind amounts in connection with the commencement of construction of one or more plants or phases of the Driftwood LNG Terminal, subsequent anniversaries thereof or related milestones or objectives.
“Tellurian FID Award Agreements” means the incentive award agreements entered into from time to time by and between Tellurian or its Affiliate and an employee or officer of Tellurian or its Affiliate, that provides for the award or payment by Tellurian or its Affiliate, as applicable, to such employee or officer, as applicable, of cash, equity or other in-kind amounts in connection with the achievement of a final investment decision of one or more plants or phases of the Driftwood LNG Terminal.
“Term” has the meaning set forth in Article 5.
“Termination Date” has the meaning set forth in Section 6.3.
“Termination Notice” has the meaning set forth in Section 6.3.
“Third Party” means any Person that is not a Party.
“Total Construction Budget” means, in respect of a particular Phase Project, the sum of (i) the Bechtel EPC costs for all years, (ii) the pipeline construction costs subtotal for all years excluding net pipeline pre-completion (revenues)/cost, and (iii) if approved by the Partnership’s limited partners, the upstream acquisition and upstream drilling capex for all years, in each case for such Phase Project, as each such subtotal is set forth in the applicable “Initial Three Plant Capex Budget” included in Exhibit A to the General Partner LLC Agreement (in the case of Total Construction Budget in respect of the Phase 1 Project) or as each such subtotal is set forth in the applicable initial capex budget established in connection with a Phase Project FID Date for a Subsequent Phase Project (in the case of Total Construction Budget in respect of such Subsequent Phase Project).
“Units” has the meaning ascribed to it in the Partnership Agreement.
“USD” or “US$” means the lawful currency from time to time of the United States of America.
1.2 Interpretation.
In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, in the case of any Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference

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to any gender includes each other gender; (d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (e) reference to any Section or Article means such Section or Article, respectively, of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or Article or other provision hereof or thereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) the term “will” has the same meaning as “shall,” and thus imposes an obligation; and (i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”
1.3 Titles and Headings.
Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.
ARTICLE 2
SERVICES
2.1 MASA Services.
(a) Management Services. During the Term, Tellurian shall provide project management services for the construction and commissioning of the Project, consisting of the following (collectively, the “Management Services”):

(i)	monitoring construction budgets for the Project;

(ii)	monitoring the various project schedules for the Project;

(iii)	assisting the Partnership in obtaining construction permits; and

(iv)	reviewing construction plans, drawings and specifications.
The Management Services shall include the services of Charif Souki and Martin Houston in respect of the foregoing and made available from time-to-time on a reasonable basis in accordance with the requirements of the Project, provided they continued to be employed by Tellurian at such time.
(b) Advisory Services. During the Term, Tellurian shall provide management, strategy, government relations, legal, finance and general and administrative (G&A) services that are advisory in nature (collectively, the “Advisory Services”). The Advisory Services shall include the services of Charif Souki and Martin Houston in respect of the foregoing and made available from time-to-time on a reasonable basis in accordance with the requirements of the Project, provided they continued to be employed by Tellurian at such time. The Advisory Services shall also include the work performed by Tellurian in appointing the individuals to serve as members of the advisory committee described in Section 5.10 of the General Partner LLC Agreement, as well as the work

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performed by such individuals in their role as members of the advisory committee. The Advisory Services shall not include services in respect of the foregoing that are received or are to be received by the Partnership from the personnel of the Partnership or its Subsidiaries on a regular ongoing basis.
(c) Appointment Services. During the Term, Tellurian shall provide appointment services by designating, from time to time, one or more persons to be the executive officers and employees of the Partnership, including a chief executive officer, a chief financial officer, and the senior-most responsible employee for each of the following: (i) terminal operations; (ii) commercial operations; (iii) legal; (iv) Gas supply and trading; (v) pipelines; (vi) upstream; (vii) accounting; (viii) tax; (ix) human resources; (x) information technology; and (xi) environmental, health, and safety; and any other function or department designated by Tellurian as a “Partnership Officer” (as such term is defined in Section 5.6(b) of the General Partner LLC Agreement) or as a senior-level employee (such services, the “Appointment Services”, and together with the Management Services and Advisory Services, the “MASA Services”).
(d) Standard of Performance. The Parties acknowledge and agree that safety is a key value of the Project. During the Term, Tellurian shall provide high level of services to the Partnership and act diligently in order to ensure the safe performance and highest standards of industrial efficiency of the Project’s operations.
2.2 Suspension of Performance.
If the Partnership fails to meet its payment obligations under Article 3 for any reason except as provided in Section 3.3 and such failure continues for thirty (30) days after the Partnership’s receipt of written notice of such failure, then without prejudice to any other rights of Tellurian hereunder or pursuant to Applicable Law, Tellurian shall the right to suspend the performance of its obligations under Section 2.1 until such time as the Partnership cures such failure.
2.3 Relationship of the Parties.
(a) Tellurian shall not have the authority to enter into any agreement on behalf of the Partnership or to bind the Partnership. Tellurian shall not make any representations on the Partnership’s behalf without the Partnership’s prior written consent.
(b) The relationship of Tellurian to the Partnership shall be that of an independent contractor. The Partnership and Tellurian are each independent of the other and nothing in this Agreement is intended, or shall be deemed, to create a partnership or joint venture of the Parties. Nothing herein shall be interpreted to create a master-servant or (except as specifically set forth in this Agreement) a principal-agent relationship between the Partnership and Tellurian. Neither Party shall owe the other Party any fiduciary duties of any kind or nature.
(c) Nothing contained in this Agreement shall prevent Tellurian or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with all or any portion of the Project. Nothing in the Agreement shall prevent Tellurian or any of its Affiliates from carrying out for itself or on behalf of others the

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marketing, purchase and sale of LNG or any other LNG-related business. Neither Tellurian nor any of its Affiliates shall be obligated to account to the Partnership for any profits or income earned or derived from other such activities or businesses. Nothing in this Agreement shall prevent the Partnership from distributing LNG to its limited partners or from selling LNG to any Third Party.
2.4 Partnership Award Payments.
The Partnership covenants to pay all Partnership Award Payments if and when they become due.
ARTICLE 3
FEES; INVOICING
3.1 Payments for MASA Services.
(a) The Parties acknowledge and agree that Tellurian has, prior to the Effective Date, led the development of the Project, and, as a result, has unique knowledge and expertise. In consideration of the foregoing, and in consideration of the MASA Services, the Partnership agrees to pay Tellurian the MASA Fee in accordance with Section 3.1(b) and the Tellurian Award Fee in accordance with Section 3.1(c). The Partnership acknowledges and agrees that the MASA Fee and the Tellurian Award Fee, collectively, represent fair and reasonable compensation for the MASA Services contemplated by the Agreement. The MASA Fee and the Tellurian Award Fee shall be paid in respect of the entire Term, notwithstanding any disagreement or Dispute of any kind about the MASA Services provided, including any disagreement or Dispute concerning the quality, nature or frequency of the MASA Services. The Partnership shall only be permitted to withhold payment of the MASA Fee or the Tellurian Award Fee, or any portion of the MASA Fee or Tellurian Award Fee, upon a determination of Material Default in accordance with Section 6.4.
(b) In respect of each Quarter, the Partnership shall pay Tellurian a fee (the “MASA Fee”) equal to the sum of the following amounts:

(i)
in connection with the construction of the Phase 1 Project, three percent (3%) of the Actual Construction Expenditures for the Phase 1 Project for such Quarter, prior to the Date of Full Operations of the last Phase 1 Plant to achieve Full Operations; provided such Actual Construction Expenditures for such Quarter shall be capped so that the sum of such Actual Construction Expenditures and all other Actual Construction Expenditures previously included in this Section 3.1(b)(i) for prior Quarters shall not exceed three percent (3%) of the Total Construction Budget for the Phase 1 Project;

(ii)
in connection with the construction of the Phase 2 Project, three percent (3%) of the Actual Construction Expenditures for the Phase 2 Project for such Quarter, prior to the Date of Full Operations of Plant 4; provided such Actual Construction Expenditures for such Quarter shall be capped so that the sum of such Actual Construction Expenditures and all other Actual Construction Expenditures previously included in this Section 3.1(b)(ii) for prior Quarters shall not exceed three percent (3%) of the Total Construction Budget for the Phase 2 Project;

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(iii)
in connection with the construction of the Phase 3 Project, three percent (3%) of the Actual Construction Expenditures for the Phase 3 Project for such Quarter, prior to the Date of Full Operations of Plant 5; provided such Actual Construction Expenditures for such Quarter shall be capped so that the sum of such Actual Construction Expenditures and all other Actual Construction Expenditures previously included in this Section 3.1(b)(iii) for prior Quarters shall not exceed three percent (3%) of the Total Construction Budget for the Phase 3 Project; and

(iv)
in connection with the operation of the Project, USD eight million two hundred and fifty thousand (US$8,250,000) per Quarter and per Plant, starting on the Date of Substantial Completion of each relevant Plant (and pro-rated for the Quarter in which such Date of Substantial Completion occurs, by the number of days in such Quarter on and after such Date of Substantial Completion, divided by the number of days in such Quarter); provided that the MASA Fee paid in connection with operation of the Project shall not exceed USD twenty five million (US$25,000,000) per Quarter.

(c) The Partnership shall make payments (each, a “Tellurian Award Fee”) to Tellurian in respect of all Tellurian Award Payments incurred, paid or payable by Tellurian or its Affiliates, as and when each Tellurian Award Fee is invoiced in accordance with Section 3.2.
3.2 Invoices and Timing.
(a) Each Quarter, Tellurian shall furnish the Partnership an invoice for payment of the MASA Fee (a “MASA Invoice”). At any time, and from time to time, Tellurian may furnish the Partnership an invoice for payment of any Tellurian Award Fee owed to Tellurian at such time (“Tellurian Award Invoice”).
(b) Each of the invoices described in Section 3.2(a) shall be an “Invoice” hereunder. Each Invoice shall describe in reasonable detail the basis for such Invoice and provide relevant documents supporting the calculation thereof, including, in the case of a MASA Invoice, adequate documentation supporting the calculation of the amounts owed under Sections 3.1(b)(i), (ii), (iii) and (iv); provided, however, that a MASA Invoice and Tellurian Award Invoice need not specify the MASA Services provided in connection therewith, as the Parties hereby agree that the MASA Services, by their nature, cannot be itemized in a quantitative way. Invoices shall be sent in accordance with Section 11.14.
(c) Any MASA Invoice produced in accordance with Section 3.2(a) shall be furnished to the Partnership no later than the fifteenth (15th) day of the month following the end of the relevant Quarter. Each MASA Invoice shall be paid by the Partnership no later than thirty (30) days after the later of (i) the fifteenth (15th) day of the month following the end of the relevant Quarter and (ii) the date the Partnership receives such MASA Invoice.
(d) Any Tellurian Award Invoice produced in accordance with Section 3.2(a) shall be paid by the Partnership no later than thirty (30) days after the date the Partnership receives such Tellurian Award Invoice.

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(e) All Invoices shall be settled by payment in USD of the sum due by wire transfer of immediately available funds to an account with a bank designated by the Party to which such amounts are due.
(f) If any Invoice issued pursuant to Section 3.2(a) would result in a Party being required to make a payment on a day that is not a Funds Transfer Business Day, then the due date for such Invoice shall be the immediately succeeding Funds Transfer Business Day.
3.3 Disputed Invoice.
(a) Absent manifest error in calculation, the invoiced Party shall pay all amounts due under any Invoice issued pursuant to Section 3.2 without netting or offsetting. In the case of manifest error in calculation, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement or determination of the correct amount.
(b) The amount due under any Invoice may be contested by the invoiced Party only pursuant to Section 3.5 or if, within a period of thirteen (13) days after its receipt thereof, the invoiced Party serves notice to the other Party questioning the correctness of such Invoice. If the Parties are not able to negotiate a resolution within fourteen (14) days after delivery of notice questioning the correctness of an Invoice, then either Party may invoke the dispute resolution mechanism in Section 7 to resolve the Dispute. Subject to Section 3.5, if no such notice is served, the Invoice shall be deemed correct and accepted by both Parties.
(c) In the event that a Party invoiced and received payment of a sum, and such sum is subsequently determined not to have been payable under this Agreement, such Party shall pay interest to the other Party on such amount, at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the day when such sum was originally paid) on and from the day when such sum was originally paid until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) days, the applicable LIBOR rate for each successive term of ninety (90) days during that period shall be that in effect on the first (1st) day of that ninety (90) day period. Interest shall accrue from day to day and be calculated on the basis of a three hundred sixty (360) day year.
3.4 Delay in Payment.
(a) If a Party fails to make payment of any sum as and when due under this Agreement, it shall pay interest thereon to the other Party at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the day when such sum was originally due) on and from the day when payment was due until the date of payment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) days, the applicable LIBOR rate for each successive term of ninety (90) days during that period shall be that in effect on the first (1st) day of that ninety (90) day period. Interest shall accrue from day to day and be calculated on the basis of a three hundred sixty (360) day year.

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(b) Subject to Section 7.12, each Party shall bear its own costs (including attorneys’ or experts’ fees or costs) in respect of enforcement of such Party’s rights in any Dispute proceeding as a result of the other Party failing to perform or failing timely to perform its obligations under this Agreement including failing timely to make any payment in accordance with this Agreement.
3.5 Audit Rights for Amounts Invoiced.
Each Party shall have the right to cause an independent auditor, appointed by such Party at such Party’s sole cost and expense, to audit the books, records and accounts of the other Party that are directly relevant to the determination of any invoiced amounts hereunder within the previous twelve (12) months or as otherwise required by this Agreement. Such audit shall be conducted at the office where the records are located, during the audited Party’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) days after the audited Party’s relevant records have been made available to the auditing Party. The independent auditor shall be a major international accountancy firm, and the Party appointing such auditor shall cause the auditor to execute a confidentiality agreement acceptable to the Party being audited. If the audit discloses an error in connection with any Invoice or payment made under this Agreement, then the auditing Party shall, within thirty (30) days following completion of the audit pertaining to the affected statement, provide notice to the audited Party describing the error and the basis therefor. Promptly thereafter, the Parties shall commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof, provided that any adjustments arising from such audit shall be made within forty-five (45) days of completion of any relevant audit.
3.6 Indemnity for Construction Incentive Awards.
The Partnership shall indemnify and hold Tellurian and its Affiliates harmless from any Losses arising out of the Partnership’s breach of any or all of Section 2.4 or 3.1(c), including any payments by Tellurian or its Affiliates of any Partnership Award Payments or Tellurian Award Payments that are not paid by the Partnership hereunder pursuant to a Tellurian Award Fee.
ARTICLE 4
BUSINESS PRACTICES
4.1 Compliance with Law.
Each Party agrees that, in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives will take any action, or omit to take any action, which would (i) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws or any other Applicable Law applicable to that Party, or (ii) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to such other Party.
4.2 Commercial Activities.
Without limiting Section 4.1, each Party agrees on behalf of itself, its directors, managers, officers, employees, agents, contractors (excluding any contractor that is the other Party), and Affiliates, not

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to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or any of its Affiliates nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the Parties hereunder.
4.3 Records.
Each Party shall keep all records necessary to confirm compliance with Sections 4.1(ii) and 4.2 for a period of five years following the year for which such records apply. If a Party asserts that the other Party is not in compliance with Section 4.1(ii) or 4.2, the asserting Party shall send a notice to other Party indicating the type of noncompliance asserted. After giving such notice, the first Party may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 4.3 shall be paid (a) by the audited Party, if the audited Party is determined not to be in compliance with Sections 4.1(ii) or 4.2, as applicable, and (b) by the other Party, if the audited Party is determined to be in compliance with Sections 4.1(ii) or 4.2, as applicable.
4.4 Representation and Warranty.
Each Party represents and warrants as of the Effective Date that:
(a) in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives have taken any action, or omitted to take any action, which would (i) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanction Laws or any other Applicable Law applicable to such Party, or (ii) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the other Party; and
(b) without limiting the foregoing, neither such Party nor any of its directors, managers, officers, employees, agents, contractors or Affiliates has paid any fees, commissions, or rebates to any employee, officer, or agent of the other Party or any of its Affiliates or has provided or caused to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the other Party hereunder.
4.5 Indemnity.
The Partnership shall indemnify and hold Tellurian and its Affiliates harmless from any Losses arising out of the Partnership’s breach of any or all of Section 4.1, 4.2 or 4.3 or the Partnership’s breach of the representation and warranty in Section 4.4.

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ARTICLE 5
EFFECTIVE DATE AND TERM
5.1 Term.
This Agreement shall commence on the Effective Date. Unless terminated earlier pursuant to Applicable Law or in accordance with Article 6, this Agreement shall automatically terminate effective immediately without any further action of either Party or any other Person if the Partnership permanently ends the operations of the Driftwood LNG Terminal (the “Term”).
ARTICLE 6
EVENTS OF DEFAULT; TERMINATION
6.1 Partnership Event of Default.
The following circumstances shall each constitute an event of default on the part of the Partnership (“Partnership Event of Default”) under this Agreement:
(a) the bankruptcy, insolvency, dissolution, or cessation of the business of the Partnership;
(b) the Partnership breaches any representation or warranty set forth in Section 4.4 or any covenant set forth Section 4.1(ii);
(c) a material failure by the Partnership to perform its obligations hereunder (other than as provided in Section 6.1(b)) which continues for thirty (30) days after the Partnership’s receipt of written notice of such failure, unless the Partnership commences to cure such failure within said thirty (30) days and either cures or continues to diligently attempt the cure of such failure; provided, however, that this Section 6.1(c) shall not apply to a default by the Partnership in its payment obligations to Tellurian; or
(d) a default by the Partnership in its payment obligations to Tellurian, unless the Partnership has cured such breach within thirty (30) days from receipt of written notice of such default from Tellurian.
6.2 Rights Upon Partnership Event of Default.
Upon the occurrence and during the continuance of a the Partnership Event of Default, Tellurian shall have the right, in its sole and absolute discretion, to do any or all of the following: (i) terminate this Agreement pursuant to Section 6.3; and (ii) subject to Article 7, pursue any and all other remedies available at law or in equity.
6.3 Notice of Partnership Event of Default; Termination.
In the event of a Partnership Event of Default, Tellurian may give a written notice of termination to the Partnership (a “Termination Notice”) which shall specify in reasonable detail the circumstances giving rise to the Termination Notice. This Agreement shall terminate on the date

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specified in the Termination Notice (“Termination Date”), which date shall not be earlier than the date upon which Tellurian is entitled to effect such termination as provided herein.
6.4 Event of Material Default by Tellurian.
The Parties acknowledge and agree that the MASA Services to be provided by Tellurian under this Agreement reflect Tellurian’s knowledge and expertise. Accordingly, and as essential consideration to Tellurian’s willingness to enter into this Agreement, the Partnership shall only have a right to terminate this Agreement and its payment obligations hereunder if (i) Tellurian has abdicated or failed to provide its obligation to provide MASA Services under and in accordance with the performance principles set forth in this Agreement, and thereby committed a Material Default as defined in this Section 6.4 or (ii) Tellurian no longer controls the share capital and voting rights of the General Partner. In this regard, if Tellurian has provided no MASA Services of any kind under this Agreement during a period of ninety (90) days or more immediately following a written request for MASA Services by the Partnership, the Partnership may send Tellurian a notice of Material Default, stating the last date MASA Services were requested and the last date MASA Services were provided and expressing an intent to terminate for Material Default unless MASA Services are resumed within forty-five (45) days. If within forty-five (45) days of such notice, Tellurian has not endeavored to provide any MASA Services, the Partnership may declare Tellurian to be in “Material Default” and terminate this Agreement; provided, however, that if Tellurian makes any effort to provide MASA Services following a notice of Material Default, whether or not the Partnership deems the MASA Services to be subjectively satisfactory, then Tellurian shall not be in Material Default and the Partnership shall not have a right to terminate this Agreement.
6.5 Other Termination Rights.
Notwithstanding any other provision hereof or any termination rights pursuant to Applicable Law:
(a) Tellurian shall not have a right to terminate this Agreement except as expressly provided in Section 6.3; and
(b) the Partnership shall not have a right to terminate this Agreement in the event of a default by Tellurian of its obligations hereunder other than pursuant to Section 6.4.
6.6 Accrued Rights and Liabilities.
Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the Termination Date, including the right to claim damages in respect of any breach of the Agreement which existed at or before the Termination Date.
6.7 Survival.
On termination of this Agreement:
(a) Tellurian shall cease to perform the MASA Services; and

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(b) Article 1, Section 2.3, Sections 3.2 to 3.5, Article 4, Section 6.6, this Section 6.7, Article 7, Article 8, Article 9, Article 10 and Article 11 shall continue in full force and effect, provided that the obligations pursuant to Article 10 shall expire on the third (3rd) anniversary of the Termination Date.
ARTICLE 7
DISPUTE RESOLUTION
7.1 Dispute Resolution.
Any Dispute shall be exclusively and definitively resolved through final and binding arbitration in accordance with this Article 7, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.
7.2 Rules.
The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) (as then in effect).
7.3 Number of Arbitrators.
The arbitral tribunal shall consist of three arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) months after the appointment of the last arbitrator.
7.4 Method of Appointment of the Arbitrators.
If there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed.
7.5 Consolidation.
If multiple arbitration proceedings are initiated under this Agreement, one or more LNG sale and purchase agreements entered into by Driftwood LNG LLC, one or more equity capital contribution agreements entered into by the Partnership, the Partnership Agreement, the General Partner LLC

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Agreement, or any LNG marketing agreement between Driftwood LNG LLC and Tellurian Trading UK Ltd., the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any party to any such dispute may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the disputes.
7.6 Place of Arbitration.
Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.
7.7 Language.
The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.
7.8 Entry of Judgment.
The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 11.14 as well as any other procedure authorized by law.
7.9 Notice.
All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 11.14.
7.10 Qualifications and Conduct of the Arbitrators.
All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.
7.11 Interim Measures.
Any party to the Dispute may apply to a court in New York, New York for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The Parties unconditionally and irrevocably submit to jurisdiction in New York, New York for the limited purposes of an application for interim measures under this Section 7.11. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may

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grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.
7.12 Costs and Attorneys’ Fees.
The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (i) the fees and expenses of the arbitrators; (ii) the costs of assistance required by the tribunal, including its experts; (iii) the fees and expenses of the administrator; (iv) the reasonable costs for legal representation of a successful party; and (v) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.
7.13 Interest.
The award shall include pre-award and post-award interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the day such award was issued) on and from the day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) days, the applicable LIBOR rate for each successive term of ninety (90) days during that period shall be that in effect on the first day of that ninety (90)-day period. Interest shall accrue from day to day and be calculated on the basis of a three hundred sixty (360)-day year.
7.14 Currency of Award.
The arbitral award shall be made and payable in USD, free of any tax or other deduction.
7.15 Waiver of Challenge to Decision or Award.
To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any Governmental Authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.
7.16 Confidentiality.
Any arbitration relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs, or other documents prepared for the arbitration proceeding) shall be Confidential Information subject to the confidentiality provisions of Article 10; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination, or award.
7.17 Immunity.

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(a) Each Party, to the maximum extent permitted by Applicable Law, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any and all rights of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration, or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.
(b) Each Party hereby irrevocably, unconditionally, knowingly and intentionally:

(i)	agrees that the execution, delivery and performance by such Party of this Agreement constitute private and commercial acts rather than public or governmental acts; and

(ii)
consents in respect of the enforcement of any judgment against such Party in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).

ARTICLE 8
INDEMNIFICATION
8.1 Indemnification.
THE PARTNERSHIP SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS TELLURIAN, ITS AFFILIATES (OTHER THAN THE PARTNERSHIP, ITS SUBSIDIARIES AND THE GENERAL PARTNER) AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, AND REPRESENTATIVES FROM AND AGAINST ALL CLAIMS AND LOSSES ARISING OUT OF OR RESULTING FROM OR RELATED TO ANY CLAIMS OF ANY THIRD PARTIES, REGARDLESS OF THE CAUSE OF SUCH CLAIMS OR LOSSES, INCLUDING THE SOLE OR JOINT NEGLIGENCE, BREACH OF CONTRACT OR OTHER BASIS OF LIABILITY OF TELLURIAN, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, AND REPRESENTATIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.
8.2 Louisiana Laws; Other Laws.
Tellurian and the Partnership agree that (i) the Louisiana Oilfield Anti-Indemnity Act, LA Rev. Stat. § 9:2780, (ii) LA Rev. Stat. 2780.1, and (iii) any anti-indemnity statutes of any other state are inapplicable to this Agreement and the performance of the MASA Services. Application of these statutory provisions to this Agreement would be contrary to the intent of the Parties, and each Party

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hereby irrevocably waives any contention that these statutory provisions are applicable to this Agreement or the MASA Services.
ARTICLE 9
LIMITATION OF LIABILITY; SOLE REMEDY
9.1 Limitation of Liability.
(a) The aggregate amount of damages, compensation, or other such liabilities payable by Tellurian under this Agreement for damages, compensation, or other such liabilities incurred shall be limited to, and shall in no event exceed, an amount equal to the sum of all MASA Fees and all Tellurian Award Fees paid to Tellurian under Article 3; provided that the foregoing limitation does not apply in the event of fraud, gross negligence, willful misconduct or an intentional breach of this Agreement by Tellurian.
(b) Neither Party shall be liable under this Agreement or under any cause of action related to the subject matter of this Agreement, whether in contract, warranty, tort, including negligence, strict liability, professional liability, product liability, or contribution, or any other cause of action for special, exemplary, punitive, indirect, incidental or consequential losses or damages, or for any loss of profit, loss of use, loss of opportunity, loss of revenues, or loss of good will; provided that the foregoing shall not limit the recovery of a Party pursuant to an indemnity under Article 8 for Claims and Losses of Third Parties.
(c) The Parties agree that Section 9.1(b) shall not impair the Partnership’s obligation to pay the MASA Fee or Tellurian Award Fee. Any payment of the MASA Fee or Tellurian Award Fee that the Partnership owes or makes hereunder shall not be treated as a special, exemplary, punitive, indirect, incidental or consequential loss or damage, or as a loss of profit, loss of use, loss of opportunity, loss of revenues, or loss of good will for purposes of Section 9.1(b). The Parties further agree that the sum of the MASA Fees and Tellurian Award Fees is a fair and reasonable valuation of the MASA Services specified hereunder.
9.2 Sole Remedy.
Except with respect to claims for injunctive relief under Article 10, a Party’s sole remedy against the other Party for nonperformance or breach of this Agreement or for any other claim of whatsoever kind or nature arising out of or in relation to this Agreement shall be in contract and no Party shall be liable to the other Party (or its Affiliates and contractors and their respective members, directors, officers and employees) in respect of any Losses suffered or Claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.
ARTICLE 10
CONFIDENTIALITY
10.1 Duty of Confidentiality.

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The (i) terms of this Agreement and (ii) any information disclosed by either Party to the other Party in connection with this Agreement which is not:
(a) already known to the recipient from sources other than the other Party;
(b) already in the public domain (other than as a result of a breach of the terms of this Section 10.1); or
(c) independently developed by the recipient;
shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to Third Parties by the receiving Party. The Parties recognize that persons authorized to review the Confidential Information under Section 10.2 may form mental impressions (i.e., impressions not written or otherwise reduced to a record) regarding the Confidential Information. The use of these mental impressions by such persons shall not be a violation of the restriction contained in this Section 10.1.
10.2 Permitted Disclosures.
The Confidential Information, which either Party receives from the other, may be disclosed by such Party:
(a) to any Person who is such Party’s legal counsel, other professional consultant or adviser, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;
(b) if required and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Section 10.2(f) are quoted;
(c) as may be required under federal or state securities or “Blue Sky” Applicable Laws;
(d) if required and to the extent required by the U.S. Department of Energy;
(e) without limiting Section 10.2(c) or (d), if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Article 7 or any arbitration award (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;

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(f) to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 10.2(f);
(g) to any bona fide intended assignees of a Party’s interests under this Agreement;
(h) to any Third Party as reasonably necessary for the performance of a Party’s obligations under this Agreement;
(i) to any arbitrator appointed in accordance with Section 7.4 or to any other party to an arbitration arising under or in connection with this Agreement, or to any witnesses appearing in an arbitration under Article 7; or
(j) to any Person reasonably required to see such Confidential Information, including any lenders, in connection with any bona fide financing or offering or sale of securities by such Party or any Affiliate or shareholder of such Party, to comply with the disclosure or other requirements of Applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.
10.3 Undertaking.
The Party making the disclosure pursuant to Section 10.2 shall ensure that any Person listed in Section 10.2(a), (f), (g), (h), (i), or (j) to which it makes the disclosure (excluding any legal counsel or arbitrator already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Section 10.1. In the case of a disclosure to an employee made in accordance with Section 10.2(f), the undertaking shall be given by the company on its own behalf and in respect of all its employees.
10.4 Press Release.
No press release concerning the execution of this Agreement or resolution of any Disputes shall be issued unless agreed by the Parties.
10.5 Confidential Information Remedy.
The Parties acknowledges that breach of the provisions of this Article 10 shall cause irreparable injury for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties agree that the provisions of this Article 10 may be enforced by specific performance and that the non-breaching Party shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Article 10. Any such relief shall be in addition to, and not in lieu of, any legal or equitable damages available to such Party.
ARTICLE 11
GENERAL PROVISIONS
11.1 Further Assurances.

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The Parties agree to execute and deliver to each other such additional documents and to take such additional actions and provide such cooperation as may be reasonably required and requested by the other Party to consummate the transactions contemplated by, and to effect the intent of, this Agreement.
11.2 Modifications.
Any actions or agreement by the Parties to modify this Agreement, in whole or in part, shall be binding upon the Parties, so long as such modification shall be in writing and shall be executed by all Parties with the same formality with which this Agreement was executed.
11.3 Third Parties.
This Agreement is for the sole and exclusive benefit of the Parties and shall not create a contractual relationship with, or cause of action in favor of, any Third Party, and no Third Party will have any rights under this Agreement as a third-party beneficiary or otherwise. The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party even if as a result such Third Party’s rights to enforce a term of this Agreement will be varied or extinguished.
11.4 Invalidity.
The invalidity or unenforceability, in whole or in part, of any of the sections or provisions of this Agreement shall not affect the validity or enforceability of the remainder of such sections or provisions except only so far as shall be necessary to give effect to the construction of such invalidity or unenforceability, and any such invalid or unenforceable provision shall be deemed severed from this Agreement without affecting the validity or enforceability of the balance of this Agreement. If any material provision of this Agreement is held invalid or unenforceable, the Parties shall promptly negotiate in good faith new provisions to replace such invalid or unenforceable provision so as to restore this Agreement as nearly as possible to its original intent and effect.
11.5 Parties to the Agreement.
This Agreement is solely and exclusively between Tellurian and the Partnership, and any obligations created herein shall be the sole obligations of the Parties with respect to the subject matter described herein. Neither Party shall have recourse to any parent, partner, Subsidiary, joint venturer, Affiliate, director or officer of the other Party for performance of such obligations, unless such obligations are assumed in writing by the Person against whom recourse is sought.
11.6 Assignment.
(a) This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.
(b) The Partnership shall not assign, transfer, mortgage, subcontract, appoint sub-agents or delegates, or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of Tellurian, not to be unreasonably conditioned, withheld or delayed.

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(c) Except as provided in Section 11.6(d), Tellurian shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of the Partnership, not to be unreasonably conditioned, withheld or delayed.
(d) Tellurian may assign, mortgage or pledge all of its rights, interests and benefits under this Agreement to: (a) one or more lenders to secure payment of any indebtedness or working capital incurred or to be incurred, and (b) to any Affiliate of Tellurian.
(e) Any attempted assignment without obtaining the required consents shall be null and void.
11.7 Binding Effect.
This Agreement will be binding upon, and will inure to the benefit of, the Parties and their respective successors, permitted assigns and legal representatives.
11.8 Counterparts.
This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall constitute one and the same Agreement. Each Party may execute this Agreement by signing any such counterpart.
11.9 Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.
11.10 Waiver.
To be effective, any waiver or any right under this Agreement will be in writing and signed by a duly authorized officer or representative of the Party bound thereby.
11.11 Delay or Partial Exercise Not Waiver.
No failure or delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or any related document. The waiver by either Party of a breach of any provisions of this Agreement will not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.
11.12 Entire Agreement.
This Agreement represents the entire agreement between the Parties relative to the matters set forth in this Agreement and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter hereof. Anything that is not contained or expressly incorporated by reference in this

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instrument, is not part of this Agreement. The Parties agree that no promises, representations or statements by the other Party that are not expressed in this Agreement have induced them to enter into this Agreement. No modification, amendment, or other change to this Agreement will be binding on any Party unless executed in writing by both Parties.
11.13 Taxes.
(a) Notwithstanding anything in this Agreement to the contrary, Tellurian shall be responsible for the payment of any income, franchise or similar Tax assessed or based upon the gross or net income of Tellurian and the Partnership shall be responsible for the payment of any income, franchise or similar Tax assessed or based upon the gross or net income of the Partnership; provided that Taxes assessed or based upon the gross or net income of Tellurian that constitute Tellurian Award Payments shall be invoiced to and paid by the Partnership.
(b) If any Tax (other than payroll or other employee related Taxes that do not constitute Tellurian Award Payments) is imposed in respect of the provision of the MASA Services or the receipt of the MASA Fee or Tellurian Award Fee, the Partnership shall (i) pay such Tax directly to the appropriate Governmental Authority or (ii) if such Tax is imposed on Tellurian, promptly reimburse Tellurian for such Tax. Tellurian shall, following consultation with the Partnership, apply for any exemption available to it in respect of any such Tax payable by Tellurian.
11.14 Notices.
(a) Except where otherwise specifically provided in this Agreement, all notices, requests, consents, proposals, approvals and statements shall be in writing and in English, and if properly addressed to the recipient in the manner required by this Section 11.14 shall be deemed to have been properly given or delivered: (i) on the date of actual delivery when personally delivered to the intended recipient or when delivered to the intended recipient by a reputable courier delivery service; or (ii) on the date specified in Section 11.14(d), if by Electronic Transmission, provided that if such Electronic Transmission is directed after 5:00 p.m. (local time of the recipient) or on a day that is not a Business Day, then on the next succeeding Business Day after the date specified in Section 11.14(d).
(b) A non-electronic document is deemed to be properly addressed, in each case, if to Tellurian or the Partnership, to the address of such Person as set forth in this Section 11.14(b), or, in each case, to such other address or addresses as the addressee may have specified by written notice given to the other Party in the manner contemplated by Section 11.14(a).
If to Tellurian, to:
Tellurian Inc.
1201 Louisiana St., Suite 3100
Houston, TX 77002
Attention: General Counsel
Email: legal.notices@tellurianinc.com

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If to the Partnership, to:
Driftwood Holdings LP
c/o Tellurian Inc.
1201 Louisiana St., Suite 3100
Houston, TX 77002
Attention: General Counsel
Email: Notices@Driftwood.com
(c) Without limiting the manner by which notice otherwise may be given effectively to Parties pursuant to Section 11.14(a) and (b), any notice under any provision of this Agreement shall be effective if given by a form of Electronic Transmission.
(d) Notice given pursuant to Section 11.14(c) will be deemed delivered on the date on which it is directed to the electronic mail address set forth in Section 11.14(b), or to such other electronic mail address as the addressee previously may have specified by written notice given to the other Party in the manner contemplated by Section 11.14(a).
(e) The Parties hereby consent to receive notices by Electronic Transmission at the electronic mail address set forth in Section 11.14(b).
11.15 Representations and Warranties.
As of the Effective Date and until the expiration or termination of this Agreement, each Party represents, undertakes and warrants that such Party has the requisite power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement, and neither the execution, delivery, nor performance of this Agreement violates or will violate, results or will result in a breach of or constitutes or will constitute a default under any provision of such Party’s organizational documents, any law, judgment, order, decree, rule, or regulation of any court, administrative agency, or other instrumentality of any Governmental Authority or of any other material agreement or instrument to which such Party is a party.
[Signature page follows]

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AS WITNESS HEREOF, the Parties have executed this Management and Advisory Services Agreement as of the Effective Date.

TELLURIAN:

TELLURIAN INC.

By:
Name:
Title:

THE PARTNERSHIP:

DRIFTWOOD HOLDINGS LP

By:
Name:
Title:

SIGNATURE PAGE TO THE MANAGEMENT AND ADVISORY SERVICES AGREEMENT

EXHIBIT B
FORM OF GENERAL PARTNER LLC AGREEMENT
[See attached]

Exhibit B to Equity Capital Contribution Agreement

Final version

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DRIFTWOOD GP HOLDINGS LLC
(a Delaware limited liability company)

THE UNITS REFERENCED IN THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS UNDER SUCH ACT AND LAWS. THE SALE, TRANSFER OR OTHER DISPOSITION OF SUCH UNITS IS PROHIBITED UNLESS SUCH SALE, TRANSFER OR DISPOSITION IS MADE IN COMPLIANCE WITH SUCH ACT AND OTHER APPLICABLE LAWS. ADDITIONAL RESTRICTIONS ON TRANSFER OF SUCH UNITS ARE SET FORTH IN THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT.

i

Schedule 1	Company and Member Information
Schedule 2	Initial Directors

Exhibit A	Initial Budgets
Exhibit B	Calculation of Facilities Charge

ii

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DRIFTWOOD GP HOLDINGS LLC
This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of DRIFTWOOD GP HOLDINGS LLC, a Delaware limited liability company (the “Company”), is made and entered into by Tellurian Inc., a Delaware corporation, as the sole member of the Company (the “Member”), as of [        ], 2019 (the “Effective Date”).
RECITALS
WHEREAS, the Company was formed pursuant to the Act by the filing of the Certificate with the Secretary of State of Delaware on April 30, 2019 (the “Formation Date”);
WHEREAS, the Company currently is governed by that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of June 27, 2019 (the “Original Agreement”);
WHEREAS, the Company is the general partner of Driftwood Holdings LP, a Delaware limited partnership (the “Partnership”), under that certain First Amended and Restated Limited Partnership Agreement of the Partnership dated as of even date herewith (as the same may be amended or restated from time to time, the “Partnership Agreement”); and
WHEREAS, the Member desires to amend and restate the Original Agreement in its entirety as set forth herein to, among other things, provide for the governance of the Company from and after the Effective Date and the management by the Company of the affairs of the Partnership, in its capacity as the general partner thereof.
NOW, THEREFORE, in consideration of the agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby amends and restates the Original Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS
1.1.    Definitions. As used in this Agreement, the following capitalized terms have the following meanings (unless otherwise expressly provided herein):
“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms

1

“controlled by” and “under common control with”) means the direct or indirect ownership of 50% or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, references to Affiliates of the Partnership shall only include Affiliates of the Partnership that are direct or indirect subsidiaries of the Partnership.
“Board Approval” means, with respect to a particular matter before the Board for approval, the approval of the Directors by Simple Majority, including at least a majority of all of the Tellurian Directors (and not just a majority of the Tellurian Directors present at any meeting of the Board).
“Board Designee” means, with respect to a Limited Partner that holds Class A Units, the individual representative (or representatives, in the case of the Initial Limited Partner) of such Limited Partner designated by such Limited Partner for appointment by the Member to represent such Limited Partner as a Director (or as Directors, in the case of the Initial Limited Partner) on the Board pursuant to Section 5.2(a).
“Board Voting Percentage” means, with respect to (a) a Non-Tellurian Director, a percentage equal to the Class A Percentage of the Limited Partner of which such Non-Tellurian Director is a Board Designee, and (b) a Tellurian Director, a percentage equal to one-fourth of the Class A Percentage of the Initial Limited Partner.
“Business Day” means any day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America.
“Capital Contribution” means any contribution to the capital of the Company in cash or property by the Member whenever made in accordance with the terms of this Agreement.
“Cash Reserve” has the meaning given to such term in the Partnership Agreement.
“Cause” means, with respect to a Partnership Officer: (a) such Partnership Officer’s indictment for, conviction of, or pleading of guilty or nolo contendere to, (i) any felony, or (ii) any other crime involving fraud, embezzlement, theft, forgery, or dishonesty in connection with the performance by such Partnership Officer of such Partnership Officer’s duties on behalf of the Partnership and its Affiliates; (b) such Partnership Officer’s gross negligence or willful misconduct in the performance of such Partnership Officer’s duties to the Partnership and its Affiliates, to the extent resulting in a material and adverse impact on the financial condition or business of the Partnership and its Affiliates, taken as a whole; or (c) such Partnership Officer’s material breach of any code of conduct or ethics or any other material policy of the Partnership, which breach has remained uncured for a period of 10 days following the delivery to such Partnership Officer of notice of such breach specifying the manner in which the agreement or policy has been materially breached.
“Class A Percentage” has the meaning given to such term in the Partnership Agreement.

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“Class A Units” has the meaning given to such term in the Partnership Agreement.
“Class C Units” has the meaning given to such term in the Partnership Agreement.
“Class D Units” has the meaning given to such term in the Partnership Agreement.
“Composite ADP” has the meaning given to such term in the Partnership Agreement.
“Contribution Agreement” has the meaning given to such term in the Partnership Agreement.
“Covered Person” means each of the following: (a) the Member and its Affiliates; (b) each of the current and former stockholders, partners, members, directors, managers, officers, employees, and agents of the Partnership, the Member, or any of their respective Affiliates; (c) each Director, each Partnership Officer, and each AC Member; (d) each other Person that serves at the request of the Company on behalf of the Partnership or one or more of its Affiliates as an officer, director, manager, or employee of the Partnership; and (e) any other Person that provides services for or on behalf of the Company, the Partnership, or any Affiliate of the Partnership and that is designated as a Covered Person by the Member.
“Date of Full Operations” has the meaning, with respect to a Plant, given to such term in the Partnership Agreement.
“Date of Substantial Completion” has the meaning, with respect to a Plant, given to such term in the Partnership Agreement.
“De-Bottlenecking” means “de-bottlenecking” enhancements or modifications in respect of a Phase Project (including a Plant) with the intention of enhancing the overall production capacity of the Driftwood LNG Terminal relative to the cumulative Tested Capacity of the Driftwood LNG Terminal prior to the implementation of such enhancements or modifications; provided, however, that De-Bottlenecking shall not include (a) any construction within the scope of an EPC Contract, or (b) any ordinary course maintenance or general upkeep designed to maintain or re-establish the previously-established Tested Capacity of the Driftwood LNG Terminal.
“De-Bottlenecking Contributions” has the meaning given to such term in the Partnership Agreement.
“Defaulting Partner” has the meaning given to such term in the Partnership Agreement.
“Designated Individual” has the meaning given to such term in the Partnership Agreement.
“Driftwood LNG” means Driftwood LNG LLC, a Delaware limited liability company and an Affiliates of the Partnership.
“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed

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by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
“Entity” means any joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association, or other incorporated or unincorporated entity.
“EPC Contract” has the meaning given to such term in the Partnership Agreement.
“Facilities Charge” means an amount calculated pursuant to Exhibit B attached hereto and added to or subtracted from the other components of an LNG SPA’s transfer price under such LNG SPA, in accordance with Exhibit B attached hereto.
“FID” means, with respect to a Phase Project, a positive final investment decision by the Company on behalf of the Partnership in respect of such Phase Project (including the Plants included therein and the associated Pipelines and Production Facilities), in each case, as determined by the Member, subject to the satisfaction of the conditions applicable to such Phase Project set forth in Section 5.1(b)(i) or 5.1(b)(ii), as applicable, provided that FID taken with respect to a Phase Project may be qualified with respect to certain Pipelines and related infrastructure that will ultimately be part of such Phase Project as being subject to relevant regulatory, permitting, or similar requirements.
“Five Year Period” means, with respect to a request for additional Capital Contributions pursuant to Section 4.3(e)(ii)(A)(1) of the Partnership Agreement, (a) the period beginning on the Phase 1 Project FID date and ending (i) if the Phase 1 Project FID Date occurs on or before June 30 in a calendar year, on the last day of the calendar year that is four years after the calendar year in which the Phase 1 Project FID date occurs, and (ii) if the Phase 1 Project FID Date occurs on or after July 1 in a calendar year, on the last day of the calendar year that is five years after the calendar year in which the Phase 1 Project FID date occurs, and (b) each five full calendar year period thereafter.
“Full Operations” has the meaning given to such term in the Partnership Agreement.
“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state.
“General Partner Interest” means the ownership interest of the Company in the Partnership (in its capacity as the general partner of the Partnership), which includes any and all rights, powers and benefits to which the Company is entitled as provided in the Partnership Agreement, together with all obligations of the Company to comply with the terms and provisions of the Partnership Agreement.
“Initial Limited Partner” has the meaning given to such term in the Partnership Agreement.
“Initial Three Plant Capex Budget” means the initial capital expenditure budget for the Partnership for the period beginning as of the Phase 1 Project FID Date and continuing until the

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Date of Full Operations of the last of the Phase 1 Plants to achieve Full Operations, in the form included in Exhibit A-1 attached hereto.
“Initial Three Plant Opex Budget” means the estimated initial operating budget for the Partnership for the period beginning as of the Phase 1 Project FID Date and continuing until the Date of Full Operations of the last of the Phase 1 Plants to achieve Full Operations, in the form included in Exhibit A-2 attached hereto.
“Interest” has the meaning given to such term in the Partnership Agreement.
“LIBOR” means the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three-month deposits in US$ as published at or about 11:00 a.m. London time on any London Banking Day.
“Limited Partner” has the meaning given to such term in the Partnership Agreement.
“LNG” means Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure.
“LNG SPA” has the meaning given to such term in the Partnership Agreement.
“London Banking Day” means any day (other than Saturdays, Sundays and national holidays in London, England) on which banks are normally open to conduct business in London, England.
“LP Units” has the meaning given to the term “Units” in the Partnership Agreement.
“Management and Advisory Services Agreement” has the meaning given to such term in the Partnership Agreement.
“Non-Tellurian Limited Partner” means any Limited Partner other than the Initial Limited Partner and its Affiliates.
“Non-Tellurian Majority” means, with respect to a particular matter before the Board for approval by the Non-Tellurian Directors, the approval of Non-Tellurian Directors with a majority of the total Board Voting Percentages of all Non-Tellurian Directors.
“Operating Budget” means the Initial Operating Budget or any Annual Operating Budget.
“Partner” has the meaning given to such term in the Partnership Agreement.
“Partnership Budget” means the total budget for the Partnership as in effect from time to time, including the Initial Three Plant Capex Budget, any construction budget in respect of a Subsequent Phase Project adopted pursuant to Section 5.7(a)(ii), the Initial Operating Budget, or any Annual Operating Budget in effect thereafter.

5

“Partnership Business” means the business of producing, processing, storing, transporting, marketing, selling, and delivering Gas, natural gas liquids, and LNG, and any other activities reasonably related or complementary to the foregoing, including the acquisition and disposition of oil and gas interests and the exploration for, and production and transportation of, hydrocarbon resources.
“Partnership Expenses” has the meaning given to such term in the Partnership Agreement.
“Partnership Representative” has the meaning given to such term in the Partnership Agreement.
“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of that person where the context so admits.
“Phase Project” has the meaning given to such term in the Partnership Agreement.
“Phase 1 Plants” has the meaning given to such term in the Partnership Agreement.
“Phase 1 Project” has the meaning given to such term in the Partnership Agreement.
“Phase 1 Project FID Date” has the meaning given to such term in the Partnership Agreement.
“Phase 2 Project” has the meaning given to such term in the Partnership Agreement.
“Phase 2 Project FID Date” has the meaning given to such term in the Partnership Agreement.
“Phase 3 Project” has the meaning given to such term in the Partnership Agreement.
“Phase 3 Project FID Date” has the meaning given to such term in the Partnership Agreement.
“Pipelines” has the meaning given to such term in the Partnership Agreement.
“Plant” has the meaning given to such term in the Partnership Agreement.
“Plant 1” has the meaning given to such term in the Partnership Agreement.
“Plant 2” has the meaning given to such term in the Partnership Agreement.
“Plant 3” has the meaning given to such term in the Partnership Agreement.
“Plant 4” has the meaning given to such term in the Partnership Agreement.
“Plant 5” has the meaning given to such term in the Partnership Agreement.
“Production Facilities” has the meaning given to such term in the Partnership Agreement.

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“Property” has the meaning given to such term in the Partnership Agreement.
“Qualified Limited Partner” means each Limited Partner (other than the Initial Limited Partner) that (a) holds at least 100 Class A Units, and (b) is not a Defaulting Partner.
“Quarterly Operating Distribution” has the meaning given to such term in the Partnership Agreement.
“Ramp-Up Cargoes” has the meaning given to such term in the Partnership Agreement.
“Sale of the Partnership” has the meaning given to such term in the Partnership Agreement.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Simple Majority” means, with respect to a particular matter before the Board for approval, the approval of Directors with a majority of the total Board Voting Percentages of all Directors (and not just a majority of the Board Voting Percentages of the Directors present at any meeting of the Board).
“Subsequent Phase Project” has the meaning given to such term in the Partnership Agreement.
“Subsidiary” means, with respect to a Person, any other Person controlled by such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of 50% or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“SuperMajority Approval” means, with respect to a particular matter before the Board for approval, the approval of Directors with at least 66-2/3% of the total Board Voting Percentages of all Directors (and not just 66-2/3% of the Board Voting Percentages of the Directors present at any meeting of the Board), including at least a majority of all of the Tellurian Directors (and not just a majority of the Tellurian Directors present at any meeting of the Board).
“Tellurian Trading” means Tellurian Trading UK Ltd., a limited company organized under the laws of the United Kingdom.
“Tested Capacity” has the meaning given to such term in the Partnership Agreement.
“Transfer” or derivations thereof, of a Unit means, as a noun, the transfer, sale, assignment, exchange, hypothecation or other disposition of such Unit, or any part thereof, directly or indirectly (including pursuant to a change in the beneficial ownership or control of a Member), and as a verb, to directly or indirectly transfer, sell, assign, exchange, hypothecate or otherwise dispose thereof, provided that a pledge of a Unit as collateral under a credit facility shall not constitute a Transfer

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for purposes hereof unless and until such pledge is exercised by the lender pursuant to such credit facility.
“Units” means the units of limited liability company interest of the Company.
“Withdraw” means the withdrawal or resignation of the Member from the Company as a member thereof.
1.2.    Other Definitional Provisions. Each of the terms below has the meaning set forth in the provision of the Agreement identified opposite such term in the table below:

Term	Provision

AAA	Section 9.9(a)
AC Member	Section 5.10(a)
Advisory Committee	Section 5.10(a)
Agreement	First Paragraph
Annual Operating Budget	Section 5.7(b)(ii)
Board	Section 5.1(a)
Certificate	Section 2.1
Chairman	Section 5.2(a)(ii)
Company	First Paragraph
Company Business	Section 2.4
Damages	Section 6.2(a)
Director	Section 5.1(a)
Dispute	Section 9.9
Dissolution Event	Section 7.1
Effective Date	First Paragraph
Finance Committee	Section 5.2(c)(i)
Five-Year Forecast	Section 5.7(b)(iii)
Formation Date	Recitals
Gas Sourcing Plan	Section 5.11
Gas Sourcing Risk Policy	Section 5.11
HSSE	Section 5.2(c)(iii)
HSSE Committee	Section 5.2(c)(iii)
Initial Operating Budget	Section 5.7(b)(i)
Liquidator	Section 7.2
Member	First Paragraph
Non-Tellurian Directors	Section 5.2(a)(i)
Original Agreement	Recitals
Partnership	Recitals
Partnership Agreement	Recitals
Partnership Officers	Section 5.6(b)(i)
Technical Committee	Section 5.2(c)(ii)
Tellurian Directors	Section 5.2(a)(ii)
Transition Services Agreement	Section 5.6(b)(i)
Transition Services Period	Section 5.6(b)(i)

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ARTICLE II
ORGANIZATION
2.1.    Formation; Amendment and Restatement of Original Agreement. The Company was organized as a Delaware limited liability company by the filing of a Certificate of Formation (as amended, supplemented or otherwise modified from time to time, the “Certificate”) with the Secretary of State of the State of Delaware pursuant to the Act on the Formation Date. The Member hereby agrees to continue the Company. This Agreement amends and restates the Original Agreement in its entirety and is adopted and agreed to by the Member to set forth the governance of the Company’s business and the rights, duties, and obligations of the Member. The Member hereby agrees that, during the term of the Company, the rights, powers, and obligations of the Member with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and, except where the Act provides that such rights, powers, and obligations specified in the Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and this Agreement addresses any such rights, powers, and obligations (whether or not specifically over-riding the Act), the Act, provided that, notwithstanding the foregoing, Section 18-210 of the Act and Section 18-305(a) of the Act shall not apply or be incorporated into this Agreement and the Member hereby waives any rights under such sections of the Act.
2.2.    Name. The name of the Company is “Driftwood GP Holdings LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.
2.3.    Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is c/o Capitol Services, Inc., 1675 South State Street, Suite B, in the City of Dover, County of Kent, 19001. The name of the Company’s registered agent for service of process in the State of Delaware at such address is Capitol Services, Inc. At any time, the Member may designate another registered agent or registered office.
2.4.    Purpose. The sole purpose of the Company is to (a) serve as the general partner of the Partnership and to exercise the rights of, and perform the obligations imposed upon, the Company as general partner of the Partnership under the Partnership Agreement and to take or cause to be taken all actions required or permitted under the Partnership Agreement and the other agreements, documents, and instruments to which the Company, the Partnership, or any Affiliate of the Partnership is a party, and (b) engage in all such other actions and activities incidental or ancillary to the foregoing as may be determined by the Board to be necessary or desirable and in which a limited liability company may engage under the Act and which actions and activities are not prohibited by the applicable law of the jurisdiction in which the Company engages in such action or activity (collectively, the “Company Business”). Except for activities related to the Company Business, there are no other authorized business purposes of the Company. The Company shall not engage in any activity or conduct inconsistent with the Company Business.
2.5.    Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company will comply, to the extent procedures are reasonably available and those matters are reasonably within the control of the Company, with all requirements

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necessary to qualify the Company as a foreign limited liability company, and, if necessary, to make such filings and take such actions as may be required to keep the Company in good standing in that jurisdiction.
2.6.    Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Act and shall continue in existence until the termination and dissolution thereof in accordance with the provisions of Article VII and the Act.
2.7.    Mergers and Exchanges. Except as otherwise provided in this Agreement or required by applicable law, the Company may be a party to any merger, share exchange, consolidation, exchange, or acquisition or any other type of reorganization (provided that the Company or its successor entity in such reorganization, as applicable, shall be classified for U.S. federal income tax purposes in the manner determined by the Member).
2.8.    Tax Classification. The Member shall have the sole discretion to determine the classification of the Company for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company to be treated in the manner determined by the Member; provided, however, that no such election or filing shall be made to the extent the same would have a material and adverse effect on the Partnership or the Limited Partners.
ARTICLE III
UNITS AND TRANSFERS
3.1.    Units. The Member’s interest in the Company will be represented by Units issued by the Company to the Member. The Company shall have a single class of Units, of which 1,000 will be outstanding, and all of which shall be issued to, and held by, the Member. The Units shall not be certificated.
3.2.    Transfer of Units. The Member may not Transfer less than all of the Units under any circumstances. The Member may Transfer all (but not less than all) of the Units to any Person only with prior Board Approval; provided, however, that such Person shall be admitted as the sole member of the Company only upon receipt by the Company of a written agreement executed by such Person agreeing to be bound by the terms of this Agreement.
ARTICLE IV
CAPITAL CONTRIBUTIONS AND DISTRIBUTIONS
4.1.    Capital Contributions; Return of Cash. The Member shall not be required to make any Capital Contributions to the Company without the prior written consent of the Member.
4.2.    Return of Capital Contributions. Except in accordance with the terms of this Agreement, the Member is not entitled (a) to the return of any part of any Capital Contributions or (b) to be paid interest in respect of its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of the Member.

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4.3.    Calculation of Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses, as applicable, shall be determined on an annual, calendar year basis (or for such shorter periods as deemed necessary by the Member) in accordance with the manner determined by the Member.
4.4.    Distributions. The cash and other property of the Company (other than the General Partner Interest) may be distributed by the Company to the Member, from time to time, as determined by the Member in its discretion. Each distribution of cash or other property by the Company shall be made entirely to the Member.
ARTICLE V
MANAGEMENT OF THE COMPANY
5.1.    Management by the Member; Authority of the Board.
(a)    Management by the Member. Except as otherwise provided by applicable law, the power and authority to manage, direct, and control the Company will be vested exclusively in the Member, except with respect to such matters expressly requiring the approval of the Company’s board of directors (the “Board”, each member of the Board, a “Director” and such members collectively, the “Directors”), as set forth in this Agreement, and, except with respect to such matters, the Member will have full, complete, and exclusive authority to manage, direct, and control the business, affairs, and properties of the Company (including in the Company’s capacity as the general partner of the Partnership) and the Partnership, to perform any and all acts or activities customary or incident to the management of the Company’s and the Partnership’s activities, and to delegate certain responsibilities and authority with respect to the operations of the Partnership to the Partnership Officers pursuant to Section 5.6(b). It is the express intention of the Member to delegate responsibility for the day-to-day management of the business of the Partnership and its Affiliates to the Partnership Officers. Notwithstanding the foregoing, the Member shall not take any action or propose any action for approval by the Board, or cause the Company to take any action (including in its capacity as general partner of the Partnership), that would be in violation of any of the compliance policies of the Partnership described in Section 4.15(e) of the Partnership Agreement.
(b)    Specific Authorization of the Member.
(i)    Without limiting the generality of Section 5.1(a), the Member is specifically authorized, without the approval of the Board, to make, on behalf of the Partnership, a positive FID with respect to the Phase 1 Project; provided, however, that such FID shall not be effective for purposes of any Contribution Agreement unless and until the Partnership and its Affiliates have (A) received all material approvals necessary to construct and operate the Phase 1 Project (excluding any approvals which will not be issued until after construction is commenced), (B) received authorization by the Department of Energy for the export of LNG to countries with which the U.S. does not have an applicable free trade agreement, (C) secured sufficient executed firm commitments of debt financing for the construction

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of the Phase 1 Project as contemplated by the Initial Three Plant Capex Budget without, in the good faith determination of the Member based on information available as of the Phase 1 Project FID Date, requiring the Limited Partners to make additional capital contributions to the Partnership for the construction of the Phase 1 Project in excess of the aggregate capital commitments of the Limited Partners to the Partnership under Contribution Agreements executed in respect of the Phase 1 Project, and such debt financing is non-recourse to Total Delaware, Inc. for any amounts in excess of its capital commitment of $500,000,000.00 (provided that, for purposes of this clause (C), any such indebtedness with respect to which Total Delaware, Inc. has acted as co-lender or elected to participate as co-arranger or through a fronting bank shall not be considered recourse to Total Delaware, Inc., notwithstanding any contrary terms of such indebtedness), and (D) secured aggregate equity financing pursuant to Contribution Agreements for the Phase 1 Project of at least $6,000,000,000.00 (including an equity capital commitment of at least $1,000,000,000.00 from Tellurian or one or more of its Affiliates). Concurrently with the execution of this Agreement, the foregoing conditions have been satisfied and the Member has declared FID with respect to the Phase 1 Project, and the Effective Date shall therefore be the Phase 1 Project FID Date.
(ii)    Without limiting the generality of Section 5.1(a), the Member is specifically authorized, without the approval of the Board, to make, on behalf of the Partnership, a positive FID with respect to each Subsequent Phase Project; provided, however, that, with respect to each such FID, the following conditions shall have been satisfied prior to the declaration of such FID: (A) the Partnership and its Affiliates shall have received all material approvals necessary to construct and operate such Subsequent Phase Project (excluding any approvals which will not be issued until after construction is commenced); (B) the Partnership and its Affiliates shall have received authorization by the Department of Energy for the export of LNG to countries with which the U.S. does not have an applicable free trade agreement; and (C) the Partnership shall have secured sufficient funding for the development of such Subsequent Phase Project, as determined in good faith by the Member.
(c)    Actions Requiring Simple Majority Approval. Notwithstanding Section 5.1(a), without approval of the Board acting by a Simple Majority, neither the Company nor the Partnership (it being understood and agreed that this Section 5.1(c) shall apply mutatis mutandis to any action proposed to be taken by the Company in its capacity as general partner of the Partnership) shall be authorized to:
(i)    consent (to the extent such consent is required under Section 4.6(a) of the Partnership Agreement) to the transfer by the Initial Limited Partner of any of its LP Units;
(ii)    cause the Partnership or its Affiliates to undertake any De-Bottlenecking project except to the extent funded exclusively by De-Bottlenecking

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Contributions requested pursuant to Section 4.3(e)(ii)(A) of the Partnership Agreement;
(iii)    cause the Partnership or its Affiliates to effect any Gas trading transaction that is not permitted under the then-effective Gas Sourcing Risk Policy;
(iv)    approve any deviation from the tender award parameters for Ramp-Up Cargoes described in Section 3.1(g)(iii) of the Partnership Agreement; or
(v)    agree to do any of the foregoing.
(d)    Actions Requiring Board Approval. Notwithstanding Section 5.1(a), without Board Approval, neither the Company nor the Partnership (it being understood and agreed that this Section 5.1(d) shall apply mutatis mutandis to any action proposed to be taken by the Company in its capacity as general partner of the Partnership) shall be authorized to:
(i)    cause the Partnership to make any distribution of Property (other than Quarterly Operating Distributions, which shall be made pursuant to Section 6.6 of the Partnership Agreement, subject to Section 5.1(f) hereof, or distributions made in connection with a liquidation of the Partnership or redemption of an Interest in accordance with the terms of the Partnership Agreement);
(ii)    cause the Partnership to approve any amendment to any EPC Contract resulting in a material change in the manner in which the date or conditions of Substantial Completion (as such term is defined in the applicable EPC Contract) of any Phase 1 Plant is determined under the terms of such EPC Contract;
(iii)    incur any indebtedness, provided that this Section 5.1(d)(iii) shall not apply with respect to the incurrence of any indebtedness incurred by the Partnership in relation to FID of the Phase 1 Project or any Subsequent Phase Project or any refinancing of existing indebtedness of the Partnership;
(iv)    incur (A) aggregate expenses in respect of the Phase 1 Project in excess of 105% of the aggregate budgeted expenses set forth on the Initial Three Plant Capex Budget during the multi-year period covered thereby, or (B) aggregate expenses in excess of 110% of the aggregate budgeted expenses set forth on any Operating Budget during the calendar year or other period, as applicable, covered thereby, in each case, (1) as such aggregate budgeted expenses may be increased as a result of the approval of any upstream acquisition and related activities pursuant to Section 5.1(g), and (2) excluding (x) any construction or development expenses in connection with a Subsequent Phase Project that will be funded with debt financing and the Capital Contributions of Limited Partners holding Class C Units or Class D Units, which shall not require Board approval, and (y) any expenses incurred in respect of a De-Bottlenecking project that is funded exclusively by De-Bottlenecking Contributions requested pursuant to Section 4.3(e)(ii)(A) of the Partnership Agreement, which shall not require Board approval; and

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(v)    amend the Management and Advisory Services Agreement or any LNG sale and purchase or marketing agreement entered into by Driftwood LNG and Tellurian Trading on or before the Effective Date in any manner that would be adverse to the Partnership or the Limited Partners or enter into, amend, or terminate any other material contract or agreement between any of the Partnership or one or more of its Affiliates, on the one hand, and any of the Member or one or more of its Affiliates (other than the Partnership and its Affiliates), on the other hand, in each case, to the extent the execution, amendment, or termination of such contract or agreement (A) is not permitted or contemplated under the terms of this Agreement, the Partnership Agreement, the Management and Advisory Services Agreement, or any LNG sale and purchase or marketing agreement entered into between Driftwood LNG and Tellurian Trading, and (B) would be adverse to the Partnership or the Limited Partners; or
(vi)    agree to do any of the foregoing.
(e)    Actions Requiring SuperMajority Approval. Notwithstanding Section 5.1(a), without SuperMajority Approval, neither the Company nor the Partnership (it being understood and agreed that this Section 5.1(e) shall apply mutatis mutandis to any action proposed to be taken by the Company in its capacity as general partner of the Partnership) shall be authorized to:
(i)    effect a Sale of the Partnership or a winding-up or dissolution of the Partnership;
(ii)    make any new investment exceeding an aggregate amount of $150,000,000.00, other than any such investment that is approved pursuant to Section 5.1(g), and expressly excluding (A) any De-Bottlenecking project funded exclusively by De-Bottlenecking Contributions requested pursuant to Section 4.3(e)(ii)(A)(1) of the Partnership Agreement, and (B) any such investment that constitutes construction or development expenses in connection with a Subsequent Phase Project that will be funded with debt financing and the Capital Contributions of Limited Partners holding Class C Units or Class D Units;
(iii)    cause the Partnership to request any additional Capital Contribution during any Five Year Period from the holders of Class A Units pursuant to Section 4.3(e)(ii)(A)(1) of the Partnership Agreement to the extent that, after giving effect to such requested Capital Contributions, the aggregate additional Capital Contributions received by the Partnership from the holders of Class A Units pursuant to Section 4.3(e)(ii)(A)(1) of the Partnership Agreement during such Five Year Period would exceed an amount equal to (1) $500,000.00, multiplied by (2) the total number of Class A Units outstanding as of the beginning of such Five Year Period; provided, however, that no such Board approval shall be required if such additional Capital Contributions have been previously approved pursuant to a duly adopted Partnership Budget or for De-Bottlenecking projects funded exclusively by De-Bottlenecking

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Contributions requested pursuant to Section 4.3(e)(ii)(A)(1) of the Partnership Agreement;
(iv)    enter into any line of business other than (A) in the case of the Company, the Company Business, and (B) in the case of the Partnership, the Partnership Business;
(v)    effect a reorganization of the equity capital structure of the Partnership, other than an internal restructuring that does not result in a change in the effective beneficial ownership of the Partnership;
(vi)    except as otherwise provided in the Partnership Agreement, make any election, file any amended tax return, change the accounting method of the Partnership (requiring approval by the U.S. Internal Revenue Service or other applicable taxing authority) or fiscal year of the Partnership, modify the method of allocations set forth in the Partnership Agreement or take any other action with respect to taxes (including by directing the Partnership Representative or the Designated Individual to take any of the actions described in this Section 5.1(e)(vi), including pursuant to the authority granted under Section 7.4(b) of the Partnership Agreement), in each case, that is reasonably likely to result in a material and adverse change in the tax position of the Partnership or the tax liability of the Limited Partners;
(vii)    cause the Partnership to request any additional Capital Contribution to fund operating expenses;
(viii)    cause or permit Section 6.6 or 6.7 of the Partnership Agreement to be amended in a manner that would change the period of time for which operating distributions by the Partnership are made pursuant to Section 6.6 and 6.7 of the Partnership Agreement, regardless of whether approved by the Partners; or
(ix)    agree to do any of the foregoing.
(f)    Actions Requiring Non-Tellurian Majority Approval. Notwithstanding Section 5.1(a), without the approval of a Non-Tellurian Majority, neither the Company nor the Partnership (it being understood and agreed that this Section 5.1(f) shall apply mutatis mutandis to any action proposed to be taken by the Company in its capacity as general partner of the Partnership) shall be authorized to:
(i)    increase the amount of the Cash Reserve to any amount in excess of the maximum amount set forth in the Partnership Agreement;
(ii)    cause the Partnership to redeem all or part of the Units held by the Initial Limited Partner (or one of its Affiliates) further to the termination of any LNG SPA to which the Initial Limited Partner (or its Affiliate, as applicable) is a party; or
(iii)    agree to do any of the foregoing.

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(g)    Upstream Acquisitions. Any direct or indirect acquisition by the Partnership or its Affiliates of upstream oil and gas acreage (including both direct acquisitions of upstream acreage and indirect acquisitions of upstream acreage through the acquisition of the equity interests of another Person or by merger or consolidation) shall require the prior unanimous approval of the Board; provided, however, that any such acquisition by the Partnership or its Affiliates that would (i) not cause the aggregate acquisition cost for all upstream acreage acquired by the Partnership and its Affiliates to exceed (A) $10,000,000.00 in any calendar year, or (B) $50,000,000.00 since the Phase 1 Project FID date, and (ii) be limited to the acquisition of upstream acreage adjacent to existing upstream acreage held by the Partnership or its Affiliates shall not require Board approval. Once the $50,000,000.00 limit described in sub-clause (i)(B) above is reached, the Board may, by unanimous approval, elect to institute a new aggregate allowance for the acquisition of upstream acreage that may be executed by the Partnership and its Affiliates without Board approval.
(h)    Composite ADP.
(i)    Each year, commencing with the year prior to the year in which the Date of Full Operations of the first Plant to achieve Full Operations occurs, as soon as reasonably practicable after the meeting contemplated in Section 8.1.3 or 8.1.4, as relevant, of the LNG SPAs and prior to the setting of the Composite ADP pursuant to Section 8.2 of the LNG SPAs for the following calendar year, the Partnership Officers shall submit to the Board the proposed Composite ADP for such following calendar year. The Directors shall evaluate such proposed Composite ADP on the basis of (A) whether it represents a technically valid and prudent evaluation of the cumulative anticipated production of LNG from the Plants that have, or are expected to have, achieved Full Operations prior to or during the relevant calendar year among the LNG SPAs, and (B) whether reasonable efforts to accommodate the slots requested pursuant to Section 8.2.2 of the LNG SPAs were used. Unless the Board, acting by Simple Majority, determines that (1) the proposed Composite ADP does not represent such a technically valid and prudent evaluation of the cumulative anticipated production of LNG, or (2) reasonable efforts to accommodate the slots requested per Section 8.2.2 of the LNG SPAs were not used, such proposed Composite ADP shall be approved, ratified, and confirmed. If the Composite ADP is not approved (or deemed to be approved) as provided in this Section 5.1(h)(i) at least 70 days prior to the commencement of the relevant calendar year, then Driftwood LNG shall establish the Composite ADP for such calendar year on the basis of the Tested Capacity, as corrected for maintenance. The Board shall be provided with a copy of the final delivery windows for LNG cargoes under the LNG SPAs on an annual basis as soon as the same become available.
(ii)    During the first calendar quarter of each calendar year after the year in which the first Plant achieves Full Operations, the Partnership Officers shall present to the Board during a Board meeting (i) a reconciliation of the final Composite ADP issued pursuant to Section 8.2.4 of the LNG SPAs prior to any intra-year updates

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thereto against the actual allocation of delivered LNG cargoes during such year, and (ii) if requested, an explanation describing any deviations highlighted therein.
(i)    General Authorization of the Member. The Member is specifically empowered, subject to Sections 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(g), and 5.1(h), and any other provisions of this Agreement requiring Board or Director approval, to authorize and take any action, or give or withhold its consent or approval to any action to be taken, by or on behalf of the Company, which the Member deems necessary, useful or appropriate for the management and conduct of the Company Business and the Partnership Business or to the accomplishment of the purposes of the Company and the Partnership.
5.2.    Board.
(a)    Composition. The Member shall appoint Board Designees of the Limited Partners, none of whom need be a member of the Company or a resident of the State of Delaware, to serve as Directors from time to time in accordance with this Section 5.2(a).
(i)    The Member shall, from time to time, designate and appoint one Board Designee of each Qualified Limited Partner (who shall be nominated by such Qualified Limited Partner) to serve as a Director (collectively, the “Non-Tellurian Directors”) in accordance with the provisions of this Section 5.2(a)(i). The Member shall be required to appoint the Board Designee nominated by a Qualified Limited Partner to serve as the Non-Tellurian Director on behalf of such Qualified Limited Partner, subject only to removal as contemplated by Section 5.5(b). Each Non-Tellurian Director shall be an officer or other representative of a Non-Tellurian Limited Partner, provided that no Non-Tellurian Director shall be an officer or representative of any Non-Tellurian Limited Partner that is a Defaulting Partner.
(ii)    The Member shall, from time to time, designate and appoint a total of four Board Designees of the Initial Limited Partner and its Affiliates to serve as Directors (the “Tellurian Directors”) in accordance with the provisions of this Section 5.2(a)(ii). Each Tellurian Director shall be an officer or other representative of the Initial Limited Partner or one or more of its Affiliates. The Member shall, from time to time, designate one Tellurian Director from among the Tellurian Directors then serving to serve as Chairman of the Board (the “Chairman”).
(iii)    The initial Directors as of the Effective Date are set forth on Schedule 2.
(b)    Term. Each Director shall serve until such Director dies, resigns, or is removed as provided in Section 5.5.
(c)    Committees of the Board.
(i)     Finance Committee. The Board shall have a finance committee (the “Finance Committee”), which shall be composed of one representative designated

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by each Director (which representative shall be an officer or employee of the Limited Partner (or any of its Affiliates) of which such Director is a Board Designee). The Partnership Officers shall periodically (but no less frequently than quarterly) provide financial reports and projections to the Finance Committee as may be reasonably requested by the Finance Committee from time to time. The scope of the Finance Committee shall be set forth in the Finance Committee charter which shall be adopted by the Board. The Finance Committee may provide advisory, non-binding analyses, reports, and recommendations to the Board from time to time on financial matters concerning the Partnership. The Partnership Officers shall provide to the members of the Finance Committee, as soon as reasonably practicable, all necessary financial data, reports, summaries, and analyses reasonably required for the Board to evaluate matters before the Board, or to be brought before the Board prior to any meeting at which such financial matters are to be discussed or voted upon.
(ii)    Technical Committee. The Board shall have a technical committee (the “Technical Committee”), which shall be composed of one representative designated by each Director (which representative shall be an officer or employee of the Limited Partner (or any of its Affiliates) of which such Director is a Board Designee). The Partnership Officers shall periodically (but no less frequently than quarterly) provide technical reports, analyses, and information to the Technical Committee as may be reasonably requested by the Technical Committee from time to time. The scope of the Technical Committee shall be set forth in the Technical Committee charter which shall be adopted by the Board. The Technical Committee may provide advisory, non-binding analyses, reports, and recommendations to the Board from time to time on technical matters concerning the Partnership. The Partnership Officers shall provide to the members of the Technical Committee, as soon as reasonably practicable, all necessary technical data, reports, summaries, and analyses reasonably required for the Board to evaluate matters before the Board, or to be brought before the Board prior to any meeting at which such technical matters are to be discussed or voted upon.
(iii)    HSSE Committee. The Board shall have a health, safety, security, and environmental committee (the “HSSE Committee”), which shall be composed of one representative designated by each Director (which representative shall be an officer or employee of the Limited Partner (or any of its Affiliates) of which such Director is a Board Designee). The Partnership Officers shall periodically (but no less frequently than quarterly) provide a health, safety, security, and environmental (“HSSE”) reports, analyses, and information to the HSSE Committee, or as may be reasonably requested by the HSSE Committee from time to time.  The scope of the HSSE Committee shall be set forth in the HSSE Committee charter which shall be adopted by the Board, which charter shall provide for HSSE audits of the Driftwood LNG Terminal and Phase Project assets, by the HSSE Committee, at least every two years. The HSSE Committee may provide advisory, non-binding analyses, reports, and recommendations to the Board from time to time on HSSE matters concerning the Partnership. The Partnership Officers shall provide to the members of the HSSE

18

Committee, as soon as reasonably practicable, all necessary HSSE data, reports, summaries, and analyses reasonably required for the Board to evaluate matters before the Board, or to be brought before the Board prior to any meeting at which such HSSE matters are to be discussed or voted upon
(iv)    Other Committees. The Board may from time to time designate one or more additional committees (in addition to the Finance Committee, the Technical Committee, and the HSSE Committee), each of which shall be composed of one representative designated by each Director (which representative shall be an officer or employee of the Limited Partner of which such Director is a Board Designee). Any such committee shall have such powers and authority to make recommendations as provided in the enabling resolution of the Board with respect thereto; provided, however, that all decisions of any such committee shall be merely recommendations to the Board with respect to the taking of actions, the taking of which shall require the approval of the Member and, where applicable hereunder, the Board.
(v)    Committees Generally. The Board may, with SuperMajority Approval, dissolve any committee (including the Finance Committee and the Technical Committee) at any time. Unless otherwise specified or determined by the committee members, each committee of the Board shall meet (whether in person or telephonically) at least quarterly. At every meeting of any such committee, the presence of a majority of the members thereof shall constitute a quorum and the affirmative vote of a majority of all members shall be necessary for the adoption of any recommendation or action item to be referred to the Board. Each member of any committee of the Board appointed by any Director pursuant to this Section 5.2(c) shall be deemed to be a representative of the Limited Partner of which such Director is a Board Designee and shall therefore be subject to the confidentiality obligations set forth in Section 4.9 of the Partnership Agreement, and such Limited Partner shall be responsible for any breach of such confidentiality obligations by such committee member.
5.3.    Meetings of the Board.
(a)    Regular meetings of the Board may be held at least once each calendar year, at the principal offices of the Company, or at such other times or places as may be determined by the Member. Special meetings of the Board may be called with Board Approval or by the Member or the Chairman.
(b)    Notice of the time and place of any regular meeting of the Board shall be in accordance with the meeting schedule approved by the Member or by providing notice at least 10 days prior to the meeting. Special meetings of the Board may be called by providing at least three days’ notice prior to the meeting. Special meetings of the Board to deal with emergencies or other urgent matters which could reasonably be expected to be material and adverse to the Company, the Partnership, the Member, or the Partners may be called by providing at least 24 hours’ notice prior to the meeting. Any Director may waive notice of any meeting by the execution of a written waiver prior or subsequent to such meeting. The

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attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board, need be specified in the notice of such meeting. Notice may be given by electronic mail to an electronic mail address provided in writing by a Director, by personal delivery, or by an international reputable courier service such as Federal Express or United Parcel Service to an address specified in writing by a Director.
(c)    The Company’s secretary (or if such Person is not available or not designated, the Person designated by the Member to be the acting secretary at a meeting) shall act as the secretary of the meeting who shall make a written record of the proceedings of such meeting which shall be provided to the Member and each Director promptly after the meeting.
5.4.    Quorum and Voting.
(a)    At all meetings of the Board, the presence of Directors that have at least a majority of the Board Voting Percentages, including a majority of the Tellurian Directors then serving, will be necessary and sufficient to constitute a quorum of the Board for the transaction of business.
(b)    All actions and approvals of the Board shall be approved and passed at a meeting at which a quorum is present by Board Approval, except for matters required to be approved by SuperMajority Approval, Simple Majority, or a Non-Tellurian Majority hereunder, provided that the authority of the Board shall be reserved to those matters for which the Board’s consent is expressly required hereunder, and any other matters shall be exclusively reserved to the Member.
(c)    Any Director may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can communicate with each other.
(d)    Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by Directors entitled to cast the requisite number of votes that would be necessary to take such action at a meeting of the Board at which all Directors entitled to vote with respect to such matter attended and voted. A copy of any such consent adopted by less than all of the Directors shall be provided to each non-executing Director as soon as reasonably practicable after the adoption of such consent.
5.5.    Resignation, Removal, and Vacancies.
(a)    Any Director may resign at any time by giving written notice to the Member. The resignation of any Director shall take effect upon receipt of notice thereof or at such

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later time as shall be specified in such notice, and, unless otherwise specified therein, the acceptance of such resignation will not be necessary to make it effective.
(b)    The Member may, in its discretion, remove any Director from time to time, with cause, provided that the Member shall replace such Director with another Board Designee of the Limited Partner of which such removed Director was a Board Designee (which Board Designee shall be nominated by such Limited Partner). Without limiting the foregoing, a Non-Tellurian Director shall be immediately removed, automatically and without any action required on the part of any Person, including the Member or the Directors, upon the Non-Tellurian Limited Partner of which such Non-Tellurian Director is a Board Designee at any time (i) ceasing to be a Qualified Limited Partner (including as a result of such Non-Tellurian Limited Partner ceasing to hold at least 100 Class A Units or becoming a Defaulting Partner), or (ii) ceasing to be a Non-Tellurian Limited Partner, in which case, the Member shall not replace such removed Non-Tellurian Director.
(c)    Subject to Sections 5.2(a) and 5.5(b), any vacancy in the position of a Director occurring for any reason (except for any vacancy occurring as a result of a Non-Tellurian Limited Partner ceasing to be a Qualified Limited Partner or ceasing to be a Non-Tellurian Limited Partner) shall be filled by the Member as soon as reasonably practicable by the appointment, as applicable, of a replacement (i) Non-Tellurian Director who satisfies the qualifications set forth in Section 5.2(a)(i), or (ii) Tellurian Director who satisfies the qualifications set forth in Section 5.2(a)(ii), as applicable.
5.6.    Officers.
(a)    Company Officers. The Member shall have the authority, to act for and on behalf of the Company, subject, where applicable, to the approval of the Board to the extent required hereunder. The Member may, from time to time, designate one or more individuals to be officers of the Company, in each case, with such title as shall be determined by the Member. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, delegate to them. Each officer of the Company shall hold office until such officer’s successor shall be duly designated and shall qualify or until such Person’s death or until such Person shall resign or shall have been removed in the manner hereinafter provided. Any officer may be removed as such, either with or without cause, by the Member, in its sole discretion. Any vacancy occurring in any office of the Company may be filled by the Member. The officers of the Company, acting in their capacity as such, shall not have the authority to bind the Partnership without the express approval of the Member, and, where applicable, subject to any approval of the Board required hereunder, such authority being reserved to the Member and the Partnership Officers as provided in this Agreement.
(b)    Partnership Officers.
(i)    The Partnership will have a dedicated management team that will be appointed by the Member consisting of a chief executive officer, a chief financial officer, and the senior-most responsible employee for each of the following: (A)

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terminal operations; (B) commercial operations; (C) legal; (D) Gas supply and trading; (E) pipelines; (F) upstream; (G) accounting; (H) tax; (I) human resources; (J) information technology; (K) HSSE; and (L) and any other function or department designated from time to time by the Member (each, a “Partnership Officer” and collectively, the “Partnership Officers”). During a period of up to 12 months following the Phase 1 Project FID Date (or, in the case of the Partnership Officers responsible for accounting and tax, until the filing of the Member’s Form 10-K with the U.S. Securities and Exchange Commission for the calendar year after the year in which the Phase 1 Project FID Date occurs) (as applicable, the “Transition Services Period”), the Partnership Officers may be employees of the Member and its Affiliates who are contracted to perform services on behalf of the Partnership in exchange for the reimbursement of all associated expenses under the terms of a transition services agreement entered into by the Member and the Partnership on or prior to the Phase 1 Project FID Date (the “Transition Services Agreement”). Such Transition Services Agreement may also provide for services from other employees of the Member and its Affiliates to the Partnership during the Transition Services Period. After the Transition Services Period, all Partnership Officers shall be employees of the Partnership (and not of the Member or any of its Affiliates, excluding the Partnership and its Affiliates). Any Partnership Officer or employee of the Partnership that ceases to serve the Partnership in such capacity may be employed by the Member or one or more of its Affiliates following cessation of such employment. The Partnership Officers shall be responsible for the day-to-day operations of the Partnership. Notwithstanding any grant of authority by the Member, no Partnership Officer shall be permitted to take any action on behalf of the Partnership that would require the approval of the Board hereunder without the prior approval of the Board as provided herein. The authority of the Partnership Officers is restricted to those actions authorized from time to time by the Member and, where necessary, the Board, including those actions authorized pursuant to the then-effective Partnership Budget, or an express delegation of authority by the Member; provided, however, that, absent any such express delegation or reservation, the Partnership Officers shall have the respective authority with respect to the Partnership commonly associated with officers of their respective titles of a Delaware corporation. The compensation and benefits to which the Partnership Officers will be entitled will be as set from time to time in the Partnership Budget.
(ii)    The Partnership Officers shall hold their respective offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member, subject to Section 5.6(b)(iii).
(iii)    A Partnership Officer may be removed from office (A) at any time for any reason or for no reason by the Member, in its sole discretion, or (B) at any time following the occurrence of the Dates of Substantial Completion with respect to each of the Phase 1 Plants by the Board by Simple Majority, provided that, in the case of a removal of a Partnership Officer pursuant to this clause (B), unless such removal is following the occurrence of an event constituting Cause with respect to

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such Partnership Officer, such Partnership Officer may, in the discretion of the Member, continue to serve as a Partnership Officer until a replacement Partnership Officer is appointed in accordance with Section 5.6(b)(iv). In the case of a removal of a Partnership Officer pursuant to clause (A) above, such removal shall be effective at the time determined by the Member, in its sole discretion. In the case of a removal of a Partnership Officer pursuant to clause (B) above following the occurrence of an event constituting Cause with respect to such Partnership Officer, such removal shall have immediate effect.
(iv)    If any vacancy shall occur in the position of a Partnership Officer for any reason, the Member shall have the right, in its discretion, to appoint a new Partnership Officer to fill the vacancy.
5.7.    Partnership Budgets.
(a)    Capex Budgets.
(i)    Initial Three Plant Capex Budget. The Initial Three Plant Capex Budget included in Exhibit A-1 attached hereto shall serve as the Phase 1 Project capital expenditure portion of the initial Partnership Budget for the period beginning as of the Phase 1 Project FID Date and continuing until the Date of Full Operations of the last of the Phase 1 Plants to achieve Full Operations. Without prejudice to the ability of the Partnership to make expenditures in excess of budgeted amounts in accordance with Section 5.1(d)(iv), any proposed amendment to the Initial Three Plant Capex Budget shall be submitted to the Board and shall be subject to the approval of the Board by Simple Majority.
(ii)    Capex Budgets for Subsequent Phases. The Member shall have the sole right to approve, modify, or reject any portion of any proposed Partnership Budget that provides for the funding of construction or development expenses in connection with a Subsequent Phase Project that will be funded with debt financing and the Capital Contributions of Limited Partners holding Class C Units or Class D Units, and the approval of the Board shall not be required with respect to any such approval, modification, or rejection.
(b)    Operating Budgets.
(i)    Initial Operating Budget. On or before the September 1 of the calendar year prior to the year in which the estimated Date of Substantial Completion of the first Plant is expected to occur, the chief executive officer of the Partnership will submit to the Board a proposed operating budget (the “Initial Operating Budget”) for the Partnership and its Affiliates for the period beginning as of such Date of Substantial Completion until December 31 of the year in which such Date of Substantial Completion occurs, which proposed Initial Operating Budget shall be in at least the same degree of detail and itemization as the Initial Three Plant Opex Budget included in Exhibit A-2 attached hereto, provided that such proposed Initial

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Operating Budget shall include an estimated month-by-month itemization of operational expenses of the Partnership for the period covered thereby. The proposed Initial Operating Budget submitted to the Board pursuant to this Section 5.7(b)(i) shall be subject to the approval of the Board, with the Board acting by Simple Majority. If the Board does not approve the proposed Initial Operating Budget on or before the Date of Substantial Completion of the first Plant, then the relevant period included in the Initial Three Plant Opex Budget included in Exhibit A-2 attached hereto (adjusted as appropriate in the good faith determination of the Member for major maintenance items and for inflation since the Phase 1 Project FID Date), shall be the Initial Operating Budget until such time (if any) as a revised Initial Operating Budget for the remainder of the then-current calendar year is approved by the Board, acting by Simple Majority. Without prejudice to the ability of the Partnership to make expenditures in excess of budgeted amounts in accordance with Section 5.1(d)(iv), and subject to Section 5.7(a)(ii), any proposed amendment to the effective Initial Operating Budget shall be submitted to the Board and shall be subject to the approval of the Board by Simple Majority.
(ii)    Annual Operating Budgets. Not later than September 1 of each calendar year, commencing with the calendar year in which the Initial Operating Budget expires, the chief executive officer of the Partnership will submit to the Board a proposed annual operating budget for the Partnership and its Affiliates for the upcoming calendar year commencing on January 1 thereafter (each, an “Annual Operating Budget”), which proposed Annual Operating Budget shall be in at least the same degree of detail and itemization as the Initial Three Plant Opex Budget included in Exhibit A-2 attached hereto, provided that any such proposed Annual Operating Budget submitted to the Board for approval shall include an estimated month-by-month itemization of operational expenses of the Partnership for the period covered thereby.
(iii)    Five-Year Forecasts. In conjunction with each proposed Annual Operating Budget submitted to the Board pursuant to Section 5.7(b)(ii), at the time such proposed Annual Operating Budget is submitted, the Partnership Officers shall submit to the Board a five-year rolling forecast for the Partnership and its Affiliates (as updated from time to time, the “Five-Year Forecast”) for the five calendar years following the expiration of such proposed Annual Operating Budget, which shall be estimated, information-only, and non-binding in respect of the five-year period covered thereby. Subject to Section 5.7(b)(iv), no portion of any Five-Year Forecast shall be deemed to be part of any Partnership Budget, provided that the information and level of detail included in the Five-Year Forecast shall be similar to that of the proposed Annual Operating Budgets. Budget periods included in the Five-Year Forecast, if approved by the Board, may serve as fallback Annual Operating Budgets as described in Section 5.7(b)(iv) if an Annual Operating Budget is not approved for a particular period.

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(iv)    Approval of Annual Operating Budgets. Subject to Section 5.7(a)(ii), any proposed Annual Operating Budget submitted to the Board pursuant to Section 5.7(b)(ii) and any Five-Year Forecast submitted to the Board pursuant to Section 5.7(b)(iii) shall be subject to the approval of the Board, with the Board acting by Simple Majority. If the Board does not approve a proposed Annual Operating Budget for the upcoming calendar year on or before December 31 of the year preceding the calendar year covered by the proposed Annual Operating Budget, then (A) if applicable, the relevant year included in the Five-Year Forecast that has been most recently approved by the Board, (B) if no approved Five-Year Forecast covers the relevant year but the Initial Three Plant Opex Budget does cover the relevant year, then such period as presented in the Initial Three Plant Opex Budget, and (C) if neither an approved Five-Year Forecast nor the Initial Three Plant Opex Budget covers the relevant year, then the effective Operating Budget for the most recently completed year (or other budgetary period, as applicable), in each case, adjusted as appropriate in the good faith determination of the Member for major maintenance items and for inflation since the date of approval, shall be the Annual Operating Budget for such calendar year, prorated as appropriate to take account of budgetary periods of different durations, if applicable, and subject to any adjustments to give effect to Section 5.7(a)(ii). Except to the extent Section 5.7(a)(ii) applies, the relevant portion of such Five-Year Forecast, the Initial Three Plant Opex Budget, or such carried over Annual Operating Budget, as applicable, shall be the effective Annual Operating Budget until such time (if any) as a revised Annual Operating Budget for the remainder of the then-current calendar year is approved by the Board, acting by Simple Majority. Without prejudice to the ability of the Partnership to make expenditures in excess of budgeted amounts in accordance with Section 5.1(d)(iv), and subject to Section 5.7(a)(ii), any proposed amendment to an effective Annual Operating Budget shall be submitted to the Board and shall be subject to the approval of the Board by Simple Majority.
(c)    Upstream Expenses. Upstream expenses included in any Partnership Budget in respect of any upstream acreage that has not been acquired by the Partnership shall be included in such Partnership Budget pending approval of the Board pursuant to Section 5.1(g), and such expenses shall not be deemed to be part of the approved Partnership Budget expenses for purposes of the spending limitations set forth in Section 5.1(d)(iv) unless and until the acquisition of such acreage has been approved by the Board pursuant to Section 5.1(g).
(d)    Operation in Accordance with Partnership Budget. The Partnership Officers will operate the Partnership and its Affiliates in all material respects in accordance with the then-effective Partnership Budget during the period covered thereby, subject, where applicable, to Sections 5.1(c), 5.1(d), 5.1(e), 5.1(f), 5.1(g), and 5.1(h).
5.8.    Compensation and Reimbursement of Directors. The Directors, in their capacities as such, shall not receive any compensation from the Company, the Partnership, or any of the Partnership’s Affiliates for their services as Directors, but shall be reimbursed by the Company or

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the Partnership for all of their reasonable out-of-pocket business expenses relating to their services as Directors, provided that such expenses shall be properly substantiated by such Director.
5.9.    Books and Records. The records of the Company will be maintained at the principal place of business of the Member or at any other location selected by the Member.
5.10.    Advisory Committee.
(a)    The Member shall appoint an advisory committee (the “Advisory Committee”), which shall provide advisory recommendations to the Partnership Officers in connection with the management of the Partnership in accordance with this Section 5.10. The size and membership of the Advisory Committee shall be determined from time to time by the Member. Each member of the Advisory Committee (each, an “AC Member”) shall be an officer or employee of the Member.
(b)    Meetings of the Advisory Committee shall be held quarterly or otherwise as determined by the Member, in its discretion, with the Partnership’s officers to receive updates on litigation, commercial operations, safety matters, and any other significant events related to or affecting the Partnership or its business.
(c)    The Advisory Committee shall advise and consult with the Member in connection with the appointment or removal of any Partnership Officer in accordance with this Agreement.
(d)    The AC Members, in their capacities as such, shall not receive any compensation from the Company, the Partnership, or any of the Partnership’s Affiliates for their services as AC Members.
(e)    The Advisory Committee may be dissolved at any time immediately upon the written resolution of the Member, which resolution may be adopted at any time by the Member in its discretion, but which resolution shall be promptly adopted by the Member following the determination by the general counsel or other head legal representative of the Member that it is not necessary for the Partnership or the Member to maintain the Advisory Committee in order to comply with any applicable legal requirement.
5.11.    Gas Trading. A risk policy for gas sourcing and trading (the “Gas Sourcing Risk Policy”) shall be developed by the Partnership Officers for approval by the Board in accordance with this Section 5.11, which Gas Sourcing Risk Policy shall include the necessary preventative (volume and tenor limits) and detective (VaR) controls, as well as scoping limits with respect to geography and financial products.  The Gas Sourcing Risk Policy will be subject to approval by the Board, acting by Simple Majority. The Gas Sourcing Risk Policy, as approved by the Board in accordance with this Section 5.11, will serve as the primary control mechanism of the Partnership and its Affiliates with respect to gas sourcing and trading, and the Partnership Officers will be responsible for the implementation of the Gas Sourcing Risk Policy in relation to gas sourcing and trading activities. The Gas Sourcing Risk Policy may be amended at any time, subject to approval by the Board, acting by Simple Majority. During the month of September during each calendar year,

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beginning with the calendar year in which the Date of Full Operations of the first Plant that achieves Full Operations occurs, the Partnership Officers will present to the Board an annual rolling five-year gas sourcing and trading plan for the Partnership and its Affiliates (the “Gas Sourcing Plan”). The Gas Sourcing Plan, as presented to the Board on an annual basis, will include a description of all relevant information concerning the gas sourcing and trading activities of the Partnership and its Affiliates. The Partnership Officers will present updates to the Board during the month of March of each calendar year (and at such other times as may be reasonably requested by the Board), which will include an update on existing gas sourcing and trading activities and recommended changes to the Gas Sourcing Plan, if any.
ARTICLE VI
EXCULPATION AND INDEMNIFICATION
6.1.    Exculpation. Subject to applicable law and except as expressly provided herein:
(a)    No Covered Person shall be liable to the Company, the Member, or any of their respective Affiliates for any loss suffered by the Company, the Member, or any of their respective Affiliates which arises out of any action or omission of such Covered Person (including in relation to any transaction, any investment or any business decision or action, including for breach of fiduciary duties), including any decision taken or omitted by such Covered Person, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, such Covered Person engaged in a violation of the implied contractual covenant of good faith and fair dealing or engaged in fraud or willful misconduct. The Member hereby agrees that any claims, actions, rights to sue, other remedies, and other recourse to or against a Covered Person for or in connection with losses or liabilities for which liability is disclaimed in the preceding sentence, are in each case expressly released and waived by the Company and the Member, to the fullest extent permitted by applicable law. In no event shall the provisions of this Section 6.1(a) relieve the Member, any Partner, any of their respective Affiliates, or any director, officer, manager, employee, agent, or other representative of any of the foregoing from liability pursuant to the provisions of any contract or transaction that may be entered into from time to time between such Person and one or more of the Company, the Partnership, or any of their respective Affiliates.
(b)    No Covered Person shall be liable for the negligence, whether of omission or commission, dishonesty or bad faith of any employee, broker or other agent of the Company selected by any Covered Person.
(c)    No Person that serves as Liquidator pursuant to the terms of this Agreement shall be liable to the Company, the Member, or any of their respective Affiliates for any loss suffered by the Company, the Member, or any of their respective Affiliates that arises out of any action or omission of such Person, provided that such Person determined, in good faith, that such course of conduct was in, or was not opposed to, the best interest of the Company or the Partnership and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such Person’s conduct was unlawful.

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(d)    No Covered Person shall be liable to the Company, the Member, or any of their respective Affiliates with respect to any action or omission taken or suffered by any of them in good faith if such action or omission is taken or suffered in reliance upon and in accordance with the opinion or advice as to matters of law of legal counsel, or as to matters of accounting of accountants, or as to matters of valuation of investment bankers or appraisers.
(e)    Neither the Member nor any Director or AC Member, acting in such Person’s capacity as such, shall have any fiduciary or other duty to the Company, the Partnership, or the Partners, other than, to the extent required by applicable law, the implied contractual covenant of good faith and fair dealing. Without limiting the foregoing, to the extent that, at law or in equity, any Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, the Member, the Partnership, the Partners, or any of their respective Affiliates, such Covered Person acting under this Agreement shall not be liable to the any such Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of any Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person, to the maximum extent permitted by applicable law. Notwithstanding anything to the contrary in this Agreement, the Member shall have no duty (fiduciary or otherwise) to the Company, the Partnership or the Partners to the fullest extent that the Act and the Delaware Revised Uniform Limited Partnership Act, as applicable, permits the limitation or elimination of such duties, provided that the Member shall have an implied contractual covenant of good faith and fair dealing with respect to the Company, and such implied covenant shall be deemed to have the same meaning as it has for purposes of section 18-1101 of the Act.
(f)    This Section 6.1 constitutes a modification and disclaimer of duties and obligations (express, implied, fiduciary or otherwise) with respect to the matters described in this Section 6.1, pursuant to Section 18‑1101 of the Act. The Member acknowledges and agrees that the provisions of this Section 6.1 are “express” and “conspicuous” for all purposes of applicable law.
6.2.    Indemnification.
(a)    Each Covered Person shall be indemnified, subject to the other provisions of this Agreement, by the Company (only out of Company assets, including the proceeds of liability insurance) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including reasonable attorneys’ fees), judgment, or liability (collectively, “Damages”) incurred by or imposed upon such Covered Person in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which such Covered Person may be made a party or otherwise involved or with which the Covered Person shall be threatened, by reason of such Covered Person’s being at the time the cause of action arose or thereafter, the Member, Liquidator, or other Person who served at the request of the Member on behalf of the Company or the Partnership, as a liquidating trustee, a member, partner, shareholder, officer, director, manager, employee,

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consultant, agent or Affiliate of any of the foregoing, or a member, partner, shareholder, officer, director, manager, employee, consultant, agent or Affiliate of any other organization in which the Company or the Partnership owns or has owned an interest or of which the Company or the Partnership is or was a creditor, which other organization such Covered Person serves or has served as a member, partner, stockholder, officer, director, manager, employee, consultant, agent or Affiliate at the request of the Member (whether or not such Covered Person continues to serve in such capacity at the time such action, suit or proceeding is brought or threatened). Notwithstanding the foregoing, neither the Member nor any of its Affiliates shall be entitled to indemnification under this Section 6.2(a) in case of an action solely between the Member or one or more of its partners, members, stockholders, officers, managers, directors, or employees or any of their Affiliates, on the one hand, and the Company or the Partnership and one or more of their respective partners, members, stockholders, officers, managers, directors, or employees and any of their respective Affiliates, on the other hand.
(b)    A Covered Person shall not be indemnified with respect to matters as to which such Covered Person shall have been finally adjudicated in any such action, suit, or proceeding (i) not to have acted in good faith, (ii) not to have acted in the reasonable belief that such Covered Person’s action was in accordance with such Covered Person’s obligations to the Company, (iii) to have acted in a fraudulent manner or engaged in willful misconduct, or (iv) with respect to any criminal action or proceeding, to have had reasonable cause to believe the Covered Person’s conduct was criminal.
(c)    In the event of a settlement of any action, suit, or proceeding brought or threatened, such indemnification shall apply to all matters covered by the settlement except for matters as to which the Company is advised by counsel (who may be counsel regularly retained to represent the Company) that the Person seeking indemnification, in the opinion of counsel, (i) did not act in good faith, (ii) acted in a fraudulent manner or engaged in willful misconduct, or (iii) with respect to any criminal action or proceeding, that the Person seeking indemnification had reasonable cause to believe such Person’s conduct was criminal.
(d)    The Company shall pay the expenses incurred by a Covered Person in connection with any action, suit, or proceeding, or in connection with claims arising in connection with any potential or threatened action, suit, or proceeding, for which indemnification is sought pursuant to this Article VI in advance of the final disposition of such action, suit, or proceeding, in the Member’s discretion upon the Member’s receipt of an enforceable undertaking by such Covered Person to repay such payment if the Covered Person shall be determined to be not entitled to indemnification for such expenses pursuant to this Article VI; provided, however, that such action, suit, or proceeding is not an actual or threatened claim, action, suit, or proceeding against the Covered Person by the Company or the Member, or by the Covered Person against the Company or the Member. The Member may, in its sole discretion, also condition indemnification payments by the Company to a Covered Person pursuant to this Section 6.2(d) that relate to Damages for which the Member reasonably believes that such Covered Person may receive indemnification payments from the Partnership upon receipt of an enforceable undertaking by such Covered Person to repay

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such payment to the Company if, and to the extent that, such Covered Person receives indemnification payments from the Partnership for the same Damages.
(e)    At its election, the Member, on behalf of the Company, may cause the Company to purchase and maintain insurance, at the expense of the Company or the Partnership and to the extent available, for the protection of the Covered Persons against any Damages incurred by such Persons in any capacity that results in such Person being a Covered Person (provided that such Covered Person is serving in such capacity at the request of the Company or the Member), whether or not the Company has the power to indemnify such Person against such liability. The Member may purchase and maintain insurance on behalf of the Company or the Partnership and at the expense of the Company or Partnership for the protection of any officer, director, employee, consultant or other agent of any other organization in which the Company or the Partnership owns an interest or of which the Company or the Partnership is a creditor against similar liabilities, whether or not the Company or the Partnership has the power to indemnify any Person against such liabilities.
(f)    The foregoing rights to indemnification shall inure to the benefit of the executors, administrators, personal representatives, successors, and assigns of each such Covered Person.
(g)    The indemnification obligation of the Company to a Covered Person with respect to any Damages shall be reduced by any indemnification payments actually received by such Covered Person from the Partnership or any Affiliate of the Partnership with respect to such Damages. Solely for purposes of clarification, and without expanding the scope of indemnification pursuant to this Section 6.2, the Member intends that, to the maximum extent permitted by law, as between (i) the Partnership and its Affiliates, and (ii) the Company, this Section 6.2 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, with the Partnership and its Affiliates having primary liability and the Company having only secondary liability. The possibility that a Covered Person may receive indemnification payments from Partnership or its Affiliates shall not restrict the Company from making payments under this Section 6.2 to a Covered Person that is otherwise eligible for such payments, but such payments by the Company are not intended to relieve the Partnership or any of its Affiliates from any liability that either would otherwise have to make indemnification payments to such Covered Person and, if a Covered Person that has received indemnification payments from the Company actually receives duplicative indemnification payments from the Partnership or any of its Affiliates for the same Damages, such Covered Person shall repay the Company to the extent of such duplicative payments. If, notwithstanding the intention of this Section 6.2, the obligation of the Partnership or its Affiliates to make indemnification payments to a Covered Person is relieved or reduced under applicable law as a result of payments made by the Company pursuant to this Section 6.2, the Company shall have, to the maximum extent permitted by law, a right of subrogation against (or contribution from) the Partnership and its Affiliates for amounts paid by the Company to a Covered Person that relieved or reduced the obligation of the Partnership or its Affiliates to such Covered Person. Indemnification payments (if any) made to a Covered Person by the Member in respect of Damages for

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which (and to the extent) such Covered Person is otherwise eligible for payments from the Company under this Section 6.2 shall not relieve the Company from its obligation to such Covered Person for such payments. As used in this Section 6.2, “indemnification” payments made or to be made by the Partnership or its Affiliates shall be deemed to include (A) payments made or to be made by any of their respective Affiliates or any successor to any of their respective indemnification obligations, and (B) equivalent payments made or to be made by or on behalf of the Partnership or its Affiliates (or such Affiliate or successor) pursuant to an insurance policy or similar arrangement.
(h)    The foregoing right of indemnification shall be in addition to any rights to which any Covered Person may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors, and assigns of each such Covered Person. The rights to indemnification and advancement of expenses conferred in this Section 6.2 shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract, or agreement.
(i)    Any indemnification hereunder shall be satisfied solely out of the assets of the Company. In no event may a Covered Person subject the Member to personal liability by reason of the foregoing indemnification provisions.
6.3.    Limitation by Law. If any Covered Person or the Company itself is subject to any federal or state law, rule, or regulation that restricts the extent to which any Person may be exonerated or indemnified by the Company, the exculpation provisions set forth in Section 6.1 and the indemnification provisions set forth in Section 6.2 shall be deemed to be amended, automatically and without further action by the Member, to the minimum extent necessary to conform to such restrictions.
6.4.    Survival. The provisions of this Article VI shall survive termination, dissolution, and winding-up of the Company.
6.5.    Enforcement by Third Parties. The Member may make, execute, record, and file on its own behalf and on behalf of the Company all instruments and other documents (including one or more separate indemnification agreements between the Company and individual Covered Persons) that the Member deems necessary or appropriate in order to extend the benefit of the provisions of this Article VI to such Covered Persons, provided that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Article VI, except as otherwise may be required by applicable law.
ARTICLE VII
DISSOLUTION, LIQUIDATION, AND TERMINATION
7.1.    Dissolution. Subject to the provisions of Section 7.2 and any applicable Laws, the Company shall wind up its affairs and dissolve only on the first to occur of the following (each a “Dissolution Event”):

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(a)    approval of dissolution by the Member, with the approval of the Board pursuant to Section 5.1(e)(i);
(b)    the consummation of a sale of all or substantially all of the assets of the Company; or
(c)    entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.
Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been liquidated and the assets distributed as provided in Section 7.2 and the Certificate has been canceled.
7.2.    Liquidation and Termination. In connection with the winding up and dissolution of the Company, the Member shall appoint a liquidator (“Liquidator”). The Liquidator shall proceed diligently to wind up the affairs of the Company in an orderly manner and make final distributions as provided herein and in the Act. The steps to be accomplished by the Liquidator are as follows:
(a)    As promptly as possible after approval of the winding up and dissolution of the Company and again after final liquidation, the Liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the winding up and dissolution is approved or the final liquidation is completed, as applicable.
(b)    The Liquidator shall cause any notices required by applicable Law to be sent to each known creditor of and claimant against the Company in the manner described by applicable law.
(c)    Upon approval of the winding up and dissolution of the Company, the Liquidator shall, unless the Member otherwise determines, be prohibited from distributing assets in kind and shall instead sell for cash the assets of the Company at the best price available. The property of the Company shall be liquidated as promptly as is consistent with obtaining the fair value thereof. The Liquidator may sell all of the Company property, including to the Member, provided that any such sale to the Member must be made on an arm’s length basis. If any assets are sold or otherwise liquidated for value, the Liquidator shall proceed as promptly as practicable in a commercially reasonable manner to implement the procedures of this Section 7.2(c).
(d)    Subject to the terms and conditions of this Agreement and the Act (including Section 18-804 of the Act), the Liquidator shall distribute the assets of the Company in the following order of priority:
(i)    first, the Liquidator shall pay, satisfy or discharge from Company assets all of the debts, liabilities and obligations of the Company, or otherwise make adequate provision for payment, satisfaction and discharge thereof; provided,

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however, that such payments shall not include any Capital Contributions described in Article IV or any other obligations of the Member created by this Agreement; and
(ii)    second, all remaining assets of the Company shall be distributed to the Member in accordance with Section 4.4.
(e)    All distributions to the Member pursuant to Section 7.2(d)(ii) shall be in the form of cash, unless the Member otherwise determines.
(f)    When the Liquidator has complied with the foregoing liquidation plan, the Liquidator, on behalf of the Member, shall execute, acknowledge, and cause to be filed with the Secretary of State of the State of Delaware a Certificate of Cancellation with respect to the Certificate.
7.3.    Provision for Contingent Claims.
(a)    The Liquidator shall make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and
(b)    If there are insufficient assets to both pay the Company’s creditors pursuant to Section 7.2 and to establish the provision contemplated by Section 7.3(a), the claims shall be paid as provided for in accordance to their priority, and, among claims of equal priority, ratably to the extent of assets therefor.
ARTICLE VIII
AMENDMENTS
8.1.    Amendments to be Adopted by the Company. The Member, acting in accordance with and subject to the limitations contained in Article V, may execute, swear to, acknowledge, deliver, file and record whatever documents may be required to reflect:
(a)    a change in the name of the Company in accordance with this Agreement, the location of the principal place of business of the Company, or the registered agent or office of the Company;
(b)    admission or substitution of members of the Company whose admission or substitution have been made in accordance with this Agreement;
(c)    a change that the Member determines is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a foreign limited liability company under the laws of any jurisdiction or that is necessary or advisable in the opinion of the Member to ensure that the Company (or any successor entity or subsidiary) will be classified in the manner determined by the Member in accordance with Section 2.8 for U.S. federal income tax purposes; and
(d)    any amendments to the Partnership Agreement pursuant to Article X thereof.

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8.2.    Amendment Procedures. Except as expressly provided in Section 8.1, all amendments, supplements, modifications and waivers to this Agreement must be in writing and signed by the Member, provided that any such amendment, supplement, modification, or waiver that adversely and disproportionately affects the authority of the Board, the rights of the Non-Tellurian Directors, or the rights of the Limited Partners holding Class A Units to designate Board Designees for appointment as Non-Tellurian Directors hereunder will require the approval of a Non-Tellurian Majority.
ARTICLE IX
MISCELLANEOUS PROVISIONS
9.1.    Notices.
(a)    Except where otherwise specifically provided in this Agreement, all notices, requests, consents, proposals, approvals and statements shall be in writing and in English, and if properly addressed to the recipient in the manner required by Sections 9.1(b) and 9.1(c), shall be deemed to have been properly given or delivered: (i) on the date of actual delivery when personally delivered to the intended recipient or when delivered to the intended recipient by a reputable courier delivery service; or (ii) on the date specified in Section 9.1(b)(ii), if by Electronic Transmission, provided that if such Electronic Transmission is directed after 5:00 p.m. (local time of the recipient) or on a day that is not a Business Day, then on the next succeeding Business Day after the date specified in Section 9.1(b)(ii).
(b)    The following provisions apply to notices given by Electronic Transmission:
(i)    Without limiting the manner by which notice otherwise may be given effectively to the Member pursuant to Section 9.1(a), any notice to the Member given by the Company under any provision of this Agreement, shall be effective if given by a form of Electronic Transmission;
(ii)    Notice given pursuant to Section 9.1(b)(i) shall be deemed delivered: (A) if by electronic mail, on the date on which it is directed to the electronic mail address set forth on Schedule 1, or to such other electronic mail address as the addressee previously may have specified by written notice given to the other parties hereto in the manner contemplated by Section 9.1(a); and (B) if by a posting on an electronic network together with separate notice to the Member of such specific posting, the later of (1) the date of such posting, and (2) the delivery of such separate notice determined in accordance with Section 9.1(a).
(iii)    The Member hereby consents to receive notices by Electronic Transmission at the electronic mail address set forth under its name on Schedule 1. Such consent shall be revocable by the Member by written notice to the Company. Such consent shall be deemed revoked if (A) the Company is unable to deliver by Electronic Transmission two consecutive notices given by the Company in accordance with such consent, and (B) such inability becomes known to the Member

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or the Person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any notice or action by the Company or the Member.
(c)    A non-electronic document shall be deemed to be properly addressed, in each case, if to the Company or to the Member, to the address of such Person as set forth on Schedule 1; or, in each case, to such other address or addresses as the addressee may have specified by written notice given to the other parties hereto in the manner contemplated by Section 9.1(a). No party hereto shall be required to provide more than three copies of any one notice or report statement or other mailing to any other party hereto.
9.2.    Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of an original Agreement for all purposes. Signatures of the parties hereto transmitted by electronic transmission shall be deemed to be original signatures for all purposes. Except for cases of fraud or forgery, no party hereto shall raise the use of any electronic signature or the use of electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as the basis of a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.
9.3.    Interpretation; Construction. In this Agreement, except to the extent the context otherwise requires:
(a)    the division of this Agreement into articles, sections and other subdivisions, the provision of a table of contents and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement;
(b)    unless otherwise indicated, all references to an “Article,” “Section,” “Schedule,” or “Exhibit” followed by a number or letter refer to the specified article, section, schedule, or exhibit of this Agreement, and the terms “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder” and similar expressions refer to this Agreement and not to any particular Article or Section hereof;
(c)    all references to a given agreement, instrument or other document are references to such agreement, instrument or other document as modified, amended, supplemented and restated from time to time;
(d)    whenever the singular masculine or neuter is used in this Agreement, it means the plural, feminine, body politic or corporate, and vice versa, as the context requires, and where a term is defined herein, a capitalized derivative or cognate of such term has a corresponding meaning unless the context otherwise requires;

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(e)    all dollar amounts referred to in this Agreement (including the Schedules and Exhibits) are in lawful money of the United States;
(f)    whenever the word “include,” “includes” or “including” is used in this Agreement, it is deemed to be followed by the words “without limitation” (except where such words or words of similar import actually follow in the text hereof);
(g)    except where the context indicates otherwise, the word “or” is used inclusively herein (for example, the phrase “X or Y” means “X or Y or both” and not “either X or Y but not both”);
(h)    any reference to a statute includes, and is deemed to be, a reference to such statute and to the rules, regulations, ordinances, interpretations, policies and guidance made pursuant thereto, and all amendments made to such statute and other such implementing provisions implemented and enforced from time to time, and to any statute or other implementing provisions subsequently passed or adopted having the effect of supplementing or replacing such statute or such other implementing provisions;
(i)    any reference to the Partnership Budget shall be deemed to be a reference to the then-effective Partnership Budget; and
(j)    if there is any conflict or inconsistency between a provision of the body of this Agreement and that of any document delivered pursuant to this Agreement, the provision of the body of this Agreement prevails.
Without limiting the generality of the foregoing, it is the intention of the Member that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Person (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the Member is sophisticated and has had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Unless otherwise specified in this Agreement and notwithstanding any provisions of law or equity to the contrary, any determination, decision, consent, vote, or judgment of, or exercise of discretion by, or action taken or omitted to be taken by, the Member or any Director under this Agreement shall be made, given, exercised, taken or omitted as the Member or such Director, as applicable, shall determine in its sole and absolute discretion, and in connection with the foregoing, the Member and each Director shall be entitled to consider only such interests and factors as the Member or such Director, as applicable, deems appropriate, including its own interests (or the interest of the Member or the Non-Tellurian Limited Partner of which such Director is an officer or representative, as the case may be), and shall act in good faith. If any questions should arise with respect to the operation of the Company that are not specifically provided for in this Agreement or the Act, or with respect to the interpretation of this Agreement, the Member is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in each case in good faith, and its determination and interpretation so made shall be final and binding on all parties hereto.

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9.4.    Successors and Assigns. This Agreement shall inure to the benefit of the Member and the Covered Persons and shall be binding upon the parties hereto and their respective successors, permitted assigns, and, in the case of individual Covered Persons, heirs and legal representatives.
9.5.    Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
9.6.    Further Actions. The Member shall execute and deliver such other certificates, agreements, and documents, and take such other actions, as may reasonably be necessary in connection with the formation of the Company and the achievement of its purposes or to give effect to the provisions of this Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the Member determines to be necessary or appropriate to form, qualify, or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct activities and all such agreements, certificates, tax statements, and other documents as may be required to be filed by or on behalf of the Company.
9.7.    Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is given in writing, and no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor such waiver was given.
9.8.    Applicable Law. This Agreement and the rights of the parties hereto under this Agreement shall be governed by, interpreted and enforced in accordance with, the internal laws (exclusive of choice of law provisions) of the State of Delaware as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.
9.9.    Arbitration. Any dispute arising under or relating to this Agreement or the transactions contemplated hereby (each, a “Dispute”) shall be exclusively and definitively resolved through final and binding arbitration in accordance with this Section 9.9, it being the intention of the Member that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.
(a)    Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) (as then in effect).
(b)    Number of Arbitrators. The arbitral tribunal shall consist of three arbitrators, who shall endeavor to complete the final hearing in the arbitration within six months after the appointment of the last arbitrator.
(c)    Method of Appointment of the Arbitrators. If there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within 30 days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator

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or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within 30 days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed.
(d)    Consolidation. If multiple arbitration proceedings are initiated under this Agreement, the Partnership Agreement, the Management and Advisory Services Agreement, any LNG marketing agreement between Driftwood LNG and Tellurian Trading, the Transition Services Agreement, one or more Contribution Agreements, or one or more LNG sale and purchase agreements, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any party to any such dispute may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the disputes.
(e)    Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.
(f)    Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.
(g)    Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The parties hereto agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 9.1 as well as any other procedure authorized by law.
(h)    Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 9.1.
(i)    Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

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(j)    Interim Measures. Any party to the Dispute may apply to a court in New York, New York for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The parties hereto agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The parties hereto unconditionally and irrevocably submit to jurisdiction in New York, New York for the limited purposes of an application for interim measures under this Section 9.9(j). The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.
(k)    Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (i) the fees and expenses of the arbitrators; (ii) the costs of assistance required by the tribunal, including its experts; (iii) the fees and expenses of the administrator; (iv) the reasonable costs for legal representation of a successful party; and (v) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.
(l)    Interest. The award shall include pre-award and post-award interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent above LIBOR (as in effect on the day such award was issued) on and from the day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than 90 Days, the applicable LIBOR rate for each successive term of 90 days during that period shall be that in effect on the first day of that 90-day period. Interest shall accrue from day to day and be calculated on the basis of a 360-day year.
(m)    Currency of Award. The arbitral award shall be made and payable in U.S. dollars, free of any tax or other deduction.
(n)    Waiver of Challenge to Decision or Award. To the extent permitted by law, the parties hereto hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.
(o)    Confidentiality. Any arbitration relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs, or other documents prepared for

39

the arbitration proceeding) shall be confidential and shall be maintained in confidence by all parties to the Dispute and parties hereto; provided, however, that breach of such confidentiality covenant shall not void any settlement, determination, or award.
9.10.    Waiver of Partition. Except as may otherwise be provided by law in connection with the dissolution, winding up and liquidation of the Company, the Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.
9.11.    No Third Party Beneficiaries. Except as expressly set forth herein, the provisions of this Agreement are intended solely to benefit the Company and the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company or the Partnership (and no such creditor shall be a third party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company or the Partnership to make any contributions to the Company or the Partnership.
9.12.    Company Counsel. Counsel to the Company may also be counsel to the Member, the Partnership, its Affiliates, or one or more of their respective Affiliates. The Member may execute on behalf of the Company and the Member any consent to the representation of the Company that such counsel may request pursuant to the applicable rules of professional conduct in any jurisdiction. The Company has initially selected Baker Botts L.L.P. as legal counsel to the Company.
[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the Effective Date.

THE MEMBER:

TELLURIAN INC.

By:
Name:
Title:

Signature page to Second Amended and Restated Limited Liability Company Agreement of
Driftwood GP Holdings LLC

SCHEDULE 1
COMPANY AND MEMBER INFORMATION
THE COMPANY:
Driftwood GP Holdings LLC
c/o Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002
Attention: General Counsel
Email: legal.notices@tellurianinc.com
THE MEMBER:
Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002
Attention: General Counsel
Email: legal.notices@tellurianinc.com

Schedule 1 to Second Amended and Restated Limited Liability Company Agreement of
Driftwood GP Holdings LLC

SCHEDULE 2
INITIAL DIRECTORS AND PARTNERSHIP OFFICERS
NON-TELLURIAN DIRECTORS:
[            ]
[            ]
[            ]
[            ]
[            ]
[            ]
[            ]
TELLURIAN DIRECTORS:
[            ]
[            ]
[            ]
[            ]

Schedule 2 to Second Amended and Restated Limited Liability Company Agreement of
Driftwood GP Holdings LLC

EXHIBIT C
FORM OF LNG SALE AND PURCHASE AGREEMENT
[See attached]

Exhibit C to Equity Capital Contribution Agreement

Final version

LNG SALE AND PURCHASE AGREEMENT
by and between DRIFTWOOD LNG LLC
(Seller)
and
TOTAL GAS & POWER NORTH AMERICA, INC.
(Buyer)
dated as of [___________] [●], 2019

    i

    ii

    iii

    iv

LNG SALE AND PURCHASE AGREEMENT
THIS LNG SALE AND PURCHASE AGREEMENT (“Agreement”) is made and entered into as of [____] 2019 (the “Effective Date”), by and between Driftwood LNG LLC, a Delaware limited liability company whose principal place of business is located at 1201 Louisiana St., Suite 3100, Houston, TX 77002, United States of America (“Seller”), and Total Gas & Power North America, Inc., a Delaware corporation whose principal place of business is located at 1201 Louisiana Street, Suite 1600, Houston, TX 77002, United States of America (“Buyer”). Buyer and Seller are each referred to herein as a “Party” and collectively as the “Parties”.
Recitals

(1)	Seller is developing a liquefied natural gas (“LNG”) liquefaction terminal on the Calcasieu River, south of Lake Charles, Louisiana;

(2)
On or about the Effective Date, Buyer or Buyer’s Affiliate has entered into an equity capital contribution agreement with Seller’s Affiliate, Driftwood Holdings LP, a Delaware limited partnership (the “Partnership”);

(3)	Buyer desires to be engaged in the purchase of LNG at Seller’s liquefaction terminal and transportation of such LNG to one or more Discharge Terminals; and

(4)	Seller and Buyer desire to execute this definitive agreement setting out the Parties’ respective rights and obligations in relation to the sale and purchase of LNG.
It is agreed:

1.	Definitions and Interpretation

1.1	Definitions
The words and expressions below shall, unless the context otherwise requires, have the meanings respectively assigned to them:

AAA:	as defined in Section 20.1.2;

Acceptable Credit Rating:
two (2) Credit Ratings that are each equal to or better than the following: (i) Baa3 by Moody’s Investors Service, Inc., (ii) BBB- by Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, (iii) BBB- by Fitch Ratings, Inc., or (iv) any comparable Credit Ratings by any other nationally recognized statistical rating organizations registered with the U.S. Securities and Exchange Commission, including any successors to Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, or Fitch Ratings, Inc.;

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Acceptable Guarantor:	an Affiliate of Assignee Buyer that has an Acceptable Credit Rating;

ACQ:	as defined in Section 5.1.1;

Actual Laytime:	as defined in Section 7.12.2;
Adjusted Annual Contract

Quantity or AACQ:	as defined in Section 5.2;

Adverse Weather Conditions:
weather or sea conditions actually experienced or reasonably forecasted at or near the Driftwood LNG Terminal that are sufficiently severe: (i) to prevent an LNG Tanker from proceeding to berth, or loading or departing from berth, in accordance with one or more of the following: (a) regulations published by a Governmental Authority; (b) an Approval; or (c) an order of a Pilot; (ii) to cause an actual determination by the master of an LNG Tanker that it is unsafe for such LNG Tanker to berth, load, or depart from berth; or (iii) to prevent or severely limit the production of LNG at the Driftwood LNG Terminal;

Affiliate:
with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; for purposes of this Agreement, (i) Seller, the Partnership and all Seller Affiliates that are wholly-owned by the Partnership shall be deemed not to be Affiliates of Buyer, (ii) Buyer, its ultimate parent company, and all Buyer Affiliates that are wholly-owned by the same ultimate parent company shall be deemed not to be Affiliates of Seller, (iii) references to Affiliates of the Partnership shall only include Affiliates that are subsidiaries of the Partnership, and (iv) Tellurian Inc. and its wholly-owned Affiliates shall be deemed not to be Affiliates

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of the Partnership or its wholly-owned Affiliates, and vice versa;

Agreement:	this agreement, including the Exhibits hereto, as the same may be amended, modified or replaced from time to time;

Allotted Laytime:	as defined in Section 7.12.1;

Allowed Laytime:	as defined in Section 7.13.2(a);

Annual Delivery Program or ADP:	as defined in Section 8.2.3;

Anti-Corruption Law:
any of the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and any other corruption or similar statute, regulation, order or convention binding on the applicable Person, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto;

Applicable Laws:
in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case, now existing or which may be enacted or issued after the Effective Date;

Approvals:
any and all permits (including work permits), franchises, authorizations, approvals, grants, licenses, visas, waivers, exemptions, consents, permissions, registrations, decrees, privileges, variances, validations, confirmations or orders granted by or filed with any Governmental Authority, including the Export Authorizations;

Assignee Buyer:	as defined in Section 15.3.2;

Bankruptcy Event:	with respect to any Person: (i) such Person’s suspension of payment of, or request to any court for a moratorium on payment of, all or a substantial part

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of such Person’s debts, (ii) such Person’s making of a general assignment, compromise or any composition with or for the benefit of its creditors except to the extent otherwise permitted by Section 21, (iii) any petition or filing under the bankruptcy or other insolvency laws of any jurisdiction, or consent by answer by such Person to the filing against it, seeking relief or reorganization or arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise) or any other similar petition or filing in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iv) any order or filing under the laws of any jurisdiction seeking the winding up, bankruptcy, liquidation, dissolution, custodianship or administration of such Person or any substantial part of such Person’s property, (v) any order under the bankruptcy or insolvency laws of any jurisdiction: (a) constituting an order for relief with respect to such Person; (b) approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law with respect to such Person; or (c) approving any petition filed in bankruptcy or insolvency law against such Person, or (vi) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such Person or any substantial part of such Person’s property;

Btu:	the amount of heat equal to one thousand fifty-five decimal zero five six (1,055.056) Joules;

Business Day:	any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America;

Buyer:	as defined in the Preamble;

Buyer Taxes:	as defined in Section 11.3;

Cargo DoP Payment:	as defined in Section 5.6.2;

Cargo DoP Quantity:	as defined in Section 5.6.2;

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Cargo Shortfall Payment:	as defined in Section 5.7.3;

Cargo Shortfall Quantity:	as defined in Section 5.7.2;

Claim:
all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, local, statutory or common law or any other Applicable Law;

Class A Additional Issuance Notice:
any notice pursuant to the Partnership Agreement requesting funding in respect of the construction of the Phase 1 Project or related Partnership expenses or for general Partnership matters other than the construction of the Phase 2 Project or Phase 3 Project and related Partnership expenses;

Class A Units:	interests in the Partnership denoted as “Class A Units” under the Partnership Agreement;

Composite ADP:	as defined in Section 8.2.4;

Composite Ninety Day Schedule:	as defined in Section 8.4.2;

Confidential Information:	as defined in Section 18.1;

Connecting Pipeline:	HGAP, the Driftwood Pipeline and any pipeline as may be directly interconnected to the Driftwood LNG Terminal;

Contract Year:	as defined in Section 4.4;

Credit Rating:	a credit rating in respect of the senior, unsecured, long-term debt (not supported by third-party credit enhancement) of a Person;

Date of Full Operations:	as defined in Section 4.3.1;

Date of Substantial Completion:	as defined in Section 4.2.1;

Day:	a period of twenty-four (24) consecutive hours starting at 00:00 hours local time in Calcasieu Parish, Louisiana;

De-Bottlenecking:	“de-bottlenecking” enhancements or modifications in respect of a Phase Project (including a Plant) with the

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intention of enhancing the overall production capacity of the Driftwood LNG Terminal relative to the Tested Capacity of the Driftwood LNG Terminal prior to the implementation of such enhancements or modifications; provided, however, that De-Bottlenecking shall not include (a) any construction within the scope of an EPC Contract, or (b) any ordinary course maintenance or general upkeep designed to maintain or re-establish the previously-established Tested Capacity of the Driftwood LNG Terminal;

De-Bottlenecking Contributions:	as defined in the Partnership Agreement;

De-Bottlenecking Total Quantity:
the total quantity of LNG (in MMBtu) available for scheduling by LNG buyers in connection with a De-Bottlenecking project, which shall be calculated as (a) prior to determining the Tested Capacity of the Driftwood LNG Terminal following the completion of such De-Bottlenecking project, Seller’s good faith estimate of such quantity, and (b) at all times following such Tested Capacity determination, the difference between such Tested Capacity determination and the Tested Capacity of the Driftwood LNG Terminal prior to the completion of such De-Bottlenecking project;

Delivery Point:	as defined in Section 6.1;

Delivery Window:
a twenty-four (24) hour period starting at 6:00 a.m. Central Time on a specified Day and ending twenty-four (24) consecutive hours thereafter that is allocated to Buyer under the ADP or Ninety Day Schedule, as applicable;

Demurrage Event:	as defined in Section 7.12.3;

Demurrage Rate:	as defined in Section 7.12.3;

Direct Agreement:	as defined in Section 21.4.2;

Discharge Terminal:
with respect to each cargo of LNG taken or scheduled to be taken by Buyer pursuant to this Agreement, the facilities intended by Buyer to be utilized for the unloading, reception, discharge, storage, treatment (if necessary), and regasification of the LNG and the processing and send-out of Gas or regasified LNG,

    6

and other relevant infrastructure, including marine facilities (such as breakwaters and tugs) for the safe passage to berth of LNG Tankers, terminal facilities for the berthing and discharging of LNG Tankers, LNG storage tanks and the regasification plant;

Dispute:
any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement, including (a) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (b) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing;

Driftwood LNG Terminal:
the facilities that Seller intends to construct, own and operate (or have operated on its behalf) in Calcasieu Parish, Louisiana, on the Calcasieu River, including the Gas pretreatment and processing facilities, liquefaction facility, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, inclusive of all Plants;

Driftwood Marine Operations Manual:	as defined in Section 7.8;

Driftwood Pipeline:
that certain Gas pipeline that Driftwood LNG Pipeline LLC intends to construct, own and operate (or have operated on its behalf), and which will interconnect the Driftwood LNG Terminal with other Gas pipelines in Louisiana;

Driftwood Project:	the Phase 1 Project, Phase 2 Project and Phase 3 Project, collectively;

Effective Date:	as defined in the Preamble;

Electronic Transmission:
any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process;

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EPC Contract:	each of the Phase 1 EPC Contract, Phase 2 EPC Contract, Phase 3 EPC Contract and Phase 4 EPC Contract;

ETA:	with respect to an LNG Tanker, the estimated time of arrival of such LNG Tanker at the PBS;

Excess Boil-Off Event:	as defined in Section 7.12.4;

Excess LNG SPA:	that certain Excess LNG Sale and Purchase Agreement, dated on or before the Effective Date, between Seller and Tellurian Trading;

Excluded Terms:	as defined in Section 9.3;

Expert:	a Person agreed upon or appointed in accordance with Section 20.2.1;

Export Authorizations:	as defined in Section 2.1;

Export Control and Sanctions Laws:
export control and sanctions laws and regulations of the United States of America, including the Export Administration Regulations, 15 C.F.R. Parts 730 et seq., and economic sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq.;

Estimated Monthly LNG Margin:	as defined in Section 9.1;

Facilities Charge:	as defined in Section 9.1;

Final Contract Year:	as defined in Section 4.4(b);

Final Coverage Amount:	as defined in Section 9.2;

Final Debt Service Costs:	as defined in Section 9.2;

Final Invoice:	as defined in Section 10.1.8(b);

Final Net Gas Costs:	as defined in Section 9.2;

Final Transfer Price:	as defined in Section 9.2;

First Contract Year:	as defined in Section 4.4(a);

Force Majeure:	as defined in Section 14.1;

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FTA Export Authorization:
an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Seller or any other Person acting as agent on behalf of Seller the authorization to export LNG delivered pursuant to this Agreement by vessel from the Driftwood LNG Terminal to countries that have entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Full Operations:	as defined in Section 4.3.2;

Gas:	any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state;

General Partner:	Driftwood GP Holdings LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, or any successor thereto;

General Partner LLC Agreement:	that certain Second Amended and Restated Limited Liability Company Agreement of the General Partner dated on or about the Effective Date, as the same may be amended or restated from time to time;

Governmental Authority:
any national, regional, state, or local government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), having jurisdiction over a Party (or any Affiliate or direct or indirect owner thereof), a Connecting Pipeline, Gas in a Connecting Pipeline or the Driftwood LNG Terminal, the Driftwood LNG Terminal, LNG in the Driftwood LNG Terminal, an LNG Tanker, LNG or Gas in an LNG Tanker, a Transporter, the last disembarkation port of an LNG Tanker, a Discharge Terminal, or any Gas pipeline which interconnects with a Connecting Pipeline and which transports Gas to or from a Connecting Pipeline, as the case may be, and acting within its legal authority;

Gross Heating Value:	the quantity of heat expressed in Btu produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of sixty (60) degrees

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Fahrenheit and at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion;

Guarantor:	any Acceptable Guarantor executing a Guaranty for delivery to Seller hereunder to the extent required hereunder;

Guaranty:	an irrevocable payment guaranty, in a form reasonably acceptable to Seller, which is executed by a Guarantor in favor of Seller;

HGAP:	that certain Gas pipeline that Haynesville Global Access Pipeline LLC intends to construct, own and operate (or have operated on its behalf);

HH:	as defined in Section 9.1;

ICC:	as defined in Section 20.2.1;

Indemnified Party:	as defined in Section 15.4(a);

Indemnifying Party:	as defined in Section 15.4(a);

International LNG Terminal Standards:
to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG liquefaction terminals, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over the Driftwood LNG Terminal, Seller, or Seller’s operator; (ii) the Society of International Gas Tanker and Terminal Operators (to the extent applicable); (iii) the Oil Companies International Marine Forum (OCIMF) (to the extent applicable) and (iv) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG liquefaction terminals, to comply, provided, however, that in the event of a conflict between any of the

    10

priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International LNG Vessel Standards:
the standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) a Governmental Authority having jurisdiction over the LNG vessel in the Loading Port; (ii) the International Maritime Organization (IMO); (iii) the classification society of the LNG vessel, provided such classification society is a member of the International Association of Classification Societies Ltd. (IACS); (iv) the Oil Companies International Marine Forum (OCIMF); (v) the Society of International Gas Tanker and Terminal Operators (SIGTTO); and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels similar to those applicable to this Agreement, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International Standards:	(i) with respect to Buyer, the International LNG Vessel Standards; (ii) with respect to Seller, the International LNG Terminal Standards;

In-Transit Final Notice:	as defined in Section 7.9.3(d);

In-Transit First Notice:	as defined in Section 7.9.2;

In-Transit Fourth Notice:	as defined in Section 7.9.3(c);

In-Transit Second Notice:	as defined in Section 7.9.3(a);

In-Transit Third Notice:	as defined in Section 7.9.3(b);

Lender:
any Person, other than a shareholder of either Party, duly authorized in its principal place of business to lend monies, to finance or to provide financial support in any form in respect of the Driftwood LNG Terminal or any other facilities under development by Seller or its Affiliates, including any commercial bank, export credit agency, funding agency, bondholder,

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institutional investor, insurance company, underwriter, or similar institution in relation to the provision of finance or financial support;

Lenders’ Agent:	as defined in Section 21.4.1;

LIBOR:
the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three (3) month deposits in USD as published at or about 11:00 a.m. London time on any London Banking Day;

Limited Partner:
each Person identified as a “Limited Partner” on Schedule 1 of the Partnership Agreement and any other Person admitted to the Partnership as a Limited Partner in accordance with the terms of the Partnership Agreement, in each case, to the extent such Person holds units in the Partnership;

LNG:	Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure;

LNG Marketing Agreement:	that certain LNG marketing agreement, dated on or before the Effective Date, entered into by Seller and Tellurian Trading;

LNG Tanker(s):
an ocean-going vessel suitable for transporting LNG which complies with the requirements of this Agreement and which Buyer uses or causes to be used, or intends to use or to be used, in connection with this Agreement;

Loading Port:	the port where the Driftwood LNG Terminal is located, or the port at an alternate supply source pursuant to Section 3.1.2;

London Banking Day:	any Day (other than Saturdays, Sundays and national holidays in London, England) on which banks are normally open to conduct business in London, England;

Loss:	any and all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from Claims by Third Parties), including interest and penalties with respect thereto and

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reasonable attorneys’ and accountants’ fees and expenses;

Made Available Quantity:	as defined in Section 9.2;

Major Scheduled Maintenance Quantity:	as defined in Section 5.5;

Measurement Dispute:	as defined in Section 20.2.1;

Mitigation Sale:	as defined in Section 5.7.5;

Mitigation Sale Payment:	as defined in Section 5.7.6;

MMBtu:	one million (1,000,000) Btus;

Month:
each period of time which starts at 00:00 local time in Lake Charles, Louisiana, on the first Day of each calendar month and ends at 24:00 local time in Lake Charles, Louisiana, on the last Day of the same calendar month;

Month M:	as defined in Section 9.1;

MTPA:	million tonnes per annum;

Ninety Day Schedule:	as defined in Section 8.4.1;

Non-FTA Export Authorization:
an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Seller or any other Person acting as agent on behalf of Seller the authorization to export LNG delivered pursuant to this Agreement by vessel from the Driftwood LNG Terminal to countries that have not entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas, which currently has or in the future develops the capacity to import LNG, and with which trade is not prohibited by United States of America law or policy, for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Notice of Readiness or NOR:	the notice of readiness issued by the master of an LNG Tanker or its agent in accordance with Section 7.10.1;

Off-Spec LNG:	as defined in Section 12.3.1;

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Operational Tolerance:	as defined in Section 5.6.3;

Opex Costs:	as defined in Section 9.1;

Opex Costs Carryover:	as defined in Section 9.1;

Original Buyer:	Total Gas & Power North America, Inc., and not any successor or assign thereof;

Other LNG SPA:	as defined in Section 9.3;

P&I Club:	a Protection and Indemnity Club that is a member of the International Group of P&I Clubs;

P&I Insurance:	as defined in Section 15.6(b);

Partnership:	as defined in the Recitals;

Partnership Agreement:	that certain First Amended and Restated Limited Partnership Agreement of the Partnership;

Partnership Buyer:	each Person that is a party to a long-term LNG sale and purchase agreement with Seller;

Party:	Buyer or Seller, and Parties means both Buyer and Seller;

Payment Business Day:	each Day that is a Business Day on which commercial banks are normally open to conduct business in the United States of America);

Payor:	as defined in Section 11.4;

PBS:
the customary Pilot boarding station at the Loading Port where the Pilot boards the LNG Tanker, as determined by the applicable Governmental Authority or other entity with authority to regulate transit and berthing of vessels at the Loading Port;

Person:	any individual, corporation, partnership, limited liability company, trust, unincorporated organization or other legal entity, including any Governmental Authority;

Phase 1 EPC Contract:	that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 1 Liquefaction Facility,

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between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase 1 FID:
a positive final investment decision by the General Partner on behalf of the Partnership in respect of the Phase 1 Project, as declared by the General Partner in accordance with the General Partner LLC Agreement, provided that Phase 1 FID may be qualified with respect to certain Pipelines and related infrastructure that will ultimately be part of the Phase 1 Project (including the Pipelines and related infrastructure described in clause (c) of the definition of Phase 1 Project below) as being subject to relevant regulatory, permitting, right of way, procurement, or similar requirements;

Phase 1 Plants:	each of Plant 1, Plant 2 and Plant 3;

Phase 1 Project:
collectively, Plant 1, Plant 2, Plant 3, associated facilities and associated Project Pipelines and Production Facilities, which shall include (a) Plant 1, Plant 2 and Plant 3 and the related infrastructure for production of sixteen decimal five six (16.56) MTPA of LNG, (b) the Driftwood Pipeline and related infrastructure, and (c) the Permian Global Access Pipeline and related infrastructure – PGAP (approx. two (2) Bcf/d capacity) or for the latter, any other equivalent asset allowing the Partnership and its Affiliates to access competitive Gas prices in the Permian Basin;

Phase 2 EPC Contract:
that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 2 Liquefaction Facility, between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase 2 Project:
collectively, Plant 4, associated facilities and associated Project Pipelines and Production Facilities, for production of five decimal five two (5.52) MTPA of LNG once Plant 4 achieves Full Operations;

Phase 2 Project FID Date:	as defined in the Partnership Agreement;

Phase 3 EPC Contract:	that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the

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Driftwood LNG Phase 3 Liquefaction Facility, between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase 3 Project:
collectively, Plant 5, associated facilities and associated Project Pipelines and Production Facilities, for production of five decimal five two (5.52) MTPA of LNG once Plant 5 achieves Full Operations;

Phase 3 Project FID Date:	as defined in the Partnership Agreement;

Phase 4 EPC Contract:
that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 4 Liquefaction Facility, between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase Project:	the Phase 1 Project, Phase 2 Project or Phase 3 Project;

Pilot:	any Person engaged by Transporter to come on board the LNG Tanker to assist the master in pilotage, maneuvering, berthing and unberthing of such LNG Tanker;

Plant:	each of Plant 1, Plant 2, Plant 3, Plant 4 and Plant 5;

Plant 1:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 1 EPC Contract that is described thereunder as “LNG Plant 1”;

Plant 2:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 1 EPC Contract that is described thereunder as “LNG Plant 2”;

Plant 3:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 2 EPC Contract;

Plant 4:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 3 EPC Contract;

Plant 5:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 4 EPC Contract;

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Port Charges:
all charges of whatsoever nature (including rates, tolls, dues, fees, and imposts of every description) in respect of an LNG Tanker entering or leaving the Loading Port or loading LNG, including wharfage fees, in-and-out fees, franchise fees, line handling charges, and charges imposed by tugs, the U.S. Coast Guard, a port authority, a harbor master, a Pilot, and any other authorized Person assisting an LNG Tanker to enter or leave the Loading Port, and further including port use fees, throughput fees and similar fees payable by users of the Loading Port (or by Seller or its operator on behalf of such users);

Port Liability Agreement:	an agreement for use of the port and marine facilities located at the Loading Port, to be entered into as described in Section 7.7.1;

Preliminary AACQ:	as defined in Section 5.4.1;

Production Facilities:
Gas production, storage, processing, gathering, and midstream facilities, including acreage, wellbores, mineral interests, gas reserves, and related wells and leaseholds, and other similar hydrocarbon facilities acquired or to be acquired from time to time by the Partnership and its Affiliates;

Project Pipelines:	Gas pipelines to be constructed or acquired from time to time by the Partnership and its Affiliates;

Provisional Coverage Amount:	as defined in Section 9.1;

Provisional Debt Service Costs:	as defined in Section 9.1;

Provisional Invoice:	as defined in Section 10.1.8(a);

Provisional Net Gas Costs:	as defined in Section 9.1;

Provisional Transfer Price:	as defined in Section 9.1;

Reasonable and Prudent Operator:
a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator, complying with all applicable International Standards and

    17

practices and regulations and approvals of Governmental Authorities, engaged in the same type of undertaking under the same or similar circumstances and conditions;

Required Modification:	as defined in Section 7.3.2;

Round-Down Quantity:	as defined in Section 5.4.3;

Round-Up Quantity:	as defined in Section 5.4.2;

SCF:
for Gas, the quantity of anhydrous Gas that occupies one (1) cubic foot of space at a temperature of sixty (60) degrees Fahrenheit and a pressure of fourteen decimal six nine six (14.696) pounds per square inch absolute;

Scheduled Cargo Quantity:	the quantity of LNG (in MMBtus) identified in the ADP or Ninety Day Schedule to be loaded onto an LNG Tanker in a Delivery Window in accordance with Section 8;

Seller:	as defined in the Preamble;

Seller Aggregate Liability:	as defined in Section 15.2.6(b);

Seller Liability Cap:	as defined in Section 15.2.6(c);

Seller Taxes:	as defined in Section 11.2;

SI:	the International System of Units;

SIRE:	Ship Inspection Report Exchange;

SIRE Accredited Inspector:	an inspector qualified by the OCIMF to inspect an LNG Tanker for the purpose of generating an inspection report for inclusion in OCIMF’s Ship Inspection Report Program;

Specifications:	as defined in Section 12.1;

Stub Quantity:	as defined in Section 5.4.1;

Substantial Completion:	as defined in Section 4.2.2;

Suspension Fee:	as defined in Section 5.8.2;

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Taxes:
all taxes, levies, duties, charges, withholdings and all other assessments (but excluding Port Charges), which may now or hereafter be enacted, levied or imposed, directly or indirectly, by a Governmental Authority, including income, value added, goods and services, sales and use, gross receipts, license, payroll, environmental, profits, severance, premium, franchise, property, ad valorem, excise, capital stock, import, stamp, transfer, withholding, employment, occupation, generation, privilege, utility, regulatory, energy, consumption, lease, filing, recording and activity taxes, levies, duties, fees, charges, and imposts and any sum charged by reference to energy value and/or carbon content (regardless of whether the quantum of the charge is calculated by reference to energy value and/or carbon content or by reference to sums payable under this Agreement or otherwise), together with any and all penalties, interest and additions thereto;

Tellurian Partnership Buyer:	Driftwood LP Holdings LLC, if a Partnership Buyer, or its Affiliate that is a Partnership Buyer;

Tellurian Trading:	Tellurian Trading UK Ltd.;

Term:	as defined in Section 4.1.1;

Termination Event:	as defined in Section 19.2.1;

Tested Capacity:	a quantity, in MMBtu, determined in accordance with the Partnership Agreement;

Third Party:	a Person other than a Party;

Third Party Claim:	as defined in Section 15.4(a);

Tranche:	as defined in Section 5.3;

Transfer Price Ceiling:	an amount (in USD per MMBtu) equal to one hundred fifteen percent (115%) of HH, plus USD three decimal zero zero (US$3.00);

Transfer Taxes:	as defined in Section 11.5;

Transporter:	any Person who contracts with Buyer (or any Person taking delivery, at the Driftwood LNG Terminal, of

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LNG sold to Buyer hereunder), for purposes of providing or operating any of the LNG Tankers; and

USD or US$:	the lawful currency from time to time of the United States of America.

1.2	Interpretation
For purposes of this Agreement:

1.2.1	The titles, headings, and numbering in this Agreement are included for convenience only and will have no effect on the construction or interpretation of this Agreement.

1.2.2
References in this Agreement to Sections and Exhibits are to those of this Agreement unless otherwise indicated. References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

1.2.3	The word “include” or “including” will be deemed to be followed by “without limitation.” The term “will” has the same meaning as “shall,” and thus imposes an obligation.

1.2.4	Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.

1.2.5	Unless otherwise indicated, references to any statute, regulation or other law will be deemed to refer to such statute, regulation or other law as amended or any successor law.

1.2.6	Unless otherwise indicated, references to a Person shall include such Person’s successors and permitted assigns.

1.2.7	Unless otherwise indicated, any reference to a time of Day shall be to Central Time in the United States of America.

1.2.8
Approximate conversions of any unit of measurement contained in parenthesis following the primary unit of measurement included in Sections 1 through 25 of this Agreement are inserted as a matter of operational convenience only to show the approximate equivalent in such different measurement. The obligations of the Parties under Sections 1 through 25 of this Agreement will be undertaken in respect of the primary unit of measurement and not in respect of any such approximate conversion.

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1.3	Replacement of Rates and Indices No Longer Available

1.3.1
If (a) a publication that contains a rate or index used in this Agreement ceases to be published for any reason or (b) such a rate or index ceases to exist, is materially modified, or no longer is used as a liquid trading point for Gas (as applicable), so as systematically to change its economic result, or is disaggregated, displaced or abandoned, for any reason, the Parties shall promptly discuss, with the aim of jointly selecting a rate or index or rates or indices to be used in place of such rates and indices that maintains the intent and economic effect of those original rates or indices.

1.3.2
If the Parties fail to agree on a replacement rate or index within thirty (30) Days, the Parties may submit such issue to an Expert pursuant to Section 20.2, as amended by the provisions of this Section 1.3.2. Any Expert selected shall be instructed to select the published rate or index, or a combination of published rates or indices, with adjustments as necessary or appropriate, that most nearly preserves the intent and economic result of the original rates or indices. If the Parties are not able to agree upon an Expert within ten (10) Days after the receipt of the notice of request for expert determination, either Party may elect to refer the determination of the replacement rate or index for arbitration in accordance with Section 20.1.

1.3.3
If any rate used in this Agreement is not published for a particular date, but the publication containing such rate continues to be published and the rate itself continues to exist, the Parties shall use the published rate in effect for the date such rate was most recently published prior to the particular date, unless otherwise provided in this Agreement.

1.3.4
If any index used in this Agreement is not published for a particular date, but the publication containing such index continues to be published and the index itself continues to exist, the Parties shall use the published rate in effect for the date such rate was most recently published prior to the particular date, unless otherwise provided in this Agreement. If the index is subsequently published for the particular date, such published index will be substituted for the previously-used index and any calculations involving such index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced or paid.

1.3.5
If an incorrect value is published for any rate or index used in this Agreement and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect rate or index, such corrected rate or index will be substituted for the incorrect rate or index and any calculations involving such rate or index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced or paid.

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2.	Approvals

2.1	Approvals
Seller shall at all times obtain and maintain, or cause to be obtained and maintained, in force the FTA Export Authorization(s) and Non-FTA Export Authorization(s) required to permit the export of all quantities of LNG to be made available hereunder (each of the foregoing FTA Export Authorization(s) and Non-FTA Export Authorization(s), an “Export Authorization”), in each case except as may be excused by Force Majeure. Each Party shall use reasonable efforts to obtain and maintain in force, or cause to be obtained and maintained in force, the other Approvals (other than the Export Authorizations) that are required for its own performance of this Agreement, and shall cooperate fully with each other whenever necessary for this purpose.

2.2	Change in Export Laws
If the laws of the United States of America do not require maintenance of or compliance with one or more Export Authorization(s) to export LNG from the United States of America to a Discharge Terminal, then in respect of such Discharge Terminal, for so long as the laws of the United States of America do not require such maintenance or compliance, the Parties agree that this Agreement shall be read and construed to omit those provisions of this Agreement relating to such affected Export Authorization(s) and neither Party shall have any rights or obligations (including obligations to maintain such affected Export Authorization(s) and claims of Force Majeure) in respect of any such Export Authorization(s).

3.	Subject Matter

3.1	Sale and Purchase of LNG

3.1.1
Seller shall sell and make available for delivery, or compensate Buyer if not made available for delivery, LNG in cargoes at the Delivery Point, and Buyer shall take and pay for, or compensate Seller if not taken, such LNG, in the quantities and at the prices set forth in and otherwise in accordance with and subject to the provisions of this Agreement.

3.1.2
Seller intends to load cargoes from the Driftwood LNG Terminal, but, upon not less than sixty (60) Days’ prior written notice and subject to the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Seller may deliver cargoes to Buyer from any alternate source; provided, that:

(a)	LNG from such alternate source shall, when made available by Seller to Buyer, comply with the Specifications;

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(b)	LNG from such alternate source shall comply with the specifications in Buyer’s relevant LNG sales contractual obligation(s) in the reasonable determination of Buyer;

(c)	Seller has agreed to reimburse Buyer an amount equal to Buyer’s reasonable estimate of the increased costs that would be incurred as a result of the delivery of LNG at such alternate source;

(d)
the delivery of LNG at an alternate source is necessitated by operational conditions affecting the Driftwood LNG Terminal that have reduced the capability of the Driftwood LNG Terminal to produce or load LNG;

(e)
the receipt of LNG at an alternate source will not affect the ability of LNG Tankers to perform such cargo receipts and deliveries and other cargo receipts and deliveries in a timely fashion and in accordance with Buyer’s contractual obligations, in the reasonable determination of Buyer;

(f)	the facilities at the alternate source are compatible with LNG Tankers and acceptable in the reasonable determination of Buyer;

(g)	any other condition reasonably imposed by Buyer has been satisfied by Seller to Buyer’s reasonable satisfaction; and

(h)	the alternate source and the voyage thereto do not present added risks or dangers to any LNG Tanker or personnel of Buyer or any Affiliate of Buyer in the reasonable determination of Buyer.

4.	Term

4.1	Term

4.1.1
Term. This Agreement shall enter into force and effect on the Effective Date and shall continue in force and effect until the thirtieth (30th) anniversary of the Date of Full Operations of the first Phase 1 Plant to achieve Full Operations, unless extended pursuant to Section 4.1.2 (the “Term”).

4.1.2	Extension of Term.

(a)
At any time not later than the date that is three (3) years prior to the then-current expiration date of this Agreement, Buyer may give notice to Seller electing to extend the then-current Term by an additional ten (10) years beyond the then-current Term, provided that:

(i)	the sum of the ACQ hereunder and the annual contract quantities of all other Partnership Buyers during the entire

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extension period is equal to or greater than two hundred eighty-seven million nine hundred seventy-eight thousand four hundred (287,978,400) MMBtu; and

(ii)	Seller is able, by the exercise of reasonable efforts, to maintain in effect all Approvals necessary for the continued operation of the Driftwood LNG Terminal during the entire extension period.

(b)	Buyer may exercise its extension right pursuant to Section 4.1.2(a) up to four (4) times, for an aggregate extension of up to forty (40) years in ten (10)-year increments.

(c)	The terms and conditions of this Agreement during any extension period pursuant to this Section 4.1.2 shall be the same as those prior to such extension period.

4.2	Date of Substantial Completion

4.2.1	The Day Buyer is notified by Seller as the day on which a Plant achieves Substantial Completion shall be the “Date of Substantial Completion” for such Plant.

4.2.2
For all purposes of this Agreement, “Substantial Completion” of a Plant shall mean “Substantial Completion” of the “Project” that includes such Plant, in accordance with the EPC Contract pursuant to which such Plant is to be constructed (where “Project” and “Substantial Completion” are defined according to such EPC Contract). Seller shall provide prompt written notice to Buyer in the event that the terms of any EPC Contract are amended in a manner that alters the manner in which the Date of Substantial Completion of Plant 1, Plant 2 or Plant 3 is determined under such EPC Contract.

4.3	Date of Full Operations

4.3.1
The Day occurring three hundred and sixty-five (365) Days after the Date of Substantial Completion of a Plant, or any earlier date during such three hundred sixty-five (365)-Day period as elected by Seller and notified by Seller with not less than one hundred eighty (180) Days’ prior notice, shall be the “Date of Full Operations” for such Plant.

4.3.2	For all purposes of this Agreement, a Plant shall be considered to have achieved “Full Operations” as of the Date of Full Operations of such Plant.

4.3.3	If Seller elects an early Date of Full Operations of a Plant pursuant to Section 4.3.1, then:

(a)	the ACQ shall be adjusted according to Section 5.1.4; and

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(b)
if applicable, Seller shall issue an ADP, or, as applicable, a revised ADP, that includes any additional cargo loadings required as a result thereof, with Seller using reasonable efforts to accommodate Buyer’s requests in respect thereof and making any changes in full-cargo lots (with any quantity that cannot be scheduled due to the full-cargo lot requirement being deemed a Round-Down Quantity or Round-Up Quantity, as applicable, carried forward to the next Contract Year).

4.4	Contract Year
References to a “Contract Year” mean a period of time from and including January 1st through and including December 31st of the same calendar year, provided that:

(a)
the first Contract Year is the period of time beginning on the Date of Full Operations of the first Phase 1 Plant to achieve Full Operations and ending on December 31st of the same calendar year (the “First Contract Year”); and

(b)	the final Contract Year is the period of time beginning on the January 1st immediately preceding the final Day of the Term and ending on the final Day of the Term (the “Final Contract Year”).

5.	Quantities

5.1	ACQ

5.1.1
ACQ. Subject to Sections 5.1.2, 5.1.3 and 5.1.4, Buyer’s annual contract quantity of LNG under this Agreement (“ACQ”) for any given Contract Year shall be fifty-two million one hundred seventy thousand (52,170,000) MMBtu.

5.1.2	Additional Capital Calls.

(a)
If the Partnership issues any Class A Additional Issuance Notice in respect of the construction of the Phase 1 Project or related Partnership Expenses (as defined in the Partnership Agreement) pursuant to Section 4.3(e)(ii)(A)(1) of the Partnership Agreement (excluding any Class A Additional Issuance Notice in respect of De-Bottlenecking Contributions), then the ACQ shall be adjusted up or down, as applicable, to equal fifty-two million one hundred seventy thousand (52,170,000) MMBtu, multiplied by a fraction having as numerator the number of Class A Units held by Buyer or its Affiliate (as calculated immediately after any changes to the number of Class A Units held by Buyer or its Affiliate in connection with such Class A Additional Issuance, including any Unsubscribed Units (as defined in the Partnership Agreement) purchased by Buyer or its Affiliate

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after a Limited Partner has declined to make an additional Capital Contribution in connection with such Class A Additional Issuance Notice, but excluding any Class A Units issued in respect of De-Bottlenecking Contributions), and as denominator the sum of (i) the number of Class A Units issued to Buyer or its Affiliate in connection with Buyer or its Affiliate’s capital commitment for the Phase 1 Project and (ii) the total number of Class A Units offered to Buyer or its Affiliate pursuant to all Class A Additional Issuance Notices (excluding any Class A Additional Issuance Notice in respect of De-Bottlenecking Contributions and any Class A Units offered in respect of Unsubscribed Units (as defined in the Partnership Agreement)).

(b)
If the Partnership issues any Class A Additional Issuance Notice in respect of De-Bottlenecking Contributions pursuant to Section 4.3(e)(ii)(A)(1) of the Partnership Agreement (and only such provision), then the ACQ, as previously adjusted (if any) pursuant to Section 5.1.2(a) or (c) or this Section 5.1.2(b), shall be increased for all purposes of this Agreement starting with the Contract Year in which the relevant De-Bottlenecking project is completed, by a quantity equal to the De-Bottlenecking Total Quantity, multiplied by the number of Class A Units issued to Buyer or its Affiliate in connection with such De-Bottlenecking Contributions, divided by the total number of Class A Units issued to Buyer or its Affiliate and any other Limited Partners in connection with such De-Bottlenecking Contributions; provided that for the year in which the applicable De-Bottlenecking project is completed, such ACQ increase shall be pro-rated based on the number of Days after such completion, compared to the total number of Days in the underlying Contract Year.

(c)
If the Partnership or its Affiliates undertake any De-Bottlenecking project that is not funded by De-Bottlenecking Contributions, then the ACQ, as previously adjusted (if any) pursuant to Section 5.1.2(a) or (b) or this Section 5.1.2(c), shall be increased for all purposes of this Agreement starting with the Contract Year in which the relevant De-Bottlenecking project is completed, by a quantity equal to the De-Bottlenecking Total Quantity, multiplied by the number of Class A Units held by Buyer or its Affiliate, divided by the total number of Class A Units; provided that for the year in which the applicable De-Bottlenecking project is completed, such ACQ increase shall be pro-rated based on the number of Days after such completion, compared to the total number of Days in the underlying Contract Year.

(d)
If the ACQ is adjusted pursuant to Section 5.1.2(a), (b) or (c), Seller shall, always in accordance with the ratability principles set out in Section 5.3, issue a revised ADP and Ninety Day Schedule that

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includes any additional or reduced cargo loadings required as a result thereof, with Seller using reasonable efforts to accommodate Buyer’s requests in respect thereof and to make any changes in full-cargo lots (with any quantity that cannot be scheduled due to the full-cargo lot requirement being deemed a Round-Down Quantity or Round-Up Quantity, as applicable, carried forward to the next Contract Year).

(e)	Any adjustments to the ACQ pursuant to Section 5.1.2(a), (b) or (c) shall be applied prior to any prorating pursuant to one or both of Sections 5.1.3 and 5.1.4.

(f)
If the Partnership or its Affiliates undertake any De-Bottlenecking project that is funded by De-Bottlenecking Contributions pursuant to Section 4.3(e)(ii)(A)(2) or (3) of the Partnership Agreement, Buyer’s ACQ shall not be adjusted hereunder as a result thereof.

5.1.3
First and Final Contract Years. The ACQ for the First Contract Year and Final Contract Year shall be pro-rated based on the number of days in each such Contract Year. If the ACQ of the First Contract Year is to be pro-rated pursuant to this Section 5.1.3 and Section 5.1.4, the ACQ shall first be pro-rated pursuant to Section 5.1.4 assuming the First Contract Year is a full calendar year, and then such ACQ shall be pro-rated pursuant to this Section 5.1.3.

5.1.4	Start-Up.

(a)
The ACQ during the period of time from the Date of Full Operations of the first Phase 1 Plant to achieve Full Operations until the Date of Full Operations of the second Phase 1 Plant to achieve Full Operations shall be one third (1/3) of the ACQ that would otherwise apply hereunder, pro-rated for the number of days in such period.

(b)
The ACQ during the period of time from the Date of Full Operations of the second Phase 1 Plant to achieve Full Operations until the Date of Full Operations of the third Phase 1 Plant to achieve Full Operations shall be two thirds (2/3) of the ACQ that would otherwise apply hereunder, pro-rated for the number of days in such period.

5.1.5	Measurement Units. The ACQ shall be expressed in MMBtus. All references in this Agreement to cargoes or other units are solely for operational convenience.

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5.2	Adjusted Annual Contract Quantity
The “Adjusted Annual Contract Quantity” or “AACQ”, expressed in MMBtu, for each Contract Year shall be equal to the ACQ for the relevant Contract Year, plus any of the following:

5.2.1	any Round-Up Quantity for such Contract Year, determined in accordance with Section 5.4.2; and

5.2.2	any Round-Down Quantity for the previous Contract Year, determined in accordance with Section 5.4.3, and carried forward to the current Contract Year;
less any of the following:

5.2.3	any Major Scheduled Maintenance Quantities for such Contract Year, if any, determined in accordance with Section 5.5;

5.2.4	any Round-Up Quantity taken in the previous Contract Year, determined in accordance with Section 5.4.2, and carried forward as a deduction to the current Contract Year; and

5.2.5	any Round-Down Quantity for the current Contract Year, determined in accordance with Section 5.4.3.

5.3	Seasonal Deliveries
The AACQ for each Contract Year shall be scheduled in the ADP in two tranches (each a “Tranche”). Subject to adjustments for major scheduled maintenance, the first (1st) Tranche shall consist of not less than fifty percent (50%) and not more than sixty percent (60%) of the AACQ, and the second (2nd) Tranche shall consist of the remainder of the AACQ. The Tranches shall be scheduled as follows:

5.3.1
the first (1st) Tranche shall be scheduled for delivery on a reasonably ratable basis throughout the months of January, February, March, October, November and December of the relevant Contract Year, taking into consideration planned maintenance at the Driftwood LNG Terminal; and

5.3.2
the second (2nd) Tranche shall be scheduled for delivery on a reasonably ratable basis throughout the months of April, May, June, July, August and September of the relevant Contract Year, taking into consideration planned maintenance at the Driftwood LNG Terminal.

5.4	Round-Up/Round-Down Quantities

5.4.1	If, during the development of the Annual Delivery Program for a Contract Year, it appears that the delivery during such Contract Year of the ACQ plus

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the quantities specified in Section 5.2.2, less the quantities specified in Sections 5.2.3 and 5.2.4 (the “Preliminary AACQ”) would require Seller to make available and Buyer to take a quantity of LNG that is less than a full cargo lot (such quantity, the “Stub Quantity”), then Seller may request pursuant to Section 8.1.4(b), or Buyer may request pursuant to Section 8.2.1, as applicable, that the AACQ be increased by a quantity of LNG sufficient to deliver the AACQ in full cargo lots. The other Party shall use reasonable efforts to accommodate the request.

5.4.2
If the other Party, through the use of reasonable efforts, is able to schedule the delivery or receipt, as applicable, of the additional LNG, then the difference between the AACQ and the Preliminary AACQ shall be the “Round-Up Quantity” for such Contract Year; provided, however, that the Round-Up Quantity shall be less than a full cargo lot.

5.4.3
If the other Party, despite its exercise of reasonable efforts, is not able to schedule the delivery or receipt, as applicable, of the additional LNG, or if neither Party requests a Round-Up Quantity pursuant to Section 8.1.4(b) or 8.2.1, as applicable, then the Stub Quantity shall be the “Round-Down Quantity” for such Contract Year; provided, however, that the Round-Down Quantity shall be less than a full cargo lot.

5.5	Major Scheduled Maintenance
Seller shall be entitled, pursuant to Section 5.2.3, to reduce the AACQ in order to perform major scheduled maintenance to the Driftwood LNG Terminal (the “Major Scheduled Maintenance Quantity”) subject to the following conditions:

5.5.1
Seller may only exercise its right to such reduction in a Contract Year to the extent Seller determines, as a Reasonable and Prudent Operator, that major scheduled maintenance is required for operational reasons;

5.5.2	Seller shall notify Buyer of its exercise of, and the amount of, Major Scheduled Maintenance Quantity pursuant to Section 8.1.1(b);

5.5.3	the Major Scheduled Maintenance Quantity reduction elected by Seller during any Contract Year may not exceed seven decimal five percent (7.5%) of the ACQ for such Contract Year; and

5.5.4
the cumulative amount of all Major Scheduled Maintenance Quantity reductions elected by Seller pursuant to this Section 5.5 shall not exceed twenty-five percent (25%) of the ACQ during any six (6) consecutive Contract Years.

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5.6	Seller’s Delivery Obligation

5.6.1	During any Contract Year, Seller shall make available to Buyer the Scheduled Cargo Quantity with respect to each cargo scheduled in the ADP for such Contract Year, less;

(a)
any quantities of LNG not taken by Buyer for any reasons attributable to Buyer (other than quantities for which Buyer is excused pursuant to this Agreement from taking due to Seller’s breach of this Agreement), including quantities not taken by Buyer due to Force Majeure affecting Buyer;

(b)	any quantities of LNG not made available by Seller due to Force Majeure affecting Seller;

(c)	any quantities of LNG for which Buyer has provided a notice of suspension pursuant to Section 5.8; and

(d)	any cargo suspended pursuant to Section 19.1.

5.6.2
Except as otherwise excused in accordance with the provisions of this Agreement, if, during any Contract Year, for any reason other than those specified in Section 5.6.1, Seller does not make available the Scheduled Cargo Quantity with respect to any cargo identified in Section 5.6.1 then the amount by which the Scheduled Cargo Quantity for such cargo exceeds the quantity of LNG made available by Seller in relation to such cargo shall be the “Cargo DoP Quantity”. Seller shall make a payment to Buyer for the Cargo DoP Quantity in an amount equal to:

(a)
an amount equal to the actual, documented amount paid by Buyer for the purchase of a replacement quantity of LNG or Gas (not to exceed the MMBtu equivalent of the Cargo DoP Quantity), or, in respect of any Cargo DoP Quantity for which a replacement quantity has not been purchased by Buyer (Buyer having used commercially reasonable efforts to so purchase), the market price of LNG at such time at the cargo’s most recently documented destination, multiplied by the Cargo DoP Quantity; less

(b)
an amount equal to, initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.3), multiplied by the Cargo DoP Quantity; plus

(c)	any actual, reasonable and verifiable incremental costs incurred by Buyer as a result of such failure; less

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(d)	any actual, reasonable and verifiable savings obtained by Buyer as a result of such failure;
(the “Cargo DoP Payment”); provided, however, that the Cargo DoP Payment shall not exceed an amount equal to one hundred percent (100%) of, initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.3), multiplied by the Cargo DoP Quantity. For purposes of calculating the Cargo DoP Payment, (i) the Provisional Transfer Price and Final Transfer Price shall be determined as of the Month in which the applicable Delivery Window begins, and (ii) if the Provisional Transfer Price is not available at the time Buyer is otherwise ready to issue the Provisional Invoice for the Cargo DoP Payment, then the most recently invoiced Provisional Transfer Price for any purpose under this Agreement shall be deemed to be the Provisional Transfer Price for purposes of such Provisional Invoice.

5.6.3
Notwithstanding the foregoing, if the Cargo DoP Quantity is within the operational tolerance of three percent (3%) of the Scheduled Cargo Quantity (“Operational Tolerance”) (such Operational Tolerance to be exercised by Seller only with respect to operational matters regarding the Driftwood LNG Terminal, and without regard commercial considerations), the Cargo DoP Payment shall be zero.

5.6.4	Buyer shall use reasonable efforts to mitigate Seller’s losses in accordance with this Section 5.6.

5.6.5	Notwithstanding the provisions of Section 15, nothing in this Section 5.6 shall limit Buyer’s right to:

(a)	recover demurrage pursuant to Section 7.12.3 and amounts in respect of boil-off pursuant to Section 7.12.4;

(b)	recover damages specified in Section 12.3 for delivery of Off-Spec LNG; or

(c)	terminate this Agreement in accordance with Section 19.

5.7	Buyer’s Purchase Obligation

5.7.1	During any Contract Year, Buyer shall take and pay for the Scheduled Cargo Quantity with respect to each cargo scheduled in the ADP for such Contract Year, less:

(a)	any quantities of LNG not made available by Seller for any reasons attributable to Seller (other than quantities for which Seller is excused

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pursuant to this Agreement from making available due to Buyer’s breach of this Agreement), including quantities not made available by Seller due to Force Majeure affecting Seller;

(b)	any quantities of LNG not taken by Buyer due to Force Majeure affecting Buyer;

(c)	any quantities of LNG for which Buyer has provided a notice of suspension pursuant to Section 5.8;

(d)
any quantities of LNG that the relevant LNG Tanker is not capable of loading due to Seller’s delivery of LNG that has a Gross Heating Value that is less than the value identified by Seller pursuant to Section 8.1.1(a); and

(e)	any quantities of Off-Spec LNG that Buyer is relieved from taking pursuant to Section 12.3.

5.7.2
If, with respect to any cargo identified in Section 5.7.1, Buyer does not take all or part of the Scheduled Cargo Quantity of such cargo, and such failure to take is not otherwise excused pursuant to Section 5.7.1, then the amount by which the Scheduled Cargo Quantity for such cargo exceeds the quantity of LNG taken by Buyer in relation to such cargo shall be the “Cargo Shortfall Quantity”.

5.7.3
Buyer shall pay Seller an amount equal to the Cargo Shortfall Quantity, multiplied by, initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.4) (the “Cargo Shortfall Payment”). For purposes of calculating the Cargo Shortfall Payment, the Provisional Transfer Price and Final Transfer Price shall be determined as of the Month in which the applicable Delivery Window begins.

5.7.4
Notwithstanding the foregoing, if the Cargo Shortfall Quantity is within the Operational Tolerance (such Operational Tolerance to be exercised by Buyer only with respect to operational matters regarding the LNG Tanker, and without regard to commercial considerations), the Cargo Shortfall Payment shall be zero.

5.7.5
Seller shall offer the Cargo Shortfall Quantity to the Tellurian Partnership Buyer, which shall have the right in its discretion to accept or reject the offer of a Cargo Shortfall Quantity. If the Tellurian Partnership Buyer accepts such offer, then Buyer shall pay the Cargo Shortfall Payment in accordance with Section 10.2.4, and upon receipt of a payment from the Tellurian Partnership Buyer of the Final Transfer Price for the Cargo Shortfall Quantity,

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Seller shall, within ten (10) Days of Seller’s receipt of a payment from the Tellurian Partnership Buyer for the Cargo Shortfall Quantity, refund to Buyer an amount equal to such payment, not to exceed the Cargo Shortfall Payment. If the Tellurian Partnership Buyer rejects such offer, then subject to Section 5.7.7, Seller shall use reasonable efforts to sell or cause to be sold the Cargo Shortfall Quantity (whether as LNG or Gas) to a Third Party or multiple Third Parties through one or more sales (each such sale, a “Mitigation Sale”) generating a Mitigation Sale Payment. Seller shall not be obliged to effect or cause to be effected any Mitigation Sale under its third-party sales obligations if such sales obligations were effective at the time of the earlier to occur of (i) Buyer’s failure to take such LNG; or (ii) Buyer’s notice to Seller that it will not take such LNG.

5.7.6
If Seller sells or causes to be sold the Cargo Shortfall Quantity or any portion thereof in a Mitigation Sale, Seller shall, within ten (10) Days of Seller’s receipt of the final payment from a Mitigation Sale, refund to Buyer an amount (the “Mitigation Sale Payment”) equal to the lesser of (x) the Cargo Shortfall Payment in respect of the Cargo Shortfall Quantity (less any Mitigation Sale Payments already received pursuant to other Mitigation Sales in respect of the same Cargo Shortfall Quantity) and (y) an amount calculated as follows:

(a)	the proceeds of the Mitigation Sale; plus

(b)
any actual, reasonable and verifiable savings obtained by Seller as a result of the Mitigation Sale as opposed to the sale of LNG to Buyer, including savings associated with reduced or avoided costs and fuel gas for LNG production and other reduced or avoided costs; less

(c)	any actual, reasonable and verifiable incremental costs incurred by Seller as a result of the Mitigation Sale; less

(d)	any marketing fee owed by Seller to Tellurian Trading pursuant to the LNG Marketing Agreement.

5.7.7
Seller shall use reasonable efforts to mitigate Buyer’s losses in accordance with this Section 5.7; provided, however, that Seller, acting as a Reasonable and Prudent Operator, shall have the right at any time to take other actions, in lieu of a sale of LNG to the Tellurian Partnership Buyer or a Mitigation Sale, to mitigate the effects of a Cargo Shortfall Quantity, including reducing Gas quantities purchased or selling any previously purchased Gas quantities. Seller shall, as soon as reasonably possible and in any event within sixty (60) Business Days after the end of the applicable Delivery Window, calculate the effects of such actions on the amount of the refund to be made by Seller to Buyer in respect of the Cargo Shortfall Quantity, which shall be calculated as the net proceeds of any such actions, plus actual, reasonable and verifiable

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savings including savings associated with reduced or avoided costs, fuel gas for LNG production and any other third-party costs, less any actual, reasonable and verifiable incremental costs incurred by Seller as a result of taking such other mitigating actions. Notwithstanding the foregoing, such actions and any resulting refund determined by Seller shall not alleviate Buyer of its obligation to pay the Cargo Shortfall Payment in accordance with Section 5.7.3.

5.7.8
Any Mitigation Sale entered into by Seller with a Third Party pursuant to terms proposed to Seller by Tellurian Trading pursuant to the LNG Marketing Agreement shall be deemed to satisfy any obligation of Seller under this Agreement to mitigate Buyer’s losses pursuant to this Section 5.7.

5.8	Buyer’s Right to Suspend Deliveries

5.8.1
Subject to the remainder of this Section 5.8, Buyer may elect to suspend delivery of any cargo scheduled in the ADP by providing notice of such election to Seller on or prior to the twentieth (20th) Day of the Month that is two (2) Months prior to the Month in which the relevant cargo’s Delivery Window is scheduled to begin. If a cargo has been suspended pursuant to this Section 5.8.1, Seller shall be relieved of its obligation to make available such cargo to Buyer pursuant to Section 5.6.

5.8.2
Buyer shall pay a suspension fee (the “Suspension Fee”) for each cargo suspended pursuant to Section 5.8.1, in an amount equal to the lower of (a) the Scheduled Cargo Quantity of such cargo multiplied by an amount equal to USD three decimal zero zero (US$3.00) per MMBtu, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement; and (b) the Scheduled Cargo Quantity of such cargo, multiplied by an amount equal to the sum of the applicable Opex Costs, Final Debt Service Costs and Final Coverage Amount, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement. Buyer shall pay the Suspension Fee in accordance with Section 10.2.2.

6.	Delivery Point, Title and Risk, Destination

6.1	Delivery Point
Seller shall deliver LNG to Buyer, subject to the terms and conditions of this Agreement, at the point at which the flange coupling of the LNG loading line at the Driftwood LNG Terminal (or at any alternate LNG liquefaction terminal agreed to pursuant to Section 3.1.2) joins the flange coupling of the LNG intake manifold of the relevant LNG Tanker (“Delivery Point”).

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6.2	Title and Risk
Title to, and all risks in respect of, the LNG sold by Seller pursuant to this Agreement shall pass from Seller to Buyer as the LNG passes the Delivery Point.

6.3	Destination
Subject to Section 25.1, Buyer shall be free to (i) sell such LNG free on board at the Driftwood LNG Terminal or at any other point during a voyage, or at or after the unloading of any LNG purchased hereunder and (ii) transport the LNG to, and market the LNG at, any destination of its choosing, in accordance with the provisions of this Agreement.

7.	Transportation and Loading

7.1	Transportation by Buyer
Buyer shall, in accordance with this Agreement, Applicable Laws, Approvals and International Standards, provide, or cause to be provided, transportation from the Delivery Point of all quantities of LNG delivered hereunder to Buyer. Such transportation shall begin immediately after delivery of such LNG.

7.2	Driftwood LNG Terminal

7.2.1
During the period from the Effective Date and continuing through the Date of Full Operations of each Phase 1 Plant, Seller shall proceed diligently to construct, test, commission, maintain and operate such Plant in accordance with the standards and specifications set forth in Section 7.2.3 or cause the same to occur.

7.2.2
During the period from the Date of Full Operations of a Phase 1 Plant and continuing throughout the Term, Seller shall own, or have access to and use of, and maintain and operate or cause to be maintained and operated, the Driftwood LNG Terminal in accordance with the following: (a) the terms and conditions set forth in this Agreement; (b) Applicable Laws; (c) International Standards; and (d) to the extent not inconsistent with International Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of similar LNG liquefaction terminals.

7.2.3	The Driftwood LNG Terminal shall include the following:

(a)	systems for communications with LNG Tankers;

(b)	at least one berth, capable of berthing and mooring an LNG Tanker having a displacement of no more than one hundred forty-nine thousand (149,000) tons, an overall length of no more than one

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thousand thirty-four (1,034) feet (approximately three hundred fifteen (315) meters), a beam of no more than one hundred sixty-four (164) feet (approximately fifty (50) meters), and a draft of no more than forty (40) feet (approximately twelve (12) meters), which LNG Tankers can safely reach, and safely depart, fully laden, and at which LNG Tankers can lie safely berthed and load at all states of the tide safely afloat;

(c)
lighting sufficient to permit loading operations by day or by night, to the extent permitted by Governmental Authorities (it being acknowledged, however, that Seller shall in no event be obligated to allow nighttime berthing operations at the Driftwood LNG Terminal if Seller determines that such operations during nighttime hours could pose safety or operational risks to the Driftwood LNG Terminal, an LNG Tanker, or a Third Party);

(d)
facilities capable of loading LNG at an approximate rate of up to twelve thousand (12,000) cubic meters per hour at the Delivery Point, with three (3) LNG loading arms each having a reasonable operating envelope to allow for ship movement in accordance with International Standards;

(e)	a vapor return line system of sufficient capacity to allow for transfer of Gas necessary for safe LNG loading operations to take place at the allocated rates described in Section 7.2.3(d);

(f)	a suitable gangway allowing access to each LNG Tanker from the Driftwood LNG Terminal;

(g)	emergency shut down system capable of interconnecting with an LNG Tanker at berth;

(h)	LNG storage facilities;

(i)	LNG liquefaction facilities;

(j)	qualified and competent personnel, fluent in English to coordinate with the LNG Tanker during loading operations; and

(k)	facilities for the sampling and analysis of LNG.

7.2.4
Services and facilities not provided by Seller include the following: (a) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Tanker; (b) facilities for providing bunkers; (c) facilities for the handling and delivery to the LNG Tanker of ship’s stores, provisions and

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spare parts; and (d) nitrogen rejection. Buyer shall be required to obtain towing, escort, line handling, and pilot services as described in Section 7.5.3.

7.3	Compatibility of the Driftwood LNG Terminal with LNG Tankers

7.3.1
Buyer shall ensure, at no cost to Seller, that each of the LNG Tankers is fully compatible with the general specifications set forth in Section 7.2.3 and any modifications made to the Driftwood LNG Terminal that are Required Modifications. Should an LNG Tanker fail materially either to be compatible with the Driftwood LNG Terminal, or to be in compliance with the provisions of Sections 7.5 and 7.6, Buyer shall not employ such LNG Tanker until it has been modified to be so compatible or to so comply.

7.3.2
During the period from the Date of Full Operations of a Phase 1 Plant and continuing throughout the Term, Seller shall be entitled to modify the Driftwood LNG Terminal in any manner whatsoever, provided that: (w) such modifications do not render the Driftwood LNG Terminal noncompliant with International Standards; (x) such modifications do not render the Driftwood LNG Terminal incompatible with an LNG Tanker that is compatible with the general specifications set forth in Section 7.2.3; (y) such modifications, once finalized, do not reduce the ability of Seller to make available LNG in accordance with the terms of this Agreement; and (z) such modifications do not otherwise conflict with Seller’s obligations hereunder. Notwithstanding the foregoing, Seller may modify the Driftwood LNG Terminal in a manner that would render it incompatible with an LNG Tanker if such modification is required by and is made pursuant to a change in Applicable Laws, a change in required Approvals, or a change in International Standards (each such modification, a “Required Modification”).

7.3.3
In the event the LNG Tanker fails to be compatible with the Driftwood LNG Terminal due to a modification to the Driftwood LNG Terminal that is not a Required Modification, the actual and documented costs and expenses incurred by Buyer solely as a result of such modification, including as a result of delays in the berthing of the LNG Tanker at the Driftwood LNG Terminal, repositioning of the LNG Tanker, and of the modifications of the LNG Tanker directly caused by such modification shall be reimbursed by Seller to Buyer.

7.4	Buyer Inspection Rights in Respect of the Driftwood LNG Terminal

7.4.1
Upon giving reasonable advance notice and obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Buyer’s designated representatives may from time to time (including during the period of construction of the Driftwood LNG Terminal), (x) not more often than once every calendar quarter or (y) following a material change to the Driftwood LNG Terminal (excluding during the period of construction of the Driftwood LNG Terminal), inspect

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the operation of the Driftwood LNG Terminal, and not more often than once every five (5) years, audit the health and safety policies, procedures and records of the Driftwood LNG Terminal, of Seller and of operator of the Driftwood LNG Terminal. Such inspection or audit shall occur between 8:00 a.m. Central Time and 5:00 p.m. Central Time on a Business Day scheduled by Seller. Seller shall use commercially reasonable efforts to schedule the inspection or audit on the date requested by Buyer. Any such inspection or audit shall be at Buyer’s sole risk and expense. In conjunction with any such inspection or audit, Seller shall provide, and shall procure that its Affiliates provide, Buyer reasonable access at reasonable times and places (taking into consideration schedule impact) to (a) relevant personnel in order to discuss the progress of the construction of the Driftwood LNG Terminal and the operation and maintenance of the Driftwood LNG Terminal (as applicable) and (b) relevant documentation, if any, available to Seller in support of such discussions. Buyer (and its designees) shall carry out any such inspection or audit without any interference with or hindrance to the safe and efficient operation of the Driftwood LNG Terminal. Buyer’s right to inspect and audit the Driftwood LNG Terminal shall be limited to verifying Seller’s compliance with Seller’s obligations under this Agreement. No inspection or audit (or lack thereof) of the Driftwood LNG Terminal by Buyer hereunder, or any requests or observations made to Seller or its representatives by or on behalf of Buyer in connection with any such inspection or audit, shall (i) modify or amend Seller’s obligations, representations, warranties and covenants hereunder; or (ii) constitute an acceptance or waiver by Buyer of Seller’s obligations hereunder.

7.4.2	Buyer shall indemnify and hold Seller and its Affiliates harmless from any Claims and Losses resulting from Buyer’s inspection or audit of the Driftwood LNG Terminal pursuant to Section 7.4.1.

7.4.3	Buyer shall have the right to reject the Driftwood LNG Terminal if it does not comply materially with the provisions of Section 7, provided that:

(a)
neither the exercise nor the non-exercise of such right shall reduce the responsibility of Seller to Buyer in respect of the Driftwood LNG Terminal and its operation, nor increase Buyer’s responsibilities to Buyer or Third Parties for the same; and

(b)
without prejudice to Section 14, Seller’s obligations under this Agreement shall not be excused or suspended by reason of the Driftwood LNG Terminal failing to comply materially with the provisions of this Agreement.

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7.5	LNG Tankers

7.5.1	Buyer shall cause each LNG Tanker to comply with the requirements of this Section 7.5 and the requirements of Section 7.6 in all respects.

7.5.2
Each LNG Tanker shall comply with all Applicable Laws and International LNG Vessel Standards, including those that relate to seaworthiness, design, safety, environmental protection and navigation, and shall obtain all Approvals required by Governmental Authorities, in each case to enable such LNG Tanker to enter, leave and carry out all required operations at the Driftwood LNG Terminal. Each LNG Tanker shall at all times have on board valid documentation evidencing all such Approvals. Each LNG Tanker shall at all times be in possession of valid documents of compliance and safety management certificates, and shall have an effective management system in operation and an emergency response plan that addresses all identified risks and provides proper controls for dealing with these risks.

7.5.3
Buyer shall be required to obtain towing, escort, line handling, and pilot services, in accordance with this Section 7.5.3. Seller shall cause an Affiliate of Seller to procure tug services at the Driftwood LNG Terminal from a competent and experienced tug services provider. As soon as reasonably practicable after the Affiliate has so contracted for tug services, Seller shall notify Buyer thereof. Prior to the arrival of any LNG Tanker at the Loading Port, Buyer shall cause Transporter or the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Loading Port on behalf of Buyer, to enter into a tug services agreement with the designated Affiliate of Seller for Buyer’s procurement, at its sole risk and expense, of tug services at the Driftwood LNG Terminal, which tug services shall include towing and escort services. Such agreement shall provide that the fees for tug services shall be paid by the Transporter to the designated Affiliate of Seller. Fees and other significant terms of the tug services agreement shall be in line with those at similar liquefaction facilities located on the United States Gulf Coast. In the event the Transporter or the master of an LNG Tanker fails to execute a tug services agreement that complies with the requirements of this Section 7.5.3, Seller may refuse to make LNG available and in such event, Buyer shall be deemed to have failed to take the applicable Scheduled Cargo Quantity, and Sections 5.7.2 to 5.7.8 shall apply. Seller shall cause line handling services to be provided at the Driftwood LNG Terminal for Buyer’s procurement at Buyer’s sole risk and expense. Pilot services shall be obtained by Buyer in accordance with the requirements of Governmental Authorities. Without prejudice to Seller’s obligations to secure towing, escort, line handling, and pilot services in accordance with this Section 7.5.3, Seller and its designated Affiliate procuring the tug services shall have no liability to Buyer for the performance

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of the tug services or any other marine services by the designated tug services provider or any other marine services providers.

7.5.4
Buyer shall pay or cause to be paid: (a) all Port Charges directly to the appropriate Person (including reimbursing Seller for any documented Port Charges paid by Seller or Seller’s operator on Buyer’s behalf); and (b) all documented charges payable by reason of any LNG Tanker having to shift from berth at the Driftwood LNG Terminal as a result of the action or inaction of Buyer.

7.5.5	Each LNG Tanker must satisfy the following requirements:

(a)
Except as otherwise mutually agreed in writing by the Parties, each LNG Tanker shall be compatible with the specifications of the Driftwood LNG Terminal identified in Section 7.2.3 and any modifications to the Driftwood LNG Terminal pursuant to Section 7.3.2, and shall be of a sufficient size to load the applicable Scheduled Cargo Quantity. If Buyer’s LNG Tanker is not capable of loading the applicable Scheduled Cargo Quantity, Buyer shall be deemed to have failed to take the shortfall quantity and the provisions of Sections 5.7.2 to 5.7.8 shall apply, except that Buyer shall not be deemed to have failed to take a shortfall quantity and the provisions of Sections 5.7.2 to 5.7.8 shall not apply if the volume equivalent of the Scheduled Cargo Quantity at the nominated Gross Heating Value has been loaded.

(b)
Except as otherwise agreed in writing by Seller, which agreement shall not be unreasonably withheld or delayed, each LNG Tanker shall have a gross volumetric capacity between one hundred twenty-five thousand (125,000) cubic meters and two hundred sixteen thousand (216,000) cubic meters.

(c)
Each LNG Tanker shall be, in accordance with International Standards, (i) fit in every way for the safe loading, handling and carrying of LNG in bulk at atmospheric pressure; (ii) tight, staunch, strong and otherwise seaworthy; and (iii) equipped with facilities for mooring and unmooring and with cargo handling and storage systems (including instrumentation) necessary for the safe loading, handling, carrying and measuring of LNG, in each case in good order and condition.

(d)
Each LNG Tanker shall at all times be maintained in class with any classification society that is a member of International Association of Classification Societies Ltd. (IACS) and that has experience in the classification of LNG vessels.

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(e)	Each LNG Tanker shall have been constructed to all applicable International Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(f)
Each LNG Tanker shall comply with, and shall be fully equipped, supplied, operated, and maintained to comply with, all applicable International Standards and Applicable Laws, including those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and all procedures, permits, and approvals of Governmental Authorities for LNG vessels that are required for the transportation and loading of LNG at the Loading Port. Unless approved by Seller in writing, which approval shall not be unreasonably withheld or delayed, an LNG Tanker shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Driftwood LNG Terminal. Each LNG Tanker shall comply fully with the guidelines of any Governmental Authority of the United States of America.

(g)
The officers and crew of each LNG Tanker shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards with which it is customary for Reasonable and Prudent Operators of LNG vessels to comply and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Tanker or her crew. Without in any way limiting the foregoing, the master, chief engineer, all cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Tanker in English.

(h)
Each LNG Tanker shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Tanker to be in constant communication with the Driftwood LNG Terminal, the Vessel Traffic Information System (VTIS) and other vessels in the area.

(i)
Provided that the Driftwood LNG Terminal supplies a vapor return line meeting the requirements of Section 7.2.3(e), each LNG Tanker shall be capable of loading a full cargo of LNG in a maximum of nineteen (19) hours, in addition to any time for the connecting, cooling, draining, purging and disconnecting of liquid arms.

(j)	Each LNG Tanker shall procure and maintain Hull and Machinery Insurance and P&I Insurance in accordance with Section 15.6.

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7.6	LNG Tanker Inspections; LNG Tanker Vetting Procedures; Right to Reject LNG Tanker

7.6.1
During the Term, on prior reasonable notice to Buyer, Seller may, at its sole risk, send its qualified representatives to inspect during normal working hours any LNG Tanker as Seller may consider necessary to ascertain whether the LNG Tanker complies with this Agreement. Seller shall bear all the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Tanker’s operational schedule, examination of the records related to the LNG Tanker’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Tanker’s deck, engine and official log books; review of records of surveys by the LNG Tanker’s classification society and relevant Governmental Authorities; and review of the LNG Tanker’s operating procedures and performance of surveys, both in port and at sea. Additionally, each LNG Tanker shall have been inspected and reported upon by a SIRE Accredited Inspector within six (6) Months of the time of its initial use at the Driftwood LNG Terminal, and each LNG Tanker shall be reported upon by a SIRE Accredited Inspector once every twelve (12) Months for the first ten (10) years of such LNG Tanker’s useful life and once every six (6) Months thereafter, and each inspection report of such SIRE Accredited Inspector shall show, to the reasonable satisfaction of Seller, no material deficiencies in the safety or operability of such LNG Tanker. Any inspection carried out pursuant to this Section 7.6.1: (a) shall not interfere with, or hinder, any LNG Tanker’s safe and efficient construction or operation; and (b) shall not entitle Seller or any of its representatives to make any request or recommendation directly to Transporter except through Buyer. No inspection (or lack thereof) of an LNG Tanker hereunder shall: (i) modify or amend Buyer’s obligations, representations, warranties, and covenants hereunder; or (ii) constitute an acceptance or waiver by Seller of Buyer’s obligations hereunder.

7.6.2	Seller shall indemnify and hold Buyer and its Affiliates harmless from any Claims and Losses resulting from Seller’s inspection of any LNG Tanker pursuant to Section 7.6.1.

7.6.3	Buyer shall comply with all LNG Tanker vetting procedures, as set forth in the Driftwood Marine Operations Manual.

7.6.4
Seller shall have the right to reject any LNG vessel that Buyer intends to use to take delivery of LNG hereunder at the Driftwood LNG Terminal if such LNG vessel does not comply materially with the provisions of Section 7, provided that:

(a)	neither the exercise nor the non-exercise of such right shall reduce the responsibility of Buyer to Seller in respect of such LNG vessel

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and her operation, nor increase Seller’s responsibilities to Buyer or Third Parties for the same; and

(b)	Buyer’s obligations under this Agreement shall not be excused or suspended by reason of Buyer’s inability (pursuant to the foregoing) to use a vessel as an LNG Tanker.

7.7	Port Liability Agreement

7.7.1
Buyer shall cause Transporter or the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Loading Port on behalf of Buyer, to execute a Port Liability Agreement prior to such LNG Tanker’s arrival at the Loading Port. Seller shall engage in good faith consultation with Buyer in the development of the form of the Port Liability Agreement and shall act as a Reasonable and Prudent Operator in developing the form of the Port Liability Agreement. The Port Liability Agreement shall treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port. In the event the master of an LNG Tanker fails to execute the Port Liability Agreement, Buyer shall indemnify and hold Seller and its Affiliates harmless from any Claims brought against, or Losses incurred by Seller or any of its Affiliates arising from such failure. If, as a result of Transporter executing the Port Liability Agreement, Transporter is liable to the LNG Tanker’s P&I Club for an additional premium for the LNG Tanker’s P&I indemnity coverage, and if Buyer is liable to Transporter for such additional premium, then Seller shall pay Buyer for such additional premium, but only to the extent such additional premium relates to such LNG Tanker calling at the Loading Port.

7.7.2
Subject to Section 7.7.1 and without prejudice to the terms of the Port Liability Agreement and the obligations of Buyer or its Affiliate pursuant to the Partnership Agreement and any equity capital contribution agreement with the Partnership, Seller releases Buyer, its Affiliates and their respective shareholders and members, officers, directors, employees, designees, representatives, and agents from liability to Seller incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Seller, or for damage to or loss of the Driftwood LNG Terminal, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Buyer, or any of its Affiliates, shareholders and members, officers, directors, employees, designees, representatives and agents.

7.7.3	Subject to Section 7.7.1 and without prejudice to the terms of Section 12 or the Port Liability Agreement, Buyer releases Seller, its Affiliates, and their

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respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Buyer incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Buyer or its Affiliates, or for damage to or loss of any LNG Tanker, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Seller or its Affiliates, shareholders officers, members, directors, employees, designees, representatives and agents.

7.7.4
The initial form of Port Liability Agreement developed in accordance with Section 7.7.1 may be amended from time to time without consent of Buyer only if after any such amendment the revised terms of such Port Liability Agreement: (a) do not negatively impact Buyer’s ability to perform its obligations or exercise its rights under this Agreement, (b) treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port, and (c) do not prevent any Transporter from obtaining full P&I indemnity coverage from a P&I Club, and such P&I indemnity will cover all Claims and Losses pursuant to such Port Liability Agreement in relation to use of the Loading Port by an LNG Tanker. Seller shall promptly notify Buyer upon any amendment to the Port Liability Agreement and shall provide a copy of the amended Port Liability Agreement to Buyer.

7.8	Driftwood Marine Operations Manual
Seller shall deliver to Buyer prior to the later of (a) the date that is thirty (30) Days after the Effective Date and (b) the Date of Substantial Completion of Plant 1, a copy of the marine operations manual developed for the Driftwood LNG Terminal (as amended from time to time in accordance with this Section 7.8, the “Driftwood Marine Operations Manual”) which will govern activities at the Driftwood LNG Terminal, consistent with Applicable Laws and International Standards, and which will apply to each LNG Tanker and each other LNG vessel berthing and loading at, and departing from, the Driftwood LNG Terminal. In the event of a conflict between this Agreement and the Driftwood Marine Operations Manual, the provisions of this Agreement shall control. Seller shall engage in good faith consultation with Buyer prior to making any amendment or revision to the Driftwood Marine Operations Manual and shall act as a Reasonable and Prudent Operator in making any such revisions or amendments to the Driftwood Marine Operations Manual and any such revisions or amendments shall be consistent with Applicable Laws and International Standards. Seller shall promptly notify Buyer upon any revision or amendment to the Driftwood Marine Operations Manual and shall provide a copy of the amended Driftwood Marine Operations Manual to Buyer. The Driftwood Marine Operations

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Manual shall be materially in line with those at similar liquefaction facilities located on the United States Gulf Coast.

7.9	Loading of LNG Tankers

7.9.1	Except as otherwise specifically provided, the terms of this Section 7.9 shall apply to all LNG Tankers calling at the Driftwood LNG Terminal.

7.9.2	Not later than twenty (20) Days prior to the ETA, Buyer shall notify, or cause the master of the LNG Tanker to notify, Seller of the information specified below (“In-Transit First Notice”):

(a)	name of the LNG Tanker, the volume of LNG onboard at the time the relevant notice is issued and the operator and owner of such LNG Tanker;

(b)	any operational deficiencies in the LNG Tanker that may affect either its performance at the Driftwood LNG Terminal or its approach to or departure from the Driftwood LNG Terminal;

(c)	whether the LNG Tanker will require cool-down service upon arrival at the Driftwood LNG Terminal, and, if so, the quantity of LNG (in cubic meters) estimated to be required for such cool-down service;

(d)	whether the LNG Tanker will require gas-up service upon arrival at the Driftwood LNG Terminal; and

(e)	the ETA.

7.9.3
With respect to each LNG Tanker scheduled to call at the Driftwood LNG Terminal, Buyer shall give, or cause the master of the LNG Tanker to give, to Seller the following notices. Each such notice shall include details of any significant change in the information provided pursuant to Section 7.9.2 (as updated pursuant to subsequent notices) since the immediately preceding notice was given (including, subject to Sections 7.6 and 8.3, any change to the LNG Tanker):

(a)
A second notice (“In-Transit Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the In-Transit First Notice or as soon as practicable prior to such ETA if the sea time between the point of departure of the LNG Tanker and the Loading Port is less than ninety-six (96) hours, stating the LNG Tanker’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

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(b)
A third notice (“In-Transit Third Notice”), which shall be sent forty-eight (48) hours prior to the ETA set forth in the In-Transit Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than six (6) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(c)
A fourth notice (“In-Transit Fourth Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the In-Transit Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(d)
A fifth notice (“In-Transit Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the In-Transit Fourth Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA; and

(e)	An NOR, which shall be given at the time prescribed in Section 7.10.

7.9.4
Except where prohibited by any applicable Governmental Authority or International Standards, Buyer shall have the right to cause an LNG Tanker to burn Gas as fuel during operations at the Driftwood LNG Terminal (including while conducting cargo loading operations). Any quantity of Gas burned as fuel pursuant to this Section 7.9.4 shall be taken into account for purposes of determining the quantity of LNG loaded in accordance with Exhibit A.

7.9.5
Seller shall have a right to use or dispose of, or cause to be used or disposed of, all Gas returned to the Driftwood LNG Terminal during cool-down or gas-up operations without compensation to Buyer. Seller shall have a right to use or dispose of, or cause to be used or disposed of, all Gas returned to the Driftwood LNG Terminal during loading operations, provided that Gas returned to the Driftwood LNG Terminal during loading shall be deducted for determining the quantity loaded for Buyer’s account in accordance with Paragraph 11(c)(ii) of Exhibit A and the formula set out in Paragraph 12.4 of Exhibit A.

7.10	Notice of Readiness

7.10.1
The master of an LNG Tanker or such master’s agent shall tender the NOR to Seller upon arrival at the PBS or any customary anchorage location for LNG vessels seeking to transit the Calcasieu ship channel, provided that such

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LNG Tanker has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard) that are required to transit to a berth of the Driftwood LNG Terminal, and is ready, willing, and able, to proceed to berth and load LNG or to commence cool-down or gas-up operations (as applicable).

7.10.2	A valid NOR given under Section 7.10.1 shall become effective as follows:

(a)
For an LNG Tanker that tenders its NOR according to Section 7.10.1 at any time prior to or during the Delivery Window allocated to such LNG Tanker, an NOR shall become effective when the LNG Tanker is all fast at a berth of the Driftwood LNG Terminal and has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard); and

(b)
For an LNG Tanker that tenders its NOR according to Section 7.10.1 at any time after the expiration of the Delivery Window, an NOR shall become effective when, after Seller has notified the LNG Tanker that Seller is ready to receive the LNG Tanker, the LNG Tanker is all fast at a berth of the Driftwood LNG Terminal and has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard).

7.11	Berthing Assignment

7.11.1
Seller shall berth or caused to be berthed an LNG Tanker which has tendered NOR before or during its Delivery Window promptly after Seller determines such LNG Tanker will not interfere with berthing and loading of any other scheduled LNG vessel with a higher berthing priority but in no event later than the end of the Delivery Window allocated to such LNG Tanker; provided, however, that if Seller does not berth or cause to be berthed such LNG Tanker by the end of the Delivery Window, (a) Seller shall use reasonable efforts to berth or cause to be berthed such LNG Tanker within forty-eight (48) hours after the end of its Delivery Window, (b) Buyer shall use reasonable efforts to cause the LNG Tanker to remain at the PBS or applicable anchorage location for the Driftwood LNG Terminal, and (c) Buyer’s sole recourse and remedy during such period of time for Seller’s failure to berth or cause to be berthed the LNG Tanker by the end of the Delivery Window shall be demurrage pursuant to Section 7.12.3, payment for excess boil-off pursuant to Section 7.12.4 and provision by Seller of a cool-down pursuant to Section 7.16.1(b). If (i) at any time during such forty-eight (48) hour period, Buyer is no longer able, having used reasonable efforts, to cause the LNG Tanker to remain at the PBS or applicable anchorage location, or (ii) the forty-eight (48) hour period expires, and in either case Seller has not berthed or caused to be berthed the LNG Tanker, and such delay is not attributable to a reason that would result in an extension of Allotted Laytime under Section 7.12.1,

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then Seller shall be deemed to have failed to make the Scheduled Cargo Quantity of the relevant cargo available for delivery and the provisions of Sections 5.6.2 to 5.6.4 shall apply. Notwithstanding the foregoing, if, as a result of the Driftwood LNG Terminal not being ready to berth for reasons attributable to Buyer or Buyer’s Affiliates, Seller fails to make available a cargo, Buyer shall be deemed to have failed to take such cargo and the provisions of Sections 5.7.2 to 5.7.8 shall apply.

7.11.2
For each delivery window period, Seller shall determine or cause to be determined the berthing priority among LNG vessels which have tendered NOR before or during their scheduled delivery window as follows:

(a)
The first berthing priority for a delivery window period shall be for an LNG vessel scheduled for such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR. Once an LNG vessel achieves a first berthing priority pursuant to this Section 7.11.2(a) or 7.11.2(c), such LNG vessel shall maintain such priority until such LNG vessel is berthed, so long as its tendered NOR does not become invalid pursuant to Section 7.13.1;

(b)
The second berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival before such delivery window period, which tendered to Seller its NOR prior to or during its scheduled delivery window but which was unable to proceed to berth for reasons not attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR; and

(c)
The third berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival after such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR. An LNG vessel with third berthing priority pursuant to this Section 7.11.2(c) will achieve a first berthing priority on its scheduled delivery window pursuant to Section 7.11.2(a) if such LNG vessel has not been berthed prior to such date, so long as its tendered NOR does not become invalid pursuant to Section 7.13.1.

7.11.3
If an LNG Tanker tenders NOR after the end of its Delivery Window, Seller shall use reasonable efforts to berth or cause to be berthed such LNG Tanker as soon as reasonably practical; provided, however, that, unless otherwise agreed with Buyer, Seller shall have no obligation to use such efforts to berth or cause to be berthed an LNG Tanker that tenders NOR more than forty-eight (48) hours after the end of its Delivery Window. If, as of the forty-

    48

eighth (48th) hour after the end of the Delivery Window, the LNG Tanker has not tendered NOR, and such delay is not attributable to a reason that would result in an extension of Allowed Laytime under Sections 7.13.2(a)(i)-(viii), Buyer shall be deemed to have failed to take delivery of the Scheduled Cargo Quantity of the relevant cargo and the provisions of Sections 5.7.2 to 5.7.8 shall apply.

7.12	Berth Laytime

7.12.1	The allotted laytime for each LNG Tanker (“Allotted Laytime”) shall be thirty (30) hours, as extended by any period of delay that is caused by:

(a)
reasons attributable to a Governmental Authority, Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator or any Third Party outside of the reasonable control of Seller, Seller’s Affiliates or the operator of the Driftwood LNG Terminal, including security clearance review by the US Coast Guard;

(b)	Force Majeure or Adverse Weather Conditions;

(c)
unscheduled curtailment or temporary discontinuation of operations at the Driftwood LNG Terminal necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is due to Seller’s failure to operate and maintain its facilities as a Reasonable and Prudent Operator;

(d)	time at berth during any cool-down pursuant to Sections 7.16.1(a) and (c);

(e)	time at berth during any gas-up pursuant to Section 7.17;

(f)	nighttime transit restrictions, if applicable;

(g)	time to transit from the PBS or anchorage location, as applicable, to a berth of the Driftwood LNG Terminal, in the event Actual Laytime commences pursuant to Section 7.12.2(a)(1); and

(h)
any other interruption impacting the Loading Port, including the unavailability or delay of Pilot services, tugs, and other similar interruptions, to the extent such interruptions are not caused by reasons attributable to Seller or the operator of the Driftwood LNG Terminal.

7.12.2
The actual laytime for each LNG Tanker (“Actual Laytime”) shall commence (a) if a valid NOR was given pursuant to Section 7.10.1 prior to or during the Delivery Window for such LNG Tanker, the earlier of (1) twelve (12) hours after the later of the start of the Delivery Window and the time

    49

that such valid NOR was given pursuant to Section 7.10.1, and (2) when the NOR is effective, or (b) in all other cases, when the NOR is effective, and shall end when (i) the last loading arm of the Driftwood LNG Terminal has been disconnected from the LNG Tanker, (ii) the cargo documents are on board of the LNG Tanker and (iii) Seller or its operator has cleared the LNG Tanker for departure.

7.12.3
In the event Actual Laytime exceeds Allotted Laytime (as extended pursuant to Section 7.12.1) (“Demurrage Event”), Seller shall pay to Buyer as liquidated damages demurrage in USD (which shall be prorated for a portion of a Day) at a rate equal to the Demurrage Rate. The “Demurrage Rate” initially shall be USD eighty thousand (US$80,000) per Day and shall be revised by Seller each Contract Year ending in five (5) or zero (0) (e.g., 2025 and 2030) to reflect the average of three quotes, each received from a different ship broker, for then-current long-term LNG vessel charter rates. Seller shall determine such revised Demurrage Rate and notify Buyer of such revised Demurrage Rate at least thirty (30) days prior to the start of such Contract Year ending in five (5) or zero (0), as applicable, and such revised Demurrage Rate shall be effective starting on the first day of such Contract Year ending in five (5) or zero (0), as applicable, and continuing for five (5) years until subsequently revised pursuant to this Section 7.12.3. If a Demurrage Event occurs, Buyer shall invoice Seller for such demurrage within ninety (90) Days pursuant to Section 10.1.5.

7.12.4
In the event (a) an LNG Tanker is delayed in berthing at the Driftwood LNG Terminal or commencement of LNG loading due to an event occurring at or near the Driftwood LNG Terminal (including at the berth) and for a reason that would not result in an extension of Allotted Laytime under Section 7.12.1, and (b) as a result thereof, the commencement of LNG loading is delayed beyond twenty-four (24) hours after the LNG Tanker (i) has either tendered a valid NOR or berthed and (ii) is cleared by the Governmental Authorities to commence loading (“Excess Boil-Off Event”), Seller shall pay Buyer as liquidated damages an amount, on account of excess boil-off. The amount payable shall equal (x) the total number of full hours by which commencement of LNG loading is delayed beyond the aforementioned twenty-four (24) hour period, multiplied by (y) initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.6), multiplied by (z) a quantity in MMBtu equal to (A) the guaranteed daily ballast rate of boil-off of such LNG Tanker pursuant to Form B of the relevant charterparty or similar description provided by the LNG Tanker’s owner in the relevant charterparty, divided by (B) twenty-four (24) hours per Day, multiplied by (C) the cargo containment capacity of such LNG Tanker (in MMBtu), provided that in no event shall such quantity of MMBtu exceed the quantity of LNG onboard

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the LNG Tanker at the time it issued its valid NOR. Buyer shall invoice Seller for such excess boil-off within ninety (90) Days after the applicable event, pursuant to Section 10.1.5.

7.13	LNG Tanker Not Ready for LNG Loading; Excess Laytime

7.13.1
Except in the event Seller provides a cool-down service under Section 7.16.1(b), if any LNG Tanker previously believed to be ready for LNG loading is determined to be not ready after being berthed for reasons not attributable to Seller or Seller’s Affiliates or the operator of the Driftwood LNG Terminal, the NOR shall be invalid, and Seller may direct the LNG Tanker’s master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to Seller that such LNG Tanker can be made ready without disrupting the overall berthing schedule of the Driftwood LNG Terminal or operations of the Driftwood LNG Terminal. When an unready LNG Tanker at anchorage becomes ready for LNG loading, its master shall notify Seller. If, as a result of such LNG Tanker not being ready to berth for reasons not attributable to Seller or Seller’s Affiliate or the operator of the Driftwood LNG Terminal, Buyer fails to take a cargo, the provisions of Sections 5.7.2 to 5.7.8 shall apply. If, as a result of such LNG Tanker not being ready to berth for reasons attributable to Seller or Seller’s Affiliates, Buyer fails to take a cargo, Seller shall be deemed to have failed to make available such cargo and the provisions of Sections 5.6.2 to 5.6.4 shall apply.

7.13.2	The following shall apply with respect to berthing:

(a)
An LNG Tanker shall complete LNG loading and vacate the berth as soon as possible but not later than thirty (30) hours from the time the LNG Tanker is all fast at the berth and has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard). Such thirty (30) hour-period (“Allowed Laytime”) shall be extended by any period of delay that is caused by:

(i)
reasons attributable to a Governmental Authority, Seller, the operator of the Driftwood LNG Terminal or any Third Party outside the reasonable control of Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator;

(ii)	Force Majeure or Adverse Weather Conditions;

(iii)
unscheduled curtailment or temporary discontinuation of operations at the Driftwood LNG Terminal necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is

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attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator;

(iv)	time at berth during any cool-down pursuant to Sections 7.16.1(a)-(c);

(v)	time at berth during any gas-up pursuant to Section 7.17;

(vi)	nighttime transit restrictions, if applicable;

(vii)	tidal restrictions; and

(viii)
any other interruption impacting the Loading Port, including the unavailability or delay of Pilot services, tugs, and other similar interruptions, to the extent such interruptions are not caused by reasons attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator.

(b)
If an LNG Tanker fails to depart at the end of its Allowed Laytime (as extended pursuant to Sections 7.13.2(a)(i)-(viii)), another LNG vessel is awaiting the berth and the LNG Tanker’s continued occupancy of the berth will disrupt the overall berthing schedule of the Driftwood LNG Terminal or operations of the Driftwood LNG Terminal, Seller may direct the LNG Tanker to vacate the berth and proceed to sea at utmost dispatch.

(c)
If an LNG Tanker fails to depart the berth at the end of its Allowed Laytime (as extended pursuant to Sections 7.13.2(a)(i)-(viii)) and as a result the subsequent LNG vessel is prevented from or delayed in loading, Buyer shall reimburse Seller for any and all actual documented demurrage or excess boil-off that Seller becomes contractually obligated to pay to any Third Party with respect to such subsequent LNG vessel, as a result of the LNG Tanker not completing LNG loading and vacating the berth as required by this Section 7.13.2; provided that Buyer shall not be required to reimburse Seller for any amounts based on a demurrage rate or excess boil-off rate in excess of those specified in Section 7.12.3 and Section 7.12.4, as applicable. Seller shall invoice Buyer for any amounts due under this Section 7.13.2(c) pursuant to Section 10.1.5 within ninety (90) Days after the relevant Delivery Window.

(d)
In the event an LNG Tanker fails to vacate the berth pursuant to this Section 7.13 and Buyer is not taking actions to cause it to vacate the berth, Seller may effect such removal at the expense of Buyer.

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7.14	LNG Loadings at the Driftwood LNG Terminal

7.14.1	Seller shall cooperate with Transporters (or their agents) and with the master of each LNG Tanker to facilitate the continuous and efficient loading of LNG hereunder.

7.14.2
During LNG loading, Seller shall take receipt of, through the Driftwood LNG Terminal vapor return line, Gas in such quantities as are necessary for the safe loading of LNG at such rates, pressures and temperatures as may be required by the design of the LNG Tanker or any standard operating practices of such LNG Tanker, provided such practices conform to International LNG Vessel Standards.

7.14.3
Promptly after completion of loading of each cargo, Seller shall send or cause to be sent to Buyer a certificate of origin, certificate of quantity, certificate of quality, cargo manifest and bill of lading, together with such other documents concerning the cargo as may reasonably be requested by Buyer.

7.14.4	Buyer, in cooperation with Seller, shall cause the LNG Tanker to depart safely and expeditiously from the berth upon completion of LNG loading.

7.15	Cooperation
If any circumstance occurs or is foreseen to be reasonably likely to occur so as to cause delay to an LNG Tanker or any other LNG vessel in berthing, loading or departing, Buyer and Seller shall, without prejudice to any other provision of this Agreement, discuss such circumstance in good faith with each other and, if applicable, with other Partnership Buyers, and the Parties shall use reasonable efforts to minimize or to avoid the delay, and at the same time shall cooperate with each other and with such other users of the Loading Port, as appropriate, to find countermeasures to minimize or to avoid the occurrence of any similar delay in the future.

7.16	Cool-Down of LNG Tankers

7.16.1
Buyer shall be solely responsible for ensuring that each LNG Tanker elected by Buyer for taking a cargo arrives at the Driftwood LNG Terminal cold and in a state of readiness. Notwithstanding the foregoing and subject to Section 7.16.2, Seller shall provide cool-down service to LNG Tankers at Buyer’s request as follows:

(a)
Seller shall use reasonable efforts (taking into account availability of sufficient berth time) to accept Buyer’s request to provide cool-down service for any LNG Tanker, subject to Buyer requesting such cool-down service by notice to Seller as far in advance of the relevant cargo’s Delivery Window as is reasonably practicable but in no case

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less than thirty (30) Days before the relevant cargo’s Delivery Window, provided that Seller shall accept Buyer’s request to provide a cool-down service if (i) Buyer makes such request by notice at the time Buyer proposes its schedule of receipt of cargoes pursuant to Section 8.1.2 for the relevant Contract Year or (ii) at the time of the request, the Composite ADP for the relevant Contract Year indicates sufficient available berth time to accommodate such cool-down service. Seller shall have no obligation pursuant to this Section 7.16.1(a) to provide cool-down services for more than one (1) LNG Tanker during any two (2) consecutive Contract Years (provided that any cool-down services which may be agreed to be provided as a result of mitigation of a Force Majeure event shall not be counted towards such limitation). Buyer shall pay Seller for all LNG provided by Seller for cooling such LNG Tankers in an amount equal to the quantity of LNG provided, multiplied by initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.5).

(b)
Seller shall provide cool-down service without payment to any LNG Tankers requiring cool-down solely as a result of a delay caused by Seller, but only if such LNG Tanker made no other call between the original Delivery Window and the requested cool-down time.

(c)
Seller shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status, to provide cool-down service at any time other than as described in Sections 7.16.1(a)-(b) upon request by Buyer, provided that Buyer shall pay Seller for all LNG provided by Seller for cooling such LNG Tankers in an amount equal to the quantity of LNG provided, multiplied by initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.5); provided, further, that Seller shall have no obligation to provide such cool-down service if doing so would interfere with a scheduled Delivery Window of Buyer or a scheduled delivery window of any other Person.

7.16.2	The following shall apply to any cool-down service provided by Seller pursuant to Section 7.16.1:

(a)	the MMBtu content of the total liquid quantities delivered for cooling, measured before evaporation, shall be determined by reference to the relevant LNG Tanker’s cool-down tables;

    54

(b)
the Parties will determine by mutual agreement the rates and pressures for delivery of LNG for cool-down, but always in full accordance with safe operating parameters and procedures established by Seller;

(c)	LNG provided during cool down by Seller pursuant to Section 7.16.1 shall not be applied against the Scheduled Cargo Quantity for the relevant cargo; and

(d)
unless cool-down services are agreed to be provided in the mitigation of Force Majeure, cool-down service shall not be provided during January, February, March, October, November or December of any Contract Year, provided that if Buyer requests cool-down service during such period, then Seller shall use commercially reasonable efforts to provide cool-down service during such period.

7.17	Gas-Up of LNG Tankers

7.17.1	Seller shall use reasonable efforts to obtain all relevant Approvals needed to allow Seller to offer gas-up service to LNG Tankers at the Driftwood LNG Terminal.

7.17.2
Notwithstanding the first sentence of Section 7.16.1 and subject to Section 7.17.3, to the extent Seller has all relevant Approvals needed to offer gas-up service to LNG Tankers at the Driftwood LNG Terminal and such services is otherwise permitted under Applicable Law, Seller shall provide gas-up service to LNG Tankers at Buyer’s request as follows:

(a)	Buyer’s request for gas-up service in respect of an LNG Tanker shall be provided at the same time that Buyer requests cool-down service in respect of such LNG Tanker pursuant to Section 7.16.

(b)
Seller shall use reasonable efforts (taking into account availability of sufficient berth time) to accept Buyer’s request to provide gas-up service for any LNG Tanker, subject to Buyer requesting such gas-up service by notice to Seller as far in advance of the relevant cargo’s Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo’s Delivery Window, provided that Seller shall accept Buyer’s request to provide a gas-up service if (i) Buyer makes such request by notice at the time Buyer proposes its schedule of receipt of cargoes pursuant to Section 8.1.2 for the relevant Contract Year or (ii) at the time of the request, the Composite ADP for the relevant Contract Year indicates sufficient available berth time to accommodate such gas-up service.

(c)	Seller shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status, to provide gas-up service

    55

at any time other than as described in Section 7.17.2(b) upon request by Buyer, provided that Seller shall have no obligation to provide such gas-up service if doing so would interfere with a scheduled Delivery Window of Buyer or a scheduled delivery window of any other Person or would adversely affect the ability of Seller to perform its other obligations under this Agreement and other LNG sale and purchase agreements or to operate the Driftwood LNG Terminal in accordance with all Approvals and Applicable Law.

7.17.3	The following shall apply to any gas-up service provided by Seller pursuant to Section 7.17.2:

(a)
the Parties will determine by mutual agreement the rates and pressures for delivery of Gas for gas-up service, but always in full accordance with safe operating parameters and procedures established by Seller;

(b)	gas-up service shall only be provided to an LNG Tanker that is also entitled to receive, and is receiving, immediately after such gas-up service, cool-down service pursuant to Section 7.16;

(c)
without prejudice to any amounts owed by Buyer for cool-down service provided pursuant to Section 7.16 to an LNG Tanker that also receives gas-up service pursuant to this Section 7.17, Buyer shall not be obligated to make a payment to Seller for gas-up service;

(d)
gas-up service shall not be provided during January, February, March, October, November or December of any Contract Year, provided that if Buyer requests gas-up service during such period, then Seller shall use commercially reasonable efforts to provide gas-up service during such period; and

(e)
gas-up service shall only be available for LNG Tankers under nitrogen purge, provided that the Parties, acting reasonably, will discuss the acceptance of LNG Tankers under inert gas, if Buyer can demonstrate unavailability of nitrogen and if Seller is able to accommodate, including taking into consideration operational and regulatory requirements (in the case of regulatory requirements, as reasonably provided by Seller).

8.	Annual Delivery Program

8.1	Programming Information

8.1.1	No later than one hundred ninety-five (195) Days before the start of each Contract Year, Seller shall provide Buyer with:

    56

(a)	Seller’s good faith estimate of the Gross Heating Value of LNG to be delivered during such Contract Year; and

(b)	the Major Scheduled Maintenance Quantity for such Contract Year, if any.

8.1.2
No later than one hundred twenty-five (125) Days before the start of each Contract Year, Buyer shall notify Seller of Buyer’s proposed schedule of receipt of cargoes for each Month of such Contract Year. Such schedule shall identify sufficient proposed cargoes in order to schedule the full AACQ, and such AACQ shall be distributed across the Contract Year in accordance with Section 5.3. Buyer’s notice shall include the following information:

(a)	the LNG Tanker (if known) for each proposed cargo;

(b)	the Scheduled Cargo Quantity for each proposed cargo;

(c)	the proposed Delivery Window for each cargo;

(d)	Buyer’s request (if any) for a Round-Up Quantity for such Contract Year; and

(e)	any other information that may affect annual scheduling.
Buyer shall also inform Seller of any anticipated periods for maintenance to be conducted with respect to the LNG Tankers identified in (a) above.

8.1.3
Seller shall call a one- or two-day scheduling meeting of Seller and all Partnership Buyers to occur no earlier than one hundred twenty-four (124) Days before the start of each Contract Year and no later than seventy (70) Days before the start of such Contract Year, by providing at least thirty (30) Days’ advance notice thereof to all Partnership Buyers. Unless otherwise agreed by Seller and all Partnership Buyers, the location of the meeting will be in Houston, Texas. Buyer shall use reasonable efforts to attend any such meeting notified by Seller. Any terms proposed, discussed or determined at such meeting shall not be binding on either Party except to the extent included in the Annual Delivery Program promulgated by Seller pursuant to Section 8.2.

8.1.4
Seller will then notify Buyer no less than ninety-three (93) Days before the start of such Contract Year of Seller’s proposed schedule of cargoes to be made available in each Month of such Contract Year, exercising reasonable efforts to adopt Buyer’s proposed schedule of receipts requested in accordance with Section 8.1.2; provided that (x) if Buyer fails to deliver the notice according to Section 8.1.2, Seller may nevertheless propose a schedule according to the terms of this Section 8.1.4, and (y) Seller shall have the right

    57

to modify Buyer’s proposed schedule to the extent required to ensure that the entire AACQ is scheduled and to comply with the other requirements of this Agreement, including the terms of Section 5.3. Such notice shall include the following information:

(a)	the proposed AACQ for the Contract Year;

(b)	the proposed Round-Up Quantity (if any) or Round-Down Quantity (if any) for the Contract Year;

(c)	any Round-Down Quantity not taken in the previous Contract Year and carried forward to the current Contract Year;

(d)	any Round-Up Quantity taken in the previous Contract Year and carried forward as a deduction in the current Contract Year;

(e)	the Major Scheduled Maintenance Quantity (if any) for the Contract Year identified by Seller pursuant to Section 8.1.1(b);

(f)	for each cargo:

(i)	the LNG Tanker (if specified by Buyer);

(ii)	the Scheduled Cargo Quantity, if any, specified in the notice sent by Buyer pursuant to Section 8.1.2; and

(iii)	the proposed Delivery Window; and

(g)	any other information that may affect annual scheduling.

8.2	Determination of Annual Delivery Program

8.2.1
No later than ten (10) Days after receipt of Seller’s proposed schedule provided under Section 8.1.4, Buyer shall notify Seller if Buyer desires to consult with Seller regarding the proposed schedule, including (a) if Seller has not requested a Round-Up Quantity pursuant to Section 8.1.4(b), whether Buyer desires to request a Round-Up Quantity in accordance with Section 5.4.2, or (b) if Seller has requested a Round-Up Quantity pursuant to Section 8.1.4(b), whether Buyer is unable, despite its exercise of reasonable efforts, to schedule the receipt of the additional LNG. Seller shall, no later than fifteen (15) Days after receipt of Buyer’s notice, meet and consult with Buyer.

8.2.2
If, prior to the date that is sixty-eight (68) Days before the start of a Contract Year, the Parties have agreed on a schedule of deliveries for such Contract Year, then Seller shall issue the delivery schedule agreed by the Parties. If the Parties are unable to agree on a schedule of deliveries for such Contract Year, then no later than sixty-eight (68) Days before the start of such Contract

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Year, Seller shall issue the delivery schedule for such Contract Year containing the information set forth in Section 8.1.4, modified to reflect any changes agreed by the Parties pursuant to Section 8.2.1 and to reflect any changes required by Section 5.4 to Seller’s proposal pursuant to Section 8.1.4(b) for a Round-Up Quantity or Round-Down Quantity. The schedule promulgated by Seller shall reflect the exercise of reasonable efforts by Seller to (i) assign to Buyer Delivery Windows that are as close as reasonably practicable to the Delivery Windows proposed by Buyer pursuant to Section 8.1.2, and (ii) specify the Scheduled Cargo Quantity with respect to each LNG Tanker as notified by Buyer pursuant to Section 8.1.2; provided, that Seller shall have the right to issue a schedule with different terms to the extent required to ensure that the entire AACQ is scheduled and to comply with the other requirements of this Agreement, including the terms of Section 5.3. Such schedule shall indicate which, if any, of the cargoes scheduled thereunder are in respect of Plant that has not yet achieved Full Operations and in such case shall indicate the applicable Plant. Seller shall provide for delivery of the AACQ in accordance with Section 5.3.

8.2.3
The schedule for deliveries of LNG during the Contract Year established pursuant to this Section 8.2, as amended from time to time in accordance with Section 8.3, is the “Annual Delivery Program” or “ADP”. If Seller fails to issue the schedule provided for in Sections 8.1.4 or 8.2.2, if applicable, then the schedule proposed by Buyer under Section 8.1.2 shall be the ADP for the relevant Contract Year.

8.2.4
Seller shall combine the ADP with the annual delivery programs of all other Partnership Buyers and provide to Buyer a combined schedule (the “Composite ADP”) showing all delivery windows and scheduled cargo quantities that have been committed by Seller, along with available, uncommitted loading windows at the Driftwood LNG Terminal. Seller shall promptly update the Composite ADP as the ADP is changed pursuant to Section 8.3 or other Partnership Buyers’ annual delivery programs are changed pursuant to their respective LNG sale and purchase agreements.

8.2.5
All references in Section 8.1 and this Section 8.2 to a specific number of Days prior to the start of a Contract Year shall be construed to mean, for purposes of the First Contract Year, as such number of Days prior to the anticipated Date of Full Operations for Plant 1 as revised by any acceleration thereof by Seller pursuant to Section 4.3.1. In the event of such acceleration, Seller shall be deemed to be in compliance with Section 8.1.1 for purposes of the First Contract Year so long as Seller provides the notice required by Section 8.1.1 at the same time Seller provides notice of such acceleration.

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8.3	Changes to Annual Delivery Program

8.3.1	Subject to the remainder of this Section 8.3, either Party may request by notice a change in the ADP or Ninety Day Schedule for a Contract Year for any reason.

8.3.2
As soon as possible after notice has been received pursuant to this Section 8.3, the Parties shall consult with one another in order to examine whether such ADP or Ninety Day Schedule can be revised to accommodate such proposed change(s). Neither Party shall unreasonably withhold or delay its consent to revise the ADP or Ninety Day Schedule in accordance with changes proposed by the other Party; provided that neither Party shall be under any obligation to consent thereto if:

(a)
in the case of Seller, (i) Seller is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with other Partnership Buyers, (ii) the requested change would impose additional costs (unless Buyer agrees to reimburse such costs) or risks upon Seller, or (iii) the requested change would increase the total quantities scheduled hereunder or decrease the total quantities scheduled hereunder; or

(b)
in the case of Buyer, (i) Buyer is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with Transporter or Buyer’s customers, (ii) the requested change would impose additional costs (unless Seller agrees to reimburse such costs) or risks upon Buyer, or (iii) the requested change would increase the total quantities scheduled hereunder or decrease the total quantities scheduled hereunder.

8.3.3
A Party shall not withhold or delay its consent to revise the ADP or Ninety Day Schedule if the proposed change: (a) complies with the terms of this Agreement and Applicable Laws; (b) by the exercise of reasonable efforts on the part of such Party, does not create a material adverse impact on health, safety, environment or the operations of such Party; (c) does not result in unreimbursed increased costs or decreased revenues to such Party; and (d) results in no change to the total quantities scheduled hereunder.

8.3.4
Upon a scheduling change pursuant to this Section 8.3, the ADP and, if applicable, the Ninety Day Schedule shall be amended accordingly and an updated ADP and, if applicable, an updated Ninety Day Schedule shall promptly be provided in writing by Seller to Buyer.

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8.4	Ninety Day Schedule

8.4.1
No later than the twentieth (20th) Day of each Month, Seller shall issue a forward plan of deliveries for the three (3)-Month period commencing on the first (1st) Day of the following Month thereafter (e.g., the Ninety Day Schedule for the three (3)-Month period commencing on May 1st shall be issued no later than the twentieth (20th) Day of April) (such plan, as amended from time to time in accordance with procedures set forth in this Agreement, the “Ninety Day Schedule”). The Ninety Day Schedule shall set forth by cargo the forecast pattern of deliveries, including the Delivery Window, LNG Tanker and Scheduled Cargo Quantity for each cargo. In the absence of agreement between the Parties otherwise, the Ninety Day Schedule will maintain the Scheduled Cargo Quantities and Delivery Windows as identified in the Annual Delivery Program.

8.4.2
Seller shall combine the Ninety Day Schedule with the ninety day schedules of all other Partnership Buyers and provide to Buyer a combined schedule (the “Composite Ninety Day Schedule”) showing all delivery windows and scheduled cargo quantities that have been committed by Seller, along with available, uncommitted loading windows at the Driftwood LNG Terminal. Seller shall promptly update the Composite Ninety Day Schedule as the Ninety Day Schedule is changed pursuant to Section 8.3 or 8.4.1 or other Partnership Buyers’ ninety day schedules are changed pursuant to their respective LNG sale and purchase agreements.

9.	Transfer Price; Uniform LNG SPAs

9.1	Provisional Transfer Price
The provisional transfer price (“Provisional Transfer Price”) (expressed in USD per MMBtu) for each MMBtu of LNG made available by Seller to Buyer under this Agreement shall be as follows:

Provisional Transfer Price =	the lesser of:

(a)	115% HH + $3.00/MMBtu;
and

(b)	HH + [***];
in each case, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement;

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where:
“HH” means the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for Month M;
“Month M” means the Month in which the Delivery Window of the relevant cargo of LNG is scheduled to begin in accordance with the ADP or Ninety Day Schedule, as applicable;
[***]

9.2	Final Transfer Price
The final transfer price (“Final Transfer Price”) (expressed in USD per MMBtu) for each MMBtu of LNG made available by Seller to Buyer under this Agreement shall be as follows:
Final Transfer Price = the lesser of:

(a)	115% HH + $3.00/MMBtu;
and

(b)	HH + [***];
in each case, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement;
where:
[***]

9.3	Uniform LNG SPAs
If at any time after the Effective Date Seller enters into an LNG sale and purchase agreement with a prospective Partnership Buyer or its Affiliate, other than an Affiliate of Seller or Tellurian Inc., and deliveries under such LNG sale and purchase agreement commence based on the start-up of one or more of the Phase 1 Plants (“Other LNG SPA”), and the terms of the Other LNG SPA (excluding the date of the Other LNG SPA and any terms regarding the name, volume, description, notice details, and similar identifying information of the buyer under the Other LNG SPA (collectively, “Excluded Terms”)) vary from the terms of this Agreement, then Seller shall notify Buyer of such other terms within ten (10) Days of entering into the Other LNG SPA and Buyer shall have the right, by notice to Seller within thirty (30) Days of receiving Seller’s notice, to replace all of the terms of this Agreement with the

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terms of the Other LNG SPA, other than the Excluded Terms; provided, however that if Buyer receives such notice after the occurrence of the Phase 1 FID, then Buyer’s rights under this Section 9.3 shall be subject to the consent of the Lenders in their sole discretion, if the Lender’s consent is required at such time under the financing documents with the Lenders.

10.	Invoicing and Payment

10.1	Invoices

10.1.1
Invoices for Cargoes. Invoices for each cargo made available by Seller and taken by Buyer, together with relevant supporting documents including a certificate of quantity loaded and all relevant information in respect of calculations of the Provisional Transfer Price and the Final Transfer Price as may be reasonably required by Buyer, shall be prepared and delivered by Seller to Buyer promptly following each Delivery Window and receipt of the final inspection certificate applicable to the loading of such cargo. The Provisional Invoice amount shall be the Provisional Transfer Price, multiplied by the quantity of LNG loaded on the LNG Tanker as calculated pursuant to Section 13.5. Each such Provisional Invoice shall be followed by a Final Invoice pursuant to Section 10.1.8(b) as soon as reasonably possible and in any event not later than sixty (60) Business Days after the first Day of Month M for such cargo; the Final Invoice amount shall be the Final Transfer Price, multiplied by the quantity of LNG loaded on the LNG Tanker as calculated pursuant to Section 13.5.

10.1.2
Invoices for Suspension Fees. Invoices for Suspension Fees shall be prepared and delivered by Seller to Buyer following Seller’s receipt of Buyer’s suspension notice pursuant to Section 5.8.1 for the suspended cargos. Each such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.3
Invoices for Cargo DoP Payments. Invoices for Cargo DoP Payments owed to Buyer by Seller shall be prepared by Buyer and delivered to Seller promptly following the Delivery Window of each affected cargo, and Seller shall give Buyer all reasonable assistance reasonably requested by Buyer in providing relevant information necessary to calculate the Cargo DoP Payments. Each such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.4
Invoices for Cargo Shortfall Payments. Invoices for Cargo Shortfall Payments owed to Seller by Buyer shall be prepared by Seller and delivered to Buyer promptly following the Delivery Window for each affected cargo. Each such invoice shall be, initially, a Provisional Invoice pursuant to Section

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10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b). Invoices for any amounts owed to Buyer by Seller pursuant to Section 5.7.5, 5.7.6 or 5.7.7 shall be prepared by Seller and delivered to Buyer as soon as reasonably practicable.

10.1.5
Invoices for Various Sums Due. In the event that any sums are due from one Party to the other Party under Section 7.5.4(b), 7.12.3, 7.12.4, 7.13.2(c), 7.16.1, 10.3.3, 10.4.1, 11.5, 12.3.1, or 12.3.2 of this Agreement, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof. To the extent Section 10.1.8(a)(i), (ii) or (iii) apply to such invoice, such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.6
Invoices for Other Sums Due. In the event that any sums are due from one Party to the other Party under this Agreement, other than for a reason addressed in Section 10.1.1 through 10.1.5, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof. To the extent Section 10.1.8(a)(i), (ii) or (iii) apply to such invoice, such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.7	Notice. Invoices shall be sent in accordance with Section 24.

10.1.8	Provisional Invoices.

(a)
In the event (i) an invoice required to be issued hereunder includes a calculation based on the Provisional Transfer Price or any portion thereof and the information required to calculate the Final Transfer Price or portion thereof is not available; (ii) a rate or index used in the calculation of an amount is not available on a temporary or permanent basis; or (iii) any other relevant information necessary to compute an invoice is not available, the invoicing Party may issue a provisional invoice (“Provisional Invoice”) in an amount calculated, in the case of subsection (i), based on the temporary estimated terms described in the applicable definition or definitions in Section 9.1, in the case of subsection (ii) of this Section 10.1.8(a), in accordance with Section 1.3, and, in the case of subsection (iii) of this Section 10.1.8(a), based on the best estimate of the unavailable information by the Party issuing the Provisional Invoice. A Provisional Invoice shall be deemed to be an invoice issued pursuant to Section 10.1.1 through 10.1.4, as applicable, for the purposes of the payment obligations of Seller or Buyer, as applicable, and shall

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be subject to subsequent adjustment in accordance with Section 10.1.8(b).

(b)
If a Provisional Invoice has been issued, the invoicing Party shall issue a final invoice reflecting any credit or debit, as applicable, to the Provisional Invoice as soon as reasonably practicable after the information necessary to compute the final amount of the payment has been obtained by such Party (“Final Invoice”). The settlement amount for a Final Invoice shall equal the difference between the amount of the Provisional Invoice and the amount of the Final Invoice, and such settlement amount shall be applied in the next invoice issued pursuant to Section 10.1.1 as a payment to the applicable Party or, if earlier, upon the termination of this Agreement.

(c)
If a Final Invoice has previously been issued in respect of a Provisional Invoice, the invoicing Party shall have a right to issue a revised Final Invoice reflecting any further credit or debit, as applicable, to the Final Invoice as soon as reasonably practicable after the information necessary to compute the final amount of the payment has been obtained by such Party. The settlement amount for a revised Final Invoice shall equal the difference between the amount of the Final Invoice and the amount of the revised Final Invoice, and such settlement amount shall be applied in the next invoice issued pursuant to Section 10.1.1 as a payment to the applicable Party or, if earlier, upon the termination of this Agreement.

10.2	Payment
All amounts invoiced under this Agreement that are due and payable shall be paid in accordance with this Section 10.2.

10.2.1
Payments for Cargoes. Invoices issued in accordance with Section 10.1.1 for cargoes made available and taken shall become due and payable by Buyer on the tenth (10th) Day after the date on which Buyer received such invoice.

10.2.2
Payments for Suspension Fees. Invoices issued in accordance with Section 10.1.2 shall become due and payable by Buyer on the later of (a) the day on which the Delivery Window of the suspended cargo was scheduled to begin, and (b) ten (10) Days after Buyer receives Seller’s invoice.

10.2.3	Cargo DoP Payments. Invoices issued in accordance with Section 10.1.3 shall become due and payable on the tenth (10th) Day following receipt by Seller.

10.2.4	Cargo Shortfall Payments. Invoices issued to Buyer in accordance with Section 10.1.4 shall become due and payable on the tenth (10th) Day

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following receipt by Buyer. Amounts owed by Seller in accordance with Section 10.1.4 shall become due and payable on the tenth (10th) Day following Seller receiving the applicable corresponding payment from the Tellurian Partnership Buyer or pursuant to a Mitigation Sale, as applicable.

10.2.5	Payments for Other Sums Due. An invoice issued pursuant to Section 10.1.5 or 10.1.6 shall be paid by the paying Party thereunder not later than twenty (20) Days after receipt of such invoice.

10.2.6
Payment Method. All invoices shall be settled by payment in USD of the sum due by wire transfer of immediately available funds to an account with the bank designated by the other Party in accordance with Section 10.2.7.

10.2.7
Designated Bank. Each Party shall designate a bank in a location reasonably acceptable to the other Party for payments under this Agreement. Initially a Party shall designate its bank by notice to the other Party prior to the later of (a) the date thirty (30) Days after the Effective Date and (b) the Date of Substantial Completion of Plant 1, and thereafter not less than thirty (30) Days before any redesignation is to be effective.

10.2.8
Payment Date. If any invoice issued pursuant to Section 10.1 would result in a Party being required to make a payment on a Day that is not a Payment Business Day, then the due date for such invoice shall be the immediately succeeding Payment Business Day.

10.3	Disputed Invoice

10.3.1
Payment Pending Dispute. Absent manifest error, each Party invoiced pursuant to Section 10.1.1, 10.1.2, 10.1.3, 10.1.4, or 10.1.5 shall pay all disputed and undisputed amounts due under such invoice without netting or offsetting. In the case of manifest error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement or determination of the correct amount.

10.3.2
Timing. Except with respect to Sections 1.3, 10.3.4, and 14, any invoice may be contested by the receiving Party only pursuant to Section 10.5 or if, within a period of thirteen (13) Months after its receipt thereof, that Party serves notice to the other Party questioning the correctness of such invoice. Subject to Section 10.5, if no such notice is served, the invoice shall be deemed correct and accepted by both Parties.

10.3.3
Interest. The Party who invoiced and received payment of a sum, subsequently determined not to have been payable under this Agreement to such Party, shall pay interest to the other Party on such amount, at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when

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such sum was originally paid) on and from the Day when such sum was originally paid until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.3.4
Measurement or Analyzing Errors. Any errors found in an invoice or credit note which are caused by the inaccuracy of any measuring or analyzing equipment or device shall be corrected in accordance with Exhibit A hereto, as applicable, and shall be settled in the same manner as is set out above in this Section 10.3.

10.4	Delay in Payment

10.4.1
Interest. If either Party fails to make payment of any sum as and when due under this Agreement, it shall pay interest thereon to the other Party at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when such sum was originally due) on and from the Day when payment was due until the date of payment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.4.2
Costs and Expenses. Subject to Section 20.1.12, each Party shall bear its own costs (including attorneys’ or experts’ fees or costs) in respect of enforcement of such Party’s rights in any Dispute proceeding as a result of the other Party failing to perform or failing timely to perform its obligations under this Agreement including failing timely to make any payment in accordance with this Agreement.

10.5	Audit Rights
Each Party shall have the right to cause an independent auditor, appointed by such Party at such Party’s sole cost and expense, to audit the books, records and accounts of the other Party that are directly relevant to the determination of any amounts invoiced, charged, refunded or credited by the other Party within the previous twelve (12) Months or as otherwise required by this Agreement. Such audit shall be conducted at the office where the records are located, during the audited Party’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after the audited Party’s relevant records have been made available to the auditing Party. The independent auditor shall be a major firm experienced in providing auditing services, and the Party appointing such auditor shall cause the

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auditor to execute a confidentiality agreement reasonably acceptable to the Party being audited. If the audit discloses an error in any invoiced amount under this Agreement, then the auditing Party shall, within thirty (30) Days following completion of the audit pertaining to the affected invoice or statement, provide notice to the audited Party describing the error and the basis therefor. Promptly thereafter, the Parties shall commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof, provided that any adjustments arising from such audit shall be made and all credits or charges finalized within forty-five (45) Days of completion of any relevant audit.

11.	Taxes

11.1	Responsibility
Buyer shall indemnify and hold Seller and its direct or indirect owners and Affiliates (other than Buyer) harmless from any and all Buyer Taxes, and Seller shall indemnify and hold Buyer and its Affiliates (other than Seller) harmless from any and all Seller Taxes.

11.2	Seller Taxes
“Seller Taxes” means any Taxes imposed from time to time:

(a)	solely on account of the corporate existence of Seller or its Affiliates;

(b)
in respect of the property, revenue, income, or profits of Seller or its Affiliates (other than Taxes required to be deducted or withheld by Buyer from or in respect of any payments (whether in cash or in kind) under this Agreement);

(c)
subject to Section 11.5, in the United States of America or any political subdivision thereof, that may be levied or assessed upon the export, loading, storage, processing, transfer, transport, ownership of title, or delivery of LNG, up to and at the Delivery Point; and

(d)	payable by Buyer by reason of a failure by Seller to properly deduct, withhold or pay any Taxes described in Section 11.4.

11.3	Buyer Taxes
“Buyer Taxes” means any Taxes imposed from time to time:

(a)	solely on account of the corporate existence of Buyer or its Affiliates;

(b)	in respect of the property, revenue, income, or profits of Buyer or its Affiliates (other than Taxes required to be deducted or withheld by

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Seller from or in respect of payments (whether in cash or in kind) under this Agreement);

(c)
in the United States of America (or any political subdivision thereof) or in any jurisdiction in which any of Buyer’s Discharge Terminals are located (or any political subdivision thereof), or any jurisdiction through which any LNG Tanker transits or on which any LNG Tanker calls (or any political subdivision thereof), in each case that may be levied or assessed upon the sale, use, purchase, import, unloading, export, loading, storage, processing, transfer, transport, ownership of title, receipt or delivery of LNG after the Delivery Point; and

(d)	payable by Seller by reason of a failure by Buyer to properly deduct, withhold or pay any Taxes described in Section 11.4.

11.4	Withholding Taxes
If Seller or Buyer (in either case, the “Payor” for purposes of this Section 11.4), is required to deduct or withhold Taxes from or in respect of any payments (whether in cash or in kind) to the other Party under this Agreement, then: (a) the Payor shall make such deductions and withholdings; (b) the Payor shall pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws; (c) the Payor shall promptly furnish to the other Party the original or a certified copy of a receipt evidencing such payment; and (d) the sum payable by the Payor to the other Party shall be increased by such additional sums as necessary so that after making all required deductions and withholdings of Taxes (including deductions and withholdings of Taxes applicable to additional sums payable under this Section 11.4), the other Party receives an amount equal to the sum it would have received had no such deductions or withholdings of Taxes been made. For the avoidance of doubt, the payment mechanism described in this Section 11.4 does not affect the Tax rights and responsibilities among the Parties provided under Section 11.1.

11.5	Transfer Taxes
In the event that the United States of America or any political subdivision thereof, including the State of Louisiana or any of its political subdivisions, levies or assesses a value added Tax, sales or use Tax, or other transfer Tax (“Transfer Taxes”) on the transfer of LNG pursuant to this Agreement, then unless Buyer has demonstrated an exemption that excuses Seller from any requirement under Applicable Laws to collect such Transfer Taxes from Buyer (including the provision of any exemption certificate or other documentation required to demonstrate such exemption), Seller shall (a) add such Transfer Taxes to the invoice for such LNG issued pursuant to Section 10.1 or (b) promptly notify Buyer and remit such Transfer Taxes to the appropriate Governmental Authority, in which case, pursuant to Section 10.1.5, Seller shall furnish Buyer with an invoice of the Transfer Taxes required to be

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reimbursed to Seller, and Buyer shall pay such invoice in accordance with Section 10.2.5. Buyer shall remain liable for any Transfer Taxes imposed on Seller as a result of Buyer’s failure to qualify for an exemption claimed by Buyer.

11.6	Mitigation and Cooperation
Each Party shall use reasonable efforts to take actions or measures requested by the other Party in order to minimize liabilities for Taxes for which the other Party is liable under this Section 11, and to file for and secure exclusions, exemptions, rebates, credits, refunds, abatement and incentives with respect to any such Taxes, provided that the other Party shall pay such Party’s reasonable costs and expenses in relation thereto. Buyer shall provide Seller with information and documents requested by Seller for purposes of Seller qualifying for or benefitting from any and all exclusions, exemptions, rebates, credits, refunds, abatement and incentives of any Taxes for which Seller is liable under this Section 11.

11.7	Refunds
If a Party has made an indemnification payment to the other Party pursuant to this Section 11 with respect to any amount owed or paid by the indemnified Party and the indemnified Party thereafter receives a refund or credit of any such amount, such indemnified Party shall pay to the indemnifying Party the amount of such refund or credit (less any reasonable costs and expenses incurred by the indemnified Party to obtain such refund or credit, without duplication of any such costs or expenses paid by the indemnifying Party under Section 11.6) promptly following the receipt thereof. The indemnified Party shall provide such assistance as the indemnifying Party may reasonably request to obtain such a refund or credit.

12.	Quality

12.1	Specification
LNG delivered under this Agreement shall contain no water, active bacteria or bacterial agents (including sulphate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material and, when converted into a gaseous state, comply with the following specifications (“Specifications”):

Minimum Gross Heating Value	1000 Btu/SCF

Maximum Gross Heating Value	1150 Btu/SCF

Minimum methane (C1)	84.0 MOL%

Maximum H2S	0.25 grains per 100 SCF

Maximum Sulfur	1.35 grains per 100 SCF

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Maximum N2	1.5 MOL%

Maximum Ethane (C2)	11 MOL%

Maximum Propane (C3)	3.5 MOL%

Maximum Butane (C4) and heavier	2 MOL%

12.2	Determining LNG Specifications
LNG shall be tested pursuant to Exhibit A to determine whether such LNG complies with the Specifications.

12.3	Off-Specification LNG

12.3.1
If Seller, acting as a Reasonable and Prudent Operator, determines prior to loading of a cargo that the LNG is expected not to comply with the Specifications (“Off-Spec LNG”) upon loading, Seller shall, as soon as reasonably practicable, suspend loading and shall give notice to Buyer of the extent of the expected variance as soon as practicable (but in no case later than the commencement of loading of the cargo), and:

(a)
Buyer shall use reasonable efforts, including coordinating with the Transporter and the operator of the Discharge Terminal, to accept such LNG where the LNG would be acceptable to the Transporter and the operator of the Discharge Terminal, each of them acting in their sole discretion (unless Transporter or such operator is Buyer or an Affiliate of Buyer), and would not prejudice the safe and reliable operation of any LNG Tanker, the Discharge Terminal, and any downstream facilities being supplied regasified LNG; Buyer shall notify Seller within twenty-four (24) hours of receipt of Seller’s notice whether Buyer is so able to accept such LNG;

(b)
if Buyer can accept delivery of such cargo, then Buyer shall take delivery of such cargo, and Seller shall reimburse Buyer for all reasonable documented direct costs incurred by Buyer (including direct costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal) in transporting and treating such Off-Spec LNG to meet the Specifications (or to otherwise make such LNG marketable); provided, however, the Seller’s liability shall not exceed twenty percent (20%) of the Transfer Price Ceiling for such cargo, multiplied by the quantity (in MMBtu) of the Off-Spec LNG; and

(c)	if Buyer determines in good faith that it cannot, using reasonable efforts, receive such cargo, or that Buyer anticipates that it might be

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liable for costs that would not otherwise be reimbursed pursuant to Section 12.3.1(b), then Buyer shall be entitled to reject such cargo by giving Seller notice of rejection within forty-eight (48) hours of the Buyer’s receipt of Seller’s notice, and Buyer shall be relieved of its obligation to load such cargo, Seller shall be deemed to have failed to make available such cargo and Section 5.6.2 shall apply in respect of such cargo.

12.3.2
If Off-Spec LNG is delivered to Buyer without Buyer being made aware of the fact that such Off-Spec LNG does not comply with the Specifications, or without Buyer being made aware of the actual extent to which such Off-Spec LNG does not comply with the Specifications, then upon Buyer or Seller becoming aware that the LNG is Off-Spec LNG and following prompt notice thereof to the other Party, Seller shall immediately suspend loading operations (if applicable) pending a determination by Buyer and:

(a)
if Buyer is able, using reasonable efforts, to transport and treat the Off-Spec LNG to meet the Specifications (or to otherwise make such LNG marketable) within the cost limitations set forth in this Section 12.3.2(a), then Buyer shall notify Seller as soon as practicable to resume loading (if applicable) and Seller shall reimburse Buyer for all reasonable documented direct costs and expenses incurred by Buyer (including direct costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal) in transporting and treating such Off-Spec LNG received at the Discharge Terminal to meet the Specifications (or to otherwise make such LNG marketable), in an amount not exceeding one hundred percent (100%) of an amount equal to the delivered quantity of such Off-Spec LNG, multiplied by the Transfer Price Ceiling for such cargo; provided, however, that Buyer, any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal shall not be required to incur costs in excess of those reimbursable by Seller; or

(b)
if Buyer determines in good faith that it cannot, using reasonable efforts, transport and treat such Off-Spec LNG to meet the Specifications (or to make such LNG marketable) within the cost limitations set forth in Section 12.3.2(a), then: (i) Buyer shall be entitled to reject such Off-Spec LNG by giving Seller notice of such rejection as soon as practicable, and in any case within ninety-six (96) hours after (A) Seller notifies Buyer that such LNG is Off-Spec LNG and the actual extent to which such Off-Spec LNG does not comply with the Specifications or (B) Buyer becomes aware that such LNG is Off-Spec LNG, whichever occurs first; (ii) Buyer shall be entitled to dispose of the loaded portion of such Off-Spec LNG (or regasified LNG produced therefrom) in any manner that Buyer, acting

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in accordance with the standards of a Reasonable and Prudent Operator, deems appropriate; and (iii) Seller shall reimburse Buyer in respect of and indemnify and hold Buyer harmless from all direct loss, damages, costs and expenses incurred by Buyer, any Affiliate of Buyer, Transporter or the operator of the Discharge Terminal (if, and only to the extent that, Buyer is contractually liable to such operator) as a result of the delivery of such Off-Spec LNG, including in connection with the handling, treatment or safe disposal of such Off-Spec LNG or other LNG being held at the Discharge Terminal or being carried onboard the LNG Tanker which was contaminated by it, cleaning or clearing the LNG Tanker and Discharge Terminal, and damage caused to the LNG Tanker and Discharge Terminal.

12.3.3
If Buyer rejects a cargo in accordance with Section 12.3.1(c) or 12.3.2(b), Seller shall be deemed to have failed to make available such cargo, and the Scheduled Cargo Quantity for such cargo shall be treated as a Cargo DoP Quantity resulting in a Cargo DoP Payment under Section 5.6.2. If Buyer accepts a cargo of Off-Spec LNG in accordance with Section 12.3.1(b) or transports and treats a cargo of Off-Spec LNG in accordance with Section 12.3.2(a), Seller shall be deemed to have satisfied its obligation to make available such LNG to Buyer for purposes of Section 5.6.1.

13.	Measurements and Tests

13.1	LNG Measurement and Tests
LNG delivered to Buyer, and Gas used as fuel by the LNG Tanker, pursuant to this Agreement shall be measured and tested in accordance with Exhibit A.

13.2	Parties to Supply Devices

13.2.1
Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are incorporated in the structure of such LNG Tanker or customarily maintained on shipboard.

13.2.2
Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the delivered LNG, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are necessary to perform the measurement and testing required hereunder at the Loading Port.

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13.3	Selection of Devices
Each device provided for in this Section 13 shall be selected and verified in accordance with Exhibit A. Any devices that are provided for in this Section 13 not previously used in an existing LNG trade shall be chosen by written agreement of the Parties and shall be such as are, at the time of selection, accurate and reliable in their practical application. The required degree of accuracy of such devices shall be agreed in writing by Buyer and Seller in advance of their use, and such degree of accuracy shall be verified by an independent surveyor agreed in writing by the Parties.

13.4	Tank Gauge Tables of LNG Tanker
Buyer shall furnish to Seller, or cause Seller to be furnished, a certified copy of tank gauge tables as described in Exhibit A for each LNG tank of the LNG Tanker and of tank gauge tables revised as a result of any recalibration of an LNG tank of an LNG Tanker.

13.5	Gauging and Measuring LNG Volumes Loaded
Volumes of LNG delivered under this Agreement will be determined by gauging the LNG in the LNG tanks of the LNG Tanker immediately before and after loading and taking into account Gas returned to the Driftwood LNG Terminal and Gas burned by the LNG Tanker during loading, all in accordance with the terms of Exhibit A.

13.6	Samples for Quality Analysis
Representative samples of the delivered LNG shall be obtained by Seller as provided in Exhibit A.

13.7	Quality Analysis
The samples referred to in Section 13.6 shall be analyzed, or caused to be analyzed, by Seller in accordance with the terms of Exhibit A, in order to determine the molar fractions of the hydrocarbons and components in the sample.

13.8	Operating Procedures

13.8.1
Prior to carrying out measurements, gauging and analyses hereunder, the Party responsible for such operations shall notify the designated representative(s) of the other Party, allowing such representative(s) a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of such representative(s) after notification and reasonable opportunity to attend shall not affect the validity of any operation or computation thereupon performed.

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13.8.2
At the request of either Party, any measurements, gauging and/or analyses provided for in Sections 13.5, 13.6, 13.7 and 13.10.1 shall be witnessed and verified by an independent surveyor agreed in writing by the Parties. The results of verifications and records of measurement shall be maintained in accordance with the terms of Exhibit A.

13.9	MMBtu Quantity Delivered
The number of MMBtus sold and delivered shall be calculated at the Delivery Point by Seller and witnessed and verified by an independent surveyor agreed in writing by the Parties following the procedures set forth in Exhibit A.

13.10	Verification of Accuracy and Correction for Error

13.10.1
Each Party shall test and verify the accuracy of its devices at intervals to be agreed between the Parties. In the case of gauging devices of the LNG Tanker, such tests and verifications shall take place during each scheduled dry-docking, provided that the interval between such dry dockings shall not exceed five (5) years. Indications from any redundant determining devices should be reported to the Parties for verification purposes. Each Party shall have the right to inspect and if a Party reasonably questions the accuracy of any device, to require the testing or verification of the accuracy of such device in accordance with the terms of Exhibit A.

13.10.2	Permissible tolerances of the measurement, gauging and testing devices shall be as described in Exhibit A.

13.11	Costs and Expenses

13.11.1
Except as provided in this Section 13.11, all costs and expenses for testing and verifying measurement, gauging or testing devices shall be borne by the Party whose devices are being tested and verified; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.

13.11.2
In the event that a Party inspects or requests the testing/verification of any of the other Party’s devices on an exceptional basis in each case as provided in Section 13.10.1, the Party requesting the testing/verification shall bear all costs thereof; provided, however, that in the event that such testing or verification discloses that the other Party’s devices fail to comply with the requirements of this Agreement, all costs and expenses for such testing and verification of the devices that failed to comply shall be borne by the Party whose devices were tested.

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13.11.3	The costs of the independent surveyor:

(a)	requested by a Party in accordance with Section 13.8.2 or paragraph 3(a) of Exhibit A shall be borne by the requesting Party; and

(b)	referred to in Section 13.9 shall be borne equally by Buyer and Seller.

14.	Force Majeure

14.1	Force Majeure
Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of Force Majeure. To the extent that the Party so affected fails to use commercially reasonable efforts to overcome or mitigate the effects of such events of Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts. Subject to the provisions of this Section 14, the term “Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, the Party claiming Force Majeure or an Affiliate of the Party claiming Force Majeure, such Party and, as applicable, its Affiliate having observed a standard of conduct that is consistent with a Reasonable and Prudent Operator, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

14.1.1	Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure set forth above:

(a)	acts of God, a Governmental Authority, or a public enemy;

(b)	subject to Section 14.6, strikes, lockout, or other industrial action;

(c)
wars, blockades or civil disturbances of any kind; epidemics, actual or reasonably forecasted adverse weather or sea conditions, fires, explosions, arrests and restraints of governments or people; acts of terrorism, acts of piracy and serious threat of piracy;

(d)	the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to any facilities or equipment;

(e)
in respect of Seller: (i) loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Driftwood LNG Terminal or any Connecting Pipeline or (y) the liquefaction and loading facilities at the alternate source agreed by the Parties pursuant to Section 3.1.2

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but only with respect to those cargoes which Buyer has agreed may be supplied from such alternate source, and subject to Section 14.2.4; and (ii) any event that would constitute an event of force majeure under an agreement between Seller and the operator or operators of any Connecting Pipeline for Gas transportation services, provided however, that an event of force majeure affecting a party to any such agreement shall constitute Force Majeure under this Agreement only to the extent such event meets the definition of Force Majeure in this Section 14.1;

(f)	in respect of Buyer, events affecting the ability of any LNG Tanker to receive and transport LNG including the unavailability of tug services, subject to Section 14.2.3; and

(g)	the withdrawal, denial, or expiration of, or failure to obtain, any Approval.

14.1.2
Nothing in this Section 14.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

14.2	Limitations on Force Majeure

14.2.1
Indemnity and Payment Obligations. Notwithstanding Section 14.1, no Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

14.2.2	Events Not Force Majeure. The following events shall not constitute Force Majeure:

(a)	a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(b)
the unavailability of, or any event affecting, any facilities at or associated with any loading port or unloading port (or downstream of an unloading port) other than the Driftwood LNG Terminal or any alternate source agreed by the Parties pursuant to Section 3.1.2;

(c)	the ability of Seller or Buyer to obtain better economic terms for LNG or Gas from an alternative supplier or buyer, as applicable;

(d)	changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions,

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including failure or loss of any of Buyer’s or Seller’s Gas, LNG or electric power markets;

(e)	breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment;

(f)	the non-availability or lack of economically obtainable Gas reserves;

(g)
in the case of Seller, any event arising from an action or omission of (i) any Affiliate of Seller, (ii) the contractor or sub-contractor or agent of Seller or Affiliate of Seller, or (iii) the operator of the Driftwood LNG Terminal, in each case to the extent that, had Seller taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Section 14;

(h)
in the case of Buyer, any event arising from an action or omission of (i) any Affiliate of Buyer, (ii) any customer of Buyer scheduled to take delivery of LNG from Buyer at the Driftwood LNG Terminal, (iii) the contractor or sub-contractor or agent of Buyer or Affiliate of Buyer, (iv) the operator of any part of any Discharge Terminal or (v) any Transporter, in each case to the extent that, had Buyer taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Section 14; and

(i)
the loss of interruptible or secondary firm transportation service on a Connecting Pipeline or any pipeline upstream of a Connecting Pipeline unless the cause of such loss was an event that would satisfy the definition of Force Majeure hereunder and primary in-the-path transportation service on such pipeline was also interrupted as a result of such event.

14.2.3	LNG Tankers.

(a)
Force Majeure relief in respect of Buyer for an event described in Section 14.1.1(f) affecting a specific LNG Tanker shall only be available with respect to cargoes that are scheduled to be transported on such LNG Tanker in the applicable Ninety Day Schedule or ADP for such Contract Year, or (to the extent that the ADP for the following Contract Year has been issued by Seller) in the ADP for the following Contract Year.

(b)
With respect to any particular cargo, Buyer shall not be entitled to claim Force Majeure relief for an event affecting the LNG Tanker nominated for such cargo if such LNG Tanker was affected by, or should reasonably have been expected by Buyer or its customer utilizing such LNG Tanker (in each case acting as a Reasonable and

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Prudent Operator) to be affected by, such Force Majeure event at the time it was nominated by Buyer pursuant to Section 8.1.2 or Section 8.3, as applicable, for the relevant cargo.

14.2.4
Alternative Sources. Force Majeure relief in respect of Seller for an event described in Section 14.1.1(e) affecting an alternate LNG source or facility thereat agreed between the Parties pursuant to Section 3.1.2 shall (a) only be available with respect to the cargo that is scheduled to be loaded at the Loading Port of such facility in the ADP or applicable Ninety Day Schedule for such Contract Year or, to the extent that the ADP for the following Contract Year has been issued, in the ADP for such following Contract Year and (b) not be available for an event affecting such alternate LNG source or facility thereat if such alternate LNG source or facility thereat was affected by such Force Majeure at the time it was nominated by Seller pursuant to Section 3.1.2 for the applicable cargo.

14.3	Notification
A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by Seller or Buyer, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

14.3.1	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

14.3.2	the particulars of the program to be implemented to resume normal performance under this Agreement; and

14.3.3	the anticipated quantity of LNG scheduled in the ADP for a Contract Year that will not be made available or taken, as the case may be, by reason of Force Majeure.
Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

14.4	Measures
Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure.

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14.5	No Extension of Term
The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

14.6	Settlement of Industrial Disturbances
Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

15.	Liabilities and Indemnification

15.1	General
Subject to Section 15.2, and without prejudice to any indemnity provided under this Agreement, Seller shall be liable to Buyer, and Buyer shall be liable to Seller, for any loss which has been suffered as a result of the breach by the Party liable of any one or more of its obligations under this Agreement, to the extent that the Party liable should reasonably have foreseen the loss.

15.2	Limitations on Liability

15.2.1
Incidental and Consequential Losses. Neither Party shall be liable to the other Party hereunder as a result of any act or omission in the course of or in connection with the performance of this Agreement, for or in respect of:

(a)	any indirect, incidental, consequential or exemplary losses;

(b)	any loss of income or profits;

(c)	except as expressly provided in this Agreement, any failure of performance or delay in performance to the extent relieved by the application of Force Majeure in accordance with Section 14; or

(d)	except as expressly provided in this Agreement, any losses arising from any claim, demand or action made or brought against the other Party by a Third Party.

15.2.2
Exclusive Remedies. A Party’s sole liability, and the other Party’s exclusive remedy, arising under or in connection with Sections 5.6, 5.7, 5.8, 7.12.3, 7.12.4, 7.13.2(c) and 12.3 and this Section 15 shall be as set forth in each such provision, respectively.

15.2.3	Liquidated Damages. The Parties agree that it would be impracticable to determine accurately the extent of the loss, damage and expenditure that

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either Party would have in the circumstances described in Sections 5.6, 5.7, 5.8, 7.12.3 and 7.12.4. Accordingly, the Parties have estimated and agreed in advance that the sole liability, and exclusive remedy for such circumstances shall be as provided in those Sections, and neither Party shall have additional liability as a result of any such circumstances. Each amount described in or determined by the provisions of Sections 5.6, 5.7, 5.8, 7.12.3 and 7.12.4 is intended to represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance. Each Party waives any right to claim or assert, in any arbitration or expert determination pursuant to Section 20 in any action with respect to this Agreement, that any of the exclusive remedies set forth in Sections 5.6, 5.7, 5.8, 7.12.3 and 7.12.4 do not represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance or otherwise are not valid and enforceable damages.

15.2.4
Express Remedies. The Parties agree that Section 15.2.1 shall not impair a Party’s obligation to pay the amounts specified in, or the validity of or limitations imposed by, Sections 5.6, 5.7, 5.8, 7.12.3, 7.12.4, 7.13.2(c) and 12.3. Neither Party shall have a right to make a claim for actual damages (whether direct or indirect) or other non-specified damages under any circumstances for which an express remedy or measure of damages is provided in this Agreement.

15.2.5
Remedies in Contract. Except with respect to claims for injunctive relief under Sections 18 and 20.1.11, a Party’s sole remedy against the other Party for nonperformance or breach of this Agreement or for any other claim of whatsoever nature arising out of or in relation to this Agreement shall be in contract and no Party shall be liable to another Party (or its Affiliates and contractors and their respective members, directors, officers, employees and agents) in respect of any damages or losses suffered or claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.

15.2.6	Seller Aggregate Liability for Certain Events.

(a)
Notwithstanding any provision herein to the contrary, the maximum Seller Aggregate Liability as of any given date in respect of any occurrence or series of occurrences shall not exceed the Seller Liability Cap.

(b)
“Seller Aggregate Liability” shall mean, as of any date of determination, any and all liability of Seller to Buyer under this Agreement, excluding (i) any Seller liabilities under this Agreement for which Seller has already made payment to Buyer as of such date and (ii) any liability caused by the gross negligence or willful

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misconduct of the Partnership, Seller, any other Affiliate of the Partnership, the General Partner or Seller’s Affiliates.

(c)
The “Seller Liability Cap”, as of any given time of determination, shall be an amount (in USD) equal to USD one hundred million (US$100,000,000), multiplied by the ACQ at such time, divided by fifty-two million one hundred seventy thousand (52,170,000) MMBtu.

15.2.7
EXCEPT FOR WARRANTIES OF TITLE AND NO LIENS OR ENCUMBRANCES, AND SUBJECT TO THE PROVISIONS OF THIS AGREEMENT CONCERNING THE QUALITY OF LNG TO BE DELIVERED UNDER THIS AGREEMENT, SELLER EXPRESSLY NEGATES ANY WARRANTY WITH RESPECT TO LNG DELIVERED UNDER THIS AGREEMENT, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY WITH RESPECT TO CONFORMITY TO SAMPLES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

15.3	Buyer’s Credit; Credit Support

15.3.1
At all times prior to any assignment of this Agreement by Original Buyer, Original Buyer shall have no obligation to maintain any credit rating or provide any guaranty, letter of credit or other credit support in connection with this Agreement; provided that, if required for financing, Buyer shall use its commercial reasonable efforts to provide information or documents confirming its ability to perform its financial obligations under this Agreement.

15.3.2
If Buyer assigns or novates this Agreement to a Third Party who is not an Affiliate of Original Buyer (such Third Party, the “Assignee Buyer”) and if in connection with such assignment or novation Lenders require in accordance with Section 21.2.2(c) that Assignee Buyer have an Acceptable Credit Rating or a Guaranty be provided to Seller prior to such novation or assignment, then at all times following such assignment or novation (including following any subsequent assignments or novations thereafter), and only then, the following terms of this Section 15.3.2 shall apply:

(a)
Assignee Buyer shall at all times on and after such assignment or novation maintain an Acceptable Credit Rating or provide or cause to be provided a Guaranty. In the event any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder no longer has an Acceptable Credit Rating or is otherwise no longer an Acceptable Guarantor, Assignee Buyer shall provide a replacement Guaranty or, if unable to comply with the requirements of a Guaranty because no Guarantor exists, an alternative credit

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support reasonably acceptable to Lenders at all times. Any Guaranty or alternative credit support required to be delivered to Seller pursuant to this Section 15.3.2(a) shall be delivered within thirty (30) Days of such requirement arising.

(b)
If Assignee Buyer, or Assignee Buyer’s Guarantor, merges or consolidates, sells all or substantially all of its assets, or novates or assigns this Agreement or the Guaranty, as applicable, then the surviving entity, asset purchaser or assignee, as the case may be, shall either have and maintain an Acceptable Credit Rating or assume in writing or by operation of law the obligations of Assignee Buyer or Assignee Buyer’s Guarantor, as applicable. In the event the foregoing conditions are not satisfied, Assignee Buyer shall provide a replacement Guaranty or, if unable to comply with the requirements of a Guaranty because no Guarantor exists, an alternative credit support reasonably acceptable to Lenders at all times. Any Guaranty or alternative credit support required to be delivered to Seller pursuant to this Section 15.3.2(b) shall be delivered within thirty (30) Days of such requirement arising.

15.4	Third Party Liability
With respect to Third Party liabilities:

(a)
If any Third Party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 15 or elsewhere in this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

(b)
The Indemnifying Party will have the right to defend against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) Days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend

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against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)
So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 15.4(b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)
In the event any of the conditions in Section 15.4(b) is or becomes unsatisfied, or a conflict arises, with regard to the Third Party Claim, between the Indemnified Party and the Indemnifying Party in respect of such Third Party Claim the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(e)
If either Party gives notice to the other Party of a Third Party Claim pursuant to the provisions of Section 15.4(a) and the notified Party does not give notice that it will indemnify the notifying Party in the manner set out in Section 15.4(b), the notifying Party shall nevertheless send copies of all pleadings and other documents filed in any such Third Party lawsuit to the notified Party and such notified Party may have the right to participate in the defense of the Third Party Claim in any manner permitted by Applicable Law.

15.5	Seller’s Insurance

15.5.1	Seller shall obtain and maintain or cause to be obtained and maintained:

(a)	insurance for the Driftwood LNG Terminal to the extent required by Applicable Law, and

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(b)	additional insurance, as is reasonably necessary, against such other risks and at such levels as a Reasonable and Prudent Operator of a liquefaction terminal would obtain.

15.5.2
Seller shall obtain or cause to be obtained the insurance required by Section 15.5.1 from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. Seller shall exercise its best efforts, or shall cause the applicable insured Person to use its best efforts, to collect any amount due under such insurance policies.

15.6	Buyer’s Insurance
Buyer shall ensure that insurances are procured and maintained for each LNG Tanker in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Tanker. In this regard:

(a)	Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(b)
Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained with full P&I indemnity cover in the ordinary course from a P&I Club, and such LNG Tanker shall be entered for insurance with a P&I Club, including pollution liability standard for LNG vessel and Certificate of Financial Responsibility.

16.	Safety

16.1	General
The Parties recognize the importance of securing and maintaining safety in all matters contemplated in this Agreement, including the construction and operation of their respective facilities and the LNG Tankers and transportation of LNG. It is their respective intentions to secure and maintain high standards of safety in accordance with International Standards and the generally accepted standards prevailing in the LNG and LNG transportation industries from time to time.

16.2	Third Parties
Both Parties shall use reasonable efforts to ensure that their respective employees, agents, operators, Transporter, contractors and suppliers shall have due regard to safety and abide by the relevant regulations while they are performing work and services in connection with the performance of this Agreement, including such work

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and services performed within and around the area of the Driftwood LNG Terminal and on board the LNG Tankers.

17.	Exchange of Information
The Parties shall maintain close communication and mutually provide and shall use reasonable efforts to exchange available information directly relevant to the fulfillment of the terms and conditions of this Agreement.

18.	Confidentiality

18.1	Duty of Confidentiality
The (i) terms of this Agreement and (ii) any information disclosed by either Party to the other Party in connection with this Agreement which is not:

(a)	already known to the recipient from sources other than the other Party;

(b)	already in the public domain (other than as a result of a breach of the terms of this Section 18.1); or

(c)	independently developed by the recipient;
shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to Third Parties by the receiving Party. The Parties recognize that persons authorized to review the Confidential Information under Section 18.2 may form mental impressions (i.e., impressions not written or otherwise reduced to a record) regarding the Confidential Information. The use of these mental impressions by such persons shall not be a violation of the restriction contained in this Section 18.1.

18.2	Permitted Disclosures

18.2.1	The Confidential Information, which either Party receives from the other, may be disclosed by such Party:

(a)
to any Person who is such Party’s legal counsel, other professional consultant or adviser, Transporter, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;

(b)
if required and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Section 18.2.1(f) are quoted;

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(c)	as may be required under federal or state securities or “Blue Sky” Applicable Laws;

(d)	if required and to the extent required by the U.S. Department of Energy;

(e)
without limiting Section 18.2.1(c) or (d), if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Section 20.1 or 20.2 or any arbitration award or binding decision of an Expert (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;

(f)
to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 18.2.1(f);

(g)	to any bona fide intended assignees of a Party’s interests under this Agreement;

(h)	to any Third Party as reasonably necessary for the performance of a Party’s obligations under this Agreement;

(i)
to any arbitrator appointed in accordance with Section 20.1.4, to any Expert appointed pursuant to Section 20.2.1, or to any other party to an arbitration or Expert proceeding arising under or in connection with this Agreement, or to any witnesses appearing in an arbitration under Section 20.1 or in an Expert proceeding under Section 20.2; or

(j)
to any Person reasonably required to see such Confidential Information, including the Lenders, in connection with any bona fide financing or offering or sale of securities by Seller, Buyer or any Affiliate or shareholder of any of the foregoing, to comply with the

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disclosure or other requirements of Applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.

18.2.2
The Party making the disclosure shall ensure that any Person listed in Section 18.2.1(a), (f), (g), (h), (i) or (j) to which it makes the disclosure (excluding any legal counsel, arbitrator or Expert already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Section 18.1. In the case of a disclosure to an employee made in accordance with Section 18.2.1(f), the undertaking shall be given by the company on its own behalf and in respect of all its employees.

18.2.3
Seller may disclose to the other Partnership Buyers Confidential Information related to scheduling, operations and other relevant technical information to comply with Seller’s performance of Section 8, but only to the extent necessary to ensure the effective implementation thereof.

18.2.4	No press release concerning the execution of this Agreement or resolution of any Disputes shall be issued unless agreed by the Parties.

18.3	Confidential Information Remedy
The Parties acknowledge that breach of the provisions of this Section 18 shall cause irreparable injury for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties agree that the provisions of this Section 18 may be enforced by specific performance and that the non-breaching Party shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Section 18. Any such relief shall be in addition to, and not in lieu of, any legal or equitable damages available to such Party.

18.4	Duration of Confidentiality
The foregoing obligations with respect to the Confidential Information shall remain in effect for three (3) years after this Agreement is terminated.

19.	Default and Termination

19.1	Right to Suspend Performance

19.1.1
Seller Right to Suspend. If (a) Seller has not received payment in respect of any amounts due under any invoice(s) under this Agreement totaling in excess of USD fifteen million (US$15,000,000) within five (5) Business Days after the due date thereof, (b) any Termination Event in favor of a Seller right to terminate has arisen, or (c) (i) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(i) of the

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Partnership Agreement and the Default Forfeiture Units (as defined in the Partnership Agreement) are Class A Units issued to such Defaulting Partner pursuant to the equity capital contribution agreement entered into by such Defaulting Partner in respect of the Phase 1 Project or (ii) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(ii) of the Partnership Agreement, then without prejudice to any other rights and remedies of Seller arising under this Agreement or by Applicable Laws or otherwise, upon giving five (5) Business Days’ notice to Buyer:

(a)
Seller may suspend delivery of any or all subsequent cargoes until (a) the amounts outstanding under such invoice(s) and interest thereon have been paid in full, (b) the circumstances constituting the Termination Event have been fully remedied or have ceased to apply or (c) Buyer or its Affiliate, as applicable, is no longer a Defaulting Partner (as defined in the Partnership Agreement), as the case may be.

(b)
In the event of such suspension, Buyer shall not be relieved of any of its obligations under this Agreement, and the provisions of Sections 5.7.2 to 5.7.8 shall apply with respect to each cargo scheduled in the Annual Delivery Program or Ninety Day Schedule which is not delivered during the suspension.

(c)	During the period that such suspension is effective, Seller shall have no obligation to make available LNG to Buyer.

19.1.2
Buyer Right to Suspend. Without prejudice to its rights under the Termination Event set out in Section 19.2.1(j), if a Bankruptcy Event has occurred with respect to Seller, Buyer shall be entitled to suspend by written notice to Seller the performance of its obligations under this Agreement to take and pay for LNG, until such Bankruptcy Event is no longer occurring with respect to Seller. Buyer’s right to suspend shall not excuse Buyer from paying for LNG taken prior to the suspension.

19.2	Elective Termination

19.2.1	Termination Events. The following circumstances (each, a “Termination Event”) shall give rise to the right for the specified Party (and only the specified Party) to terminate this Agreement:

(a)
by Seller, if Buyer fails to pay or cause to be paid any amount or amounts in the aggregate due under this Agreement that are in excess of USD fifty million (US$50,000,000), for a period of ten (10) Days or more following the due date of the relevant invoice;

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(b)	by Seller, if Buyer fails to comply with Section 15.3 or 21;

(c)	by Seller, violation by Buyer of Section 25.1;

(d)	by the non-violating Party, if a Party violates Section 25.2(b) or breaches the representation and warranty in Section 25.5;

(e)
by Seller, if (i) Buyer or any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder fails to execute any Direct Agreement with Seller’s or its Affiliate’s respective Lenders within sixty (60) Days after Seller’s request thereof, provided that such Direct Agreement complies with the requirements in Sections 21.4.2(a) to (g), or (ii) in connection with any financing, Buyer fails to provide to the Lenders and the Lenders’ Agent any legal opinion that complies with the requirements in Section 21.4.1 within sixty (60) Days after Seller’s request thereof;

(f)	by Seller, if a Bankruptcy Event has occurred with respect to Buyer or any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder;

(g)
by Seller, if (i) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(i) of the Partnership Agreement and the Default Forfeiture Units (as defined in the Partnership Agreement) are Class A Units issued to such Defaulting Partner pursuant to the equity capital contribution agreement entered into by such Defaulting Partner in respect of the Phase 1 Project, and the General Partner exercises its rights pursuant to the Partnership Agreement to cause all such Class A Units to be redeemed or forfeited in accordance with the Partnership Agreement or (ii) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(ii) of the Partnership Agreement, and the General Partner exercises its rights pursuant to the Partnership Agreement to cause all of such Defaulting Partner’s Class A Units to be redeemed or forfeited in accordance with the Partnership Agreement;

(h)	by either Party, if Buyer’s or its Affiliate’s entire interest in the Partnership is redeemed pursuant to Section 4.17 of the Partnership Agreement;

(i)	by Seller, if Buyer’s or its Affiliate’s entire interest in the Partnership is redeemed pursuant to Section 4.8 of the Partnership Agreement;

(j)	by Buyer, if a Bankruptcy Event has occurred in respect of Seller;

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(k)
by Buyer, if each of the following conditions have been satisfied: (i) the amount of indebtedness for purposes of constructing the Phase 1 Project (including any such indebtedness that has been refinanced from time to time) has been paid in full, (ii) Buyer or its Affiliate has contributed to the Partnership its entire capital commitment for the Phase 1 Project and (iii) one (1) or more events of Force Majeure affecting Seller prevent Seller from making available an aggregate quantity of LNG equal to or greater than fifty percent (50%) of the AACQ during any given twelve (12) Month period;

(l)
by Buyer, if each of the following conditions have been satisfied: (i) the amount of indebtedness for purposes of constructing the Phase 1 Project (including any such indebtedness that has been refinanced from time to time) has been paid in full, (ii) Buyer or its Affiliate has contributed to the Partnership its entire capital commitment for the Phase 1 Project, and (iii) Seller fails to make available an aggregate amount of LNG in accordance with Section 5.6 resulting in Cargo DoP Quantities totaling more than fifty percent (50%) of the AACQ in aggregate during any given twelve (12) consecutive Month period of the Term.

19.2.2
Notice of Termination Event. Upon the occurrence of any Termination Event, the terminating Party may give notice thereof to the other Party, specifying in reasonable detail the nature of such Termination Event.

19.2.3
Timing of Elective Termination. Except with respect to the Termination Events described in Section 19.2.4, at any time after the expiry of a period of forty-five (45) Days after the terminating Party gave notice of a Termination Event pursuant to Section 19.2.2, unless the circumstances constituting the Termination Event have been fully remedied or have ceased to apply, the terminating Party may terminate this Agreement with immediate effect by giving notice of such termination to the other Party.

19.2.4
Certain Termination Events. Upon the occurrence of a Termination Event described in Section 19.2.1(b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l), the terminating Party’s notice pursuant to Section 19.2.2 shall terminate this Agreement immediately.

19.3	Rights Accrued Prior to Termination
Termination of this Agreement shall be without prejudice to:

(a)	the rights and liabilities of the Parties accrued prior to or as a result of such termination; and

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(b)	claims for breaches of Section 18 that occur during the three (3) year period after termination of this Agreement.

19.4	Liability in Connection with Certain Termination Rights
Without prejudice to a Party’s or its Affiliate’s rights and obligations under another agreement, neither Party shall have any liability hereunder to the other Party as a result of a termination of this Agreement pursuant to Section 19.2.1(h) or (k).

19.5	Final Reconciliation
Within sixty (60) Days after the termination of this Agreement, Seller and Buyer shall determine the amount of any final settlement payment. Seller shall send a statement to Buyer, or Buyer shall send a statement to Seller, as the case may be, for any final settlement payment due. Seller or Buyer, as the case may be, shall pay such amount no later than twenty (20) Business Days after the date of receipt of such statement.

19.6	Survival
The following provisions shall survive expiration or termination of this Agreement: Sections 1, 7.7.2, 7.7.3, 9, 10, 11, 13.8.2, 15.1, 15.2, 15.3, 15.4, 18 (to the extent provided therein), 19.3, 19.4, 19.5 and 20 to 25, in addition to this Section 19.6.

20.	Dispute Resolution and Governing Law

20.1	Dispute Resolution

20.1.1
Arbitration. Any Dispute (other than a Dispute submitted to an Expert under Section 20.2.1) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.

20.1.2	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) (as then in effect).

20.1.3
Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.

20.1.4
Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the

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Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Section 20, (a) Buyer, any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder and all Persons whose interest in this Agreement derives from them shall be considered as one party; and (b) Seller and all Persons whose interest in this Agreement derives from Seller shall be considered as one party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed.

20.1.5
Consolidation. If multiple arbitration proceedings are initiated under this Agreement, any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder, one or more other LNG sale and purchase agreements entered into by Seller, one or more equity capital contribution agreements entered into by the Partnership, the Partnership Agreement, the General Partner LLC Agreement, any management and advisory services agreement entered into by the Partnership or the LNG Marketing Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any party to any such dispute may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the disputes.

20.1.6	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.

20.1.7	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

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20.1.8
Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 24, as well as any other procedure authorized by law.

20.1.9	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 24.

20.1.10
Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

20.1.11
Interim Measures. Any party to the Dispute may apply to a court in New York, New York, for interim measures (a) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The Parties unconditionally and irrevocably submit to jurisdiction in New York, New York, for the limited purposes of an application for interim measures under this Section 20.1.11. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

20.1.12
Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

20.1.13	Interest. The award shall include pre-award and post-award interest, as determined by the arbitral tribunal, from the date of any default or other

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breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day such award was issued) on and from the Day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

20.1.14	Currency of Award. The arbitral award shall be made and payable in USD, free of any Tax or other deduction.

20.1.15
Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any Governmental Authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

20.1.16
Confidentiality. Any arbitration or Expert determination relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration or Expert proceeding, and memorials, briefs or other documents prepared for the arbitration or Expert proceeding) shall be Confidential Information subject to the confidentiality provisions of Section 18; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination or award.

20.2	Expert Determination

20.2.1
General. In the event of any disagreement between the Parties regarding a measurement under Exhibit A hereto or any other Dispute which the Parties agree to submit to an Expert (in either case, a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an Expert selected as provided in this Section 20.2.1. The Expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party notice of the request for such determination. If the Parties are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of either of the Parties, the International Centre for Expertise of the International Chamber of Commerce (“ICC”) shall appoint such Expert and shall administer such expert determination through the ICC’s Rules for Expertise. The Expert shall be and remain at all times wholly impartial, and, once appointed, the Expert shall have no ex parte communications with either of

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the Parties concerning the expert determination or the underlying Measurement Dispute. The Parties shall cooperate fully in the expeditious conduct of such expert determination and provide the Expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the Expert shall issue a draft report and allow the Parties to comment on it. The Expert shall endeavor to resolve the Measurement Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

20.2.2
Final and Binding. The Expert’s decision shall be final and binding on the Parties unless challenged in an arbitration pursuant to Section 20.1 within thirty (30) Days of the date the Expert’s decision. If challenged, (a) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (b) the decision shall be entitled to a rebuttable presumption of correctness; and (c) the Expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

20.2.3
Arbitration of Expert Determination. In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Exhibit A hereto, then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 20.1.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

20.3	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

20.4	Immunity

20.4.1
Each Party, to the maximum extent permitted by Applicable Law, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any and all rights of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration, Expert proceeding, or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award

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attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, Expert or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.

20.4.2	Each Party hereby irrevocably, unconditionally, knowingly and intentionally:

(a)	agrees that the execution, delivery and performance by such Party of this Agreement constitute private and commercial acts rather than public or governmental acts; and

(b)
consents in respect of the enforcement of any judgment against such Party in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).

21.	Successors; Assignments

21.1	Successors
This Agreement shall be binding upon and inure to the benefit of any successor to each of Seller and Buyer.

21.2	Assignment by Buyer

21.2.1
Early Assignments. Buyer may not novate or assign this Agreement to any Person other than an Affiliate of Buyer prior to the time that the Date of Substantial Completion for each of the Phase 1 Plants has occurred.

21.2.2
Prior Written Consent. At any time after the Date of Substantial Completion for each of the Phase 1 Plants has occurred, Buyer may novate or assign this Agreement in its entirety to another Person, for the remainder of the Term, upon the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), provided that:

(a)	Lenders have provided prior written consent to such novation or assignment;

(b)
such assignee or novatee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is enforceable by Seller; and

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(c)	if required by Lenders, such assignee or novatee has an Acceptable Credit Rating or a Guaranty is provided to Seller prior to such novation or assignment.

21.2.3
Without Prior Consent to Affiliates. At any time, so long as Buyer is Original Buyer or an Affiliate of Original Buyer, Buyer may novate or assign this Agreement in its entirety, for the remainder of the Term, without Seller’s prior consent, to an Affiliate of Buyer, provided that:

(a)	Lenders have provided prior written consent to such novation or assignment;

(b)
such Affiliate assignee or novatee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is reasonably acceptable in form and substance to, and enforceable by, Seller; and

(c)	performance of this Agreement by Seller with such Affiliate assignee or novatee would comply with Applicable Laws and all relevant Approvals.

21.2.4
Further Obligations. Upon a novation or assignment in whole by Buyer in accordance with this Section 21.2, the assignor or novator shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment

21.3	Assignment by Seller
Except as provided in Section 21.4.2, this Agreement may not be assigned by Seller.

21.4	Seller Financing

21.4.1
Lender Financing. Seller and its Affiliates shall have the right to obtain financing (including non-recourse or limited recourse financing) from Lenders. In connection with any financing or refinancing obtained by Seller or its Affiliates, Buyer shall, if so requested by Seller, deliver to Seller’s or its Affiliate’s Lenders or the agent acting on behalf of any such Lenders (“Lenders’ Agent”) certified copies of its corporate charter and by-laws, resolutions, incumbency certificates, financial statements and other financial information, and such other items or information upon the reasonable request by Lenders or Lenders’ Agent. Buyer shall, at Seller’s cost, also provide to the Lenders and Lenders’ Agent legal opinions in form and substance and from counsel reasonably acceptable to the Lenders.

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21.4.2
Assignment as Security. Buyer further acknowledges and agrees that Seller may collaterally assign, transfer, or otherwise encumber, all or any of its rights, benefits and obligations under this Agreement to such Lenders or Lenders’ Agent as security for Seller’s obligations or its Affiliate’s obligations to Lenders. Accordingly, upon Seller’s request pursuant to a notice hereunder and at Seller’s cost, Buyer shall enter into, and if Buyer is Assignee Buyer, then Assignee Buyer shall cause any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder to enter into, one or more direct agreements or consent agreements (each, a “Direct Agreement”) pursuant to which Buyer or such guarantor, as applicable:

(a)
consents to the collateral assignment of Seller’s or its Affiliate’s rights and obligations under this Agreement or the guaranty, as applicable, to the Lenders or the Lenders’ Agent and the subsequent assignment and transfer of this Agreement or the guaranty, as applicable, to the Lenders’ Agent or other designee or nominee of the Lenders (including a purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure) following an event of default by Seller or its Affiliate under the financing documents entered into by Seller or its Affiliates with the Lenders;

(b)
provides representations and warranties that this Agreement or the guaranty, as applicable, is in full force and effect and has not been modified or amended and that there are no defaults existing under this Agreement or the guaranty, as applicable;

(c)
in the case of Buyer, provides representations and warranties regarding the corporate existence of Buyer, its authority to enter into and perform this Agreement and that this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and in the case of guarantor, provides representations and warranties regarding the corporate existence of guarantor, its authority to enter into and perform the guaranty and that the guaranty is the legal, valid and binding obligation of guarantor, enforceable against guarantor in accordance with its terms;

(d)	agrees to make payments of amounts owed under this Agreement or the guaranty, as applicable, to one or more accounts as notified by Lenders’ Agent from time to time;

(e)	in the case of Buyer, agrees to give Lenders and Lenders’ Agent notice of and an opportunity to cure any default by Seller under this Agreement;

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(f)	agrees to modify or clarify provisions of this Agreement or the guaranty, as applicable, as reasonably requested by the Lenders or the Lenders’ Agent; and

(g)	agrees to other undertakings that are normal and customary in financings or refinancings of the type entered into by Seller or its Affiliates and the Lenders.

21.4.3
Assignment or Novation to Lenders. Seller may novate or assign this Agreement in its entirety, for the remainder of the Term, without Buyer’s prior consent, to Seller’s Lenders or its Affiliate’s Lenders or the relevant Lenders’ Agent and to any other designee or nominee of such Lenders (including a purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure) following an event of default by Seller or its Affiliate under the financing documents entered into by Seller or its Affiliates with such Lenders, provided that each such transferee assumes all of the obligations of Seller under this Agreement commencing on the date of the assignment by execution of a copy of this Agreement in its own name (countersigned by Buyer) or by execution of a binding assignment and assumption agreement which is enforceable by Buyer. Upon a novation or assignment by Seller, in accordance with this Section 21.4.3, the assignor or novator shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.

22.	Contract Language
This Agreement, together with the Exhibits hereto, shall be made and originals executed in the English language. In case of any difference in meaning between the English language original version and any translation thereof, the English language original version shall be applicable.

23.	Miscellaneous

23.1	Disclaimer of Agency
This Agreement does not appoint either Party as the agent, partner or legal representative of the other for any purposes whatsoever, and neither Party shall have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other Party.

23.2	Entire Agreement
This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the Parties in respect of the subject matter hereof and includes all promises

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and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter hereof. Anything that is not contained or expressly incorporated by reference in this instrument, is not part of this Agreement.

23.3	Third Party Beneficiaries
The Parties do not intend any term of this Agreement to be for the benefit of, or enforceable by, any Third Party except as expressly provided in Section 7.7. The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, including those Third Parties referred to under Section 7.7, even if as a result such Third Party’s rights to enforce a term of this Agreement will be varied or extinguished.

23.4	Amendments and Waiver
This Agreement may not be supplemented, amended, modified or changed except by an instrument in writing signed by Seller and Buyer and expressed to be a supplement, amendment, modification or change to this Agreement. A Party shall not be deemed to have waived any right or remedy under this Agreement by reason of such Party’s failure to enforce such right or remedy.

23.5	Exclusion
The United Nations Convention on Contracts for the International Sale of Goods (and the Convention on the Limitation Period in the International Sale of Goods) shall not apply to this Agreement and the respective rights and obligations of the Parties hereunder.

23.6	Further Assurances
Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Agreement, including causing this Agreement or any document contemplated herein to be duly registered, notarized, attested, consularized and stamped in any applicable jurisdiction.

23.7	Severability
If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

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24.	Notices

24.1	Form of Notice

24.1.1
Except where otherwise specifically provided in this Agreement, all notices, requests, consents, proposals, approvals and statements shall be in writing and in English, and if properly addressed to the recipient in the manner required by Sections 24.1.2 and 24.2, shall be deemed to have been properly given or delivered: (i) on the date of actual delivery when personally delivered to the intended recipient or when delivered to the intended recipient by a reputable courier delivery service; or (ii) on the date specified in Section 24.2.2, if by Electronic Transmission, provided that if such Electronic Transmission is directed after 5:00 p.m. (local time of the recipient) or on a day that is not a Business Day, then on the next succeeding Business Day after the date specified in Section 24.2.2.

24.1.2
A non-electronic document is deemed to be properly addressed, in each case, if to Buyer or Seller, to the address of such Person as set forth in this Section 24.1.2, or, in each case, to such other address or addresses as the addressee may have specified by written notice given to the other Party in the manner contemplated by Section 24.1.1.

If to Buyer, to:
Total Gas & Power North America, Inc.
Total Plaza, 1201 Louisiana Street, Suite 1600
Houston, TX 77002
United States of America
Attention: LNG Manager
Email: lng.ustgp@total.com
If to Seller, to:
Driftwood LNG LLC
c/o Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002
United States of America
Attention: General Counsel
E-mail: Notices@Driftwood.com

24.2	Electronic Transmission

24.2.1
Without limiting the manner by which notice otherwise may be given effectively to Parties pursuant to Section 24.1, any notice under any provision of this Agreement shall be effective if given by a form of Electronic Transmission.

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24.2.2
Notice given pursuant to Section 24.2.1 will be deemed delivered on the date on which it is directed to the electronic mail address set forth in Section 24.1.2, or to such other electronic mail address as the addressee previously may have specified by written notice given to the other Party in the manner contemplated by Section 24.1.1.

24.2.3	Buyer and Seller hereby consent to receive notices by Electronic Transmission at the electronic mail address set forth in Section 24.1.2.

25.	Trade Law Compliance

25.1	Trade Law Compliance

25.1.1
Each Party agrees to comply with the Export Authorizations, including incorporating into any resale contract for LNG sold under this Agreement the necessary conditions to ensure compliance with the Export Authorizations. Buyer shall promptly provide to Seller all information in order for Seller or any other Person acting as agent on behalf of Seller under an Export Authorization, to comply with the Export Authorizations, including information that identifies for each LNG cargo delivered under this Agreement the country (or countries) into which the LNG or Gas was actually delivered (i.e., use in combustion or other chemical reaction conversion process). Buyer commits to include in any resale contract for LNG sold under this Agreement the necessary conditions to ensure Seller is made aware of all such countries into which the LNG or Gas was actually delivered. If any Export Authorization requires conditions to be included in this Agreement beyond those that are already included herein, then, within fifteen (15) days following the issuance of the Export Authorization imposing such condition, the Parties shall discuss the appropriate changes to be made to this Agreement to comply with such Export Authorization and shall amend this Agreement accordingly. Buyer acknowledges and agrees that it will resell or transfer LNG purchased hereunder for delivery only to the countries identified in an applicable Export Authorization and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer represents and warrants that the final delivery of LNG received pursuant to the terms of this Agreement are permitted and lawful under United States of America laws and policies, including Export Control and Sanctions Laws and the rules, regulations, orders, policies, and other determinations of the United States Department of Energy, the Office of Foreign Assets Control of the United States Department of the Treasury and the Federal Energy Regulatory Commission, and Buyer shall not take any action which would cause Seller to be in violation of United States of America laws and policies or any Export Authorization to be withdrawn, revoked, suspended or not renewed.

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25.1.2
Without limiting the foregoing, the following provisions are included in this Agreement in accordance with the requirements of the Export Authorizations, and Buyer shall include, and require any direct or indirect buyer of LNG sold hereunder for whom Seller acts as agent in connection with one or more Export Authorizations to include, the following provisions in any agreement or other contract for the sale or transfer of LNG exported pursuant to any Export Authorization:

(a)
Buyer acknowledges and agrees that it will resell or transfer LNG purchased hereunder for delivery only to countries identified in Ordering Paragraph B of DOE/FE Order No. 3968, issued February 28, 2017, in FE Docket No. 16-144-LNG, and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer further commits to cause a report to be provided to Driftwood LNG LLC that identifies the country (or countries) into which the LNG or natural gas was actually delivered and/or received for end use, and to include in any resale contract for such LNG the necessary conditions to ensure that Driftwood LNG LLC is made aware of all such countries.

(b)
Buyer acknowledges and agrees that it will resell or transfer LNG, purchased hereunder for delivery only to countries identified in Ordering Paragraph F of DOE/FE Order No. 4373, issued May 2, 2019, in FE Docket No. 16-144-LNG, and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such natural gas or LNG to such countries. Buyer further commits to cause a report to be provided to Driftwood LNG LLC that identifies the country (or countries) into which the LNG was actually delivered, and to include in any resale contract for such LNG the necessary conditions to ensure that Driftwood LNG LLC is made aware of all such actual destination countries.

25.2	Compliance with Law
Each Party agrees that, in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives will take any action, or omit to take any action, which would (a) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws or any other Applicable Law applicable to such Party, or (b) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the other Party.

25.3	Commercial Activities
Without limiting Section 25.2, each Party agrees on behalf of itself, its directors, managers, officers, employees, agents, contractors, and Affiliates, not to pay any

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fees, commissions or rebates to any employee, officer or agent of the other Party or any of its Affiliates nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the other Party hereunder.

25.4	Records
Each Party shall keep all records necessary to confirm compliance with Sections 25.2(b) and 25.3 for a period of five (5) years following the year for which such records apply. If a Party asserts that the other Party is not in compliance with Section 25.2(b) or 25.3, the asserting Party shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the first Party may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 25.4 shall be paid (a) by the audited Party, if the audited Party is determined not to be in compliance with Sections 25.2(b) or 25.3, as applicable, and (b) by the other Party, if the audited Party is determined to be in compliance with Sections 25.2(b) or 25.3, as applicable.

25.5	Representation and Warranty
Each Party represents and warrants as of the Effective Date that:

25.5.1
in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives have taken any action, or omitted to take any action, which would (i) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws or any other Applicable Law applicable to such Party, or (ii) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the other Party; and

25.5.2
without limiting the foregoing, neither such Party nor any of its directors, managers, officers, employees, agents, contractors or Affiliates has paid any fees, commissions, or rebates to any employee, officer, or agent of the other Party or any of its Affiliates or has provided or caused to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the other Party hereunder.

25.6	Buyer Indemnity
Buyer shall indemnify and hold the Partnership, Seller, the Partnership’s other Affiliates, the Partnership Buyers other than Buyer, the General Partner and the

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General Partner’s Affiliates harmless from any Losses arising out of Buyer’s breach of Section 25.1.
[Signature page follows.]

    1

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:	BUYER:

DRIFTWOOD LNG LLC	TOTAL GAS & POWER NORTH AMERICA, INC.

Name:	Name:

Title:	Title:

[Signature Page to LNG Sale and Purchase Agreement]

EXHIBIT A
MEASUREMENT
1.    Parties to Supply Devices
a)    General. Unless otherwise agreed, Buyer and Seller shall supply equipment and conform to procedures that are in accordance with the latest version of the standards referred to in this document.
b)    Buyer Devices. Buyer or Buyer’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Tankers, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.
c)    Seller Devices. Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Driftwood LNG Terminal.
d)    Dispute. Any Dispute arising under this Exhibit A that cannot be resolved by mutual agreement of the Parties shall be submitted to an Expert under Section 20.2 of this Agreement.
2.    Selection of Devices
All devices provided for in this Exhibit A shall be approved by Seller, acting as a Reasonable and Prudent Operator. The required degree of accuracy of such devices shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.
3.    Verification of Accuracy and Correction for Error
a)    Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyer. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.
b)    Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as

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adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Buyer and Seller. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each delivery of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Section 10.3.2 of this Agreement.
c)    Costs and Expenses of Test Verification. All costs and expenses for testing and verifying Seller’s measurement devices shall be borne by Seller, and all costs and expenses for testing and verifying Buyer’s measurement devices shall be borne by Buyer. The fees and charges of independent surveyors for measurements and calculations shall be borne by the Parties in accordance with Section 13.11.3 of this Agreement.
4.    Tank Gauge Tables of LNG Tankers
a)    Initial Calibration. Buyer shall arrange or cause to be arranged, for each tank of each LNG Tanker, a calibration of volume against tank level. Buyer shall provide Seller or its designee, or cause Seller or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.
Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic meters expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in meters to the nearest hundredth (1/100).
b)    Presence of Representatives. Seller and Buyer shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated.
c)    Recalibration. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Buyer or Buyer’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Tanker hereunder until appropriate corrections are made. If mutually agreed between Buyer and Seller representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.
5.    Units of Measurement and Calibration
The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system of units, except for the quantity delivered which is expressed in MMBtu, the Gross Heating Value (volume based) which is expressed in Btu/SCF and the pressure which is expressed in millibar and

A-2

temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.
6.    Accuracy of Measurement
All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be one hundred eighty (180) days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances shall be:
a)    Liquid Level Gauging Devices.
Each LNG tank of the LNG Tanker shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Exhibit A.
The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimeters and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimeters.
The liquid level in each LNG tank shall be logged or printed.
b)    Temperature Gauging Devices.
The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.
The measurement accuracy of the temperature gauging devices shall be as follows:
(i)    in the temperature range of minus one hundred sixty-five to minus one hundred forty degree Celsius (-165 C to -140 °C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);
(ii)    in the temperature range of minus one hundred forty to plus forty degrees Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).
The temperature in each LNG tank shall be logged or printed.
c)    Pressure Gauging Devices.
Each LNG tank of the LNG Tanker shall have one (1) absolute pressure gauging device.
The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.

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The pressure in each LNG tank shall be logged or printed.
d)    List and Trim Gauging Devices.
A list gauging device and a trim gauging device shall be installed. These shall be interfaced with the custody transfer system.
The measurement of list shall be conducted to the nearest zero decimal one (0.1) degree. The measurement of trim shall be conducted to the nearest zero decimal zero two (0.02) meter.
7.    Gauging and Measuring LNG Volumes Delivered
a)    Gauge Tables. Upon Seller’s representative and the independent surveyor, if present, arriving on board the LNG Tanker prior to the commencement of or during loading, Buyer or Buyer’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Tanker.
b)    Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after loading. Each LNG Tanker’s tank shall be equipped with a minimum of two (2) independent sets of level gauges, each set utilizing preferably a different measurement principle. Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.
c)    Gauging Process. Gauging the liquid in the tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by Buyer before and after loading. Seller’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.
d)    Records. Copies of gauging and measurement records shall be furnished to Seller immediately upon completion of the loading report from the independent surveyor.
e)    Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of both the primary and secondary gauging devices installed in the LNG Tanker for that purpose, with the secondary gauging device as a back-up in case the primary device fails for any reason. The level of the LNG in each tank shall be logged or printed.
Measurement of the liquid level in each LNG tank of the LNG Tanker shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary device fail for any of the measurements, the secondary device shall be used.

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Five (5) readings shall be made following manufacturer’s recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimeter using one (1) decimal place shall be deemed the liquid level.
f)    Determination of Temperature. The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.
In order to determine the temperature of liquid and vapor respectively in the LNG Tanker one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.
Buyer shall cause each cargo tank in the LNG Tanker to be provided with a minimum of five (5) temperature measuring devices. One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank. These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.
The average temperature of the vapor in an LNG Tanker shall be determined immediately before loading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured. The temperature measuring devices shall be fully surrounded by the vapor. This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to one (1) decimal place.
The average temperature of the liquid in an LNG Tanker shall be determined immediately after loading by means of the temperature measuring devices specified above.
g)    Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.
Buyer shall cause the LNG Tanker to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.
The pressure of the vapor in an LNG Tanker shall be determined immediately before loading at the same time as when the liquid level is measured.

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Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.
h)    Determination of Density. The LNG density shall be calculated using the revised Klosek-McKinley method. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyer and Seller, such improved data, method or device shall then be used.
8.    Samples for Quality Analysis
a)    General. Representative liquid samples shall be collected continuously and at an even flow proportional rate during the period of stable loading in accordance with ISO 8943 using a sampler of a design proven in service and customarily in use in the LNG industry. Either continuous on-line gas chromatography or off-line gas chromatography analysis of retained samples shall be used for custody transfer purposes in accordance with the customary practices and procedures at the Driftwood LNG Terminal. The resulting analyses, which are generally proportional to time, will be arithmetically averaged to yield an analysis that is representative of the loaded LNG cargo. This arithmetically averaged analysis shall be used for all appropriate calculations associated with the delivered LNG cargo. If both Seller and Buyer agree that the result of the arithmetic average does not give a fair representation of the composition of the LNG, both Parties shall meet and decide in good faith the appropriate method to determine the composition of the LNG. Should the automatic sampling system fail during the loading, manual samples shall be collected and analyzed for accounting purposes.
b)    Manual Samples. Prior to the end of the loading cycle, three (3) sets of spot samples shall be collected from the vaporizer at the following intervals during loading, when loading is twenty-five percent (25%), fifty percent (50%), and seventy-five percent (75%) complete. Spot samples shall be collected in accordance with Gas Processors Association (“GPA”) Standard 2166 - Methods for Obtaining Gas Samples for Analysis by Gas Chromatography - or by other mutually agreeable methods. The samples shall be properly labeled and then distributed to Buyer and Seller. Seller shall retain one (1) sample for a period of forty (40) days, unless the analysis is in dispute. If the analysis is in dispute, the sample will be retained until the dispute is resolved.
Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.
9.    Quality Analysis
a)    Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross heating value is within plus or minus zero point three percent (± 0. 3%) of the known gross heating value of the test gas sample. If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility

A-6

previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.
b)    GPA Standard 2261. All samples shall be analyzed by Seller to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261 - Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1st, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Buyer and Seller, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Seller immediately prior to the analysis of the sample of LNG delivered. Seller shall give advance notice to Buyer of the time Seller intends to conduct a calibration thereof, and Buyer shall have the right to have a representative present at each such calibration; provided, however, Seller will not be obligated to defer or reschedule any calibration in order to permit the representative of Buyer to be present.
c)    GPA Standard 2377 and 2265. Seller shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 - Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. If necessary, the concentration of H2S and total sulfur will be determined using one or more of the following methods as is appropriate: gas chromatography, Gas Processors Standard 2265 - Standard for Determination of Hydrogen Sulfide and Mercaptan Sulfur in Gas (Cadmium Sulfate - Iodometric Titration Method) or any other method that is mutually acceptable. If Hydrogen Sulfide or Carbon Dioxide are detected by the above methods then Seller shall confirm the presence of Hydrogen Sulfide or Carbon Dioxide in accordance with GPA Standard 2261-00 (Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography).
10.    Operating Procedures
a)    Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Exhibit A, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.
b)    Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. The results of such surveyor’s verifications shall be made available promptly to each Party.
c)    Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made

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available to the other Party for a period of not less than three (3) years after such measurement and computation.
11.    Quantities Delivered
a)    Calculation of MMBtu Quantities. The quantity of MMBtu delivered shall be calculated by Seller and verified by Buyer. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.
b)    Determination of Gross Heating Value. All component values shall be in accordance with the latest revision of GPA Standard 2145 SI (2009) - Physical Constants for Hydrocarbons & Other Compounds of Interest to the Natural Gas Industry and the latest revision of the reference standards therein. Standard reference conditions for Hi component should be 15°C & 101.325 kPa.
c)    Determination of Volume of LNG Loaded.
(i)    The LNG volume in the tanks of the LNG Tanker before and after loading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. During the period when measurement is occurring, no LNG cargo, ballast, boil-off gas, fuel oil or other cargo transfer activity will be carried out on the LNG Tanker. Measurements shall first be made immediately before loading commences. Accordingly, after connection of the loading arms, but prior to their cool down, and immediately before opening the manifold ESD valves of the LNG Tanker, the initial gauging shall be conducted upon the confirmation of stoppage of all spray pumps and compressors and shut-off of the gas master valve to the LNG Tanker’s boilers or any other gas consuming unit. The Gas master valve to the LNG Tanker’s boilers or any other Gas-consuming unit on the LNG Tanker shall remain closed until after the second gauging, unless a regulatory change requires the consumption of Gas during the LNG Tanker loading operations and/or upon mutual agreement of the Parties, in which case Gas consumed during loading shall be taken into account in the calculations pursuant to Paragraph 12.4 of this Exhibit A. A second gauging shall be made immediately after loading is completed. Accordingly, the second gauging shall be conducted upon the confirmation of shut-off of the manifold ESD valves, with ship transfer pumps off and allowing sufficient time for the liquid level to stabilize. The LNG Tanker’s lines, manifold and crossover lines shall be emptied (warm) before loading commences. If the crossover lines are liquid filled (cold) when measurement is taken before loading commences, such crossover lines will remain full (cold) until measurement is taken following the completion of loading. The volume of LNG remaining in the tanks immediately before loading of the LNG Tanker shall be subtracted from the volume immediately after loading and the resulting volume shall be taken as the volume of the LNG delivered from the terminal to the LNG Tanker.
The volume of LNG stated in cubic meters to the nearest zero point zero zero one (0.001) cubic meter, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.

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(ii)    Gas returned to the terminal during loading and Gas consumed by the LNG Tanker during loading shall be taken into account to determine the volume loaded for Buyer’s account in accordance with the formula in Paragraph 12.4 of this Exhibit A – MMBtu Calculation of the Quantity of LNG Loaded.
(iii)    If failure of the primary gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG loaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Tanker is not so equipped, the volume of LNG loaded shall be determined by gauging the liquid level in the Driftwood LNG Terminal’s onshore LNG storage tanks immediately before and after loading the LNG Tanker, in line with the terminal procedures, and such volume shall have subtracted from it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the loading of such LNG Tanker. Seller shall provide Buyer, or cause Buyer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.
12.    Calculations
The calculation procedures contained in this Paragraph 12 are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.
d    =    density of LNG loaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Exhibit A.
Hi    =    gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6(a) of this Exhibit A.
Hm    =    gross heating value (mass based) of the LNG loaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Exhibit A, rounded to four (4) decimal places.
Hv    =    gross heating value (volume based) of the LNG loaded in Btu/SCF, calculated in accordance with the method specified in Paragraph 12.5 of this Exhibit A.
K1    =     volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6(c) of this Exhibit A, rounded to six (6) decimal places.
K2    =    volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6(d) of this Exhibit A, rounded to six (6) decimal places.
Mi    =    molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6(a) of this Exhibit A.
P    =    average absolute pressure of vapor in an LNG Tanker immediately before loading, in millibars, rounded to a whole millibar.

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Q    =    number of MMBtu contained in the LNG delivered, rounded to the nearest ten (10) MMBtu.
Tl     =    average temperature of the liquid cargo in the LNG Tanker immediately after loading, in degrees Celsius, rounded to one (1) decimal place.
Tv    =     average temperature of the vapor in an LNG Tanker immediately before loading, in degrees Celsius, rounded to one (1) decimal place.
V    =    the volume of the liquid cargo loaded, in cubic meters, rounded to three (3) decimal places.
Vh    =    the volume of the liquid cargo in an LNG Tanker immediately before loading, in cubic meters, rounded to three (3) decimal places.
Vb    =    the volume of the liquid cargo in an LNG Tanker immediately after loading, in cubic meters, rounded to three (3) decimal places.
Vi    =    molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6(b) of this Exhibit A, rounded to six (6) decimal places.
Xi    =    molar fraction of component “i” of the LNG samples taken from the loading line, rounded to four (4) decimal places, determined by gas chromatographic analysis.
Xm    =    the value of Xi for methane.
Xn    =    the value of Xi for nitrogen.
12.1    Density Calculation Formula
The density of the LNG loaded which is used in the MMBtu calculation in Paragraph 12.4 of this Exhibit A shall be calculated from the following formula derived from the revised Klosek-McKinley method:
In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.
12.2    Calculation of Volume Delivered
The volume, in cubic meters, of each LNG cargo loaded shall be calculated by using the following formula:

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12.3    Calculation of Gross Heating Value (Mass Based)
The gross heating value (mass based), in MJ/kg, of each LNG cargo loaded shall be calculated by using the following formula:
12.4    MMBtu Calculation of the Quantity of LNG Loaded
The number of MMBtu contained in the LNG loaded shall be calculated using the following formula:
The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBtu is obtained from GPA-2145:1994 and IP-251:1976 as follows:
(a)    q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;
(b)    q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;
(c)    1 MMBtu corresponds to 1055.06 MJ;
(d)    q(60°F, 14.696 psia) in MMBtu = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and
(e)    Combining (b) and (d) above yields:
q(60°F, 14.696 psia) in MMBtu = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.
Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBtu for invoicing purposes.

QBOG	= the quantity of boil-off gas in MJ consumed by the LNG Tanker during loading, calculated as follows:
QBOG = (V2 x 55.575)
where:

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V2	= the quantity of Gas consumed by the LNG Tanker during loading (as calculated pursuant to the below formula), stated in kg and rounded to the nearest kg; and

55.575	= the heating value of the vapor (assumed to be 100% of methane) stated in MJ/kg at standard reference conditions (15˚C, 1.01325 bar) for both combustion & metering references (tables below).
Quantity of Natural Gas Consumed by LNG Tanker (V2):
The quantity of Gas consumed by the LNG Tanker during loading shall be computed by taking the initial and the final reading of Natural Gas Consumption Meter on board the LNG Tanker (i.e. final reading of Natural Gas Consumption Meter after completion of loading minus initial reading of Natural Gas Consumption Meter before the start of loading) and is calculated by using the following formula:
V2    =    Vf – Vi
where:

V2	= the quantity of Gas consumed by the LNG Tanker during loading, stated in kg;

Vf	= the reading of Natural Gas Consumption Meter on board the LNG Tanker after the completion of loading, stated in kg; and

Vi	= the reading of Natural Gas Consumption Meter on board the LNG Tanker before the start of loading, stated in kg.
12.5    Calculation of Gross Heating Value (Volume Based)
The calculation of the Gross Heating Value (volume based) in Btu/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (mass based) Hm and the following formula shall apply:
The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into Btu/SCF is obtained as follows:
(a)    molar gross heating value = Œ (Xi x Mi x Hi) MJ/kmol;
(b)    1 kmol = 2.20462 lbmol;

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(c)    1 lbmol = 379.482 SCF;
(d)    hence 1 kmol = 836.614 SCF; and
(e)    Hv = 1,000,000/ (1055.12 x 836.614) x Œ (Xi x Mi x Hi) Btu/SCF
12.6    Data
(a)    Values of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/kmol)
Methane	55.575	16.0425
Ethane	51.951	30.0690
Propane	50.369	44.0956
Iso-Butane	49.388	58.1222
N-Butane	49.546	58.1222
Iso-Pentane	48.950	72.1488
N-Pentane	49.045	72.1488
N-Hexane	48.715	86.1754
Nitrogen	0	28.0134
Carbon Dioxide	0	44.0095
Oxygen	0	31.9988
Source: GPA Publication 2145 Sl-2009: “Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry”.
(b)    Values of Vi (cubic meter/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Dioxide	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980
Source: National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.

A-13

Note:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied
(c)    Values of Volume Correction Factor, K1 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474
19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435
Source: National Bureau of Standards Interagency Report 77-867.
Note 1:    Molecular mass of mixture equals ∑ (Xi x Mi).
Note 2:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

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(d)    Values of Volume Correction Factor, K2 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000039	-0.000031	-0.000024	-0.000021	-0.000017	-0.000012	-0.000009
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934
Source: National Bureau of Standards Interagency Report 77-867.
Note 1:    Molecular mass of mixture equals ∑ (Xi x Mi).
Note 2:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

A-15

EXHIBIT D
FORM OF LNG MARKETING AGREEMENT
[See attached]

Exhibit D to Equity Capital Contribution Agreement

Final version

LNG MARKETING AGREEMENT
by and between TELLURIAN TRADING UK LTD.
and
DRIFTWOOD LNG LLC
dated as of [___________] [●], 2019

LNG MARKETING AGREEMENT
This LNG MARKETING AGREEMENT is made and entered into as of [        ] (the “Effective Date”), by and between Tellurian Trading UK Ltd., a corporation incorporated under the laws of England and Wales whose principal place of business is located at 7 Clarges Street, London W1J 8AE (UK) (“TTUK”), and Driftwood LNG LLC, a Delaware limited liability company whose principal place of business is located at 1201 Louisiana St., Suite 3100, Houston, TX 77002 (“Driftwood LNG”). TTUK and Driftwood LNG are sometimes individually referred to as a “Party” and, collectively, referred to as the “Parties”.
WHEREAS, Driftwood LNG is developing an LNG liquefaction terminal on the Calcasieu River, south of Lake Charles, Louisiana.
WHEREAS, Driftwood LNG is a wholly-owned subsidiary of Driftwood Holdings LP (the “Partnership”).
WHEREAS, Driftwood LNG intends to sell LNG to Partnership Buyers pursuant to LNG SPAs.
WHEREAS, Driftwood LNG anticipates that, from time to time, Driftwood LNG will produce certain quantities of LNG during commissioning and certain other cargoes as further described herein, that are not sold to the Partnership Buyers.
WHEREAS, Driftwood LNG wishes to be able to sell such quantities in an efficient and optimized manner and TTUK desires and is willing to accept such sales, in all cases in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and conditions contained in this Agreement, as well as for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1    When used in this Agreement, the following capitalized terms shall have the following meanings (or, if not defined in this Section 1.1, such other meanings as set forth elsewhere in this Agreement):
“AAA” has the meaning given in Section 10.1(b).
“Actual Price” has the meaning given in Section 5.2.
“Affiliate” means with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of

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the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Tellurian Inc., TTUK and all other wholly-owned Affiliates of Tellurian Inc. shall be deemed not to be Affiliates of the Partnership, Driftwood LNG and all other wholly-owned Affiliates of the Partnership, and vice versa.
“Agreement” means this LNG Marketing Agreement, as modified, supplemented or amended from time to time.
“Alternative Contract Price” has the meaning given in Section 5.2.
“Anti-Corruption Law” means any of the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and any other corruption or similar statute, regulation, order or convention binding on the applicable Person, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto;
“Applicable Laws” means, in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case, now existing or which may be enacted or issued after the Effective Date.
“Available LNG” means any LNG quantities produced or to be produced by Driftwood LNG Terminal that Driftwood LNG is not otherwise required, pursuant to the LNG SPAs, to sell to the Partnership Buyers.
“Available LNG Notice” has the meaning given in Section 2.2.
“Btu” means the amount of heat equal to one thousand fifty-five decimal zero five six (1,055.056) Joules.
“Business Day” means any day (other than Saturdays, Sundays, and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America.
“Claim” means all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, local, statutory or common law or any other Applicable Law.
“Commissioning” means, with respect to a Plant, the commissioning period for such Plant which ends on the day prior to the Date of Substantial Completion for such Plant.
“Commissioning Contract Price” has the meaning given in Section 3.2.
“Confidential Information” has the meaning given in Section 11.1.

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“Confirmation Notice” means a confirmation notice substantially in the form attached to the MSA, filled-out and revised to reflect transaction-specific terms between Driftwood LNG and TTUK, in accordance with this Agreement and the MSA.
“Date of Full Operations” means, in respect of a Plant, the day occurring three hundred sixty-five (365) days after the Date of Substantial Completion of such Plant, or any earlier date during such three hundred sixty-five (365)-day period as elected by Driftwood LNG and notified by Driftwood LNG upon one hundred eighty (180) days’ prior notice.
“Date of Substantial Completion” means in respect of a Plant, the day on which “Substantial Completion” of the “Project” that includes such Plant is achieved, in accordance with the EPC Contract pursuant to which such Plant is to be constructed (where “Project” and “Substantial Completion” are defined according to such EPC Contract).
“Dispute” means any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement, including (a) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (b) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing.
“Driftwood LNG” has the meaning given in the Preamble.
“Driftwood LNG Event of Default” has the meaning given in Section 8.2.
“Driftwood LNG Terminal” means the facilities that Driftwood LNG intends to construct, own, and operate (or have operated on its behalf) in Calcasieu Parish, Louisiana, on the Calcasieu River, including the Gas pretreatment and processing facilities, liquefaction facility, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, inclusive of all Plants.
“Effective Date” has the meaning given in the Preamble.
“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
“EPC Contract” means each of the Phase 1 EPC Contract, Phase 2 EPC Contract, Phase 3 EPC Contract, and Phase 4 EPC Contract.
“Export Control and Sanctions Laws” means applicable export control and sanctions laws and regulations of the United States of America, including the Export Administration Regulations, 15 C.F.R. Parts 730 et seq., and economic sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq.

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“Fee” means an amount in USD equal to USD zero decimal zero five (US$0.05) per MMBtu, multiplied by the applicable quantity of Available LNG;
“Form MSA” means the form master LNG sales and purchase agreement set forth in Appendix I.
“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state.
“Governmental Authority” means any national, regional, state, or local government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), having jurisdiction over a Party (or any Affiliate or direct or indirect owner thereof).
“Lenders” means any Person, other than a shareholder of either Party, duly authorized in its principal place of business to lend monies, to finance or to provide financial support in any form in respect of Driftwood LNG Terminal or any other facilities under development by Seller or its Affiliates, including any commercial bank, export credit agency, funding agency, bondholder, institutional investor, insurance company, underwriter, or similar institution in relation to the provision of finance or financial support.
“LIBOR” means the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three (3) month deposits in USD as published at or about 11:00 a.m. London time on any day (other than Saturdays, Sundays, and national holidays in London, England) on which banks are normally open to conduct business in London, England.
“LNG” means Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure.
“LNG SPA” means an LNG sale and purchase agreement between Driftwood LNG and a Partnership Buyer.
“Loss” means any and all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from Claims by Third Parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and expenses.
“MMBtu” means one million (1,000,000) Btu.
“MSA” means the master LNG sales and purchase agreement between the Parties, in the form of the Form MSA;
“Parties” and “Party” have the meaning given in the Preamble.
“Partnership” has the meaning given in the Recitals.

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“Partnership Agreement” means the amended and restated limited partnership agreement of the Partnership.
“Partnership Buyer” means each Person that is a party to a long-term LNG sale and purchase agreement with Driftwood LNG and that is or was, or received a direct or indirect assignment of such LNG sale and purchase agreement from, a limited partner of the Partnership or the Affiliate of a limited partner of the Partnership.
“Person” means any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organization, institution, or any other legal entity, including any Governmental Authority.
“Phase 1 EPC Contract” means that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of Driftwood LNG Phase 1 Liquefaction Facility, between Driftwood LNG and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017.
“Phase 2 EPC Contract” means that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of Driftwood LNG Phase 2 Liquefaction Facility, between Driftwood LNG and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017.
“Phase 3 EPC Contract” means that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of Driftwood LNG Phase 3 Liquefaction Facility, between Driftwood LNG and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017.
“Phase 4 EPC Contract” means that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of Driftwood LNG Phase 4 Liquefaction Facility, between Driftwood LNG and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017.
“Plant” means each of Plant 1, Plant 2, Plant 3, Plant 4, and Plant 5.
“Plant 1” means the LNG production plant to be constructed at Driftwood LNG Terminal pursuant to the Phase 1 EPC Contract that is described thereunder as “LNG Plant 1.”
“Plant 2” means the LNG production plant to be constructed at Driftwood LNG Terminal pursuant to the Phase 1 EPC Contract that is described thereunder as “LNG Plant 2.”
“Plant 3” means the LNG production plant to be constructed at Driftwood LNG Terminal pursuant to the Phase 2 EPC Contract.
“Plant 4” means the LNG production plant to be constructed at Driftwood LNG Terminal pursuant to the Phase 3 EPC Contract.
“Plant 5” means the LNG production plant to be constructed at Driftwood LNG Terminal pursuant to the Phase 4 EPC Contract.
“Shipping Plan” has the meaning given in Section 4.1.

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“Term” has the meaning given in Article 7.
“Termination Date” has the meaning given in Section 8.4.
“Termination Notice” has the meaning given in Section 8.4.
“Third Party” means any Person that is not a Party.
“Third-Party Price” has the meaning given in Section 3.2.
“TTUK” has the meaning given in the Preamble.
“TTUK Event of Default” has the meaning given in Section 8.1.
“USD” means United States Dollars.
1.2    For purposes of this Agreement:
(a)    The titles, headings, and numbering in this Agreement are included for convenience only and will have no effect on the construction or interpretation of this Agreement.
(b)    References in this Agreement to Sections, Articles and Appendices are to those of this Agreement unless otherwise indicated. References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.
(c)    The word “include” or “including” will be deemed to be followed by “without limitation.” The term “will” has the same meaning as “shall,” and thus imposes an obligation.
(d)    Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.
(e)    Unless otherwise indicated, references to any statute, regulation or other law will be deemed to refer to such statute, regulation or other law as amended or any successor law.
(f)    All references to a Person shall include such Person’s successors and permitted assigns.
ARTICLE 2
AVAILABLE LNG
2.1    In the event that during the Term, Driftwood LNG becomes aware of Available LNG that will be available for loading during Commissioning of a Plant, Driftwood LNG shall have an obligation to issue an Available LNG Notice for such Available LNG and to execute a Confirmation Notice for the sale of such Available LNG to TTUK, and TTUK shall have an obligation to execute

6

a Confirmation Notice for the purchase of such Available LNG, subject to the terms of this Agreement. Driftwood LNG may, but shall have no obligation to, issue an Available LNG Notice or execute a Confirmation Notice in respect of any Available LNG that will be available for loading during any other period, and TTUK may, but shall have no obligation to, execute a Confirmation Notice in respect of any such Available LNG.
2.2    In this Agreement, “Available LNG Notice” means a written notice issued by Driftwood LNG to TTUK in respect of Available LNG, which shall specify a delivery window of twenty-four (24) hours in duration, the quantity of Available LNG, and the anticipated quality specifications for the Available LNG.
2.3    Available LNG sold under Article 3 (Commissioning) shall be sold in full cargo lots only and the Available LNG Notice shall reflect this requirement.
2.4    Nothing contained in this Agreement shall prevent TTUK or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with Driftwood LNG Terminal. Nothing in the Agreement shall prevent TTUK or any of its Affiliates from carrying out for itself or on behalf of others the marketing, purchase and sale of LNG or any other LNG-related business. Nothing in this Agreement shall obligate TTUK to use pre-existing agreements in its portfolio or trades in the process of being negotiated at the time of receipt the Available LNG Notice, in order to purchase any Available LNG. Nothing in this Agreement shall prevent Driftwood LNG from selling LNG to any Third Party, unless such LNG is Available LNG that Driftwood LNG is required to offer to TTUK under an Available LNG Notice. Neither TTUK nor any of its Affiliates shall be obligated to account to Driftwood LNG for any profits or income earned or derived from other such activities or businesses. TTUK may contract with its Affiliates or any Third Parties to purchase from TTUK any Available LNG purchased by TTUK from Driftwood LNG in accordance with this Agreement.
2.5    Not later than thirty (30) days after the Effective Date, the Parties shall execute the MSA.
2.6    [reserved]
2.7    Any Confirmation Notice may include (a) a mechanism for narrowing delivery windows over time, (b) cross-default provisions for partial termination of Confirmation Notice(s) for multiple cargoes, and (c) such other terms as the Parties may agree; provided, however, that a Confirmation Notice shall always include the applicable price pursuant to Article 3 or 5. Such Confirmation Notice shall be back-to-back with the terms agreed between TTUK and the third-party buyer so that the obligations of Driftwood LNG as seller under the Confirmation Notice are substantially similar to the obligations of TTUK as seller under its confirmation notice with the third-party buyer, and the obligations of TTUK as buyer under the Confirmation Notice are substantially similar to the obligations of the third-party buyer under its confirmation notice with TTUK, except (i) as logically modified in case of DES sale by TTUK to the third-party buyer, (ii) no credit support shall be required of TTUK in the Confirmation Notice and (iii) as provided in Section 4.3 (if applicable).

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ARTICLE 3
COMMISSIONING CARGOES
3.1    Upon receipt of an Available LNG Notice for quantities that will be available for loading during Commissioning, TTUK shall promptly market the Available LNG to Third Parties. TTUK may propose and Driftwood LNG may agree on a delivery window or quantity of Available LNG (or both) that vary from the terms specified in the Available LNG Notice. Immediately prior to TTUK contracting to sell the Available LNG to a Third Party, each Party shall promptly execute a corresponding Confirmation Notice in respect of the Available LNG according to the terms set forth in the Available LNG Notice and this Agreement (including Section 2.7).
3.2    The price for each cargo sold under any such Confirmation Notice shall be calculated in USD per MMBtu and shall be the Commissioning Contract Price, calculated as follows:
“Commissioning Contract Price” means the Third-Party Price, minus the Fee;
Where:
“Third-Party Price” means the price agreed in any third-party contract between TTUK and a Third Party for the sale by TTUK of such cargo to such Third Party, subject to adjustment pursuant to Section 3.3.
3.3    TTUK shall provide Driftwood LNG with sufficient documentation of the Third-Party Price, subject to third-party confidentiality restrictions.
3.4    TTUK shall use commercially reasonable efforts to sell such cargo(es) and secure a Commissioning Contract Price that reflects market conditions under the circumstances at the time of execution of the relevant third-party contract, as may be reasonably available and known by TTUK.
ARTICLE 4
SHIPPING PLAN FOR COMMISSIONING
4.1    Driftwood LNG and TTUK shall agree no later than four (4) months prior to the anticipated start date of Commissioning of each Plant, as such anticipated start date is determined by Driftwood LNG acting in good faith, a shipping plan for such Commissioning (“Shipping Plan”). A Shipping Plan shall specify the number and LNG cargo size of LNG ships to be chartered and included in the Shipping Plan, in accordance with this Section 4.1. The LNG cargo size of each LNG ship in a Shipping Plan shall be elected by TTUK and shall be not less than one hundred twenty-five thousand (125,000) cubic meters and not more than two hundred sixteen thousand (216,000) cubic meters. The number of LNG ships in a Shipping Plan shall be as mutually agreed by the Parties in the applicable Shipping Plan.
4.2    In accordance with any agreed Shipping Plan, TTUK shall charter the applicable LNG ships and Driftwood LNG shall pay TTUK for relevant costs related to such chartering (including positioning and repositioning and idling) and operation of the LNG ships, including demurrage

8

(hire) charges, bunkers, cost of boil-off, LNG heel, taxes and port and marine charges. The Shipping Plan may be updated from time to time by mutual agreement of the Parties.
4.3    In the event the Parties, using good faith and reasonable efforts, do not agree on a Shipping Plan at least four (4) months prior to Commissioning of a Plant, Driftwood LNG shall have no obligation to issue an Available LNG Notice for such Commissioning. During implementation of the Shipping Plan, if the shipping capacity under the Shipping Plan is insufficient for TTUK to perform under a Confirmation Notice, TTUK shall be excused from its obligation to take LNG under such Confirmation Notice, and Driftwood LNG shall indemnify TTUK for any loss related to such failure to take, including all Claims and Losses.
4.4    TTUK shall use reasonable efforts to secure chartering capacity under a Shipping Plan that reflects market conditions under the circumstances at the time of execution of the relevant third-party contract, as may be reasonably available and known by TTUK.
4.5    TTUK shall use reasonable efforts to sub-charter and utilize the idle LNG ships at market conditions, always subject to Driftwood LNG’s written request and confirmation, and to the extent such idle capacity is not required to remain idle by Driftwood LNG. TTUK shall reimburse Driftwood LNG for any revenue earned from the sub-chartering or utilization of idle LNG ships which had been chartered pursuant to a Shipping Plan, minus any duly incurred and documented relevant costs.
ARTICLE 5
OTHER CARGOES
5.1    If at any time Driftwood LNG elects to provide TTUK an Available LNG Notice for loading Available LNG at a time other than during Commissioning, TTUK shall notify Driftwood LNG within a reasonable period of time, not to exceed ten (10) days, whether TTUK agrees to accept such Available LNG. TTUK may propose, and Driftwood LNG may agree, to delivery windows and LNG quantities different from those set forth in the Available LNG Notice. Any agreement by the Parties to buy and sell any such Available LNG shall be evidenced in Confirmation Notice(s) proposed by TTUK in accordance with this Agreement (including Section 2.7) and executed by both Parties.
5.2    The price for a cargo of Available LNG sold pursuant to any such Confirmation Notice shall be calculated in USD per MMBtu and shall be the Alternative Contract Price, calculated as follows:
“Alternative Contract Price” means the price, in USD per MMBtu, equal to the Actual Price, minus the Fee;
Where:
“Actual Price” means the price, in USD per MMBtu, agreed by TTUK in any third-party contract for the sale of a specific cargo within the Available LNG Notice to a Third Party, minus actual shipping and transportation costs for the laden leg and actual shipping costs for the ballast leg (or deemed shipping costs for a deemed ballast leg in the absence of an actual ballast leg),

9

including relevant idling and positioning costs (without double-counting of any idling and repositioning costs already included in a deemed ballast leg), demurrage (hire) charges, bunkers, cost of boil-off, LNG heel, taxes and port and marine charges.
5.3    TTUK shall provide Driftwood LNG with sufficient documentation of the Actual Price, subject to third-party confidentiality restrictions.
5.4    TTUK shall use commercially reasonable efforts to sell such cargo(es) and secure an Actual Price that reflects market conditions under the circumstances at the time of execution of the relevant third-party contract, as may be reasonably available and known by TTUK.
ARTICLE 6
PARTIES UNDERTAKINGS
Parties undertake and agree during the Term:
6.1    To act in good faith and promptly execute the MSA and any Confirmation Notice proposed in accordance with this Agreement for the loading of LNG during Commissioning of a Plant.
6.2    To inform and discuss any changes required to the Form MSA.
6.3    In the case of Driftwood LNG only, to use reasonable efforts to support all Available LNG marketing efforts of TTUK and use reasonable efforts to make Driftwood LNG Terminal available for visits and tours on reasonable terms including reasonable prior notice.
ARTICLE 7
EFFECTIVE DATE AND TERM
This Agreement shall commence on the Effective Date and end on the fortieth (40th) anniversary of the Effective Date, unless extended by mutual agreement. Unless terminated earlier pursuant to Applicable Law or in accordance with Article 8, this Agreement shall automatically terminate effective immediately without any further action of either Party or any other Person upon the Partnership permanently ending the operations of the Driftwood LNG Terminal (the “Term”).
ARTICLE 8
EVENTS OF DEFAULT; TERMINATION
8.1    The following circumstances shall each constitute an event of default on the part of TTUK (“TTUK Event of Default”) under this Agreement:
(a)    the bankruptcy, insolvency, dissolution, or cessation of the business of TTUK;
(b)    TTUK assigns its rights under this Agreement except as permitted hereunder;
(c)    TTUK violates Section 13.1(b) or breaches the representation and warranty in Section 13.4;

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(d)    TTUK acts with gross negligence or willful misconduct in the performance of this Agreement; or
(e)    a material failure by TTUK to perform its obligations hereunder (including for the avoidance of doubt any breach of Section 3.4) which continues for thirty (30) days after TTUK’s receipt of written notice of such failure, unless TTUK commences to cure such failure within said thirty (30) days and either cures or continues to diligently attempt the cure of such failure.
8.2    The following circumstances shall each constitute an event of default on the part of Driftwood LNG (“Driftwood LNG Event of Default”) under this Agreement:
(a)    the bankruptcy, insolvency, dissolution, or cessation of the business of Driftwood LNG;
(b)    Driftwood LNG assigns its rights under this Agreement except as permitted hereunder;
(c)    Driftwood LNG violates Section 13.1(b) or breaches the representation and warranty in Section 13.4;
(d)    Driftwood LNG acts with gross negligence or willful misconduct in the performance of this Agreement; or
(e)    a material failure by Driftwood LNG to perform its obligations hereunder which continues for thirty (30) days after Driftwood LNG’s receipt of written notice of such failure, unless Driftwood LNG commences to cure such failure within said thirty (30) days and either cures or continues to diligently attempt the cure of such failure;
8.3    The Parties shall have the following rights upon a TTUK Event of Default or Driftwood LNG Event of Default, as applicable:
(a)    Upon the occurrence and during the continuance of a TTUK Event of Default, Driftwood LNG shall have the right in its sole and absolute discretion, to do any or all of the following: (i) terminate this Agreement pursuant to Section 8.4; and (ii) subject to Article 10, pursue any and all other remedies available at law or in equity.
(b)    Upon the occurrence and during the continuance of a Driftwood LNG Event of Default, TTUK shall have the right, in its sole and absolute discretion, to do any or all of the following: (i) terminate this Agreement pursuant to Section 8.4; and (ii) subject to Article 10, pursue any and all other remedies available at law or in equity.
8.4    In the event of a TTUK Event of Default or Driftwood LNG Event of Default, the non-defaulting Party may give a written notice of termination to the other Party (a “Termination Notice”) which shall specify in reasonable detail the circumstances giving rise to the Termination Notice. This Agreement shall terminate on the date specified in the Termination Notice (“Termination Date”), which date shall not be earlier than the date upon which the applicable Party is entitled to effect such termination as provided herein.

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8.5     Termination of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the Termination Date, including the right to claim damages in respect of any breach of the Agreement which existed at or before the Termination Date.
8.6    On termination of this Agreement, Articles 1, 10, 11, 12, 13 and 14 as well as Section 8.5 and this Section 8.6 shall continue in full force and effect, provided that the obligations pursuant to Article 11 shall expire on the third (3rd) anniversary of the Termination Date and the obligations pursuant to Article 13 shall expire on the fifth (5th) anniversary of the Termination Date.
ARTICLE 9
ASSIGNMENT
9.1    This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.
9.2    TTUK shall not assign, transfer, mortgage, subcontract, appoint sub-agents or delegates, or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of Driftwood LNG, not to be unreasonably conditioned, withheld or delayed.
9.3    Except as provided in Section 9.4, Driftwood LNG shall not assign or transfer its rights or obligations under this Agreement without the prior written consent of TTUK, not to be unreasonably conditioned, withheld or delayed.
9.4    Driftwood LNG may assign, mortgage or pledge all of its rights, interests and benefits under this Agreement, without the consent of TTUK, to (a) one or more Lenders or Lenders’ agent, and (b) any Affiliate of Driftwood LNG.
9.5    Any attempted assignment without obtaining the required consents shall be null and void.
ARTICLE 10
DISPUTE RESOLUTION; IMMUNITY
10.1    Dispute Resolution.
(a)    Arbitration. Any Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.
(b)    Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) (as then in effect).
(c)    Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) months after the appointment of the last arbitrator.

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(d)    Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) days of the filing of the arbitration, and the two (2) arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two (2) arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two (2) party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three (3) arbitrators and there are more than two (2) parties to the Dispute, then within thirty (30) days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one (1) arbitrator, and the two (2) arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two (2) arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Section 10.1(d), (i) Driftwood LNG and all Persons whose interest in this Agreement derives from them shall be considered as one party; and (ii) TTUK and all Persons whose interest in this Agreement derives from them shall be considered as one party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed.
(e)    Consolidation. If multiple arbitration proceedings are initiated under this Agreement, one or more LNG SPAs, one or more equity capital contribution agreements entered into by the Partnership, the Partnership Agreement, the limited liability company agreement of Driftwood GP Holdings LLC or any management and advisory services agreement entered into by the Partnership, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any party to any such dispute may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the disputes.
(f)    Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.
(g)    Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.
(h)    Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 14.9, as well as any other procedure authorized by Applicable Law.
(i)    Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 14.9.

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(j)     Qualification and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.
(k)     Interim Measures. Any party to the Dispute may apply to a court in New York, New York, for interim measures (a) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The Parties unconditionally and irrevocably submit to jurisdiction in New York, New York, for the limited purposes of an application for interim measures under this Section 10.1(k). The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.
(l)     Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.
(m)     Interest. The award shall include pre-award and post-award interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the day such award was issued) on and from the day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) days, the applicable LIBOR rate for each successive term of ninety (90) days during that period shall be that in effect on the first (1st) day of that ninety (90) day period. Interest shall accrue from day to day and be calculated on the basis of a three hundred sixty (360) day year.
(n)     Currency of Award. The arbitral award shall be made and payable in USD, free of any tax or other deduction.
(o)     Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any Governmental Authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

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(p)     Confidentiality. Any arbitration relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration, and memorials, briefs or other documents prepared for the arbitration) shall be Confidential Information subject to the confidentiality provisions of Article 11; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination or award.
10.2    Immunity.
(a)    Each Party, to the maximum extent permitted by Applicable Law, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any and all rights of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration, or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.
(b)    Each Party hereby irrevocably, unconditionally, knowingly and intentionally:
(i)    agrees that the execution, delivery and performance by such Party of this Agreement constitute private and commercial acts rather than public or governmental acts; and
(ii)    consents in respect of the enforcement of any judgment against such Party in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).
ARTICLE 11
CONFIDENTIALITY
11.1    Duty of Confidentiality. The (i) terms of this Agreement and (ii) any information disclosed by either Party to the other Party in connection with this Agreement which is not:
(a)    already known to the recipient from sources other than the other Party;
(b)    already in the public domain (other than as a result of a breach of the terms of this Section 11.1); or
(c)    independently developed by the recipient;
shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to Third Parties by the

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receiving Party. The Parties recognize that persons authorized to review the Confidential Information under Section 11.2 may form mental impressions (i.e., impressions not written or otherwise reduced to a record) regarding the Confidential Information. The use of these mental impressions by such persons shall not be a violation of the restriction contained in this Section 11.1.
11.2    Permitted Disclosures. The Confidential Information, which either Party receives from the other, may be disclosed by such Party:
(a)    to any Person who is such Party’s legal counsel, other professional consultant or adviser, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;
(b)    if required and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Section 11.2(f) are quoted;
(c)    as may be required under federal or state securities or “Blue Sky” Applicable Laws;
(d)    if required and to the extent required by the U.S. Department of Energy;
(e)    without limiting Section 11.2(c) or (d), if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Section 10.1 or any arbitration award (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;
(f)    to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 11.2(f);
(g)    to any bona fide intended assignees of a Party’s interests under this Agreement;
(h)    to any Third Party as reasonably necessary for the performance of a Party’s obligations under this Agreement;
(i)    to any arbitrator appointed in accordance with Section 10.1(d) or to any other party to an arbitration arising under or in connection with this Agreement, or to any witnesses appearing in an arbitration under Section 10.1; or
(j)    to any Person reasonably required to see such Confidential Information, including any lenders, in connection with any bona fide financing or offering or sale of securities by such

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Party or any Affiliate or shareholder of such Party, to comply with the disclosure or other requirements of Applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.
11.3    Undertaking. The Party making the disclosure pursuant to Section 11.2 shall ensure that any Person listed in Section 11.2(a), (f), (g), (h), (i) or (j) to which it makes the disclosure (excluding any legal counsel or arbitrator already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Section 11.1. In the case of a disclosure to an employee made in accordance with Section 11.2(f), the undertaking shall be given by the company on its own behalf and in respect of all its employees.
11.4    Press Release. No press release concerning the execution of this Agreement or resolution of any Disputes shall be issued unless agreed by the Parties.
11.5    Confidential Information Remedy. The Parties acknowledge that breach of the provisions of this Article 11 shall cause irreparable injury for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties agree that the provisions of this Article 11 may be enforced by specific performance and that the non-breaching Party shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Article 11. Any such relief shall be in addition to, and not in lieu of, any legal or equitable damages available to such Party.
ARTICLE 12
LIABILITY; REMEDY
12.1    Limitations on Liability. Neither Party shall be liable to the other Party hereunder as a result of any act or omission in the course of or in connection with the performance of this Agreement, for or in respect of: (a) any indirect, incidental, consequential or exemplary losses; (b) any loss of income or profits; or (c) except as expressly provided in this Agreement, any losses arising from any claim, demand or action made or brought against the other Party by a Third Party.
12.2    Express Remedies. The Parties agree that Section 12.1 shall not impair a Party’s obligation to pay the amounts specified in, or the validity of or limitations imposed by, the MSA or any Confirmation Notice. Neither Party shall have a right to make a claim for actual damages (whether direct or indirect) or other non-specified damages under any circumstances for which an express remedy or measure of damages is provided in this Agreement.
12.3    Sole Remedy. Except with respect to claims for injunctive relief under Article 11, a Party’s sole remedy against the other Party for nonperformance or breach of this Agreement or for any other claim of whatsoever kind or nature arising out of or in relation to this Agreement shall be in contract and no Party shall be liable to the other Party (or its Affiliates and contractors and their respective members, directors, officers and employees) in respect of any Losses suffered or Claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.

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ARTICLE 13
COMPLIANCE WITH LAW
13.1    Compliance with Law. Each Party agrees that, in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives will take any action, or omit to take any action, which would (a) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws or any other Applicable Law applicable to such Party, or (b) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the other Party.
13.2    Commercial Activities. Without limiting Section 13.1, each Party agrees on behalf of itself, its directors, managers, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or any of its Affiliates nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the other Party hereunder.
13.3    Records. Each Party shall keep all records necessary to confirm compliance with Sections 13.1(b) and 13.2. If a Party asserts that the other Party is not in compliance with Section 13.1(b) or 13.2, the asserting Party shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the first Party may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 13.3 shall be paid (a) by the audited Party, if the audited Party is determined not to be in compliance with Sections 13.1(b) or 13.2, as applicable, and (b) by the other Party, if the audited Party is determined to be in compliance with Sections 13.1(b) or 13.2, as applicable.
13.4    Representation and Warranty. Each Party represents and warrants as of the Effective Date that:
(a)    in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives have taken any action, or omitted to take any action, which would (i) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanction Laws or any other Applicable Law applicable to such Party, or (ii) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the other Party; and
(b)    without limiting the foregoing, neither such Party nor any of its directors, managers, officers, employees, agents, contractors or Affiliates has paid any fees, commissions, or rebates to any employee, officer, or agent of the other Party or any of its Affiliates or has provided or caused to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the other Party hereunder.

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ARTICLE 14
MISCELLANEOUS
14.1    Entire Agreement; Amendment. This Agreement represents the entire agreement between the Parties relative to the matters set forth in this Agreement and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter hereof. Anything that is not contained or expressly incorporated by reference in this instrument, is not part of this Agreement. No modification, amendment, or other change to this Agreement will be binding on any Party unless executed in writing by both Parties.
14.2    Waiver. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by written instrument executed by the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision of this Agreement shall not affect the right at a later date to enforce the same. No waiver by any Party of any condition or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty contained in this Agreement.
14.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.
14.4    Invalidity. The invalidity or unenforceability, in whole or in part, of any of the sections or provisions of this Agreement shall not affect the validity or enforceability of the remainder of such sections or provisions except only so far as shall be necessary to give effect to the construction of such invalidity or unenforceability, and any such invalid or unenforceable provision shall be deemed severed from this Agreement without affecting the validity or enforceability of the balance of this Agreement. If any material provision of this Agreement is held invalid or unenforceable, the Parties shall promptly negotiate in good faith new provisions to replace such invalid or unenforceable provision so as to restore this Agreement as nearly as possible to its original intent and effect.
14.5    Third Parties. This Agreement is for the sole and exclusive benefit of the Parties and shall not create a contractual relationship with, or cause of action in favor of, any Third Party. The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party even if as a result such Third Party’s rights to enforce a term of this Agreement will be varied or extinguished.
14.6    Further Assurances. The Parties agree to execute and deliver to each other such additional documents and to take such additional actions and provide such cooperation as may be reasonably required and requested by the other Party to consummate the transactions contemplated by, and to effect the intent of, this Agreement.
14.7    Appendices. The Appendices to this Agreement form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement. In the

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event of any conflict between the terms, conditions, and provisions of this Agreement excluding the Appendices and the terms, conditions, and provisions of the Appendices, the terms, conditions, and provisions of this Agreement excluding the Appendices shall prevail.
14.8    Counterparts. This Agreement may be executed in counterparts and if so executed by each Party, all copies together shall constitute a single agreement.
14.9    Form of Notice.
(a)    Except where otherwise specifically provided in this Agreement, all notices, requests, consents, proposals, approvals and statements shall be in writing and in English, and if properly addressed to the recipient in the manner required by this Section 14.9 shall be deemed to have been properly given or delivered: (i) on the date of actual delivery when personally delivered to the intended recipient or when delivered to the intended recipient by a reputable courier delivery service; or (ii) on the date specified in Section 14.9(d), if by Electronic Transmission, provided that if such Electronic Transmission is directed after 5:00 p.m. (local time of the recipient) or on a day that is not a Business Day, then on the next succeeding Business Day after the date specified in Section 14.9(d).
(b)    A non-electronic document is deemed to be properly addressed, in each case, if to TTUK or Driftwood LNG, to the address of such Person as set forth in this Section 14.9(b), or, in each case, to such other address or addresses as the addressee may have specified by written notice given to the other Party in the manner contemplated by Section 14.9(a).
If to TTUK, to:
Tellurian Trading UK Ltd.
7 Clarges Street, London W1J 8AE (UK)
Attention: Operations Department
E-mail: LNGops@tellurianinc.com
If to Driftwood LNG, to:
Driftwood LNG LLC
c/o Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002
Attention: General Counsel
E-mail: Notices@Driftwood.com
(c)    Without limiting the manner by which notice otherwise may be given effectively to Parties pursuant to Section 14.9(a) and (b), any notice under any provision of this Agreement shall be effective if given by a form of Electronic Transmission.
(d)    Notice given pursuant to Section 14.9(c) will be deemed delivered on the date on which it is directed to the electronic mail address set forth in Section 14.9(b), or to such other

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electronic mail address as the addressee previously may have specified by written notice given to the other Party in the manner contemplated by Section 14.9(a).
(e)    The Parties hereby consent to receive notices by Electronic Transmission at the electronic mail address set forth in Section 14.9(b).
[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties have executed this LNG Marketing Agreement as of the Effective Date.

TTUK: TELLURIAN TRADING UK LTD

By:

Name:

Title:

Driftwood LNG: DRIFTWOOD LNG LLC

By:

Name:

Title:

[Signature Page to LNG Marketing Agreement]

Appendix I
Form MSA
MASTER
LNG SALE AND PURCHASE AGREEMENT
Dated [____]
BETWEEN
Tellurian Trading UK Ltd
AND
[_____]

i

ii

iii

LNG SALE AND PURCHASE AGREEMENT
THIS MASTER LNG SALE AND PURCHASE AGREEMENT (“MSA”) is made as of the [___] day of [___], [___] (“Execution Date”), between Tellurian Trading UK Ltd, a company existing under the laws of England (hereinafter referred to as “Tellurian”) and [___], a company existing under the laws of [___] (hereinafter referred to as [_______]).
WHEREAS, during the term of this MSA, Seller may have LNG available that it may decide to sell, and that Buyer may decide to purchase;
WHEREAS, the Parties intend that the terms and conditions of this MSA will be effective from the Execution Date, except that the provisions governing the sale and purchase of LNG will have no effect until such time, if ever, as Buyer and Seller execute a Confirmation Memorandum incorporating the terms and conditions of this MSA.
NOW, THEREFORE, in consideration of the premises set out above and the provisions set out below, the Parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions
The following terms, if capitalized as indicated, shall have the following meanings in this Agreement:

AAA:	has the meaning specified in Section 15.1.2.
Adverse Weather Conditions:
means weather (including fog) and sea conditions that are sufficiently severe (a) to prevent an LNG Tanker from proceeding to berth, loading, discharging or departing from berth in accordance with an order of a Pilot or the weather and navigational restrictions sea standards prescribed in the published regulations of the applicable maritime agency Authority having jurisdiction at the Loading Port or Unloading Port, as applicable; or (b) to cause an actual determination by the master of an LNG Tanker that it is unsafe for the LNG Tanker to proceed to berth, load, discharge, or depart from berth.

Affiliate:
means, with respect to a Party, any Person that is controlled by, under common control with, or controlling the Party; a Person will be deemed to have control of another if (directly or indirectly) it owns or has the right to cast votes of greater than fifty percent (50%) of the voting shares or other ownership interests of the other entity.

Agreed Interest Rate:
means a rate of interest equal to LIBOR plus two (2) percentage points, which rate of interest shall be compounded on a monthly basis; provided, however, that if this rate is contrary to any usury Law, the rate of interest to be charged will be the maximum rate permitted by such Law.

Agreement:	means, separately (a) this MSA, and (b) each Confirmation Memorandum.

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Allowed Laytime:
has the meaning specified in Clause B.8.1 (in respect of FOB Sales) and Clause C.8.1 (in respect of Ex-Ship Sales). If no such time period is specified in the Confirmation Memorandum, the Allowed Laytime shall be twenty-four (24) hours or, thirty-six (36) hours if the expected volume of LNG cargo nominated in the Transaction to be delivered to the Buyer is 150,000 cubic meter or more.

Arrival Period:	means the period of time during which an LNG Tanker is scheduled to arrive at the PBS, as specified in the Confirmation Memorandum.
Banking Day:
means any Day in the relevant country of the Party with a payment obligation, other than a national holiday or any other Day on which banks are closed for business. For purposes of this definition, a Party’s relevant country is the country in which that Party’s bank is located, as specified in the Confirmation Memorandum.

Boil-Off Rate:	has the meaning specified in the Confirmation Memorandum.
BTU or Btu:	means a British thermal unit, defined as the amount of heat equal to 1,055.06 joules.
Buyer:	means the Person identified as Buyer in a particular Confirmation Memorandum, provided that such Person is also a Party to this MSA or an Affiliate of a Party to this MSA.
Buyer Connecting Pipeline:
means any pipeline facility connecting any of the facilities described in clause (a) of the definition of “Buyer’s Facilities” to a high pressure national or regional pipeline system for the transportation of Natural Gas; or, if no such pipeline system exists, then the pipeline connecting any of the facilities described in clause (a) of the definition of “Buyer’s Facilities” to Buyer’s primary customer(s).

Buyer Control Entities:
means collectively, the following Persons: (a) any owner of Buyer’s Facilities; (b) Buyer’s Operator; (c) any Buyer’s Transporter; (d) any Affiliate of Buyer; and (e) any director, officer, or employee of one or more of the foregoing Persons.

Buyer’s Country:	means the country in which the Buyer’s Facilities are located.

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Buyer’s Facilities:
means (a) the facilities located either offshore or onshore in the vicinity of the Unloading Port (including port and marine facilities and any floating storage and regasification storage unit (FSRU) or floating storage unit (FSU) used by Buyer to receive LNG and store such LNG) that are used by Buyer for the fulfillment of its obligations pursuant to an Agreement and that are capable of: (i) berthing an LNG Tanker; (ii) unloading, receiving, storing, treating (if necessary), and regasifying LNG; and (iii) receiving, processing, and delivering Natural Gas and all facilities ancillary to any of the foregoing; and (b) any Buyer Connecting Pipeline.

Buyer Group:	means Buyer and its Affiliates, their respective directors, officers, shareholders, and employees, and the successors and assigns of each of the foregoing.
Buyer’s Operator:	means any operator of Buyer’s Facilities.
Buyer Shortfall Quantity:	has the meaning specified in Section 5.2.1.
Cargo Tolerance:	has the meaning specified in the Confirmation Memorandum.
Claims:
means all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Execution Date, whether or not of a type contemplated by any Party and whether based on federal, state, local, statutory or common law or other applicable Law.

Confidential Information:	has the meaning specified in Section 18.1.
Confirm Date:	means the date so specified in the Confirmation Memorandum.
Confirmation Memorandum:
means each document executed by a Seller and a Buyer substantially in the form contained in Exhibit A and incorporating the provisions of this MSA (as such provisions may be amended, deleted, or supplemented by such Confirmation Memorandum) to record the terms and conditions of a particular sale and purchase of LNG.

Consequential Loss:
means any loss, liability, damage, cost, judgment, settlement, and expense (whether or not resulting from Claims), including interest, penalties, reasonable legal costs, and attorneys’ and accountants’ fees and expenses, regardless of cause, which is not immediately and directly caused by the relevant act or omission. By way of illustration, and subject to the satisfaction of the standard set forth in the preceding sentence, Consequential Loss will include the following:

(a) indirect loss arising out of any delay, reduction, or loss of ability to produce, store, transport, process, deliver, purchase, sell, or dispose of LNG, Natural Gas, or any other hydrocarbons;

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(b) indirect loss associated with business interruption or increased cost of working during business interruption, including the incremental cost of overhead expenses incurred;
(c) indirect, incidental, special, consequential, or punitive damages and penalties of any kind;
(d) loss or deferment of bargain, contract, expectation, revenue, profit, use, or opportunity; and
(e) a Claim made or brought by a Third Party for a loss which, had it been suffered by a Party, would have been a Consequential Loss.
Contract Price:	has the meaning specified in Section 7.
Cover Purchase:	has the meaning specified in Section 5.3.2(a).
Cubic Meter or m3:	means the unit of volume equal to a cube with a length of one meter on each edge.
Day:
means a period of twenty-four (24) consecutive hours beginning at 00:00 hours (a) in the time zone in which Buyer’s Unloading Port is located for obligations related to Buyer’s Facilities; (b) in the time zone in which the Loading Port is located for obligations relating to the Loading Port; or (c) in the time zone relevant to the particular location in any other case where the context so requires.

Delivery Point:
means: (a) in respect of an Ex-Ship Sale, the point at the Unloading Port at which the flange coupling of the LNG receiving line of Buyer’s Facilities connects to the flange coupling of the LNG discharging line of the LNG Tanker; and (b) in respect of an FOB Sale, the point at the Loading Port at which the flange coupling of the LNG loading line of Seller’s Facilities connects to the flange coupling of the LNG loading line of the LNG Tanker.

Demurrage:	has the meaning specified in Clause B.10.1.1 (in respect of FOB Sales) or Clause C.10.1.1 (in respect of Ex-Ship Sales).
Departure Notice:	means the information required to be provided pursuant to Clause B.6.1 (in respect of FOB Sales) or Clause C.6.1 (in respect of Ex-Ship Sales).
Dispute:
means any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to an Agreement or the subject matter of an Agreement, including (a) any dispute or difference concerning the initial or continuing existence of an Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (b) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing.

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Disputed Amount:	means any amount in any invoice that a Party asserts it has no obligation to pay.
Estimated Time of Arrival or ETA:	means the estimated time of arrival of an LNG Tanker at the PBS.
Ex Ship Sale:
means a sale where the title and risk of loss of LNG transfers from the Seller to the Buyer at a Delivery Point at the Unloading Port and the Seller is responsible for transporting and insuring LNG from the Loading Port to the Unloading Port.

Execution Date:	means the date first written above.
Expected Delivery Quantity:	means the quantity of LNG contained in an LNG Cargo, expressed in MMBtu, that Buyer and Seller expect Seller to deliver to Buyer, as specified in the Confirmation Memorandum.
Expected LNG Quality:	has the meaning specified in Clause C.6.1.6.
Expert:	means a Person agreed upon or appointed in accordance with Section 15.2.1.
Export Authorization:	means the FTA Export Authorization(s) and Non-FTA Export Authorization(s) required to permit the export of an LNG Cargo.
Export Control and Sanctions Laws:
means the export control and sanctions laws and regulations of the United States of America, including the Export Administration Regulations, 15 C.F.R. Parts 730 et seq., and economic sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq.

FOB Sale:
means a sale where the title and risk of loss of LNG transfers from the Seller to the Buyer at a Delivery Point at the Loading Port and the Buyer is responsible for transporting and insuring LNG from the Loading Port to the Unloading Port.

Force Majeure:	has the meaning specified in Section 13.1.2.
FTA Export Authorization:
means an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Seller, its direct or indirect LNG supplier or any other Person acting as agent on behalf of Seller or such LNG supplier the authorization to export LNG sold and delivered pursuant to an Agreement (or pursuant to an LNG supply or tolling agreement with such LNG supplier) by vessel from an LNG liquefaction facility in the United States to countries that have entered into a free trade agreement with the United States requiring the national treatment for trade in natural gas for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

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Governmental Approvals:
means the permits, licenses, authorizations, consents, decrees, waivers, privileges, approvals, orders, or exemptions required from a Governmental Authority, including any relevant Export Authorization (if applicable).

Governmental Authority:
means any (a) national, regional, state, municipal, local or other government; (b) subdivision, regulatory or administrative agency, commission, or authority thereof, including any port authority; or (c) quasi-governmental organization, in each case, acting within its legal authority; provided, however, that any entity identified in this definition may be a Governmental Authority for purposes of Section 13 whether or not such entity is acting within its legal authority.

Gross Heating Value:
means the quantity of heat produced by the complete combustion of one Standard Cubic Foot of anhydrous gas in anhydrous air, and the condensation of the water formed, with the initial and final temperature and pressure being sixty (60) degrees Fahrenheit and fourteen point six hundred ninety-six (14.696) pounds per square inch absolute, respectively.

ICC:	has the meaning specified in Section 15.2.1.
Independent Surveyor:
means the independent expert identified in the Confirmation Memorandum and appointed jointly by Buyer and Seller to witness the unloading (in the case of an Ex-Ship Sale), or the loading (in the case of an FOB Sale), and the calculation of the Quantity Delivered.

International Association of Classification Societies or IACS:
means the non-governmental organization composed of several classification societies established to develop and apply technical standards for the design, construction, and survey of marine-related facilities, including ships and offshore structures.

International Maritime Organization or IMO:	means the United Nations agency established in 1948 to promote cooperation among governments and the shipping industry, improve maritime safety and security, and prevent marine pollution from ships.

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International Standards:
means the international standards and practices that are both (a) applicable, to the ownership, design, equipment, operation, berthing, and maintenance of LNG Tankers, and the LNG tankers interface with Buyer’s Facilities (in Buyer’s case), and Seller’s Facilities (in Seller’s case) as established by the International Maritime Organization, the Oil Companies International Marine Forum, the Society of International Gas Tanker and Terminal Operators, and the respective Classification Society of the LNG tanker being a member of the International Association of Classification Societies (and any successor body for any of the above); and (b) customarily complied with by Reasonable and Prudent Operators of comparable LNG tankers or facilities comparable to Buyer’s Facilities and Seller’s Facilities, as the case may be.

Insolvency Event:	means when a Party
a) is dissolved (other than pursuant to a consolidation, amalgamation or merger);
b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
c) makes a general assignment, arrangement or composition with or for the benefit of its creditors;
d)
i.    institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official; or

ii.    has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a Person not described in sub-clause (d)(i) above and either (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (y) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

e) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets;

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g) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) days thereafter;

h) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in sub-clauses (a) to (g) above (inclusive); or

i) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
ISO:	means the International Organization for Standardization, a non-governmental organization that develops and promulgates common standards and assists in their worldwide implementation.
Law:
means any applicable national, state, regional, or local constitution, charter, act, treaty, statute, law, ordinance, code, rule, regulation, order, Governmental Approval, or other legislative or administrative action of a Governmental Authority, or a final decree, judgment, or order of a court, including any awards of any applicable Governmental Authority, or duly authorized official, court, or arbitrator thereof.

LIBOR:
means the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three (3) month deposits in USD as published at or about 11:00 a.m. London time on the Banking Day immediately preceding the Day on which payment is due and thereafter on the first Banking Day of each succeeding month.

LNG:	means Natural Gas in a liquid state at or near atmospheric pressure at sea level.
LNG Cargo:	means LNG to be sold by Seller and to be purchased by Buyer pursuant to a Confirmation Memorandum.
LNG Heel:
means the amount of LNG actually on board an LNG Tanker prior to loading of LNG Cargo (in the case of FOB Sales) or retained by an LNG Tanker after completion of unloading of the LNG Cargo at the Buyer’s Facilities (in the case of Ex-Ship Sales).

LNG Specifications:	has the meaning specified in Section 6.1.

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LNG Tanker:
means an ocean-going vessel meeting the requirements of Clause B.3 (in respect of FOB Sales) or Clause C.3 (in respect of Ex-Ship Sales) and suitable for transporting LNG, which vessel is either identified in the applicable Confirmation Memorandum and approved in accordance with Clause B.1.2 or Clause C.1.2, as applicable, or, alternatively, approved as a Substitute LNG Tanker in accordance with Clause B.1.3 or Clause C.1.3, as applicable.

Loading Country:	means the country in which Seller’s Facilities are located.
Loading Port:	means the port identified in the Confirmation Memorandum as the port at which Seller’s Facilities are located.
Loss:
means all losses, liabilities, damages, costs, judgments, settlements, and expenses (whether or not resulting from Claims by Third Parties), including interest, penalties, reasonable legal costs, and attorneys’ and accountants’ fees and expenses, but excluding any Consequential Loss unless specifically provided otherwise in the Agreement.

Marine Incident:
means any casualty or accident, or series of casualties or accidents having the same origin, including a collision, allision, release, discharge, or grounding, that occur during the operation of an LNG Tanker or that result from, or that is related to, the use of an LNG Tanker.

Marine Services:
means the tugs, Pilots, harbor, line-handling, mooring, and other support services required for LNG Tankers to: (a) in respect of an Ex-Ship Sale, berth and unload at, and depart from, Buyer’s Facilities; or (b) in respect of an FOB Sale, berth and load at, and depart from, Seller’s Facilities, in either case including such other vessels and services as may be required under applicable Law.

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Marine Terminal Liability Regime:
means an agreement to be entered into between the owner of Buyer’s Facilities or Buyer’s Operator (in respect of an Ex-Ship Sale), or the owner of Seller’s Facilities or Seller’s Operator (in respect of an FOB Sale), or, in either case, an applicable Governmental Authority, and the owner of an LNG Tanker (or the operator or master of such LNG Tanker on behalf of the owner) in respect of the delivery of LNG pursuant to an Agreement, which sets forth the liability and provides remedies between such Persons for Claims and Losses arising from the performance by such Persons of their duties in connection with such Agreement. The Marine Terminal Liability Regime includes the Marine Terminal Manual, any conditions of use or other regulatory instruments (whether as agreed by the master of an LNG Tanker or mandatorily applied, including those applicable by Law), or any portion thereof that contain such liability provisions.

Marine Terminal Manual:
means the manual issued by the owner of Buyer’s Facilities or Buyer’s Operator (in respect of an Ex-Ship Sale); or the owner of Seller’s Facilities or Seller’s Operator (in respect of an FOB Sale) (in consultation with applicable Governmental Authority where required) that governs the requirements and procedures for operations to be followed by such facilities and all LNG tankers using such facilities and: (a) (in respect of an Ex-Ship Sale) the Unloading Port, including procedures for the arrival, berthing, and unloading at, and departure of LNG Tankers from, Buyer’s Facilities and the Unloading Port; or (b) (in respect of an FOB Sale) the Loading Port, including procedures for the arrival, berthing, and loading at, and departure of LNG Tankers from, Seller’s Facilities and the Loading Port, including applicable safety and emergency response procedures.

Master LNG Sale and Purchase
Agreement or MSA:	means the provisions of Section 1 through 22 of this instrument, together with the attached Exhibits, but not including an executed Confirmation Memorandum.
Measurement Dispute:	has the meaning specified in Section 15.2.1.
Mitigation Sale:	has the meaning specified in Section 5.2.2(a).
MMBtu:	means one million (1,000,000) Btu.
Natural Gas:	means any combustible hydrocarbon or mixture of hydrocarbons consisting primarily of methane and including other combustible and non-combustible gases in a gaseous state.

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Non-FTA Export Authorization:
means an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Seller, its direct or indirect LNG supplier or any other Person acting as agent on behalf of Seller or such LNG supplier the authorization to export LNG sold and delivered pursuant to an Agreement (or pursuant to an LNG supply or tolling agreement with such LNG supplier) by vessel from an LNG liquefaction facility in the United States to countries that have not entered into a free trade agreement with the United States requiring the national treatment for trade in natural gas, which currently has or in the future develops the capacity to import LNG, and with which trade is not prohibited by United States law or policy, for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Notice of Readiness or NOR:	has the meaning specified in Clause B.7.1 (in respect of FOB Sales) or Clause C.7.1 (in respect of Ex-Ship Sales).
Off-Spec LNG:	has the meaning specified in Section 6.1.
Oil Companies International Marine Forum or OCIMF:
means that voluntary association of oil companies having an interest in the shipment and terminalling of crude oil and oil products, the promotion of safety, and the prevention of pollution from tankers and at oil terminals.

Party:
means (a) with respect to this MSA, the Persons identified in first paragraph of this MSA, and (b) with respect to a Confirmation Memorandum (and this MSA as incorporated therein), each of Buyer and Seller identified in the Confirmation Memorandum.

Payor:	has the meaning specified in Section 10.3.1.
PBS:
means the customary Pilot boarding station at the Unloading Port (in respect of an Ex-Ship Sale), or at the Loading Port (in respect of an FOB Sale) where the Pilot boards the LNG Tanker, as determined by the applicable Governmental Authority or other Person with authority to regulate transit and berthing of vessels at such port.

Person:	means any natural person, corporation, company, partnership (general or limited), limited liability company, Governmental Authority, or other entity or association.
Pilot:	means any Person engaged by Transporter to come on board an LNG Tanker to assist the master in pilotage, mooring and unmooring of such LNG Tanker.

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Port Charges:
means the fees, imposts, or charges imposed for use of any port or marine facility, including harbor dues, tonnage dues, wharfage charges, charges related to immigration and customs clearance for the LNG Tanker and its crew, and harbor master dues, all as established by a Governmental Authority or Person having jurisdiction over an LNG Tanker at the Loading Port or the Unloading Port, as applicable.

Pricing Month:	has the meaning specified in the Confirmation Memorandum.
Protection and Indemnity Club or
P&I Club:
means an independent mutual insurance association that is a member of the International Group of P&I Clubs and provides liability protection to ship-owners and charterers against third-party liabilities encountered in their commercial operations.

Provisional Invoice:	has the meaning specified in Section 8.4.1.
Qualifying Institution	a first class international bank having a senior unsecured long-term debt rating of at least “A’ from Standard & Poor’s and “A2” from Moody’s and is acceptable to Seller;
Qualifying Rating	a senior unsecured long-term debt rating or issuer rating of at least “BBB-” by Standard and Poor’s and “Baa3” by Moody’s;
Quantity Delivered:
means the quantity of LNG, expressed in MMBtu, (in respect of an Ex-Ship Sale) unloaded from or (in respect of an FOB Sale) loaded onto an LNG Tanker at the Delivery Point, less any Heel provided for in a Confirmation Memorandum.

Ready to Discharge:	has the meaning specified in Clause C.6.2.8.
Ready to Load:	has the meaning specified in Clause B.6.2.8.
Reasonable and Prudent Operator:
means a Person seeking in good faith to perform its contractual obligations and comply with applicable Laws while exercising the degree of skill, diligence, prudence, and foresight that would reasonably and ordinarily be expected from a skilled and experienced operator complying with applicable Laws and engaging in the same type of undertaking under the same or similar circumstances and conditions.

Recipient:	has the meaning specified in Section 10.3.1.
Rules:	has the meaning specified in Section 15.1.2.
Seller:	means the Person identified as Seller in a particular Confirmation Memorandum, provided that such Person is also a Party to this MSA or an Affiliate of a Party to this MSA.

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Seller Connecting Pipeline:	means any pipeline facility interconnecting with any of the facilities described in clause (a) of the definition of “Seller’s Facilities” for the transportation of Natural Gas to Seller’s Facilities.
Seller Control Entities:
means collectively, the following Persons: (a) any supplier of Natural Gas to Seller; (b) any owner of Seller’s Facilities; (c) Seller’s Operator; (d) any Seller’s Transporter; (e) any Affiliate of Seller; and (f) any director, officer, or employee of one or more of the foregoing Persons.

Seller’s Country:	means the country in which the Seller’s Facilities are located.
Seller’s Facilities:
means (a) the liquefaction trains and associated liquefaction facilities, Natural Gas inlet facilities, Natural Gas pre-treatment and processing facilities, LNG storage and loading facilities, berthing and marine facilities, and other facilities at the Loading Port, including LNG storage tanks, infrastructure, and utilities, together with their associated facilities, whether or not owned or operated by the Seller, at which the LNG to be sold pursuant to an Agreement is produced, stored, transported, and loaded; and (b) any Seller Connecting Pipeline.

Seller Group:	means Seller, its Affiliates, and their respective directors, officers, shareholders, and employees, and the successors, and assigns of each of the foregoing.
Seller’s Operator:	means any operator of Seller’s Facilities.
Seller Shortfall Quantity:	has the meaning specified in Section 5.3.1.
Senior Executives:	means those Persons having decision-making authority for a Party with respect to any material decisions required by that Party pursuant to an Agreement.
Ship/Shore Safety Checklist:	means the ship/shore safety checklist (as approved by the IMO) for use by ship and terminal operators, including guidance on completion procedures and a model loading/unloading plan.
Society of International Gas Tanker and Terminal Operators or SIGTTO:
means the Society of International Gas Tanker and Terminal Operators, a non-profit company formed to promote high operating standards and best practices in gas tankers and terminals throughout the world, and which provides technical advice and support to its members in technical and operational matters.

Standard Cubic Foot or SCF:
means for Natural Gas, the quantity of anhydrous gas that occupies one (1) cubic foot of space at a temperature of sixty (60) degrees Fahrenheit and a pressure of 14.696 pounds per square inch absolute.

Substitute LNG Tanker:	has the meaning specified in Clause B.1.3 (in respect of FOB Sales) or Clause C.1.3 (in respect of Ex-Ship Sales).

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Taxes:
means any tax, levy, rate, duty, fee, or other charge (other than any Port Charges) imposed directly or indirectly on a Party, its assets, income, dividends, or profits (without regard to the manner of collection or assessment, whether by withholding or otherwise) by any government, Governmental Authority, or other body authorized by Law to impose such tax, levy, rate, duty, fee, or other charge. Without limiting the generality of the foregoing, Taxes include income taxes, gross receipts taxes, goods and services taxes, capital gains taxes, property taxes, excise taxes, value-added taxes, carbon tax or any tax related to environmental effects of exploring for, producing, processing, transporting, storing, supplying, selling, or consuming LNG sold pursuant to an applicable Confirmation Memorandum. Taxes also include penalties and interest that may be imposed for underpaying, failing to report, or late filing of returns or reports for any Taxes.

Third Party:	means any Person other than a Party to this MSA and, for a Confirmation Memorandum, any Person other than Seller and Buyer.
Transporter:	means any Person who is a registered owner or a disponent owner of an LNG Tanker, and any Person contracting to provide or operate an LNG Tanker.
Unloading Port:	means the port identified in a Confirmation Memorandum where Buyer’s Facilities are located.
U.S. or United States:	means the United State of America.
USD or US$:	means the legal currency of the United States.
Used Laytime:	has the meaning specified in Clause B.8.2 (in respect of FOB Sales) or Clause C.8.2 (in respect of Ex-Ship Sales).

1.2.	Interpretation

1.2.1.	Reference to the singular includes a reference to the plural and vice versa.

1.2.2.	Reference to a gender includes a reference to both genders.

1.2.3.	The words “include” and “including” shall not be construed as being by way of limitation. The term “will” has the same meaning as “shall” and thus imposes an obligation.

1.2.4.
References in this Agreement to a Section are to a Section of the MSA (excluding Exhibits). References in this Agreement to an Exhibit are to an Exhibit of this MSA, and references in this Agreement to a Clause are to a Clause of an Exhibit of this MSA (i.e., Clause B.1.1 means Clause 1.1 of Exhibit B). The table of contents and headings to Sections, Exhibits and

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Clauses are inserted for convenience of reference only and do not affect the construction of an Agreement.

1.2.5.
Unless otherwise provided in an Agreement, all references to time are: (a) in the case of an Ex-Ship Sale, to local time at Buyer’s Facilities; and (b) in the case of an FOB Sale, to local time at Seller’s Facilities, and references to dates and periods of time are determined by reference to the Gregorian calendar.

1.2.6.	References to a Party include the successors and permitted assigns of that Party.

1.2.7.	References to a statute, ordinance, or other Law include all regulations and other instruments thereunder and all consolidations, amendments, re-enactments, or replacements thereof.

1.2.8.
References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

1.3.	Rounding
Except as otherwise defined, units of measurements and their prefixes are based on the metric system in accordance with ISO 1000: 1992 “SI Units and recommendations for the use of their multiples and certain other units.” Rounding shall be made according to ISO310: 1992(E), Annex B, related to rules for rounding of numbers. If the value to be rounded is equally located between two (2) numbers, then rounding shall be made to the higher number according to ISO310: 1992(E), Annex B, Rule B.

2.	SCOPE

2.1.	Requirement for a Confirmation Memorandum

2.1.1.
Notwithstanding any provision of this MSA, neither Party shall be under any obligation, express or implied, to sell or purchase LNG, and Sections 4 through 11 and Exhibits B and C shall have no effect unless and until the Parties execute a Confirmation Memorandum for the sale and purchase of LNG.

2.1.2.	This MSA does not and will not impose any obligation, express or implied, on any Party to negotiate, agree, or execute any Confirmation Memorandum.

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2.1.3.	If any conflict exists between the terms and conditions of this MSA and a particular Confirmation Memorandum, then the terms and conditions of the Confirmation Memorandum shall take precedence.

2.2.	FOB Sales and Ex-Ship Sales
The provisions that govern LNG Tankers, Seller’s Facilities (in the case of FOB Sales), Buyer’s Facilities (in the case of Ex-Ship Sales), loading and unloading, Demurrage, and related matters are set forth in Exhibit B (in the case of FOB Sales) and Exhibit C (in the case of Seller Delivery Sales). The Parties shall specify in the Confirmation whether each sale pursuant to an Agreement is an FOB Sale subject to Exhibit B or an Ex-Ship Sale subject to Exhibit C.

3.	TERM

3.1.	Term of MSA
This MSA will become effective as of the Execution Date and will remain in full force and effect until terminated by a Party by written notice pursuant to Section 16.1.

3.2.	Term of Each Confirmation Memorandum
Each Confirmation Memorandum will become effective as of the Confirm Date (subject to any conditions precedent contained in the Confirmation Memorandum) and, notwithstanding the earlier termination of an MSA, will remain in full force and effect (unless earlier terminated pursuant to its terms) until the fulfillment of Buyer’s and Seller’s respective obligations pursuant to the Confirmation Memorandum.

3.3.	Certain Rights and Remedies
The following provisions (unless, pursuant to Section 2.1.1, these provisions are not in effect) will survive the expiry or termination of an Agreement: Sections 1, 2.1.3, 3.2, 3.3, 8, 9, 10, 11, 12, 14, 15, 16.3, 17.2, 18 (in accordance with its terms), 19, 20.4, 20.5, 21, 22.1, 22.2, 22.3, 22.4, 22.5, and 22.6 and Clauses B.13.4, C.13.4, B.14, and C.14.

4.	SALE AND PURCHASE

4.1.	Seller’s and Buyer’s Obligation to Sell and Purchase
Seller shall sell and make available, and Buyer shall purchase, take and pay for, or pay for if not taken, LNG in accordance with the terms and conditions of each Confirmation Memorandum.

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4.2.	Title and Risk of Loss
Unless otherwise specified in a Confirmation Memorandum, delivery of LNG will be deemed complete, and title to and risk of loss of LNG delivered will pass from Seller to Buyer, as the LNG passes the Delivery Point.

4.3.	Source of LNG
Notwithstanding anything in an Agreement to the contrary, Seller may not supply LNG from any source where the supply would be prohibited by Law, including Export Control and Sanctions Laws.

5.	QUANTITIES

5.1.	Quantities
The quantity of LNG to be sold and made available by Seller, and purchased, taken and paid for, or paid for if not taken, by Buyer pursuant to an Agreement shall be the quantity of LNG specified in each applicable Confirmation Memorandum.

5.2.	Buyer’s Liability for Shortfall

5.2.1.
With respect to each LNG Cargo to be delivered pursuant to a Confirmation Memorandum, if Buyer does not take delivery of any quantity of LNG made available by Seller in accordance with this Agreement, up to the Expected Delivery Quantity for any reason other than:

(a)	Force Majeure affecting Buyer;

(b)
failure of Seller to make available such quantity for any reason attributable to Seller, including for Force Majeure affecting Seller or Seller’s Facilities, but excluding quantities that Seller is excused from making available due to Buyer’s breach of an Agreement; or

(c)	Buyer refusing to take delivery of all or part of any LNG Cargo because it does not comply with the LNG Specifications in accordance with Section 6.3;
then the Expected Delivery Quantity less the sum of (i) any quantity of LNG taken by Buyer and (ii) any quantity of LNG not taken by Buyer for the reasons specified in Section 5.2.1(a), 5.2.1(b) or 5.2.1(c), shall constitute a “Buyer Shortfall Quantity.”

(d)
In the event Buyer will fail to take delivery or fails to take delivery of all or part of an LNG Cargo pursuant to a relevant Confirmation, the Parties shall use reasonable efforts to reschedule delivery of such Cargo. There shall be no reasonable efforts obligation to reschedule

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in case of willful failure. Such Cargo shall only be rescheduled if the Parties mutually agree on scheduling of an alternate delivery date and cost allocation thereof. In the event the Parties are unable to reschedule delivery of such LNG Cargo within thirty-six (36) hours after the end of the Arrival Period, then it shall be considered as Buyer’s failure to take delivery of the amount by which the scheduled quantity exceeds the quantity delivered.

5.2.2.	With respect to any Buyer Shortfall Quantity:

(a)
Seller shall use reasonable efforts to mitigate its Losses resulting from Buyer’s failure to take such Buyer Shortfall Quantity by reselling such Buyer Shortfall Quantity to Third Parties (each such sale a “Mitigation Sale”); provided, however, that any sale of a quantity of Buyer Shortfall Quantity by Seller to Third Parties that Seller was already obligated to make at the earlier to occur of (i) Buyer’s default, determined pursuant to this Section 5.2; or (ii) any Buyer’s notice to Seller that it will not take such LNG, is not a Mitigation Sale;

(b)	Buyer shall pay to Seller an amount equal to (i) the Contract Price multiplied by (ii) the Buyer Shortfall Quantity; and

(c)
Seller shall credit Buyer with (i) the proceeds from any Mitigation Sale, plus (ii) reasonable and verifiable savings obtained by Seller, including savings related to transportation and Third Party costs avoided, as a result of the Mitigation Sale as opposed to the sale to Buyer, less (iii) reasonable, verifiable, incremental costs incurred by Seller (acting as a Reasonable and Prudent Operator) as a result of such Mitigation Sale (including costs related to the transporting, marketing, selling, and delivering such LNG Cargo);

(d)	Buyer is not entitled to a credit, rebate, or offset of any amount in excess of the amount owed by Buyer pursuant to Section 5.2.2(b).

5.2.3.	Any payment that Buyer makes under this Section 5.2 shall not be treated as a Consequential Loss.

5.3.	Seller’s Liability for Shortfall

5.3.1.
With respect to each LNG Cargo to be delivered pursuant to a Confirmation Memorandum, if Seller does not make available any quantity of LNG in accordance with this Agreement at least equal to the Expected Delivery Quantity less the Cargo Tolerance, for any reason other than:

(a)	Force Majeure affecting Seller; or

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(b)
failure of Buyer to take delivery of such quantity for any reason attributable to Buyer, including for Force Majeure affecting Buyer or (in the case of an Ex-Ship Sale) Buyer’s Facilities, but excluding quantities that Buyer is excused from taking due Seller’s breach of the Agreement;

then the Expected Delivery Quantity less the sum of (i) any quantity of LNG taken by Buyer, (ii) any quantity of LNG not made available by Seller for the reasons specified in Section 5.3.1(a) or 5.3.1(b) and (iii) the Cargo Tolerance, shall constitute a “Seller Shortfall Quantity.”

(c)
In the event Seller will fail deliver or fails to deliver of all or part of an LNG Cargo pursuant to a relevant Confirmation, the Parties shall use reasonable efforts to reschedule delivery of such Cargo. There shall be no reasonable efforts obligation to reschedule in case of willful failure. Such Cargo shall only be rescheduled if the Parties mutually agree on scheduling of an alternate delivery date and cost allocation thereof. In the event the Parties are unable to reschedule delivery of such LNG Cargo within thirty-six (36) hours after the end of the Arrival Period, then it shall be considered as Seller’s failure to deliver of the amount by which the scheduled quantity exceeds the quantity delivered.

5.3.2.	With respect to any Seller Shortfall Quantity:

(a)
Buyer shall use reasonable efforts to mitigate its Losses resulting from Seller’s failure to make such Seller Shortfall Quality available by purchasing an equivalent quantity of Natural Gas, or LNG from Third Parties, not to exceed the Seller Shortfall Quantity (each such purchase a “Cover Purchase”); and

(b)	Seller shall pay to Buyer an amount equal to

(i)
to the extent Buyer makes one or more Cover Purchases to cover the Seller Shortfall Quantity, (A) the amount paid by Buyer for any Cover Purchase, plus (B) all reasonable and verifiable incremental costs incurred by Buyer (acting as a Reasonable and Prudent Operator) as a result of any Cover Purchase, including costs related to transportation, terminal fees, and Third Party costs, less (C) all reasonable and verifiable savings obtained by Buyer as a result of any Cover Purchase, including savings related to transportation and Third Party costs avoided, less (D) the Contract Price multiplied by the Seller’s Shortfall Quantity; and

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(ii)
to the extent Buyer does not make sufficient Cover Purchases to cover the Seller Shortfall Quantity (after having used reasonable efforts to do so), Buyer’s costs associated with terminating its resale arrangements in respect of such uncovered portion of Seller’s Shortfall Quantity, including capacity reservation and transportation and other reasonable expenses incurred by Buyer in relation to Seller’s Shortfall Quantity;

(c)
Seller’s obligation to pay Buyer pursuant to this Section 5.3.2(b) will only apply if the result of the calculation is greater than zero. Seller’s liability to Buyer pursuant to this Section 5.3 shall be limited to and not exceed thirty percent (30%) of the Contract Price multiplied by the Seller’s Shortfall Quantity.

5.3.3.
In the case of an Ex-Ship Sale, Seller shall have satisfied its obligation to “make available” to Buyer a specified quantity of LNG if (a) Seller has caused an LNG Tanker containing such quantity of LNG to arrive at the PBS and (i) issue a NOR prior to or during the Arrival Period, or (ii) issue a NOR following the end of the Arrival Period, and Buyer is able to berth such LNG Tanker in accordance with Clause C.7.4.2; and (b) such LNG complies with the terms and conditions hereof. In such instances, except as otherwise provided in Section 6.3, if Buyer has notified Seller that Buyer will not accept a particular LNG Cargo scheduled for delivery by Seller, then Seller will be deemed to have made available such LNG Cargo.

5.3.4.	Any payment that Seller makes under this Section 5.3 shall not be treated as a Consequential Loss.

6.	QUALITY

6.1.	Specifications
LNG delivered to Buyer in its gaseous state shall comply with the specifications set forth in the Confirmation Memorandum (“LNG Specifications”). LNG that fails to satisfy the LNG Specifications is “Off-Spec LNG.”

6.2.	Determining LNG Specifications
LNG shall be measured as such LNG is: unloaded at Buyer’s Facilities (in respect of an Ex-Ship Sale), or loaded at the Seller’s Facilities (in respect of an FOB Sale) in accordance with Clauses B.13 and C.13 (as applicable) and Exhibit D to determine whether such LNG complies with the LNG Specifications.

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6.3.	Off-Spec LNG

6.3.1.
If either Buyer or Seller, acting as a Reasonable and Prudent Operator, determines prior to unloading (in respect of an Ex-Ship Sale) or loading (in respect of an FOB Sale), an LNG Cargo that the LNG is expected to be Off-Spec LNG upon delivery, then such Party shall notify the other Party of the extent of the expected variance as soon as practicable (but in no case later than (in respect of an Ex-Ship Sale) the commencement of unloading or (in respect of an FOB Sale) the commencement of loading, of such LNG Cargo), and the Buyer and Seller shall discuss such variance and possible mitigating actions, subject to the following:

(a)	Buyer shall use reasonable efforts, including coordinating with the Buyer’s Operator and Transporter (in respect of an FOB Sale), to accept Off-Spec LNG; and

(b)
as soon as practicable, but in no case later than forty-eight (48) hours after giving or receiving any notification pursuant to Section 6.3.1 that LNG is expected to be Off-Spec LNG, Buyer shall notify Seller that Buyer (i) despite using reasonable efforts to accept the LNG Cargo, rejects the LNG Cargo containing such Off-Spec LNG; or (ii) subject to Section 6.3.2, is willing to accept all or any of the Off-Spec LNG. If the quality of the Off-Spec LNG delivered by Seller is not materially consistent with the expected variance notified by Buyer or Seller pursuant to Section 6.3.1, upon which expected variance Buyer’s decision pursuant to this Section 6.3.1(b)(ii) is based, then notwithstanding Buyer’s initial acceptance of such Off-Spec LNG, Buyer is entitled to reject all or part of such Off-Spec LNG pursuant to this Section 6.3.

6.3.2.
If Buyer determines that it could accept Off-Spec LNG pursuant to Sections 6.3.1(b)(ii) or 6.3.4, then Buyer shall include with its notice issued pursuant to Sections 6.3.1(b)(ii) or 6.3.4 Buyer’s good faith estimate of the Losses that Buyer will incur as a result of the receipt and treatment of such Off-Spec LNG. If Seller promptly, but in no case later than twelve (12) hours after receiving Buyer’s notice, consents to reimburse Buyer for Buyer’s Losses associated with the delivery of such Off-Spec LNG, then Buyer shall accept such Off-Spec LNG, and Seller shall reimburse Buyer for the Losses incurred by Buyer as a result of the receipt and treatment of such Off-Spec LNG; provided, however, that Seller’s liability to Buyer for such Losses pursuant to this Section 6.3.2 and Section 6.3.4 will not exceed one hundred twenty percent (120%) of the amount estimated by Buyer pursuant to this Section 6.3.2. The limit established in this Section 6.3.2 is exclusive of any liability of Seller pursuant to Section 6.3.3.

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6.3.3.
If after the commencement of unloading (in respect of an Ex-Ship Sale) or loading (in respect of an FOB Sale) the LNG Cargo, either Buyer or Seller reasonably believes that Off-Spec LNG exists or becomes aware that an LNG Cargo contains Off-Spec LNG only, then such Party shall promptly, but in no event later than eight (8) hours after becoming aware of such Off-Spec LNG, notify the other Party of such Off-Spec LNG. Either Buyer or Seller may at any time thereafter, subject to Section 6.3.1(a), suspend loading or unloading of such Off-Spec LNG. Without prejudice to Buyer’s rights pursuant to Sections 6.3.1(b) and 6.3.4 for any Off-Spec LNG that has not been loaded or unloaded, Buyer shall be deemed to have accepted all of the LNG loaded or unloaded prior to any suspension pursuant to this Section 6.3.3., and Seller shall reimburse Buyer for all Losses incurred by Buyer as a result of Buyer’s receipt of such Off-Spec LNG, including all reasonable documented direct costs incurred by Buyer (including costs owed to any Affiliate of Buyer, Buyer’s Transporter, and Buyer’s Operator in transporting (if applicable) and treating such Off-Spec LNG (or to otherwise make such LNG marketable) (b) the loss in value of any other LNG supplies at Buyer’s Facilities (other than the Off-Spec LNG unloaded by Buyer) or in the LNG Tanker (in the case of FOB Sales), where such loss in value results from blending the Off-Spec LNG with other LNG supplies at Buyer’s Facilities or in the LNG Tanker (in the case of FOB Sales); and (c) all Losses relating to damage caused by such Off-Spec LNG to Buyer’s Facilities (in case of Ex-Ship Sales) or in the LNG Tanker (in the case of FOB Sales); provided, however, that such reimbursement shall not exceed one hundred (100%) of the product of the Expected Delivery Quantity and the Contract Price.

6.3.4.
After becoming aware of the existence of Off-Spec LNG pursuant to Section 6.3.3, Buyer may elect to accept any Off-Spec LNG that has not been loaded (in the case of Ex-Ship Sales) or unloaded (in the case of FOB Sales) prior to suspension, in which case, Section 6.3.2 will apply to such Off-Spec LNG. If the quality of the Off-Spec LNG delivered by Seller is not materially consistent with the expected variance notified by Buyer or Seller pursuant to Section 6.3.1, upon which expected variance Buyer’s decision pursuant to this Section 6.3.4 is based, then notwithstanding Buyer’s initial acceptance of such Off-Spec LNG, Buyer shall be entitled to reject all or part of such Off-Spec LNG that has not been loaded or unloaded. Buyer shall have no obligation to Seller pursuant to Clause B.10.1, or Clause C.10.1 for any delays associated with loading or unloading such Off-Spec LNG, as applicable, provided that Buyer acted as a Reasonable and Prudent Operator and in accordance with this Section 6.

6.3.5.
If Buyer refuses to take delivery of any Off-Spec LNG pursuant to this Section 6.3, then Seller shall be deemed to have failed to make available the quantity of Off-Spec LNG rejected by Buyer, and Seller shall be liable

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to Buyer pursuant to Section 5.3 for failure to deliver such Off-Spec LNG. Without prejudice to Seller’s obligations to Buyer pursuant to other provisions of an Agreement, Seller shall be entitled to deliver such Off-Spec LNG to any Third Party without restriction.

7.	PRICE
The Parties shall specify the price of LNG (“Contract Price”) applicable to each LNG Cargo on a per MMBtu basis in the Confirmation Memorandum.

8.	INVOICES AND PAYMENT

8.1.	Delivery Invoices
Promptly after completion of: (in respect of an Ex-Ship Sale) unloading, or (in respect of an FOB Sale) loading, of each LNG Cargo delivered pursuant to an Agreement, Seller shall send to Buyer an invoice showing:

8.1.1.
the Gross Heating Value content of the LNG Cargo delivered, expressed in MMBtu, calculated pursuant to Clause B.13 (in the case of an FOB Sale) or Clause C.13 (in the case of an Ex-Ship Sale) and Exhibit D, together with any relevant documents showing the basis for such calculation;

8.1.2.	the Contract Price applicable to such LNG Cargo;

8.1.3.
the sum due from Buyer for the relevant LNG Cargo, which Seller shall calculate by multiplying the relevant MMBtu content specified in Section 8.1.1 by the Contract Price specified in Section 8.1.2’ and

8.1.4.
a certificate of quantity and quality of LNG loaded (or unloaded as relevant) prepared in accordance with Exhibit D, and such other documents Buyer or a Governmental Authority reasonably requires for Loading Port or Unloading Port customs clearance.

8.2.	Statements of LNG Not Taken, Not Made Available, or Not Delivered

8.2.1.
If Buyer incurs a liability to Seller pursuant to Section 5.2 for failing to take an LNG Cargo, then Seller shall send to Buyer an invoice and reasonable supporting documentation showing (a) the Expected Delivery Quantity of such LNG Cargo, (b) the quantity (if any) taken by Buyer, (c) the Contract Price applicable to such LNG Cargo, and (d) the amount payable by Buyer pursuant to Section 5.2 for Buyer’s failure to take such LNG.

8.2.2.
If Seller incurs a liability to Buyer pursuant to Section 5.3 for failing to make available an LNG Cargo, then Buyer shall send to Seller an invoice and reasonable supporting documentation showing (a) the Expected Delivery Quantity of such LNG Cargo, (b) the quantity (if any) made

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available by Seller, (c) the Contract Price applicable to such LNG Cargo, and (d) the amount payable by Seller pursuant to Section 5.3 for Seller’s failure to make available such LNG.

8.3.	Other Invoices

8.3.1.
If any sums are due from one Party to the other Party, except for reasons addressed in Sections 8.1 or 8.2, then the Party to whom such sums are owed shall furnish to the other an invoice describing in reasonable detail the basis for the invoice and providing relevant supporting documentation.

8.3.2.
A Party entitled to receive payment pursuant to Clause B.10 or Clause B.11 with respect to any LNG Cargo (in the case of an FOB Sale), or pursuant to Clause C.10 or Clause C.11 with respect to any LNG Cargo (in the case of an Ex-Ship Sale), shall issue an invoice for such amount no later than ninety (90) Days following the completion of the Used Laytime for such LNG Cargo. Any claim for amounts owed pursuant to Clause B.10 or Clause B.11 (in the case of an FOB Sale) or pursuant to Clause C.10 or Clause C.11 (in the case of an Ex-Ship Sale), will be time barred if the Party to which any amount is owed thereunder fails to provide to the other Party a fully documented invoice within ninety (90) Days after the completion of the Used Laytime for such LNG Cargo.

8.4.	Provisional Invoices

8.4.1.
If Seller is unable to (a) obtain from Buyer the quantity of MMBtus of LNG delivered to Buyer within three (3) Days after making an LNG Cargo available to Buyer (including the results of sampling and analysis required pursuant to Clause D.4); or to have a representative present as provided pursuant to Clause D.1.1 or (b) obtain any other relevant information necessary to compute an invoice pursuant to Section 8.1, then Seller may issue a provisional invoice (“Provisional Invoice”) in an amount calculated based on the Expected Delivery Quantity for the LNG Cargo. A Provisional Invoice will be deemed to be an invoice issued pursuant to Section 8.1 for the purposes of the payment obligations of Buyer and will be subject to subsequent adjustment pursuant to Section 8.4.2.

8.4.2.
If Seller issues a Provisional Invoice, then Seller shall issue a final invoice reflecting any credit or debit, as applicable, to the Provisional Invoice as soon as reasonably practicable after (a) Seller receives the results of sampling, analysis, and quantity determination (as required pursuant to Clause B.13.3 or C.13.3 (as applicable) and Clauses D.4 and D.5), if the Provisional Invoice was issued as a result of Section 8.4.1(a); or (b) Seller obtains the information necessary to compute the payment, if the Provisional Invoice was issued as a result of Section 8.4.1(b). Buyer and Seller shall settle such debit or credit amount, as the case may be, when

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payment of the next invoice is due pursuant to Section 8.5.1, or upon the termination of the Confirmation Memorandum, if earlier. No interest will be due for the final invoice if the final invoice is timely settled pursuant to this Section 8.4.2. If the final invoice is not so settled, then Buyer or Seller, as applicable, shall pay interest on the unpaid amount pursuant to Section 8.8.

8.5.	Payment Due Dates

8.5.1.	The due date for payment by Buyer of each invoice delivered pursuant to Section 8.1 is ten (10) days after receipt of the invoice by Buyer.

8.5.2.	The due date for payment by the relevant Party of each invoice delivered pursuant to Section 8.2 is ten (10) days after receipt of the invoice by such Party.

8.5.3.	The due date for payment by the relevant Party of each invoice delivered pursuant to Section 8.3 is ten (10) Days after receipt of the invoice by such Party.

8.5.4.	If the due date for any invoice is not a Banking Day, then such invoice shall be due on the next Banking Day.

8.6.	Payment Method and Currency
Payment shall be tendered according to the instructions specified in the Confirmation Memorandum.

8.7.	Disputed Invoices

8.7.1.
The Party receiving an invoice containing a Disputed Amount shall immediately notify the other Party of the reasons for such dispute and shall pay the amount due under the invoice, on or before the due date for payment and, subject to Section 8.7.4, Buyer and Seller shall seek to settle the Disputed Amount pursuant to Section 15.1; provided, however, that in the case of manifest error, the correct amount shall be paid disregarding such manifest error, and any necessary correction and consequent adjustment shall be made within five (5) Banking Days after agreement on or determination of the correct amount.

8.7.2.
Buyer and Seller shall endeavor to resolve any Disputed Amount as quickly as possible. Any adjustments necessary to reconcile the Disputed Amount with the amount actually paid shall be paid within ten (10) Days following resolution of the Disputed Amount.

8.7.3.	All adjustments, whether for overpayment or underpayment, will bear interest pursuant to Section 8.8.

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8.7.4.
Buyer and Seller shall promptly discuss any Disputed Amount in good faith. Either Buyer or Seller shall be entitled to refer the Disputed Amount to arbitration pursuant to Section 15.1 at any time following sixty (60) Days after delivery of notice by either Buyer or Seller questioning the correctness of such invoice pursuant to this Section 8.7.

8.7.5.
Except as specified in Section 8.7.6, an invoice may be contested only if, within three hundred sixty-five (365) Days after its receipt, the Party receiving the invoice provides notice to the other Party questioning the correctness of such invoice. If such notice is not given as required pursuant to this Section 8.7.5, then the invoice shall be deemed correct and accepted by both Buyer and Seller.

8.7.6.
Disputed Amounts resulting from the inaccuracy of any measuring or analyzing equipment or device shall be corrected in accordance with Clause B.13.2.2 or C.13.2.2 (as applicable) and shall be settled in the same manner as set out above in this Section 8.7.

8.8.	Late Payment and Refunds

8.8.1.
If either Buyer or Seller fails to pay an amount owed pursuant to an Agreement when due, then that Party shall pay interest on the amount owed to the other Party at the Agreed Interest Rate on and from the Day when payment was due until the Day of payment. If Buyer or Seller receives an amount not owed pursuant to an Agreement, then the Party receiving that overpayment shall pay interest on the amount of overpayment at the Agreed Interest Rate on and from the Day when such sum was originally paid until the date of its repayment. Interest shall accrue from Day-to-Day and be calculated on the basis of a three hundred sixty (360) Day year.

8.8.2.
Transfer of funds (taking into account the time zones and Banking Days applicable in the countries in which Buyer’s and Seller’s banks are located) from Buyer’s or Seller’s bank, as the case may be, effected before the close of business of the receiving Party’s bank and on or before the due date of any invoice, is timely payment, regardless of whether the bank receiving the transfer credits the transfer as immediately available funds by reason of such different time zones or Banking Days.

8.9.	Access To Information; Audit
Buyer and Seller are entitled to examine, with reasonable notice during normal business hours, each other’s books, records, and charts to the extent necessary to verify the accuracy of any invoice, charge, or computation made pursuant to this Section 8, Section 5.2 and 5.3, or any calculation performed pursuant to Exhibit D and Clause B.13 (in the case of an FOB Sale) or Clause C.13 (in the case of an Ex-Ship Sale); provided, however, that (i) such right to examine, audit and obtain copies

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of books, records, charts pursuant to this Section 8.9 shall only be to the extent reasonably necessary to verify the accuracy of any statement, charge, payment or computation made under this Agreement and shall not be available with respect to information not directly relevant to transactions under this agreement, and (ii) such books, records, and charts, or any microfilm or computer record thereof, need not be preserved for more than three hundred sixty-five (365) Days from the date of the recording, unless they relate to an outstanding Dispute, in which event they shall be maintained until three hundred sixty-five (365) Days following final resolution of such Dispute. If such examination establishes an inaccuracy in any billing, then the necessary adjustments in such billing and payments shall be made promptly with interest at the Agreed Interest Rate. The Party whose records and charts are being examined shall have the right to request that such examination be conducted by a Third Party auditor reasonably acceptable to such Party, subject to such Third Party auditor executing a confidentiality agreement suitable to the Party whose records and charts are to be examined.

8.10.	No Netting of Invoices
Subject to Section 8.7, the Parties shall pay amounts due under each invoice in full without netting or offsetting.

8.11.	Safe Harbor

8.11.1.	This Agreement constitutes a “master agreement” for purposes of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

8.11.2.	Each of Buyer and Seller is a “forward contract merchant” within the meaning of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq.

8.11.3.
The transactions under each Confirmation Memorandum constitute “forward contracts” and “commodity contracts” under the United States Bankruptcy Code, and the Parties recognize that LNG is a commodity for purposes of the United States Bankruptcy Code and the Commodities Exchange Act.

9.	CREDIT SUPPORT
No later than the date specified in each Confirmation Memorandum, Buyer shall provide to Seller credit support as required in the Confirmation Memorandum.

10.	TAXES, DUTIES, AND CHARGES

10.1.	Seller’s Tax Obligations

10.1.1.
Subject to Section 10.3.1, Seller shall pay, indemnify, defend, and hold harmless Buyer and any Affiliate of Buyer against and from, or shall reimburse Buyer for, payments made by Buyer, any Affiliate of Buyer, or

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Transporter for Taxes levied or imposed on Buyer, any Affiliate of Buyer, Transporter or the LNG Tankers by a Governmental Authority of or in Seller’s Country (in the case of an FOB Sale) or for Taxes imposed by a Governmental Authority of or in any country other than Buyer’s Country (in the case of an Ex-Ship Sale) arising from or in connection with the following: (a) the sale, purchase, loading, transportation, storage, import, export, or delivery of LNG sold or to be sold pursuant to an Agreement, or in respect of the LNG itself or its ownership, and any receipts, revenues, profits, or income resulting therefrom; (b) payments made by Buyer to Seller pursuant to an Agreement; and (c) income resulting from payments made by Seller to Buyer pursuant to an Agreement.

10.1.2.
No indemnity or reimbursement pursuant to Section 10.1.1 relating to Taxes shall be provided or paid by Seller to Buyer for any Taxes payable by Buyer, any Affiliate of Buyer, or Transporter resulting from (a) an activity of Buyer, any Affiliate of Buyer, or Transporter that does not directly relate to the performance by Buyer or Transporter of Buyer’s obligations pursuant to an Agreement; or (b) the existence or establishment of a permanent presence, office, fixed place of business, nexus, or other connection between Buyer or Transporter (or any Affiliate or agent of Buyer or Transporter) and the taxing jurisdiction except for (i) the delivery or transportation of LNG pursuant to an Agreement, and (ii) the receipt of payments pursuant to an Agreement.

10.1.3.
If Seller has (a) provided timely and reasonably detailed notice to Buyer of reasonable certification, documentation, or other reporting requirements of a Governmental Authority that may levy or impose Taxes that require action by Buyer, any Affiliate of Buyer, or Transporter to reduce or avoid Taxes; or (b) reasonably relied on any material information with respect to Taxes provided by Buyer, any Affiliate of Buyer, or Transporter at Seller’s request but which later proves to be materially incorrect, then Seller shall not be obligated to indemnify or hold harmless Buyer or any Affiliate of Buyer from any such Taxes levied or imposed solely by reason of Buyer’s, any Affiliate of Buyer’s, or Transporter’s failure to comply with such requirements or by reason of Seller’s reasonable reliance on such information.

10.1.4.
Seller shall be the exporter of record at the Loading Port and shall be responsible for complying with customs and excise procedures at the Loading Port. All customs duties, excise duties and any other similar tariffs at the Loading Port are for Seller’s account. Seller shall not be the importer of record at the Discharge Port. However, Seller shall provide the documentation requested by Buyer which is necessary to comply with the customs and excise entry procedures at the Discharge Port. If the documents requested by Buyer are not customarily issued in relation to the sale and

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purchase and transportation of LNG and/or the LNG Ship, Seller shall exercise reasonable endeavours to obtain such documents.

10.2.	Buyer’s Tax Obligations

10.2.1.
Subject to Section 10.3.1, Buyer shall pay, indemnify, defend, and hold harmless Seller and any Affiliate of Seller against and from, or shall reimburse Seller for, payments made by Seller, any Affiliate of Seller, or Transporter for Taxes levied or imposed on Seller, any Affiliate of Seller, Transporter or the LNG Tankers by a Governmental Authority of or in Buyer’s Country (in the case of an Ex-Ship Sale) or for Taxes imposed by a Governmental Authority of or in any country other than Seller’s Country (in the case of an FOB Sale) arising from or in connection with the following: (a) the sale, purchase, unloading, transportation, storage, import, export, or delivery of LNG sold or to be sold pursuant to an Agreement or in respect of the LNG itself or its ownership, and any receipts, revenues, profits, or income resulting therefrom; (b) payments made by Buyer to Seller pursuant to an Agreement; and (c) income resulting from payments made by Buyer pursuant to an Agreement.

10.2.2.
No indemnity or reimbursement pursuant to Section 10.2.1 relating to Taxes shall be provided or paid by Buyer to Seller for any Taxes payable by Seller, any Affiliate of Seller, or Transporter resulting from (a) an activity of Seller, any Affiliate of Seller, or Transporter that does not directly relate to the performance by Seller or Transporter of Seller’s obligations pursuant to an Agreement; or (b) the existence or establishment of a permanent presence, office, fixed place of business, nexus, or other connection between Seller or Transporter (or any Affiliate or agent of Seller or Transporter) and the taxing jurisdiction except for (i) the delivery or transportation of LNG pursuant to an Agreement, and (ii) the receipt of payments pursuant to an Agreement.

10.2.3.
If Buyer has (a) provided timely and reasonably detailed notice to Seller of reasonable certification, documentation, or other reporting requirements of a Governmental Authority that may levy or impose Taxes that require action by Seller, any Affiliate of Seller, or Transporter to reduce or avoid Taxes; or (b) reasonably relied on any material information with respect to Taxes provided by Seller, any Affiliate of Seller, or Transporter at Buyer’s request but which later proves to be materially incorrect, then Buyer shall not be obligated to indemnify or hold harmless Seller or any Affiliate of Seller from any such Taxes levied or imposed solely by reason of Seller’s, any Affiliate of Seller’s, or Transporter’s failure to comply with such requirements or by reason of Buyer’s reasonable reliance on such information.

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10.2.4.
Buyer shall be the importer of record at the Discharge Port and shall be responsible for complying with customs and excise procedures at the Discharge Port. All customs duties, excise duties and any other similar tariffs at the Discharge Port are for Buyer’s account. Buyer shall not be the exporter of record at the Loading Port. However, Buyer shall provide the documentation requested by Seller which is necessary to comply with the customs and excise procedures at the Loading Port. If the documents requested by Seller are not customarily issued in relation to the sale and purchase and transportation of LNG and/or the LNG Ship, Buyer shall exercise reasonable endeavours to obtain such documents.

10.3.	Withholding Taxes

10.3.1.
If either Buyer or Seller (for purposes of this Section 10.3, the “Payor”) is required to deduct or withhold Taxes from or in respect of any payments (whether in cash or in kind) to the other Party (for purposes of this Section 10.3, the “Recipient”) under an Agreement, then (a) the Payor shall make such deductions or withholdings, (b) the Payor shall pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with applicable Law, (c) the Payor shall promptly furnish to the Recipient the original or a certified copy of a receipt evidencing such payment, and (d) the sum payable by the Payor to the Recipient shall be increased by such additional sums as necessary so that after making all required deductions and withholdings of Taxes (including deductions and withholdings of Taxes applicable to additional sums payable under this Section 10.3), the Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings of Taxes been made.

10.3.2.
If the Payor fails to pay to the relevant Governmental Authority when due any Taxes that it was required to deduct or withhold under Section 10.3.1 or fails to promptly furnish the Recipient with the documentation referred to in Section 10.3.1, the Payor shall indemnify and hold harmless the Recipient from and against the full amount of any Taxes, losses, and expenses that the Recipient may suffer or incur as a result of such failure.

10.4.	Tax Refunds
If a Party has made a payment pursuant to Sections 10.1, 10.2, or 10.3 and the recipient of such payment actually receives a refund in respect of the Taxes for which the payment was made (whether by way of actual receipt, credit, set-off, or otherwise), then the Party receiving the refund shall reimburse to the other Party an amount equal to the refund, less actual and verifiable costs incurred in obtaining the refund, and less Taxes levied or leviable for that refund. If a Party is entitled to a refund for the Taxes that gave rise to a payment made pursuant to Section 10.1, 10.2, or 10.3, then that Party shall use reasonable efforts to secure the refund.

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10.5.	Procedure for Payment of Taxes
If either Buyer or Seller becomes aware of a potential or actual liability to make any payment of Taxes that might give rise to a claim pursuant to Section 10.1, 10.2, or 10.3, it shall give notice of the circumstances to the other Party as soon as reasonably practicable, to allow both Buyer and Seller reasonable opportunity to seek to minimize their liability for such Taxes, acting always in compliance with the Laws of the relevant country and giving reasonable assistance to the other in doing so.

11.	MEASUREMENT AND TESTING OF LNG AND VAPORIZED LNG
Measurement and testing of LNG and vaporized LNG shall be conducted in accordance with Clause B.13 (in the case of an FOB Sale) or C.13 (in the case of an Ex-Ship Sale) and Exhibit D.

12.	LIABILITIES

12.1.	Consequential Loss
Neither Party shall be liable for any Consequential Loss suffered or incurred by the other Party arising out of, in connection with or resulting from an Agreement, regardless of whether the Consequential Loss is based on tort (including negligence), strict liability, contract (including breach of or failure to perform an Agreement or the breach of any representation or warranty pursuant to an Agreement, whether express or implied), or otherwise. This limitation shall not apply to and shall not limit the liability of either Party for any remedy expressly provided pursuant to an Agreement.

12.2.	Exclusive Remedies
Unless otherwise specified in an Agreement, any remedies provided for in an Agreement shall be several and cumulative. The remedies expressly provided in an Agreement as sole and exclusive remedies are the sole and exclusive remedies of the Parties for liabilities to one another, and each Party waives any Claim against the other Party in respect of any action or inaction for which a remedy is expressly provided in an Agreement, whether or not such Claim is based (a) in contract (including breach or failure to perform hereunder); (b) on the breach of any representation or warranty hereunder (whether express or implied); (d) in tort, including negligence; (d) strict liability; or (e) otherwise.

12.3.	No Express Remedy
Where a remedy is not expressly provided for in an Agreement, subject to Section 13.1, each Party may bring any Claim in respect of any action or inaction arising out of or in connection with such Agreement.

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12.4.	Estimated Loss
The Parties agree that it would be impracticable to determine accurately the extent of the Loss that would result from the circumstances described in Sections 5.2.2 and 5.3.2 and Clauses B.10.1 and B.11.2 (in respect of FOB Sales) or Clauses C.10.1 and C.11.2 (in respect of Ex-Ship Sales). Accordingly, the Parties have estimated and agreed in advance that the sole and exclusive remedy for such circumstances shall be as provided in those Sections, and there shall be no additional liability as a result of such circumstances. Each amount described in or determined by the provisions of Sections 5.2.2 and 5.3.2 and Clauses B.10.1 and B.11.2 (in respect of FOB Sales) or Clauses C.10.1 and C.11.2 (in respect of Ex-Ship Sales) is intended to represent a genuine pre-estimate by the Parties as to the Loss likely to be suffered in each such circumstance. Each Party waives any right to claim or assert, in any arbitration or Expert determination pursuant to Section 15 or in any other action pursuant to an Agreement, that the exclusive remedies specified in Sections 5.2.2 and 5.3.2 and Clauses B.10.1 and B.11.2 (in respect of FOB Sales) or Clauses C.10.1 and C.11.2 (in respect of Ex-Ship Sales) do not represent a genuine pre-estimate as to the Loss likely to be suffered by the recipient of the payment or benefit in each such circumstance.

13.	FORCE MAJEURE

13.1.	Events of Force Majeure

13.1.1.	A Party shall be excused for failure to carry out its obligations to the extent that and for the period during which it is rendered unable to carry out such obligations by reason of Force Majeure.

13.1.2.
“Force Majeure” means for a Party that has acted as a Reasonable and Prudent Operator, any act, event, or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of the Party, that does not result from the fault or negligence of the Party, that would not have been overcome by the reasonable diligence of the Party, and that prevents or delays the Party’s performance.

(a)	By way of illustration and subject to satisfaction of the conditions specified in the foregoing paragraph of this Section 13.1.2, Force Majeure may include circumstances of the following kind:

(i)
fire, flood, atmospheric disturbance, lightning, storm, hurricane, cyclone, typhoon, tidal wave, tornado, earthquake, volcanic eruption, landslide, soil erosion, subsidence, washout, epidemic, or other Adverse Weather Conditions, natural disaster or act of God;

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(ii)
acts of war (whether declared or undeclared), invasion, armed conflict, embargo, revolution, rebellion, sabotage, acts or threats of terrorism, riot, civil war, blockade, piracy or the threat of piracy, insurrection, acts of public enemies, civil disturbances, or sanctions on the import or export of goods, services or technology;

(iii)
chemical contamination, ionizing radiation or contamination, or radioactivity from any nuclear fuel or from nuclear waste or from the combustion of nuclear waste, or the combustion of nuclear, radioactive, toxic, explosive, or other hazardous properties of any explosive assembly or nuclear component;

(iv)	strike, lockout, or other industrial disturbances;

(v)	the unavailability of, or any event affecting, the Panama Canal or Suez Canal (if applicable);

(vi)	any change in Law after the Confirm Date, or a change in the interpretation or application of existing Law after the Confirm Date, subject to 13.1.2(b)(iii);

(vii)	acts or omissions of a Governmental Authority, subject to Section 13.1.2(b)(iv);

(viii)
in the case of a Seller: (A) loss of, serious accidental damage to, or inoperability of Seller’s Facilities; (B) in the event of an Ex-Ship Sale, loss of, damage to, failure of, or unavailability of the LNG Tanker; and (C) in the event of an Ex-Ship Sale, breakdown or unavailability of Marine Services; and

(ix)
in the case of Buyer: (A) loss of, serious accidental damage to, or inoperability of Buyer’s Facilities; (B) in the event of an FOB Sale, loss of, damage to, failure of, or unavailability of the LNG Tanker; and (C) in the event of an FOB Sale, breakdown or unavailability of Marine Services.

(b)	Notwithstanding the foregoing, Force Majeure does not include:

(i)	the ability of Buyer or Seller to obtain better economic terms for LNG or Natural Gas from an alternative supplier or buyer, as applicable;

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(ii)	any change in the market or demand for LNG, Natural Gas or electric power or events primarily affecting individual downstream customer facilities;

(iii)
any change in Law after the Confirm Date or a change in the interpretation or application of existing Law after the Confirm Date that does not prevent performance, but merely renders such performance more costly; and

(iv)	acts of a Governmental Authority that affect solely or primarily the affected Party and are not generally applicable to public and private entities doing business in the same country.

13.1.3.	For the purposes of Section 13.1.2, an event will not be considered to be beyond the reasonable control of Seller or Buyer unless:

(a)	in the case of Seller, it is beyond the reasonable control of Seller and the Seller Control Entities; or

(b)	in the case of Buyer, it is beyond the reasonable control of Buyer and the Buyer Control Entities.

13.1.4.	A Force Majeure shall not relieve a Party of its obligation to pay sums of money due or that might become due pursuant to an Agreement except to the extent expressly provided in an Agreement.

13.2.	Notice; Resumption of Normal Performance

13.2.1.
Promptly upon the occurrence of an act, event, or circumstance that a Party considers to be Force Majeure, the Party affected shall give notice of such act to the other Party and shall state in such notice:

(a)	the particulars of the act, event, or circumstance giving rise to the Force Majeure claim in reasonable detail;

(b)
the obligations that have been or are reasonably anticipated to be delayed or prevented in performance and the estimated period during which such performance might be delayed or prevented, including the estimated extent of the delay or prevention of performance; and

(c)	the specific actions the Party affected will take to resume performance of its obligations.
The Party affected by Force Majeure shall supplement and update the notice as appropriate (but not less frequently than monthly) during the period of

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Force Majeure, specifying the date on which such Force Majeure terminates.

13.2.2.
During periods in which a Party claims Force Majeure, such Party shall use reasonable efforts to resume performance of the obligations delayed or prevented by the Force Majeure. The Parties shall continue to perform their obligations pursuant to this Agreement to the extent not prevented by Force Majeure. A Party whose performance is excused by Force Majeure shall not be required to incur uneconomic cost, make additional investments in new facilities, or bring into production existing or potential reserves not already flowing in support of the applicable Agreement.

13.3.	Settlement of Industrial Disturbances
Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such actions inadvisable.

14.	NOTICES

14.1.	Delivery
Except as otherwise specifically provided in an Agreement, the Parties shall deliver notices, invoices, statements, and other communications authorized or required pursuant to an Agreement in writing in the English language (a) in person; (b) by express courier service; or (c) transmitted by e-mail in each case to the address of the Party as specified below. Oral communication will not constitute notice pursuant to an Agreement, provided however that notices given from LNG Vessels at sea may be given by radio or by e-mail. A notice given pursuant to this Section 14 shall be deemed delivered only when received by the Person to whom the notice is directed. “Received” for purposes of providing notice hereunder means (a) actual delivery of the notice to the Party specified hereunder if delivered by hand or courier; and (b) on the same Day, if transmitted by e-mail (unless transmitted or hand delivered after the close of the Business Day of the recipient, in which case it shall be deemed received at the close of the next Business Day of the recipient).

14.2.	Notice Details
Under an MSA, the addresses of the Parties is as follows:

To:	Tellurian Trading UK Ltd
Address: 11 Berkeley Street, London W1J 8DS (UK)
Attention: General Counsel
Telephone: +44 (0) 203 893 4930
E-mail: LNGops@tellurianinc.com

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To:	[_____]
Address: [_____]
Attention: [_____]
Telephone: [_____]
E-mail: [_____]

14.3.	Change of Address
A Party may designate additional addresses for particular communications and may change any address by giving at least ten (10) Days’ notice of the addition or change to the other Party.

15.	DISPUTE RESOLUTION AND GOVERNING LAW

15.1.	Dispute Resolution

15.1.1.
Arbitration. Any Dispute (other than a Dispute submitted to an Expert under Section 15.2.1) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under an Agreement.

15.1.2.	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) (as then in effect).

15.1.3.
Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.

15.1.4.
Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the

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purposes of appointing arbitrators under this Section 15, (a) Buyer, any Person providing credit support (if any) required to be delivered to Seller pursuant to the terms of a Confirmation Memorandum and all Persons whose interest in an Agreement derives from them (including the affiliate of Buyer that executed the MSA) shall be considered as one party; and (b) Seller, any Person providing credit support (if any) required to be delivered to Buyer pursuant to the terms of a Confirmation Memorandum and all Persons whose interest in an Agreement derives from Seller (including the affiliate of Seller that executed the MSA) shall be considered as one party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed.

15.1.5.
Consolidation. If the Parties initiate multiple arbitration proceedings under an Agreement and/or under any credit support document (if any) required to be delivered to a Party pursuant to the terms of a Confirmation Memorandum, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then a Party may request prior to the appointment of the arbitrators for such multiple or subsequent Disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the Disputes.

15.1.6.	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.

15.1.7.	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

15.1.8.
Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 14, as well as any other procedure authorized by law.

15.1.9.	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 14.

15.1.10.
Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute

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concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

15.1.11.
Interim Measures. Any party to the Dispute may apply to a court in Harris County, Texas, for interim measures (a) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The Parties unconditionally and irrevocably submit to jurisdiction in Harris County, Texas for the limited purposes of an application for interim measures under this Section 15.1.11. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

15.1.12.
Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its Experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful Party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

15.1.13.
Interest. The award shall include pre-award and post-award interest, as determined by the arbitral award, from the date of any default or other breach of an Agreement until the arbitral award is paid in full. Interest shall accrue at the Agreed Interest Rate on and from the Day when such award was issued until the date of its repayment.

15.1.14.	Currency of Award. The arbitral award shall be made and payable in USD, free of any tax or other deduction.

15.1.15.
Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, except with respect to the

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limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

15.1.16.
Confidentiality. Any arbitration or Expert determination relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration or Expert proceeding, and memorials, briefs or other documents prepared for the arbitration or Expert proceeding) shall be Confidential Information subject to the confidentiality provisions of Section 18; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination or award.

15.2.	Expert Determination

15.2.1.
General. In the event of any disagreement between the Parties regarding a measurement under Exhibit D or any other Dispute which the Parties agree to submit to an Expert (in either case, a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an Expert selected as provided in this Section 15.2.1. The Expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the Measurement Dispute notice of the request for such determination. If the Parties to the Measurement Dispute are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties to the Measurement Dispute, the International Centre for Expertise of the International Chamber of Commerce (“ICC”) shall appoint such Expert and shall administer such expert determination through the ICC’s Rules for Expertise. The Expert shall be and remain at all times wholly impartial, and, once appointed, the Expert shall have no ex parte communications with any of the Parties to the Measurement Dispute concerning the expert determination or the underlying Measurement Dispute. The Parties to the Measurement Dispute shall cooperate fully in the expeditious conduct of such expert determination and provide the Expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the Expert shall issue a draft report and allow the Parties to the Measurement Dispute to comment on it. The Expert shall endeavor to resolve the Measurement Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

15.2.2.	Final and Binding. The Expert’s decision shall be final and binding on the Parties to the Measurement Dispute unless challenged in an arbitration

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pursuant to Section 15.1.1 within thirty (30) Days of the date of the Expert’s decision. If challenged, (a) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (b) the decision shall be entitled to a rebuttable presumption of correctness; and (c) the Expert shall not be appointed in the arbitration as an arbitrator or as advisor to a Party without the written consent of each Party involved in the preceding Measurement Dispute.

15.2.3.
Arbitration of Expert Determination. In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Exhibit D, then a Party may elect to refer the entire Measurement Dispute for arbitration under Section 15.1.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

15.3.	Governing Law
Each Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws that would specify the use of other laws.

15.4.	Immunity

15.4.1.
Each Party to an Agreement, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any right of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by an Agreement in any arbitration, Expert proceeding, or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, Expert or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.

15.4.2.	Each Party to an Agreement irrevocably, unconditionally, knowingly and intentionally:

(a)	agrees that the execution, delivery and performance by it of this Agreement constitute private and commercial acts rather than public or governmental acts; and

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(b)
consents in respect of the enforcement of any judgment against it in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).

16.	TERMINATION

16.1.	Termination of MSA by Notice
Each Party shall have the right at any time to give to the other Party notice of termination of this MSA. Such notice shall be effective upon receipt; provided, however, that such notice shall not terminate a Confirmation Memorandum incorporating the terms of this MSA, which Confirmation Memorandum shall remain in full force and effect until the earlier to occur of (a) fulfillment of the obligations provided for in such Confirmation Memorandum; or (b) termination of such Confirmation Memorandum pursuant to Section 16.2.

16.2.	Termination of Confirmation Memorandum for Cause

16.2.1.	Upon the occurrence of any of the following events, Buyer or Seller is entitled to notify the other Party to a Confirmation Memorandum of early termination of the Confirmation Memorandum:

(a)
if, as a result of an event of Force Majeure (i) the obligation of Seller to sell and make available an LNG Cargo pursuant to a Confirmation Memorandum; or (ii) the obligation of Buyer to take an LNG Cargo pursuant to a Confirmation Memorandum is materially delayed or prevented for a period of thirty (30) consecutive Days;

(b)	if the other Party fails or refuses to perform a material obligation pursuant to such Confirmation Memorandum;

(c)	a Party is the subject of an Insolvency Event;

(d)	if the other Party to such Confirmation Memorandum fails to provide or maintain credit support, as specified in the Confirmation Memorandum;

(e)
any letter of credit provided by a Party under a Confirmation Memorandum expires while payment obligations remain outstanding or the institution providing the letter of credit ceases to be a Qualifying Institution and, in either case, the letter of credit is not replaced by the Party which provided it within three (3) Business Days following

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the expiration of the letter of credit or the failure to qualify as a Qualifying Institution, as the case may be; or

(f)
(i) any parent company guarantee required to be provided under a Confirmation Memorandum is not timely provided, or is withdrawn or terminated except pursuant to its terms, (ii) the guarantor ceases to hold a Qualifying Rating and Buyer does not provide a letter of credit from a Qualifying Institution, or (iii) the guarantor fails to comply with or perform all or any of its obligations under the guarantee.

(g)	if any representation or warranty given by the other Party to such Confirmation Memorandum pursuant to Section 20 is false;

(h)	if Buyer violates Section 21.1;

(i)	if the other Party to an Agreement violates Section 20.3 or Section 21.2.1(b); or

(j)
any step is taken by any competent authority with a view to the seizure, compulsory acquisition, expropriation or nationalization of all or substantially all of the assets of a Party, provided that an Event of Default shall not occur where such Party is contesting such action in good faith by appropriate means, unless and until such time as there is a material risk of all or substantially all of such Party’s assets being so seized, compulsorily acquired, expropriated or nationalized; or

16.2.2.
Without prejudice to any of its rights pursuant to an Agreement, the Party giving notice of early termination of a Confirmation Memorandum pursuant to this Section 16.2 shall specify the basis for early termination and designate a termination date.

16.3.	Effect of Termination
Termination of this MSA or any Confirmation Memorandum, regardless of cause, will be without prejudice to any rights or remedies that have accrued prior to the time of such termination, and any provisions of this MSA or a Confirmation Memorandum necessary for the exercise of accrued rights or remedies will survive the expiry or termination of this MSA or a Confirmation Memorandum for the period required.

16.4.	Seller’s Right to Suspend Performance
If:

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(a)    Seller has not received payment in respect of any amounts due under any invoice(s) hereunder (absent manifest error and other than a disputed amount under a Disputed Invoice) within ten (10) Days after the due date thereof; or
(b)    Buyer is not in compliance with Sections 9.1 or 9.2; or
(c)    an event listed in Section 16.2, excluding during any express cure period in effect and the defaulting Party is Buyer, then without prejudice to any other rights and remedies of Seller arising hereunder or by Law or otherwise, upon giving five (5) Days’ written notice to Buyer, Seller may, by giving notice to Buyer, suspend any or all subsequent LNG deliveries under all affected Confirmation Memoranda entered into under this Master Agreement until the amounts outstanding under such invoice(s) and interest thereon have been paid in full or Buyer has complied with Section 9.1 or 9.2, or Buyer has effected a remedy or cure, respectively, upon which the suspension notice shall be deemed to have been withdrawn. A suspension or delay in delivery due to suspension shall not constitute a failure by Seller to have made available under the applicable Confirmation Memorandum(s) any LNG Cargoes scheduled but not delivered during the continuance of such suspension, and during the continuation of such suspension Buyer shall have no rights in respect of such suspended deliveries, and the Parties shall comply be obligated to make all payments which become due and payable in relation to such suspended deliveries.

17.	AMENDMENT AND WAIVER

17.1.	Amendment
An Agreement shall not be amended, modified, varied, or supplemented except by a writing signed by both Parties.

17.2.	Waiver
A waiver of any term or condition of an Agreement, or of any breach or default, shall be given or withheld in the sole discretion of the waiving Party. A Party shall not be deemed to have waived a right pursuant to an Agreement until the Party delivers to the other Party a written waiver signed by such waiving Party. Delay or failure to exercise any right, power, or remedy accruing to any Party as the result of a breach or default shall not impair any right, power, or remedy, nor shall it be construed to be a waiver of any breach or default. The waiver of a single breach or default shall not be a waiver of any other breach or default.

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18.	CONFIDENTIALITY

18.1.	Duty of Confidentiality
The (i) terms of an Agreement and (ii) any information disclosed by a Party to the other Party in connection with an Agreement which is not:

(a)	already known to the recipient from sources other than the other Party;

(b)	already in the public domain (other than as a result of a breach of the terms of this Section 18.1); or

(c)	independently developed by the recipient;
shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with an Agreement or, except as provided below, disclosed to Third Parties by the receiving Party.

18.2.	Permitted Disclosures

18.2.1.	The Confidential Information, which a Party receives from the other Party, may be disclosed by such Party:

(a)
to any Person who is such Party’s legal counsel, other professional consultant or adviser, Transporter, operator, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;

(b)
if required and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Section 18.2.1(e) are quoted;

(c)	if required and to the extent required by the U.S. Department of Energy;

(d)
without limiting Section 18.2.1(c), if required and to the extent required by any applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Sections 15.1 or 15.2 or any arbitration award or binding decision of an Expert (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other

44

Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;

(e)
to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of an Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 18.2.1(e);

(f)	to any bona fide intended assignees of a Party’s interests under an Agreement;

(g)	to any Third Party as reasonably necessary for the performance of a Party’s obligations under an Agreement;

(h)
to any arbitrator appointed in accordance with Section 15.1.4, or Expert appointed pursuant to Section 15.2.1, or to any other party to an arbitration or Expert proceeding arising under or in connection with an Agreement, or to any witnesses appearing in an arbitration under Section 15.1 or in an Expert proceeding under Section 15.2;

(i)
to any Person reasonably required to see such Confidential Information, including any lenders, in connection with any bona fide financing or offering or sale of securities by a Party or any Affiliate of a Party or any Affiliate of any of the shareholders of a Party, to comply with the disclosure or other requirements of applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.

18.2.2.
The Party making the disclosure shall ensure that any Person listed in Sections 18.2.1(e), (f), (g), (h) or (i) to which it makes the disclosure (excluding any legal counsel, arbitrator or Expert already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Section 18.1.

18.2.3.	No press release concerning the execution of an Agreement or resolution of any Disputes in connection therewith shall be issued unless agreed by the Parties.

18.3.	Duration of Confidentiality

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The foregoing obligations with regard to Confidential Information shall remain in effect until two (2) years after the MSA is terminated.

19.	ASSIGNMENT

19.1.	Assignment with Prior Consent
Except as otherwise provided in Section 19.2, a Party shall not assign an Agreement or its rights or obligations pursuant to such Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld), and any purported assignment without the consent of such other Party is void. Notwithstanding the foregoing, either Party shall be entitled to assign its rights and obligations under this Agreement to any of its Affiliates, provided that the original assigning Party shall be fully liable under this Agreement in the event of non-fulfillment of its obligations under this Agreement by an assignee.

19.2.	Assignment of Rights for Security and Payment
Notwithstanding Section 19.1, either Party may assign without the prior written consent of the other (a) its rights to payment pursuant to an Agreement to a trust, trustee, bank, paying agent, financial entity, or other Person or company as required for any bona fide financing; and (b) its rights pursuant to an Agreement to any lender or lender’s agent as security for its obligations to the lender under such financing.

20.	REPRESENTATIONS AND WARRANTIES

20.1.	Governmental Approvals and Other Approvals
Buyer and Seller each represent and warrant that, upon and after the Confirm Date, it will have the Governmental Approvals and other approvals required to perform its respective obligations pursuant to the Confirmation Memorandum, except to the extent that such Governmental Approvals can only be obtained by a Party or Buyer’s Transporter (in the case of an FOB Sale) or Seller’s Transporter (in the case of an Ex-Ship Sale) at the time the relevant LNG Tanker arrives at either the Loading Port or Unloading Port, as applicable, which Governmental Approval shall be obtained by the relevant Party or Buyer’s Transporter (in the case of an FOB Sale) or Seller’s Transporter (in the case of an Ex-Ship Sale) as soon as possible upon arrival at the Loading Port or Unloading Port.

20.2.	Corporate Good Standing and Validity
As of the Execution Date of this MSA and the Confirm Date of each Confirmation Memorandum, each Party represents and warrants as follows:

20.2.1.
It is a company duly organized, validly existing, and in good standing under the Laws of the state and country of its incorporation, as applicable, and is duly qualified to do business and is in good standing in all other jurisdictions

46

where the nature of its business or nature of property owned by it make such qualification necessary.

20.2.2.	The execution, delivery, and performance of its obligations respectively pursuant to an Agreement

(a)	are within its corporate powers;

(b)	have been authorized by all necessary corporate action; and

(c)	do not and will not:

(i)	violate its charter, by-laws, other constitutional documents, or Law;

(ii)	violate any legal restriction binding on it; or

(iii)	require any consent or approval of the stockholders of the Party.

20.2.3.
A signed MSA or Confirmation Memorandum, as applicable, is a legal, valid, and binding obligation enforceable against it in accordance with its terms; provided, however, that the enforcement of the rights and remedies pursuant to an Agreement are subject to bankruptcy and other similar Laws of general application affecting rights and remedies of creditors.

20.2.4.
There are no pending or threatened actions, suits, or proceedings against it or, to its knowledge, before any court, governmental agency, or arbitrator that would reasonably be expected to affect the legality, validity, or enforceability of the Agreement.

20.3.	Business Practices
Each Party represents and warrants as of the Effective Date and the Confirm Date of each Confirmation Memorandum, as the case may be, that it has not taken any actions that would, if such actions were undertaken after the Effective Date or Confirm Date, as the case may be, conflict with such Party’s obligations under Section 21.2

20.4.	Warranty of Title
Seller warrants that it will have good and marketable title to all LNG made available to Buyer pursuant to an Agreement, as of the date Seller makes available such LNG, and that all LNG made available will be free and clear of liens, security interests, charges, assessments, adverse Claims, and other encumbrances of every kind.

20.5.	Other Warranties

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OTHER THAN THOSE EXPRESSLY PROVIDED IN SECTIONS 4.2, 6.1, OR 20.4 OR ANY WARRANTIES INCLUDED IN A CONFIRMATION MEMORANDUM, (i) THE PARTIES MAKE NO REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, WITH RESPECT TO THE LNG SOLD AND PURCHASED PURSUANT TO AN AGREEMENT, INCLUDING ANY REPRESENTATION OR WARRANTY THAT THE LNG WILL BE FIT FOR A PARTICULAR PURPOSE OR WILL BE OF MERCHANTABLE QUALITY; AND (ii) ALL SUCH REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW.

21.	TRADE LAW COMPLIANCE, BUSINESS PRACTICES AND FOREIGN CORRUPT PRACTICES ACT

21.1.	Trade Law Compliance for LNG Loaded in the United States
In respect of any LNG loaded in the United States, each Party agrees to comply with the Export Authorizations, including incorporating into any resale contract for LNG sold under an Agreement the necessary conditions to ensure compliance with the Export Authorizations. Buyer shall promptly provide to Seller all information required in order for (i) Seller, (ii) its direct or indirect LNG supplier or (iii) any other Person acting as agent on behalf of Seller or such LNG supplier under an Export Authorization, to comply with the Export Authorizations, including information that identifies for each LNG Cargo delivered under an Agreement the country (or countries) into which the LNG or Natural Gas was actually delivered and/or received for end use (i.e., use in combustion or other chemical reaction conversion process). Buyer commits to include in any resale contract for LNG sold under an Agreement the necessary conditions to ensure Seller is made aware of all such countries into which the LNG or Natural Gas was actually delivered and/or received for end use. If any Export Authorization requires conditions to be included in an Agreement then, within fifteen (15) Days following the issuance of the Export Authorization imposing such condition, the Parties shall discuss the appropriate changes to be made to the Agreement to comply with such Export Authorization and shall amend the Agreement accordingly. Buyer acknowledges and agrees that it may resell or transfer LNG purchased hereunder for delivery only to the countries identified in an applicable Export Authorization and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer represents and warrants that the final delivery of LNG received pursuant to the terms of an Agreement are permitted and lawful under United States laws and policies, including Export Control and Sanctions Laws and the rules, regulations, orders, policies, and other determinations of the United States Department of Energy, the Office of Foreign Assets Control of the United States Department of the Treasury and the Federal Energy Regulatory Commission, and Buyer shall not take any action which would cause Seller to be in violation of United States laws and policies or any Export Authorization to be withdrawn, revoked, suspended or not renewed.

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21.2.	Prohibited Practices

21.2.1.
Each Party agrees that in connection with an Agreement and the activities contemplated therein, it will take no action, or omit to take any action, which would (a) violate any applicable Law applicable to that Party, or (b) cause the other Party to be in violation of any applicable Law applicable to such other Party related to the business practices of the Parties concerning anti-bribery and corruption, including the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and corruption or any similar statute, regulation, order or convention binding on such other Party, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.

21.2.2.
Without limiting Section 21.2.1, each Party agrees on behalf of itself, its directors, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or its Affiliates or shareholders nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with an Agreement or in order to influence or induce any actions or inactions in connection with the commercial activities of the Parties hereunder.

21.3.	Records; Audit
Each Party shall keep all records necessary to confirm compliance with Sections 21.1, 21.2.1(b), and 21.2.2 for a period of five (5) years following the year for which such records apply. If a Party asserts that the other Party is not in compliance with Sections 21.1, 21.2.1(b), and 21.2.2, the Party asserting noncompliance shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the Party asserting noncompliance may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 21.3 shall be paid (i) by the Party being audited, if such Party is determined not to be in compliance with Sections 21.1, 21.2.1(b), and 21.2.2, as applicable, and (ii) by the Party requesting the audit, if the Party being audited is determined to be in compliance with Sections 21.1, 21.2.1(b), and 21.2.2, as applicable.

21.4.	Indemnity
Each Party agrees to indemnify and hold the other Party harmless from any Losses arising out of the indemnifying Party’s breach of any or all of Section 21.1, Section 21.2, or Section 21.3 or the breach of the representation and warranty in Section 20.3.

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22.	MISCELLANEOUS

22.1.	Third Party Beneficiaries
Neither this MSA nor a Confirmation Memorandum create any rights or benefits in any Person or entity, or create a duty, standard of care, or liability to any Person other than the Parties signatory to this MSA and each respective Confirmation Memorandum. The Parties may rescind or vary an Agreement, in whole or in part, without the consent of any Third Party.

22.2.	Exclusion
The United Nations Convention on Contracts for the International Sale of Goods (and the Convention on the Limitation Period in the International Sale of Goods) shall not apply to an Agreement and the respective rights and obligations of the Parties thereunder.

22.3.	Each Party To Bear its Own Costs
A Party shall be responsible for all costs it incurs in connection with the negotiation and implementation of an Agreement.

22.4.	No Partnership or Agency Relationship
Neither this MSA nor a Confirmation Memorandum create an association, trust, partnership, or joint venture, or to impose a trust or partnership duty, obligation, or liability on or by a Party; to create any principal or agent relationship between the Parties.

22.5.	Entire Agreement; Confirmation Memoranda
This MSA constitutes the entire agreement between the Parties concerning the subject matter hereof; and supersedes and replaces all previous documents, undertakings, and agreements (whether oral, written, or otherwise) between the Parties concerning the subject matter hereof. Upon execution, each Confirmation Memorandum, together with the terms of this MSA, are the entire agreement between Seller and Buyer concerning the sale of the LNG described in the Confirmation Memorandum.

22.6.	Severability
The provisions of an Agreement are severable and if any portion of an Agreement is deemed legally invalid or unenforceable, then the remainder of such Agreement shall survive and remain in full force and effect, and the Parties shall cooperate in good faith to amend such Agreement to restore the Parties’ original intent, to the extent permitted by Law.

22.7.	Counterpart Execution

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An Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which collectively shall be deemed the same instrument.

22.8.	Further Assurances
Each Party hereby agrees to take all such actions as may be necessary to effectuate fully the purposes of an Agreement, including causing an Agreement or any document contemplated herein to be duly registered, notarized, attested, consularized and stamped in any applicable jurisdiction.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
[TELLURIAN ENTITY]    [____]

Name: [____]	Name: [____]
Title: [____]	Title: [____]

1

EXHIBIT A
FORM OF THE CONFIRMATION MEMORANDUM
Confirmation Memorandum No:     [___]
Pursuant to this Confirmation Memorandum, Seller agrees to sell and make available to Buyer the LNG Cargo or LNG Cargoes described below, and Buyer agrees to purchase, take, and pay for the LNG Cargo or LNG Cargoes.
All terms and conditions in the Master LNG Sale and Purchase Agreement between [Tellurian entity] and [__], dated the [Day of month] day of [Month], [Year] (the “MSA”) are incorporated herein by reference.
Capitalized terms in this Confirmation Memorandum have the same meaning given to them in the MSA.
Buyer and Seller agree upon the following sale and purchase on this [___] day of [___], [___]
1.    Buyer
The Buyer shall be [___].
2.    Seller
The Seller shall be [___].
3.    Terms of Delivery
The deliveries under this Confirmation Memorandum shall be on a [___] basis and Schedule [___] of the MSA shall apply.
4.    Loading Location
Seller’s Facilities shall be [___].
Loading Port shall be [___].
6.    Unloading Location
Buyer’s Facilities shall be [___].
Unloading Port shall be [___].
8.    Contract Quantities
The number of LNG Cargoes to be delivered is [___].
The Expected Delivery Quantity for each LNG Cargo is [___] MMBtu
The Cargo Tolerance is plus or minus [___] percent of the Expected Delivery Quantity

A-1

9.    Arrival Period
The Arrival Period for the LNG Cargo shall be from [___] hours on [___] to [___] hours on [___]
10.    Contract Price
The Contract Price in USD per MMBtu for the LNG Cargo is: [___].
11.    Seller's Account for payment of LNG Cargo Invoices:
The name and location of Seller's bank and Seller's account details are as follows:
[___]
12.    LNG Tanker
The LNG Tanker shall have a minimum gross cargo capacity of [___] cubic metres and a maximum gross cargo capacity of [___] cubic metres
The name and IMO number of the LNG Tanker to be utilised for transportation of the LNG Cargo are as follows:
[___]
14.    Allowed Laytime
Allowed Laytime is [___] hours.
15.     Demurrage Rate
The rate of demurrage is USD [___] per day pro rata.
15.    Deemed Boil-off Rate
The deemed Boil-Off Rate for determining excess boil-off is [___] per day pro rata.
16.     Heel
At Seller’s option, the Heel to be retained by the LNG Ship after discharge shall range between [___] and [___] cubic meters.
17.    LNG Specifications
The LNG shall comply with the following LNG Specifications:
[___]
The LNG at the Delivery Point shall contain no material amount of water, mercury, foreign matters or other harmful matters that may interfere with the receipt or regasification of the LNG.

A-2

19.    Credit Support
[___]
20.    Special provisions
[___]

A-3

IN WITNESS WHEREOF, Buyer and Seller have executed this Confirmation Memorandum, this [___] Day of [___], 20[___] (the “Confirm Date”).

Signed for and on behalf of Seller	Signed for and on behalf of Buyer
[_____________________________]	[_____________________________]
By:	Name: [____]
Name:	Title: [____]
Title:

A-4

EXHIBIT B
SELLER’S FACILITIES, TRANSPORTATION AND LOADING — FOB SALES
B.1.    Transportation by Buyer

1.1
In the case of FOB Sales, Buyer shall provide or procure, at its expense, transportation from the Loading Port to the Unloading Port of the LNG Cargoes sold pursuant to each Confirmation Memorandum. Buyer shall maintain sufficient LNG shipping capacity to enable Buyer to fulfill its obligations to purchase LNG from Seller in accordance with this Agreement.

1.2
Seller, at its expense, is entitled to inspect and approve each such LNG Tanker specified in the Confirmation Memorandum (or a Substitute LNG Tanker proposed pursuant to Clause B.1.3) to satisfy itself, without assuming or reducing Buyer’s obligations, that each LNG Tanker is capable of loading the LNG Cargoes safely and in an environmentally sound and timely manner, except that it must conduct such inspection no later than thirty (30) Days (determined in the time zone in which the Loading Port is located) from the Confirm Date. Such inspection may include a review of class history records, Port State control inspection databases, changes in status records, tanker management self-assessments, vessel conditions reports, and physical inspection reports (e.g., SIRE reports). Seller shall not unreasonably withhold approval of any LNG Tanker. Buyer agrees to provide or render assistance in obtaining, at Seller’s expense, such information as may be necessary to verify the compatibility of a proposed LNG tanker with any relevant Loading Port and loading berth. Such information shall include drawings with sufficient detail to allow Seller (or a Person acting on behalf of Seller) to evaluate the compatibility of gangways, unloading arms, communications systems, mooring lines and breasting points and information regarding such proposed LNG tanker’s compliance with the Marine Terminal Services Manual and Laws applicable at the Loading Port, unloading rate, and other physical dimensions. OCIMF/SIGTTO ship and shore facilities standard questionnaire forms for ship to shore compatibility may be used. Seller shall have the right to reject any LNG tanker that does not comply with the provisions of this Agreement.

1.3
Although Buyer is not obligated to do so, Buyer is entitled to propose the use of a substitute LNG tanker of similar cargo capacity to the LNG Tanker specified in the Confirmation Memorandum (“Substitute LNG Tanker”) if necessary. Buyer shall not use a Substitute LNG Tanker until Seller has approved its use. Seller shall not unreasonably withhold approval of any Substitute LNG Tanker. A Substitute LNG Tanker approved by Seller pursuant to this Clause B.1.3 shall be an LNG Tanker for purposes of this Agreement. The use of a Substitute LNG Tanker shall not change the Expected Delivery Quantity unless the Confirmation Memorandum is amended by mutual agreement of Buyer and Seller.

1.4
Buyer’s obligations under the relevant Agreement will not be excused or suspended by reason of Seller’s rejection of the nominated LNG Tanker pursuant to Clause B.1.2 or the proposed Substitute LNG Tanker pursuant to Clause B.1.3.

B.2.    Loading Port

2.1
Seller, at no cost to Buyer, shall ensure that Seller’s Facilities shall be in all respects compatible with the LNG Tanker specifications specified in the Confirmation Memorandum for each LNG Cargo identified therein. Seller and Buyer shall cooperate to ensure the compatibility of Seller’s Facilities and each LNG Tanker. Seller’s Facilities shall be of appropriate design and sufficient capacity to enable Seller to perform its obligations to deliver the quantities of LNG that Seller is obligated to make available pursuant to an Agreement, including the following:

2.1.1
berthing facilities that comply with International Standards; at which such LNG Tanker can safely reach and safely depart, fully laden; and at which such LNG Tanker can lie safely berthed and load safely afloat at all times;

2.1.2
loading facilities equipped with standard marine loading arms that shall permit the loading of an LNG cargo onboard an LNG Tanker at a rate of no less than 11,000 cubic meters per hour; or other suitable loading rate mutually agreed by the Seller and Buyer where the loading facility is located offshore or onshore and equipped with cryogenic hoses for the transfer of LNG cargoes;

2.1.3
a closed vapor return line system of sufficient capacity to transfer from an LNG Tanker quantities of regasified LNG necessary for the safe maximum loading rate of LNG at pressures, and temperatures required by either or both of such LNG Tanker’s and loading facility’s good operating practice and design;

2.1.4	a suitable gangway (or in the case of a floating export facility a barge or launch boat service) for safe personnel access;

2.1.5	LNG storage tanks (whether onshore, offshore, or floating) of adequate capacity to permit the loading of the LNG Cargo upon arrival of the LNG Tanker;

2.1.6	appropriate systems for email, facsimile, telephone, and radio communications with each LNG Tanker; and

2.1.7	emergency shut-down systems (including suitable ship to shore communication link).

2.2
Seller’s Facilities shall not be modified in any manner that would render them incompatible with an LNG Tanker that has been accepted by Seller for loading at Seller’s Facilities pursuant to a Confirmation Memorandum, subject to the following:

2.2.1
Seller’s Facilities may be modified pursuant to a change in International Standards or a change in Law with which Seller’s Facilities are required to comply, in which case, Seller shall pay for such modifications;

2.2.2
Buyer shall pay for any modification of an LNG Tanker required as a result of any modification of Seller’s Facilities pursuant to Clause B.2.2.1, to maintain compatibility with Seller’s Facilities (unless the applicable change in Law (a) is a change in the Law of Seller’s Country, and (b) mandates standards beyond those recommended by International Standards, in which case Seller shall pay for such modifications to the LNG Tanker);

2.2.3
Seller’s Facilities may be modified, at Seller’s sole expense, in respect of any change not described in Clause B.2.2.1; provided, however, that Seller shall reimburse Buyer for the reasonable costs and expenses incurred by Buyer in modifying an LNG Tanker previously accepted by Seller for loading at Seller’s Facilities pursuant to a Confirmation Memorandum to maintain compatibility with Seller’s Facilities as so modified;

2.2.4
Seller shall promptly notify Buyer of any proposed modification to Seller’s Facilities if such modification will affect the compatibility of Seller’s Facilities with any LNG Tanker scheduled to load an LNG Cargo at the Loading Port pursuant to a Confirmation Memorandum. If a modification to Seller’s Facilities pursuant to Clauses B.2.2.1 or B.2.2.3 would require the modification of an LNG Tanker for Buyer to perform its obligations hereunder, then Buyer may, within five (5) Days after receiving notice from Seller of the proposed modification to Seller’s Facilities, cancel delivery of any LNG Cargo scheduled to be loaded on an LNG Tanker that would require modification (such cancellation is effective upon Seller’s receipt of Buyer’s notice); provided, however, that prior to canceling such LNG Cargo(es), Buyer shall use reasonable efforts to use a Substitute LNG Tanker that is compatible with Seller’s modified Facilities to load the affected LNG Cargo. Neither Seller nor Buyer shall incur liability to the other Party as a consequence of Buyer’s cancellation of such LNG Cargo(es);

2.2.5
If as a consequence of any modification to Seller’s Facilities, Seller would be obligated to reimburse Buyer for modifications to an LNG Tanker pursuant to Clauses B.2.2.2 or B.2.2.3, then Seller may cancel any affected LNG Cargo (such cancellation is effective upon Buyer’s receipt of Seller’s notice), in which case Seller shall be liable to Buyer pursuant to Section 5.3 for failure to make available such cancelled LNG Cargo(es).

2.3
Prior to execution of any Confirmation Memorandum, Seller shall provide to Buyer a copy of the Marine Terminal Services Manual (MTSM) then in effect. Buyer shall either comply with such Marine Terminal Services Manual or shall obtain a waiver of compliance from the Seller or Seller’s Operator, as applicable (such waiver may be obtained before or after execution of the applicable Confirmation Memorandum).

B.3.    LNG Tankers

3.1	Buyer shall ensure that, for each LNG Cargo identified in the Confirmation Memorandum, the LNG Tanker shall at all times be:

3.1.1	within the maximum and minimum gross volumetric capacities as specified in the Confirmation Memorandum;

3.1.2
equipped with appropriate systems for communication with the Loading Port and Seller’s Facilities, including all ship/shore communication systems normally required for the loading of LNG; and shall be in every respect fit to load, transport, unload and measure LNG and have all certificates, documents and equipment required to enable the LNG tankers to perform their voyage service without delay.

3.1.3
entered for liability and hull and machinery insurance with a P&I Club, including the pollution liability standard for LNG tankers; and have a current Certificate of Financial Responsibility and USCG approved Vessel Response Plan (VRP) for Oil Pollution under OPA-90 in the event the LNG tanker uses a port of call in U.S.A.;

3.1.4	equipped with adequate facilities for mooring, unmooring, and handling LNG;

3.1.5
constructed and maintained pursuant to the rules and regulations of, and maintained in class with, a member of the International Association of Classification Societies that has prior experience in classifying LNG tankers, and in compliance with applicable Laws;

3.1.6
operated in compliance with International Standards and applicable Laws of the country of vessel registry, including those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and all permits and approvals from Governmental Authorities for LNG tankers that are required for the loading of LNG at the Loading Port, transportation, and discharge of such LNG at the Unloading Port; and in all cases able to comply with all national and international marine emissions and ballast water management regulations applicable to loading Port and respective sea passage and approaches to the loading Port;

3.1.7
manned with skilled and competent operators, officers, and crew, who (a) are suitably qualified, trained, and experienced in international LNG tanker operations and qualified to a minimum of International Maritime Organization’s Standards of Training, Certification and Watchkeeping for Seafarers (“STCW”); (b) are able to communicate with regulatory authorities and operators at the Seller’s Facilities in written and spoken English; and (c) have subscribed to a policy, reasonably acceptable to Seller, precluding the use of drugs or alcohol aboard an LNG Tanker;

3.1.8
operated pursuant to a plan consistent with the IMO’s good industry’s practice Ship/Shore Safety Checklist for LNG transfers including the ISPS Security Checklist and Declarations of Safety and Security documentation as agreed in writing with Seller or Seller’s Facility operator before the commencement of loading operations;

3.1.9	the cargo tanks and all gas and LNG piping systems shall be gas and liquid tight; in all cases fitted with a working inert gas and nitrogen generation system;

3.1.10
the LNG tankers shall comply with the particulars described in the LNG Gas Form B or C as applicable and appended to the Confirmation Memorandum; if there is any conflict between the provisions of the Form B or C and any other provision of this MSA, such other provisions shall govern;

3.1.11
The LNG tankers shall have all cargo tanks’ measuring equipment and instrumentation calibrated by a recognised calibration company as referenced in Clause B.13 and certified in accordance with good industry practice and the requirements of the vessel’s Classification Society

3.1.12	if any of the nominated LNG tanker is fifteen years old or over, the Buyer shall ensure that the vessel maintains a LNG Condition Assessment Program (“CAP”) of not less than Category two (2); and

3.1.13
consistent with the marine emissions regulations in the loading Port, the vessel shall be able to burn for main propulsion engines or main Boiler any proportion of marine diesel oil and boil-off gas in the dual fuel mode, or if in the 100% boil-off gas mode, then it can be demonstrated from previous voyages that the propulsion will remain reliable and the vessel will be under control at all times during the maneuvering and transiting in restricted waters.

3.2
Once Seller has accepted an LNG Tanker for the loading of LNG pursuant to a Confirmation Memorandum, such LNG Tanker shall not continue to be used for the loading of LNG pursuant to such Confirmation Memorandum if such LNG Tanker is modified in any manner that would render it not in conformity with the specifications set forth in the Confirmation Memorandum or incompatible with Seller’s Facilities, subject to the following:

3.2.1
the LNG Tanker may be modified pursuant to a change in International Standards necessary for such LNG Tanker to retain its classification or comply with its flag registration requirements, or pursuant to a change in Law with which such LNG Tanker is required to comply, in which case, Buyer shall pay for the modification, unless the applicable change in Law was a change in the Law of Seller’s Country and the change mandated standards beyond those recommended by International Standards, in which case, Seller shall pay for such modifications;

3.2.2
Seller shall pay for any modifications to Seller’s Facilities required as a result of a modification to an LNG Tanker pursuant to Clause B.3.2.1, unless the applicable change in Law (a) is a change in Law other than a change in the Law of Seller’s Country referred to in Clause B.3.2.1; and (b) mandates standards beyond those recommended by International Standards, in which case Buyer shall pay for such modifications;

3.2.3
an LNG Tanker may be modified, at Buyer’s sole expense, in respect of any change not described in Clause B.3.2.1; provided, however, that Buyer shall reimburse Seller for the reasonable costs and expenses incurred by Seller due to any resulting modification to Seller’s Facilities that are necessary to maintain compatibility with the modified LNG Tanker;

3.2.4
Buyer shall promptly notify Seller of any required or planned modification to an LNG Tanker that will affect the compatibility of the LNG Tanker with Seller’s Facilities. If a modification to an LNG Tanker pursuant to Clauses B.3.2.1 or B.3.2.3 (other than a modification required by a change in Law of Seller’s Country that mandates standards beyond those recommended by International Standards) would require the modification of Seller’s Facilities for Seller to perform its obligations hereunder, Seller may, within five (5) Days after receiving notice from Buyer of the modification to an LNG Tanker, cancel loading of any LNG Cargo scheduled to be loaded from Seller’s Facilities to such modified LNG Tanker (such cancellation is effective upon Buyer’s receipt of Seller’s notice), provided, however, that if within five (5) Days after receiving Seller’s notice, Buyer gives notice that it can use one or more Substitute LNG Tankers compatible to load the relevant LNG Cargo in Seller’s Facilities, such LNG Cargo shall not be cancelled. If any change in Law of Seller’s Country would require the modification to an LNG Tanker for Buyer to perform its obligations hereunder, then Buyer may cancel any LNG Cargo(es) scheduled for loading to an LNG Tanker that would require modification (such cancellation is effective upon Seller’s receipt of Buyer’s notice); provided, however, that prior to canceling such LNG Cargo(es), Buyer shall use reasonable efforts to utilize a Substitute LNG Tanker that would not require modification to deliver such LNG Cargo(es). Neither Buyer nor Seller shall incur any liability to the other Party as a consequence of a cancellation of any LNG Cargo(es) pursuant to this Clause B.3.2.4.

3.2.5
If (a) an LNG Tanker must be modified for any reason other than a change in Law of Seller’s Country; or (b) as a consequence of any modification to any LNG Tanker, Buyer would be obligated to reimburse Seller for any modification to Seller’s Facilities pursuant to Clauses B.3.2.2 or B.3.2.3, Buyer may cancel any LNG Cargo affected by such modifications (such cancellation is effective upon Seller’s receipt of Buyer’s notice), in which case Buyer shall be liable to Seller pursuant to Section 5.2.2 for failure to take the cancelled LNG Cargo.

B.4.    Obligations of Buyer and Seller at the Loading Port

4.1
Buyer shall berth the LNG Tanker or cause it to be berthed as safely and expeditiously as reasonably possible pursuant to the requirements prescribed by the Marine Terminal Services Manual and in cooperation with Seller. Seller shall cooperate to commence loading (or cause it to be commenced) upon completion of berthing and complete loading (or cause it to be completed) safely and as expeditiously as reasonably possible and in accordance with all the requirements prescribed by the Marine Terminal Services Manual and any provisions described the Declaration of Safety and Declaration of Security documentation, if any.

4.2
During loading of each LNG Cargo, Buyer shall cause the LNG Tanker to return Natural Gas to Seller’s Facilities in such quantities necessary for the safe loading of the LNG at such rates, pressures, and temperatures required by the LNG Tanker.

4.3
Buyer shall cause the LNG Tanker to depart as safely and expeditiously as reasonably possible from the berth after completion of loading in accordance with all requirements prescribed by the Marine Terminal Services Manual and in cooperation with Seller.

4.4
If a problem occurs or is foreseen to occur that will or might cause delay to the LNG Tanker in berthing, loading, or departing berth, then Seller and Buyer shall discuss such problem in good faith and shall use reasonable efforts to minimize or to avoid the delay. Seller and Buyer shall cooperate with each other to find countermeasures to minimize or avoid the occurrence of any similar delay in the future.

B.5.    Marine Services And Port Charges

5.1	Buyer shall be responsible for obtaining, and shall employ and pay for, the Marine Services required for loading of LNG by each LNG Tanker.

5.2
Buyer shall pay all Port Charges that are incurred in connection with delivery of LNG by each LNG Tanker; provided, however, that such Port Charges, if imposed by Seller, an Affiliate of Seller, or Seller’s Operator, shall be imposed on a non-discriminatory basis with respect to other similar users of the Loading Port.

5.3	Seller shall ensure that Marine Services are available at the Loading Port and that Buyer is able to contract for the Marine Services on reasonable terms and conditions.
B.6.    LNG Tanker Arrival Notices

6.1
As soon as reasonably practicable, but no later than eight (8) hours after the LNG Tanker’s drop of Pilots (DOP) on its departure from its last port of call and prior to its arrival at the Loading Port, Buyer shall notify Seller of the following (the “Departure Notice”):

6.1.1	the name of the LNG Tanker and IMO number;

6.1.2	the ETA of the LNG Tanker;

6.1.3
details of any operational deficiencies in the LNG Tanker that might affect its operations at the Loading Port or at the Seller’s Facilities; including any delays foreseen from Class Surveys and, or Port State Control inspections such as USCG Certificate of Compliance inspection (COC) onboard the vessel’s arrival at berth in a U.S. Port.

6.1.4	the LNG capacity of the LNG Tanker and the estimated quantity of LNG Heel on board the LNG Tanker;

6.1.5	the quantity of LNG that Buyer expects Seller to be able to load onto the LNG Tanker; and

6.1.6	any other information Seller may reasonably require.
Buyer or the master of the LNG Tanker shall inform Seller as soon as practicable of any material change in any of the foregoing.

6.2
In addition to the Departure Notice, Buyer or the master of the LNG Tanker shall send to Seller written notices confirming the ETA of an LNG Tanker (or updating the ETA with respect to any change in the ETA equal to or greater than six (6) hours) including the following information (and additional information Seller may reasonably require):

6.2.1	one hundred and twenty (120) hours prior to the ETA specified in the notice required by Clause B.6.1, unless the LNG Tanker’s ballast voyage is less than one hundred and twenty (120) hours;

6.2.2	ninety-six (96) hours prior to the most recently notified ETA, which notice shall include a crew list of LNG Tanker personnel unless the LNG Tanker’s ballast voyage is less than ninety-six (96) hours;

6.2.3	seventy-two (72) hours prior to the most recently notified ETA, which notice shall include a crew list of LNG Tanker’s personnel if a notice was not required to be given pursuant to Clause B.6.2.2;

6.2.4	forty-eight (48) hours prior to the most recently notified ETA, which notice must include the following information:

(a)
a list of services the LNG Tanker has scheduled while at the Loading Port and the scheduled date and time of the services (such as bunkering, stores, waste removal, or other services from another vessel alongside the LNG Tanker while at the Loading Port provided, however, these services are permitted and are available in the Seller’s Facilities and the Loading Port); and

(b)	a visitor list for personnel boarding the LNG Tanker from the berth at the Seller’s Facilities;

6.2.5	twenty-four (24) hours prior to the most recently notified ETA;

6.2.6	twelve (12) hours prior to the most recently notified ETA;

6.2.7	NOR as provided in Clause B.7; and

6.2.8
notice of “Ready to Load” to be issued as soon as the LNG Tanker is “all fast” at berth, cleared by the Governmental Authorities to commence loading operations and first loading arm is connected to the LNG tanker’s manifold flange.

6.3	In addition to the requirements of Clause B.6.2, Buyer shall give other notices and information as may be required by Law.
B.7.    Notice of Readiness and Berthing Priority

7.1
Upon arrival of the LNG Tanker at the PBS, the master of the LNG Tanker or its agent shall notify Seller that such LNG Tanker is fit in every way and ready to berth and to load LNG (“Notice of Readiness” or “NOR”). The master of the LNG Tanker or its agent is entitled to tender an NOR, and Seller shall accept such NOR on any Day of the week and any hour of the Day. The NOR becomes effective as follows:

7.1.1
if the LNG Tanker tenders its NOR prior to the end of the Arrival Period, then at the later of (a) the time such LNG Tanker tenders its NOR or (b) the start of such LNG Tanker’s Arrival Period; provided, however, that, if such LNG Tanker tenders its NOR, berths at the Seller’s Facilities, and initiates commencement of loading prior to the start of its Arrival Period, then the NOR becomes effective when the LNG Tanker is “all fast” at the berth and cleared by the Governmental Authorities to commence loading and first marine loading arm is connected to LNG tanker’s manifold; or

7.1.2	if the LNG Tanker tenders its NOR after the end of the Arrival Period, then at such time (if ever) that Seller notifies Buyer pursuant to Clause B.7.3 that the LNG Tanker may proceed to the berth.

7.2
Subject to Clause B.7.4.1, Seller shall berth an LNG Tanker which has tendered NOR before or during its Arrival Period promptly after Seller determines such LNG Tanker will not interfere with berthing and loading or unloading of any other scheduled LNG tanker with a higher berthing priority in accordance with Clause B.7.3 but in no event later than the end of the Arrival Period allocated to such LNG Tanker; provided, however, that if Seller does not berth such LNG Tanker by the end of the Arrival Period, but berths such LNG Tanker within thirty six (36) hours after the end of the Arrival Period, Buyer’s sole recourse and remedy for Seller’s failure to berth the LNG Tanker by the end of the Arrival Period is Demurrage pursuant to Clause B.10.1.1 and payment for excess boil-off pursuant to Clause B.10.1.2. If, as of the thirty six (36th) hour after the end of the Arrival Period, Seller has not berthed the LNG Tanker, and such delay is not attributable to a reason that would result in an extension of the Allowed Laytime under Clause B.8.1, Seller shall be deemed to have failed to make available the Expected Delivery Quantity of the relevant LNG Cargo and the provisions of Section 5.3 shall apply.

7.3
Subject to (i) the rules of a Governmental Authority; (ii) the rules specified in the Marine Terminal Services Manual; and (iii) decisions taken by Pilots with respect to the berthing of LNG tankers in determining the berthing sequence, upon receipt of Buyer’s NOR, Seller or Seller’s Operator shall notify Buyer to have the LNG tanker proceed to berth in accordance with the following assigned berthing priority:

7.3.1	first, among those LNG tankers tendering NOR within the Arrival Period, and as between such LNG tankers, berthing priority is to the LNG tanker whose Arrival Period is the first to occur;

7.3.2	second, among those LNG tankers tendering NOR prior to the commencement of the Arrival Period, and as between such LNG tankers, berthing priority is on a “first come, first served” basis; and

7.3.3	third, among those LNG tankers tendering NOR after the end of the Arrival Period, and as between such LNG tankers berthing priority is on a “first come, first served” basis.

7.4	Subject to the foregoing Clause B.7.3, Seller shall use reasonable efforts to berth, as soon as practicable:

7.4.1	an LNG Tanker that tenders NOR prior to the Arrival Period; provided, however, that Seller is not obligated to berth such LNG Tanker prior to the commencement of the Arrival Period if such berthing would affect the ability of other LNG tankers arriving within their arrival periods to proceed to berth; and

7.4.2
an LNG Tanker that tenders NOR after the end of the Arrival Period; provided, however, that (a) Seller is not obligated to berth such LNG Tanker after the end of the Arrival Period if such berthing would affect the ability of other LNG tankers arriving within their arrival periods, or prior to the commencement of their arrival periods, to proceed to berth, and (b) Seller shall have no obligation to use such efforts to berth an LNG Tanker that tenders NOR more than seventy-two (72) hours after the end of its Arrival Period; provided, further, that if, as of the seventy-second (72nd) hour after the end of the Arrival Period, the LNG Tanker has not tendered NOR, and such delay is not attributable to (i) Seller or Seller’s Operator, (ii) a Governmental Authority except where the reason for the delay was within Buyer’s, Transporter’s, the LNG Tanker’s, or the master, crew, owner or operator of such LNG Tanker’s reasonable control, or (iii) Force Majeure, Buyer shall be deemed to have failed to take delivery of the Expected Delivery Quantity of the relevant LNG Cargo and the provisions of Section 5.2 shall apply.

7.5
Notwithstanding the foregoing provisions of this Clause B.7, if Seller, acting as a Reasonable and Prudent Operator, determines that the berthing of the LNG Tanker would affect the safe operations of the Seller’s Facilities, then Seller may refuse to allow the LNG Tanker to proceed to berth.

7.6
If Seller’s Operator does not follow the normal industry practice of “first come, first served” with respect to LNG tankers, each of which arrives at the Loading Port not on schedule, then Seller, in the same manner as specified in Clauses B.10.1.1 and B.10.1.2, shall compensate Buyer for Demurrage (LNG Tanker rate per day) for the period of such delay and any excess boil-off that results from Seller’s Operator’s decision to allow any other LNG Tanker not on schedule to berth prior to Buyer’s LNG Tanker.

B.8.    Laytime

8.1
“Allowed Laytime” shall mean the allotted loading time as set forth in the Confirmation Memorandum. Allowed Laytime shall be extended as reasonably required to overcome delays in the loading of the LNG Cargo due to any of the following:

8.1.1
reasons attributable to Buyer; the LNG Tanker; the master, crew, owner or operator of such LNG Tanker; or any provider of Marine Services or other services for which the LNG Tanker or Buyer is responsible;

8.1.2
reasons attributable to a Governmental Authority (including Government Authority-mandated repairs to an LNG Tanker at the berth) except where the reason for the delay was within Seller’s or Seller’s Operator’s reasonable control;

8.1.3	Force Majeure;

8.1.4	nighttime transit or berthing restrictions notified by Seller in advance of the Arrival Period that actually delay the LNG Tanker from proceeding to berth or berthing immediately following NOR;

8.1.5	vessel traffic within the approach channel of the Loading Port;

8.1.6	Adverse Weather Conditions affecting Seller’s Facilities or the Loading Port;

8.1.7	occupancy of the berth by (a) another LNG Tanker of Buyer; or (b) another LNG tanker where that occupancy is due to reasons attributable to Force Majeure or Adverse Weather Conditions; and

8.1.8
delays associated with limited tidal windows for the approach channels to a Loading Port, but solely to the extent that such tidal windows actually delay the LNG Tanker from proceeding to berth immediately following NOR.

8.2	“Used Laytime” means the period of time, stated in hours, that begins and ends as follows:

8.2.1	Used Laytime begins when the NOR becomes effective pursuant to Clause B.7.

8.2.2	Used Laytime ends when all loading and return lines have been disconnected, and the LNG Tanker’s master has received all necessary clearances to depart from the Loading Port.
8.2.3     Reasonable actual transit time (taking into consideration current conditions in the approach channel of the Loading Port and the size of the LNG Tanker) required to move the LNG Tanker from the PBS (upon receipt of Buyer’s authorization to proceed to berth) to “all fast” and cleared by Governmental Authorities to commence loading up to the time the first marine loading arm is connected to the LNG tanker’s manifold will not count as Used Laytime; but any time following the effectiveness of NOR during which the LNG Tanker (a) waits for Seller or Seller’s Operator to notify the LNG Tanker to proceed to berth; or (b) is delayed in transit from the PBS to the berth, will count as Used Laytime.

B.9.    Requirement to Leave Berth

9.1
Upon receiving notice to proceed to berth, an LNG Tanker shall proceed to berth and become “all fast”, commence loading, complete loading, and shall use reasonable efforts, acting as a Reasonable and Prudent Operator, to vacate the berth promptly following emptying of deck piping and disconnecting of the LNG loading arms. Under limited circumstances, as detailed below, Seller or Seller’s Operator is entitled to direct an LNG Tanker to leave the berth after becoming “all fast”, prior to commencement of loading or prior to completing loading and necessary pre-departure activities. In so exercising its discretion, Seller shall not require an LNG Tanker to vacate the berth if (i) allowing the LNG Tanker to remain at berth will not be detrimental to the operations at the Seller’s Facilities (including the scheduled arrivals of other LNG tankers); or (ii) it is not safe for the LNG Tanker to leave the berth. Prior to directing an LNG Tanker to leave the berth, Seller shall use reasonable efforts to allow the LNG Tanker to remain at the berth. Subject to the foregoing sentence, if in the opinion of Seller’s Operator, the LNG Tanker presents an unacceptable health, safety, security, environmental, or operational risk, then Seller is entitled to direct the LNG Tanker to vacate the berth and proceed to sea. Seller also is entitled to direct the LNG Tanker to vacate the berth and proceed to sea under any of the following circumstances if the event described is caused by the action or inaction of Buyer, Transporter, or the LNG Tanker:

9.1.1	an LNG Tanker is not ready for loading (including by way of detention by Governmental Authorities) or commencement of loading and is not expected to load or commence loading within six (6) hours;

9.1.2	the loading process is interrupted for more than six (6) hours; or

9.1.3	completion of loading and necessary pre-departure activities of the LNG Tanker has not been achieved nor can reasonably be expected to be achieved within the Allowed Laytime.

9.2
If an LNG Tanker that has not been allowed to berth (or that has vacated the berth and proceeded to sea or an anchorage pursuant to Clause B.9.1) is ready for loading, then Buyer shall, if Buyer desires the LNG Tanker to return to the berth, notify Seller by tendering an NOR (which supersedes any previous NOR), in which case, Clauses B.7 and B.10 apply and a new Allowed Laytime shall commence.

B.10.    Loading Delay

10.1
Except as otherwise provided in Section 5.3, the remedies provided in this Clause B.10 are Buyer’s exclusive sole and exclusive remedies for any delay by Seller or Seller’s Operator in berthing and loading an LNG Tanker. Buyer shall invoice Seller (in accordance with Section 8.3) for any boil-off or demurrage due pursuant to this Clause B.10, and Seller shall pay such invoice in accordance with Section 8.5.3.

10.1.1
If Used Laytime exceeds Allowed Laytime (as the same may be extended pursuant to Clause B.8.1), then for the period of time that Used Laytime exceeds Allowed Laytime, Seller shall pay to Buyer, as liquidated damages, demurrage at a daily rate (pro-rata for any portion of a day) specified in the Confirmation Memorandum (“Demurrage”) until the earlier of (a) the end of Used Laytime, or (b) the time at which Seller is deemed to have failed to make available LNG pursuant to Clause B.7.2.

10.1.2
If (a) the LNG Tanker tenders its NOR prior to or during the Arrival Period and is delayed in berthing or commencement of loading (including a delay pending notification by Seller that it will not make an LNG Cargo available for reasons that are not excused pursuant to an Agreement); or if loading is interrupted, in each case for reasons that would not result in an extension of Allowed Laytime pursuant to Clause B.8.1; and (b) as a result, the commencement of loading is delayed beyond the effective time of the NOR by an amount of time which, when added to the amount of time of any interruptions in loading, exceeds twenty-four (24) hours, then Seller shall pay to Buyer an amount, on account of excess boil-off, equal to the following: (i) the Contract Price, per MMBtu, applicable to the relevant LNG Cargo, multiplied by (ii) the Boil-Off Rate applicable to the LNG Cargo, as specified in the Confirmation Memorandum, multiplied by (iii) the hours by which (A) the time between the effective time of the NOR and (I) the commencement of loading of such LNG Tanker (increased by any period of time following the commencement of loading during which loading has stopped) or (II) if loading does not commence and Seller becomes liable to Buyer pursuant to Section 5.3 with respect to such LNG Cargo then the time at which Seller becomes so liable, exceeds (B) twenty-four (24) hours.

10.2
If the Gross Heating Value of LNG to be made available by Seller hereunder is higher than the specifications set forth in the Confirmation Memorandum by reason of boil-off occurring during a delay in loading an LNG Tanker of more than forty eight (48) hours after the NOR is effective, and such delay is attributable to Buyer or Transporter such LNG will be deemed to have met the LNG Specifications pursuant to Section 6.1 and as set forth in the applicable Confirmation Memorandum regarding Gross Heating Value.

B.11.    Vessel Not Ready for Loading; Excess Berth Occupancy by Buyer

11.1
The remedies provided in this Clause B.11 are Seller’s sole and exclusive remedies for Buyer’s excess berth occupancy. Seller shall invoice Buyer as provided in Section 8.3 for any boil-off or demurrage due pursuant to this Clause B.11, and Buyer shall pay such invoice in accordance with Clause 8.5.2.

11.2
If, for reasons attributable to Buyer or the LNG Tanker (i) an LNG Tanker delays in vacating the berth after loading ends and return lines have been finally disconnected and the LNG Tanker is cleared by Seller’s Operator for departure; and (ii) as a result of the unavailability of the berth, Seller makes a payment to any Third Party for demurrage or for excess boil-off with respect to another LNG tanker, then Buyer shall pay to Seller, as liquidated damages, the demurrage and excess boil-off charges paid by Seller with respect to the vessels of any other customer whose arrival at the Seller’s Facilities is delayed as a result of the excess berth occupancy, provided that Buyer shall not be required to reimburse Seller for any amounts based on a demurrage rate or excess boil-off rate or price in excess of the amounts specified in Clause B.10.1.1 and Clause B.10.1.2, as applicable.
B.12.    Tanker Operations at Berth
No LNG Tanker shall engage in or cause any repairs to be made while at berth, other than minor housekeeping repairs that do not materially affect the operation of such LNG Tanker, provided, however, that upon Buyer’s written notice and explanation to Seller, an LNG Tanker may make repairs that an applicable Governmental Authority requires for such LNG Tanker to leave berth.
B.13.    Measurement of Quantity of LNG Received from Seller’s Facilities

13.1	Measurement and testing shall be conducted in accordance with Exhibit D.

13.2	Verification of accuracy of the measuring devices shall be conducted in accordance with the following provisions.

13.2.1
Accuracy of devices used will be tested and verified at the request of either Seller or Buyer, including the request by Seller or Buyer to verify accuracy of its own devices. Each of Seller and Buyer are entitled to inspect at any time the measurement devices installed by the other Party (or the Transporter) if the other Party is notified in advance. Either Party shall notify the other Party of tests of its measurement devices requested by other customers or suppliers, and may notify other customers or suppliers of the tests requested by the other Party. Testing shall be performed only when both Buyer and Seller are represented or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other recognized method mutually agreed to by Buyer and Seller. At the request of either Buyer or Seller, an Independent Surveyor mutually agreed upon by Buyer and Seller shall witness and verify any test. If, after notice, Buyer or Seller fails to have a representative present, then the results of the test shall nevertheless be considered accurate until the next test. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

13.2.2
If at the time of verification a measuring instrument used for measuring the quality or quantity of LNG being loaded at the Loading Port is found to result in errors of one-half percent (0.5%) or less of the energy being measured, then the equipment’s previous measurements shall be considered accurate and such equipment shall be adjusted as necessary. If at the time of verification a measuring instrument is found to result in errors of more than one-half percent (0.5%) of the energy being measured, then the equipment’s previous measurements shall be brought to a zero (0) difference by comparison with calibration results for any period known definitively or agreed to have been affected by such error, and the calculations made during said period shall be corrected accordingly. If the period during which such error occurred is not definitively known or agreed upon, then corrections shall be made for the energy transferred during the last half of the period elapsed since the date of the last calibration.

13.2.3
Buyer shall bear all costs and expenses for testing and verifying Buyer’s measurement devices (including, the LNG Tanker’s measurement devices), and Seller shall bear all costs and expenses for testing and verifying Seller’s measurement devices; provided, however, that if Seller or Buyer requests a test and is not the owner of or responsible for the measurement device being tested, then the requesting Party shall bear the expense of tests (including the cost of the Independent Surveyor, if requested pursuant to Clause B.13.2.1) if the inaccuracy is found to result in errors of one-half percent (0.5%) or less of the energy being measured.

13.3	Within three (3) Days after completion of loading of an LNG Cargo, Buyer shall send to Seller a report of the results of the measurements performed pursuant to Exhibit D.

13.4	Buyer and Seller shall each preserve for at least three hundred sixty-five (365) Days the test data, charts, and other similar records relating to the equipment referred to in Exhibit D.

13.5
Buyer and Seller shall mutually agree on the selection of the Independent Surveyor, and each shall equally bear the fees and charges of the Independent Surveyor, except in the circumstances described in Clause B.13.2.3.

B.14     Port and Marine Facilities Liability

14.1
Without prejudice to any liability that may arise or be imposed pursuant to the Marine Terminal Liability Regime or other agreement referenced in Clause B.14.3, Seller releases Buyer Group from liability to Seller incident to all Claims and Losses, brought by any Person, for: (i) injury to, illness, or death of any employee of Seller; or (ii) damage to or loss of any Seller’s Facilities, which injury, illness, death, damage, or loss arises out of, is incident to, or results from a Marine Incident occurring as a result of the performance or failure to perform this Agreement by Buyer, any Transporter or any of their respective Affiliates, shareholders, officers, directors, employees, designees, representatives, and agents.

14.2
Without prejudice to any liability that may arise or be imposed pursuant to the Marine Terminal Liability Regime or other agreement referenced in Clause B.14.3, Buyer releases Seller Group from liability to Buyer incident to all Claims and Losses, brought by any Person for: (i) injury to, illness or death of any employee of Buyer; or (ii) damage to or loss of any LNG Tanker, which injury, illness, death, damage, or loss arises out of, is incident to, or results from any Marine Incident occurring as a result of the performance or failure to perform this Agreement by Seller, any Seller’s Operator or any of their respective Affiliates, shareholders, officers, directors, employees, designees, representatives, and agents.

14.3
Buyer shall cause the master of each LNG Tanker transporting an LNG Cargo pursuant to an Agreement to execute, or otherwise agree to be bound by, the terms of the Marine Terminal Liability Regime (or similar document establishing the liability relationship between the LNG Tanker and the port facilities) if:

14.3.1
(a) the Marine Terminal Liability Regime (i) is consistent with the Law (and with marine terminal liability regimes and conditions of use typically used elsewhere in the LNG industry), and (ii) treats Transporter in a nondiscriminatory manner in comparison to other owners and charterers of LNG vessels that use or transit such Loading Port; and (b) Transporter is readily able to obtain, on commercially reasonable terms, full P&I indemnity cover from a P&I Club that is a member with full entry in the International Group of P&I Clubs, and such P&I indemnity will cover all Claims and Losses pursuant to such Marine Terminal Liability Regime in relation to delivery of LNG Cargoes at the Loading Port. Seller warrants that the Marine Terminal Liability Regime for any Loading Port at which Seller makes available an LNG Cargo to Buyer will, at the time Seller makes available the LNG Cargo, meet the requirements specified in this Clause B.14.3.1 and will not prevent Buyer or Transporter from obtaining P&I full indemnity cover as described in this Clause B.14.3.1; or

14.3.2
Seller has provided Buyer a copy of the Marine Terminal Liability Regime, as indicated in the Confirmation Memorandum, and no material changes have been made to the Marine Terminal Liability Regime since its delivery to Buyer.

14.4
If the Marine Terminal Liability Regime at a Loading Port at which Seller is required to make available an LNG Cargo is inconsistent with the provisions of this Agreement (including the requirements specified in Clause B.14.3), then (i) the master of the relevant LNG Tanker will not be required to execute, or otherwise be bound by, the terms of the Marine Terminal Liability Regime; and (ii) Seller will be deemed to have failed to make available the LNG Cargo and Section 5.3 shall apply.

B.15    Cool Down of LNG Tankers
Buyer shall be solely responsible for ensuring that each LNG Tanker elected by Buyer for taking a cargo arrives at the Loading Port in a state of readiness. Seller has no obligations under this Agreement to provide Buyer’s LNG Tanker with any cool down service prior to commencement of loading LNG, with the exception of LNG Tankers requiring cool down solely as a result of a delay caused by Seller, but only if such LNG Tanker made no other call between the original berthing time and the requested cool down time.

EXHIBIT C
BUYER’S FACILITIES, TRANSPORTATION AND UNLOADING — EX-SHIP SALES
C.1.    Transportation by Seller

1.1
In the case of Ex-Ship Sales, Seller shall provide or procure, at its expense, transportation from the Loading Port to the Unloading Port of the LNG Cargoes sold pursuant to each Confirmation Memorandum. Seller shall maintain sufficient LNG shipping capacity to enable Seller to fulfill its obligations to deliver LNG to Buyer in accordance with this Agreement.

1.2
Buyer, at its expense, is entitled to inspect and approve each such LNG Tanker specified in the Confirmation Memorandum (or a Substitute LNG Tanker proposed pursuant to Clause C.1.3) to satisfy itself, without assuming or reducing Seller’s obligations, that each LNG Tanker is capable of delivering the LNG Cargoes safely and in an environmentally sound and timely manner, except that it must conduct such inspection no later than thirty (30) Days (determined in the time zone in which the Unloading Port is located) from the Confirm Date. Such inspection may include a review of class history records, port state control inspection databases, changes in status records, tanker management self-assessments, vessel conditions reports, and physical inspection reports (e.g., SIRE reports). Buyer shall not unreasonably withhold approval of any LNG Tanker. Seller agrees to provide or render assistance in obtaining, at Buyer’s expense, such information as may be necessary to verify the compatibility of a proposed LNG tanker with any relevant Unloading Port and unloading berth. Such information shall include drawings with sufficient detail to allow Buyer (or a Person acting on behalf of Buyer) to evaluate the compatibility of gangways, unloading arms, communications systems, mooring lines and breasting points and information regarding such proposed LNG tanker’s compliance with the Marine Terminal Services Manual and Laws applicable at the Unloading Port, unloading rate, and other physical dimensions. OCIMF/SIGTTO ship and shore facilities standard questionnaire forms for ship to shore compatibility may be used. Buyer shall have the right to reject any LNG tanker that does not comply with the provisions of this Agreement.

1.3
Although Seller is not obligated to do so, Seller is entitled to propose the use of a substitute LNG tanker of similar cargo capacity to the LNG Tanker specified in the Confirmation Memorandum (“Substitute LNG Tanker”) if necessary. Seller shall not use a Substitute LNG Tanker until Buyer has approved its use. Buyer shall not unreasonably withhold approval of any Substitute LNG Tanker. A Substitute LNG Tanker approved by Buyer pursuant to this Clause C.1.3 shall be an LNG Tanker for purposes of this Agreement. The use of a Substitute LNG Tanker shall not change the Expected Delivery Quantity unless the Confirmation Memorandum is amended by mutual agreement of Buyer and Seller.

1.4
Seller’s obligations under the relevant Agreement will not be excused or suspended by reason of Buyer’s rejection of the nominated LNG Tanker pursuant to Clause C.1.2 or the proposed Substitute LNG Tanker pursuant to Clause C.1.3.

C.2.    Unloading Port

2.1
Buyer, at no cost to Seller, shall ensure that Buyer’s Facilities shall be in all respects compatible with the LNG Tanker specifications specified in the Confirmation Memorandum for each LNG Cargo identified therein. Buyer and Seller shall cooperate to ensure the compatibility of Buyer’s Facilities and each LNG Tanker. Buyer’s Facilities shall be of appropriate design and sufficient capacity to enable Buyer to perform its obligations to take the quantities of LNG that Buyer is obligated to take and purchase, pursuant to an Agreement, including the following:

2.1.1
berthing facilities that comply with International Standards; at which such LNG Tanker can safely reach and safely depart, fully laden; and at which such LNG Tanker can lie safely berthed and discharge safely afloat at all times;

2.1.2	unloading facilities that shall permit the full discharge of an LNG Cargo from a fully loaded LNG Tanker at a rate of no less than 11,000 cubic meters per hour;

2.1.3
a vapor line system of sufficient capacity to transfer to an LNG Tanker quantities of regasified LNG necessary for the safe unloading of LNG at the rates, pressures, and temperatures required by either or both of such LNG Tanker’s design or good operating practice;

2.1.4	a suitable gangway (or in the case of a floating export facility a barge or launch) for personnel access;

2.1.5	LNG storage tanks (whether onshore, offshore, or floating) of adequate capacity to accept the LNG Cargo upon arrival of the LNG Tanker;

2.1.6	appropriate systems for email, facsimile, telephone, and radio communications with each LNG Tanker;

2.1.7	LNG regasification facilities; and

2.1.8	emergency shut-down systems.

2.2
Buyer’s Facilities shall not be modified in any manner that would render them incompatible with an LNG Tanker that has been accepted by Buyer for deliveries to Buyer’s Facilities pursuant to a Confirmation Memorandum, subject to the following:

2.2.1
Buyer’s Facilities may be modified pursuant to a change in International Standards or a change in Law with which Buyer’s Facilities are required to comply, in which case, Buyer shall pay for such modifications;

2.2.2
Seller shall pay for any modification of an LNG Tanker required as a result of any modification of Buyer’s Facilities pursuant to Clause C.2.2.1, to maintain compatibility with Buyer’s Facilities (unless the applicable change in Law (a) is a change in the Law of Buyer’s Country, and (b) mandates standards beyond those recommended by International Standards, in which case Buyer shall pay for such modifications to the LNG Tanker);

2.2.3
Buyer’s Facilities may be modified, at Buyer’s sole expense, in respect of any change not described in Clause C.2.2.1; provided, however, that Buyer shall reimburse Seller for the reasonable costs and expenses incurred by Seller in modifying an LNG Tanker previously accepted by Buyer for deliveries to Buyer’s Facilities pursuant to a Confirmation Memorandum to maintain compatibility with Buyer’s Facilities as so modified;

2.2.4
Buyer shall promptly notify Seller of any proposed modification to Buyer’s Facilities if such modification will affect the compatibility of Buyer’s Facilities with any LNG Tanker scheduled to deliver an LNG Cargo to the Unloading Port pursuant to a Confirmation Memorandum. If a modification to Buyer’s Facilities pursuant to Clauses C.2.2.1 or C.2.2.3 would require the modification of an LNG Tanker for Seller to perform its obligations hereunder, then Seller may, within five (5) Days after receiving notice from Buyer of the proposed modification to Buyers Facilities, cancel delivery of any LNG Cargo scheduled to be delivered by an LNG Tanker that would require modification (such cancellation is effective upon Buyer’s receipt of Seller’s notice); provided, however, that prior to canceling such LNG Cargo(es), Seller shall use reasonable efforts to use a Substitute LNG Tanker that is compatible with Buyer’s modified Facilities to deliver the affected LNG Cargo. Neither Seller nor Buyer shall incur liability to the other Party as a consequence of Seller’s cancellation of such LNG Cargo(es);

2.2.5
If as a consequence of any modification to Buyer’s Facilities, Buyer would be obligated to reimburse Seller for modifications to an LNG Tanker pursuant to Clauses C.2.2.2 or C.2.2.3, then Buyer may cancel any affected LNG Cargo (such cancellation is effective upon Seller’s receipt of Buyer’s notice), in which case Buyer shall be liable to Seller pursuant to Section 5.2 for failure to take such cancelled LNG Cargo(es).

2.3
Prior to execution of any Confirmation Memorandum, Buyer shall provide to Seller a copy of the Marine Terminal Manual then in effect. Seller shall either comply with such Marine Terminal Manual or shall obtain a waiver of compliance from the Buyer or Buyer’s Operator, as applicable (such waiver may be obtained before or after execution of the applicable Confirmation Memorandum).

C.3.    LNG Tankers

3.1	Seller shall ensure that, for each LNG Cargo identified in the Confirmation Memorandum, the LNG Tanker shall at all times be:

3.1.1	within the maximum and minimum gross volumetric capacities as specified in the Confirmation Memorandum;

3.1.2	equipped with appropriate systems for communication with the Unloading Port and Buyer’s Facilities, including all ship/shore communication systems normally required for the discharge of LNG;

3.1.3	entered for insurance with a P&I Club, including the pollution liability standard for LNG tankers;

3.1.4	equipped with adequate facilities for mooring, unmooring, and handling LNG;

3.1.5
constructed and maintained pursuant to the rules and regulations of, and maintained in class with, a member of the International Association of Classification Societies that has prior experience in classifying LNG tankers, and in compliance with applicable Laws;

3.1.6
operated in compliance with International Standards and applicable Laws of the country of vessel registry, including those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and all permits and approvals from Governmental Authorities for LNG tankers that are required for the loading of LNG at the Loading Port, transportation, and discharge of such LNG at the Unloading Port;

3.1.7
manned with skilled and competent operators, officers, and crew, who (a) are suitably qualified, trained, and experienced in international LNG tanker operations and qualified to a minimum of International Maritime Organization standards; (b) are able to communicate with regulatory authorities and operators at the Buyer’s Facilities in written and spoken English; and (c) have subscribed to a policy, reasonably acceptable to Buyer, precluding the use of drugs or alcohol aboard an LNG Tanker; and

3.1.8	operated pursuant to a plan consistent with the IMO’s Ship/Shore Safety Checklist for discharging LNG agreed in writing with Buyer before the commencement of unloading operations.

3.2
Once Buyer has accepted an LNG Tanker for the transportation and discharging of LNG pursuant to a Confirmation Memorandum, such LNG Tanker shall not continue to be used to deliver LNG pursuant to such Confirmation Memorandum if such LNG Tanker is modified in any manner that would render it not in conformity with the specifications set forth in the Confirmation Memorandum or incompatible with Buyer’s Facilities, subject to the following:

3.2.1
the LNG Tanker may be modified pursuant to a change in International Standards necessary for such LNG Tanker to retain its classification or comply with its registration requirements, or pursuant to a change in Law with which such LNG Tanker is required to comply, in which case, Seller shall pay for the modification, unless the applicable change in Law was a change in the Law of Buyer’s Country and the change mandated standards beyond those recommended by International Standards, in which case, Buyer shall pay for such modifications;

3.2.2
Buyer shall pay for any modifications to Buyer’s Facilities required as a result of a modification to an LNG Tanker pursuant to Clause C.3.2.1, unless the applicable change in Law (a) is a change in Law other than a change in the Law of Buyer’s Country referred to in Clause C.3.2.1; and (b) mandates standards beyond those recommended by International Standards, in which case Seller shall pay for such modifications;

3.2.3
an LNG Tanker may be modified, at Seller’s sole expense, in respect of any change not described in Clause C.3.2.1; provided, however, that Seller shall reimburse Buyer for the reasonable costs and expenses incurred by Buyer due to any resulting modification to Buyer’s Facilities that are necessary to maintain compatibility with the modified LNG Tanker;

3.2.4
Seller shall promptly notify Buyer of any required or planned modification to an LNG Tanker that will affect the compatibility of the LNG Tanker with Buyer’s Facilities. If a modification to an LNG Tanker pursuant to Clauses C.3.2.1 or C.3.2.3 (other than a modification required by a change in Law of Buyer’s Country that mandates standards beyond those recommended by International Standards) would require the modification of Buyer’s Facilities for Buyer to perform its obligations hereunder, Buyer may, within five (5) Days after receiving notice from Seller of the modification to an LNG Tanker, cancel delivery of any LNG Cargo scheduled to be delivered to Buyer’s Facilities by such modified LNG Tanker (such cancellation is effective upon Seller’s receipt of Buyer’s notice), provided, however, that if within five (5) Days after receiving Buyer’s notice, Seller gives notice that it can use one or more Substitute LNG Tankers compatible to deliver the relevant LNG Cargo in Buyer’s Facilities, such LNG Cargo shall not be cancelled. If any change in Law of Buyer’s Country would require the modification to an LNG Tanker for Seller to perform its obligations hereunder, then Seller may cancel any LNG Cargo(es) scheduled for delivery by an LNG Tanker that would require modification (such cancellation is effective upon Buyer’s receipt of Seller’s notice); provided, however, that prior to canceling such LNG Cargo(es), Seller shall use reasonable efforts to utilize a Substitute LNG

Tanker that would not require modification to deliver such LNG Cargo(es). Neither Seller nor Buyer shall incur any liability to the other Party as a consequence of a cancellation of any LNG Cargo(es) pursuant to this Clause C.3.2.4.

3.2.5
If (a) an LNG Tanker must be modified for any reason other than a change in Law of Buyer’s Country; or (b) as a consequence of any modification to any LNG Tanker, Seller would be obligated to reimburse Buyer for any modification to Buyer’s Facilities pursuant to Clauses C.3.2.2 or C.3.2.3, Seller may cancel any LNG Cargo affected by such modifications (such cancellation is effective upon Buyer’s receipt of Seller’s notice), in which case Seller shall be liable to Buyer pursuant to Section 5.3 for failure to make available the cancelled LNG Cargo.

C.4.    Obligations of Buyer and Seller at the Unloading Port

4.1
Seller shall berth the LNG Tanker or cause it to be berthed as safely and expeditiously as reasonably possible pursuant to the requirements prescribed by the Marine Terminal Manual and in cooperation with Buyer. Buyer shall cooperate to commence unloading (or cause it to be commenced) upon completion of berthing and complete unloading (or cause it to be completed) safely and as expeditiously as reasonably possible and in accordance with all the requirements prescribed by the Marine Terminal Manual.

4.2
During discharge of each LNG Cargo, Buyer shall cause the Buyer’s Facilities to return Natural Gas to the LNG Tanker in such quantities necessary for the safe unloading of the LNG at such rates, pressures, and temperatures required by the LNG Tanker.

4.3
Seller shall cause the LNG Tanker to depart as safely and expeditiously as reasonably possible from the berth after completion of unloading in accordance with all requirements prescribed by the Marine Terminal Manual and in cooperation with Buyer.

4.4
If a problem occurs or is foreseen to occur that will or might cause delay to the LNG Tanker in berthing, unloading, or departing berth, then Buyer and Seller shall discuss such problem in good faith and shall use reasonable efforts to minimize or to avoid the delay. Buyer and Seller shall cooperate with each other to find countermeasures to minimize or avoid the occurrence of any similar delay in the future.

C.5.    Marine Services and Port Charges

5.1	Seller shall be responsible for obtaining, and shall employ and pay for, the Marine Services required for delivery of LNG by each LNG Tanker.

5.2
Seller shall pay all Port Charges that are incurred in connection with delivery of LNG by each LNG Tanker; provided, however, that such Port Charges, if imposed by Buyer, an Affiliate of Buyer, or Buyer’s Operator, shall be imposed on a non-discriminatory basis with respect to other similar users of the Unloading Port.

5.3	Buyer shall ensure that Marine Services are available at the Unloading Port and that Seller is able to contract for the Marine Services on reasonable terms and conditions.
C.6.    LNG Tanker Arrival Notices

6.1	As soon as reasonably practicable, but no later than eight (8) hours after the LNG Tanker’s departure from the Loading Port, Seller shall notify Buyer of the following (the “Departure Notice”):

6.1.1	the name of the LNG Tanker;

6.1.2	the ETA of the LNG Tanker;

6.1.3	details of any operational deficiencies in the LNG Tanker that might affect its operations at the Unloading Port or at the Buyer’s Facilities;

6.1.4	the quantity of LNG loaded at Seller’s Facilities;

6.1.5	the quantity of LNG that Seller expects to be available for unloading at the Buyer’s Facilities;

6.1.6	the quality composition of the LNG Cargo as loaded, and the qualities that Seller reasonably anticipates such LNG Cargo will possess at unloading, the latter being the “Expected LNG Quality”; and

6.1.7	any other information Buyer may reasonably require.
Seller or the master of the LNG Tanker shall inform Buyer as soon as practicable of any material change in any of the foregoing.

6.2
In addition to the Departure Notice, Seller or the master of the LNG Tanker shall send to Buyer written notices confirming the ETA of an LNG Tanker (or updating the ETA with respect to any change in the ETA equal to or greater than six (6) hours) including the following information (and additional information Buyer may reasonably require):

6.2.1	one hundred and twenty (120) hours prior to the ETA specified in the notice required by Clause C.6.1, unless the LNG Tanker’s loaded voyage is less than one hundred and twenty (120) hours;

6.2.2	ninety-six (96) hours prior to the most recently notified ETA, which notice shall include a crew list of LNG Tanker personnel unless the LNG Tanker’s loaded voyage is less than ninety-six (96) hours;

6.2.3	seventy-two (72) hours prior to the most recently notified ETA, which notice shall include a crew list of LNG Tanker’s personnel if a notice was not required to be given pursuant to Clause C.6.2.2;

6.2.4	forty-eight (48) hours prior to the most recently notified ETA, which notice must include the following information:

(a)
a list of services the LNG Tanker has scheduled while at the Unloading Port and the scheduled date and time of the services (such as bunkering, stores, waste removal, or other services from another vessel alongside the LNG Tanker while at the Unloading Port provided, however, these services are permitted and are available in the Buyer’s Facilities and the Unloading Port); and

(b)	a visitor list for personnel boarding the LNG Tanker from the berth at the Buyer’s Facilities;

6.2.5	twenty-four (24) hours prior to the most recently notified ETA;

6.2.6	twelve (12) hours prior to the most recently notified ETA;

6.2.7	NOR as provided in Clause C.7; and

6.2.8	notice of “Ready to Discharge” to be issued as soon as the LNG Tanker is “all fast” at berth.

6.3	In addition to the requirements of Clause C.6.2, Seller shall give other notices and information as may be required by Law.
C.7.    Notice of Readiness and Berthing Priority

7.1
Upon arrival of the LNG Tanker at the PBS, the master of the LNG Tanker or its agent shall notify Buyer that such LNG Tanker is fit in every way and ready to berth and to discharge LNG (“Notice of Readiness” or “NOR”). The master of the LNG Tanker or its agent is entitled to tender an NOR, and Buyer shall accept such NOR on any Day of the week and any hour of the Day. The NOR becomes effective as follows:

7.1.1
if the LNG Tanker tenders its NOR prior to the end of the Arrival Period, then at the later of (a) the time such LNG Tanker tenders its NOR or (b) the start of such LNG Tanker’s Arrival Period; provided, however, that, if such LNG Tanker tenders its NOR, berths at the Buyer’s Facilities, and initiates commencement of unloading prior to the start of its Arrival Period, then the NOR becomes effective when the LNG Tanker is “all fast” at the berth; or

7.1.2	if the LNG Tanker tenders its NOR after the end of the Arrival Period, then at such time (if ever) that Buyer notifies Seller pursuant to Clause C.7.3 that the LNG Tanker may proceed to the berth.

7.2
Subject to Clause C.7.4.1, Buyer shall berth an LNG Tanker which has tendered NOR before or during its Arrival Period promptly after Buyer determines such LNG Tanker will not interfere with berthing and loading or unloading of any other scheduled LNG tanker with a higher berthing priority in accordance with Clause C.7.3 but in no event later than the end of the Arrival Period allocated to such LNG Tanker; provided, however, that if Buyer does not berth such LNG Tanker by the end of the Arrival Period, but berths such LNG Tanker within thirty six (36) hours after the end of the Arrival Period, Seller’s sole recourse and remedy for Buyer’s failure to berth the LNG Tanker by the end of the Arrival Window is Demurrage pursuant to Clause C.10.1.1 and payment for excess boil-off pursuant to Clause C.10.1.2. If, as of the thirty sixth (36th) hour after the end of the Arrival Period, Buyer has not berthed the LNG Tanker, and such delay is not attributable to a reason that would result in an extension of the Allowed Laytime under Clause C.8.1, Buyer shall be deemed to have failed to take the Expected Delivery Quantity of the relevant LNG Cargo and the provisions of Section 5.2 shall apply.

7.3
Subject to (i) the rules of a Governmental Authority; (ii) the rules specified in the Marine Terminal Manual; and (iii) decisions taken by Pilots with respect to the berthing of LNG tankers in determining the berthing sequence, upon receipt of Seller’s NOR, Buyer or Buyer’s Operator shall notify Seller to proceed to berth in accordance with the following assigned berthing priority:

7.3.1	first, among those LNG tankers tendering NOR within the Arrival Period, and as between such LNG tankers, berthing priority is to the LNG tanker whose Arrival Period is the first to occur;

7.3.2	second, among those LNG tankers tendering NOR prior to the commencement of the Arrival Period, and as between such LNG tankers, berthing priority is on a “first come, first served” basis; and

7.3.3	third, among those LNG tankers tendering NOR after the end of the Arrival Period, and as between such LNG tankers, berthing priority is on a “first come, first served” basis.

7.4	Subject to the foregoing Clause C.7.3, Buyer shall use reasonable efforts to berth, as soon as practicable:

7.4.1	an LNG Tanker that tenders NOR prior to the Arrival Period; provided, however, that Buyer is not obligated to berth such LNG Tanker prior to the commencement of the Arrival Period if such berthing would affect the ability of other LNG tankers arriving within their arrival periods to proceed to berth; and

7.4.2
an LNG Tanker that tenders NOR after the end of the Arrival Period; provided, however, that (a) Buyer is not obligated to berth such LNG Tanker after the end of the Arrival Period if such berthing would affect the ability of other LNG tankers arriving within their arrival periods, or prior to the commencement of their arrival periods, to proceed to berth, and (b) Buyer shall have no obligation use such efforts to berth an LNG Tanker that tenders NOR more than thirty six (36) hours after the end of its Arrival Period; provided, further, that if, as of the thirty sixth (36th) hour after the end of the Arrival Period, the LNG Tanker has not tendered NOR, and such delay is not attributable to (i) Buyer or Buyer’s Operator, (ii) a Governmental Authority except where the reason for the delay was within Seller’s, Transporter’s, the LNG Tanker’s, or the master, crew, owner or operator of such LNG Tanker’s reasonable control, or (iii) Force Majeure, Seller shall be deemed to have failed to make available the Expected Delivery Quantity of the relevant LNG Cargo and the provisions of Section 5.3 shall apply.

7.5
Notwithstanding the foregoing provisions of this Clause C.7, if Buyer, acting as a Reasonable and Prudent Operator, determines that the berthing of the LNG Tanker would affect the safe operations of the Buyer’s Facilities, then Buyer may refuse to allow the LNG Tanker to proceed to berth.

7.6
If Buyer’s Operator does not follow the normal industry practice of “first come, first served” with respect to LNG tankers, each of which arrives at the Unloading Port not on schedule, then Buyer, in the same manner as specified in Clauses C.10.1.1 and C.10.1.2, shall compensate Seller for Demurrage (LNG Tanker rate per day) for the period of such delay and any excess boil-off that results from Buyer’s Operator’s decision to allow any other LNG tanker not on schedule to berth prior to Seller’s LNG Tanker.

C.8.    Laytime

8.1
“Allowed Laytime” shall mean the allotted unloading time as set forth in the Confirmation Memorandum. Allowed Laytime shall be extended as reasonably required to overcome delays in the unloading of the LNG Cargo due to any of the following:

8.1.1
reasons attributable to Seller; the LNG Tanker; the master, crew, owner or operator of such LNG Tanker; or any provider of Marine Services or other services for which the LNG Tanker or Seller is responsible;

8.1.2	reasons attributable to a Governmental Authority (including Government Authority-mandated repairs to an LNG Tanker at the berth) except where the reason for the delay was within Buyer’s or Buyer’s Operator’s reasonable control;

8.1.3	Force Majeure;

8.1.4	nighttime transit or berthing restrictions notified by Buyer in advance of the Arrival Period that actually delay the LNG Tanker from proceeding to berth or berthing immediately following NOR;

8.1.5	vessel traffic within the approach channel of the Unloading Port;

8.1.6	Adverse Weather Conditions affecting Buyer’s Facilities or the Unloading Port;

8.1.7	occupancy of the berth by (a) another LNG Tanker of Seller; or (b) another LNG tanker where that occupancy is due to reasons attributable to Force Majeure or Adverse Weather Conditions; and

8.1.8
delays associated with limited tidal windows for the approach channels to an Unloading Port, but solely to the extent that such tidal windows actually delay the LNG Tanker from proceeding to berth immediately following NOR.

8.2	“Used Laytime” means the period of time, stated in hours, that begins and ends as follows:

8.2.1	Used Laytime begins when the NOR becomes effective pursuant to Clause C.7.

8.2.2	Used Laytime ends when all discharge and return lines have been disconnected, and the LNG Tanker’s master has received all necessary clearances to depart from the Unloading Port.

8.2.3
Reasonable actual transit time (taking into consideration current conditions in the approach channel of the Unloading Port and the size of the LNG Tanker) required to move the LNG Tanker from the PBS (upon receipt of Buyer’s authorization to proceed to berth) to “all fast” will not count as Used Laytime; but any time following the effectiveness of NOR during which the LNG Tanker (a) waits for Buyer or Buyer’s Operator to notify the LNG Tanker to proceed to berth; or (b) is delayed in transit from the PBS to the berth, will count as Used Laytime.

C.9.    Requirement to Leave Berth

9.1
Upon receiving notice to proceed to berth, an LNG Tanker shall proceed to berth and become “all fast”, commence unloading, complete unloading, and shall use reasonable efforts, acting as a Reasonable and Prudent Operator, to vacate the berth promptly following disconnecting of the LNG unloading arms and emptying of deck piping. Under limited circumstances, as detailed below, Buyer or Buyer’s Operator is entitled to direct an LNG Tanker to leave the berth after becoming “all fast”, prior to commencement of unloading or prior to completing unloading and necessary pre-departure activities. In so exercising its discretion, Buyer shall not require an LNG Tanker to vacate the berth if (i) allowing the LNG Tanker to remain at berth will not be detrimental to the operations at the Buyer’s Facilities (including the scheduled arrivals of other LNG tankers); or (ii) it is not safe for the LNG Tanker to leave the berth. Prior to directing an LNG Tanker to leave the berth, Buyer shall use reasonable efforts to allow the LNG Tanker to remain at the berth. Subject to the foregoing sentence, if in the opinion of Buyer’s Operator, the LNG Tanker presents an unacceptable health, safety, environmental, or operational risk, then Buyer is entitled to direct the LNG Tanker to vacate the berth and proceed to sea. Buyer also is entitled to direct the LNG Tanker to vacate the berth and proceed to sea under any of the following circumstances if the event described is caused by the action or inaction of Seller, Transporter, or the LNG Tanker:

9.1.1	an LNG Tanker is not ready for unloading or commencement of unloading and is not expected to unload or commence unloading within six (6) hours;

9.1.2	the unloading process is interrupted for more than six (6) hours; or

9.1.3	completion of unloading and necessary pre-departure activities of the LNG Tanker has not been achieved nor can reasonably be expected to be achieved within the Allowed Laytime.

9.2
If an LNG Tanker that has not been allowed to berth (or that has vacated the berth and proceeded to sea pursuant to Clause C.9.1) is ready for unloading, then Seller shall, if Seller desires the LNG Tanker to return to the berth, notify Buyer by tendering an NOR (which supersedes any previous NOR), in which case, Clauses C.7 and C.10 apply and a new Allowed Laytime shall commence.

C.10.    Unloading Delay

10.1
Except as otherwise provided in Section 5.2, the remedies provided in this Clause C.10 are Seller’s exclusive sole and exclusive remedies for any delay by Buyer or Buyer’s Operator in berthing and unloading an LNG Tanker. Seller shall invoice Buyer (in accordance with Section 8.3) for any boil-off or demurrage due pursuant to this Clause C.10, and Buyer shall pay such invoice in accordance with Section 8.5.3.

10.1.1
If Used Laytime exceeds Allowed Laytime (as the same may be extended pursuant to Clause C.8.1), then for the period of time that Used Laytime exceeds Allowed Laytime, Buyer shall pay to Seller, as liquidated damages, demurrage at a daily rate (pro-rata for any portion of a day) specified in the Confirmation Memorandum (“Demurrage”) until the earlier of (a) the end of Used Laytime, or (b) the time at which Buyer is deemed to have failed to take LNG pursuant to Clause C.7.2.

10.1.2
If (a) the LNG Tanker tenders its NOR prior to or during the Arrival Period and is delayed in berthing or commencement of unloading (including a delay pending notification by Buyer that it will not take an LNG Cargo for reasons that are not excused pursuant to an Agreement); or if unloading is interrupted, in each case for reasons that would not result in an extension of Allowed Laytime pursuant to Clause C.8.1; and (b) as a result, the commencement of unloading is delayed beyond the effective time of the NOR by an amount of time which, when added to the amount of time of any interruptions in unloading, exceeds twenty-four (24) hours, then Buyer shall pay to Seller an amount, on account of excess boil-off, equal to the following: (i) the Contract Price, per MMBtu, applicable to the relevant LNG Cargo, multiplied by (ii) the Boil-Off Rate applicable to the LNG Cargo, as specified in the Confirmation Memorandum, multiplied by (iii) the hours by which (A) the time between the effective time of the NOR and (I) the commencement of unloading of such LNG Tanker (increased by any period of time following the commencement of unloading during which unloading has stopped) or (II) if unloading does not commence and Buyer becomes liable to Seller pursuant to Section 5.2 with respect to such LNG Cargo then the time at which Buyer becomes so liable, exceeds (B) twenty-four (24) hours.

10.2
If the Gross Heating Value of LNG to be made available by Seller hereunder is higher than the specifications set forth in the Confirmation Memorandum by reason of boil-off occurring during a delay in unloading an LNG Tanker of more than forty eight (48) hours after the NOR is effective, and such delay is attributable to Buyer or Buyer’s Operator then such LNG will be deemed to have met the LNG Specifications pursuant to Section 6.1 and as set forth in the applicable Confirmation Memorandum regarding Gross Heating Value.

C.11.    Vessel Not Ready for Unloading; Excess Berth Occupancy by Seller

11.1
The remedies provided in this Clause C.11 are Buyer’s sole and exclusive remedies for Seller’s excess berth occupancy. Buyer shall invoice Seller as provided in Section 8.3 for any boil-off or demurrage due pursuant to this Clause C.11, and Seller shall pay such invoice in accordance with Section 8.5.3.

11.2
If, for reasons attributable to Seller or the LNG Tanker (i) an LNG Tanker delays in vacating the berth after unloading ends and return lines have been finally disconnected and the LNG Tanker is cleared by Buyer’s Operator for departure; and (ii) as a result of the unavailability of the berth, Buyer makes a payment to any Third Party for demurrage or for excess boil-off with respect to another LNG tanker, then Seller shall pay to Buyer, as liquidated damages, the demurrage and excess boil-off charges paid by Buyer with respect to the vessels of any other supplier whose arrival at the Buyer’s Facilities is delayed as a result of the excess berth occupancy, provided that Seller shall not be required to reimburse Buyer for any amounts based on a demurrage rate or excess boil-off rate or price in excess of the amounts specified in Clause C.10.1.1 and Clause C.10.1.2, as applicable.
C.12.    Tanker Operations at Berth
No LNG Tanker shall engage in or cause any repairs to be made while at berth, other than minor housekeeping repairs that do not materially affect the operation of such LNG Tanker, provided, however, that upon Seller’s written notice and explanation to Buyer, an LNG Tanker may make repairs that an applicable Governmental Authority requires for such LNG Tanker to leave berth.
C.13.    Measurement of Quantity of LNG Received from the LNG Tanker

13.1	Measurement and testing shall be conducted in accordance with Exhibit D.

13.2	Verification of accuracy of the measuring devices shall be conducted in accordance with the following provisions.

13.2.1
Accuracy of devices used will be tested and verified at the request of either Seller or Buyer, including the request by Seller or Buyer to verify accuracy of its own devices. Each of Seller and Buyer are entitled to inspect at any time the measurement devices installed by the other Party (or the Transporter) if the other Party is notified in advance. Either Party shall notify the other Party of tests of its measurement devices requested by other customers or suppliers, and may notify other customers or suppliers of the tests requested by the other Party. Testing shall be performed only when both Buyer and Seller are represented or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other recognized method mutually agreed to by Buyer and Seller. At the request of either Buyer or Seller, an Independent Surveyor mutually agreed upon by Buyer and Seller shall witness and verify any test. If, after notice, Buyer or Seller fails to have a representative present, then the results of the test shall nevertheless be considered accurate until the next test. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.

13.2.2
If at the time of verification a measuring instrument used for measuring the quality or quantity of LNG being unloaded at the Unloading Port is found to result in errors of one-half percent (0.5%) or less of the energy being measured, then the equipment’s previous measurements shall be considered accurate and such equipment shall be adjusted as necessary. If at the time of verification a measuring instrument is found to result in errors of more than one-half percent (0.5%) of the energy being measured, then the equipment’s previous measurements shall be brought to a zero (0) difference by comparison with calibration results for any period known definitively or agreed to have been affected by such error, and the calculations made during said period shall be corrected accordingly. If the period during which such error occurred is not definitively known or agreed upon, then corrections shall be made for the energy transferred during the last half of the period elapsed since the date of the last calibration.

13.2.3
Buyer shall bear all costs and expenses for testing and verifying Buyer’s measurement devices, and Seller shall bear all costs and expenses for testing and verifying Seller’s measurement devices (including, the LNG Tanker’s measurement devices); provided, however, that if Seller or Buyer requests a test and is not the owner of or responsible for the measurement device being tested, then the requesting Party shall bear the expense of tests (including the cost of the Independent Surveyor, if requested pursuant to Clause C.13.2.1) if the inaccuracy is found to result in errors of one-half percent (0.5%) or less of the energy being measured.

13.3	Within three (3) Days after completion of unloading of an LNG Cargo, Buyer shall send to Seller a report of the results of the measurements performed pursuant to Exhibit D.

13.4	Buyer and Seller shall each preserve for at least three hundred sixty-five (365) Days the test data, charts, and other similar records relating to the equipment referred to in Exhibit D.

13.5
Buyer and Seller shall mutually agree on the selection of the Independent Surveyor, and each shall equally bear the fees and charges of the Independent Surveyor, except in the circumstances described in Clause C.13.2.3.

C.14     Port and Marine Facilities Liability

14.1
Without prejudice to any liability that may arise or be imposed pursuant to the Marine Terminal Liability Regime or other agreement referenced in Clause C.14.3, Seller releases Buyer Group from liability to Seller incident to all Claims and Losses, brought by any Person, for: (i) injury to, illness, or death of any employee of Seller; or (ii) damage to or loss of any LNG Tanker, which injury, illness, death, damage, or loss arises out of, is incident to, or results from a Marine Incident occurring as a result of the performance or failure to perform this Agreement by Buyer, Buyer’s Operator, or any of their respective Affiliates, shareholders, officers, directors, employees, designees, representatives, and agents.

14.2
Without prejudice to any liability that may arise or be imposed pursuant to the Marine Terminal Liability Regime or other agreement referenced in Clause C.14.3, Buyer releases Seller Group from liability to Buyer incident to all Claims and Losses, brought by any Person for: (i) injury to, illness or death of any employee of Buyer; or (ii) damage to or loss of any Buyer’s Facilities, which injury, illness, death, damage, or loss arises out of, is incident to, or results from any Marine Incident occurring as a result of the performance or failure to perform this Agreement by

Seller, any Transporter or any of their respective Affiliates, shareholders, officers, directors, employees, designees, representatives, and agents.

14.3
Seller shall cause the master of each LNG Tanker transporting an LNG Cargo pursuant to an Agreement to execute, or otherwise agree to be bound by, the terms of the Marine Terminal Liability Regime (or similar document establishing the liability relationship between the LNG Tanker and the port facilities) if:

14.3.1
(a) the Marine Terminal Liability Regime (i) is consistent with the Law (and with marine terminal liability regimes and conditions of use typically used elsewhere in the LNG industry), and (ii) treats Transporter in a nondiscriminatory manner in comparison to other owners and charterers of LNG vessels that use or transit such Unloading Port; and (b) Transporter is readily able to obtain, on commercially reasonable terms, full P&I indemnity cover from a P&I Club that is a member with full entry in the International Group of P&I Clubs, and such P&I indemnity will cover all Claims and Losses pursuant to such Marine Terminal Liability Regime in relation to delivery of LNG Cargoes at the Unloading Port. Buyer warrants that the Marine Terminal Liability Regime for any Unloading Port at which Buyer requests Seller to make available an LNG Cargo will, at the time Seller makes available the LNG Cargo, meet the requirements specified in this Clause C.14.3.1 and will not prevent Seller or Transporter from obtaining P&I full indemnity cover as described in this Clause C.14.3.1; or

14.3.2
Buyer has provided Seller a copy of the Marine Terminal Liability Regime, as indicated in the Confirmation Memorandum, and no material changes have been made to the Marine Terminal Liability Regime since its delivery to Seller.

14.4
If the Marine Terminal Liability Regime at an Unloading Port to which Seller is required to make available an LNG Cargo is inconsistent with the provisions of this Agreement (including the requirements specified in Clause C.14.3), then (i) the master of the relevant LNG Tanker will not be required to execute, or otherwise be bound by, the terms of the Marine Terminal Liability Regime; and (ii) Seller will be deemed to have “made available” the LNG Cargo at the Unloading Port for all purposes, including with respect to the fulfillment of Seller’s delivery obligations pursuant to Section 5.3 and with respect to Buyer’s purchase obligations pursuant to Section 5.2.

EXHIBIT D
MEASUREMENT AND TESTING PROCEDURES

D.1 -	MEASUREMENT OF QUANTITY OF LNG DELIVERED

1.1
The volume of LNG delivered from the Seller’s Facilities (in respect of an FOB Sale) or received at the Buyer’s Facilities (in respect of an Ex-Ship Sale) shall be measured in metric units by gauging the liquid in the tanks of each LNG Tanker. Seller (in the case of an Ex-Ship Sale) or Buyer (in the case of an FOB Sale) shall cause the list and trim of the LNG Tanker to be measured at the same time as the liquid level, pressure, and temperature readings of the tanks of the LNG Tanker are secured. Seller (in the case of an Ex-Ship Sale) or Buyer (in the case of an FOB Sale) shall cause the first gauging to be made after the master of the LNG Tanker has given notice of Ready to Load or Ready to Discharge (as the case may be), cessation of Natural Gas burning, and confirmation of stoppage of all spray pumps and compressors and shut-off of Natural Gas master valve to the LNG Tanker’s boilers or any other Natural Gas consuming unit on the LNG Tanker until after the second gauging (unless necessary for compliance with environmental regulations which require the consumption of Natural Gas during the LNG Tanker loading or unloading operations and/or upon mutual agreement of the Parties, in which case, Natural Gas consumed during loading or unloading shall be taken into account in the calculations pursuant to Clause D.5 of this Exhibit D.), Seller (in the case of an Ex-Ship Sale) or Buyer (in the case of an FOB Sale) shall cause the second gauging operation to be made immediately after the completion of loading or unloading (and confirmation of shut-off of the vapor manifold emergency shutdown valve and Natural Gas master valve to the LNG Tanker’s boilers, or dual fuel machinery, or other Natural Gas consumer on the LNG Tanker). Measurements prior to commencement of loading or unloading and after completion of loading or unloading will be carried out based on the LNG Tanker’s condition upon arrival at the berth (depending on whether the LNG Tanker arrives with deck piping full or deck piping empty). As significant volumes of LNG may remain in the LNG Tanker’s manifold and crossover, Seller (in the case of an Ex-Ship Sale) or Buyer (in the case of an FOB Sale) shall cause gauging to be performed with these lines in the same condition prior to commencement of loading or unloading and again after completion of loading or unloading. If the LNG Tanker’s manifold and crossover lines are empty (warm) when the measurement is taken before commencement of loading or unloading, then they will be emptied prior to the measurement following the completion of loading or unloading. If the crossover lines are liquid-filled (cold) when the measurement is taken before commencement of loading or unloading, then they must remain full (cold) until the measurement is taken following the completion of loading or unloading. Representatives of Buyer and Seller are entitled to be present at the gaugings. If emergency shut-down testing commences when the transfer piping is in a warm condition, such testing shall take place prior to shut-off of the Natural Gas master valve. If emergency shut-down testing commences while the transfer piping is in a cold condition, such testing shall take place after the LNG transfer pumps are started.

1.2
Seller (in the case of an Ex-Ship Sale) or Buyer (in the case of an FOB Sale) shall cause the amount of vapor returned from an LNG Tanker during loading or sent to an LNG Tanker during unloading to be determined by calculating the difference in the liquid volume in the tanks of the LNG Tanker at the initial gauging compared to the final gauging and correcting it for the average temperature and absolute pressure of the vapor in the tanks of the LNG Tanker on final gauging. The results shall then be applied to the vapor displacement calculation illustrated below in Clause D.5.3.

1.3
Seller (in the case of an Ex-Ship Sale) or Buyer (in the case of an FOB Sale) shall furnish to the other Party evidence of calibration of the LNG tanks of each LNG Tanker for volume against level by a qualified Independent Surveyor, calibration authority, or contractor.

1.4
Seller (in the case of an Ex-Ship Sale) or Buyer (in the case of an FOB Sale) shall ensure tank gauge tables for each LNG tank of each LNG Tanker are available onboard such LNG Tanker. Such tank gauge tables shall include sounding tables, correction tables for list and trim, volume corrections to tank service temperature, density correction, and other necessary corrections, and shall indicate volumes in Cubic Meters (expressed to the nearest thousandth), with tank depths expressed in meters (to the nearest hundredth).

1.5
Seller (in the case of an Ex-Ship Sale) or Buyer (in the case of an FOB Sale) is entitled to audit the other Party’s records and tables that are relevant to the determination of the measurements and calculations referred to in this Clause D.1, upon notice and at reasonable times.

1.6
If the LNG tanks of any LNG Tanker suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), then Seller (in the case of Ex-Ship Sales) or Buyer (in the case of FOB Sales) shall cause the recalibration of the damaged tanks, and the LNG Tanker shall not transport any LNG Cargo until appropriate corrections are made. If mutually agreed between Seller’s and Buyer’s representatives, then recalibration of damaged tanks can be deferred until the next time when the damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables shall be made from the time the distortion occurred. If the initial time of distortion cannot be determined, then Buyer and Seller shall mutually agree on the time period for retrospective adjustments.

D.2 -     SELECTION OF GAUGING DEVICES

2.1
All Persons responsible for issuing and certifying the device calibrations and gauge tables for an LNG Tanker shall be certified by the applicable Governmental Authority and classification society rules. The devices provided for in this Exhibit D shall be approved by Seller (in the case of an FOB Sale) or Buyer (in the case of an Ex-Ship Sale), acting as a Reasonable and Prudent Operator, before such devices may be used. Buyer and Seller shall mutually agree on the required degree of accuracy of such devices (which, in any case, shall be within the permissible tolerances defined herein and in the applicable standards referenced herein). Before a device is used, the provider of the device shall carry out tests to verify that the device meets the required degree of accuracy.

2.2
Each LNG tank of each LNG Tanker shall be equipped with a main and an auxiliary liquid level-gauging device. The measurement accuracy of the main liquid level gauging devices shall be plus or minus seven decimal five (+/- 7.5) millimeters and of the auxiliary liquid level gauging devices shall be plus or minus ten (+/- 10) millimeters or better. The level from the main and auxiliary gauging devices in each LNG tank shall be logged or printed.

2.3
Each LNG Tanker shall be equipped with a list-gauging device and a trim-gauging device. List and trim measurements shall be made using devices with accuracy of plus zero decimal five percent (+ 0.5%) of full span, and no worse than zero decimal zero five (0.05) degrees for list and zero decimal zero one (0.01) meters for trim.

2.4
Each LNG tank of each LNG Tanker shall be equipped with a minimum of five pairs of temperature-gauging devices located on or near the vertical axis of such LNG tank. The temperature-gauging devices shall be installed at various locations from the top to the bottom of each LNG tank. The temperatures in each LNG tank shall be logged or printed. In the temperature range of negative one hundred and sixty five degrees Centigrade (- 165° C) to negative one hundred and forty five degrees Centigrade (- 145° C), the accuracy shall be plus zero decimal two degrees Centigrade (+ 0.2° C). In the temperature range of negative one hundred and forty five degrees Centigrade (- 145° C) to forty degrees Centigrade (+ 40° C), the accuracy must be plus one decimal five degrees Centigrade (+ 1.5° C).

2.5
Each LNG tank of each LNG Tanker shall have one absolute pressure-gauging device. The measurement accuracy of the pressure-gauging device shall be plus or minus one percent (+/- 1%) of full-scale and in no case greater than plus ten (+ 10) millibar. The pressure in each LNG tank shall be logged or printed.

2.6
Gauging devices shall be verified for accuracy, and any inaccuracy of a device exceeding the permissible tolerance shall require correction of recordings and computations in accordance with this Exhibit D. Seller (in the case of an Ex-Ship Sale) or Buyer (in the case of an FOB Sale) shall verify the accuracy of gauging devices by providing sufficient documentation thereof to the other Party in each of the following circumstances: (a) if Seller (in the case of an FOB Sale) or Buyer (in the case of an Ex-Ship Sale), acting as a Reasonable and Prudent Operator, requests the verification due to changes in the accuracy of custody transfer measurements related to the specific LNG Tanker in question; (b) during each LNG Tanker dry docking; or (c) at least once every five years.

D.3 -     MEASUREMENT PROCEDURES

3.1
Liquid levels in each tank shall be determined pursuant to the then current ISO 13398 Section 6.2. Measurement of the liquid level in each LNG tank of each LNG Tanker shall be made to the nearest millimeter by using the main liquid level-gauging device referred to in Clause D.2. Should the main device fail, the auxiliary device shall be used. At least five (5) readings shall be made in close succession within a span of seconds. The arithmetic average of the readings shall be deemed the liquid level. The arithmetic average shall be calculated to the nearest zero decimal one (0.1) millimeter and be rounded to the nearest millimeter. The main device and the auxiliary device readings shall be read and recorded consecutively and without interruption.

3.2
At the same time as the liquid level is measured, the temperature of the liquid and of the vapor in the LNG Tanker shall be determined by using the temperature-gauging devices referred to in Clause D.2. To determine the temperature of liquid and vapor in the LNG Tanker, one (1) reading shall be taken at each temperature-gauging device in each LNG tank. An arithmetic average to nearest two (2) decimal places of such readings in each tank with respect to vapor, for those readings taken of vapor, and liquid, for those readings taken of liquid, shall be deemed the final temperature of vapor and liquid, respectively, for such tank. The arithmetic average of all tanks with respect to vapor and liquid temperatures rounded to the nearest zero decimal one degree Centigrade (0.1° C). shall be the final vapor temperature and liquid temperature in the LNG Tanker.

3.3
At the same time as the liquid level is measured, the absolute pressure in each LNG tank shall be measured to the nearest one millibar by using the pressure-gauging device referred to in Clause D.2. The determination of the absolute pressure in each LNG tank of each LNG Tanker shall be made by taking one reading of the pressure-gauging device in each LNG tank and then taking an arithmetic average of all such readings. The arithmetic average shall be calculated to the nearest zero decimal one (0.1) millibar and rounded to the nearest one millibar.

3.4
As the liquid level is measured, the list and trim of the LNG Tanker shall be measured by taking one reading from the list and trim devices. The list and trim shall be measured to the nearest zero decimal one (0.1) degree for list and the nearest zero decimal zero two (0.02) meter for trim (or, in each case, more precisely if the applicable LNG Tanker is so equipped and capable).

3.5
If the measurements referred to in this Clause D.3 become impossible to perform due to a failure of gauging devices, then alternative gauging procedures shall be determined by mutual agreement between Buyer and Seller in consultation with the Independent Surveyor.

3.6	The volume of LNG transferred, stated in Cubic Meters to the nearest zero decimal zero zero one (0.001) Cubic Meter, shall be determined by (a) using the tank gauge tables referred to in Clause D.1.4; (b) applying the volume corrections specified in Clause D.1.4; and (c) (i) in the case of an Ex-Ship Sale, deducting the total volume of LNG in all tanks immediately after completion of unloading (or emptying of deck piping where required pursuant to Clause D.1.1) from the total volume in all tanks immediately before commencement of unloading, and (ii) in the case of an FOB Sale, deducting the total volume of LNG in all tanks immediately before commencement of loading (or emptying of deck piping where required pursuant to Clause D.1.1) from the total volume in all tanks immediately after completion of loading. The volume of LNG loaded or unloaded shall then be rounded to the nearest zero decimal one (0.1) Cubic Meter.

3.7
Natural Gas consumed by the LNG Tanker during loading or unloading shall be taken into account in accordance with the formula in Clause D.5.3 of this Exhibit D for the Btu calculation of the quantity of LNG loaded or unloaded.

D.4 -	DETERMINATION OF COMPOSITION OF LNG LOADED OR UNLOADED

4.1
LNG sampling during transferring shall be performed in accordance with the protocol employed by the Loading Port or Unloading Port, as applicable, which shall be in accordance with relevant International Standards, and may be either continuous or discontinuous.

4.2	If any Dispute as to the accuracy of any analysis is raised, any LNG samples collected shall be retained until Buyer and Seller mutually agree to retain it no longer.

4.3
Tests for trace contaminants shall be performed in accordance with the procedures utilized at the Loading Port or Unloading Port, as applicable, which shall be in accordance with relevant International Standards.

D.5 -	DETERMINATION OF QUANTITY OF LNG LOADED OR UNLOADED

5.1	The density of LNG shall be calculated using the revised Klosek and McKinley method and using the formulas:
where:

D =	the density to four (4) significant figures of the LNG unloaded, stated in kilograms per Cubic Meter at temperature TL;

Xi =	the mol fraction, to the nearest fourth (4th) decimal place, of component i from the composition obtained pursuant to Clause D.4;

Mi =	the molecular weight of component i as specified in the then current GPA Publication 2145 (Physical Constants);

Vi =
the molar volume, to the nearest sixth (6th) decimal place, of component i, stated in Cubic Meters per kilo mol at temperature TL and obtained by linear interpolation of the data specified in the then current National Bureau of Standards Interagency Report 77-867;

Xm =	the mol fraction, to the nearest fourth (4th) decimal place, of methane from the composition obtained pursuant to Clause D.4;

Xn =	the mol fraction, to the nearest fourth (4th) decimal place, of nitrogen from the composition obtained pursuant to Clause D.4;

K1 =	the volume correction factor derived from the values specified in the then current National Bureau of Standards Interagency Report 77-867; and

K2 =	the volume correction factor derived from the values specified in the then current National Bureau of Standards Interagency Report 77-867.

5.2	The Heating Value (mass basis) of LNG, stated in Btu per lbm, shall be calculated by use of the formula:
where:

P =	Heating Value of LNG, stated in Btu per lbm;

Hi =	Heating Value of component i, stated in Btu per lbm as specified in the then current GPA Publication 2145 (Physical Constants);

Xi =	the mol fraction, to the nearest fourth (4th) decimal place, of component i from the composition obtained pursuant to Clause D.4; and

Mi =	the molecular weight of component i as specified in the then current GPA Publication 2145 (Physical Constants).
The Heating Value (volume basis) shall be calculated by use of the formula:

where:

Hv =	the Heating Value, stated in Btu per cubic foot;

Xi =	the mol fraction, to the nearest fourth (4th) decimal place, of component i from the composition obtained pursuant to Clause D.4; and

Hvi =	the Heating Value of component i, stated in Btu per cubic foot, as specified in the then current GPA Publication 2145 (Physical Constants).

5.3	The quantity of energy loaded or unloaded shall be computed using the following formula and applying the method of rounding specified in Clause D.5.4:
where:

Q =	the quantity of LNG loaded or unloaded (as the case may be), stated in Btu;

V =	the volume of the LNG loaded or unloaded (as the case may be), stated in Cubic Meters, obtained pursuant to Clause D.3;

D =	the density of the LNG, stated in kilograms per Cubic Meter, as calculated pursuant to this Clause D.5;

P =	the Heating Value of the LNG, stated in Btu per lbm, as calculated pursuant to this Clause D.5; and

QR =	the Quantity of the vapor, stated in Btu, which displaced the volume of the LNG loaded or unloaded. QR shall be computed by use of the following formula:
where:

TV =
the average temperature of the vapor in the tanks of the LNG Tanker after completion of loading or unloading (as the case may be), stated in degrees Centigrade to the nearest zero decimal one (0.1) degree C;

Pa =	the absolute pressure of the vapor in the tanks of the LNG Tanker after completion of loading or unloading (as the case may be), stated in kPa; and
HVvapor =the Heating Value of the vapor (assumed to be methane), stated in Btu per cubic foot at Standard Conditions (sixty degrees Fahrenheit (60º F), one four decimal six nine six (14.696) psia and equivalent to one five decimal six zero degrees Centigrade (15.60º C) and one zero one decimal three two five (101.325) kPa pursuant to the then current GPA 2145-03. HV vapor shall be one thousand ten (1010) Btu per cubic foot.

QBOG	= the quantity of boil-off gas in Btu consumed by the LNG Tanker during loading or unloading, calculated as follows:
QBOG = (V2 x HVf) x 2.2046
where:

V2	= the quantity of Natural Gas consumed by the LNG Tanker during loading or unloading (as calculated pursuant to the below formula), stated in kg and rounded to the nearest kg; and

HVf
=    the heating value of the Natural Gas consumed (assumed 100% methane) stated in Btu per pound mass at Standard Conditions (sixty degrees Fahrenheit (60º F), one four decimal six nine six (14.696) psia and equivalent to one five decimal six zero degrees Centigrade (15.60º C) and one zero one decimal three two five (101.325) kPa pursuant to the then current GPA 2145-03 where heating value of methane (fuel as ideal gas) shall be twenty three thousand eight hundred ninety two (23892) Btu per pound mass.

Quantity of Natural Gas Consumed by LNG Tanker (V2):
The quantity of Natural Gas consumed by the LNG Tanker during loading or unloading shall be computed by taking the initial and the final reading of Natural Gas Consumption Meter on board the LNG Tanker (i.e. final reading of Natural Gas Consumption Meter after completion of loading or unloading minus initial reading of Natural Gas Consumption Meter before the start of loading or unloading) and is calculated by using the following formula:
V2    =    Vf – Vi
where:

V2	= the quantity of Natural Gas consumed by the LNG Tanker during loading or unloading, stated in kg;

Vf	= the reading of Natural Gas Consumption Meter on board the LNG Tanker after the completion of loading or unloading, stated in kg; and

Vi	= the reading of Natural Gas Consumption Meter on board the LNG Tanker before the start of loading or unloading, stated in kg.

5.4	Rounding
If the first of the figures to be discarded is five or more, then the last of the figures to be retained shall be increased by one. If the first of the figures to be discarded is four or less, then the last of the figures to be retained shall be unaltered. For the purpose of rounding to a zero, the last of the figures to be retained shall have the same value as a ten (10).

5.5	The following conversions shall be used:
2.2046 lbm = 1 kg; 35.31467 cubic feet = 1 Cubic Meter.
D.6 -     FAILURE OF METERS
If a meter is out of service or registering inaccurately, then the volume of LNG loaded or unloaded at the Delivery Point shall be estimated

6.1	by using the registration of any check meter or meters if installed and accurately registering, or in the absence thereof;

6.2	by correcting the error, if such error is ascertainable by calibration, test, or mathematical calculation; or

6.3	if the methods specified in Sections 6.1 or 6.2 are not available, then by estimating the quantity of LNG loaded or unloaded by another agreed method.

EXHIBIT E
FORM OF EXCESS LNG SPA
[See attached.]

Exhibit E to Equity Capital Contribution Agreement

Final version

EXCESS LNG SALE AND PURCHASE AGREEMENT
by and between DRIFTWOOD LNG LLC
(Seller)
and
TELLURIAN TRADING UK LTD.
(Buyer)
dated as of [___________] [●], 2019

    i

    ii

    iii

    iv

EXCESS LNG SALE AND PURCHASE AGREEMENT
THIS EXCESS LNG SALE AND PURCHASE AGREEMENT (“Agreement”) is made and entered into as of [____] 2019 (the “Effective Date”), by and between Driftwood LNG LLC, a Delaware limited liability company whose principal place of business is located at 1201 Louisiana St., Suite 3100, Houston, TX 77002, United States of America (“Seller”), and Tellurian Trading UK Ltd., a corporation incorporated under the laws of England and Wales whose principal place of business is located at 7 Clarges Street, London W1J 8AE (UK) (“Buyer”). Buyer and Seller are each referred to herein as a “Party” and collectively as the “Parties”.
Recitals

(1)	Seller is developing a liquefied natural gas (“LNG”) liquefaction terminal on the Calcasieu River, south of Lake Charles, Louisiana;

(2)
On or about the Effective Date, Buyer or Buyer’s Affiliate has entered into an equity capital contribution agreement with Seller’s Affiliate, Driftwood Holdings LP, a Delaware limited partnership (the “Partnership”);

(3)	Buyer desires to be engaged in the purchase of LNG at Seller’s liquefaction terminal and transportation of such LNG to one or more Discharge Terminals; and

(4)	Seller and Buyer desire to execute this definitive agreement setting out the Parties’ respective rights and obligations in relation to the sale and purchase of excess LNG quantities.
It is agreed:

1.	Definitions and Interpretation

1.1	Definitions
The words and expressions below shall, unless the context otherwise requires, have the meanings respectively assigned to them:

AAA:	as defined in Section 20.1.2;
Acceptable Credit Rating:
two (2) Credit Ratings that are each equal to or better than the following: (i) Baa3 by Moody’s Investors Service, Inc., (ii) BBB- by Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, (iii) BBB- by Fitch Ratings, Inc., or (iv) any comparable Credit Ratings by any other nationally recognized statistical rating organizations registered with the U.S. Securities and Exchange Commission, including any successors to Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, or Fitch Ratings, Inc.;

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Acceptable Guarantor:	an Affiliate of Assignee Buyer that has an Acceptable Credit Rating;
ACQ:	as defined in Section 5.1.1;
Actual Laytime:	as defined in Section 7.12.2;
Adjusted Annual Contract Quantity or AACQ:	as defined in Section 5.2;
Adverse Weather Conditions:
weather or sea conditions actually experienced or reasonably forecasted at or near the Driftwood LNG Terminal that are sufficiently severe: (i) to prevent an LNG Tanker from proceeding to berth, or loading or departing from berth, in accordance with one or more of the following: (a) regulations published by a Governmental Authority; (b) an Approval; or (c) an order of a Pilot; (ii) to cause an actual determination by the master of an LNG Tanker that it is unsafe for such LNG Tanker to berth, load, or depart from berth; or (iii) to prevent or severely limit the production of LNG at the Driftwood LNG Terminal;

Affiliate:
with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; for purposes of this Agreement, (i) Seller, the Partnership and all Seller Affiliates that are wholly-owned by the Partnership shall be deemed not to be Affiliates of Buyer, (ii) Buyer, its ultimate parent company, and all Buyer Affiliates that are wholly-owned by the same ultimate parent company shall be deemed not to be Affiliates of Seller, (iii) references to Affiliates of the Partnership shall only include Affiliates that are subsidiaries of the Partnership, and (iv) Tellurian Inc. and its wholly-owned Affiliates shall be deemed not to be Affiliates of the Partnership or its wholly-owned Affiliates, and vice versa;

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Agreement:	this agreement, including the Exhibits hereto, as the same may be amended, modified or replaced from time to time;
Allotted Laytime:	as defined in Section 7.12.1;
Allowed Laytime:	as defined in Section 7.13.2(a);
Annual Delivery Program or ADP:	as defined in Section 8.2.3;
Anti-Corruption Law:
any of the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and any other corruption or similar statute, regulation, order or convention binding on the applicable Person, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto;

Applicable Laws:
in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case, now existing or which may be enacted or issued after the Effective Date;

Approvals:
any and all permits (including work permits), franchises, authorizations, approvals, grants, licenses, visas, waivers, exemptions, consents, permissions, registrations, decrees, privileges, variances, validations, confirmations or orders granted by or filed with any Governmental Authority, including the Export Authorizations;

Assignee Buyer:	as defined in Section 15.3.2;

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Bankruptcy Event:
with respect to any Person: (i) such Person’s suspension of payment of, or request to any court for a moratorium on payment of, all or a substantial part of such Person’s debts, (ii) such Person’s making of a general assignment, compromise or any composition with or for the benefit of its creditors except to the extent otherwise permitted by Section 21, (iii) any petition or filing under the bankruptcy or other insolvency laws of any jurisdiction, or consent by answer by such Person to the filing against it, seeking relief or reorganization or arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise) or any other similar petition or filing in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iv) any order or filing under the laws of any jurisdiction seeking the winding up, bankruptcy, liquidation, dissolution, custodianship or administration of such Person or any substantial part of such Person’s property, (v) any order under the bankruptcy or insolvency laws of any jurisdiction: (a) constituting an order for relief with respect to such Person; (b) approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law with respect to such Person; or (c) approving any petition filed in bankruptcy or insolvency law against such Person, or (vi) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such Person or any substantial part of such Person’s property;

Btu:	the amount of heat equal to one thousand fifty-five decimal zero five six (1,055.056) Joules;
Business Day:
any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in London, England and the United States of America;

Buyer:	as defined in the Preamble;
Buyer Taxes:	as defined in Section 11.3;
Cargo DoP Payment:	as defined in Section 5.6.2;
Cargo DoP Quantity:	as defined in Section 5.6.2;
Cargo Shortfall Payment:	as defined in Section 5.7.3;
Cargo Shortfall Quantity:	as defined in Section 5.7.2;

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Claim:
all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, local, statutory or common law or any other Applicable Law;

Class A Additional Issuance Notice:
any notice pursuant to the Partnership Agreement requesting funding in respect of the construction of the Phase 1 Project or related Partnership expenses or for general Partnership matters other than the construction of the Phase 2 Project or Phase 3 Project and related Partnership expenses;

Class A Units:	interests in the Partnership denoted as “Class A Units” under the Partnership Agreement;
Composite ADP:	as defined in Section 8.2.4;
Composite Ninety Day Schedule:	as defined in Section 8.4.2;
Confidential Information:	as defined in Section 18.1;
Connecting Pipeline:	HGAP, the Driftwood Pipeline and any pipeline as may be directly interconnected to the Driftwood LNG Terminal;
Contract Year:	as defined in Section 4.4;
Credit Rating:	a credit rating in respect of the senior, unsecured, long-term debt (not supported by third-party credit enhancement) of a Person;
CY:	as defined in Section 5.1.1;
Date of Full Operations:	as defined in Section 4.3.1;
Date of Substantial Completion:	as defined in Section 4.2.1;
Day:	a period of twenty-four (24) consecutive hours starting at 00:00 hours local time in Calcasieu Parish, Louisiana;
De-Bottlenecking:
“de-bottlenecking” enhancements or modifications in respect of a Phase Project (including a Plant) with the intention of enhancing the overall production capacity of the Driftwood LNG Terminal relative to the Tested Capacity of the Driftwood LNG Terminal prior to the implementation of such enhancements or modifications; provided, however, that De-Bottlenecking shall not include (a) any construction within the scope of an EPC Contract, or (b) any ordinary course maintenance or general upkeep designed to maintain or re-establish the previously-established Tested Capacity of the Driftwood LNG Terminal;

De-Bottlenecking Contributions:	as defined in the Partnership Agreement;

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De-Bottlenecking Total Quantity:
the total quantity of LNG (in MMBtu) available for scheduling by LNG buyers in connection with a De-Bottlenecking project, which shall be calculated as (a) prior to determining the Tested Capacity of the Driftwood LNG Terminal following the completion of such De-Bottlenecking project, Seller’s good faith estimate of such quantity, and (b) at all times following such Tested Capacity determination, the difference between such Tested Capacity determination and the Tested Capacity of the Driftwood LNG Terminal prior to the completion of such De-Bottlenecking project;

Delivery Point:	as defined in Section 6.1;
Delivery Window:
a twenty-four (24) hour period starting at 6:00 a.m. Central Time on a specified Day and ending twenty-four (24) consecutive hours thereafter that is allocated to Buyer under the ADP or Ninety Day Schedule, as applicable;

Demurrage Event:	as defined in Section 7.12.3;
Demurrage Rate:	as defined in Section 7.12.3;
Direct Agreement:	as defined in Section 21.4.2;
Discharge Terminal:
with respect to each cargo of LNG taken or scheduled to be taken by Buyer pursuant to this Agreement, the facilities intended by Buyer to be utilized for the unloading, reception, discharge, storage, treatment (if necessary), and regasification of the LNG and the processing and send-out of Gas or regasified LNG, and other relevant infrastructure, including marine facilities (such as breakwaters and tugs) for the safe passage to berth of LNG Tankers, terminal facilities for the berthing and discharging of LNG Tankers, LNG storage tanks and the regasification plant;

Dispute:
any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement, including (a) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (b) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing;

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Driftwood LNG Terminal:
the facilities that Seller intends to construct, own and operate (or have operated on its behalf) in Calcasieu Parish, Louisiana, on the Calcasieu River, including the Gas pretreatment and processing facilities, liquefaction facility, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, inclusive of all Plants;

Driftwood Marine Operations Manual:	as defined in Section 7.8;
Driftwood Pipeline:
that certain Gas pipeline that Driftwood LNG Pipeline LLC intends to construct, own and operate (or have operated on its behalf), and which will interconnect the Driftwood LNG Terminal with other Gas pipelines in Louisiana;

Driftwood Project:	the Phase 1 Project, Phase 2 Project and Phase 3 Project, collectively;
Effective Date:	as defined in the Preamble;
Electronic Transmission:
any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process;

EPC Contract:	each of the Phase 1 EPC Contract, Phase 2 EPC Contract, Phase 3 EPC Contract and Phase 4 EPC Contract;
ETA:	with respect to an LNG Tanker, the estimated time of arrival of such LNG Tanker at the PBS;
Excess Boil-Off Event:	as defined in Section 7.12.4;
Excluded Terms:	as defined in Section 9.3;
Expert:	a Person agreed upon or appointed in accordance with Section 20.2.1;
Export Authorizations:	as defined in Section 2.1;
Export Control and Sanctions Laws:
export control and sanctions laws and regulations of the United States of America, including the Export Administration Regulations, 15 C.F.R. Parts 730 et seq., and economic sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq.;

Estimated Monthly LNG Margin:	as defined in Section 9.1;
Facilities Charge:	as defined in Section 9.1;
Final Contract Year:	as defined in Section 4.4(b);

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Final Coverage Amount:	as defined in Section 9.2;
Final Debt Service Costs:	as defined in Section 9.2;
Final Invoice:	as defined in Section 10.1.8(b);
Final Net Gas Costs:	as defined in Section 9.2;
Final Transfer Price:	as defined in Section 9.2;
First Contract Year:	as defined in Section 4.4(a);
Force Majeure:	as defined in Section 14.1;
FTA Export Authorization:
an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Seller or any other Person acting as agent on behalf of Seller the authorization to export LNG delivered pursuant to this Agreement by vessel from the Driftwood LNG Terminal to countries that have entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Full Operations:	as defined in Section 4.3.2;
Gas:	any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state;
General Partner:	Driftwood GP Holdings LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, or any successor thereto;
General Partner LLC Agreement:	that certain Second Amended and Restated Limited Liability Company Agreement of the General Partner dated on or about the Effective Date, as the same may be amended or restated from time to time;

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Governmental Authority:
any national, regional, state, or local government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), having jurisdiction over a Party (or any Affiliate or direct or indirect owner thereof), a Connecting Pipeline, Gas in a Connecting Pipeline or the Driftwood LNG Terminal, the Driftwood LNG Terminal, LNG in the Driftwood LNG Terminal, an LNG Tanker, LNG or Gas in an LNG Tanker, a Transporter, the last disembarkation port of an LNG Tanker, a Discharge Terminal, or any Gas pipeline which interconnects with a Connecting Pipeline and which transports Gas to or from a Connecting Pipeline, as the case may be, and acting within its legal authority;

Gross Heating Value:
the quantity of heat expressed in Btu produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of sixty (60) degrees Fahrenheit and at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion;

Guarantor:	any Acceptable Guarantor executing a Guaranty for delivery to Seller hereunder to the extent required hereunder;
Guaranty:	an irrevocable payment guaranty, in a form reasonably acceptable to Seller, which is executed by a Guarantor in favor of Seller;
HGAP:	that certain Gas pipeline that Haynesville Global Access Pipeline LLC intends to construct, own and operate (or have operated on its behalf);
HH:	as defined in Section 9.1;
ICC:	as defined in Section 20.2.1;
Indemnified Party:	as defined in Section 15.4(a);
Indemnifying Party:	as defined in Section 15.4(a);

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International LNG Terminal Standards:
to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG liquefaction terminals, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over the Driftwood LNG Terminal, Seller, or Seller’s operator; (ii) the Society of International Gas Tanker and Terminal Operators (to the extent applicable); (iii) the Oil Companies International Marine Forum (OCIMF) (to the extent applicable) and (iv) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG liquefaction terminals, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International LNG Vessel Standards:
the standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) a Governmental Authority having jurisdiction over the LNG vessel in the Loading Port; (ii) the International Maritime Organization (IMO); (iii) the classification society of the LNG vessel, provided such classification society is a member of the International Association of Classification Societies Ltd. (IACS); (iv) the Oil Companies International Marine Forum (OCIMF); (v) the Society of International Gas Tanker and Terminal Operators (SIGTTO); and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels similar to those applicable to this Agreement, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International Standards:	(i) with respect to Buyer, the International LNG Vessel Standards; (ii) with respect to Seller, the International LNG Terminal Standards;
In-Transit Final Notice:	as defined in Section 7.9.3(d);

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In-Transit First Notice:	as defined in Section 7.9.2;
In-Transit Fourth Notice:	as defined in Section 7.9.3(c);
In-Transit Second Notice:	as defined in Section 7.9.3(a);
In-Transit Third Notice:	as defined in Section 7.9.3(b);
Lender:
any Person, other than a shareholder of either Party, duly authorized in its principal place of business to lend monies, to finance or to provide financial support in any form in respect of the Driftwood LNG Terminal or any other facilities under development by Seller or its Affiliates, including any commercial bank, export credit agency, funding agency, bondholder, institutional investor, insurance company, underwriter, or similar institution in relation to the provision of finance or financial support;

Lenders’ Agent:	as defined in Section 21.4.1;
LIBOR:
the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three (3) month deposits in USD as published at or about 11:00 a.m. London time on any London Banking Day;

Limited Partner:
each Person identified as a “Limited Partner” on Schedule 1 of the Partnership Agreement and any other Person admitted to the Partnership as a Limited Partner in accordance with the terms of the Partnership Agreement, in each case, to the extent such Person holds units in the Partnership;

LNG:	Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure;
LNG Marketing Agreement:	that certain LNG marketing agreement, dated on or before the Effective Date, entered into by the Parties;
LNG Tanker(s):
an ocean-going vessel suitable for transporting LNG which complies with the requirements of this Agreement and which Buyer uses or causes to be used, or intends to use or to be used, in connection with this Agreement;

Loading Port:	the port where the Driftwood LNG Terminal is located, or the port at an alternate supply source pursuant to Section 3.1.2;
London Banking Day:	any Day (other than Saturdays, Sundays and national holidays in London, England) on which banks are normally open to conduct business in London, England;

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Loss:
any and all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from Claims by Third Parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and expenses;

Made Available Quantity:	as defined in Section 9.2;
Measurement Dispute:	as defined in Section 20.2.1;
Mitigation Sale:	as defined in Section 5.7.5;
Mitigation Sale Payment:	as defined in Section 5.7.6;
MMBtu:	one million (1,000,000) Btus;
Month:
each period of time which starts at 00:00 local time in Lake Charles, Louisiana, on the first Day of each calendar month and ends at 24:00 local time in Lake Charles, Louisiana, on the last Day of the same calendar month;

Month M:	as defined in Section 9.1;
MTPA:	million tonnes per annum;
Ninety Day Schedule:	as defined in Section 8.4.1;
Non-FTA Export Authorization:
an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Seller or any other Person acting as agent on behalf of Seller the authorization to export LNG delivered pursuant to this Agreement by vessel from the Driftwood LNG Terminal to countries that have not entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas, which currently has or in the future develops the capacity to import LNG, and with which trade is not prohibited by United States of America law or policy, for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Notice of Readiness or NOR:	the notice of readiness issued by the master of an LNG Tanker or its agent in accordance with Section 7.10.1;
Off-Spec LNG:	as defined in Section 12.3.1;
Operational Tolerance:	as defined in Section 5.6.3;
Opex Costs:	as defined in Section 9.1;
Opex Costs Carryover:	as defined in Section 9.1;
Original Buyer:	Tellurian Trading UK Ltd., and not any successor or assign thereof;
Other LNG SPA:	as defined in Section 9.3;

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P&I Club:	a Protection and Indemnity Club that is a member of the International Group of P&I Clubs;
P&I Insurance:	as defined in Section 15.6(b);
Partnership:	as defined in the Recitals;
Partnership Agreement:	that certain First Amended and Restated Limited Partnership Agreement of the Partnership;
Partnership Buyer:	each Person that is a party to a long-term LNG sale and purchase agreement with Seller;
Party:	Buyer or Seller, and Parties means both Buyer and Seller;
Payment Business Day:	each Day that is a Business Day on which commercial banks are normally open to conduct business in London, England);
Payor:	as defined in Section 11.4;
PBS:
the customary Pilot boarding station at the Loading Port where the Pilot boards the LNG Tanker, as determined by the applicable Governmental Authority or other entity with authority to regulate transit and berthing of vessels at the Loading Port;

Person:	any individual, corporation, partnership, limited liability company, trust, unincorporated organization or other legal entity, including any Governmental Authority;
Phase 1 EPC Contract:
that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 1 Liquefaction Facility, between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase 1 FID:
a positive final investment decision by the General Partner on behalf of the Partnership in respect of the Phase 1 Project, as declared by the General Partner in accordance with the General Partner LLC Agreement, provided that Phase 1 FID may be qualified with respect to certain Pipelines and related infrastructure that will ultimately be part of the Phase 1 Project (including the Pipelines and related infrastructure described in clause (c) of the definition of Phase 1 Project below) as being subject to relevant regulatory, permitting, right of way, procurement, or similar requirements;

Phase 1 Plants:	each of Plant 1, Plant 2 and Plant 3;

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Phase 1 Project:
collectively, Plant 1, Plant 2, Plant 3, associated facilities and associated Project Pipelines and Production Facilities, which shall include (a) Plant 1, Plant 2 and Plant 3 and the related infrastructure for production of sixteen decimal five six (16.56) MTPA of LNG, (b) the Driftwood Pipeline and related infrastructure, and (c) the Permian Global Access Pipeline and related infrastructure - PGAP (approx. two (2) Bcf/d capacity) or for the latter, any other equivalent asset allowing the Partnership and its Affiliates to access competitive Gas prices in the Permian Basin;

Phase 2 EPC Contract:
that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 2 Liquefaction Facility, between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase 2 Project:
collectively, Plant 4, associated facilities and associated Project Pipelines and Production Facilities, for production of five decimal five two (5.52) MTPA of LNG once Plant 4 achieves Full Operations;

Phase 2 Project FID Date:	as defined in the Partnership Agreement;
Phase 3 EPC Contract:
that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 3 Liquefaction Facility, between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase 3 Project:
collectively, Plant 5, associated facilities and associated Project Pipelines and Production Facilities, for production of five decimal five two (5.52) MTPA of LNG once Plant 5 achieves Full Operations;

Phase 3 Project FID Date:	as defined in the Partnership Agreement;
Phase 4 EPC Contract:
that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 4 Liquefaction Facility, between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase Project:	the Phase 1 Project, Phase 2 Project or Phase 3 Project;
Pilot:	any Person engaged by Transporter to come on board the LNG Tanker to assist the master in pilotage, maneuvering, berthing and unberthing of such LNG Tanker;

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Plant:	each of Plant 1, Plant 2, Plant 3, Plant 4 and Plant 5;
Plant 1:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 1 EPC Contract that is described thereunder as “LNG Plant 1”;
Plant 2:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 1 EPC Contract that is described thereunder as “LNG Plant 2”;
Plant 3:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 2 EPC Contract;
Plant 4:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 3 EPC Contract;
Plant 5:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 4 EPC Contract;
Port Charges:
all charges of whatsoever nature (including rates, tolls, dues, fees, and imposts of every description) in respect of an LNG Tanker entering or leaving the Loading Port or loading LNG, including wharfage fees, in-and-out fees, franchise fees, line handling charges, and charges imposed by tugs, the U.S. Coast Guard, a port authority, a harbor master, a Pilot, and any other authorized Person assisting an LNG Tanker to enter or leave the Loading Port, and further including port use fees, throughput fees and similar fees payable by users of the Loading Port (or by Seller or its operator on behalf of such users);

Port Liability Agreement:	an agreement for use of the port and marine facilities located at the Loading Port, to be entered into as described in Section 7.7.1;
Production Facilities:
Gas production, storage, processing, gathering, and midstream facilities, including acreage, wellbores, mineral interests, gas reserves, and related wells and leaseholds, and other similar hydrocarbon facilities acquired or to be acquired from time to time by the Partnership and its Affiliates;

Project Pipelines:	Gas pipelines to be constructed or acquired from time to time by the Partnership and its Affiliates;
Provisional Coverage Amount:	as defined in Section 9.1;
Provisional Debt Service Costs:	as defined in Section 9.1;
Provisional Invoice:	as defined in Section 10.1.8(a);

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Provisional Net Gas Costs:	as defined in Section 9.1;
Provisional Transfer Price:	as defined in Section 9.1;
Reasonable and Prudent Operator:
a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator, complying with all applicable International Standards and practices and regulations and approvals of Governmental Authorities, engaged in the same type of undertaking under the same or similar circumstances and conditions;

Required Modification:	as defined in Section 7.3.2;
Round-Down Quantity:	as defined in Section 5.4;
SCF:
for Gas, the quantity of anhydrous Gas that occupies one (1) cubic foot of space at a temperature of sixty (60) degrees Fahrenheit and a pressure of fourteen decimal six nine six (14.696) pounds per square inch absolute;

Scheduled Cargo Quantity:	the quantity of LNG (in MMBtus) identified in the ADP or Ninety Day Schedule to be loaded onto an LNG Tanker in a Delivery Window in accordance with Section 8;
Seller:	as defined in the Preamble;
Seller Aggregate Liability:	as defined in Section 15.2.6(b);
Seller Liability Cap:	as defined in Section 15.2.6(c);
Seller Taxes:	as defined in Section 11.2;
SI:	the International System of Units;
SIRE:	Ship Inspection Report Exchange;
SIRE Accredited Inspector:	an inspector qualified by the OCIMF to inspect an LNG Tanker for the purpose of generating an inspection report for inclusion in OCIMF’s Ship Inspection Report Program;
Specifications:	as defined in Section 12.1;
Substantial Completion:	as defined in Section 4.2.2;
Suspension Fee:	as defined in Section 5.8.2;

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Taxes:
all taxes, levies, duties, charges, withholdings and all other assessments (but excluding Port Charges), which may now or hereafter be enacted, levied or imposed, directly or indirectly, by a Governmental Authority, including income, value added, goods and services, sales and use, gross receipts, license, payroll, environmental, profits, severance, premium, franchise, property, ad valorem, excise, capital stock, import, stamp, transfer, withholding, employment, occupation, generation, privilege, utility, regulatory, energy, consumption, lease, filing, recording and activity taxes, levies, duties, fees, charges, and imposts and any sum charged by reference to energy value and/or carbon content (regardless of whether the quantum of the charge is calculated by reference to energy value and/or carbon content or by reference to sums payable under this Agreement or otherwise), together with any and all penalties, interest and additions thereto;

Tellurian Partnership Buyer:	Driftwood LP Holdings LLC, if a Partnership Buyer, or its Affiliate that is a Partnership Buyer;
Term:	as defined in Section 4.1.1;
Termination Event:	as defined in Section 19.2.1;
Tested Capacity:	a quantity, in MMBtu, determined in accordance with the Partnership Agreement;
Third Party:	a Person other than a Party;
Third Party Claim:	as defined in Section 15.4(a);
Tranche:	as defined in Section 5.3;
Transfer Price Ceiling:	an amount (in USD per MMBtu) equal to one hundred fifteen percent (115%) of HH, plus USD three decimal zero zero (US$3.00);
Transfer Taxes:	as defined in Section 11.5;
Transporter:	any Person who contracts with Buyer (or any Person taking delivery, at the Driftwood LNG Terminal, of LNG sold to Buyer hereunder), for purposes of providing or operating any of the LNG Tankers; and
USD or US$:	the lawful currency from time to time of the United States of America.

1.2	Interpretation
For purposes of this Agreement:

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1.2.1	The titles, headings, and numbering in this Agreement are included for convenience only and will have no effect on the construction or interpretation of this Agreement.

1.2.2
References in this Agreement to Sections and Exhibits are to those of this Agreement unless otherwise indicated. References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

1.2.3	The word “include” or “including” will be deemed to be followed by “without limitation.” The term “will” has the same meaning as “shall,” and thus imposes an obligation.

1.2.4	Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.

1.2.5	Unless otherwise indicated, references to any statute, regulation or other law will be deemed to refer to such statute, regulation or other law as amended or any successor law.

1.2.6	Unless otherwise indicated, references to a Person shall include such Person’s successors and permitted assigns.

1.2.7	Unless otherwise indicated, any reference to a time of Day shall be to Central Time in the United States of America.

1.2.8
Approximate conversions of any unit of measurement contained in parenthesis following the primary unit of measurement included in Sections 1 through 25 of this Agreement are inserted as a matter of operational convenience only to show the approximate equivalent in such different measurement. The obligations of the Parties under Sections 1 through 25 of this Agreement will be undertaken in respect of the primary unit of measurement and not in respect of any such approximate conversion.

1.3	Replacement of Rates and Indices No Longer Available

1.3.1
If (a) a publication that contains a rate or index used in this Agreement ceases to be published for any reason or (b) such a rate or index ceases to exist, is materially modified, or no longer is used as a liquid trading point for Gas (as applicable), so as systematically to change its economic result, or is disaggregated, displaced or abandoned, for any reason, the Parties shall promptly discuss, with the aim of jointly selecting a rate or index or rates or

    18

indices to be used in place of such rates and indices that maintains the intent and economic effect of those original rates or indices.

1.3.2
If the Parties fail to agree on a replacement rate or index within thirty (30) Days, the Parties may submit such issue to an Expert pursuant to Section 20.2, as amended by the provisions of this Section 1.3.2. Any Expert selected shall be instructed to select the published rate or index, or a combination of published rates or indices, with adjustments as necessary or appropriate, that most nearly preserves the intent and economic result of the original rates or indices. If the Parties are not able to agree upon an Expert within ten (10) Days after the receipt of the notice of request for expert determination, either Party may elect to refer the determination of the replacement rate or index for arbitration in accordance with Section 20.1.

1.3.3
If any rate used in this Agreement is not published for a particular date, but the publication containing such rate continues to be published and the rate itself continues to exist, the Parties shall use the published rate in effect for the date such rate was most recently published prior to the particular date, unless otherwise provided in this Agreement.

1.3.4
If any index used in this Agreement is not published for a particular date, but the publication containing such index continues to be published and the index itself continues to exist, the Parties shall use the published rate in effect for the date such rate was most recently published prior to the particular date, unless otherwise provided in this Agreement. If the index is subsequently published for the particular date, such published index will be substituted for the previously-used index and any calculations involving such index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced or paid.

1.3.5
If an incorrect value is published for any rate or index used in this Agreement and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect rate or index, such corrected rate or index will be substituted for the incorrect rate or index and any calculations involving such rate or index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced or paid.

2.	Approvals

2.1	Approvals
Seller shall at all times obtain and maintain, or cause to be obtained and maintained, in force the FTA Export Authorization(s) and Non-FTA Export Authorization(s) required to permit the export of all quantities of LNG to be made available hereunder

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(each of the foregoing FTA Export Authorization(s) and Non-FTA Export Authorization(s), an “Export Authorization”), in each case except as may be excused by Force Majeure. Each Party shall use reasonable efforts to obtain and maintain in force, or cause to be obtained and maintained in force, the other Approvals (other than the Export Authorizations) that are required for its own performance of this Agreement, and shall cooperate fully with each other whenever necessary for this purpose.

2.2	Change in Export Laws
If the laws of the United States of America do not require maintenance of or compliance with one or more Export Authorization(s) to export LNG from the United States of America to a Discharge Terminal, then in respect of such Discharge Terminal, for so long as the laws of the United States of America do not require such maintenance or compliance, the Parties agree that this Agreement shall be read and construed to omit those provisions of this Agreement relating to such affected Export Authorization(s) and neither Party shall have any rights or obligations (including obligations to maintain such affected Export Authorization(s) and claims of Force Majeure) in respect of any such Export Authorization(s).

3.	Subject Matter

3.1	Sale and Purchase of LNG

3.1.1
Seller shall sell and make available for delivery, or compensate Buyer if not made available for delivery, LNG in cargoes at the Delivery Point, and Buyer shall take and pay for, or compensate Seller if not taken, such LNG, in the quantities and at the prices set forth in and otherwise in accordance with and subject to the provisions of this Agreement.

3.1.2
Seller intends to load cargoes from the Driftwood LNG Terminal, but, upon not less than sixty (60) Days’ prior written notice and subject to the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Seller may deliver cargoes to Buyer from any alternate source; provided, that:

(a)	LNG from such alternate source shall, when made available by Seller to Buyer, comply with the Specifications;

(b)	LNG from such alternate source shall comply with the specifications in Buyer’s relevant LNG sales contractual obligation(s) in the reasonable determination of Buyer;

(c)	Seller has agreed to reimburse Buyer an amount equal to Buyer’s reasonable estimate of the increased costs that would be incurred as a result of the delivery of LNG at such alternate source;

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(d)
the delivery of LNG at an alternate source is necessitated by operational conditions affecting the Driftwood LNG Terminal that have reduced the capability of the Driftwood LNG Terminal to produce or load LNG;

(e)
the receipt of LNG at an alternate source will not affect the ability of LNG Tankers to perform such cargo receipts and deliveries and other cargo receipts and deliveries in a timely fashion and in accordance with Buyer’s contractual obligations, in the reasonable determination of Buyer;

(f)	the facilities at the alternate source are compatible with LNG Tankers and acceptable in the reasonable determination of Buyer;

(g)	any other condition reasonably imposed by Buyer has been satisfied by Seller to Buyer’s reasonable satisfaction; and

(h)	the alternate source and the voyage thereto do not present added risks or dangers to any LNG Tanker or personnel of Buyer or any Affiliate of Buyer in the reasonable determination of Buyer.

4.	Term

4.1	Term

4.1.1
Term. This Agreement shall enter into force and effect on the Effective Date and shall continue in force and effect until the thirtieth (30th) anniversary of the Date of Full Operations of the first Phase 1 Plant to achieve Full Operations, unless extended pursuant to Section 4.1.2 (the “Term”).

4.1.2	Extension of Term.

(a)
At any time not later than the date that is three (3) years prior to the then-current expiration date of this Agreement, Buyer may give notice to Seller electing to extend the then-current Term by an additional ten (10) years beyond the then-current Term, provided that:

(i)
the sum of the ACQ hereunder and the annual contract quantities of all other Partnership Buyers during the entire extension period is equal to or greater than two hundred eighty-seven million nine hundred seventy-eight thousand four hundred (287,978,400) MMBtu; and

(ii)	Seller is able, by the exercise of reasonable efforts, to maintain in effect all Approvals necessary for the continued operation of the Driftwood LNG Terminal during the entire extension period.

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(b)	Buyer may exercise its extension right pursuant to Section 4.1.2(a) up to four (4) times, for an aggregate extension of up to forty (40) years in ten (10)-year increments.

(c)	The terms and conditions of this Agreement during any extension period pursuant to this Section 4.1.2 shall be the same as those prior to such extension period.

4.2	Date of Substantial Completion

4.2.1	The Day Buyer is notified by Seller as the day on which a Plant achieves Substantial Completion shall be the “Date of Substantial Completion” for such Plant.

4.2.2
For all purposes of this Agreement, “Substantial Completion” of a Plant shall mean “Substantial Completion” of the “Project” that includes such Plant, in accordance with the EPC Contract pursuant to which such Plant is to be constructed (where “Project” and “Substantial Completion” are defined according to such EPC Contract). Seller shall provide prompt written notice to Buyer in the event that the terms of any EPC Contract are amended in a manner that alters the manner in which the Date of Substantial Completion of Plant 1, Plant 2 or Plant 3 is determined under such EPC Contract.

4.3	Date of Full Operations

4.3.1
The Day occurring three hundred and sixty-five (365) Days after the Date of Substantial Completion of a Plant, or any earlier date during such three hundred sixty-five (365)-Day period as elected by Seller and notified by Seller with not less than one hundred eighty (180) Days’ prior notice, shall be the “Date of Full Operations” for such Plant.

4.3.2	For all purposes of this Agreement, a Plant shall be considered to have achieved “Full Operations” as of the Date of Full Operations of such Plant.

4.3.3
If Seller elects an early Date of Full Operations of a Plant pursuant to Section 4.3.1, then, if applicable, Seller shall issue an ADP, or, as applicable, a revised ADP, that includes any additional cargo loadings required as a result thereof, with Seller using reasonable efforts to accommodate Buyer’s requests in respect thereof and making any changes in full-cargo lots.

4.4	Contract Year
References to a “Contract Year” mean a period of time from and including January 1st through and including December 31st of the same calendar year, provided that:

(a)	the first Contract Year is the period of time beginning on the Date of Full Operations of the first Phase 1 Plant to achieve Full Operations

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and ending on December 31st of the same calendar year (the “First Contract Year”); and

(b)	the final Contract Year is the period of time beginning on the January 1st immediately preceding the final Day of the Term and ending on the final Day of the Term (the “Final Contract Year”).

5.	Quantities

5.1	ACQ

5.1.1	ACQ. Buyer’s annual contract quantity of LNG (in MMBtu) under this Agreement (“ACQ”) for any given Contract Year (“CY”) shall be a quantity calculated by Seller that equals:

(a)
Seller’s forecast of the Driftwood LNG Terminal’s LNG production (taking into consideration major scheduled maintenance) in CY (in MMBtu), as determined by Seller acting as a Reasonable and Prudent Operator; plus

(b)	the expected in-tank LNG inventory at the Driftwood LNG Terminal from the Contract Year immediately prior to CY; minus

(c)	the sum of all adjusted annual contract quantities under all other LNG sale and purchase agreements between Seller and Partnership Buyers for CY.
Seller shall notify Buyer of the estimated ACQ for a given Contract Year as of the date one hundred forty (140) Days prior to the start of such Contract Year, pursuant to Section 8.1.2, and shall notify Buyer of the ACQ for such Contract Year at the time Seller issues the ADP for such Contract Year to Buyer pursuant to Section 8.2.

5.1.2	Measurement Units. The ACQ shall be expressed in MMBtus. All references in this Agreement to cargoes or other units are solely for operational convenience.

5.1.3	Intra-Year Additional Cargoes.

(a)
If at any time after issuance of the ADP for a Contract Year, but no earlier than sixty (60) Days prior to the first day of the estimated Delivery Window, Seller, acting as a Reasonable and Prudent Operator, determines that it is able to offer one or more additional full cargo lots to Buyer (and Seller is not contractually obligated to sell such cargoes to a Partnership Buyer or to sell such cargoes in a mitigation sale), then Seller shall notify Buyer of the proposed

    23

Scheduled Cargo Quantities and Delivery Windows for such additional cargo(es).

(b)
If Seller’s notice includes any cargoes that have proposed Delivery Windows that begin at least thirty (30) Days after the date of such notice, then Seller shall be obligated to make available, and Buyer shall be obligated to take, each such cargo, and Seller shall issue a revised ADP or Ninety Day Schedule, as applicable, that includes each such cargo.

(c)
If Seller’s notice includes one or more cargoes that have proposed Delivery Windows that begin less than thirty (30) Days after the date of such notice, then Buyer shall have the right to elect whether to accept each such cargo. Within three (3) Business Days of receiving such notice, if Buyer has not yet accepted any such cargo, Buyer shall notify Seller whether Buyer accepts such cargo. If Buyer does not notify Seller that Buyer accepts any such cargo, or if Buyer notifies Seller that Buyer will not accept any such cargo, then neither Party shall have any further obligation to each other in respect of such cargo, and Seller may dispose of such cargo in its sole discretion and for its sole profit. If Buyer notifies Seller within three (3) Business Days of receiving Seller’s notice that Buyer accepts such cargo, then Seller shall be obligated to make available, and Buyer shall be obligated to take, such cargo, and Seller shall issue a revised ADP or Ninety Day Schedule, as applicable, that includes such cargo.

5.2	Adjusted Annual Contract Quantity
The “Adjusted Annual Contract Quantity” or “AACQ”, expressed in MMBtu, for each Contract Year shall be equal to the ACQ for the relevant Contract Year, plus:

5.2.1	any intra-year cargoes scheduled pursuant to Section 5.1.3;
less:

5.2.2	any Round-Down Quantity for the current Contract Year, determined in accordance with Section 5.4.

5.3	Seasonal Deliveries
The AACQ for each Contract Year shall be scheduled in the ADP in two tranches (each a “Tranche”). Subject to adjustments for major scheduled maintenance, the first (1st) Tranche shall consist of not less than fifty percent (50%) and not more than sixty percent (60%) of the AACQ, and the second (2nd) Tranche shall consist of the remainder of the AACQ. The Tranches shall be scheduled as follows:

    24

5.3.1
the first (1st) Tranche shall be scheduled for delivery on a reasonably ratable basis throughout the months of January, February, March, October, November and December of the relevant Contract Year, taking into consideration planned maintenance at the Driftwood LNG Terminal; and

5.3.2
the second (2nd) Tranche shall be scheduled for delivery on a reasonably ratable basis throughout the months of April, May, June, July, August and September of the relevant Contract Year, taking into consideration planned maintenance at the Driftwood LNG Terminal.

5.4	Round-Down Quantities
If, during the development of the Annual Delivery Program for a Contract Year, it appears that the delivery during such Contract Year of the ACQ would require Seller to make available and Buyer to take a quantity of LNG that is less than a full cargo lot (such quantity, the “Round-Down Quantity”), then Seller may decrease the ACQ by a quantity of LNG sufficient to deliver the AACQ in full cargo lots.

5.5	[reserved]

5.6	Seller’s Delivery Obligation

5.6.1	During any Contract Year, Seller shall make available to Buyer the Scheduled Cargo Quantity with respect to each cargo scheduled in the ADP for such Contract Year, less;

(a)
any quantities of LNG not taken by Buyer for any reasons attributable to Buyer (other than quantities for which Buyer is excused pursuant to this Agreement from taking due to Seller’s breach of this Agreement), including quantities not taken by Buyer due to Force Majeure affecting Buyer;

(b)	any quantities of LNG not made available by Seller due to Force Majeure affecting Seller;

(c)	any quantities of LNG for which Buyer has provided a notice of suspension pursuant to Section 5.8; and

(d)	any cargo suspended pursuant to Section 19.1.

5.6.2
Except as otherwise excused in accordance with the provisions of this Agreement, if, during any Contract Year, for any reason other than those specified in Section 5.6.1, Seller does not make available the Scheduled Cargo Quantity with respect to any cargo identified in Section 5.6.1 then the amount by which the Scheduled Cargo Quantity for such cargo exceeds the quantity of LNG made available by Seller in relation to such cargo shall be

    25

the “Cargo DoP Quantity”. Seller shall make a payment to Buyer for the Cargo DoP Quantity in an amount equal to:

(a)
an amount equal to the actual, documented amount paid by Buyer for the purchase of a replacement quantity of LNG or Gas (not to exceed the MMBtu equivalent of the Cargo DoP Quantity), or, in respect of any Cargo DoP Quantity for which a replacement quantity has not been purchased by Buyer (Buyer having used commercially reasonable efforts to so purchase), the market price of LNG at such time at the cargo’s most recently documented destination, multiplied by the Cargo DoP Quantity; less

(b)
an amount equal to, initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.3), multiplied by the Cargo DoP Quantity; plus

(c)	any actual, reasonable and verifiable incremental costs incurred by Buyer as a result of such failure; less

(d)	any actual, reasonable and verifiable savings obtained by Buyer as a result of such failure;
(the “Cargo DoP Payment”); provided, however, that the Cargo DoP Payment shall not exceed an amount equal to one hundred percent (100%) of, initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.3), multiplied by the Cargo DoP Quantity. For purposes of calculating the Cargo DoP Payment, (i) the Provisional Transfer Price and Final Transfer Price shall be determined as of the Month in which the applicable Delivery Window begins, and (ii) if the Provisional Transfer Price is not available at the time Buyer is otherwise ready to issue the Provisional Invoice for the Cargo DoP Payment, then the most recently invoiced Provisional Transfer Price for any purpose under this Agreement shall be deemed to be the Provisional Transfer Price for purposes of such Provisional Invoice.

5.6.3
Notwithstanding the foregoing, if the Cargo DoP Quantity is within the operational tolerance of three percent (3%) of the Scheduled Cargo Quantity (“Operational Tolerance”) (such Operational Tolerance to be exercised by Seller only with respect to operational matters regarding the Driftwood LNG Terminal, and without regard commercial considerations), the Cargo DoP Payment shall be zero.

    26

5.6.4	Buyer shall use reasonable efforts to mitigate Seller’s losses in accordance with this Section 5.6.

5.6.5	Notwithstanding the provisions of Section 15, nothing in this Section 5.6 shall limit Buyer’s right to:

(a)	recover demurrage pursuant to Section 7.12.3 and amounts in respect of boil-off pursuant to Section 7.12.4;

(b)	recover damages specified in Section 12.3 for delivery of Off-Spec LNG; or

(c)	terminate this Agreement in accordance with Section 19.

5.7	Buyer’s Purchase Obligation

5.7.1	During any Contract Year, Buyer shall take and pay for the Scheduled Cargo Quantity with respect to each cargo scheduled in the ADP for such Contract Year, less:

(a)
any quantities of LNG not made available by Seller for any reasons attributable to Seller (other than quantities for which Seller is excused pursuant to this Agreement from making available due to Buyer’s breach of this Agreement), including quantities not made available by Seller due to Force Majeure affecting Seller;

(b)	any quantities of LNG not taken by Buyer due to Force Majeure affecting Buyer;

(c)	any quantities of LNG for which Buyer has provided a notice of suspension pursuant to Section 5.8;

(d)
any quantities of LNG that the relevant LNG Tanker is not capable of loading due to Seller’s delivery of LNG that has a Gross Heating Value that is less than the value identified by Seller pursuant to Section 8.1.1; and

(e)	any quantities of Off-Spec LNG that Buyer is relieved from taking pursuant to Section 12.3.

5.7.2
If, with respect to any cargo identified in Section 5.7.1, Buyer does not take all or part of the Scheduled Cargo Quantity of such cargo, and such failure to take is not otherwise excused pursuant to Section 5.7.1, then the amount by which the Scheduled Cargo Quantity for such cargo exceeds the quantity of LNG taken by Buyer in relation to such cargo shall be the “Cargo Shortfall Quantity”.

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5.7.3
Buyer shall pay Seller an amount equal to the Cargo Shortfall Quantity, multiplied by, initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.4) (the “Cargo Shortfall Payment”). For purposes of calculating the Cargo Shortfall Payment, the Provisional Transfer Price and Final Transfer Price shall be determined as of the Month in which the applicable Delivery Window begins.

5.7.4
Notwithstanding the foregoing, if the Cargo Shortfall Quantity is within the Operational Tolerance (such Operational Tolerance to be exercised by Buyer only with respect to operational matters regarding the LNG Tanker, and without regard to commercial considerations), the Cargo Shortfall Payment shall be zero.

5.7.5
Seller shall offer the Cargo Shortfall Quantity to the Tellurian Partnership Buyer, which shall have the right in its discretion to accept or reject the offer of a Cargo Shortfall Quantity. If the Tellurian Partnership Buyer accepts such offer, then Buyer shall pay the Cargo Shortfall Payment in accordance with Section 10.2.4, and upon receipt of a payment from the Tellurian Partnership Buyer of the Final Transfer Price for the Cargo Shortfall Quantity, Seller shall, within ten (10) Days of Seller’s receipt of a payment from the Tellurian Partnership Buyer for the Cargo Shortfall Quantity, refund to Buyer an amount equal to such payment, not to exceed the Cargo Shortfall Payment. If the Tellurian Partnership Buyer rejects such offer, then subject to Section 5.7.7, Seller shall use reasonable efforts to sell or cause to be sold the Cargo Shortfall Quantity (whether as LNG or Gas) to a Third Party or multiple Third Parties through one or more sales (each such sale, a “Mitigation Sale”) generating a Mitigation Sale Payment. Seller shall not be obliged to effect or cause to be effected any Mitigation Sale under its third-party sales obligations if such sales obligations were effective at the time of the earlier to occur of (i) Buyer’s failure to take such LNG; or (ii) Buyer’s notice to Seller that it will not take such LNG.

5.7.6
If Seller sells or causes to be sold the Cargo Shortfall Quantity or any portion thereof in a Mitigation Sale, Seller shall, within ten (10) Days of Seller’s receipt of the final payment from a Mitigation Sale, refund to Buyer an amount (the “Mitigation Sale Payment”) equal to the lesser of (x) the Cargo Shortfall Payment in respect of the Cargo Shortfall Quantity (less any Mitigation Sale Payments already received pursuant to other Mitigation Sales in respect of the same Cargo Shortfall Quantity) and (y) an amount calculated as follows:

(a)	the proceeds of the Mitigation Sale; plus

    28

(b)
any actual, reasonable and verifiable savings obtained by Seller as a result of the Mitigation Sale as opposed to the sale of LNG to Buyer, including savings associated with reduced or avoided costs and fuel gas for LNG production and other reduced or avoided costs; less

(c)	any actual, reasonable and verifiable incremental costs incurred by Seller as a result of the Mitigation Sale; less

(d)	any marketing fee owed by Seller to Buyer pursuant to the LNG Marketing Agreement.

5.7.7
Seller shall use reasonable efforts to mitigate Buyer’s losses in accordance with this Section 5.7; provided, however, that Seller, acting as a Reasonable and Prudent Operator, shall have the right at any time to take other actions, in lieu of a sale of LNG to the Tellurian Partnership Buyer or a Mitigation Sale, to mitigate the effects of a Cargo Shortfall Quantity, including reducing Gas quantities purchased or selling any previously purchased Gas quantities. Seller shall, as soon as reasonably possible and in any event within sixty (60) Business Days after the end of the applicable Delivery Window, calculate the effects of such actions on the amount of the refund to be made by Seller to Buyer in respect of the Cargo Shortfall Quantity, which shall be calculated as the net proceeds of any such actions, plus actual, reasonable and verifiable savings including savings associated with reduced or avoided costs, fuel gas for LNG production and any other third-party costs, less any actual, reasonable and verifiable incremental costs incurred by Seller as a result of taking such other mitigating actions. Notwithstanding the foregoing, such actions and any resulting refund determined by Seller shall not alleviate Buyer of its obligation to pay the Cargo Shortfall Payment in accordance with Section 5.7.3.

5.7.8
Any Mitigation Sale entered into by Seller with a Third Party pursuant to terms proposed to Seller by Buyer pursuant to the LNG Marketing Agreement shall be deemed to satisfy any obligation of Seller under this Agreement to mitigate Buyer’s losses pursuant to this Section 5.7.

5.8	Buyer’s Right to Suspend Deliveries

5.8.1
Subject to the remainder of this Section 5.8, Buyer may elect to suspend delivery of any cargo scheduled in the ADP by providing notice of such election to Seller on or prior to the twentieth (20th) Day of the Month that is two (2) Months prior to the Month in which the relevant cargo’s Delivery Window is scheduled to begin. If a cargo has been suspended pursuant to this Section 5.8.1, Seller shall be relieved of its obligation to make available such cargo to Buyer pursuant to Section 5.6.

    29

5.8.2
Buyer shall pay a suspension fee (the “Suspension Fee”) for each cargo suspended pursuant to Section 5.8.1, in an amount equal to the lower of (a) the Scheduled Cargo Quantity of such cargo multiplied by an amount equal to USD three decimal zero zero (US$3.00) per MMBtu, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement; and (b) the Scheduled Cargo Quantity of such cargo, multiplied by an amount equal to the sum of the applicable Opex Costs, Final Debt Service Costs and Final Coverage Amount, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement. Buyer shall pay the Suspension Fee in accordance with Section 10.2.2.

6.	Delivery Point, Title and Risk, Destination

6.1	Delivery Point
Seller shall deliver LNG to Buyer, subject to the terms and conditions of this Agreement, at the point at which the flange coupling of the LNG loading line at the Driftwood LNG Terminal (or at any alternate LNG liquefaction terminal agreed to pursuant to Section 3.1.2) joins the flange coupling of the LNG intake manifold of the relevant LNG Tanker (“Delivery Point”).

6.2	Title and Risk
Title to, and all risks in respect of, the LNG sold by Seller pursuant to this Agreement shall pass from Seller to Buyer as the LNG passes the Delivery Point.

6.3	Destination
Subject to Section 25.1, Buyer shall be free to (i) sell such LNG free on board at the Driftwood LNG Terminal or at any other point during a voyage, or at or after the unloading of any LNG purchased hereunder and (ii) transport the LNG to, and market the LNG at, any destination of its choosing, in accordance with the provisions of this Agreement.

7.	Transportation and Loading

7.1	Transportation by Buyer
Buyer shall, in accordance with this Agreement, Applicable Laws, Approvals and International Standards, provide, or cause to be provided, transportation from the Delivery Point of all quantities of LNG delivered hereunder to Buyer. Such transportation shall begin immediately after delivery of such LNG.

7.2	Driftwood LNG Terminal

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7.2.1
During the period from the Effective Date and continuing through the Date of Full Operations of each Phase 1 Plant, Seller shall proceed diligently to construct, test, commission, maintain and operate such Plant in accordance with the standards and specifications set forth in Section 7.2.3 or cause the same to occur.

7.2.2
During the period from the Date of Full Operations of a Phase 1 Plant and continuing throughout the Term, Seller shall own, or have access to and use of, and maintain and operate or cause to be maintained and operated, the Driftwood LNG Terminal in accordance with the following: (a) the terms and conditions set forth in this Agreement; (b) Applicable Laws; (c) International Standards; and (d) to the extent not inconsistent with International Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of similar LNG liquefaction terminals.

7.2.3	The Driftwood LNG Terminal shall include the following:

(a)	systems for communications with LNG Tankers;

(b)
at least one berth, capable of berthing and mooring an LNG Tanker having a displacement of no more than one hundred forty-nine thousand (149,000) tons, an overall length of no more than one thousand thirty-four (1,034) feet (approximately three hundred fifteen (315) meters), a beam of no more than one hundred sixty-four (164) feet (approximately fifty (50) meters), and a draft of no more than forty (40) feet (approximately twelve (12) meters), which LNG Tankers can safely reach, and safely depart, fully laden, and at which LNG Tankers can lie safely berthed and load at all states of the tide safely afloat;

(c)
lighting sufficient to permit loading operations by day or by night, to the extent permitted by Governmental Authorities (it being acknowledged, however, that Seller shall in no event be obligated to allow nighttime berthing operations at the Driftwood LNG Terminal if Seller determines that such operations during nighttime hours could pose safety or operational risks to the Driftwood LNG Terminal, an LNG Tanker, or a Third Party);

(d)
facilities capable of loading LNG at an approximate rate of up to twelve thousand (12,000) cubic meters per hour at the Delivery Point, with three (3) LNG loading arms each having a reasonable operating envelope to allow for ship movement in accordance with International Standards;

    31

(e)	a vapor return line system of sufficient capacity to allow for transfer of Gas necessary for safe LNG loading operations to take place at the allocated rates described in Section 7.2.3(d);

(f)	a suitable gangway allowing access to each LNG Tanker from the Driftwood LNG Terminal;

(g)	emergency shut down system capable of interconnecting with an LNG Tanker at berth;

(h)	LNG storage facilities;

(i)	LNG liquefaction facilities;

(j)	qualified and competent personnel, fluent in English to coordinate with the LNG Tanker during loading operations; and

(k)	facilities for the sampling and analysis of LNG.

7.2.4
Services and facilities not provided by Seller include the following: (a) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Tanker; (b) facilities for providing bunkers; (c) facilities for the handling and delivery to the LNG Tanker of ship’s stores, provisions and spare parts; and (d) nitrogen rejection. Buyer shall be required to obtain towing, escort, line handling, and pilot services as described in Section 7.5.3.

7.3	Compatibility of the Driftwood LNG Terminal with LNG Tankers

7.3.1
Buyer shall ensure, at no cost to Seller, that each of the LNG Tankers is fully compatible with the general specifications set forth in Section 7.2.3 and any modifications made to the Driftwood LNG Terminal that are Required Modifications. Should an LNG Tanker fail materially either to be compatible with the Driftwood LNG Terminal, or to be in compliance with the provisions of Sections 7.5 and 7.6, Buyer shall not employ such LNG Tanker until it has been modified to be so compatible or to so comply.

7.3.2
During the period from the Date of Full Operations of a Phase 1 Plant and continuing throughout the Term, Seller shall be entitled to modify the Driftwood LNG Terminal in any manner whatsoever, provided that: (w) such modifications do not render the Driftwood LNG Terminal noncompliant with International Standards; (x) such modifications do not render the Driftwood LNG Terminal incompatible with an LNG Tanker that is compatible with the general specifications set forth in Section 7.2.3; (y) such modifications, once finalized, do not reduce the ability of Seller to make available LNG in accordance with the terms of this Agreement; and (z) such modifications do not otherwise conflict with Seller’s obligations hereunder. Notwithstanding

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the foregoing, Seller may modify the Driftwood LNG Terminal in a manner that would render it incompatible with an LNG Tanker if such modification is required by and is made pursuant to a change in Applicable Laws, a change in required Approvals, or a change in International Standards (each such modification, a “Required Modification”).

7.3.3
In the event the LNG Tanker fails to be compatible with the Driftwood LNG Terminal due to a modification to the Driftwood LNG Terminal that is not a Required Modification, the actual and documented costs and expenses incurred by Buyer solely as a result of such modification, including as a result of delays in the berthing of the LNG Tanker at the Driftwood LNG Terminal, repositioning of the LNG Tanker, and of the modifications of the LNG Tanker directly caused by such modification shall be reimbursed by Seller to Buyer.

7.4	Buyer Inspection Rights in Respect of the Driftwood LNG Terminal

7.4.1
Upon giving reasonable advance notice and obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Buyer’s designated representatives may from time to time (including during the period of construction of the Driftwood LNG Terminal), (x) not more often than once every calendar quarter or (y) following a material change to the Driftwood LNG Terminal (excluding during the period of construction of the Driftwood LNG Terminal), inspect the operation of the Driftwood LNG Terminal, and not more often than once every five (5) years, audit the health and safety policies, procedures and records of the Driftwood LNG Terminal, of Seller and of operator of the Driftwood LNG Terminal. Such inspection or audit shall occur between 8:00 a.m. Central Time and 5:00 p.m. Central Time on a Business Day scheduled by Seller. Seller shall use commercially reasonable efforts to schedule the inspection or audit on the date requested by Buyer. Any such inspection or audit shall be at Buyer’s sole risk and expense. In conjunction with any such inspection or audit, Seller shall provide, and shall procure that its Affiliates provide, Buyer reasonable access at reasonable times and places (taking into consideration schedule impact) to (a) relevant personnel in order to discuss the progress of the construction of the Driftwood LNG Terminal and the operation and maintenance of the Driftwood LNG Terminal (as applicable) and (b) relevant documentation, if any, available to Seller in support of such discussions. Buyer (and its designees) shall carry out any such inspection or audit without any interference with or hindrance to the safe and efficient operation of the Driftwood LNG Terminal. Buyer’s right to inspect and audit the Driftwood LNG Terminal shall be limited to verifying Seller’s compliance with Seller’s obligations under this Agreement. No inspection or audit (or lack thereof) of the Driftwood LNG Terminal by Buyer hereunder, or any requests or observations made to Seller or its representatives by or on behalf of Buyer in connection with any such inspection or audit, shall (i)

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modify or amend Seller’s obligations, representations, warranties and covenants hereunder; or (ii) constitute an acceptance or waiver by Buyer of Seller’s obligations hereunder.

7.4.2	Buyer shall indemnify and hold Seller and its Affiliates harmless from any Claims and Losses resulting from Buyer’s inspection or audit of the Driftwood LNG Terminal pursuant to Section 7.4.1.

7.4.3	Buyer shall have the right to reject the Driftwood LNG Terminal if it does not comply materially with the provisions of Section 7, provided that:

(a)
neither the exercise nor the non-exercise of such right shall reduce the responsibility of Seller to Buyer in respect of the Driftwood LNG Terminal and its operation, nor increase Buyer’s responsibilities to Buyer or Third Parties for the same; and

(b)
without prejudice to Section 14, Seller’s obligations under this Agreement shall not be excused or suspended by reason of the Driftwood LNG Terminal failing to comply materially with the provisions of this Agreement.

7.5	LNG Tankers

7.5.1	Buyer shall cause each LNG Tanker to comply with the requirements of this Section 7.5 and the requirements of Section 7.6 in all respects.

7.5.2
Each LNG Tanker shall comply with all Applicable Laws and International LNG Vessel Standards, including those that relate to seaworthiness, design, safety, environmental protection and navigation, and shall obtain all Approvals required by Governmental Authorities, in each case to enable such LNG Tanker to enter, leave and carry out all required operations at the Driftwood LNG Terminal. Each LNG Tanker shall at all times have on board valid documentation evidencing all such Approvals. Each LNG Tanker shall at all times be in possession of valid documents of compliance and safety management certificates, and shall have an effective management system in operation and an emergency response plan that addresses all identified risks and provides proper controls for dealing with these risks.

7.5.3
Buyer shall be required to obtain towing, escort, line handling, and pilot services, in accordance with this Section 7.5.3. Seller shall cause an Affiliate of Seller to procure tug services at the Driftwood LNG Terminal from a competent and experienced tug services provider. As soon as reasonably practicable after the Affiliate has so contracted for tug services, Seller shall notify Buyer thereof. Prior to the arrival of any LNG Tanker at the Loading Port, Buyer shall cause Transporter or the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine

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facilities at the Loading Port on behalf of Buyer, to enter into a tug services agreement with the designated Affiliate of Seller for Buyer’s procurement, at its sole risk and expense, of tug services at the Driftwood LNG Terminal, which tug services shall include towing and escort services. Such agreement shall provide that the fees for tug services shall be paid by the Transporter to the designated Affiliate of Seller. Fees and other significant terms of the tug services agreement shall be in line with those at similar liquefaction facilities located on the United States Gulf Coast. In the event the Transporter or the master of an LNG Tanker fails to execute a tug services agreement that complies with the requirements of this Section 7.5.3, Seller may refuse to make LNG available and in such event, Buyer shall be deemed to have failed to take the applicable Scheduled Cargo Quantity, and Sections 5.7.2 to 5.7.8 shall apply. Seller shall cause line handling services to be provided at the Driftwood LNG Terminal for Buyer’s procurement at Buyer’s sole risk and expense. Pilot services shall be obtained by Buyer in accordance with the requirements of Governmental Authorities. Without prejudice to Seller’s obligations to secure towing, escort, line handling, and pilot services in accordance with this Section 7.5.3, Seller and its designated Affiliate procuring the tug services shall have no liability to Buyer for the performance of the tug services or any other marine services by the designated tug services provider or any other marine services providers.

7.5.4
Buyer shall pay or cause to be paid: (a) all Port Charges directly to the appropriate Person (including reimbursing Seller for any documented Port Charges paid by Seller or Seller’s operator on Buyer’s behalf); and (b) all documented charges payable by reason of any LNG Tanker having to shift from berth at the Driftwood LNG Terminal as a result of the action or inaction of Buyer.

7.5.5	Each LNG Tanker must satisfy the following requirements:

(a)
Except as otherwise mutually agreed in writing by the Parties, each LNG Tanker shall be compatible with the specifications of the Driftwood LNG Terminal identified in Section 7.2.3 and any modifications to the Driftwood LNG Terminal pursuant to Section 7.3.2, and shall be of a sufficient size to load the applicable Scheduled Cargo Quantity. If Buyer’s LNG Tanker is not capable of loading the applicable Scheduled Cargo Quantity, Buyer shall be deemed to have failed to take the shortfall quantity and the provisions of Sections 5.7.2 to 5.7.8 shall apply, except that Buyer shall not be deemed to have failed to take a shortfall quantity and the provisions of Sections 5.7.2 to 5.7.8 shall not apply if the volume equivalent of the Scheduled Cargo Quantity at the nominated Gross Heating Value has been loaded.

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(b)
Except as otherwise agreed in writing by Seller, which agreement shall not be unreasonably withheld or delayed, each LNG Tanker shall have a gross volumetric capacity between one hundred twenty-five thousand (125,000) cubic meters and two hundred sixteen thousand (216,000) cubic meters.

(c)
Each LNG Tanker shall be, in accordance with International Standards, (i) fit in every way for the safe loading, handling and carrying of LNG in bulk at atmospheric pressure; (ii) tight, staunch, strong and otherwise seaworthy; and (iii) equipped with facilities for mooring and unmooring and with cargo handling and storage systems (including instrumentation) necessary for the safe loading, handling, carrying and measuring of LNG, in each case in good order and condition.

(d)
Each LNG Tanker shall at all times be maintained in class with any classification society that is a member of International Association of Classification Societies Ltd. (IACS) and that has experience in the classification of LNG vessels.

(e)	Each LNG Tanker shall have been constructed to all applicable International Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(f)
Each LNG Tanker shall comply with, and shall be fully equipped, supplied, operated, and maintained to comply with, all applicable International Standards and Applicable Laws, including those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and all procedures, permits, and approvals of Governmental Authorities for LNG vessels that are required for the transportation and loading of LNG at the Loading Port. Unless approved by Seller in writing, which approval shall not be unreasonably withheld or delayed, an LNG Tanker shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Driftwood LNG Terminal. Each LNG Tanker shall comply fully with the guidelines of any Governmental Authority of the United States of America.

(g)
The officers and crew of each LNG Tanker shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards with which it is customary for Reasonable and Prudent Operators of LNG vessels to comply and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Tanker or her crew. Without in any way

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limiting the foregoing, the master, chief engineer, all cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Tanker in English.

(h)
Each LNG Tanker shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Tanker to be in constant communication with the Driftwood LNG Terminal, the Vessel Traffic Information System (VTIS) and other vessels in the area.

(i)
Provided that the Driftwood LNG Terminal supplies a vapor return line meeting the requirements of Section 7.2.3(e), each LNG Tanker shall be capable of loading a full cargo of LNG in a maximum of nineteen (19) hours, in addition to any time for the connecting, cooling, draining, purging and disconnecting of liquid arms.

(j)	Each LNG Tanker shall procure and maintain Hull and Machinery Insurance and P&I Insurance in accordance with Section 15.6.

7.6	LNG Tanker Inspections; LNG Tanker Vetting Procedures; Right to Reject LNG Tanker

7.6.1
During the Term, on prior reasonable notice to Buyer, Seller may, at its sole risk, send its qualified representatives to inspect during normal working hours any LNG Tanker as Seller may consider necessary to ascertain whether the LNG Tanker complies with this Agreement. Seller shall bear all the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Tanker’s operational schedule, examination of the records related to the LNG Tanker’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Tanker’s deck, engine and official log books; review of records of surveys by the LNG Tanker’s classification society and relevant Governmental Authorities; and review of the LNG Tanker’s operating procedures and performance of surveys, both in port and at sea. Additionally, each LNG Tanker shall have been inspected and reported upon by a SIRE Accredited Inspector within six (6) Months of the time of its initial use at the Driftwood LNG Terminal, and each LNG Tanker shall be reported upon by a SIRE Accredited Inspector once every twelve (12) Months for the first ten (10) years of such LNG Tanker’s useful life and once every six (6) Months thereafter, and each inspection report of such SIRE Accredited Inspector shall show, to the reasonable satisfaction of Seller, no material deficiencies in the safety or operability of such LNG Tanker. Any inspection carried out pursuant to this Section 7.6.1: (a) shall not interfere with, or hinder, any LNG Tanker’s safe and efficient construction or operation; and (b) shall not entitle Seller or any of its representatives to make

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any request or recommendation directly to Transporter except through Buyer. No inspection (or lack thereof) of an LNG Tanker hereunder shall: (i) modify or amend Buyer’s obligations, representations, warranties, and covenants hereunder; or (ii) constitute an acceptance or waiver by Seller of Buyer’s obligations hereunder.

7.6.2	Seller shall indemnify and hold Buyer and its Affiliates harmless from any Claims and Losses resulting from Seller’s inspection of any LNG Tanker pursuant to Section 7.6.1.

7.6.3	Buyer shall comply with all LNG Tanker vetting procedures, as set forth in the Driftwood Marine Operations Manual.

7.6.4
Seller shall have the right to reject any LNG vessel that Buyer intends to use to take delivery of LNG hereunder at the Driftwood LNG Terminal if such LNG vessel does not comply materially with the provisions of Section 7, provided that:

(a)
neither the exercise nor the non-exercise of such right shall reduce the responsibility of Buyer to Seller in respect of such LNG vessel and her operation, nor increase Seller’s responsibilities to Buyer or Third Parties for the same; and

(b)	Buyer’s obligations under this Agreement shall not be excused or suspended by reason of Buyer’s inability (pursuant to the foregoing) to use a vessel as an LNG Tanker.

7.7	Port Liability Agreement

7.7.1
Buyer shall cause Transporter or the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Loading Port on behalf of Buyer, to execute a Port Liability Agreement prior to such LNG Tanker’s arrival at the Loading Port. Seller shall engage in good faith consultation with Buyer in the development of the form of the Port Liability Agreement and shall act as a Reasonable and Prudent Operator in developing the form of the Port Liability Agreement. The Port Liability Agreement shall treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port. In the event the master of an LNG Tanker fails to execute the Port Liability Agreement, Buyer shall indemnify and hold Seller and its Affiliates harmless from any Claims brought against, or Losses incurred by Seller or any of its Affiliates arising from such failure. If, as a result of Transporter executing the Port Liability Agreement, Transporter is liable to the LNG Tanker’s P&I Club for an additional premium for the LNG Tanker’s P&I indemnity coverage, and if Buyer is liable to Transporter for such additional premium, then Seller shall pay Buyer for such additional

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premium, but only to the extent such additional premium relates to such LNG Tanker calling at the Loading Port.

7.7.2
Subject to Section 7.7.1 and without prejudice to the terms of the Port Liability Agreement and the obligations of Buyer or its Affiliate pursuant to the Partnership Agreement and any equity capital contribution agreement with the Partnership, Seller releases Buyer, its Affiliates and their respective shareholders and members, officers, directors, employees, designees, representatives, and agents from liability to Seller incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Seller, or for damage to or loss of the Driftwood LNG Terminal, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Buyer, or any of its Affiliates, shareholders and members, officers, directors, employees, designees, representatives and agents.

7.7.3
Subject to Section 7.7.1 and without prejudice to the terms of Section 12 or the Port Liability Agreement, Buyer releases Seller, its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Buyer incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Buyer or its Affiliates, or for damage to or loss of any LNG Tanker, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Seller or its Affiliates, shareholders officers, members, directors, employees, designees, representatives and agents.

7.7.4
The initial form of Port Liability Agreement developed in accordance with Section 7.7.1 may be amended from time to time without consent of Buyer only if after any such amendment the revised terms of such Port Liability Agreement: (a) do not negatively impact Buyer’s ability to perform its obligations or exercise its rights under this Agreement, (b) treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port, and (c) do not prevent any Transporter from obtaining full P&I indemnity coverage from a P&I Club, and such P&I indemnity will cover all Claims and Losses pursuant to such Port Liability Agreement in relation to use of the Loading Port by an LNG Tanker. Seller shall promptly notify Buyer upon any amendment to the Port Liability Agreement and shall provide a copy of the amended Port Liability Agreement to Buyer.

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7.8	Driftwood Marine Operations Manual
Seller shall deliver to Buyer prior to the later of (a) the date that is thirty (30) Days after the Effective Date and (b) the Date of Substantial Completion of Plant 1, a copy of the marine operations manual developed for the Driftwood LNG Terminal (as amended from time to time in accordance with this Section 7.8, the “Driftwood Marine Operations Manual”) which will govern activities at the Driftwood LNG Terminal, consistent with Applicable Laws and International Standards, and which will apply to each LNG Tanker and each other LNG vessel berthing and loading at, and departing from, the Driftwood LNG Terminal. In the event of a conflict between this Agreement and the Driftwood Marine Operations Manual, the provisions of this Agreement shall control. Seller shall engage in good faith consultation with Buyer prior to making any amendment or revision to the Driftwood Marine Operations Manual and shall act as a Reasonable and Prudent Operator in making any such revisions or amendments to the Driftwood Marine Operations Manual and any such revisions or amendments shall be consistent with Applicable Laws and International Standards. Seller shall promptly notify Buyer upon any revision or amendment to the Driftwood Marine Operations Manual and shall provide a copy of the amended Driftwood Marine Operations Manual to Buyer. The Driftwood Marine Operations Manual shall be materially in line with those at similar liquefaction facilities located on the United States Gulf Coast.

7.9	Loading of LNG Tankers

7.9.1	Except as otherwise specifically provided, the terms of this Section 7.9 shall apply to all LNG Tankers calling at the Driftwood LNG Terminal.

7.9.2	Not later than twenty (20) Days prior to the ETA, Buyer shall notify, or cause the master of the LNG Tanker to notify, Seller of the information specified below (“In-Transit First Notice”):

(a)	name of the LNG Tanker, the volume of LNG onboard at the time the relevant notice is issued and the operator and owner of such LNG Tanker;

(b)	any operational deficiencies in the LNG Tanker that may affect either its performance at the Driftwood LNG Terminal or its approach to or departure from the Driftwood LNG Terminal;

(c)	whether the LNG Tanker will require cool-down service upon arrival at the Driftwood LNG Terminal, and, if so, the quantity of LNG (in cubic meters) estimated to be required for such cool-down service;

(d)	whether the LNG Tanker will require gas-up service upon arrival at the Driftwood LNG Terminal; and

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(e)	the ETA.

7.9.3
With respect to each LNG Tanker scheduled to call at the Driftwood LNG Terminal, Buyer shall give, or cause the master of the LNG Tanker to give, to Seller the following notices. Each such notice shall include details of any significant change in the information provided pursuant to Section 7.9.2 (as updated pursuant to subsequent notices) since the immediately preceding notice was given (including, subject to Sections 7.6 and 8.3, any change to the LNG Tanker):

(a)
A second notice (“In-Transit Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the In-Transit First Notice or as soon as practicable prior to such ETA if the sea time between the point of departure of the LNG Tanker and the Loading Port is less than ninety-six (96) hours, stating the LNG Tanker’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(b)
A third notice (“In-Transit Third Notice”), which shall be sent forty-eight (48) hours prior to the ETA set forth in the In-Transit Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than six (6) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(c)
A fourth notice (“In-Transit Fourth Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the In-Transit Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(d)
A fifth notice (“In-Transit Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the In-Transit Fourth Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA; and

(e)	An NOR, which shall be given at the time prescribed in Section 7.10.

7.9.4
Except where prohibited by any applicable Governmental Authority or International Standards, Buyer shall have the right to cause an LNG Tanker to burn Gas as fuel during operations at the Driftwood LNG Terminal (including while conducting cargo loading operations). Any quantity of Gas

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burned as fuel pursuant to this Section 7.9.4 shall be taken into account for purposes of determining the quantity of LNG loaded in accordance with Exhibit A.

7.9.5
Seller shall have a right to use or dispose of, or cause to be used or disposed of, all Gas returned to the Driftwood LNG Terminal during cool-down or gas-up operations without compensation to Buyer. Seller shall have a right to use or dispose of, or cause to be used or disposed of, all Gas returned to the Driftwood LNG Terminal during loading operations, provided that Gas returned to the Driftwood LNG Terminal during loading shall be deducted for determining the quantity loaded for Buyer’s account in accordance with Paragraph 11(c)(ii) of Exhibit A and the formula set out in Paragraph 12.4 of Exhibit A.

7.10	Notice of Readiness

7.10.1
The master of an LNG Tanker or such master’s agent shall tender the NOR to Seller upon arrival at the PBS or any customary anchorage location for LNG vessels seeking to transit the Calcasieu ship channel, provided that such LNG Tanker has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard) that are required to transit to a berth of the Driftwood LNG Terminal, and is ready, willing, and able, to proceed to berth and load LNG or to commence cool-down or gas-up operations (as applicable).

7.10.2	A valid NOR given under Section 7.10.1 shall become effective as follows:

(a)
For an LNG Tanker that tenders its NOR according to Section 7.10.1 at any time prior to or during the Delivery Window allocated to such LNG Tanker, an NOR shall become effective when the LNG Tanker is all fast at a berth of the Driftwood LNG Terminal and has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard); and

(b)
For an LNG Tanker that tenders its NOR according to Section 7.10.1 at any time after the expiration of the Delivery Window, an NOR shall become effective when, after Seller has notified the LNG Tanker that Seller is ready to receive the LNG Tanker, the LNG Tanker is all fast at a berth of the Driftwood LNG Terminal and has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard).

7.11	Berthing Assignment

7.11.1	Seller shall berth or caused to be berthed an LNG Tanker which has tendered NOR before or during its Delivery Window promptly after Seller determines

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such LNG Tanker will not interfere with berthing and loading of any other scheduled LNG vessel with a higher berthing priority but in no event later than the end of the Delivery Window allocated to such LNG Tanker; provided, however, that if Seller does not berth or cause to be berthed such LNG Tanker by the end of the Delivery Window, (a) Seller shall use reasonable efforts to berth or cause to be berthed such LNG Tanker within forty-eight (48) hours after the end of its Delivery Window, (b) Buyer shall use reasonable efforts to cause the LNG Tanker to remain at the PBS or applicable anchorage location for the Driftwood LNG Terminal, and (c) Buyer’s sole recourse and remedy during such period of time for Seller’s failure to berth or cause to be berthed the LNG Tanker by the end of the Delivery Window shall be demurrage pursuant to Section 7.12.3, payment for excess boil-off pursuant to Section 7.12.4 and provision by Seller of a cool-down pursuant to Section 7.16.1(b). If (i) at any time during such forty-eight (48) hour period, Buyer is no longer able, having used reasonable efforts, to cause the LNG Tanker to remain at the PBS or applicable anchorage location, or (ii) the forty-eight (48) hour period expires, and in either case Seller has not berthed or caused to be berthed the LNG Tanker, and such delay is not attributable to a reason that would result in an extension of Allotted Laytime under Section 7.12.1, then Seller shall be deemed to have failed to make the Scheduled Cargo Quantity of the relevant cargo available for delivery and the provisions of Sections 5.6.2 to 5.6.4 shall apply. Notwithstanding the foregoing, if, as a result of the Driftwood LNG Terminal not being ready to berth for reasons attributable to Buyer or Buyer’s Affiliates, Seller fails to make available a cargo, Buyer shall be deemed to have failed to take such cargo and the provisions of Sections 5.7.2 to 5.7.8 shall apply.

7.11.2
For each delivery window period, Seller shall determine or cause to be determined the berthing priority among LNG vessels which have tendered NOR before or during their scheduled delivery window as follows:

(a)
The first berthing priority for a delivery window period shall be for an LNG vessel scheduled for such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR. Once an LNG vessel achieves a first berthing priority pursuant to this Section 7.11.2(a) or 7.11.2(c), such LNG vessel shall maintain such priority until such LNG vessel is berthed, so long as its tendered NOR does not become invalid pursuant to Section 7.13.1;

(b)
The second berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival before such delivery window period, which tendered to Seller its NOR prior to or during its scheduled delivery window but which was unable to proceed to berth for reasons not attributable to Buyer, the Transporter, the LNG Tanker

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or its master, crew, owner or operator. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR; and

(c)
The third berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival after such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR. An LNG vessel with third berthing priority pursuant to this Section 7.11.2(c) will achieve a first berthing priority on its scheduled delivery window pursuant to Section 7.11.2(a) if such LNG vessel has not been berthed prior to such date, so long as its tendered NOR does not become invalid pursuant to Section 7.13.1.

7.11.3
If an LNG Tanker tenders NOR after the end of its Delivery Window, Seller shall use reasonable efforts to berth or cause to be berthed such LNG Tanker as soon as reasonably practical; provided, however, that, unless otherwise agreed with Buyer, Seller shall have no obligation to use such efforts to berth or cause to be berthed an LNG Tanker that tenders NOR more than forty-eight (48) hours after the end of its Delivery Window. If, as of the forty-eighth (48th) hour after the end of the Delivery Window, the LNG Tanker has not tendered NOR, and such delay is not attributable to a reason that would result in an extension of Allowed Laytime under Sections 7.13.2(a)(i)-(viii), Buyer shall be deemed to have failed to take delivery of the Scheduled Cargo Quantity of the relevant cargo and the provisions of Sections 5.7.2 to 5.7.8 shall apply.

7.12	Berth Laytime

7.12.1	The allotted laytime for each LNG Tanker (“Allotted Laytime”) shall be thirty (30) hours, as extended by any period of delay that is caused by:

(a)
reasons attributable to a Governmental Authority, Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator or any Third Party outside of the reasonable control of Seller, Seller’s Affiliates or the operator of the Driftwood LNG Terminal, including security clearance review by the US Coast Guard;

(b)	Force Majeure or Adverse Weather Conditions;

(c)
unscheduled curtailment or temporary discontinuation of operations at the Driftwood LNG Terminal necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is due to Seller’s failure to operate and maintain its facilities as a Reasonable and Prudent Operator;

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(d)	time at berth during any cool-down pursuant to Sections 7.16.1(a) and (c);

(e)	time at berth during any gas-up pursuant to Section 7.17;

(f)	nighttime transit restrictions, if applicable;

(g)	time to transit from the PBS or anchorage location, as applicable, to a berth of the Driftwood LNG Terminal, in the event Actual Laytime commences pursuant to Section 7.12.2(a)(1); and

(h)
any other interruption impacting the Loading Port, including the unavailability or delay of Pilot services, tugs, and other similar interruptions, to the extent such interruptions are not caused by reasons attributable to Seller or the operator of the Driftwood LNG Terminal.

7.12.2
The actual laytime for each LNG Tanker (“Actual Laytime”) shall commence (a) if a valid NOR was given pursuant to Section 7.10.1 prior to or during the Delivery Window for such LNG Tanker, the earlier of (1) twelve (12) hours after the later of the start of the Delivery Window and the time that such valid NOR was given pursuant to Section 7.10.1, and (2) when the NOR is effective, or (b) in all other cases, when the NOR is effective, and shall end when (i) the last loading arm of the Driftwood LNG Terminal has been disconnected from the LNG Tanker, (ii) the cargo documents are on board of the LNG Tanker and (iii) Seller or its operator has cleared the LNG Tanker for departure.

7.12.3
In the event Actual Laytime exceeds Allotted Laytime (as extended pursuant to Section 7.12.1) (“Demurrage Event”), Seller shall pay to Buyer as liquidated damages demurrage in USD (which shall be prorated for a portion of a Day) at a rate equal to the Demurrage Rate. The “Demurrage Rate” initially shall be USD eighty thousand (US$80,000) per Day and shall be revised by Seller each Contract Year ending in five (5) or zero (0) (e.g., 2025 and 2030) to reflect the average of three quotes, each received from a different ship broker, for then-current long-term LNG vessel charter rates. Seller shall determine such revised Demurrage Rate and notify Buyer of such revised Demurrage Rate at least thirty (30) days prior to the start of such Contract Year ending in five (5) or zero (0), as applicable, and such revised Demurrage Rate shall be effective starting on the first day of such Contract Year ending in five (5) or zero (0), as applicable, and continuing for five (5) years until subsequently revised pursuant to this Section 7.12.3. If a Demurrage Event occurs, Buyer shall invoice Seller for such demurrage within ninety (90) Days pursuant to Section 10.1.5.

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7.12.4
In the event (a) an LNG Tanker is delayed in berthing at the Driftwood LNG Terminal or commencement of LNG loading due to an event occurring at or near the Driftwood LNG Terminal (including at the berth) and for a reason that would not result in an extension of Allotted Laytime under Section 7.12.1, and (b) as a result thereof, the commencement of LNG loading is delayed beyond twenty-four (24) hours after the LNG Tanker (i) has either tendered a valid NOR or berthed and (ii) is cleared by the Governmental Authorities to commence loading (“Excess Boil-Off Event”), Seller shall pay Buyer as liquidated damages an amount, on account of excess boil-off. The amount payable shall equal (x) the total number of full hours by which commencement of LNG loading is delayed beyond the aforementioned twenty-four (24) hour period, multiplied by (y) initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.6), multiplied by (z) a quantity in MMBtu equal to (A) the guaranteed daily ballast rate of boil-off of such LNG Tanker pursuant to Form B of the relevant charterparty or similar description provided by the LNG Tanker’s owner in the relevant charterparty, divided by (B) twenty-four (24) hours per Day, multiplied by (C) the cargo containment capacity of such LNG Tanker (in MMBtu), provided that in no event shall such quantity of MMBtu exceed the quantity of LNG onboard the LNG Tanker at the time it issued its valid NOR. Buyer shall invoice Seller for such excess boil-off within ninety (90) Days after the applicable event, pursuant to Section 10.1.5.

7.13	LNG Tanker Not Ready for LNG Loading; Excess Laytime

7.13.1
Except in the event Seller provides a cool-down service under Section 7.16.1(b), if any LNG Tanker previously believed to be ready for LNG loading is determined to be not ready after being berthed for reasons not attributable to Seller or Seller’s Affiliates or the operator of the Driftwood LNG Terminal, the NOR shall be invalid, and Seller may direct the LNG Tanker’s master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to Seller that such LNG Tanker can be made ready without disrupting the overall berthing schedule of the Driftwood LNG Terminal or operations of the Driftwood LNG Terminal. When an unready LNG Tanker at anchorage becomes ready for LNG loading, its master shall notify Seller. If, as a result of such LNG Tanker not being ready to berth for reasons not attributable to Seller or Seller’s Affiliate or the operator of the Driftwood LNG Terminal, Buyer fails to take a cargo, the provisions of Sections 5.7.2 to 5.7.8 shall apply. If, as a result of such LNG Tanker not being ready to berth for reasons attributable to Seller or Seller’s Affiliates, Buyer fails to take a cargo, Seller shall be deemed to have failed to make available such cargo and the provisions of Sections 5.6.2 to 5.6.4 shall apply.

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7.13.2	The following shall apply with respect to berthing:

(a)
An LNG Tanker shall complete LNG loading and vacate the berth as soon as possible but not later than thirty (30) hours from the time the LNG Tanker is all fast at the berth and has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard). Such thirty (30) hour-period (“Allowed Laytime”) shall be extended by any period of delay that is caused by:

(i)
reasons attributable to a Governmental Authority, Seller, the operator of the Driftwood LNG Terminal or any Third Party outside the reasonable control of Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator;

(ii)	Force Majeure or Adverse Weather Conditions;

(iii)
unscheduled curtailment or temporary discontinuation of operations at the Driftwood LNG Terminal necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator;

(iv)	time at berth during any cool-down pursuant to Sections 7.16.1(a)-(c);

(v)	time at berth during any gas-up pursuant to Section 7.17;

(vi)	nighttime transit restrictions, if applicable;

(vii)	tidal restrictions; and

(viii)
any other interruption impacting the Loading Port, including the unavailability or delay of Pilot services, tugs, and other similar interruptions, to the extent such interruptions are not caused by reasons attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator.

(b)
If an LNG Tanker fails to depart at the end of its Allowed Laytime (as extended pursuant to Sections 7.13.2(a)(i)-(viii)), another LNG vessel is awaiting the berth and the LNG Tanker’s continued occupancy of the berth will disrupt the overall berthing schedule of the Driftwood LNG Terminal or operations of the Driftwood LNG Terminal, Seller may direct the LNG Tanker to vacate the berth and proceed to sea at utmost dispatch.

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(c)
If an LNG Tanker fails to depart the berth at the end of its Allowed Laytime (as extended pursuant to Sections 7.13.2(a)(i)-(viii)) and as a result the subsequent LNG vessel is prevented from or delayed in loading, Buyer shall reimburse Seller for any and all actual documented demurrage or excess boil-off that Seller becomes contractually obligated to pay to any Third Party with respect to such subsequent LNG vessel, as a result of the LNG Tanker not completing LNG loading and vacating the berth as required by this Section 7.13.2; provided that Buyer shall not be required to reimburse Seller for any amounts based on a demurrage rate or excess boil-off rate in excess of those specified in Section 7.12.3 and Section 7.12.4, as applicable. Seller shall invoice Buyer for any amounts due under this Section 7.13.2(c) pursuant to Section 10.1.5 within ninety (90) Days after the relevant Delivery Window.

(d)
In the event an LNG Tanker fails to vacate the berth pursuant to this Section 7.13 and Buyer is not taking actions to cause it to vacate the berth, Seller may effect such removal at the expense of Buyer.

7.14	LNG Loadings at the Driftwood LNG Terminal

7.14.1	Seller shall cooperate with Transporters (or their agents) and with the master of each LNG Tanker to facilitate the continuous and efficient loading of LNG hereunder.

7.14.2
During LNG loading, Seller shall take receipt of, through the Driftwood LNG Terminal vapor return line, Gas in such quantities as are necessary for the safe loading of LNG at such rates, pressures and temperatures as may be required by the design of the LNG Tanker or any standard operating practices of such LNG Tanker, provided such practices conform to International LNG Vessel Standards.

7.14.3
Promptly after completion of loading of each cargo, Seller shall send or cause to be sent to Buyer a certificate of origin, certificate of quantity, certificate of quality, cargo manifest and bill of lading, together with such other documents concerning the cargo as may reasonably be requested by Buyer.

7.14.4	Buyer, in cooperation with Seller, shall cause the LNG Tanker to depart safely and expeditiously from the berth upon completion of LNG loading.

7.15	Cooperation
If any circumstance occurs or is foreseen to be reasonably likely to occur so as to cause delay to an LNG Tanker or any other LNG vessel in berthing, loading or departing, Buyer and Seller shall, without prejudice to any other provision of this Agreement, discuss such circumstance in good faith with each other and, if

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applicable, with other Partnership Buyers, and the Parties shall use reasonable efforts to minimize or to avoid the delay, and at the same time shall cooperate with each other and with such other users of the Loading Port, as appropriate, to find countermeasures to minimize or to avoid the occurrence of any similar delay in the future.

7.16	Cool-Down of LNG Tankers

7.16.1
Buyer shall be solely responsible for ensuring that each LNG Tanker elected by Buyer for taking a cargo arrives at the Driftwood LNG Terminal cold and in a state of readiness. Notwithstanding the foregoing and subject to Section 7.16.2, Seller shall provide cool-down service to LNG Tankers at Buyer’s request as follows:

(a)
Seller shall use reasonable efforts (taking into account availability of sufficient berth time) to accept Buyer’s request to provide cool-down service for any LNG Tanker, subject to Buyer requesting such cool-down service by notice to Seller as far in advance of the relevant cargo’s Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo’s Delivery Window, provided that Seller shall accept Buyer’s request to provide a cool-down service if (i) Buyer makes such request by notice at the time Buyer proposes its schedule of receipt of cargoes pursuant to Section 8.1.2 for the relevant Contract Year or (ii) at the time of the request, the Composite ADP for the relevant Contract Year indicates sufficient available berth time to accommodate such cool-down service. Seller shall have no obligation pursuant to this Section 7.16.1(a) to provide cool-down services for more than one (1) LNG Tanker during any two (2) consecutive Contract Years (provided that any cool-down services which may be agreed to be provided as a result of mitigation of a Force Majeure event shall not be counted towards such limitation). Buyer shall pay Seller for all LNG provided by Seller for cooling such LNG Tankers in an amount equal to the quantity of LNG provided, multiplied by initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.5).

(b)
Seller shall provide cool-down service without payment to any LNG Tankers requiring cool-down solely as a result of a delay caused by Seller, but only if such LNG Tanker made no other call between the original Delivery Window and the requested cool-down time.

(c)
Seller shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status, to provide cool-down service at any time other than as described in Sections 7.16.1(a)-(b)

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upon request by Buyer, provided that Buyer shall pay Seller for all LNG provided by Seller for cooling such LNG Tankers in an amount equal to the quantity of LNG provided, multiplied by initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.5); provided, further, that Seller shall have no obligation to provide such cool-down service if doing so would interfere with a scheduled Delivery Window of Buyer or a scheduled delivery window of any other Person.

7.16.2	The following shall apply to any cool-down service provided by Seller pursuant to Section 7.16.1:

(a)	the MMBtu content of the total liquid quantities delivered for cooling, measured before evaporation, shall be determined by reference to the relevant LNG Tanker’s cool-down tables;

(b)
the Parties will determine by mutual agreement the rates and pressures for delivery of LNG for cool-down, but always in full accordance with safe operating parameters and procedures established by Seller;

(c)	LNG provided during cool down by Seller pursuant to Section 7.16.1 shall not be applied against the Scheduled Cargo Quantity for the relevant cargo; and

(d)
unless cool-down services are agreed to be provided in the mitigation of Force Majeure, cool-down service shall not be provided during January, February, March, October, November or December of any Contract Year, provided that if Buyer requests cool-down service during such period, then Seller shall use commercially reasonable efforts to provide cool-down service during such period.

7.17	Gas-Up of LNG Tankers

7.17.1	Seller shall use reasonable efforts to obtain all relevant Approvals needed to allow Seller to offer gas-up service to LNG Tankers at the Driftwood LNG Terminal.

7.17.2
Notwithstanding the first sentence of Section 7.16.1 and subject to Section 7.17.3, to the extent Seller has all relevant Approvals needed to offer gas-up service to LNG Tankers at the Driftwood LNG Terminal and such services is otherwise permitted under Applicable Law, Seller shall provide gas-up service to LNG Tankers at Buyer’s request as follows:

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(a)	Buyer’s request for gas-up service in respect of an LNG Tanker shall be provided at the same time that Buyer requests cool-down service in respect of such LNG Tanker pursuant to Section 7.16.

(b)
Seller shall use reasonable efforts (taking into account availability of sufficient berth time) to accept Buyer’s request to provide gas-up service for any LNG Tanker, subject to Buyer requesting such gas-up service by notice to Seller as far in advance of the relevant cargo’s Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo’s Delivery Window, provided that Seller shall accept Buyer’s request to provide a gas-up service if (i) Buyer makes such request by notice at the time Buyer proposes its schedule of receipt of cargoes pursuant to Section 8.1.2 for the relevant Contract Year or (ii) at the time of the request, the Composite ADP for the relevant Contract Year indicates sufficient available berth time to accommodate such gas-up service.

(c)
Seller shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status, to provide gas-up service at any time other than as described in Section 7.17.2(b) upon request by Buyer, provided that Seller shall have no obligation to provide such gas-up service if doing so would interfere with a scheduled Delivery Window of Buyer or a scheduled delivery window of any other Person or would adversely affect the ability of Seller to perform its other obligations under this Agreement and other LNG sale and purchase agreements or to operate the Driftwood LNG Terminal in accordance with all Approvals and Applicable Law.

7.17.3	The following shall apply to any gas-up service provided by Seller pursuant to Section 7.17.2:

(a)
the Parties will determine by mutual agreement the rates and pressures for delivery of Gas for gas-up service, but always in full accordance with safe operating parameters and procedures established by Seller;

(b)	gas-up service shall only be provided to an LNG Tanker that is also entitled to receive, and is receiving, immediately after such gas-up service, cool-down service pursuant to Section 7.16;

(c)
without prejudice to any amounts owed by Buyer for cool-down service provided pursuant to Section 7.16 to an LNG Tanker that also receives gas-up service pursuant to this Section 7.17, Buyer shall not be obligated to make a payment to Seller for gas-up service;

(d)	gas-up service shall not be provided during January, February, March, October, November or December of any Contract Year, provided that

    51

if Buyer requests gas-up service during such period, then Seller shall use commercially reasonable efforts to provide gas-up service during such period; and

(e)
gas-up service shall only be available for LNG Tankers under nitrogen purge, provided that the Parties, acting reasonably, will discuss the acceptance of LNG Tankers under inert gas, if Buyer can demonstrate unavailability of nitrogen and if Seller is able to accommodate, including taking into consideration operational and regulatory requirements (in the case of regulatory requirements, as reasonably provided by Seller).

8.	Annual Delivery Program

8.1	Programming Information

8.1.1
No later than one hundred ninety-five (195) Days before the start of each Contract Year, Seller shall provide Buyer with Seller’s good faith estimate of the Gross Heating Value of LNG to be delivered during such Contract Year.

8.1.2	No later than one hundred forty (140) Days before the start of each Contract Year, Seller shall provide Buyer with the estimated ACQ for such Contract Year.

8.1.3
No later than one hundred twenty-five (125) Days before the start of each Contract Year, Buyer shall notify Seller of Buyer’s proposed schedule of receipt of cargoes for each Month of such Contract Year. Such schedule shall identify sufficient proposed cargoes in order to schedule the full AACQ, and such AACQ shall be distributed across the Contract Year in accordance with Section 5.3. Buyer’s notice shall include the following information:

(a)	the LNG Tanker (if known) for each proposed cargo;

(b)	the Scheduled Cargo Quantity for each proposed cargo;

(c)	the proposed Delivery Window for each cargo; and

(d)	any other information that may affect annual scheduling.
Buyer shall also inform Seller of any anticipated periods for maintenance to be conducted with respect to the LNG Tankers identified in (a) above.

8.1.4
Seller shall call a one- or two-day scheduling meeting of Seller and all Partnership Buyers to occur no earlier than one hundred twenty-four (124) Days before the start of each Contract Year and no later than seventy (70) Days before the start of such Contract Year, by providing at least thirty (30)

    52

Days’ advance notice thereof to all Partnership Buyers. Unless otherwise agreed by Seller and all Partnership Buyers, the location of the meeting will be in Houston, Texas. Buyer shall use reasonable efforts to attend any such meeting notified by Seller. Any terms proposed, discussed or determined at such meeting shall not be binding on either Party except to the extent included in the Annual Delivery Program promulgated by Seller pursuant to Section 8.2.

8.1.5
Seller will then notify Buyer no less than ninety-three (93) Days before the start of such Contract Year of Seller’s proposed schedule of cargoes to be made available in each Month of such Contract Year, exercising reasonable efforts to adopt Buyer’s proposed schedule of receipts requested in accordance with Section 8.1.2; provided that (x) if Buyer fails to deliver the notice according to Section 8.1.2, Seller may nevertheless propose a schedule according to the terms of this Section 8.1.5, and (y) Seller shall have the right to modify Buyer’s proposed schedule to the extent required to ensure that the entire AACQ is scheduled and to comply with the other requirements of this Agreement, including the terms of Section 5.3. Such notice shall include the following information:

(a)	the proposed AACQ for the Contract Year;

(b)	the proposed Round-Down Quantity (if any) for the Contract Year;

(c)	for each cargo:

(i)	the LNG Tanker (if specified by Buyer);

(ii)	the Scheduled Cargo Quantity, if any, specified in the notice sent by Buyer pursuant to Section 8.1.2; and

(iii)	the proposed Delivery Window; and

(d)	any other information that may affect annual scheduling.

8.2	Determination of Annual Delivery Program

8.2.1
No later than ten (10) Days after receipt of Seller’s proposed schedule provided under Section 8.1.5, Buyer shall notify Seller if Buyer desires to consult with Seller regarding the proposed schedule. Seller shall, no later than fifteen (15) Days after receipt of Buyer’s notice, meet and consult with Buyer.

8.2.2
If, prior to the date that is sixty-eight (68) Days before the start of a Contract Year, the Parties have agreed on a schedule of deliveries for such Contract Year, then Seller shall issue the delivery schedule agreed by the Parties. If the Parties are unable to agree on a schedule of deliveries for such Contract

    53

Year, then no later than sixty-eight (68) Days before the start of such Contract Year, Seller shall issue the delivery schedule for such Contract Year containing the information set forth in Section 8.1.5, modified to reflect any changes agreed by the Parties pursuant to Section 8.2.1. The schedule promulgated by Seller shall reflect the exercise of reasonable efforts by Seller to (i) assign to Buyer Delivery Windows that are as close as reasonably practicable to the Delivery Windows proposed by Buyer pursuant to Section 8.1.2, and (ii) specify the Scheduled Cargo Quantity with respect to each LNG Tanker as notified by Buyer pursuant to Section 8.1.2; provided, that Seller shall have the right to issue a schedule with different terms to the extent required to ensure that the entire AACQ is scheduled and to comply with the other requirements of this Agreement, including the terms of Section 5.3. Such schedule shall indicate which, if any, of the cargoes scheduled thereunder are in respect of Plant that has not yet achieved Full Operations and in such case shall indicate the applicable Plant. Seller shall provide for delivery of the AACQ in accordance with Section 5.3. Such schedule shall also indicate the ACQ for the applicable Contract Year.

8.2.3
The schedule for deliveries of LNG during the Contract Year established pursuant to this Section 8.2, as amended from time to time in accordance with Section 8.3, is the “Annual Delivery Program” or “ADP”. If Seller fails to issue the schedule provided for in Sections 8.1.5 or 8.2.2, if applicable, then the schedule proposed by Buyer under Section 8.1.2 shall be the ADP for the relevant Contract Year.

8.2.4
Seller shall combine the ADP with the annual delivery programs of all other Partnership Buyers and provide to Buyer a combined schedule (the “Composite ADP”) showing all delivery windows and scheduled cargo quantities that have been committed by Seller, along with available, uncommitted loading windows at the Driftwood LNG Terminal. Seller shall promptly update the Composite ADP as the ADP is changed pursuant to Section 8.3 or other Partnership Buyers’ annual delivery programs are changed pursuant to their respective LNG sale and purchase agreements.

8.2.5
All references in Section 8.1 and this Section 8.2 to a specific number of Days prior to the start of a Contract Year shall be construed to mean, for purposes of the First Contract Year, as such number of Days prior to the anticipated Date of Full Operations for Plant 1 as revised by any acceleration thereof by Seller pursuant to Section 4.3.1. In the event of such acceleration, Seller shall be deemed to be in compliance with Section 8.1.1 for purposes of the First Contract Year so long as Seller provides the notice required by Section 8.1.1 at the same time Seller provides notice of such acceleration.

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8.3	Changes to Annual Delivery Program

8.3.1	Subject to the remainder of this Section 8.3, either Party may request by notice a change in the ADP or Ninety Day Schedule for a Contract Year for any reason.

8.3.2
As soon as possible after notice has been received pursuant to this Section 8.3, the Parties shall consult with one another in order to examine whether such ADP or Ninety Day Schedule can be revised to accommodate such proposed change(s). Neither Party shall unreasonably withhold or delay its consent to revise the ADP or Ninety Day Schedule in accordance with changes proposed by the other Party; provided that neither Party shall be under any obligation to consent thereto if:

(a)
in the case of Seller, (i) Seller is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with other Partnership Buyers, (ii) the requested change would impose additional costs (unless Buyer agrees to reimburse such costs) or risks upon Seller, or (iii) the requested change would increase the total quantities scheduled hereunder or decrease the total quantities scheduled hereunder; or

(b)
in the case of Buyer, (i) Buyer is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with Transporter or Buyer’s customers, (ii) the requested change would impose additional costs (unless Seller agrees to reimburse such costs) or risks upon Buyer, or (iii) the requested change would increase the total quantities scheduled hereunder or decrease the total quantities scheduled hereunder.

8.3.3
A Party shall not withhold or delay its consent to revise the ADP or Ninety Day Schedule if the proposed change: (a) complies with the terms of this Agreement and Applicable Laws; (b) by the exercise of reasonable efforts on the part of such Party, does not create a material adverse impact on health, safety, environment or the operations of such Party; (c) does not result in unreimbursed increased costs or decreased revenues to such Party; and (d) results in no change to the total quantities scheduled hereunder.

8.3.4
Upon a scheduling change pursuant to this Section 8.3, the ADP and, if applicable, the Ninety Day Schedule shall be amended accordingly and an updated ADP and, if applicable, an updated Ninety Day Schedule shall promptly be provided in writing by Seller to Buyer.

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8.4	Ninety Day Schedule

8.4.1
No later than the twentieth (20th) Day of each Month, Seller shall issue a forward plan of deliveries for the three (3)-Month period commencing on the first (1st) Day of the following Month thereafter (e.g., the Ninety Day Schedule for the three (3)-Month period commencing on May 1st shall be issued no later than the twentieth (20th) Day of April) (such plan, as amended from time to time in accordance with procedures set forth in this Agreement, the “Ninety Day Schedule”). The Ninety Day Schedule shall set forth by cargo the forecast pattern of deliveries, including the Delivery Window, LNG Tanker and Scheduled Cargo Quantity for each cargo. In the absence of agreement between the Parties otherwise, the Ninety Day Schedule will maintain the Scheduled Cargo Quantities and Delivery Windows as identified in the Annual Delivery Program.

8.4.2
Seller shall combine the Ninety Day Schedule with the ninety day schedules of all other Partnership Buyers and provide to Buyer a combined schedule (the “Composite Ninety Day Schedule”) showing all delivery windows and scheduled cargo quantities that have been committed by Seller, along with available, uncommitted loading windows at the Driftwood LNG Terminal. Seller shall promptly update the Composite Ninety Day Schedule as the Ninety Day Schedule is changed pursuant to Section 8.3 or 8.4.1 or other Partnership Buyers’ ninety day schedules are changed pursuant to their respective LNG sale and purchase agreements.

9.	Transfer Price; Uniform LNG SPAs

9.1	Provisional Transfer Price
The provisional transfer price (“Provisional Transfer Price”) (expressed in USD per MMBtu) for each MMBtu of LNG made available by Seller to Buyer under this Agreement shall be as follows:

Provisional Transfer Price =	the lesser of:

(a)	115% HH + $3.00/MMBtu;
and

(b)	HH + [***];
in each case, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement;

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where:
“HH” means the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for Month M;
“Month M” means the Month in which the Delivery Window of the relevant cargo of LNG is scheduled to begin in accordance with the ADP or Ninety Day Schedule, as applicable;
[***]

9.2	Final Transfer Price
The final transfer price (“Final Transfer Price”) (expressed in USD per MMBtu) for each MMBtu of LNG made available by Seller to Buyer under this Agreement shall be as follows:
Final Transfer Price = the lesser of:

(a)	115% HH + $3.00/MMBtu;
and

(b)	HH + [***];
in each case, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement;
where:
[***]

9.3	Uniform LNG SPAs
If at any time after the Effective Date Seller enters into an LNG sale and purchase agreement with a prospective Partnership Buyer or its Affiliate, other than an Affiliate of Seller or Tellurian Inc., and deliveries under such LNG sale and purchase agreement commence based on the start-up of one or more of the Phase 1 Plants (“Other LNG SPA”), and the terms of the Other LNG SPA (excluding the date of the Other LNG SPA and any terms regarding the name, volume, description, notice details, and similar identifying information of the buyer under the Other LNG SPA (collectively, “Excluded Terms”)) vary from the terms of this Agreement, then Seller shall notify Buyer of such other terms within ten (10) Days of entering into the Other LNG SPA and Buyer shall have the right, by notice to Seller within thirty (30) Days of receiving Seller’s notice, to replace all of the terms of this Agreement with the

    57

terms of the Other LNG SPA, other than the Excluded Terms; provided, however that if Buyer receives such notice after the occurrence of the Phase 1 FID, then Buyer’s rights under this Section 9.3 shall be subject to the consent of the Lenders in their sole discretion, if the Lender’s consent is required at such time under the financing documents with the Lenders.

10.	Invoicing and Payment

10.1	Invoices

10.1.1
Invoices for Cargoes. Invoices for each cargo made available by Seller and taken by Buyer, together with relevant supporting documents including a certificate of quantity loaded and all relevant information in respect of calculations of the Provisional Transfer Price and the Final Transfer Price as may be reasonably required by Buyer, shall be prepared and delivered by Seller to Buyer promptly following each Delivery Window and receipt of the final inspection certificate applicable to the loading of such cargo. The Provisional Invoice amount shall be the Provisional Transfer Price, multiplied by the quantity of LNG loaded on the LNG Tanker as calculated pursuant to Section 13.5. Each such Provisional Invoice shall be followed by a Final Invoice pursuant to Section 10.1.8(b) as soon as reasonably possible and in any event not later than sixty (60) Business Days after the first Day of Month M for such cargo; the Final Invoice amount shall be the Final Transfer Price, multiplied by the quantity of LNG loaded on the LNG Tanker as calculated pursuant to Section 13.5.

10.1.2
Invoices for Suspension Fees. Invoices for Suspension Fees shall be prepared and delivered by Seller to Buyer following Seller’s receipt of Buyer’s suspension notice pursuant to Section 5.8.1 for the suspended cargos. Each such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.3
Invoices for Cargo DoP Payments. Invoices for Cargo DoP Payments owed to Buyer by Seller shall be prepared by Buyer and delivered to Seller promptly following the Delivery Window of each affected cargo, and Seller shall give Buyer all reasonable assistance reasonably requested by Buyer in providing relevant information necessary to calculate the Cargo DoP Payments. Each such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.4
Invoices for Cargo Shortfall Payments. Invoices for Cargo Shortfall Payments owed to Seller by Buyer shall be prepared by Seller and delivered to Buyer promptly following the Delivery Window for each affected cargo. Each such invoice shall be, initially, a Provisional Invoice pursuant to Section

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10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b). Invoices for any amounts owed to Buyer by Seller pursuant to Section 5.7.5, 5.7.6 or 5.7.7 shall be prepared by Seller and delivered to Buyer as soon as reasonably practicable.

10.1.5
Invoices for Various Sums Due. In the event that any sums are due from one Party to the other Party under Section 7.5.4(b), 7.12.3, 7.12.4, 7.13.2(c), 7.16.1, 10.3.3, 10.4.1, 11.5, 12.3.1, or 12.3.2 of this Agreement, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof. To the extent Section 10.1.8(a)(i), (ii) or (iii) apply to such invoice, such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.6
Invoices for Other Sums Due. In the event that any sums are due from one Party to the other Party under this Agreement, other than for a reason addressed in Section 10.1.1 through 10.1.5, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof. To the extent Section 10.1.8(a)(i), (ii) or (iii) apply to such invoice, such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.7	Notice. Invoices shall be sent in accordance with Section 24.

10.1.8	Provisional Invoices.

(a)
In the event (i) an invoice required to be issued hereunder includes a calculation based on the Provisional Transfer Price or any portion thereof and the information required to calculate the Final Transfer Price or portion thereof is not available; (ii) a rate or index used in the calculation of an amount is not available on a temporary or permanent basis; or (iii) any other relevant information necessary to compute an invoice is not available, the invoicing Party may issue a provisional invoice (“Provisional Invoice”) in an amount calculated, in the case of subsection (i), based on the temporary estimated terms described in the applicable definition or definitions in Section 9.1, in the case of subsection (ii) of this Section 10.1.8(a), in accordance with Section 1.3, and, in the case of subsection (iii) of this Section 10.1.8(a), based on the best estimate of the unavailable information by the Party issuing the Provisional Invoice. A Provisional Invoice shall be deemed to be an invoice issued pursuant to Section 10.1.1 through 10.1.4, as applicable, for the purposes of the payment obligations of Seller or Buyer, as applicable, and shall

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be subject to subsequent adjustment in accordance with Section 10.1.8(b).

(b)
If a Provisional Invoice has been issued, the invoicing Party shall issue a final invoice reflecting any credit or debit, as applicable, to the Provisional Invoice as soon as reasonably practicable after the information necessary to compute the final amount of the payment has been obtained by such Party (“Final Invoice”). The settlement amount for a Final Invoice shall equal the difference between the amount of the Provisional Invoice and the amount of the Final Invoice, and such settlement amount shall be applied in the next invoice issued pursuant to Section 10.1.1 as a payment to the applicable Party or, if earlier, upon the termination of this Agreement.

(c)
If a Final Invoice has previously been issued in respect of a Provisional Invoice, the invoicing Party shall have a right to issue a revised Final Invoice reflecting any further credit or debit, as applicable, to the Final Invoice as soon as reasonably practicable after the information necessary to compute the final amount of the payment has been obtained by such Party. The settlement amount for a revised Final Invoice shall equal the difference between the amount of the Final Invoice and the amount of the revised Final Invoice, and such settlement amount shall be applied in the next invoice issued pursuant to Section 10.1.1 as a payment to the applicable Party or, if earlier, upon the termination of this Agreement.

10.2	Payment
All amounts invoiced under this Agreement that are due and payable shall be paid in accordance with this Section 10.2.

10.2.1
Payments for Cargoes. Invoices issued in accordance with Section 10.1.1 for cargoes made available and taken shall become due and payable by Buyer on the tenth (10th) Day after the date on which Buyer received such invoice.

10.2.2
Payments for Suspension Fees. Invoices issued in accordance with Section 10.1.2 shall become due and payable by Buyer on the later of (a) the day on which the Delivery Window of the suspended cargo was scheduled to begin, and (b) ten (10) Days after Buyer receives Seller’s invoice.

10.2.3	Cargo DoP Payments. Invoices issued in accordance with Section 10.1.3 shall become due and payable on the tenth (10th) Day following receipt by Seller.

10.2.4	Cargo Shortfall Payments. Invoices issued to Buyer in accordance with Section 10.1.4 shall become due and payable on the tenth (10th) Day

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following receipt by Buyer. Amounts owed by Seller in accordance with Section 10.1.4 shall become due and payable on the tenth (10th) Day following Seller receiving the applicable corresponding payment from the Tellurian Partnership Buyer or pursuant to a Mitigation Sale, as applicable.

10.2.5	Payments for Other Sums Due. An invoice issued pursuant to Section 10.1.5 or 10.1.6 shall be paid by the paying Party thereunder not later than twenty (20) Days after receipt of such invoice.

10.2.6
Payment Method. All invoices shall be settled by payment in USD of the sum due by wire transfer of immediately available funds to an account with the bank designated by the other Party in accordance with Section 10.2.7.

10.2.7
Designated Bank. Each Party shall designate a bank in a location reasonably acceptable to the other Party for payments under this Agreement. Initially a Party shall designate its bank by notice to the other Party prior to the later of (a) the date thirty (30) Days after the Effective Date and (b) the Date of Substantial Completion of Plant 1, and thereafter not less than thirty (30) Days before any redesignation is to be effective.

10.2.8
Payment Date. If any invoice issued pursuant to Section 10.1 would result in a Party being required to make a payment on a Day that is not a Payment Business Day, then the due date for such invoice shall be the immediately succeeding Payment Business Day.

10.3	Disputed Invoice

10.3.1
Payment Pending Dispute. Absent manifest error, each Party invoiced pursuant to Section 10.1.1, 10.1.2, 10.1.3, 10.1.4, or 10.1.5 shall pay all disputed and undisputed amounts due under such invoice without netting or offsetting. In the case of manifest error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement or determination of the correct amount.

10.3.2
Timing. Except with respect to Sections 1.3, 10.3.4, and 14, any invoice may be contested by the receiving Party only pursuant to Section 10.5 or if, within a period of thirteen (13) Months after its receipt thereof, that Party serves notice to the other Party questioning the correctness of such invoice. Subject to Section 10.5, if no such notice is served, the invoice shall be deemed correct and accepted by both Parties.

10.3.3
Interest. The Party who invoiced and received payment of a sum, subsequently determined not to have been payable under this Agreement to such Party, shall pay interest to the other Party on such amount, at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when

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such sum was originally paid) on and from the Day when such sum was originally paid until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.3.4
Measurement or Analyzing Errors. Any errors found in an invoice or credit note which are caused by the inaccuracy of any measuring or analyzing equipment or device shall be corrected in accordance with Exhibit A hereto, as applicable, and shall be settled in the same manner as is set out above in this Section 10.3.

10.4	Delay in Payment

10.4.1
Interest. If either Party fails to make payment of any sum as and when due under this Agreement, it shall pay interest thereon to the other Party at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when such sum was originally due) on and from the Day when payment was due until the date of payment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.4.2
Costs and Expenses. Subject to Section 20.1.12, each Party shall bear its own costs (including attorneys’ or experts’ fees or costs) in respect of enforcement of such Party’s rights in any Dispute proceeding as a result of the other Party failing to perform or failing timely to perform its obligations under this Agreement including failing timely to make any payment in accordance with this Agreement.

10.5	Audit Rights
Each Party shall have the right to cause an independent auditor, appointed by such Party at such Party’s sole cost and expense, to audit the books, records and accounts of the other Party that are directly relevant to the determination of any amounts invoiced, charged, refunded or credited by the other Party within the previous twelve (12) Months or as otherwise required by this Agreement. Such audit shall be conducted at the office where the records are located, during the audited Party’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after the audited Party’s relevant records have been made available to the auditing Party. The independent auditor shall be a major firm experienced in providing auditing services, and the Party appointing such auditor shall cause the

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auditor to execute a confidentiality agreement reasonably acceptable to the Party being audited. If the audit discloses an error in any invoiced amount under this Agreement, then the auditing Party shall, within thirty (30) Days following completion of the audit pertaining to the affected invoice or statement, provide notice to the audited Party describing the error and the basis therefor. Promptly thereafter, the Parties shall commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof, provided that any adjustments arising from such audit shall be made and all credits or charges finalized within forty-five (45) Days of completion of any relevant audit.

11.	Taxes

11.1	Responsibility
Buyer shall indemnify and hold Seller and its direct or indirect owners and Affiliates (other than Buyer) harmless from any and all Buyer Taxes, and Seller shall indemnify and hold Buyer and its Affiliates (other than Seller) harmless from any and all Seller Taxes.

11.2	Seller Taxes
“Seller Taxes” means any Taxes imposed from time to time:

(a)	solely on account of the corporate existence of Seller or its Affiliates;

(b)
in respect of the property, revenue, income, or profits of Seller or its Affiliates (other than Taxes required to be deducted or withheld by Buyer from or in respect of any payments (whether in cash or in kind) under this Agreement);

(c)
subject to Section 11.5, in the United States of America or any political subdivision thereof, that may be levied or assessed upon the export, loading, storage, processing, transfer, transport, ownership of title, or delivery of LNG, up to and at the Delivery Point; and

(d)	payable by Buyer by reason of a failure by Seller to properly deduct, withhold or pay any Taxes described in Section 11.4.

11.3	Buyer Taxes
“Buyer Taxes” means any Taxes imposed from time to time:

(a)	solely on account of the corporate existence of Buyer or its Affiliates;

(b)	in respect of the property, revenue, income, or profits of Buyer or its Affiliates (other than Taxes required to be deducted or withheld by

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Seller from or in respect of payments (whether in cash or in kind) under this Agreement);

(c)
in the United States of America (or any political subdivision thereof) or in any jurisdiction in which any of Buyer’s Discharge Terminals are located (or any political subdivision thereof), or any jurisdiction through which any LNG Tanker transits or on which any LNG Tanker calls (or any political subdivision thereof), in each case that may be levied or assessed upon the sale, use, purchase, import, unloading, export, loading, storage, processing, transfer, transport, ownership of title, receipt or delivery of LNG after the Delivery Point; and

(d)	payable by Seller by reason of a failure by Buyer to properly deduct, withhold or pay any Taxes described in Section 11.4.

11.4	Withholding Taxes
If Seller or Buyer (in either case, the “Payor” for purposes of this Section 11.4), is required to deduct or withhold Taxes from or in respect of any payments (whether in cash or in kind) to the other Party under this Agreement, then: (a) the Payor shall make such deductions and withholdings; (b) the Payor shall pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws; (c) the Payor shall promptly furnish to the other Party the original or a certified copy of a receipt evidencing such payment; and (d) the sum payable by the Payor to the other Party shall be increased by such additional sums as necessary so that after making all required deductions and withholdings of Taxes (including deductions and withholdings of Taxes applicable to additional sums payable under this Section 11.4), the other Party receives an amount equal to the sum it would have received had no such deductions or withholdings of Taxes been made. For the avoidance of doubt, the payment mechanism described in this Section 11.4 does not affect the Tax rights and responsibilities among the Parties provided under Section 11.1.

11.5	Transfer Taxes
In the event that the United States of America or any political subdivision thereof, including the State of Louisiana or any of its political subdivisions, levies or assesses a value added Tax, sales or use Tax, or other transfer Tax (“Transfer Taxes”) on the transfer of LNG pursuant to this Agreement, then unless Buyer has demonstrated an exemption that excuses Seller from any requirement under Applicable Laws to collect such Transfer Taxes from Buyer (including the provision of any exemption certificate or other documentation required to demonstrate such exemption), Seller shall (a) add such Transfer Taxes to the invoice for such LNG issued pursuant to Section 10.1 or (b) promptly notify Buyer and remit such Transfer Taxes to the appropriate Governmental Authority, in which case, pursuant to Section 10.1.5, Seller shall furnish Buyer with an invoice of the Transfer Taxes required to be

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reimbursed to Seller, and Buyer shall pay such invoice in accordance with Section 10.2.5. Buyer shall remain liable for any Transfer Taxes imposed on Seller as a result of Buyer’s failure to qualify for an exemption claimed by Buyer.

11.6	Mitigation and Cooperation
Each Party shall use reasonable efforts to take actions or measures requested by the other Party in order to minimize liabilities for Taxes for which the other Party is liable under this Section 11, and to file for and secure exclusions, exemptions, rebates, credits, refunds, abatement and incentives with respect to any such Taxes, provided that the other Party shall pay such Party’s reasonable costs and expenses in relation thereto. Buyer shall provide Seller with information and documents requested by Seller for purposes of Seller qualifying for or benefitting from any and all exclusions, exemptions, rebates, credits, refunds, abatement and incentives of any Taxes for which Seller is liable under this Section 11.

11.7	Refunds
If a Party has made an indemnification payment to the other Party pursuant to this Section 11 with respect to any amount owed or paid by the indemnified Party and the indemnified Party thereafter receives a refund or credit of any such amount, such indemnified Party shall pay to the indemnifying Party the amount of such refund or credit (less any reasonable costs and expenses incurred by the indemnified Party to obtain such refund or credit, without duplication of any such costs or expenses paid by the indemnifying Party under Section 11.6) promptly following the receipt thereof. The indemnified Party shall provide such assistance as the indemnifying Party may reasonably request to obtain such a refund or credit.

12.	Quality

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12.1	Specification
LNG delivered under this Agreement shall contain no water, active bacteria or bacterial agents (including sulphate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material and, when converted into a gaseous state, comply with the following specifications (“Specifications”):

Minimum Gross Heating Value	1000 Btu/SCF

Maximum Gross Heating Value	1150 Btu/SCF

Minimum methane (C1)	84.0 MOL%

Maximum H2S	0.25 grains per 100 SCF

Maximum Sulfur	1.35 grains per 100 SCF

Maximum N2	1.5 MOL%

Maximum Ethane (C2)	11 MOL%

Maximum Propane (C3)	3.5 MOL%

Maximum Butane (C4) and heavier	2 MOL%

12.2	Determining LNG Specifications
LNG shall be tested pursuant to Exhibit A to determine whether such LNG complies with the Specifications.

12.3	Off-Specification LNG

12.3.1
If Seller, acting as a Reasonable and Prudent Operator, determines prior to loading of a cargo that the LNG is expected not to comply with the Specifications (“Off-Spec LNG”) upon loading, Seller shall, as soon as reasonably practicable, suspend loading and shall give notice to Buyer of the extent of the expected variance as soon as practicable (but in no case later than the commencement of loading of the cargo), and:

(a)
Buyer shall use reasonable efforts, including coordinating with the Transporter and the operator of the Discharge Terminal, to accept such LNG where the LNG would be acceptable to the Transporter and the operator of the Discharge Terminal, each of them acting in their sole discretion (unless Transporter or such operator is Buyer or

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an Affiliate of Buyer), and would not prejudice the safe and reliable operation of any LNG Tanker, the Discharge Terminal, and any downstream facilities being supplied regasified LNG; Buyer shall notify Seller within twenty-four (24) hours of receipt of Seller’s notice whether Buyer is so able to accept such LNG;

(b)
if Buyer can accept delivery of such cargo, then Buyer shall take delivery of such cargo, and Seller shall reimburse Buyer for all reasonable documented direct costs incurred by Buyer (including direct costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal) in transporting and treating such Off-Spec LNG to meet the Specifications (or to otherwise make such LNG marketable); provided, however, the Seller’s liability shall not exceed twenty percent (20%) of the Transfer Price Ceiling for such cargo, multiplied by the quantity (in MMBtu) of the Off-Spec LNG; and

(c)
if Buyer determines in good faith that it cannot, using reasonable efforts, receive such cargo, or that Buyer anticipates that it might be liable for costs that would not otherwise be reimbursed pursuant to Section 12.3.1(b), then Buyer shall be entitled to reject such cargo by giving Seller notice of rejection within forty-eight (48) hours of the Buyer’s receipt of Seller’s notice, and Buyer shall be relieved of its obligation to load such cargo, Seller shall be deemed to have failed to make available such cargo and Section 5.6.2 shall apply in respect of such cargo.

12.3.2
If Off-Spec LNG is delivered to Buyer without Buyer being made aware of the fact that such Off-Spec LNG does not comply with the Specifications, or without Buyer being made aware of the actual extent to which such Off-Spec LNG does not comply with the Specifications, then upon Buyer or Seller becoming aware that the LNG is Off-Spec LNG and following prompt notice thereof to the other Party, Seller shall immediately suspend loading operations (if applicable) pending a determination by Buyer and:

(a)
if Buyer is able, using reasonable efforts, to transport and treat the Off-Spec LNG to meet the Specifications (or to otherwise make such LNG marketable) within the cost limitations set forth in this Section 12.3.2(a), then Buyer shall notify Seller as soon as practicable to resume loading (if applicable) and Seller shall reimburse Buyer for all reasonable documented direct costs and expenses incurred by Buyer (including direct costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal) in transporting and treating such Off-Spec LNG received at the Discharge Terminal to meet the Specifications (or to otherwise make

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such LNG marketable), in an amount not exceeding one hundred percent (100%) of an amount equal to the delivered quantity of such Off-Spec LNG, multiplied by the Transfer Price Ceiling for such cargo; provided, however, that Buyer, any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal shall not be required to incur costs in excess of those reimbursable by Seller; or

(b)
if Buyer determines in good faith that it cannot, using reasonable efforts, transport and treat such Off-Spec LNG to meet the Specifications (or to make such LNG marketable) within the cost limitations set forth in Section 12.3.2(a), then: (i) Buyer shall be entitled to reject such Off-Spec LNG by giving Seller notice of such rejection as soon as practicable, and in any case within ninety-six (96) hours after (A) Seller notifies Buyer that such LNG is Off-Spec LNG and the actual extent to which such Off-Spec LNG does not comply with the Specifications or (B) Buyer becomes aware that such LNG is Off-Spec LNG, whichever occurs first; (ii) Buyer shall be entitled to dispose of the loaded portion of such Off-Spec LNG (or regasified LNG produced therefrom) in any manner that Buyer, acting in accordance with the standards of a Reasonable and Prudent Operator, deems appropriate; and (iii) Seller shall reimburse Buyer in respect of and indemnify and hold Buyer harmless from all direct loss, damages, costs and expenses incurred by Buyer, any Affiliate of Buyer, Transporter or the operator of the Discharge Terminal (if, and only to the extent that, Buyer is contractually liable to such operator) as a result of the delivery of such Off-Spec LNG, including in connection with the handling, treatment or safe disposal of such Off-Spec LNG or other LNG being held at the Discharge Terminal or being carried onboard the LNG Tanker which was contaminated by it, cleaning or clearing the LNG Tanker and Discharge Terminal, and damage caused to the LNG Tanker and Discharge Terminal.

12.3.3
If Buyer rejects a cargo in accordance with Section 12.3.1(c) or 12.3.2(b), Seller shall be deemed to have failed to make available such cargo, and the Scheduled Cargo Quantity for such cargo shall be treated as a Cargo DoP Quantity resulting in a Cargo DoP Payment under Section 5.6.2. If Buyer accepts a cargo of Off-Spec LNG in accordance with Section 12.3.1(b) or transports and treats a cargo of Off-Spec LNG in accordance with Section 12.3.2(a), Seller shall be deemed to have satisfied its obligation to make available such LNG to Buyer for purposes of Section 5.6.1.

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13.	Measurements and Tests

13.1	LNG Measurement and Tests
LNG delivered to Buyer, and Gas used as fuel by the LNG Tanker, pursuant to this Agreement shall be measured and tested in accordance with Exhibit A.

13.2	Parties to Supply Devices

13.2.1
Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are incorporated in the structure of such LNG Tanker or customarily maintained on shipboard.

13.2.2
Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the delivered LNG, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are necessary to perform the measurement and testing required hereunder at the Loading Port.

13.3	Selection of Devices
Each device provided for in this Section 13 shall be selected and verified in accordance with Exhibit A. Any devices that are provided for in this Section 13 not previously used in an existing LNG trade shall be chosen by written agreement of the Parties and shall be such as are, at the time of selection, accurate and reliable in their practical application. The required degree of accuracy of such devices shall be agreed in writing by Buyer and Seller in advance of their use, and such degree of accuracy shall be verified by an independent surveyor agreed in writing by the Parties.

13.4	Tank Gauge Tables of LNG Tanker
Buyer shall furnish to Seller, or cause Seller to be furnished, a certified copy of tank gauge tables as described in Exhibit A for each LNG tank of the LNG Tanker and of tank gauge tables revised as a result of any recalibration of an LNG tank of an LNG Tanker.

13.5	Gauging and Measuring LNG Volumes Loaded
Volumes of LNG delivered under this Agreement will be determined by gauging the LNG in the LNG tanks of the LNG Tanker immediately before and after loading and taking into account Gas returned to the Driftwood LNG Terminal and Gas burned by the LNG Tanker during loading, all in accordance with the terms of Exhibit A.

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13.6	Samples for Quality Analysis
Representative samples of the delivered LNG shall be obtained by Seller as provided in Exhibit A.

13.7	Quality Analysis
The samples referred to in Section 13.6 shall be analyzed, or caused to be analyzed, by Seller in accordance with the terms of Exhibit A, in order to determine the molar fractions of the hydrocarbons and components in the sample.

13.8	Operating Procedures

13.8.1
Prior to carrying out measurements, gauging and analyses hereunder, the Party responsible for such operations shall notify the designated representative(s) of the other Party, allowing such representative(s) a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of such representative(s) after notification and reasonable opportunity to attend shall not affect the validity of any operation or computation thereupon performed.

13.8.2
At the request of either Party, any measurements, gauging and/or analyses provided for in Sections 13.5, 13.6, 13.7 and 13.10.1 shall be witnessed and verified by an independent surveyor agreed in writing by the Parties. The results of verifications and records of measurement shall be maintained in accordance with the terms of Exhibit A.

13.9	MMBtu Quantity Delivered
The number of MMBtus sold and delivered shall be calculated at the Delivery Point by Seller and witnessed and verified by an independent surveyor agreed in writing by the Parties following the procedures set forth in Exhibit A.

13.10	Verification of Accuracy and Correction for Error

13.10.1
Each Party shall test and verify the accuracy of its devices at intervals to be agreed between the Parties. In the case of gauging devices of the LNG Tanker, such tests and verifications shall take place during each scheduled dry-docking, provided that the interval between such dry dockings shall not exceed five (5) years. Indications from any redundant determining devices should be reported to the Parties for verification purposes. Each Party shall have the right to inspect and if a Party reasonably questions the accuracy of any device, to require the testing or verification of the accuracy of such device in accordance with the terms of Exhibit A.

13.10.2	Permissible tolerances of the measurement, gauging and testing devices shall be as described in Exhibit A.

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13.11	Costs and Expenses

13.11.1
Except as provided in this Section 13.11, all costs and expenses for testing and verifying measurement, gauging or testing devices shall be borne by the Party whose devices are being tested and verified; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.

13.11.2
In the event that a Party inspects or requests the testing/verification of any of the other Party’s devices on an exceptional basis in each case as provided in Section 13.10.1, the Party requesting the testing/verification shall bear all costs thereof; provided, however, that in the event that such testing or verification discloses that the other Party’s devices fail to comply with the requirements of this Agreement, all costs and expenses for such testing and verification of the devices that failed to comply shall be borne by the Party whose devices were tested.

13.11.3	The costs of the independent surveyor:

(a)	requested by a Party in accordance with Section 13.8.2 or paragraph 3(a) of Exhibit A shall be borne by the requesting Party; and

(b)	referred to in Section 13.9 shall be borne equally by Buyer and Seller.

14.	Force Majeure

14.1	Force Majeure
Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of Force Majeure. To the extent that the Party so affected fails to use commercially reasonable efforts to overcome or mitigate the effects of such events of Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts. Subject to the provisions of this Section 14, the term “Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, the Party claiming Force Majeure or an Affiliate of the Party claiming Force Majeure, such Party and, as applicable, its Affiliate having observed a standard of conduct that is consistent with a Reasonable and Prudent Operator, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

14.1.1	Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure set forth above:

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(a)	acts of God, a Governmental Authority, or a public enemy;

(b)	subject to Section 14.6, strikes, lockout, or other industrial action;

(c)
wars, blockades or civil disturbances of any kind; epidemics, actual or reasonably forecasted adverse weather or sea conditions, fires, explosions, arrests and restraints of governments or people; acts of terrorism, acts of piracy and serious threat of piracy;

(d)	the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to any facilities or equipment;

(e)
in respect of Seller: (i) loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Driftwood LNG Terminal or any Connecting Pipeline or (y) the liquefaction and loading facilities at the alternate source agreed by the Parties pursuant to Section 3.1.2 but only with respect to those cargoes which Buyer has agreed may be supplied from such alternate source, and subject to Section 14.2.4; and (ii) any event that would constitute an event of force majeure under an agreement between Seller and the operator or operators of any Connecting Pipeline for Gas transportation services, provided however, that an event of force majeure affecting a party to any such agreement shall constitute Force Majeure under this Agreement only to the extent such event meets the definition of Force Majeure in this Section 14.1;

(f)	in respect of Buyer, events affecting the ability of any LNG Tanker to receive and transport LNG including the unavailability of tug services, subject to Section 14.2.3; and

(g)	the withdrawal, denial, or expiration of, or failure to obtain, any Approval.

14.1.2
Nothing in this Section 14.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

14.2	Limitations on Force Majeure

14.2.1
Indemnity and Payment Obligations. Notwithstanding Section 14.1, no Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

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14.2.2	Events Not Force Majeure. The following events shall not constitute Force Majeure:

(a)	a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(b)
the unavailability of, or any event affecting, any facilities at or associated with any loading port or unloading port (or downstream of an unloading port) other than the Driftwood LNG Terminal or any alternate source agreed by the Parties pursuant to Section 3.1.2;

(c)	the ability of Seller or Buyer to obtain better economic terms for LNG or Gas from an alternative supplier or buyer, as applicable;

(d)
changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Buyer’s or Seller’s Gas, LNG or electric power markets;

(e)	breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment;

(f)	the non-availability or lack of economically obtainable Gas reserves;

(g)
in the case of Seller, any event arising from an action or omission of (i) any Affiliate of Seller, (ii) the contractor or sub-contractor or agent of Seller or Affiliate of Seller, or (iii) the operator of the Driftwood LNG Terminal, in each case to the extent that, had Seller taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Section 14;

(h)
in the case of Buyer, any event arising from an action or omission of (i) any Affiliate of Buyer, (ii) any customer of Buyer scheduled to take delivery of LNG from Buyer at the Driftwood LNG Terminal, (iii) the contractor or sub-contractor or agent of Buyer or Affiliate of Buyer, (iv) the operator of any part of any Discharge Terminal or (v) any Transporter, in each case to the extent that, had Buyer taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Section 14; and

(i)
the loss of interruptible or secondary firm transportation service on a Connecting Pipeline or any pipeline upstream of a Connecting Pipeline unless the cause of such loss was an event that would satisfy the definition of Force Majeure hereunder and primary in-the-path

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transportation service on such pipeline was also interrupted as a result of such event.

14.2.3	LNG Tankers.

(a)
Force Majeure relief in respect of Buyer for an event described in Section 14.1.1(f) affecting a specific LNG Tanker shall only be available with respect to cargoes that are scheduled to be transported on such LNG Tanker in the applicable Ninety Day Schedule or ADP for such Contract Year, or (to the extent that the ADP for the following Contract Year has been issued by Seller) in the ADP for the following Contract Year.

(b)
With respect to any particular cargo, Buyer shall not be entitled to claim Force Majeure relief for an event affecting the LNG Tanker nominated for such cargo if such LNG Tanker was affected by, or should reasonably have been expected by Buyer or its customer utilizing such LNG Tanker (in each case acting as a Reasonable and Prudent Operator) to be affected by, such Force Majeure event at the time it was nominated by Buyer pursuant to Section 8.1.2 or Section 8.3, as applicable, for the relevant cargo.

14.2.4
Alternative Sources. Force Majeure relief in respect of Seller for an event described in Section 14.1.1(e) affecting an alternate LNG source or facility thereat agreed between the Parties pursuant to Section 3.1.2 shall (a) only be available with respect to the cargo that is scheduled to be loaded at the Loading Port of such facility in the ADP or applicable Ninety Day Schedule for such Contract Year or, to the extent that the ADP for the following Contract Year has been issued, in the ADP for such following Contract Year and (b) not be available for an event affecting such alternate LNG source or facility thereat if such alternate LNG source or facility thereat was affected by such Force Majeure at the time it was nominated by Seller pursuant to Section 3.1.2 for the applicable cargo.

14.3	Notification
A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by Seller or Buyer, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

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14.3.1	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

14.3.2	the particulars of the program to be implemented to resume normal performance under this Agreement; and

14.3.3	the anticipated quantity of LNG scheduled in the ADP for a Contract Year that will not be made available or taken, as the case may be, by reason of Force Majeure.
Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

14.4	Measures
Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure.

14.5	No Extension of Term
The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

14.6	Settlement of Industrial Disturbances
Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

15.	Liabilities and Indemnification

15.1	General
Subject to Section 15.2, and without prejudice to any indemnity provided under this Agreement, Seller shall be liable to Buyer, and Buyer shall be liable to Seller, for any loss which has been suffered as a result of the breach by the Party liable of any one or more of its obligations under this Agreement, to the extent that the Party liable should reasonably have foreseen the loss.

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15.2	Limitations on Liability

15.2.1
Incidental and Consequential Losses. Neither Party shall be liable to the other Party hereunder as a result of any act or omission in the course of or in connection with the performance of this Agreement, for or in respect of:

(a)	any indirect, incidental, consequential or exemplary losses;

(b)	any loss of income or profits;

(c)	except as expressly provided in this Agreement, any failure of performance or delay in performance to the extent relieved by the application of Force Majeure in accordance with Section 14; or

(d)	except as expressly provided in this Agreement, any losses arising from any claim, demand or action made or brought against the other Party by a Third Party.

15.2.2
Exclusive Remedies. A Party’s sole liability, and the other Party’s exclusive remedy, arising under or in connection with Sections 5.6, 5.7, 5.8, 7.12.3, 7.12.4, 7.13.2(c) and 12.3 and this Section 15 shall be as set forth in each such provision, respectively.

15.2.3
Liquidated Damages. The Parties agree that it would be impracticable to determine accurately the extent of the loss, damage and expenditure that either Party would have in the circumstances described in Sections 5.6, 5.7, 5.8, 7.12.3 and 7.12.4. Accordingly, the Parties have estimated and agreed in advance that the sole liability, and exclusive remedy for such circumstances shall be as provided in those Sections, and neither Party shall have additional liability as a result of any such circumstances. Each amount described in or determined by the provisions of Sections 5.6, 5.7, 5.8, 7.12.3 and 7.12.4 is intended to represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance. Each Party waives any right to claim or assert, in any arbitration or expert determination pursuant to Section 20 in any action with respect to this Agreement, that any of the exclusive remedies set forth in Sections 5.6, 5.7, 5.8, 7.12.3 and 7.12.4 do not represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance or otherwise are not valid and enforceable damages.

15.2.4
Express Remedies. The Parties agree that Section 15.2.1 shall not impair a Party’s obligation to pay the amounts specified in, or the validity of or limitations imposed by, Sections 5.6, 5.7, 5.8, 7.12.3, 7.12.4, 7.13.2(c) and 12.3. Neither Party shall have a right to make a claim for actual damages (whether direct or indirect) or other non-specified damages under any

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circumstances for which an express remedy or measure of damages is provided in this Agreement.

15.2.5
Remedies in Contract. Except with respect to claims for injunctive relief under Sections 18 and 20.1.11, a Party’s sole remedy against the other Party for nonperformance or breach of this Agreement or for any other claim of whatsoever nature arising out of or in relation to this Agreement shall be in contract and no Party shall be liable to another Party (or its Affiliates and contractors and their respective members, directors, officers, employees and agents) in respect of any damages or losses suffered or claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.

15.2.6	Seller Aggregate Liability for Certain Events.

(a)
Notwithstanding any provision herein to the contrary, the maximum Seller Aggregate Liability as of any given date in respect of any occurrence or series of occurrences shall not exceed the Seller Liability Cap.

(b)
“Seller Aggregate Liability” shall mean, as of any date of determination, any and all liability of Seller to Buyer under this Agreement, excluding (i) any Seller liabilities under this Agreement for which Seller has already made payment to Buyer as of such date and (ii) any liability caused by the gross negligence or willful misconduct of the Partnership, Seller, any other Affiliate of the Partnership, the General Partner or Seller’s Affiliates.

(c)
The “Seller Liability Cap”, as of any given time of determination, shall be an amount (in USD) equal to USD one hundred million (US$100,000,000), multiplied by the ACQ at such time, divided by fifty-two million one hundred seventy thousand (52,170,000) MMBtu.

15.2.7
EXCEPT FOR WARRANTIES OF TITLE AND NO LIENS OR ENCUMBRANCES, AND SUBJECT TO THE PROVISIONS OF THIS AGREEMENT CONCERNING THE QUALITY OF LNG TO BE DELIVERED UNDER THIS AGREEMENT, SELLER EXPRESSLY NEGATES ANY WARRANTY WITH RESPECT TO LNG DELIVERED UNDER THIS AGREEMENT, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY WITH RESPECT TO CONFORMITY TO SAMPLES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

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15.3	Buyer’s Credit; Credit Support

15.3.1
At all times prior to any assignment of this Agreement by Original Buyer, Original Buyer shall have no obligation to maintain any credit rating or provide any guaranty, letter of credit or other credit support in connection with this Agreement; provided that, if required for financing, Buyer shall use its commercial reasonable efforts to provide information or documents confirming its ability to perform its financial obligations under this Agreement.

15.3.2
If Buyer assigns or novates this Agreement to a Third Party who is not an Affiliate of Original Buyer (such Third Party, the “Assignee Buyer”) and if in connection with such assignment or novation Lenders require in accordance with Section 21.2.2(c) that Assignee Buyer have an Acceptable Credit Rating or a Guaranty be provided to Seller prior to such novation or assignment, then at all times following such assignment or novation (including following any subsequent assignments or novations thereafter), and only then, the following terms of this Section 15.3.2 shall apply:

(a)
Assignee Buyer shall at all times on and after such assignment or novation maintain an Acceptable Credit Rating or provide or cause to be provided a Guaranty. In the event any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder no longer has an Acceptable Credit Rating or is otherwise no longer an Acceptable Guarantor, Assignee Buyer shall provide a replacement Guaranty or, if unable to comply with the requirements of a Guaranty because no Guarantor exists, an alternative credit support reasonably acceptable to Lenders at all times. Any Guaranty or alternative credit support required to be delivered to Seller pursuant to this Section 15.3.2(a) shall be delivered within thirty (30) Days of such requirement arising.

(b)
If Assignee Buyer, or Assignee Buyer’s Guarantor, merges or consolidates, sells all or substantially all of its assets, or novates or assigns this Agreement or the Guaranty, as applicable, then the surviving entity, asset purchaser or assignee, as the case may be, shall either have and maintain an Acceptable Credit Rating or assume in writing or by operation of law the obligations of Assignee Buyer or Assignee Buyer’s Guarantor, as applicable. In the event the foregoing conditions are not satisfied, Assignee Buyer shall provide a replacement Guaranty or, if unable to comply with the requirements of a Guaranty because no Guarantor exists, an alternative credit support reasonably acceptable to Lenders at all times. Any Guaranty or alternative credit support required to be delivered to Seller pursuant

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to this Section 15.3.2(b) shall be delivered within thirty (30) Days of such requirement arising.

15.4	Third Party Liability
With respect to Third Party liabilities:

(a)
If any Third Party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 15 or elsewhere in this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

(b)
The Indemnifying Party will have the right to defend against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) Days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)
So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 15.4(b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which

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consent shall not be unreasonably withheld or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)
In the event any of the conditions in Section 15.4(b) is or becomes unsatisfied, or a conflict arises, with regard to the Third Party Claim, between the Indemnified Party and the Indemnifying Party in respect of such Third Party Claim the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(e)
If either Party gives notice to the other Party of a Third Party Claim pursuant to the provisions of Section 15.4(a) and the notified Party does not give notice that it will indemnify the notifying Party in the manner set out in Section 15.4(b), the notifying Party shall nevertheless send copies of all pleadings and other documents filed in any such Third Party lawsuit to the notified Party and such notified Party may have the right to participate in the defense of the Third Party Claim in any manner permitted by Applicable Law.

15.5	Seller’s Insurance

15.5.1	Seller shall obtain and maintain or cause to be obtained and maintained:

(a)	insurance for the Driftwood LNG Terminal to the extent required by Applicable Law, and

(b)	additional insurance, as is reasonably necessary, against such other risks and at such levels as a Reasonable and Prudent Operator of a liquefaction terminal would obtain.

15.5.2
Seller shall obtain or cause to be obtained the insurance required by Section 15.5.1 from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. Seller shall exercise its best efforts, or shall cause the applicable insured Person to use its best efforts, to collect any amount due under such insurance policies.

15.6	Buyer’s Insurance
Buyer shall ensure that insurances are procured and maintained for each LNG Tanker in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Operator,

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should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Tanker. In this regard:

(a)	Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(b)
Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained with full P&I indemnity cover in the ordinary course from a P&I Club, and such LNG Tanker shall be entered for insurance with a P&I Club, including pollution liability standard for LNG vessel and Certificate of Financial Responsibility.

16.	Safety

16.1	General
The Parties recognize the importance of securing and maintaining safety in all matters contemplated in this Agreement, including the construction and operation of their respective facilities and the LNG Tankers and transportation of LNG. It is their respective intentions to secure and maintain high standards of safety in accordance with International Standards and the generally accepted standards prevailing in the LNG and LNG transportation industries from time to time.

16.2	Third Parties
Both Parties shall use reasonable efforts to ensure that their respective employees, agents, operators, Transporter, contractors and suppliers shall have due regard to safety and abide by the relevant regulations while they are performing work and services in connection with the performance of this Agreement, including such work and services performed within and around the area of the Driftwood LNG Terminal and on board the LNG Tankers.

17.	Exchange of Information
The Parties shall maintain close communication and mutually provide and shall use reasonable efforts to exchange available information directly relevant to the fulfillment of the terms and conditions of this Agreement.

18.	Confidentiality

18.1	Duty of Confidentiality
The (i) terms of this Agreement and (ii) any information disclosed by either Party to the other Party in connection with this Agreement which is not:

(a)	already known to the recipient from sources other than the other Party;

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(b)	already in the public domain (other than as a result of a breach of the terms of this Section 18.1); or

(c)	independently developed by the recipient;
shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to Third Parties by the receiving Party. The Parties recognize that persons authorized to review the Confidential Information under Section 18.2 may form mental impressions (i.e., impressions not written or otherwise reduced to a record) regarding the Confidential Information. The use of these mental impressions by such persons shall not be a violation of the restriction contained in this Section 18.1.

18.2	Permitted Disclosures

18.2.1	The Confidential Information, which either Party receives from the other, may be disclosed by such Party:

(a)
to any Person who is such Party’s legal counsel, other professional consultant or adviser, Transporter, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;

(b)
if required and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Section 18.2.1(f) are quoted;

(c)	as may be required under federal or state securities or “Blue Sky” Applicable Laws;

(d)	if required and to the extent required by the U.S. Department of Energy;

(e)
without limiting Section 18.2.1(c) or (d), if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Section 20.1or 20.2 or any arbitration award or binding decision of an Expert (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other

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Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;

(f)
to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 18.2.1(f);

(g)	to any bona fide intended assignees of a Party’s interests under this Agreement;

(h)	to any Third Party as reasonably necessary for the performance of a Party’s obligations under this Agreement;

(i)
to any arbitrator appointed in accordance with Section 20.1.4, to any Expert appointed pursuant to Section 20.2.1, or to any other party to an arbitration or Expert proceeding arising under or in connection with this Agreement, or to any witnesses appearing in an arbitration under Section 20.1or in an Expert proceeding under Section 20.2; or

(j)
to any Person reasonably required to see such Confidential Information, including the Lenders, in connection with any bona fide financing or offering or sale of securities by Seller, Buyer or any Affiliate or shareholder of any of the foregoing, to comply with the disclosure or other requirements of Applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.

18.2.2
The Party making the disclosure shall ensure that any Person listed in Section 18.2.1(a), (f), (g), (h), (i) or (j) to which it makes the disclosure (excluding any legal counsel, arbitrator or Expert already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Section 18.1. In the case of a disclosure to an employee made in accordance with Section 18.2.1(f), the undertaking shall be given by the company on its own behalf and in respect of all its employees.

18.2.3
Seller may disclose to the other Partnership Buyers Confidential Information related to scheduling, operations and other relevant technical information to comply with Seller’s performance of Section 8, but only to the extent necessary to ensure the effective implementation thereof.

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18.2.4	No press release concerning the execution of this Agreement or resolution of any Disputes shall be issued unless agreed by the Parties.

18.3	Confidential Information Remedy
The Parties acknowledge that breach of the provisions of this Section 18 shall cause irreparable injury for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties agree that the provisions of this Section 18 may be enforced by specific performance and that the non-breaching Party shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Section 18. Any such relief shall be in addition to, and not in lieu of, any legal or equitable damages available to such Party.

18.4	Duration of Confidentiality
The foregoing obligations with respect to the Confidential Information shall remain in effect for three (3) years after this Agreement is terminated.

19.	Default and Termination

19.1	Right to Suspend Performance

19.1.1
Seller Right to Suspend. If (a) Seller has not received payment in respect of any amounts due under any invoice(s) under this Agreement totaling in excess of USD fifteen million (US$15,000,000) within five (5) Business Days after the due date thereof, (b) any Termination Event in favor of a Seller right to terminate has arisen, or (c) (i) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(i) of the Partnership Agreement and the Default Forfeiture Units (as defined in the Partnership Agreement) are Class A Units issued to such Defaulting Partner pursuant to the equity capital contribution agreement entered into by such Defaulting Partner in respect of the Phase 1 Project or (ii) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(ii) of the Partnership Agreement, then without prejudice to any other rights and remedies of Seller arising under this Agreement or by Applicable Laws or otherwise, upon giving five (5) Business Days’ notice to Buyer:

(a)
Seller may suspend delivery of any or all subsequent cargoes until (a) the amounts outstanding under such invoice(s) and interest thereon have been paid in full, (b) the circumstances constituting the Termination Event have been fully remedied or have ceased to apply or (c) Buyer or its Affiliate, as applicable, is no longer a Defaulting Partner (as defined in the Partnership Agreement), as the case may be.

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(b)
In the event of such suspension, Buyer shall not be relieved of any of its obligations under this Agreement, and the provisions of Sections 5.7.2 to 5.7.8 shall apply with respect to each cargo scheduled in the Annual Delivery Program or Ninety Day Schedule which is not delivered during the suspension.

(c)	During the period that such suspension is effective, Seller shall have no obligation to make available LNG to Buyer.

19.1.2
Buyer Right to Suspend. Without prejudice to its rights under the Termination Event set out in Section 19.2.1(j), if a Bankruptcy Event has occurred with respect to Seller, Buyer shall be entitled to suspend by written notice to Seller the performance of its obligations under this Agreement to take and pay for LNG, until such Bankruptcy Event is no longer occurring with respect to Seller. Buyer’s right to suspend shall not excuse Buyer from paying for LNG taken prior to the suspension.

19.2	Elective Termination

19.2.1	Termination Events. The following circumstances (each, a “Termination Event”) shall give rise to the right for the specified Party (and only the specified Party) to terminate this Agreement:

(a)
by Seller, if Buyer fails to pay or cause to be paid any amount or amounts in the aggregate due under this Agreement that are in excess of USD fifty million (US$50,000,000), for a period of ten (10) Days or more following the due date of the relevant invoice;

(b)	by Seller, if Buyer fails to comply with Section 15.3 or 21;

(c)	by Seller, violation by Buyer of Section 25.1;

(d)	by the non-violating Party, if a Party violates Section 25.2(b) or breaches the representation and warranty in Section 25.5;

(e)
by Seller, if (i) Buyer or any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder fails to execute any Direct Agreement with Seller’s or its Affiliate’s respective Lenders within sixty (60) Days after Seller’s request thereof, provided that such Direct Agreement complies with the requirements in Sections 21.4.2(a) to (g), or (ii) in connection with any financing, Buyer fails to provide to the Lenders and the Lenders’ Agent any legal opinion that complies with the requirements in Section 21.4.1 within sixty (60) Days after Seller’s request thereof;

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(f)	by Seller, if a Bankruptcy Event has occurred with respect to Buyer or any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder;

(g)
by Seller, if (i) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(i) of the Partnership Agreement and the Default Forfeiture Units (as defined in the Partnership Agreement) are Class A Units issued to such Defaulting Partner pursuant to the equity capital contribution agreement entered into by such Defaulting Partner in respect of the Phase 1 Project, and the General Partner exercises its rights pursuant to the Partnership Agreement to cause all such Class A Units to be redeemed or forfeited in accordance with the Partnership Agreement or (ii) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(ii) of the Partnership Agreement, and the General Partner exercises its rights pursuant to the Partnership Agreement to cause all of such Defaulting Partner’s Class A Units to be redeemed or forfeited in accordance with the Partnership Agreement;

(h)	by either Party, if Buyer’s or its Affiliate’s entire interest in the Partnership is redeemed pursuant to Section 4.17 of the Partnership Agreement;

(i)	by Seller, if Buyer’s or its Affiliate’s entire interest in the Partnership is redeemed pursuant to Section 4.8 of the Partnership Agreement;

(j)	by Buyer, if a Bankruptcy Event has occurred in respect of Seller;

(k)
by Buyer, if each of the following conditions have been satisfied: (i) the amount of indebtedness for purposes of constructing the Phase 1 Project (including any such indebtedness that has been refinanced from time to time) has been paid in full, (ii) Buyer or its Affiliate has contributed to the Partnership its entire capital commitment for the Phase 1 Project and (iii) one (1) or more events of Force Majeure affecting Seller prevent Seller from making available an aggregate quantity of LNG equal to or greater than fifty percent (50%) of the AACQ during any given twelve (12) Month period;

(l)
by Buyer, if each of the following conditions have been satisfied: (i) the amount of indebtedness for purposes of constructing the Phase 1 Project (including any such indebtedness that has been refinanced from time to time) has been paid in full, (ii) Buyer or its Affiliate has contributed to the Partnership its entire capital commitment for the Phase 1 Project, and (iii) Seller fails to make available an aggregate amount of LNG in accordance with Section 5.6 resulting in Cargo

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DoP Quantities totaling more than fifty percent (50%) of the AACQ in aggregate during any given twelve (12) consecutive Month period of the Term.

19.2.2
Notice of Termination Event. Upon the occurrence of any Termination Event, the terminating Party may give notice thereof to the other Party, specifying in reasonable detail the nature of such Termination Event.

19.2.3
Timing of Elective Termination. Except with respect to the Termination Events described in Section 19.2.4, at any time after the expiry of a period of forty-five (45) Days after the terminating Party gave notice of a Termination Event pursuant to Section 19.2.2, unless the circumstances constituting the Termination Event have been fully remedied or have ceased to apply, the terminating Party may terminate this Agreement with immediate effect by giving notice of such termination to the other Party.

19.2.4
Certain Termination Events. Upon the occurrence of a Termination Event described in Section 19.2.1(b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l), the terminating Party’s notice pursuant to Section 19.2.2 shall terminate this Agreement immediately.

19.3	Rights Accrued Prior to Termination
Termination of this Agreement shall be without prejudice to:

(a)	the rights and liabilities of the Parties accrued prior to or as a result of such termination; and

(b)	claims for breaches of Section 18 that occur during the three (3) year period after termination of this Agreement.

19.4	Liability in Connection with Certain Termination Rights
Without prejudice to a Party’s or its Affiliate’s rights and obligations under another agreement, neither Party shall have any liability hereunder to the other Party as a result of a termination of this Agreement pursuant to Section 19.2.1(h) or (k).

19.5	Final Reconciliation
Within sixty (60) Days after the termination of this Agreement, Seller and Buyer shall determine the amount of any final settlement payment. Seller shall send a statement to Buyer, or Buyer shall send a statement to Seller, as the case may be, for any final settlement payment due. Seller or Buyer, as the case may be, shall pay such amount no later than twenty (20) Business Days after the date of receipt of such statement.

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19.6	Survival
The following provisions shall survive expiration or termination of this Agreement: Sections 1, 7.7.2, 7.7.3, 9, 10, 11, 13.8.2, 15.1, 15.2, 15.3, 15.4, 18 (to the extent provided therein), 19.3, 19.4, 19.5 and 20 to 25, in addition to this Section 19.6.

20.	Dispute Resolution and Governing Law

20.1	Dispute Resolution

20.1.1
Arbitration. Any Dispute (other than a Dispute submitted to an Expert under Section 20.2.1) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.

20.1.2	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) (as then in effect).

20.1.3
Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.

20.1.4
Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Section 20, (a) Buyer, any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder and all Persons whose interest in this Agreement derives from them shall be considered as one party; and (b) Seller and all Persons whose interest in this Agreement derives from Seller shall be considered as one party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-

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appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed.

20.1.5
Consolidation. If multiple arbitration proceedings are initiated under this Agreement, any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder, one or more other LNG sale and purchase agreements entered into by Seller, one or more equity capital contribution agreements entered into by the Partnership, the Partnership Agreement, the General Partner LLC Agreement, any management and advisory services agreement entered into by the Partnership or the LNG Marketing Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any party to any such dispute may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the disputes.

20.1.6	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.

20.1.7	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

20.1.8
Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 24, as well as any other procedure authorized by law.

20.1.9	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 24.

20.1.10
Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

20.1.11	Interim Measures. Any party to the Dispute may apply to a court in New York, New York, for interim measures (a) prior to the constitution of the

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arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The Parties unconditionally and irrevocably submit to jurisdiction in New York, New York, for the limited purposes of an application for interim measures under this Section 20.1.11. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

20.1.12
Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

20.1.13
Interest. The award shall include pre-award and post-award interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day such award was issued) on and from the Day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

20.1.14	Currency of Award. The arbitral award shall be made and payable in USD, free of any Tax or other deduction.

20.1.15
Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any Governmental Authority, except with respect to

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the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

20.1.16
Confidentiality. Any arbitration or Expert determination relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration or Expert proceeding, and memorials, briefs or other documents prepared for the arbitration or Expert proceeding) shall be Confidential Information subject to the confidentiality provisions of Section 18; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination or award.

20.2	Expert Determination

20.2.1
General. In the event of any disagreement between the Parties regarding a measurement under Exhibit A hereto or any other Dispute which the Parties agree to submit to an Expert (in either case, a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an Expert selected as provided in this Section 20.2.1. The Expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party notice of the request for such determination. If the Parties are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of either of the Parties, the International Centre for Expertise of the International Chamber of Commerce (“ICC”) shall appoint such Expert and shall administer such expert determination through the ICC’s Rules for Expertise. The Expert shall be and remain at all times wholly impartial, and, once appointed, the Expert shall have no ex parte communications with either of the Parties concerning the expert determination or the underlying Measurement Dispute. The Parties shall cooperate fully in the expeditious conduct of such expert determination and provide the Expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the Expert shall issue a draft report and allow the Parties to comment on it. The Expert shall endeavor to resolve the Measurement Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

20.2.2
Final and Binding. The Expert’s decision shall be final and binding on the Parties unless challenged in an arbitration pursuant to Section 20.1 within thirty (30) Days of the date the Expert’s decision. If challenged, (a) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (b) the decision shall be entitled to

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a rebuttable presumption of correctness; and (c) the Expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

20.2.3
Arbitration of Expert Determination. In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Exhibit A hereto, then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 20.1.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

20.3	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

20.4	Immunity

20.4.1
Each Party, to the maximum extent permitted by Applicable Law, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any and all rights of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration, Expert proceeding, or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, Expert or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.

20.4.2	Each Party hereby irrevocably, unconditionally, knowingly and intentionally:

(a)	agrees that the execution, delivery and performance by such Party of this Agreement constitute private and commercial acts rather than public or governmental acts; and

(b)
consents in respect of the enforcement of any judgment against such Party in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any

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such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).

21.	Successors; Assignments

21.1	Successors
This Agreement shall be binding upon and inure to the benefit of any successor to each of Seller and Buyer.

21.2	Assignment by Buyer

21.2.1
Early Assignments. Buyer may not novate or assign this Agreement to any Person other than an Affiliate of Buyer prior to the time that the Date of Substantial Completion for each of the Phase 1 Plants has occurred.

21.2.2
Prior Written Consent. At any time after the Date of Substantial Completion for each of the Phase 1 Plants has occurred, Buyer may novate or assign this Agreement in its entirety to another Person, for the remainder of the Term, upon the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), provided that:

(a)	Lenders have provided prior written consent to such novation or assignment;

(b)
such assignee or novatee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is enforceable by Seller; and

(c)	if required by Lenders, such assignee or novatee has an Acceptable Credit Rating or a Guaranty is provided to Seller prior to such novation or assignment.

21.2.3
Without Prior Consent to Affiliates. At any time, so long as Buyer is Original Buyer or an Affiliate of Original Buyer, Buyer may novate or assign this Agreement in its entirety, for the remainder of the Term, without Seller’s prior consent, to an Affiliate of Buyer, provided that:

(a)	Lenders have provided prior written consent to such novation or assignment;

(b)	such Affiliate assignee or novatee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in

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its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is reasonably acceptable in form and substance to, and enforceable by, Seller; and

(c)	performance of this Agreement by Seller with such Affiliate assignee or novatee would comply with Applicable Laws and all relevant Approvals.

21.2.4
Further Obligations. Upon a novation or assignment in whole by Buyer in accordance with this Section 21.2, the assignor or novator shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment

21.3	Assignment by Seller
Except as provided in Section 21.4.2, this Agreement may not be assigned by Seller.

21.4	Seller Financing

21.4.1
Lender Financing. Seller and its Affiliates shall have the right to obtain financing (including non-recourse or limited recourse financing) from Lenders. In connection with any financing or refinancing obtained by Seller or its Affiliates, Buyer shall, if so requested by Seller, deliver to Seller’s or its Affiliate’s Lenders or the agent acting on behalf of any such Lenders (“Lenders’ Agent”) certified copies of its corporate charter and by-laws, resolutions, incumbency certificates, financial statements and other financial information, and such other items or information upon the reasonable request by Lenders or Lenders’ Agent. Buyer shall, at Seller’s cost, also provide to the Lenders and Lenders’ Agent legal opinions in form and substance and from counsel reasonably acceptable to the Lenders.

21.4.2
Assignment as Security. Buyer further acknowledges and agrees that Seller may collaterally assign, transfer, or otherwise encumber, all or any of its rights, benefits and obligations under this Agreement to such Lenders or Lenders’ Agent as security for Seller’s obligations or its Affiliate’s obligations to Lenders. Accordingly, upon Seller’s request pursuant to a notice hereunder and at Seller’s cost, Buyer shall enter into, and if Buyer is Assignee Buyer, then Assignee Buyer shall cause any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder to enter into, one or more direct agreements or consent agreements (each, a “Direct Agreement”) pursuant to which Buyer or such guarantor, as applicable:

(a)	consents to the collateral assignment of Seller’s or its Affiliate’s rights and obligations under this Agreement or the guaranty, as applicable,

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to the Lenders or the Lenders’ Agent and the subsequent assignment and transfer of this Agreement or the guaranty, as applicable, to the Lenders’ Agent or other designee or nominee of the Lenders (including a purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure) following an event of default by Seller or its Affiliate under the financing documents entered into by Seller or its Affiliates with the Lenders;

(b)
provides representations and warranties that this Agreement or the guaranty, as applicable, is in full force and effect and has not been modified or amended and that there are no defaults existing under this Agreement or the guaranty, as applicable;

(c)
in the case of Buyer, provides representations and warranties regarding the corporate existence of Buyer, its authority to enter into and perform this Agreement and that this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and in the case of guarantor, provides representations and warranties regarding the corporate existence of guarantor, its authority to enter into and perform the guaranty and that the guaranty is the legal, valid and binding obligation of guarantor, enforceable against guarantor in accordance with its terms;

(d)	agrees to make payments of amounts owed under this Agreement or the guaranty, as applicable, to one or more accounts as notified by Lenders’ Agent from time to time;

(e)	in the case of Buyer, agrees to give Lenders and Lenders’ Agent notice of and an opportunity to cure any default by Seller under this Agreement;

(f)	agrees to modify or clarify provisions of this Agreement or the guaranty, as applicable, as reasonably requested by the Lenders or the Lenders’ Agent; and

(g)	agrees to other undertakings that are normal and customary in financings or refinancings of the type entered into by Seller or its Affiliates and the Lenders.

21.4.3
Assignment or Novation to Lenders. Seller may novate or assign this Agreement in its entirety, for the remainder of the Term, without Buyer’s prior consent, to Seller’s Lenders or its Affiliate’s Lenders or the relevant Lenders’ Agent and to any other designee or nominee of such Lenders (including a purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure)

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following an event of default by Seller or its Affiliate under the financing documents entered into by Seller or its Affiliates with such Lenders, provided that each such transferee assumes all of the obligations of Seller under this Agreement commencing on the date of the assignment by execution of a copy of this Agreement in its own name (countersigned by Buyer) or by execution of a binding assignment and assumption agreement which is enforceable by Buyer. Upon a novation or assignment by Seller, in accordance with this Section 21.4.3, the assignor or novator shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.

22.	Contract Language
This Agreement, together with the Exhibits hereto, shall be made and originals executed in the English language. In case of any difference in meaning between the English language original version and any translation thereof, the English language original version shall be applicable.

23.	Miscellaneous

23.1	Disclaimer of Agency
This Agreement does not appoint either Party as the agent, partner or legal representative of the other for any purposes whatsoever, and neither Party shall have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other Party.

23.2	Entire Agreement
This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the Parties in respect of the subject matter hereof and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter hereof. Anything that is not contained or expressly incorporated by reference in this instrument, is not part of this Agreement.

23.3	Third Party Beneficiaries
The Parties do not intend any term of this Agreement to be for the benefit of, or enforceable by, any Third Party except as expressly provided in Section 7.7. The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, including those Third Parties referred to under Section 7.7, even if as a result such Third Party’s rights to enforce a term of this Agreement will be varied or extinguished.

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23.4	Amendments and Waiver
This Agreement may not be supplemented, amended, modified or changed except by an instrument in writing signed by Seller and Buyer and expressed to be a supplement, amendment, modification or change to this Agreement. A Party shall not be deemed to have waived any right or remedy under this Agreement by reason of such Party’s failure to enforce such right or remedy.

23.5	Exclusion
The United Nations Convention on Contracts for the International Sale of Goods (and the Convention on the Limitation Period in the International Sale of Goods) shall not apply to this Agreement and the respective rights and obligations of the Parties hereunder.

23.6	Further Assurances
Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Agreement, including causing this Agreement or any document contemplated herein to be duly registered, notarized, attested, consularized and stamped in any applicable jurisdiction.

23.7	Severability
If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

24.	Notices

24.1	Form of Notice

24.1.1
Except where otherwise specifically provided in this Agreement, all notices, requests, consents, proposals, approvals and statements shall be in writing and in English, and if properly addressed to the recipient in the manner required by Sections 24.1.2 and 24.2, shall be deemed to have been properly given or delivered: (i) on the date of actual delivery when personally delivered to the intended recipient or when delivered to the intended recipient by a reputable courier delivery service; or (ii) on the date specified in Section 24.2.2, if by Electronic Transmission, provided that if such Electronic Transmission is directed after 5:00 p.m. (local time of the recipient) or on a day that is not a Business Day, then on the next succeeding Business Day after the date specified in Section 24.2.2.

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24.1.2
A non-electronic document is deemed to be properly addressed, in each case, if to Buyer or Seller, to the address of such Person as set forth in this Section 24.1.2, or, in each case, to such other address or addresses as the addressee may have specified by written notice given to the other Party in the manner contemplated by Section 24.1.1.

If to Buyer, to:
Tellurian Trading UK Ltd.
7 Clarges Street
London W1J 8AE (UK)
Attention: Operations Department
E-mail: LNGops@tellurianinc.com
If to Seller, to:
Driftwood LNG LLC
c/o Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002
United States of America
Attention: General Counsel
E-mail: Notices@Driftwood.com

24.2	Electronic Transmission

24.2.1
Without limiting the manner by which notice otherwise may be given effectively to Parties pursuant to Section 24.1, any notice under any provision of this Agreement shall be effective if given by a form of Electronic Transmission.

24.2.2
Notice given pursuant to Section 24.2.1 will be deemed delivered on the date on which it is directed to the electronic mail address set forth in Section 24.1.2, or to such other electronic mail address as the addressee previously may have specified by written notice given to the other Party in the manner contemplated by Section 24.1.1.

24.2.3	Buyer and Seller hereby consent to receive notices by Electronic Transmission at the electronic mail address set forth in Section 24.1.2.

25.	Trade Law Compliance

25.1	Trade Law Compliance

25.1.1
Each Party agrees to comply with the Export Authorizations, including incorporating into any resale contract for LNG sold under this Agreement the necessary conditions to ensure compliance with the Export Authorizations. Buyer shall promptly provide to Seller all information in

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order for Seller or any other Person acting as agent on behalf of Seller under an Export Authorization, to comply with the Export Authorizations, including information that identifies for each LNG cargo delivered under this Agreement the country (or countries) into which the LNG or Gas was actually delivered (i.e., use in combustion or other chemical reaction conversion process). Buyer commits to include in any resale contract for LNG sold under this Agreement the necessary conditions to ensure Seller is made aware of all such countries into which the LNG or Gas was actually delivered. If any Export Authorization requires conditions to be included in this Agreement beyond those that are already included herein, then, within fifteen (15) days following the issuance of the Export Authorization imposing such condition, the Parties shall discuss the appropriate changes to be made to this Agreement to comply with such Export Authorization and shall amend this Agreement accordingly. Buyer acknowledges and agrees that it will resell or transfer LNG purchased hereunder for delivery only to the countries identified in an applicable Export Authorization and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer represents and warrants that the final delivery of LNG received pursuant to the terms of this Agreement are permitted and lawful under United States of America laws and policies, including Export Control and Sanctions Laws and the rules, regulations, orders, policies, and other determinations of the United States Department of Energy, the Office of Foreign Assets Control of the United States Department of the Treasury and the Federal Energy Regulatory Commission, and Buyer shall not take any action which would cause Seller to be in violation of United States of America laws and policies or any Export Authorization to be withdrawn, revoked, suspended or not renewed.

25.1.2
Without limiting the foregoing, the following provisions are included in this Agreement in accordance with the requirements of the Export Authorizations, and Buyer shall include, and require any direct or indirect buyer of LNG sold hereunder for whom Seller acts as agent in connection with one or more Export Authorizations to include, the following provisions in any agreement or other contract for the sale or transfer of LNG exported pursuant to any Export Authorization:

(a)
Buyer acknowledges and agrees that it will resell or transfer LNG purchased hereunder for delivery only to countries identified in Ordering Paragraph B of DOE/FE Order No. 3968, issued February 28, 2017, in FE Docket No. 16-144-LNG, and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer further commits to cause a report to be provided to Driftwood LNG LLC that identifies the country (or countries) into which the LNG or natural gas was actually delivered and/or received for end use, and to include in any resale

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contract for such LNG the necessary conditions to ensure that Driftwood LNG LLC is made aware of all such countries.

(b)
Buyer acknowledges and agrees that it will resell or transfer LNG, purchased hereunder for delivery only to countries identified in Ordering Paragraph F of DOE/FE Order No. 4373, issued May 2, 2019, in FE Docket No. 16-144-LNG, and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such natural gas or LNG to such countries. Buyer further commits to cause a report to be provided to Driftwood LNG LLC that identifies the country (or countries) into which the LNG was actually delivered, and to include in any resale contract for such LNG the necessary conditions to ensure that Driftwood LNG LLC is made aware of all such actual destination countries.

25.2	Compliance with Law
Each Party agrees that, in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives will take any action, or omit to take any action, which would (a) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws or any other Applicable Law applicable to such Party, or (b) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the other Party.

25.3	Commercial Activities
Without limiting Section 25.2, each Party agrees on behalf of itself, its directors, managers, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or any of its Affiliates nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the other Party hereunder.

25.4	Records
Each Party shall keep all records necessary to confirm compliance with Sections 25.2(b) and 25.3 for a period of five (5) years following the year for which such records apply. If a Party asserts that the other Party is not in compliance with Section 25.2(b) or 25.3, the asserting Party shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the first Party may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 25.4 shall be paid (a) by the audited Party, if the audited Party is determined not to be in compliance with Sections 25.2(b) or 25.3, as applicable, and (b) by the other

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Party, if the audited Party is determined to be in compliance with Sections 25.2(b) or 25.3, as applicable.

25.5	Representation and Warranty
Each Party represents and warrants as of the Effective Date that:

25.5.1
in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives have taken any action, or omitted to take any action, which would (i) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws or any other Applicable Law applicable to such Party, or (ii) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the other Party; and

25.5.2
without limiting the foregoing, neither such Party nor any of its directors, managers, officers, employees, agents, contractors or Affiliates has paid any fees, commissions, or rebates to any employee, officer, or agent of the other Party or any of its Affiliates or has provided or caused to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the other Party hereunder.

25.6	Buyer Indemnity
Buyer shall indemnify and hold the Partnership, Seller, the Partnership’s other Affiliates, the Partnership Buyers other than Buyer, the General Partner and the General Partner’s Affiliates harmless from any Losses arising out of Buyer’s breach of Section 25.1.
[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:	BUYER:
DRIFTWOOD LNG LLC	TELLURIAN TRADING UK LTD.

Name:	Name:
Title:	Title:

[Signature Page to LNG Sale and Purchase Agreement]

EXHIBIT A
MEASUREMENT
1.    Parties to Supply Devices
a)    General. Unless otherwise agreed, Buyer and Seller shall supply equipment and conform to procedures that are in accordance with the latest version of the standards referred to in this document.
b)    Buyer Devices. Buyer or Buyer’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Tankers, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.
c)    Seller Devices. Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Driftwood LNG Terminal.
d)    Dispute. Any Dispute arising under this Exhibit A that cannot be resolved by mutual agreement of the Parties shall be submitted to an Expert under Section 20.2 of this Agreement.
2.    Selection of Devices
All devices provided for in this Exhibit A shall be approved by Seller, acting as a Reasonable and Prudent Operator. The required degree of accuracy of such devices shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.
3.    Verification of Accuracy and Correction for Error
a)    Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyer. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.
b)    Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as

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adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Buyer and Seller. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each delivery of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Section 10.3.2 of this Agreement.
c)    Costs and Expenses of Test Verification. All costs and expenses for testing and verifying Seller’s measurement devices shall be borne by Seller, and all costs and expenses for testing and verifying Buyer’s measurement devices shall be borne by Buyer. The fees and charges of independent surveyors for measurements and calculations shall be borne by the Parties in accordance with Section 13.11.3 of this Agreement.
4.    Tank Gauge Tables of LNG Tankers
a)    Initial Calibration. Buyer shall arrange or cause to be arranged, for each tank of each LNG Tanker, a calibration of volume against tank level. Buyer shall provide Seller or its designee, or cause Seller or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.
Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic meters expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in meters to the nearest hundredth (1/100).
b)    Presence of Representatives. Seller and Buyer shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated.
c)    Recalibration. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Buyer or Buyer’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Tanker hereunder until appropriate corrections are made. If mutually agreed between Buyer and Seller representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.
5.    Units of Measurement and Calibration
The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system of units, except for the quantity delivered which is expressed in MMBtu, the Gross Heating Value (volume based) which is expressed in Btu/SCF and the pressure which is expressed in millibar and

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temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.
6.    Accuracy of Measurement
All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be one hundred eighty (180) days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances shall be:
a)    Liquid Level Gauging Devices.
Each LNG tank of the LNG Tanker shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Exhibit A.
The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimeters and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimeters.
The liquid level in each LNG tank shall be logged or printed.
b)    Temperature Gauging Devices.
The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.
The measurement accuracy of the temperature gauging devices shall be as follows:
(i)    in the temperature range of minus one hundred sixty-five to minus one hundred forty degree Celsius (-165 C to -140 °C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);
(ii)    in the temperature range of minus one hundred forty to plus forty degrees Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).
The temperature in each LNG tank shall be logged or printed.
c)    Pressure Gauging Devices.
Each LNG tank of the LNG Tanker shall have one (1) absolute pressure gauging device.
The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.

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The pressure in each LNG tank shall be logged or printed.
d)    List and Trim Gauging Devices.
A list gauging device and a trim gauging device shall be installed. These shall be interfaced with the custody transfer system.
The measurement of list shall be conducted to the nearest zero decimal one (0.1) degree. The measurement of trim shall be conducted to the nearest zero decimal zero two (0.02) meter.
7.    Gauging and Measuring LNG Volumes Delivered
a)    Gauge Tables. Upon Seller’s representative and the independent surveyor, if present, arriving on board the LNG Tanker prior to the commencement of or during loading, Buyer or Buyer’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Tanker.
b)    Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after loading. Each LNG Tanker’s tank shall be equipped with a minimum of two (2) independent sets of level gauges, each set utilizing preferably a different measurement principle. Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.
c)    Gauging Process. Gauging the liquid in the tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by Buyer before and after loading. Seller’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.
d)    Records. Copies of gauging and measurement records shall be furnished to Seller immediately upon completion of the loading report from the independent surveyor.
e)    Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of both the primary and secondary gauging devices installed in the LNG Tanker for that purpose, with the secondary gauging device as a back-up in case the primary device fails for any reason. The level of the LNG in each tank shall be logged or printed.
Measurement of the liquid level in each LNG tank of the LNG Tanker shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary device fail for any of the measurements, the secondary device shall be used.

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Five (5) readings shall be made following manufacturer’s recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimeter using one (1) decimal place shall be deemed the liquid level.
f)    Determination of Temperature. The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.
In order to determine the temperature of liquid and vapor respectively in the LNG Tanker one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.
Buyer shall cause each cargo tank in the LNG Tanker to be provided with a minimum of five (5) temperature measuring devices. One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank. These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.
The average temperature of the vapor in an LNG Tanker shall be determined immediately before loading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured. The temperature measuring devices shall be fully surrounded by the vapor. This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to one (1) decimal place.
The average temperature of the liquid in an LNG Tanker shall be determined immediately after loading by means of the temperature measuring devices specified above.
g)    Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.
Buyer shall cause the LNG Tanker to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.
The pressure of the vapor in an LNG Tanker shall be determined immediately before loading at the same time as when the liquid level is measured.

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Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.
h)    Determination of Density. The LNG density shall be calculated using the revised Klosek-McKinley method. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyer and Seller, such improved data, method or device shall then be used.
8.    Samples for Quality Analysis
a)    General. Representative liquid samples shall be collected continuously and at an even flow proportional rate during the period of stable loading in accordance with ISO 8943 using a sampler of a design proven in service and customarily in use in the LNG industry. Either continuous on-line gas chromatography or off-line gas chromatography analysis of retained samples shall be used for custody transfer purposes in accordance with the customary practices and procedures at the Driftwood LNG Terminal. The resulting analyses, which are generally proportional to time, will be arithmetically averaged to yield an analysis that is representative of the loaded LNG cargo. This arithmetically averaged analysis shall be used for all appropriate calculations associated with the delivered LNG cargo. If both Seller and Buyer agree that the result of the arithmetic average does not give a fair representation of the composition of the LNG, both Parties shall meet and decide in good faith the appropriate method to determine the composition of the LNG. Should the automatic sampling system fail during the loading, manual samples shall be collected and analyzed for accounting purposes.
b)    Manual Samples. Prior to the end of the loading cycle, three (3) sets of spot samples shall be collected from the vaporizer at the following intervals during loading, when loading is twenty-five percent (25%), fifty percent (50%), and seventy-five percent (75%) complete. Spot samples shall be collected in accordance with Gas Processors Association (“GPA”) Standard 2166 - Methods for Obtaining Gas Samples for Analysis by Gas Chromatography - or by other mutually agreeable methods. The samples shall be properly labeled and then distributed to Buyer and Seller. Seller shall retain one (1) sample for a period of forty (40) days, unless the analysis is in dispute. If the analysis is in dispute, the sample will be retained until the dispute is resolved.
Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.
9.    Quality Analysis
a)    Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross heating value is within plus or minus zero point three percent (± 0. 3%) of the known gross heating value of the test gas sample. If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility

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previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.
b)    GPA Standard 2261. All samples shall be analyzed by Seller to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261 - Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1st, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Buyer and Seller, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Seller immediately prior to the analysis of the sample of LNG delivered. Seller shall give advance notice to Buyer of the time Seller intends to conduct a calibration thereof, and Buyer shall have the right to have a representative present at each such calibration; provided, however, Seller will not be obligated to defer or reschedule any calibration in order to permit the representative of Buyer to be present.
c)    GPA Standard 2377 and 2265. Seller shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 - Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. If necessary, the concentration of H2S and total sulfur will be determined using one or more of the following methods as is appropriate: gas chromatography, Gas Processors Standard 2265 - Standard for Determination of Hydrogen Sulfide and Mercaptan Sulfur in Gas (Cadmium Sulfate - Iodometric Titration Method) or any other method that is mutually acceptable. If Hydrogen Sulfide or Carbon Dioxide are detected by the above methods then Seller shall confirm the presence of Hydrogen Sulfide or Carbon Dioxide in accordance with GPA Standard 2261-00 (Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography).
10.    Operating Procedures
a)    Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Exhibit A, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.
b)    Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. The results of such surveyor’s verifications shall be made available promptly to each Party.
c)    Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made

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available to the other Party for a period of not less than three (3) years after such measurement and computation.
11.    Quantities Delivered
a)    Calculation of MMBtu Quantities. The quantity of MMBtu delivered shall be calculated by Seller and verified by Buyer. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.
b)    Determination of Gross Heating Value. All component values shall be in accordance with the latest revision of GPA Standard 2145 SI (2009) - Physical Constants for Hydrocarbons & Other Compounds of Interest to the Natural Gas Industry and the latest revision of the reference standards therein. Standard reference conditions for Hi component should be 15°C & 101.325 kPa.
c)    Determination of Volume of LNG Loaded.
(i)    The LNG volume in the tanks of the LNG Tanker before and after loading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. During the period when measurement is occurring, no LNG cargo, ballast, boil-off gas, fuel oil or other cargo transfer activity will be carried out on the LNG Tanker. Measurements shall first be made immediately before loading commences. Accordingly, after connection of the loading arms, but prior to their cool down, and immediately before opening the manifold ESD valves of the LNG Tanker, the initial gauging shall be conducted upon the confirmation of stoppage of all spray pumps and compressors and shut-off of the gas master valve to the LNG Tanker’s boilers or any other gas consuming unit. The Gas master valve to the LNG Tanker’s boilers or any other Gas-consuming unit on the LNG Tanker shall remain closed until after the second gauging, unless a regulatory change requires the consumption of Gas during the LNG Tanker loading operations and/or upon mutual agreement of the Parties, in which case Gas consumed during loading shall be taken into account in the calculations pursuant to Paragraph 12.4 of this Exhibit A. A second gauging shall be made immediately after loading is completed. Accordingly, the second gauging shall be conducted upon the confirmation of shut-off of the manifold ESD valves, with ship transfer pumps off and allowing sufficient time for the liquid level to stabilize. The LNG Tanker’s lines, manifold and crossover lines shall be emptied (warm) before loading commences. If the crossover lines are liquid filled (cold) when measurement is taken before loading commences, such crossover lines will remain full (cold) until measurement is taken following the completion of loading. The volume of LNG remaining in the tanks immediately before loading of the LNG Tanker shall be subtracted from the volume immediately after loading and the resulting volume shall be taken as the volume of the LNG delivered from the terminal to the LNG Tanker.
The volume of LNG stated in cubic meters to the nearest zero point zero zero one (0.001) cubic meter, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.

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(ii)    Gas returned to the terminal during loading and Gas consumed by the LNG Tanker during loading shall be taken into account to determine the volume loaded for Buyer’s account in accordance with the formula in Paragraph 12.4 of this Exhibit A – MMBtu Calculation of the Quantity of LNG Loaded.
(iii)    If failure of the primary gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG loaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Tanker is not so equipped, the volume of LNG loaded shall be determined by gauging the liquid level in the Driftwood LNG Terminal’s onshore LNG storage tanks immediately before and after loading the LNG Tanker, in line with the terminal procedures, and such volume shall have subtracted from it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the loading of such LNG Tanker. Seller shall provide Buyer, or cause Buyer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.
12.    Calculations
The calculation procedures contained in this Paragraph 12 are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.
d    =    density of LNG loaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Exhibit A.
Hi    =    gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6(a) of this Exhibit A.
Hm    =    gross heating value (mass based) of the LNG loaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Exhibit A, rounded to four (4) decimal places.
Hv    =    gross heating value (volume based) of the LNG loaded in Btu/SCF, calculated in accordance with the method specified in Paragraph 12.5 of this Exhibit A.
K1    =     volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6(c) of this Exhibit A, rounded to six (6) decimal places.
K2    =    volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6(d) of this Exhibit A, rounded to six (6) decimal places.
Mi    =    molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6(a) of this Exhibit A.
P    =    average absolute pressure of vapor in an LNG Tanker immediately before loading, in millibars, rounded to a whole millibar.

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Q    =    number of MMBtu contained in the LNG delivered, rounded to the nearest ten (10) MMBtu.
Tl     =    average temperature of the liquid cargo in the LNG Tanker immediately after loading, in degrees Celsius, rounded to one (1) decimal place.
Tv    =     average temperature of the vapor in an LNG Tanker immediately before loading, in degrees Celsius, rounded to one (1) decimal place.
V    =    the volume of the liquid cargo loaded, in cubic meters, rounded to three (3) decimal places.
Vh    =    the volume of the liquid cargo in an LNG Tanker immediately before loading, in cubic meters, rounded to three (3) decimal places.
Vb    =    the volume of the liquid cargo in an LNG Tanker immediately after loading, in cubic meters, rounded to three (3) decimal places.
Vi    =    molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6(b) of this Exhibit A, rounded to six (6) decimal places.
Xi    =    molar fraction of component “i” of the LNG samples taken from the loading line, rounded to four (4) decimal places, determined by gas chromatographic analysis.
Xm    =    the value of Xi for methane.
Xn    =    the value of Xi for nitrogen.
12.1    Density Calculation Formula
The density of the LNG loaded which is used in the MMBtu calculation in Paragraph 12.4 of this Exhibit A shall be calculated from the following formula derived from the revised Klosek-McKinley method:
In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.
12.2    Calculation of Volume Delivered
The volume, in cubic meters, of each LNG cargo loaded shall be calculated by using the following formula:

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12.3    Calculation of Gross Heating Value (Mass Based)
The gross heating value (mass based), in MJ/kg, of each LNG cargo loaded shall be calculated by using the following formula:
12.4    MMBtu Calculation of the Quantity of LNG Loaded
The number of MMBtu contained in the LNG loaded shall be calculated using the following formula:
The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBtu is obtained from GPA-2145:1994 and IP-251:1976 as follows:
(a)    q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;
(b)    q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;
(c)    1 MMBtu corresponds to 1055.06 MJ;
(d)    q(60°F, 14.696 psia) in MMBtu = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and
(e)    Combining (b) and (d) above yields:
q(60°F, 14.696 psia) in MMBtu = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.
Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBtu for invoicing purposes.

QBOG	= the quantity of boil-off gas in MJ consumed by the LNG Tanker during loading, calculated as follows:
QBOG = (V2 x 55.575)
where:

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V2	= the quantity of Gas consumed by the LNG Tanker during loading (as calculated pursuant to the below formula), stated in kg and rounded to the nearest kg; and

55.575 =	the heating value of the vapor (assumed to be 100% of methane) stated in MJ/kg at standard reference conditions (15˚C, 1.01325 bar) for both combustion & metering references (tables below).
Quantity of Natural Gas Consumed by LNG Tanker (V2):
The quantity of Gas consumed by the LNG Tanker during loading shall be computed by taking the initial and the final reading of Natural Gas Consumption Meter on board the LNG Tanker (i.e. final reading of Natural Gas Consumption Meter after completion of loading minus initial reading of Natural Gas Consumption Meter before the start of loading) and is calculated by using the following formula:
V2    =    Vf – Vi
where:

V2	= the quantity of Gas consumed by the LNG Tanker during loading, stated in kg;

Vf	= the reading of Natural Gas Consumption Meter on board the LNG Tanker after the completion of loading, stated in kg; and

Vi	= the reading of Natural Gas Consumption Meter on board the LNG Tanker before the start of loading, stated in kg.
12.5    Calculation of Gross Heating Value (Volume Based)
The calculation of the Gross Heating Value (volume based) in Btu/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (mass based) Hm and the following formula shall apply:
The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into Btu/SCF is obtained as follows:
(a)    molar gross heating value = å (Xi x Mi x Hi) MJ/kmol;
(b)    1 kmol = 2.20462 lbmol;
(c)    1 lbmol = 379.482 SCF;

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(d)    hence 1 kmol = 836.614 SCF; and
(e)    Hv = 1,000,000/ (1055.12 x 836.614) x å (Xi x Mi x Hi) Btu/SCF

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12.6    Data
(a)    Values of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/kmol)
Methane	55.575	16.0425
Ethane	51.951	30.0690
Propane	50.369	44.0956
Iso-Butane	49.388	58.1222
N-Butane	49.546	58.1222
Iso-Pentane	48.950	72.1488
N-Pentane	49.045	72.1488
N-Hexane	48.715	86.1754
Nitrogen	0	28.0134
Carbon Dioxide	0	44.0095
Oxygen	0	31.9988
Source: GPA Publication 2145 Sl-2009: “Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry”.
(b)    Values of Vi (cubic meter/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Dioxide	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980
Source: National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.
Note:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied
(c)    Values of Volume Correction Factor, K1 (cubic meter/kmol)

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Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474
19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435
Source: National Bureau of Standards Interagency Report 77-867.
Note 1:    Molecular mass of mixture equals ∑ (Xi x Mi).
Note 2:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.
(d)    Values of Volume Correction Factor, K2 (cubic meter/kmol)

A-15

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000039	-0.000031	-0.000024	-0.000021	-0.000017	-0.000012	-0.000009
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934
Source: National Bureau of Standards Interagency Report 77-867.
Note 1:    Molecular mass of mixture equals ∑ (Xi x Mi).
Note 2:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

A-16

EXHIBIT F
FORM OF DOE AGREEMENT
[See attached.]

Exhibit F to Equity Capital Contribution Agreement

EXHIBIT G
FORM OF TAX OPINION
[See attached.]

Exhibit G to Equity Capital Contribution Agreement

[ ], 2019
Driftwood Holdings LP
[ ]

Re:	Treatment of Driftwood Holdings LP as a Partnership for U.S. Federal Income Tax Purposes
Ladies and Gentlemen:
We have acted as U.S. federal tax counsel for Tellurian, Inc., a Delaware corporation (“Tellurian”), in connection with the formation of Driftwood Holdings LP, a Delaware limited partnership (“Driftwood”). Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the first amended and restated limited partnership agreement of Driftwood (the “Driftwood LP Agreement”). You have asked us to provide our opinion regarding whether, for U.S. federal income tax purposes, (1) Driftwood should be treated as a partnership, and (2) the limited partners’ contributions to Driftwood in respect of their Capital Commitments should be treated as contributions of property by the limited partner in accordance with section 721(a) of the Code.
I.    Background
Driftwood was formed on [date] to acquire, develop, and operate an integrated liquefied natural gas (“LNG”) business. Its business operations are expected to include acquisition and exploitation of approximately [ ] of natural gas acerage, construction and operation of [two] natural gas pipelines in Texas and Louisiana (the “Pipelines”), and the construction and operation of a facility for liquefying and storing LNG, as well as facilities for loading LNG onto tankers (the “Terminal”). In order to finance the acquisition of natural gas acerage, the construction of the Pipelines, and the construction of the Terminal, Driftwood relied on a combination of equity contributions from limited partners and debt incurred by Driftwood and/or its wholly-owned subsidiaries. The limited partners contributed either solely cash (in the case of the limited partners other than Tellurian) or a combination of cash and other property (in the case of Tellurian).
Each limited partner also entered into an LNG sale and purchase agreement (the “LNG SPAs”), pursuant to which the limited partner or an affiliate is entitled to purchase LNG from the wholly-owned subsidiary of Driftwood that owns Terminal for an initial term of thirty years, with optional extensions. The price of the LNG under each LNG SPA varies according to several factors as set forth in such LNG SPA.

Tellurian, Inc.
[ ], 2019

II.    Representations and Documents
In connection with the preparation and delivery of this opinion, you have provided us with a representation letter dated as of the date hereof. We are, without independent investigation, relying upon the accuracy of the representations set forth therein in rendering this opinion. Any inaccuracy in the representations set forth in the representation letter could adversely affect the conclusions described herein.
For the purpose of rendering our opinion, we also have examined and, with your permission, are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”) and have made such other examinations of fact and law as we have deemed relevant or appropriate:
1.    The First Amended and Restated Limited Partnership Agreement of Driftwood Holdings LP, dated as of [ ], including all exhibits and schedules thereto;
2.    The Second Amended and Restated Limited Liability Company Agreement of Driftwood Holdings GP LLC, dated as of [ ], including all exhibits and schedules thereto;
3.    The form of Equity Capital Contribution Agreement by and between Driftwood and each limited partner;
4.    The form of LNG Sale and Purchase Agreement by and between Driftwood and each limited partner; and
5.    Such other documents and records, and information provided to us by Tellurian, as we have deemed necessary or appropriate as a basis for this opinion.
With respect to all Documents examined by us, we have assumed that: (i) all signatures on Documents are genuine; (ii) all Documents submitted to us as originals are authentic; (iii) all Documents submitted to us as copies conform with the originals of those documents; (iv) all Documents submitted to us as forms do not vary in any respect from the original thereof in a manner that would be material to the opinion rendered herein; and (v) each Document reviewed by us in draft form was executed in such form on the date specified in such Document.
For purposes of our opinion, we have further assumed, with your permission and without independent investigation: (i) that each of the parties to the Documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such Documents; (ii) the due authorization, execution and delivery by all parties thereto of all Documents examined by us; and (iii) each Document is effective and binding upon the parties thereto in accordance with its terms.
III.    Opinion
Based on the representations and assumptions set forth and referenced above, it is our opinion that, for U.S. federal income tax purposes:

Tellurian, Inc.
[ ], 2019

1.    Driftwood should be treated as a partnership for U.S. federal income tax purposes; and
2.    The limited partners’ contributions to Driftwood in respect of their Capital Commitments should be treated as contributions of property by the limited partner in accordance with section 721(a) of the Code.
Our opinion is limited exclusively to the U.S. federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any tax consequences of the transaction contemplated under state, local or non-U.S. tax law. Our opinion is based upon the Code, Treasury Regulations, administrative pronouncements and judicial authority, all as in effect as of the date hereof. Our opinion has no binding effect on the U.S. Internal Revenue Service or the courts of the U.S. No assurance can be given that, if the matter were contested, a court would agree with our opinion and no rulings will be sought from the Internal Revenue Service with respect to any U.S. federal income tax consequences described in the opinion. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on our opinion. We assume no obligation to advise you as to any changes after the date hereof in U.S. federal income tax law or administrative or judicial interpretations that may affect our opinion unless we are specifically asked to do so.
IV.    Reliance
This opinion letter is being provided solely for the benefit of Driftwood and its partners, and may not be used, circulated, quoted or otherwise referred to for any purpose without our express written permission and no other person or party shall be entitled to rely on this opinion letter; provided, however, this opinion letter may be shown to Driftwood’s and Driftwood’s partners’ legal and tax advisors and their financial auditors.
Very truly yours,

EXHIBIT H
FORM OF INITIAL LIMITED PARTNER CONTRIBUTION AGREEMENT
[See attached.]

Exhibit H to Equity Capital Contribution Agreement

Final version

EQUITY CAPITAL CONTRIBUTION AGREEMENT
by and between
DRIFTWOOD HOLDINGS LP
and
DRIFTWOOD LP HOLDINGS LLC
dated as of [___________], 2019

i

8.10	Most Favored Nations	35
8.11	No Third Party Beneficiaries	35
8.12	Counterparts	35

ii

EQUITY CAPITAL CONTRIBUTION AGREEMENT
THIS EQUITY CAPITAL CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of [_____________], 2019 (the “Effective Date”), by and between Driftwood Holdings LP, a Delaware limited partnership (the “Partnership”), and Driftwood LP Holdings LLC, a Delaware limited liability company (the “Partner” and together with the Partnership, each, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, Tellurian Inc., a Delaware corporation (“Tellurian”), directly or indirectly, owns 100% of the limited liability company interests in Driftwood GP Holdings LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”);
WHEREAS, the Partnership, directly and indirectly through its Affiliates, is developing the Driftwood LNG Terminal and related Pipelines and Production Facilities; and
WHEREAS, upon the terms and subject to the conditions of this Agreement and the Partnership Agreement, the Partner desires to make the Capital Commitment to the Partnership in exchange for the Partner Units and to make capital contributions to the Partnership in accordance with the provisions of the Partnership Agreement in satisfaction of the Capital Commitment.
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINED TERMS AND INTERPRETATION
1.1    Defined Terms. As used in this Agreement, the following capitalized terms have the following meanings (unless otherwise expressly provided herein):
“AAA” has the meaning set forth in Section 8.6(a).
“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.
“Additional Issuance Units” has the meaning given to such term in the Partnership Agreement.
“Adverse Consequences” has the meaning set forth in Section 6.1.
“Advisor” has the meaning given to such term in the Partnership Agreement.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms

1

“controlled by” and “under common control with”) means the direct or indirect ownership of 50% or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, references to Affiliates of the Partnership shall only include Affiliates of the Partnership that are direct or indirect subsidiaries of the Partnership.
“Agreement” has the meaning set forth in the preamble.
“Anti-Corruption Law” means (i) for all Parties, the laws, statutes, rules, and regulations governing the activities of the Partnership and this Agreement which prohibit bribery and corruption, as well as where applicable, the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and such Convention’s Commentaries, and (ii) for each Party, the laws prohibiting bribery and corruption in the States in which such Party is organized or registered, carries out most of its business activities, or is listed on a stock market, or in the jurisdictions in which the parent company of such Party is organized or registered carries out most of its business activities, or is listed on a stock market, including, in each case, any of the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption Laws, and any other corruption or similar statute, regulation, order or convention binding on the applicable Person, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto.
“Bankrupt” or “Bankruptcy” means, with respect to any Person: (a) that such Person (i) files in any court pursuant to any statute of the United States or of any state a voluntary petition in bankruptcy or insolvency, (ii) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law or the appointment of a receiver or a trustee of all or a material portion of such Person’s assets, (iii) makes a general assignment for the benefit of creditors, (iv) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a), (vi) admits in writing its inability to pay its debts as they fall due, or (vii) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of any material portion of its assets; or (b) a petition in bankruptcy or insolvency, or a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person, and 60 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s Properties has been appointed and 60 days have expired without the appointment’s having been vacated or stayed, or 60 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

2

“Business Day” means any day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America.
“Capital Commitment” means an amount equal to US$1,000,000,000.00.
“Class A Unit” has the meaning given to such term in the Partnership Agreement.
“Class A Unit Issue Price” means $5,000,000.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Confidential Information” has the meaning set forth in Section 5.5.
“Contribution Notice” has the meaning set forth in Section 2.1(c)(i).
“Date of Substantial Completion” has the meaning given to such term in the Partnership Agreement.
“Dispute” has the meaning set forth in Section 8.6.
“Drawdown Date” has the meaning given to such term in the Partnership Agreement.
“Drawdown Notice” has the meaning given to such term in the Partnership Agreement.
“Driftwood LNG” means Driftwood LNG LLC, a Delaware limited liability company and an Affiliate of the Partnership.
“Driftwood LNG Terminal” has the meaning given to such term in the Partnership Agreement.
“Driftwood Pipeline” means that certain Gas pipeline that Driftwood LNG Pipeline LLC intends to construct, own, and operate (or have operated on its behalf), and which will interconnect the Driftwood LNG Terminal with other Gas pipelines in Louisiana.
“Effective Date” has the meaning set forth in the preamble.
“Enforceability Exception” means, with respect to the Transaction Documents, any and all limitations on the enforceability thereof by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally; or (b) general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law), including to the extent enforceability of indemnification provisions contained in the Transaction Documents may be limited thereby.
“Electronic Transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed

3

by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
“Environmental Law” means any Law relating to the prevention of pollution or protection of the environment or imposing legally enforceable liability or standards of conduct concerning any Hazardous Materials.
“EPC Contract” has the meaning given to such term in the Partnership Agreement.
“Excess LNG SPA” means the LNG sale and purchase agreement to be entered into as of the Phase 1 Project FID Date by and between Driftwood LNG, as seller, and Tellurian Trading (or its Affiliate), as buyer, to be entered into in accordance with Section 4.1(a)(iv), as the same may be amended or restated from time to time.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Export Control and Sanctions Laws” means export control and sanctions laws and regulations of the United States of America applicable to the Parties, including the Export Administration Regulations, 15 C.F.R. Parts 730 et seq., and economic sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq.
“FID” has the meaning given to such term in the Partnership Agreement.
“First Funding Date” has the meaning set forth in Section 2.1(c)(i).
“First Funding Date Contribution” has the meaning set forth in Section 2.1(c)(i).
“GAAP” means generally accepted accounting principles in the United States of America as of the Effective Date, provided that for the financial statements of the Partnership prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state.
“General Partner” has the meaning set forth in the recitals.
“General Partner LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the General Partner, to be entered into substantially in form and substance as attached hereto as Exhibit B, as the same may be amended or restated from time to time.
“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over such Person or such Person’s Property, and any court, agency,

4

department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property.
“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl, and (e) any pollutant, contaminant, hazardous or toxic chemical, material, waste or substance regulated under any applicable Environmental Law.
“HMT” has the meaning set forth in Section 3.1(k).
“Indebtedness” means indebtedness for borrowed money and the obligations to pay rent or other amounts under a lease of any Property as lessee, the obligations of which are required to be classified or accounted for as a capital lease on the balance sheet of the applicable Person, but expressly does not include short-term trade payables incurred in the ordinary course of business, provided that the payment term for any such trade payables is no longer than 120 days.
“Indemnified Party” has the meaning set forth in Section 6.4.
“Indemnifying Party” has the meaning set forth in Section 6.4.
“Initial Three Plant Capex Budget” has the meaning given to such term in the General Partner LLC Agreement, provided that the Initial Three Plant Capex Budget included in Exhibit A-1 attached to the General Partner LLC Agreement attached as Exhibit B hereto may be modified by Tellurian prior to the Phase 1 Project FID Date, as long as the aggregate expenses authorized thereunder are not increased by more than 5%.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“Knowledge of the Partnership” means the actual knowledge of one or more of the Partnership’s chief executive officer, chief operating officer, chief financial officer or general counsel.
“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liability” means any liability, Indebtedness, adverse claim or other obligation, direct or indirect, absolute or contingent, whether accrued, vested or otherwise and whether or not reflected or required to be reflected in the financial statements of a Person.
“LIBOR” means the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three-month deposits in US$, as published at or about 11:00 a.m. London time on the applicable London Banking Day.

5

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any Property of any kind.
“Limited Partner” has the meaning given to such term in the Partnership Agreement.
“LNG” means Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure.
“LNG Marketing Agreement” has the meaning set forth in the LNG SPA attached as Exhibit C hereto.
“LNG SPA” means the LNG Sale and Purchase Agreement to be entered into as of the Phase 1 Project FID Date pursuant to Section 4.1 by and between Driftwood LNG, as seller, and the Partner (or its Affiliate), as buyer, the form of which is attached hereto as Exhibit C, as the same may be amended or restated from time to time.
“London Banking Day” means any day (other than Saturdays, Sundays and national holidays in London, England) on which banks are normally open to conduct business in London, England.
“Management and Advisory Services Agreement” has the meaning given to such term in the Partnership Agreement.
“Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that has a material adverse effect on the condition (financial or otherwise), business, Properties, or results of operations of the Partnership Group, taken as a whole; provided, however, that a Material Adverse Effect will not include any adverse effect on the Partnership Group to the extent such adverse effect results from, arises out of, or relates to (a) a general deterioration in the economy or changes in the general state of the markets or industries in which any member of the Partnership Group operates, (b) any deterioration in the condition of the capital markets or any inability on the part of the Partnership Group to access the capital markets, (c) changes in interest rates, commodity prices, exchange rates, monetary policy, or inflation, (d) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism, (e) natural disasters or climate or weather-related events, including earthquakes, hurricanes, floods, and fires, (f) any change in accounting requirements or principles imposed upon any member of the Partnership Group or their respective businesses or any change in applicable Law or the interpretation thereof, (g) any change in the credit rating or outlook of the Partnership or its securities, (h) any failure of the Partnership Group to meet any operating predictions or internal or external projections, forecasts, or estimates of revenue or earnings for any period, (i) any changes, events, effects, occurrences, states of facts or developments generally affecting the prices of natural gas, natural gas liquids or other commodities, or (j) the negotiation, execution, or announcement of the Transactions or the satisfaction of the obligations set forth herein or in any other Transaction Document.

6

“NASDAQ” means The NASDAQ Stock Market.
“OFAC” has the meaning set forth in Section 3.1(k).
“Organizational Documents” means, with respect to a Person (other than a natural person), such Person’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational or governing documents.
“Partner” has the meaning set forth in the preamble.
“Partner Deposit” means the amount that the Partner shall be required to deposit with the Partnership in connection with the execution of this Agreement as set forth in Section 2.1(a) (which shall be $0.00).
“Partner Related Parties” has the meaning set forth in Section 6.1.
“Partner Units” means the Class A Units to be issued to the Partner pursuant to this Agreement as of the Phase 1 Project FID Date in respect of the Capital Commitment in accordance with the Partnership Agreement.
“Partnership” has the meaning set forth in the preamble.
“Partnership Agreement” means the First Amended and Restated Limited Partnership Agreement of the Partnership, to be entered into substantially in form and substance as attached hereto as Exhibit A (as the same may be modified prior to the Phase 1 Project FID Date to incorporate any changes to the form of Partnership Agreement that the General Partner would be permitted to make as amendments to the Partnership Agreement without the consent or approval of the Limited Partners pursuant to Section 10.1(a) of the Partnership Agreement if the Partnership Agreement were already in effect as of the Effective Date), as the same may be amended or restated from time to time.
“Partnership Group” means the Partnership and each of its Affiliates.
“Partnership Related Parties” has the meaning set forth in Section 6.2.
“Party” and “Parties” has the meaning set forth in the preamble.
“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.
“Person” means any individual, corporation, partnership, trust, unincorporated organization or other legal entity, including any Governmental Authority.
“Phase 1 FID” means a positive final investment decision by the General Partner in respect of the Phase 1 Project, as declared by the General Partner on the Phase 1 Project FID Date in

7

accordance with the terms of the General Partner LLC Agreement, which final investment decision shall be subject to the satisfaction of the conditions set forth in Section 5.1(b)(i) of the General Partner LLC Agreement, provided that Phase 1 FID taken on the full Phase 1 Project may be qualified with respect to certain Pipelines and related infrastructure that will ultimately be part of the Phase 1 Project (including the Pipelines and related infrastructure described in clause (c) of the definition of Phase 1 Project below but excluding the Driftwood Pipeline) as being subject to relevant regulatory, permitting, or similar requirements.
“Phase 1 Plants” means, collectively, Plant 1, Plant 2, and Plant 3.
“Phase 1 Project” means, collectively, the Phase 1 Plants, associated facilities, and associated Pipelines and Production Facilities, which shall include (a) the Phase 1 Plants and the related infrastructure for production of 16.56 MTPA of LNG, (b) the Driftwood Pipeline and related infrastructure, and (c) the Permian Global Access Pipeline and related infrastructure – PGAP (approx. 2Bcf/d capacity) or for the latter, any other equivalent asset allowing the Partnership and its Affiliates to access competitive gas prices in the Permian Basin.
“Phase 1 Project FID Date” means the date on which Phase 1 FID has been declared by the General Partner in accordance with Section 5.1(b)(i) of the General Partner LLC Agreement.
“Pipelines” has the meaning given to such term in the Partnership Agreement.
“Plant” has the meaning given to such term in the Partnership Agreement.
“Plant 1” has the meaning given to such term in the Partnership Agreement.
“Plant 2” has the meaning given to such term in the Partnership Agreement.
“Plant 3” has the meaning given to such term in the Partnership Agreement.
“Production Facilities” has the meaning given to such term in the Partnership Agreement.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).
“Public Official” means an elected or appointed official, and any person employed or used as an agent of any national, regional, or local government/state or department, body, or agency of any such administration or any company in which such a government/state owns, directly or indirectly, a majority or controlling interest, an official of a political party, a candidate for public office, and any official, employee, or agent of any public international organization.
“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, and agents, of such Person.
“Sanctions” has the meaning set forth in Section 3.1(k).
“SEC” means the United States Securities and Exchange Commission.

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“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
“Subsequent Phase Project” has the meaning given to such term in the Partnership Agreement.
“Tax Return” means any return, report or similar filing (including attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.
“Taxes” means any federal, state, local or foreign income, gross receipts, franchise, payroll, employment, excise, ad valorem, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, retirement, unemployment, disability, workers compensation, real property, personal property, sales, use, transfer, value added, net worth, recording, escheat or unclaimed property, alternative, add-on minimum or other taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic (including a U.S. possession) or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof), whether computed on a separate, consolidated, unitary, combined or any other basis, and such term will include any interest whether paid or received, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.
“Tellurian” has the meaning set forth in the recitals.
“Tellurian SEC Documents” means all documents filed by Tellurian prior to or on the Effective Date with the SEC.
“Tellurian Trading” means Tellurian Trading UK Ltd., an Affiliate of Tellurian.
“Third-Party Claim” has the meaning set forth in Section 6.4.
“Transaction Documents” means: (a) this Agreement, (b) the Partnership Agreement, and (c) the LNG SPA.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Unfunded Commitment” has the meaning, with respect to the Partner, given to such term in the Partnership Agreement.
“Unit” has the meaning given to such term in the Partnership Agreement.
1.2    Interpretation; Construction. In this Agreement, except to the extent the context otherwise requires:
(a)    the division of this Agreement into articles, sections and other subdivisions, the provision of a table of contents and the insertion of headings are for the convenience of reference only and do not affect the construction or interpretation of this Agreement;

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(b)    unless otherwise indicated, all references to an “Article,” “Section,” “Schedule,” or “Exhibit” followed by a number or letter refer to the specified article, section, schedule, or exhibit of this Agreement, and the terms “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder” and similar expressions refer to this Agreement and not to any particular Article or Section hereof;
(c)    all references to a given agreement, instrument or other document are references to such agreement, instrument or other document as modified, amended, supplemented and restated from time to time;
(d)    whenever the singular masculine or neuter is used in this Agreement, it means the plural, feminine, body politic or corporate, and vice versa, as the context requires, and where a term is defined herein, a capitalized derivative or cognate of such term has a corresponding meaning unless the context otherwise requires;
(e)    all dollar amounts referred to in this Agreement (including the Exhibits and Schedules) are in lawful money of the United States;
(f)    whenever the word “include,” “includes” or “including” is used in this Agreement, it is deemed to be followed by the words “without limitation” (except where such words or words of similar import actually follow in the text hereof);
(g)    except where the context indicates otherwise, the word “or” is used inclusively herein (for example, the phrase “X or Y” means “X or Y or both” and not “either X or Y but not both”);
(h)    any reference to a statute includes, and is deemed to be, a reference to such statute and to the rules, regulations, ordinances, interpretations, policies and guidance made pursuant thereto, and all amendments made to such statute and other such implementing provisions implemented and enforced from time to time, and to any statute or other implementing provisions subsequently passed or adopted having the effect of supplementing or replacing such statute or such other implementing provisions; and
(i)    if there is any conflict or inconsistency between a provision of the body of this Agreement and that of an Exhibit or any document delivered pursuant to this Agreement, the provision of the body of this Agreement prevails.
Without limiting the generality of the foregoing, it is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Person (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.
ARTICLE 2
CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS

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2.1    Capital Contributions; Partnership Interests.
(a)    The Partner will not be required to make a deposit in connection with the execution of this Agreement, and therefore the amount of the Partner’s Partner Deposit for purposes of the Partnership Agreement shall be $0.00.
(b)    The Partner shall make capital contributions to the Partnership in respect of its Unfunded Commitment in accordance with the terms and subject to the conditions set forth in Section 2.1(c) hereof and Section 4.3 of the Partnership Agreement. Schedule 2.1(b) hereof sets forth the Partnership’s anticipated schedule of capital contribution requirements in respect of the Partner’s Unfunded Commitment under Section 4.3 of the Partnership Agreement as of the Effective Date; provided, however, that the Partner acknowledges that the estimated capital contribution dates and amounts set forth on Schedule 2.1(b) hereof are estimates only based on information available to the Partnership as of the Effective Date and that the dates and amounts of required capital contributions in respect of the Partner’s Unfunded Commitment are subject to change based on events occurring after the Effective Date. The Partnership will endeavor to provide reasonable advance written notice to the Partner (and any Affiliate of the Partner that will be a party to the LNG SPA) of the approximate date of each Drawdown Date (including the First Funding Date), including, to the extent reasonably practicable, one such notice 60 days prior to the estimated Drawdown Date, and an updated notice 30 days prior to the estimated Drawdown Date. The actual Drawdown Date shall be set forth in the applicable Drawdown Notice (including the Contribution Notice), which shall be delivered at least 15 Business Days prior to the applicable Drawdown Date.
(c)    Upon the occurrence of the Phase 1 Project FID Date, subject to the conditions in Section 4.1 having been satisfied or waived in writing by the Party for whose benefit they exist:
(i)    the General Partner will deliver to the Partner a written notice (the “Contribution Notice”) setting forth (A) the capital contribution amount required to be contributed by the Partner to the Partnership, which shall be $300,000,000.00 (the “First Funding Date Contribution”); (B) the date by which the First Funding Date Contribution is to be funded (which date shall be no earlier than 15 Business Days after delivery of the Contribution Notice in accordance with Section 8.1) (such date, the “First Funding Date”), and (C) the depositary institution and account of the Partnership into which the First Funding Date Contribution is to be made;
(ii)    the Partner will make the First Funding Date Contribution on the First Funding Date in accordance with the Contribution Notice;
(iii)    the full amount of the First Funding Date Contribution will be deemed a capital contribution made by the Partner to the Partnership;
(iv)    contemporaneously with the execution and delivery of this Agreement, the Partner will provide to the Partnership a counterpart of each of the

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(A) Partnership Agreement, duly executed by the Partner, and (B) LNG SPA, duly executed by the Partner (or its Affiliate), each of which shall be held in escrow by the Partnership until the Phase 1 Project FID Date, at which time, each such counterpart will automatically be deemed released and delivered by the Partner (or its Affiliate) with no further action on the part of any Person, including the Partnership and the Partner (or its Affiliate), and the Partner (or its Affiliate) shall be deemed to have executed and delivered the Partnership Agreement and the LNG SPA; and
(v)    contemporaneously with the Phase 1 Project FID Date, the Partner will be issued a number of Class A Units equal to (A) the Capital Commitment, divided by (B) the Class A Unit Issue Price (such issuance to be in addition to, and not in lieu of, any other issuances of Units to be made to the Partner pursuant to the terms of the Partnership Agreement on the Phase 1 Project FID Date).
Notwithstanding the foregoing, if the Phase 1 Project FID Date does not occur within 24 months after the Effective Date, then at any time thereafter but prior to the time, if any, that the Phase 1 Project FID Date occurs, either Party may give notice of termination of this Agreement, in which case, (I) the Partner will not be issued any Class A Units pursuant hereto, (II) the Partner will not be obligated to fund the First Funding Date Contribution or have any further contribution obligations hereunder, (III) the counterparts of the Partnership Agreement and the LNG SPA executed and delivered into escrow by the Partner pursuant to Section 2.1(c)(iv) shall not go into effect and shall be rescinded, terminated, void, and of no further force or effect, and (IV) this Agreement shall terminate, subject to Section 7.2.
(d)    If the Partner defaults on making (i) all or a portion of the First Funding Date Contribution on the First Funding Date, or (ii) a required capital contribution of any portion of its Unfunded Commitment as specified by the Partnership Agreement, and such failure continues for 45 days after the First Funding Date or other date as set forth in the Partnership Agreement, as applicable, then the Partner will be deemed in breach of its obligations under this Agreement for such unpaid amounts. The Partner acknowledges that the relationship between the Partner and the Partnership is uniquely essential to the business of the Partnership and a breach of one or more provisions under this Section 2.1 shall cause irreparable injury to the Partnership for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Partner agrees that, in addition to any legal or other equitable damages that the Partnership is entitled to recover, the provisions of this Section 2.1, including, without limitation, the provisions requiring the Partner to join the Partnership as a Limited Partner and fund its Unfunded Commitment, may be enforced by specific performance and that the Partnership shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Agreement. The Partner further acknowledges that the Partnership might suffer irreparable harm due to delay if, as a condition to obtaining equitable remedies, the Partnership were required to demonstrate it would suffer irreparable harm. The Parties therefore intend that if the Partner breaches one or more of its obligations under Section 2.1, then for purposes of determining whether to grant an equitable remedy, a court will assume that breach would cause the Partnership irreparable harm. The Partnership shall, in its sole discretion, have the right to enforce by

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specific performance the Partner’s obligations hereunder as contemplated in the foregoing sentences or require the Partner to (A) forfeit all of the Partner Units to the Partnership and all of its rights to distributions under the Partnership Agreement, in each case, for no consideration, and (B) cease to be a limited partner of the Partnership (to the extent it has previously been admitted as a Limited Partner), each as further set forth under Section 4.3(c) of the Partnership Agreement.
2.2    Intended Tax Treatment. The Parties agree that, for U.S. federal tax purposes and for all other applicable Tax purposes, except to the extent otherwise required by applicable Law, the Parties will report (and will not act or take a position inconsistent with reporting) the payment of the First Funding Date Contribution to the Partnership pursuant to Section 2.1(c)(iii) as a contribution of property at such time by the Partner to the Partnership in accordance with Section 721 of the Code.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of the Partnership. The following representations and warranties are made by the Partnership to the Partner on the Effective Date, unless specifically limited only to certain dates:
(a)    Organization; Good Standing. The Partnership and each of its Affiliates (i) is a limited partnership, limited liability company, corporation, or other business entity, validly existing under the Laws of the state of its formation and is in good standing under such Laws; (ii) has the requisite power and authority to own, lease and operate its Properties and to conduct its business as currently conducted in all material respects and (iii) is duly registered or qualified as a limited partnership, limited liability company, corporation, or other business entity, as applicable, for the transaction of business under the Laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the Properties owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not reasonably be expected to have a Material Adverse Effect.
(b)    Authorization: Enforceability. The Partnership has, or as of the Phase 1 Project FID Date will have, all requisite limited partnership power and authority to issue, sell and deliver the Partner Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership action required to be taken by or on behalf of the Partnership for the authorization, issuance, sale and delivery of the Partner Units, the execution and delivery of the Transaction Documents and the consummation of the Transactions have been taken or will have been taken as of the Phase 1 Project FID Date. Each of the Transaction Documents has been or will be, as of the Phase 1 Project FID Date, duly and validly authorized by the Partnership and constitutes or will constitute, as of the Phase 1 Project FID Date, the legal, valid and binding obligation of the Partnership (assuming the due authorization, execution and delivery thereof by the Partner and the other parties thereto, as applicable), enforceable against the Partnership

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in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception.
(c)    Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required by the Partnership in connection with the execution, delivery or performance by the Partnership of this Agreement or the Partnership Agreement with respect to the Partnership’s issuance and sale of the Partner Units, except (i) as may be required under federal or state securities or “Blue Sky” Laws, (ii) as may be required by the rules and regulations of NASDAQ, or (iii) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership to consummate the Transactions.
(d)    Partner Units. Upon issuance in accordance with the Partnership Agreement, the Partner Units will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, under the Act, or under applicable state and federal securities Laws, and (ii) Liens created or permitted by the Partner.
(e)    Litigation. Except as may be set forth in the Tellurian SEC Documents, there are no legal or governmental proceedings pending to which any member of the Partnership Group is a party or to which any Property of any such Person is subject, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or which challenges the validity of any of the Transaction Documents or the right of the Partnership to enter into any of the Transaction Documents or to perform its obligations under the Transaction Documents.
(f)    No Default. No member of the Partnership Group is in breach, default (or an event that, with notice or lapse of time or both, would constitute such an event), or violation in the performance of any obligation, covenant or condition contained in any bond, debenture, note or any other evidence of Indebtedness or in any agreement, indenture, lease or other instrument to which such Person is a party or by which such Person or any of its Properties is bound, which breach, default or violation would, if continued, reasonably be expected to materially impair the ability of the Partnership to consummate the Transactions.
(g)    No Conflicts. None of (i) the offering, issuance and sale by the Partnership of the Partner Units, (ii) the execution, delivery and performance of the Transaction Documents by the Partnership, or (iii) the consummation of the Transactions by the Partnership (A) constitutes a violation of the Organizational Documents of any member of the Partnership Group, (B) constitutes a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any member of the Partnership Group is a party or by which any member of the

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Partnership Group or any of their respective Properties is bound, (C) violates any statute, Law, Permit, or regulation or any order, judgment, decree, or injunction of any court or Governmental Authority applicable to the Partnership, or (D) results in the creation or imposition of any Lien upon any Property of the Partnership, which conflicts, breaches, violations, defaults, or Liens, in the case of clause (B), (C), or (D) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or materially impair the ability of the Partnership to consummate the Transactions.
(h)    No Labor Disputes. No labor dispute with the employees of any member of the Partnership Group exists or, to the Knowledge of the Partnership, is imminent, that would reasonably be expected to have a Material Adverse Effect.
(i)    Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, each member of the Partnership Group carries, or is covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as are reasonably adequate for the conduct of their respective businesses as conducted as of the Effective Date and the value of their respective Properties and as is customary for companies engaged in similar businesses in similar industries. Except as would not reasonably be expected to have a Material Adverse Effect: (i) all policies of insurance of the Partnership Group are in full force and effect; and (ii) each member of the Partnership Group is in compliance with the terms of such policies.
(j)    Taxes.
(i)    Each member of the Partnership Group has filed all Tax Returns required to have been filed (taking into account all valid extensions), such Tax Returns are true, accurate and complete in all material respects and have been completed in accordance with applicable Law, and all Taxes due and payable by any member of the Partnership Group (whether or not shown on such Tax Returns) have been paid in full, except for those which are being contested in good faith and by appropriate proceedings and in respect of which adequate reserves with respect thereto are maintained in accordance with GAAP.
(ii)    No member of the Partnership Group has (A) had any Tax deficiency proposed or assessed against it that has not been fully resolved and satisfied, or (B) executed any waiver of any statute of limitations on the assessment or collection of any Tax that remains outstanding. There is no pending audit, suit, proceeding, claim, examination, or other administrative or judicial proceedings ongoing, pending, or, to the Knowledge of the Partnership, threatened, with respect to any Taxes of any member of the Partnership Group. No written claim has ever been made against or with respect to any member of the Partnership Group by any Governmental Authority in a jurisdiction where the Partnership Group does not file Tax Returns that a member of the Partnership Group is or may be subject to taxation by that jurisdiction in respect of material Taxes that would be covered by or the subject of such Tax Return.

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(iii)    No member of the Partnership Group has any material liability for Taxes of any other Person (other than another member of the Partnership Group) as a transferee or successor, by contract, by Law, or otherwise.
(iv)    No member of the Partnership Group is a party to any material Tax allocation, Tax indemnity, or Tax sharing agreement or similar agreement or arrangement (excluding customary Tax indemnification provisions in commercial contracts not primarily relating to Taxes).
(v)    The members of the Partnership Group have timely withheld, collected, deposited, or paid all material Taxes required to have been withheld, collected, deposited, or paid by the Partnership Group, as the case may be.
(vi)    The Partnership is, and at all times since its formation has been, treated either as a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3(a)) or a partnership (within the meaning of Section 761(a) of the Code) for U.S. federal income tax purposes. Each other member of the Partnership Group is, and at all times since its formation has been, treated as a “disregarded entity” (within the meaning of Treasury Regulation Section 301.7701-3(a)) for U.S. federal income tax purposes.
(k)    Sanctions. The Partnership is not a Person that is, or that is owned or controlled by any Person that is, currently the subject or target of any sanction (“Sanctions”) administered or enforced by the United States Government (including the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”), or any other relevant sanctions authority applicable to it) or whose assets have been frozen pursuant to such Sanctions, unless, in each case, such Sanctions do not prohibit entering into business relationships with such Person.
(l)    Compliance with Laws. No member of the Partnership Group is in violation of any applicable Law, except, with respect to applicable Laws other than Anti-Corruption Laws and Export Control and Sanctions Laws, where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. In the performance of this Agreement and the activities contemplated herein, neither the Partnership, nor any of its officers, directors, employees, agents, or other representatives have taken any action, or omitted to take any action, which would violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws, or any other Law applicable to the Partnership. Any contract, license, concession, or other asset contributed to the Partnership (i) has been or will be procured in compliance with applicable Laws, and (ii) has been or will be obtained, and has been or will be transferred to the Partnership without recourse to the use of unlawful payments. Without limiting the foregoing, neither the Partnership, the General Partner, nor any of their respective directors, managers, officers, employees, agents, contractors, or Affiliates has paid any fees, commissions, rebates, gift, promise, or other benefit, directly or indirectly, to any employee, officer, or agent of any Limited Partner or any of their respective Affiliates or to any Public Official, or any political

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party, or has provided or caused to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the Partnership hereunder or, more generally, when such payments, gifts, promises or benefits would be in violation of the Anti-Corruption Laws or the representations and warranties set out in this Section 3.1(l).
(m)    Permits and Licenses. Each member of the Partnership Group (i) possesses all Permits issued by each Governmental Authority necessary to conduct such Person’s respective businesses as conducted as of the Effective Date, except where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) has fulfilled and performed all of its obligations with respect to the Permits of such Person described in clause (i) above, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.
(n)    Environmental Laws. The operations of the Partnership Group are in compliance with all applicable Environmental Laws and no occurrences or conditions currently exist that would reasonably be expected to adversely affect the Partnership Group’s continued compliance with such Environmental Laws, except as (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) have been disclosed in the Tellurian SEC Documents. There are no present claims asserted against any member of the Partnership Group under applicable Environmental Laws, including claims relating to the release, spill or disposal of any Hazardous Material resulting from the operations of the Partnership Group, except as such claims (A) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) have been disclosed in the Tellurian SEC Documents.
(o)    Required Disclosures and Descriptions. There are no legal or governmental proceedings pending or, to the Knowledge of the Partnership, threatened, against any member of the Partnership Group, or to which any member of the Partnership Group is a party, or to which any of their respective Properties is subject, that are required to be described in the Tellurian SEC Documents but are not described as required, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Tellurian SEC Documents or to be filed as an exhibit to the Tellurian SEC Documents that are not described or filed as required by the Securities Act or the Exchange Act.
3.2    Representations and Warranties of the Partner. The Partner represents and warrants the following to the Partnership on the Effective Date and as of the Phase 1 Project FID Date:
(a)    Organization; Good Standing. The Partner (i) is duly organized, validly existing under the Laws of its jurisdiction of formation and in good standing under such Laws; (ii) has the requisite power and authority to own, lease and operate its Properties and

17

to conduct its business as currently conducted in all material respects; and (iii) is duly registered or qualified for the transaction of business under the Laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the Properties owned or leased by it makes such registration or qualification necessary, except where the failure to so register or qualify would not reasonably be expected to materially impair the ability of the Partner to consummate the Transactions.
(b)    Authorization; Enforceability. The Partner (and any Affiliate of the Partner that is party to any Transaction Document) has all requisite legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party. All action required to be taken by the Partner (and any Affiliate of the Partner that is party to any Transaction Document) for its execution and delivery of the Transaction Documents and the consummation of the Transactions have been taken. Each of the Transaction Documents has been duly and validly authorized by the Partner (and any Affiliate of the Partner that is party to any Transaction Document) and constitutes the legal, valid and binding obligations of the Partner (and any Affiliate of the Partner that is party to any Transaction Document), assuming the due authorization, execution and delivery thereof by the Partnership and the other parties thereto, as applicable, enforceable against the Partner (and any Affiliate of the Partner that is party to any Transaction Document) in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception.
(c)    Approvals. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required by the Partner in connection with the execution, delivery or performance by the Partner (and any Affiliate of the Partner that is party to any Transaction Document) of the Transaction Documents, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption or to make such filing, declaration, qualification, or registration would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Partner (and any Affiliate of the Partner that is party to any Transaction Document) to consummate the Transactions
(d)    No Conflicts. None of (i) the execution, delivery and performance of the Transaction Documents by the Partner (or any Affiliate of the Partner that is party to any Transaction Document) or (ii) the consummation of the Transactions by the Partner (or any Affiliate of the Partner that is party to any Transaction Document) (A) constitutes a violation of the Organizational Documents of the Partner (or any Affiliate of the Partner that is party to any Transaction Document), (B) constitutes a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Partner (or any Affiliate of the Partner that is party to any Transaction Document) is a party or by which the Partner (or any Affiliate of the Partner that is party to any Transaction Document) or any of its Properties is bound, (C) violates any statute, Law, Permit, or regulation or any order, judgment, decree or injunction of any court or Governmental Authority applicable to the Partner, (or any Affiliate of the Partner that is

18

party to any Transaction Document), or (D) will result in the creation or imposition of any Lien upon any Property of the Partner (or any Affiliate of the Partner that is party to any Transaction Document) or the Partnership Group, which conflicts, breaches, violations, defaults or Liens, in the case of clause (B), (C), or (D) above, would materially impair the ability of the Partner (or any Affiliate of the Partner that is party to any Transaction Document) to consummate the Transactions.
(e)    Absence of Litigation. There is no action, suit, claim, investigation, or proceeding of any kind pending or, to the knowledge of the Partner, threatened, before any court, arbitration panel, or Governmental Authority having jurisdiction against the Partner (or any Affiliate of the Partner that is party to any Transaction Document) that could reasonably be expected to adversely affect the Partner’s ability (or the ability of any Affiliate of the Partner that is party to any Transaction Document) to execute, deliver, and perform its obligations under this Agreement or any of the other Transaction Documents.
(f)    Certain Fees. No fees or commissions are or will be payable by the Partner or the Partnership to brokers, finders or investment bankers with respect to the purchase of the Partner Units or any other Units issued or to be issued to the Partner under the Partnership Agreement based on arrangements or contracts entered into by or on behalf of the Partner or its Affiliates.
(g)    Unregistered Securities.
(i)     Accredited Investor Status: Sophisticated Investor. The Partner is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Partner Units. The Partner has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Partner Units.
(ii)    Information. The Partner and its Representatives have been furnished with all materials relating to the business, finances, and operations of the Partnership Group that have been requested and materials relating to the offer and sale of the Partner Units that have been requested by the Partner. The Partner and its Representatives have been afforded the opportunity to ask questions of the Partnership Group. The Partner understands that its purchase of the Partner Units involves a high degree of risk. The Partner has sought such accounting, legal, and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Partner Units.
(iii)    Transfer Restrictions. The Partner understands that, in addition to any applicable restrictions on transfer of the Partner Units under applicable Law, the Partner Units will be subject to restrictions on transfer as set forth in the Partnership Agreement.
(iv)    Purchase Representation. The Partner Units to be acquired by the Partner under the Transaction Documents will be acquired by the Partner for its own

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account and not with a view to distribution in violation of any securities Laws. The Partner has been advised and agrees that the Partner Units are “restricted securities” under applicable U.S. federal and state securities Laws and have not been registered under the Securities Act or qualified under the “Blue Sky” Laws of any jurisdiction and may be resold or transferred only if registered pursuant to the provisions of the Securities Act and qualified under applicable “Blue Sky” Laws (or if eligible, pursuant to the applicable provisions promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act and applicable qualification requirements under “Blue Sky” Laws). The Partner understands that there is no public trading market for the Units, that none is expected to develop and that the Partner Units must be held indefinitely.
(v)    Reliance by the Partnership. The Partner understands that the Partner Units to be issued to the Partner under the Transaction Documents are being offered and sold in reliance on an exemption from the registration requirements of federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of the Partner set forth herein and in the Partnership Agreement in order to determine the applicability of such exemption and the suitability of the Partner to acquire such Partner Units.
(h)    Sufficient Funds. The Partner has and will have available to it sufficient funds to enable the Partner to pay in full the entire amount of its Capital Commitment in immediately available cash funds.
(i)    Sanctions. The Partner is not, and will not be, a Person that is, or that is owned or controlled by any Person that is, currently the subject or target of any Sanctions administered or enforced by the United States Government (including OFAC, the United Nations Security Council, the European Union, HMT, or any other relevant sanctions authority applicable to it) or whose assets have been frozen pursuant to such Sanctions, unless, in each case, such Sanctions do not prohibit entering into business relationships with such Person.
(j)    Compliance with Laws. In the performance of this Agreement and the activities contemplated herein, neither the Partner, nor any of its officers, directors, employees, agents or other representatives have taken any action, or omitted to take any action, which would (i) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws, or any other Law applicable to the Partner, or (ii) cause the Partnership to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the Partnership. Any contract, license, concession, or other asset contributed to the Partnership (i) has been or will be procured in compliance with applicable laws, and (ii) has been or will be obtained, and has been or will be transferred to the Partnership without recourse to the use of unlawful payments. Without limiting the foregoing, neither the Partner nor any of its directors, managers, officers, employees, agents, contractors or Affiliates has paid any fees, commissions, rebates, gift, promise, or other

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benefit, directly or indirectly, to any employee, officer, or agent of the Partnership or any of its Affiliates or to any Public Official, or any political party, or has provided or caused to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the Partnership hereunder or, more generally, when such payments, gifts, promises, or benefits would be in violation of the Anti-Corruption Laws or the representations and warranties set out in this Section 3.2(j).
(k)    Other Representations. The Partner is not relying on any representations or warranties whatsoever, express, implied, at common law, statutory or otherwise, except for the representations or warranties expressly set out in this Agreement.
(l)    Reliance. The Partner acknowledges and agrees that SG Americas Securities, LLC, in its capacity as placement agent on behalf of the Partnership, shall be entitled to rely on the foregoing representations and warranties of the Partner set forth in this Section 3.2.
ARTICLE 4
CONDITIONS TO OBLIGATIONS OF PARTNER
4.1    Phase 1 Project FID Date.
(a)    The obligations of the Partner to make the First Funding Date Contribution and to consummate the other transactions set forth in Section 2.1(b) will be subject to fulfillment of the following conditions (or waiver thereof by the Partner):
(i)    the representations and warranties of the Partnership set forth in (A) Section 3.1 (other than Sections 3.1(a) (Organization; Good Standing); 3.1(b) (Authorization; Enforceability); 3.1(d) (Partner Units); 3.1(j)(vi) (Taxes - Classification); and 3.1(k) (Sanctions)) will be true and correct as of the Effective Date and as of the Phase 1 Project FID Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (B) Sections 3.1(a) (Organization; Good Standing); 3.1(b) (Authorization; Enforceability); 3.1(d) (Partner Units); 3.1(j)(vi) (Taxes - Classification); and 3.1(k) (Sanctions) will be true and correct as of the Effective Date and as of the Phase 1 Project FID Date as though made on and as of such date;
(ii)    the Phase 1 Project FID Date will have occurred;
(iii)    the Partnership will not have breached, in any material respect, any covenant of the Partnership set forth in Article 5, to the extent required to be complied with by the Partnership at or prior to the Phase 1 Project FID Date;

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(iv)    the Partner will have received a copy of each of (A) the Partnership Agreement (duly executed by the General Partner), (B) the LNG SPA (duly executed by Driftwood LNG), (C) the General Partner LLC Agreement (duly executed by Tellurian), (D) the LNG Marketing Agreement (duly executed by Driftwood LNG and Tellurian Trading, and substantially in form and substance as set forth in Exhibit D), and (E) the Excess LNG SPA (duly executed by Driftwood LNG and Tellurian Trading substantially in form and substance as set forth in Exhibit E, with such changes as may be necessary to conform such agreement to the LNG sale and purchase agreements entered into with other Limited Partners as of the Phase 1 Project FID Date, other than terms in respect of quantities and credit support);
(v)    no temporary restraining order, preliminary or permanent injunction, or other judgment or order issued by any Governmental Authority and no Law will be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Transactions; and
(vi)    the Partnership will have received the opinion of Morgan, Lewis & Bockius LLP (or another reputable law firm of national standing that is reasonably acceptable to the Partnership), dated as of the Phase 1 Project FID Date, in form and substance reasonably acceptable to the Partnership (a form of which is attached hereto as Exhibit F), to the effect that, based on the facts, representations, and assumptions set forth in such opinion, and subject to such qualifications and limitations as may be set forth in such opinion, (A) the Partnership should be treated as a partnership for U.S. federal income tax purposes, and (B) the Partner’s contributions to the Partnership in respect of its Capital Commitment should be treated as contributions of property by the Partner to the Partnership in accordance with Section 721 of the Code.
(b)    The obligations of the Partnership to consummate the transactions set forth in Section 2.1(b) on the Phase 1 Project FID Date will be subject to fulfillment of the following conditions (or waiver thereof by the Partnership):
(i)    the representations and warranties of the Partner set forth in (A) Section 3.2 (other than Sections 3.2(a) (Organization; Good Standing); 3.2(b) (Authorization; Enforceability); 3.2(f) (Certain Fees); 3.2(g) (Unregistered Securities); 3.2(i) (Sanctions); and Section 3.2(j) (Compliance with Laws)) will be true and correct as of the Effective Date and as of the Phase 1 Project FID Date as though made on and as of such date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Partner (or any Affiliate of the Partner that is party to any Transaction Document) to fully perform its covenants and obligations under this Agreement or any of the other Transaction Documents, and (B) Sections 3.2(a) (Organization; Good Standing);

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3.2(b) (Authorization; Enforceability); 3.2(f) (Certain Fees); 3.2(g) (Unregistered Securities); 3.2(i) (Sanctions); and 3.2(j) (Compliance with Laws) will be true and correct as of the Effective Date and as of the Phase 1 Project FID Date as though made on and as of such date;
(ii)    the Phase 1 Project FID Date will have occurred;
(iii)    the Partnership will have received counterparts of each of the Partnership Agreement and the LNG SPA, in each case, duly executed by the Partner (or its Affiliate, as applicable);
(iv)    the Partner will not have breached, in any material respect, any covenant of the Partner set forth in Article 5, to the extent required to be complied with by the Partner at or prior to the Phase 1 Project FID Date; and
(v)    no temporary restraining order, preliminary or permanent injunction, or other judgment or order issued by any Governmental Authority and no Law will be in effect restraining, enjoining, making illegal, or otherwise prohibiting the consummation of the Transactions.
4.2    Subsequent Funding Dates. The Partner shall make the First Funding Date Contribution in accordance herewith and shall make all other capital contributions required to be made by the Partner up to the amount of its Unfunded Commitment (as calculated from time to time in accordance with the Partnership Agreement) as set forth in Section 4.3 of the Partnership Agreement. From time to time, the Partnership may call for additional capital contributions from the Limited Partners in excess of their respective capital commitments to the Partnership as set forth in the Partnership Agreement.
ARTICLE 5
COVENANTS
5.1    Cooperation; Further Assurances. Each of the Partnership and the Partner will use its respective commercially reasonable efforts to obtain all approvals and consents required by, or necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and the Partner agrees to execute and deliver all such documents or instruments, to take all appropriate action and to do all other things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement. The Partner will cooperate with the Partnership to provide any information necessary for any applicable securities filings in connection with the transactions contemplated by this Agreement or the Partnership Agreement.
5.2    Use of Proceeds. The proceeds of the First Funding Date Contribution will be drawn and used to fund the following: (a) construction costs associated with the Phase 1 Project (including the Phase 1 Plants and related Pipelines and Production Facilities), (b) the cost of drilling and completing new wells and any lease operating expenses from the Phase 1 Project FID Date until the Dates of Substantial Completion with respect to each of the Phase 1 Plants; (c) any obligations

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of the Partnership under the Management and Advisory Services Agreement; and (d) any other general expenses, activities, or purposes contemplated or permitted under the Partnership Agreement, in each case, excluding any amounts to fund the construction of any Subsequent Phase Project.
5.3    Acknowledgment. The Partner understands and acknowledges that the General Partner is specifically authorized under the General Partner LLC Agreement, without the approval of the board of directors of the General Partner, to make, on behalf of the Partnership, a positive Phase 1 FID; provided, however, that such Phase 1 FID shall not be effective for purposes of this Agreement unless and until the Partnership and its Affiliates have (a) received all material approvals necessary to construct and operate the Phase 1 Project (excluding any approvals which will not be issued until after construction is commenced), (b) received authorization by the Department of Energy for the export of LNG to countries with which the U.S. does not have an applicable free trade agreement, (c) secured sufficient executed firm commitments of debt financing for the construction of the Phase 1 Project as contemplated by the Initial Three Plant Capex Budget without, in the good faith determination of the General Partner based on information available as of the Phase 1 Project FID Date, requiring the Limited Partners to make additional capital contributions to the Partnership for the construction of the Phase 1 Project in excess of the aggregate capital commitments of the Limited Partners to the Partnership under equity capital contribution agreements executed in respect of the Phase 1 Project, and such debt financing is non-recourse to the Partner for any amounts in excess of the Capital Commitment (provided that, for purposes of this clause (c), any such indebtedness with respect to which the Partner has acted as co-lender or elected to participate as co-arranger or through a fronting bank shall not be considered recourse to the Partner, notwithstanding any contrary terms of such indebtedness), and (d) secured aggregate equity financing pursuant to equity capital contribution agreements for the Phase 1 Project of at least $6,000,000,000.00.
5.4    Expenses. Each of the Parties will bear and pay all costs and expenses incurred by such Party or on its behalf or by or on behalf of any of its Affiliates in connection with the negotiation, preparation, and execution of the Transaction Documents.
5.5    Confidentiality. Each Party hereby covenants and agrees that the terms of this Agreement, and any information disclosed by or on behalf of the Partnership or any Partner in connection with this Agreement or which is material non-public information of the Partnership shall be “Confidential Information” and shall, unless otherwise agreed in writing by the General Partner, be kept confidential by the receiving Party and shall not be used by such Party other than for a purpose connected with this Agreement or disclosed by such Party to any Person, other than another Limited Partner for Partnership purposes, provided that such Party may disclose Confidential Information (a) to its legal counsel, accountant, or similar professional under an obligation to maintain the confidentiality of the same to the extent necessary in the context of such Person’s engagement, (b) if and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or its Affiliate are quoted, provided that such Party shall, to the extent practicable, provide the disclosing Party (or in case such disclosing Party is the Partnership, the General Partner) a reasonable opportunity to review and approve the contents of such disclosure, and provided, further, that such Party shall use

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its commercially reasonable efforts not to take any elective, non-compulsory action that would give rise to an obligation to disclose Confidential Information to any stock exchange or agency, to the extent such obligation would not have arisen absent the taking of such elective, non-compulsory action, (c) as may be required under applicable federal or state securities or “Blue Sky” Laws, (d) if required and to the extent required by any applicable Law, or the receiving Party becomes legally required (by oral questions, interrogatories, requests for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Section 8.6 or any arbitration award (including by filing Confidential Information in proceedings before a court or other competent judicial or arbitral authority) or to enforce other rights of a party to the Dispute, provided that the receiving Party shall, to the extent practicable, give prior notice to the other Party of the requirement and the terms thereof and shall cooperate with the Partnership to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then the receiving Party will furnish only that portion of such information that it is legally required to furnish, (e) to any of the receiving Party’s Affiliates or its or their respective officers and employees, provided that the receiving Party shall be responsible for any disclosure of Confidential Information by any such Person in violation of this Section 5.5, and (f) in the case of the Partnership, to lenders or prospective lenders to the Partnership or its Affiliates or Affiliates of the General Partner in connection with the performance of their duties under any agreement between such Person and the Partnership. The Parties recognize that individuals authorized to receive Confidential Information under the foregoing clauses (a) through (f) may form mental impressions (i.e., impressions not written or otherwise reduced to a record) regarding the Confidential Information.  The use of these mental impressions by such individuals shall not be a violation of the restriction contained in this Section 5.5. The Parties acknowledge that breach of the provisions of this Section 5.5 may cause irreparable injury to the disclosing Party for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the receiving Party agrees that, in addition to any legal or other equitable damages that the other Party is entitled to recover, the provisions of this Section 5.5 may be enforced by specific performance and that the disclosing Party shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Section 5.5. The obligations under this Section 5.5 shall not preclude the General Partner or its Affiliates from disclosing information as it may reasonably deem to be appropriate in connection with the business activities of the Partnership or its Affiliates or as may be required under federal or state securities or “Blue Sky” Laws or by the rules and regulation of NASDAQ.
5.6    Compliance with Laws.
(a)    Prohibited Practices.
(i)    Each Party agrees that, in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of such Party’s respective officers, directors, employees, agents, or other representatives will take any action, or omit to take any action, which would (x) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws or any other Law applicable to such Party, or (y) cause the Partnership to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the Partnership.

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(ii)    Without limiting Section 5.6(a)(i), each Party agrees on behalf of such Party and its respective directors, managers, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions, rebates, gift, promise or other benefit, directly or indirectly, to any employee, officer or agent of the other Party or any of its Affiliates or to any Public Official, or any political party, nor provide or cause to be provided to any such Person any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the Partnership hereunder.
(b)    Records; Audit. Each Party shall keep all records necessary to confirm compliance with Sections 5.6(a)(i)(y) and 5.6(a)(ii) for a period of five years following the year for which such records apply. If a Party asserts that the other Party is not in compliance with Sections 5.6(a)(i)(y) or 5.6(a)(ii), the asserting Party shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the asserting Party may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 5.6(b) shall be paid (i) by the applicable Party, if such Party is determined not to be in compliance with Sections 5.6(a)(i)(y) or 5.6(a)(ii), as applicable, and (ii) by the asserting Party, if the other Party is determined to be in compliance with Sections 5.6(a)(i)(y) or 5.6(a)(ii), as applicable.
(c)    Indemnity. Each Party shall indemnify and hold the other Party and its Affiliates and equityholders (other than the Partner in the case of indemnification of the Partnership by the Partner) harmless from any losses, liabilities, damages, costs, judgments, settlements, and expenses arising out of such Party’s breach of any or all of Sections 5.6(a) or 5.6(b) or the breach of the representations and warranties made by such Party in Section 3.1(l) or Section 3.2(j), as applicable.
(d)    Conflict of Interests. In the event that a Party obtains information indicating that an individual holding more than 5%, or directly or indirectly controlling an interest in such Party (including the indirect or beneficial owners), is or has become a Public Official in the United States of America, then such Party shall (i) subject to any applicable Laws restricting disclosure of such information, promptly notify the other Party, and (ii) take all reasonable efforts to ensure that such individual refrains from participating, in his or her capacity as a Public Official, in any decision on behalf of such Party under this Agreement or the other agreements referenced herein (including the Partnership Agreement, the General Partner LLC Agreement, and the LNG SPA).
5.7    Notices Under EPC Contracts. The Partnership shall provide a 15-Business Day advance written notice to the Partner in the event that the terms of any EPC Contract are amended in a manner that alters the manner in which the date or the conditions of Substantial Completion (as defined in the applicable EPC Contract) of any Phase 1 Plant are determined under such EPC Contract.

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ARTICLE 6
INDEMNIFICATION
6.1    Indemnification by the Partnership. The Partnership agrees to indemnify the Partner, its Affiliates, and their respective Representatives (collectively, “Partner Related Parties”) for, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, all costs, losses, liabilities, damages, or out-of-pocket expenses of any kind or nature whatsoever (including the reasonable fees of counsel) arising therefrom, whether or not involving a Third-Party Claim (collectively, the “Adverse Consequences”), to the extent resulting from, arising out of, or in any way related to (a) the breach or inaccuracy of any representation or warranty made by the Partnership in Section 3.1, or (b) the breach of any covenants of the Partnership contained in this Agreement. The aggregate liability of the Partnership under this Section 6.1 shall, under no circumstances exceed the lesser of (i) the total amount of money contributed to the Partnership by the Partner, and (ii) the amount of the First Funding Date Contribution.
6.2    Indemnification by the Partner. The Partner agrees to indemnify the Partnership, the General Partner, each of their respective Affiliates, and all of their respective Representatives (collectively, “Partnership Related Parties”) for, and hold each of them harmless against, any and all Adverse Consequences to the extent resulting from, arising out of, or in any way related to (a) the breach or inaccuracy of any representation or warranty made by the Partner in Section 3.2, or (b) the breach of any of the covenants of the Partner contained in this Agreement.
6.3    Survival of Provisions; Limitation of Liability.
(a)    The representations and warranties set forth in Sections 3.1(a) (Organization; Good Standing), 3.1(b) (Authorization; Enforceability),  3.2(a) (Organization; Good Standing) 3.2(b) (Authorization; Enforceability); 3.2(f) (Certain Fees); 3.2(g) (Unregistered Securities); 3.2(i) (Sanctions); and 3.2(j) (Compliance with Laws) will survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.1(j) (Taxes) will survive until 30 days after the expiration of the applicable statute of limitations, and the other representations and warranties contained in this Agreement will survive for a period of 12 months following the Phase 1 Project FID Date, regardless of any investigation made by or on behalf of the Partnership or the Partner. The covenants made in this Agreement or any other Transaction Document will survive the Phase 1 Project FID Date and remain operative and in full force and effect.
(b)     Any claim for indemnification hereunder must be made prior to the expiration of the survival period of such representation or warranty as set forth in Section 6.3(a); provided, however, that for purposes of determining when an indemnification claim has been made, the date on which a Partner Related Party or Partnership Related Party, as the case may be, provides notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership or the Partner, as applicable, will constitute the date upon which such claim has been made.

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(c)    The aggregate liability of the Partnership under this Agreement shall not exceed an amount equal to the First Funding Date Contribution.
(d)    No Partner Related Party or Partnership Related Party will be entitled to recover special, consequential, indirect, exemplary, incidental, lost profits, speculative or punitive damages under this Agreement.
6.4    Indemnification Procedure. Promptly after any Partnership Related Party or Partner Related Party (as the case may be, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim or the commencement of such action, suit or proceeding, provided that failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice will state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party will have the right to defend and settle, at its own expense and by its own counsel who will be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation will include, but will not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party will not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party will be entitled (a) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof, and (b) if (i) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party, or (ii) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party will have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party will not settle any indemnified Third-Party Claim without the consent of the Indemnified Party (which consent will not be unreasonably delayed), unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.

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ARTICLE 7
TERMINATION
7.1    Termination. This Agreement may be terminated:
(a)    by the Partnership, (i) upon a Bankruptcy of the Partner or (ii) upon 30 days’ prior written notice to the Partner if the Partner is in material breach of a representation, warranty, covenant, or agreement in this Agreement (other than as provided in Section 7.1(b)), and the breach is not cured during the 30-day notice period;
(b)    by either Party, if the other Party breaches any representation or warranty made by such Party in Section 3.1(l) or 3.2(j), as applicable, or any covenant of such Party set forth in Section 5.6(a)(i);
(c)    by either Party in accordance with Section 2.1(c); or
(d)    by the mutual written consent of the Parties.
7.2    Effect of Termination. The Party terminating this Agreement will give written notice to the other Party. In the event of a termination, this Agreement will cease to have force and effect, and there will be no further Liability or obligation on the part of the Partnership or Partner, except that (a) the provisions of Section 5.5, Article 6, this Section 7.2, and Article 8 will survive after any such termination, and (b) each Party will continue to be liable for any breach by such Party of this Agreement occurring prior to such termination.
ARTICLE 8
GENERAL PROVISIONS
8.1    Notices.
(a)    Except where otherwise specifically provided in this Agreement, all notices, requests, consents, proposals, approvals and statements shall be in writing and in English, and if properly addressed to the recipient in the manner required by Sections 8.1(b) and 8.1(c), shall be deemed to have been properly given or delivered: (i) on the date of actual delivery when personally delivered to the intended recipient or when delivered to the intended recipient by a reputable courier delivery service; or (ii) on the date specified in Section 8.1(b)(ii), if by Electronic Transmission, provided that if such Electronic Transmission is directed after 5:00 p.m. (local time of the recipient) or on a day that is not a Business Day, then on the next succeeding Business Day after the date specified in Section 8.1(b)(ii).
(b)    The following provisions apply to notices given by Electronic Transmission:
(i)    Without limiting the manner by which notice otherwise may be given effectively to Parties pursuant to Section 8.1(a), any notice to the Partner given by the Partnership or the General Partner under any provision of this Agreement, shall be effective if given by a form of Electronic Transmission.

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(ii)    Notice given pursuant to Section 8.1(b)(i) will be deemed delivered on the date on which it is directed to the electronic mail address set forth in Section 8.1(c), or to such other electronic mail address as the addressee previously may have specified by written notice given to the other parties hereto in the manner contemplated by Section 8.1(a).
(iii)    The Partner and the Partnership hereby consent to receive notices by Electronic Transmission at their respective electronic mail address set forth in Section 8.1(c).
(c)    A non-electronic document is deemed to be properly addressed, in each case, if to the Partner or the Partnership, to the address of such Person as set forth in this Section 8.1(c); or, in each case, to such other address or addresses as the addressee may have specified by written notice given to the other parties hereto in the manner contemplated by Section 8.1(a).
If to the Partner, to:
Driftwood LP Holdings LLC
c/o Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002
Attention: General Counsel
Email: legal.notices@tellurianinc.com
If to the Partnership, to:
Driftwood Holdings LP
c/o Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002
Attention: General Counsel
Email: Notices@Driftwood.com
8.2    Amendment and Waiver. Neither this Agreement nor any term hereof may be changed, amended or terminated orally, but only by written act of the Parties (or, in respect of a waiver, the waiving Party). No failure or delay on the part of a Party in the exercise of any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.
8.3    Binding Nature; Assignment. This Agreement will bind and inure to the benefit of the Parties and their respective successors and legal representatives and permitted assigns. No Party will assign its rights and obligations under this Agreement, without the prior written consent of the other Party, and any such assignment contrary to the terms hereof will be null and void and of no force and effect.

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8.4    Severability. Every term and provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such term or provision will be enforced to the maximum extent permitted by Law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.
8.5    Governing Law. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS (EXCLUSIVE OF CHOICE OF LAW PROVISIONS) OF THE STATE OF DELAWARE AS TO ALL MATTERS, INCLUDING, BUT NOT LIMITED TO, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES.
8.6    Arbitration. Any dispute arising under or relating to this Agreement or the transactions contemplated hereby (each, a “Dispute”) shall be exclusively and definitively resolved through final and binding arbitration in accordance with this Section 8.6, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.
(a)    Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) (as then in effect).
(b)    Number of Arbitrators. The arbitral tribunal shall consist of three arbitrators, who shall endeavor to complete the final hearing in the arbitration within six months after the appointment of the last arbitrator.
(c)    Method of Appointment of the Arbitrators. If there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within 30 days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within 30 days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed.
(d)    Consolidation. If multiple arbitration proceedings are initiated under this Agreement, the Partnership Agreement, the General Partner LLC Agreement, the Management and Advisory Services Agreement, any LNG marketing agreement between

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Driftwood LNG and Tellurian Trading UK Ltd., the LNG SPA, or one or more other contribution agreements or LNG sale and purchase agreements entered into between the Partnership and one or more of its other limited partners (or their respective Affiliates), the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any party to any such dispute may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the disputes.
(e)    Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.
(f)    Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.
(g)    Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The parties hereto agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 8.1 as well as any other procedure authorized by Law.
(h)    Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 8.1.
(i)    Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.
(j)    Interim Measures. Any party to the Dispute may apply to a court in New York, New York for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The parties hereto agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The parties hereto unconditionally and irrevocably submit to jurisdiction in New York, New York for the limited purposes of an application for interim measures under this Section 8.6(j). The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

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(k)    Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (i) the fees and expenses of the arbitrators; (ii) the costs of assistance required by the tribunal, including its experts; (iii) the fees and expenses of the administrator; (iv) the reasonable costs for legal representation of a successful party; and (v) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.
(l)    Interest. The award shall include pre-award and post-award interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent above LIBOR (as in effect on the day such award was issued) on and from the day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than 90 Days, the applicable LIBOR rate for each successive term of 90 days during that period shall be that in effect on the first day of that 90-day period. Interest shall accrue from day to day and be calculated on the basis of a 360-day year.
(m)    Currency of Award. The arbitral award shall be made and payable in U.S. dollars, free of any tax or other deduction.
(n)    Waiver of Challenge to Decision or Award. To the extent permitted by Law, the parties hereto hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any Governmental Authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.
(o)    Confidentiality. Any arbitration relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs, or other documents prepared for the arbitration proceeding) shall be Confidential Information subject to the confidentiality provisions of Section 5.5; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination, or award.
8.7    Power of Attorney. By way of assuming its obligations hereunder and under the Partnership Agreement, the Partner, as principal, on behalf of itself and its Affiliates, hereby appoints the General Partner as its and its Affiliates’ true and lawful representative and attorney-in-fact, in its name, place, and stead to make, execute, sign, acknowledge, swear to and/or file:
(a)    any partnership certificate, business certificate, fictitious name certificate, amendment thereto or other instrument or document of any kind necessary or desirable to accomplish the business, purpose, and objectives of the Partnership or required by any applicable Law;

33

(b)    following the occurrence of the Phase 1 Project FID Date, the Partnership Agreement, the LNG SPA, and any amendments to the foregoing duly approved as provided therein;
(c)    any instrument or document necessary or reasonably advisable to implement the provisions of the Partnership Agreement or the LNG SPA;
(d)    any and all instruments, certificates, and other documents which may be deemed necessary or desirable to effect the winding-up and termination of the Partnership in accordance with the provisions of the Partnership Agreement; and
(e)    all other documents or instruments that may be considered reasonably necessary by the General Partner to carry out the foregoing.
To the fullest extent permitted by applicable Law, the power of attorney granted hereby will be deemed to be coupled with an interest and is intended to secure an interest in Property and the obligations of the Partner under this Agreement, shall be irrevocable, shall survive and not be affected by the dissolution, Bankruptcy, disability, or incapacity of the Partner, and shall extend to the Partner’s successors and assigns. The Partner, in agreeing to adhere to and be bound by the Partnership Agreement, acknowledges and agrees to the grant of a power of attorney in favor of the General Partner in accordance with Section 10.2 of the Partnership Agreement. The General Partner is an express third-party beneficiary of the terms of this Section 8.7. By way of clarification, the powers of attorney granted to the General Partner in the Partnership Agreement and this Agreement are intended to be ministerial in scope and limited solely to those items permitted under the relevant grant of authority, and such powers of attorney are not intended to be a general grant of power to independently exercise discretionary judgment on behalf of the Partner, and such powers of attorney shall not be used in any manner that would make the Partner liable for the debts and obligations of the Partnership in contravention of the Partnership Agreement or be contrary to the provisions of the Partnership Agreement or this Agreement. The Partner shall be provided with prompt written notice and a copy of any and all relevant documentation in the event of any exercise by the General Partner of the power of attorney granted hereby or by the Partner under the Partnership Agreement.
8.8    Immunity.
(a)    Each Party, to the maximum extent permitted by applicable Law, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any and all rights of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.

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(b)    Each Party hereby irrevocably, unconditionally, knowingly, and intentionally:
(i)    agrees that the execution, delivery and performance by such Party of this Agreement constitute private and commercial acts rather than public or governmental acts; and
(ii)    consents in respect of the enforcement of any judgment against such Party in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement, or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).
8.9    Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior statements or agreements, whether oral or written, among the Parties with respect to such subject matter.
8.10    Most Favored Nations. If, at any time on or after the Effective Date, the Partnership enters into any equity capital contribution agreement with any Limited Partner pursuant to which such Limited Partner purchases or acquires, or will be permitted to purchase or acquire, Class A Units from the Partnership in respect of the Phase 1 Project (other than Additional Issuance Units) at a price per Class A Unit that is less than the Class A Unit Issue Price, the Partnership will provide the Partner with prompt written notice of its execution of such equity capital contribution agreement, and the Partner shall have the right, by delivery of written notice to the Partnership of such election within 30 days after receipt of such notice from the Partnership, to elect to reduce the Class A Unit Issue Price to an amount equal to the price per Class A Unit set forth in the equity capital contribution agreement entered into between the Partnership and such Limited Partner.
8.11    No Third Party Beneficiaries. Except as expressly set forth herein, the provisions of this Agreement are intended solely to benefit the Parties and, to the fullest extent permitted by applicable Law, shall not be construed as conferring any benefit upon any other Person.
8.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of an original Agreement for all purposes. Signatures of the parties hereto transmitted by electronic transmission shall be deemed to be original signatures for all purposes. Except for cases of fraud or forgery, no Party shall raise the use of any electronic signature or the use of electronic mail or other similar transmission method as a means to deliver a signature to this Agreement or any amendment hereto as the basis of a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

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[Remainder of page intentionally left blank. Signature pages follow.]

36

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the Effective Date.

THE PARTNER:

DRIFTWOOD LP HOLDINGS LLC

By:
Name:	Meg A. Gentle
Title:	President and Chief Executive Officer

Signature Page to Equity Capital Contribution Agreement

THE PARTNERSHIP:

DRIFTWOOD HOLDINGS LP

By:
Name:	R. Keith Teague
Title:	Chief Executive Officer

Signature Page to Equity Capital Contribution Agreement

EXHIBIT A
FORM OF PARTNERSHIP AGREEMENT
[See attached]

Exhibit A to Equity Capital Contribution Agreement

EXHIBIT B
FORM OF GENERAL PARTNER LLC AGREEMENT
[See attached]

Exhibit B to Equity Capital Contribution Agreement

EXHIBIT C
FORM OF LNG SALE AND PURCHASE AGREEMENT
[See attached]

Exhibit C to Equity Capital Contribution Agreement

EXHIBIT D
FORM OF LNG MARKETING AGREEMENT
[See attached]

Exhibit D to Equity Capital Contribution Agreement

EXHIBIT E
FORM OF EXCESS LNG SPA
[See attached]

Exhibit E to Equity Capital Contribution Agreement

EXHIBIT F
FORM OF TAX OPINION
[See attached]

Exhibit F to Equity Capital Contribution Agreement

SCHEDULE 2.1(b)
ESTIMATED SCHEDULE OF REQUIRED CAPITAL CONTRIBUTIONS

Date	Required Capital Contribution
First Funding Date	30% of Capital Commitment
10 months after Phase 1 Project FID Date	10% of Capital Commitment
17 months after Phase 1 Project FID Date	20% of Capital Commitment
27 months after Phase 1 Project FID Date	20% of Capital Commitment
42 months after Phase 1 Project FID Date	20% of Capital Commitment

Schedule 0 to Equity Capital Contribution Agreement

EXHIBIT I
FORM OF INITIAL LIMITED PARTNER LNG SPA
[See attached.]

Exhibit I to Equity Capital Contribution Agreement

Final version

______________________________________________________________________________
LNG SALE AND PURCHASE AGREEMENT
by and between DRIFTWOOD LNG LLC
(Seller)
and
TELLURIAN TRADING UK LTD.
(Buyer)
dated as of [___________] [●], 2019
______________________________________________________________________________

    i

LNG SALE AND PURCHASE AGREEMENT
THIS LNG SALE AND PURCHASE AGREEMENT (“Agreement”) is made and entered into as of [____] 2019 (the “Effective Date”), by and between Driftwood LNG LLC, a Delaware limited liability company whose principal place of business is located at 1201 Louisiana St., Suite 3100, Houston, TX 77002, United States of America (“Seller”), and Tellurian Trading UK Ltd., a corporation incorporated under the laws of England and Wales whose principal place of business is located at 7 Clarges Street, London W1J 8AE (UK) (“Buyer”). Buyer and Seller are each referred to herein as a “Party” and collectively as the “Parties”.
Recitals

(1)	Seller is developing a liquefied natural gas (“LNG”) liquefaction terminal on the Calcasieu River, south of Lake Charles, Louisiana;

(2)
On or about the Effective Date, Buyer or Buyer’s Affiliate has entered into an equity capital contribution agreement with Seller’s Affiliate, Driftwood Holdings LP, a Delaware limited partnership (the “Partnership”);

(3)	Buyer desires to be engaged in the purchase of LNG at Seller’s liquefaction terminal and transportation of such LNG to one or more Discharge Terminals; and

(4)	Seller and Buyer desire to execute this definitive agreement setting out the Parties’ respective rights and obligations in relation to the sale and purchase of LNG.
It is agreed:

1.	Definitions and Interpretation

1.1	Definitions
The words and expressions below shall, unless the context otherwise requires, have the meanings respectively assigned to them:

AAA:	as defined in Section 20.1.2;

Acceptable Credit Rating:
two (2) Credit Ratings that are each equal to or better than the following: (i) Baa3 by Moody’s Investors Service, Inc., (ii) BBB- by Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, (iii) BBB- by Fitch Ratings, Inc., or (iv) any comparable Credit Ratings by any other nationally recognized statistical rating organizations registered with the U.S. Securities and Exchange Commission, including any successors to Moody’s Investors Service, Inc., Standard & Poor’s Rating Services, or Fitch Ratings, Inc.;

Acceptable Guarantor:	an Affiliate of Assignee Buyer that has an Acceptable Credit Rating;

ACQ:	as defined in Section 5.1.1;

Actual Laytime:	as defined in Section 7.12.2;
Adjusted Annual Contract

Quantity or AACQ:	as defined in Section 5.2;

Adverse Weather Conditions:
weather or sea conditions actually experienced or reasonably forecasted at or near the Driftwood LNG Terminal that are sufficiently severe: (i) to prevent an LNG Tanker from proceeding to berth, or loading or departing from berth, in accordance with one or more of the following: (a) regulations published by a Governmental Authority; (b) an Approval; or (c) an order of a Pilot; (ii) to cause an actual determination by the master of an LNG Tanker that it is unsafe for such LNG Tanker to berth, load, or depart from berth; or (iii) to prevent or severely limit the production of LNG at the Driftwood LNG Terminal;

Affiliate:
with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in a Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; for purposes of this Agreement, (i) Seller, the Partnership and all Seller Affiliates that are wholly-owned by the Partnership shall be deemed not to be Affiliates of Buyer, (ii) Buyer, its ultimate parent company, and all Buyer Affiliates that are wholly-owned by the same ultimate parent company shall be deemed not to be Affiliates of Seller, (iii) references to Affiliates of the Partnership shall only include Affiliates that are subsidiaries of the Partnership, and (iv) Tellurian Inc. and its wholly-owned Affiliates shall be deemed not to be Affiliates of the Partnership or its wholly-owned Affiliates, and vice versa;

Agreement:	this agreement, including the Exhibits hereto, as the same may be amended, modified or replaced from time to time;

Allotted Laytime:	as defined in Section 7.12.1;

Allowed Laytime:	as defined in Section 7.13.2(a);

Annual Delivery Program or ADP:	as defined in Section 8.2.3;

Anti-Corruption Law:
any of the U.S. Foreign Corrupt Practices Act, the OECD convention on anti-bribery, the U.K. Bribery Act of 2010, E.U. and E.U. member country anti-bribery and corruption laws, and any other corruption or similar statute, regulation, order or convention binding on the applicable Person, as each may be amended from time to time, and including any implementing regulations promulgated pursuant thereto;

Applicable Laws:
in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations, or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, in each case, now existing or which may be enacted or issued after the Effective Date;

Approvals:
any and all permits (including work permits), franchises, authorizations, approvals, grants, licenses, visas, waivers, exemptions, consents, permissions, registrations, decrees, privileges, variances, validations, confirmations or orders granted by or filed with any Governmental Authority, including the Export Authorizations;

Assignee Buyer:	as defined in Section 15.3.2;

Bankruptcy Event:	with respect to any Person: (i) such Person’s suspension of payment of, or request to any court for a moratorium on payment of, all or a substantial part of such Person’s debts, (ii) such Person’s making of a general assignment, compromise or any composition with or for the benefit of its creditors except to the extent otherwise permitted by Section 21, (iii) any petition or filing under the bankruptcy or other insolvency laws of any jurisdiction, or consent by answer by such Person to the filing against it, seeking relief or reorganization or arrangement (by way of voluntary arrangement, scheme of arrangement or otherwise) or any other similar petition or filing in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iv) any order or filing under the laws of any jurisdiction seeking the winding up, bankruptcy, liquidation, dissolution, custodianship or administration of such Person or any substantial part of such Person’s property, (v) any order under the bankruptcy or insolvency laws of any jurisdiction: (a) constituting an order for relief with respect to such Person; (b) approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law with respect to such Person; or (c) approving any petition filed in bankruptcy or insolvency law against such Person, or (vi) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of such Person or any substantial part of such Person’s property;

Btu:	the amount of heat equal to one thousand fifty-five decimal zero five six (1,055.056) Joules;

Business Day:	any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which commercial banks are normally open to conduct business in the United States of America;

Buyer:	as defined in the Preamble;

Buyer Taxes:	as defined in Section 11.3;

Cargo DoP Payment:	as defined in Section 5.6.2;

Cargo DoP Quantity:	as defined in Section 5.6.2;

Cargo Shortfall Payment:	as defined in Section 5.7.3;

Cargo Shortfall Quantity:	as defined in Section 5.7.2;

Claim:
all claims, demands, legal proceedings, or actions that may exist, arise, or be threatened currently or in the future at any time following the Effective Date, whether or not of a type contemplated by any Party, and whether based on federal, state, local, statutory or common law or any other Applicable Law;

Class A Additional Issuance Notice:
any notice pursuant to the Partnership Agreement requesting funding in respect of the construction of the Phase 1 Project or related Partnership expenses or for general Partnership matters other than the construction of the Phase 2 Project or Phase 3 Project and related Partnership expenses;

Class A Units:	interests in the Partnership denoted as “Class A Units” under the Partnership Agreement;

Composite ADP:	as defined in Section 8.2.4;

Composite Ninety Day Schedule:	as defined in Section 8.4.2;

Confidential Information:	as defined in Section 18.1;

Connecting Pipeline:	HGAP, the Driftwood Pipeline and any pipeline as may be directly interconnected to the Driftwood LNG Terminal;

Contract Year:	as defined in Section 4.4;

Credit Rating:	a credit rating in respect of the senior, unsecured, long-term debt (not supported by third-party credit enhancement) of a Person;

Date of Full Operations:	as defined in Section 4.3.1;

Date of Substantial Completion:	as defined in Section 4.2.1;

Day:	a period of twenty-four (24) consecutive hours starting at 00:00 hours local time in Calcasieu Parish, Louisiana;

De-Bottlenecking:	“de-bottlenecking” enhancements or modifications in respect of a Phase Project (including a Plant) with the intention of enhancing the overall production capacity of the Driftwood LNG Terminal relative to the Tested Capacity of the Driftwood LNG Terminal prior to the implementation of such enhancements or modifications; provided, however, that De-Bottlenecking shall not include (a) any construction within the scope of an EPC Contract, or (b) any ordinary course maintenance or general upkeep designed to maintain or re-establish the previously-established Tested Capacity of the Driftwood LNG Terminal;

De-Bottlenecking Contributions:	as defined in the Partnership Agreement;

De-Bottlenecking Total Quantity:
the total quantity of LNG (in MMBtu) available for scheduling by LNG buyers in connection with a De-Bottlenecking project, which shall be calculated as (a) prior to determining the Tested Capacity of the Driftwood LNG Terminal following the completion of such De-Bottlenecking project, Seller’s good faith estimate of such quantity, and (b) at all times following such Tested Capacity determination, the difference between such Tested Capacity determination and the Tested Capacity of the Driftwood LNG Terminal prior to the completion of such De-Bottlenecking project;

Delivery Point:	as defined in Section 6.1;

Delivery Window:
a twenty-four (24) hour period starting at 6:00 a.m. Central Time on a specified Day and ending twenty-four (24) consecutive hours thereafter that is allocated to Buyer under the ADP or Ninety Day Schedule, as applicable;

Demurrage Event:	as defined in Section 7.12.3;

Demurrage Rate:	as defined in Section 7.12.3;

Direct Agreement:	as defined in Section 21.4.2;

Discharge Terminal:
with respect to each cargo of LNG taken or scheduled to be taken by Buyer pursuant to this Agreement, the facilities intended by Buyer to be utilized for the unloading, reception, discharge, storage, treatment (if necessary), and regasification of the LNG and the processing and send-out of Gas or regasified LNG, and other relevant infrastructure, including marine facilities (such as breakwaters and tugs) for the safe passage to berth of LNG Tankers, terminal facilities for the berthing and discharging of LNG Tankers, LNG storage tanks and the regasification plant;

Dispute:
any dispute or difference of whatsoever nature arising under, out of, in connection with or in relation (in any manner whatsoever) to this Agreement or the subject matter of this Agreement, including (a) any dispute or difference concerning the initial or continuing existence of this Agreement or any provision of it, or as to whether this Agreement or any provision of it is invalid, illegal or unenforceable (whether initially or otherwise); or (b) any dispute or claim which is ancillary or connected, in each case in any manner whatsoever, to the foregoing;

Driftwood LNG Terminal:
the facilities that Seller intends to construct, own and operate (or have operated on its behalf) in Calcasieu Parish, Louisiana, on the Calcasieu River, including the Gas pretreatment and processing facilities, liquefaction facility, storage tanks, utilities, terminal facilities, and associated port and marine facilities, and all other related facilities both inside and outside the LNG plant, inclusive of all Plants;

Driftwood Marine Operations Manual:	as defined in Section 7.8;

Driftwood Pipeline:
that certain Gas pipeline that Driftwood LNG Pipeline LLC intends to construct, own and operate (or have operated on its behalf), and which will interconnect the Driftwood LNG Terminal with other Gas pipelines in Louisiana;

Driftwood Project:	the Phase 1 Project, Phase 2 Project and Phase 3 Project, collectively;

Effective Date:	as defined in the Preamble;

Electronic Transmission:
any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process;

EPC Contract:	each of the Phase 1 EPC Contract, Phase 2 EPC Contract, Phase 3 EPC Contract and Phase 4 EPC Contract;

ETA:	with respect to an LNG Tanker, the estimated time of arrival of such LNG Tanker at the PBS;

Excess Boil-Off Event:	as defined in Section 7.12.4;

Excess LNG SPA:	that certain Excess LNG Sale and Purchase Agreement, dated on or before the Effective Date, between the Parties;

Excluded Terms:	as defined in Section 9.3;

Expert:	a Person agreed upon or appointed in accordance with Section 20.2.1;

Export Authorizations:	as defined in Section 2.1;

Export Control and Sanctions Laws:
export control and sanctions laws and regulations of the United States of America, including the Export Administration Regulations, 15 C.F.R. Parts 730 et seq., and economic sanctions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC), 31 C.F.R. Part 500 et seq.;

Estimated Monthly LNG Margin:	as defined in Section 9.1;

Facilities Charge:	as defined in Section 9.1;

Final Contract Year:	as defined in Section 4.4(b);

Final Coverage Amount:	as defined in Section 9.2;

Final Debt Service Costs:	as defined in Section 9.2;

Final Invoice:	as defined in Section 10.1.8(b);

Final Net Gas Costs:	as defined in Section 9.2;

Final Transfer Price:	as defined in Section 9.2;

First Contract Year:	as defined in Section 4.4(a);

Force Majeure:	as defined in Section 14.1;

FTA Export Authorization:
an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Seller or any other Person acting as agent on behalf of Seller the authorization to export LNG delivered pursuant to this Agreement by vessel from the Driftwood LNG Terminal to countries that have entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Full Operations:	as defined in Section 4.3.2;

Gas:	any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane that is in a gaseous state;

General Partner:	Driftwood GP Holdings LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, or any successor thereto;

General Partner LLC Agreement:	that certain Second Amended and Restated Limited Liability Company Agreement of the General Partner dated on or about the Effective Date, as the same may be amended or restated from time to time;

Governmental Authority:
any national, regional, state, or local government, or any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency), having jurisdiction over a Party (or any Affiliate or direct or indirect owner thereof), a Connecting Pipeline, Gas in a Connecting Pipeline or the Driftwood LNG Terminal, the Driftwood LNG Terminal, LNG in the Driftwood LNG Terminal, an LNG Tanker, LNG or Gas in an LNG Tanker, a Transporter, the last disembarkation port of an LNG Tanker, a Discharge Terminal, or any Gas pipeline which interconnects with a Connecting Pipeline and which transports Gas to or from a Connecting Pipeline, as the case may be, and acting within its legal authority;

Gross Heating Value:	the quantity of heat expressed in Btu produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of sixty (60) degrees

Fahrenheit and at an absolute pressure of fourteen decimal six nine six (14.696) pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion;

Guarantor:	any Acceptable Guarantor executing a Guaranty for delivery to Seller hereunder to the extent required hereunder;

Guaranty:	an irrevocable payment guaranty, in a form reasonably acceptable to Seller, which is executed by a Guarantor in favor of Seller;

HGAP:	that certain Gas pipeline that Haynesville Global Access Pipeline LLC intends to construct, own and operate (or have operated on its behalf);

HH:	as defined in Section 9.1;

ICC:	as defined in Section 20.2.1;

Indemnified Party:	as defined in Section 15.4(a);

Indemnifying Party:	as defined in Section 15.4(a);

International LNG Terminal Standards:
to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG liquefaction terminals, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over the Driftwood LNG Terminal, Seller, or Seller’s operator; (ii) the Society of International Gas Tanker and Terminal Operators (to the extent applicable); (iii) the Oil Companies International Marine Forum (OCIMF) (to the extent applicable) and (iv) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG liquefaction terminals, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International LNG Vessel Standards:
the standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) a Governmental Authority having jurisdiction over the LNG vessel in the Loading Port; (ii) the International Maritime Organization (IMO); (iii) the classification society of the LNG vessel, provided such classification society is a member of the International Association of Classification Societies Ltd. (IACS); (iv) the Oil Companies International Marine Forum (OCIMF); (v) the Society of International Gas Tanker and Terminal Operators (SIGTTO); and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels similar to those applicable to this Agreement, to comply, provided, however, that in the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail;

International Standards:	(i) with respect to Buyer, the International LNG Vessel Standards; (ii) with respect to Seller, the International LNG Terminal Standards;

In-Transit Final Notice:	as defined in Section 7.9.3(d);

In-Transit First Notice:	as defined in Section 7.9.2;

In-Transit Fourth Notice:	as defined in Section 7.9.3(c);

In-Transit Second Notice:	as defined in Section 7.9.3(a);

In-Transit Third Notice:	as defined in Section 7.9.3(b);

Lender:
any Person, other than a shareholder of either Party, duly authorized in its principal place of business to lend monies, to finance or to provide financial support in any form in respect of the Driftwood LNG Terminal or any other facilities under development by Seller or its Affiliates, including any commercial bank, export credit agency, funding agency, bondholder, institutional investor, insurance company, underwriter, or similar institution in relation to the provision of finance or financial support;

Lenders’ Agent:	as defined in Section 21.4.1;

LIBOR:
the rate per annum equal to the London Interbank Offer Rate as administered by ICE Benchmark Administration Limited (or any Person which takes over the administration of that rate) for three (3) month deposits in USD as published at or about 11:00 a.m. London time on any London Banking Day;

Limited Partner:
each Person identified as a “Limited Partner” on Schedule 1 of the Partnership Agreement and any other Person admitted to the Partnership as a Limited Partner in accordance with the terms of the Partnership Agreement, in each case, to the extent such Person holds units in the Partnership;

LNG:	Gas in a liquid state at or below its point of boiling and at or near atmospheric pressure;

LNG Marketing Agreement:	that certain LNG marketing agreement, dated on or before the Effective Date, entered into by the Parties;

LNG Tanker(s):
an ocean-going vessel suitable for transporting LNG which complies with the requirements of this Agreement and which Buyer uses or causes to be used, or intends to use or to be used, in connection with this Agreement;

Loading Port:	the port where the Driftwood LNG Terminal is located, or the port at an alternate supply source pursuant to Section 3.1.2;

London Banking Day:	any Day (other than Saturdays, Sundays and national holidays in London, England) on which banks are normally open to conduct business in London, England;

Loss:	any and all losses, liabilities, damages, costs, judgments, settlements and expenses (whether or not resulting from Claims by Third Parties), including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and expenses;

Made Available Quantity:	as defined in Section 9.2;

Major Scheduled Maintenance Quantity:	as defined in Section 5.5;

Measurement Dispute:	as defined in Section 20.2.1;

Mitigation Sale:	as defined in Section 5.7.5;

Mitigation Sale Payment:	as defined in Section 5.7.6;

MMBtu:	one million (1,000,000) Btus;

Month:
each period of time which starts at 00:00 local time in Lake Charles, Louisiana, on the first Day of each calendar month and ends at 24:00 local time in Lake Charles, Louisiana, on the last Day of the same calendar month;

Month M:	as defined in Section 9.1;

MTPA:	million tonnes per annum;

Ninety Day Schedule:	as defined in Section 8.4.1;

Non-FTA Export Authorization:
an order from the Office of Fossil Energy of the U.S. Department of Energy granting to Seller or any other Person acting as agent on behalf of Seller the authorization to export LNG delivered pursuant to this Agreement by vessel from the Driftwood LNG Terminal to countries that have not entered into a free trade agreement with the United States of America requiring the national treatment for trade in natural gas, which currently has or in the future develops the capacity to import LNG, and with which trade is not prohibited by United States of America law or policy, for a specific term, as the same may be supplemented, amended, modified, changed, superseded or replaced from time to time;

Notice of Readiness or NOR:	the notice of readiness issued by the master of an LNG Tanker or its agent in accordance with Section 7.10.1;

Off-Spec LNG:	as defined in Section 12.3.1;

Operational Tolerance:	as defined in Section 5.6.3;

Opex Costs:	as defined in Section 9.1;

Opex Costs Carryover:	as defined in Section 9.1;

Original Buyer:	Tellurian Trading UK Ltd., and not any successor or assign thereof;

Other LNG SPA:	as defined in Section 9.3;

P&I Club:	a Protection and Indemnity Club that is a member of the International Group of P&I Clubs;

P&I Insurance:	as defined in Section 15.6(b);

Partnership:	as defined in the Recitals;

Partnership Agreement:	that certain First Amended and Restated Limited Partnership Agreement of the Partnership;

Partnership Buyer:	each Person that is a party to a long-term LNG sale and purchase agreement with Seller;

Party:	Buyer or Seller, and Parties means both Buyer and Seller;

Payment Business Day:	each Day that is a Business Day on which commercial banks are normally open to conduct business in London, England);

Payor:	as defined in Section 11.4;

PBS:
the customary Pilot boarding station at the Loading Port where the Pilot boards the LNG Tanker, as determined by the applicable Governmental Authority or other entity with authority to regulate transit and berthing of vessels at the Loading Port;

Person:	any individual, corporation, partnership, limited liability company, trust, unincorporated organization or other legal entity, including any Governmental Authority;

Phase 1 EPC Contract:	that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 1 Liquefaction Facility,

between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase 1 FID:
a positive final investment decision by the General Partner on behalf of the Partnership in respect of the Phase 1 Project, as declared by the General Partner in accordance with the General Partner LLC Agreement, provided that Phase 1 FID may be qualified with respect to certain Pipelines and related infrastructure that will ultimately be part of the Phase 1 Project (including the Pipelines and related infrastructure described in clause (c) of the definition of Phase 1 Project below) as being subject to relevant regulatory, permitting, right of way, procurement, or similar requirements;

Phase 1 Plants:	each of Plant 1, Plant 2 and Plant 3;

Phase 1 Project:
collectively, Plant 1, Plant 2, Plant 3, associated facilities and associated Project Pipelines and Production Facilities, which shall include (a) Plant 1, Plant 2 and Plant 3 and the related infrastructure for production of sixteen decimal five six (16.56) MTPA of LNG, (b) the Driftwood Pipeline and related infrastructure, and (c) the Permian Global Access Pipeline and related infrastructure – PGAP (approx. two (2) Bcf/d capacity) or for the latter, any other equivalent asset allowing the Partnership and its Affiliates to access competitive Gas prices in the Permian Basin;

Phase 2 EPC Contract:
that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 2 Liquefaction Facility, between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase 2 Project:
collectively, Plant 4, associated facilities and associated Project Pipelines and Production Facilities, for production of five decimal five two (5.52) MTPA of LNG once Plant 4 achieves Full Operations;

Phase 2 Project FID Date:	as defined in the Partnership Agreement;

Phase 3 EPC Contract:	that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the

Driftwood LNG Phase 3 Liquefaction Facility, between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase 3 Project:
collectively, Plant 5, associated facilities and associated Project Pipelines and Production Facilities, for production of five decimal five two (5.52) MTPA of LNG once Plant 5 achieves Full Operations;

Phase 3 Project FID Date:	as defined in the Partnership Agreement;

Phase 4 EPC Contract:
that certain Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Driftwood LNG Phase 4 Liquefaction Facility, between Driftwood LNG LLC and Bechtel Oil, Gas and Chemicals, Inc., dated November 10, 2017;

Phase Project:	the Phase 1 Project, Phase 2 Project or Phase 3 Project;

Pilot:	any Person engaged by Transporter to come on board the LNG Tanker to assist the master in pilotage, maneuvering, berthing and unberthing of such LNG Tanker;

Plant:	each of Plant 1, Plant 2, Plant 3, Plant 4 and Plant 5;

Plant 1:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 1 EPC Contract that is described thereunder as “LNG Plant 1”;

Plant 2:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 1 EPC Contract that is described thereunder as “LNG Plant 2”;

Plant 3:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 2 EPC Contract;

Plant 4:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 3 EPC Contract;

Plant 5:	the LNG production plant to be constructed at the Driftwood LNG Terminal pursuant to the Phase 4 EPC Contract;

Port Charges:
all charges of whatsoever nature (including rates, tolls, dues, fees, and imposts of every description) in respect of an LNG Tanker entering or leaving the Loading Port or loading LNG, including wharfage fees, in-and-out fees, franchise fees, line handling charges, and charges imposed by tugs, the U.S. Coast Guard, a port authority, a harbor master, a Pilot, and any other authorized Person assisting an LNG Tanker to enter or leave the Loading Port, and further including port use fees, throughput fees and similar fees payable by users of the Loading Port (or by Seller or its operator on behalf of such users);

Port Liability Agreement:	an agreement for use of the port and marine facilities located at the Loading Port, to be entered into as described in Section 7.7.1;

Preliminary AACQ:	as defined in Section 5.4.1;

Production Facilities:
Gas production, storage, processing, gathering, and midstream facilities, including acreage, wellbores, mineral interests, gas reserves, and related wells and leaseholds, and other similar hydrocarbon facilities acquired or to be acquired from time to time by the Partnership and its Affiliates;

Project Pipelines:	Gas pipelines to be constructed or acquired from time to time by the Partnership and its Affiliates;

Provisional Coverage Amount:	as defined in Section 9.1;

Provisional Debt Service Costs:	as defined in Section 9.1;

Provisional Invoice:	as defined in Section 10.1.8(a);

Provisional Net Gas Costs:	as defined in Section 9.1;

Provisional Transfer Price:	as defined in Section 9.1;

Reasonable and Prudent Operator:
a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator, complying with all applicable International Standards and practices and regulations and approvals of Governmental Authorities, engaged in the same type of undertaking under the same or similar circumstances and conditions;

Required Modification:	as defined in Section 7.3.2;

Round-Down Quantity:	as defined in Section 5.4.3;

Round-Up Quantity:	as defined in Section 5.4.2;

SCF:
for Gas, the quantity of anhydrous Gas that occupies one (1) cubic foot of space at a temperature of sixty (60) degrees Fahrenheit and a pressure of fourteen decimal six nine six (14.696) pounds per square inch absolute;

Scheduled Cargo Quantity:	the quantity of LNG (in MMBtus) identified in the ADP or Ninety Day Schedule to be loaded onto an LNG Tanker in a Delivery Window in accordance with Section 8;

Seller:	as defined in the Preamble;

Seller Aggregate Liability:	as defined in Section 15.2.6(b);

Seller Liability Cap:	as defined in Section 15.2.6(c);

Seller Taxes:	as defined in Section 11.2;

SI:	the International System of Units;

SIRE:	Ship Inspection Report Exchange;

SIRE Accredited Inspector:	an inspector qualified by the OCIMF to inspect an LNG Tanker for the purpose of generating an inspection report for inclusion in OCIMF’s Ship Inspection Report Program;

Specifications:	as defined in Section 12.1;

Stub Quantity:	as defined in Section 5.4.1;

Substantial Completion:	as defined in Section 4.2.2;

Suspension Fee:	as defined in Section 5.8.2;

Taxes:
all taxes, levies, duties, charges, withholdings and all other assessments (but excluding Port Charges), which may now or hereafter be enacted, levied or imposed, directly or indirectly, by a Governmental Authority, including income, value added, goods and services, sales and use, gross receipts, license, payroll, environmental, profits, severance, premium, franchise, property, ad valorem, excise, capital stock, import, stamp, transfer, withholding, employment, occupation, generation, privilege, utility, regulatory, energy, consumption, lease, filing, recording and activity taxes, levies, duties, fees, charges, and imposts and any sum charged by reference to energy value and/or carbon content (regardless of whether the quantum of the charge is calculated by reference to energy value and/or carbon content or by reference to sums payable under this Agreement or otherwise), together with any and all penalties, interest and additions thereto;

Tellurian Partnership Buyer:	Driftwood LP Holdings LLC, if a Partnership Buyer, or its Affiliate that is a Partnership Buyer;

Term:	as defined in Section 4.1.1;

Termination Event:	as defined in Section 19.2.1;

Tested Capacity:	a quantity, in MMBtu, determined in accordance with the Partnership Agreement;

Third Party:	a Person other than a Party;

Third Party Claim:	as defined in Section 15.4(a);

Tranche:	as defined in Section 5.3;

Transfer Price Ceiling:	an amount (in USD per MMBtu) equal to one hundred fifteen percent (115%) of HH, plus USD three decimal zero zero (US$3.00);

Transfer Taxes:	as defined in Section 11.5;

Transporter:	any Person who contracts with Buyer (or any Person taking delivery, at the Driftwood LNG Terminal, of LNG sold to Buyer hereunder), for purposes of providing or operating any of the LNG Tankers; and

USD or US$:	the lawful currency from time to time of the United States of America.

1.2	Interpretation
For purposes of this Agreement:

1.2.1	The titles, headings, and numbering in this Agreement are included for convenience only and will have no effect on the construction or interpretation of this Agreement.

1.2.2
References in this Agreement to Sections and Exhibits are to those of this Agreement unless otherwise indicated. References to this Agreement and to agreements and contractual instruments will be deemed to include all exhibits, schedules, appendices, annexes, and other attachments thereto and all subsequent amendments and other modifications to such instruments, to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.

1.2.3	The word “include” or “including” will be deemed to be followed by “without limitation.” The term “will” has the same meaning as “shall,” and thus imposes an obligation.

1.2.4	Whenever the context so requires, the singular includes the plural and the plural includes the singular, and the gender of any pronoun includes the other gender.

1.2.5	Unless otherwise indicated, references to any statute, regulation or other law will be deemed to refer to such statute, regulation or other law as amended or any successor law.

1.2.6	Unless otherwise indicated, references to a Person shall include such Person’s successors and permitted assigns.

1.2.7	Unless otherwise indicated, any reference to a time of Day shall be to Central Time in the United States of America.

1.2.8
Approximate conversions of any unit of measurement contained in parenthesis following the primary unit of measurement included in Sections 1 through 25 of this Agreement are inserted as a matter of operational convenience only to show the approximate equivalent in such different measurement. The obligations of the Parties under Sections 1 through 25 of this Agreement will be undertaken in respect of the primary unit of measurement and not in respect of any such approximate conversion.

1.3	Replacement of Rates and Indices No Longer Available

1.3.1
If (a) a publication that contains a rate or index used in this Agreement ceases to be published for any reason or (b) such a rate or index ceases to exist, is materially modified, or no longer is used as a liquid trading point for Gas (as applicable), so as systematically to change its economic result, or is disaggregated, displaced or abandoned, for any reason, the Parties shall promptly discuss, with the aim of jointly selecting a rate or index or rates or indices to be used in place of such rates and indices that maintains the intent and economic effect of those original rates or indices.

1.3.2
If the Parties fail to agree on a replacement rate or index within thirty (30) Days, the Parties may submit such issue to an Expert pursuant to Section 20.2, as amended by the provisions of this Section 1.3.2. Any Expert selected shall be instructed to select the published rate or index, or a combination of published rates or indices, with adjustments as necessary or appropriate, that most nearly preserves the intent and economic result of the original rates or indices. If the Parties are not able to agree upon an Expert within ten (10) Days after the receipt of the notice of request for expert determination, either Party may elect to refer the determination of the replacement rate or index for arbitration in accordance with Section 20.1.

1.3.3
If any rate used in this Agreement is not published for a particular date, but the publication containing such rate continues to be published and the rate itself continues to exist, the Parties shall use the published rate in effect for the date such rate was most recently published prior to the particular date, unless otherwise provided in this Agreement.

1.3.4
If any index used in this Agreement is not published for a particular date, but the publication containing such index continues to be published and the index itself continues to exist, the Parties shall use the published rate in effect for the date such rate was most recently published prior to the particular date, unless otherwise provided in this Agreement. If the index is subsequently published for the particular date, such published index will be substituted for the previously-used index and any calculations involving such index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced or paid.

1.3.5
If an incorrect value is published for any rate or index used in this Agreement and such error is corrected and published within ninety (90) Days of the date of the publication of such incorrect rate or index, such corrected rate or index will be substituted for the incorrect rate or index and any calculations involving such rate or index will be recalculated and the Parties will take any necessary actions based upon these revised calculations, including adjustments of amounts previously invoiced or paid.

2.	Approvals

2.1	Approvals
Seller shall at all times obtain and maintain, or cause to be obtained and maintained, in force the FTA Export Authorization(s) and Non-FTA Export Authorization(s) required to permit the export of all quantities of LNG to be made available hereunder (each of the foregoing FTA Export Authorization(s) and Non-FTA Export Authorization(s), an “Export Authorization”), in each case except as may be excused by Force Majeure. Each Party shall use reasonable efforts to obtain and maintain in force, or cause to be obtained and maintained in force, the other Approvals (other than the Export Authorizations) that are required for its own performance of this Agreement, and shall cooperate fully with each other whenever necessary for this purpose.

2.2	Change in Export Laws
If the laws of the United States of America do not require maintenance of or compliance with one or more Export Authorization(s) to export LNG from the United States of America to a Discharge Terminal, then in respect of such Discharge Terminal, for so long as the laws of the United States of America do not require such maintenance or compliance, the Parties agree that this Agreement shall be read and construed to omit those provisions of this Agreement relating to such affected Export Authorization(s) and neither Party shall have any rights or obligations (including obligations to maintain such affected Export Authorization(s) and claims of Force Majeure) in respect of any such Export Authorization(s).

3.	Subject Matter

3.1	Sale and Purchase of LNG

3.1.1
Seller shall sell and make available for delivery, or compensate Buyer if not made available for delivery, LNG in cargoes at the Delivery Point, and Buyer shall take and pay for, or compensate Seller if not taken, such LNG, in the quantities and at the prices set forth in and otherwise in accordance with and subject to the provisions of this Agreement.

3.1.2
Seller intends to load cargoes from the Driftwood LNG Terminal, but, upon not less than sixty (60) Days’ prior written notice and subject to the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed), Seller may deliver cargoes to Buyer from any alternate source; provided, that:

(a)	LNG from such alternate source shall, when made available by Seller to Buyer, comply with the Specifications;

(b)	LNG from such alternate source shall comply with the specifications in Buyer’s relevant LNG sales contractual obligation(s) in the reasonable determination of Buyer;

(c)	Seller has agreed to reimburse Buyer an amount equal to Buyer’s reasonable estimate of the increased costs that would be incurred as a result of the delivery of LNG at such alternate source;

(d)
the delivery of LNG at an alternate source is necessitated by operational conditions affecting the Driftwood LNG Terminal that have reduced the capability of the Driftwood LNG Terminal to produce or load LNG;

(e)
the receipt of LNG at an alternate source will not affect the ability of LNG Tankers to perform such cargo receipts and deliveries and other cargo receipts and deliveries in a timely fashion and in accordance with Buyer’s contractual obligations, in the reasonable determination of Buyer;

(f)	the facilities at the alternate source are compatible with LNG Tankers and acceptable in the reasonable determination of Buyer;

(g)	any other condition reasonably imposed by Buyer has been satisfied by Seller to Buyer’s reasonable satisfaction; and

(h)	the alternate source and the voyage thereto do not present added risks or dangers to any LNG Tanker or personnel of Buyer or any Affiliate of Buyer in the reasonable determination of Buyer.

4.	Term

4.1	Term

4.1.1
Term. This Agreement shall enter into force and effect on the Effective Date and shall continue in force and effect until the thirtieth (30th) anniversary of the Date of Full Operations of the first Phase 1 Plant to achieve Full Operations, unless extended pursuant to Section 4.1.2 (the “Term”).

4.1.2	Extension of Term.

(a)
At any time not later than the date that is three (3) years prior to the then-current expiration date of this Agreement, Buyer may give notice to Seller electing to extend the then-current Term by an additional ten (10) years beyond the then-current Term, provided that:

(i)	the sum of the ACQ hereunder and the annual contract quantities of all other Partnership Buyers during the entire extension period is equal to or greater than two hundred eighty-seven million nine hundred seventy-eight thousand four hundred (287,978,400) MMBtu; and

(ii)	Seller is able, by the exercise of reasonable efforts, to maintain in effect all Approvals necessary for the continued operation of the Driftwood LNG Terminal during the entire extension period.

(b)	Buyer may exercise its extension right pursuant to Section 4.1.2(a) up to four (4) times, for an aggregate extension of up to forty (40) years in ten (10)-year increments.

(c)	The terms and conditions of this Agreement during any extension period pursuant to this Section 4.1.2 shall be the same as those prior to such extension period.

4.2	Date of Substantial Completion

4.2.1	The Day Buyer is notified by Seller as the day on which a Plant achieves Substantial Completion shall be the “Date of Substantial Completion” for such Plant.

4.2.2
For all purposes of this Agreement, “Substantial Completion” of a Plant shall mean “Substantial Completion” of the “Project” that includes such Plant, in accordance with the EPC Contract pursuant to which such Plant is to be constructed (where “Project” and “Substantial Completion” are defined according to such EPC Contract). Seller shall provide prompt written notice to Buyer in the event that the terms of any EPC Contract are amended in a manner that alters the manner in which the Date of Substantial Completion of Plant 1, Plant 2 or Plant 3 is determined under such EPC Contract.

4.3	Date of Full Operations

4.3.1
The Day occurring three hundred and sixty-five (365) Days after the Date of Substantial Completion of a Plant, or any earlier date during such three hundred sixty-five (365)-Day period as elected by Seller and notified by Seller with not less than one hundred eighty (180) Days’ prior notice, shall be the “Date of Full Operations” for such Plant.

4.3.2	For all purposes of this Agreement, a Plant shall be considered to have achieved “Full Operations” as of the Date of Full Operations of such Plant.

4.3.3	If Seller elects an early Date of Full Operations of a Plant pursuant to Section 4.3.1, then:

(a)	the ACQ shall be adjusted according to Section 5.1.4; and

(b)
if applicable, Seller shall issue an ADP, or, as applicable, a revised ADP, that includes any additional cargo loadings required as a result thereof, with Seller using reasonable efforts to accommodate Buyer’s requests in respect thereof and making any changes in full-cargo lots (with any quantity that cannot be scheduled due to the full-cargo lot requirement being deemed a Round-Down Quantity or Round-Up Quantity, as applicable, carried forward to the next Contract Year).

4.4	Contract Year
References to a “Contract Year” mean a period of time from and including January 1st through and including December 31st of the same calendar year, provided that:

(a)
the first Contract Year is the period of time beginning on the Date of Full Operations of the first Phase 1 Plant to achieve Full Operations and ending on December 31st of the same calendar year (the “First Contract Year”); and

(b)	the final Contract Year is the period of time beginning on the January 1st immediately preceding the final Day of the Term and ending on the final Day of the Term (the “Final Contract Year”).

5.	Quantities

5.1	ACQ

5.1.1
ACQ. Subject to Sections 5.1.2, 5.1.3 and 5.1.4, Buyer’s annual contract quantity of LNG under this Agreement (“ACQ”) for any given Contract Year shall be one hundred four million three hundred forty thousand (104,340,000) MMBtu.

5.1.2	Additional Capital Calls.

(a)
If the Partnership issues any Class A Additional Issuance Notice in respect of the construction of the Phase 1 Project or related Partnership Expenses (as defined in the Partnership Agreement) pursuant to Section 4.3(e)(ii)(A)(1) of the Partnership Agreement (excluding any Class A Additional Issuance Notice in respect of De-Bottlenecking Contributions), then the ACQ shall be adjusted up or down, as applicable, to equal one hundred four million three hundred forty thousand (104,340,000) MMBtu, multiplied by a fraction having as numerator the number of Class A Units held by Buyer or its Affiliate (as calculated immediately after any changes to the number of Class A Units held by Buyer or its Affiliate in connection with such Class A Additional Issuance, including any Unsubscribed Units (as defined in the Partnership Agreement) purchased by Buyer or its Affiliate after a Limited Partner has declined to make an additional Capital Contribution in connection with such Class A Additional Issuance Notice, but excluding any Class A Units issued in respect of De-Bottlenecking Contributions), and as denominator the sum of (i) the number of Class A Units issued to Buyer or its Affiliate in connection with Buyer or its Affiliate’s capital commitment for the Phase 1 Project and (ii) the total number of Class A Units offered to Buyer or its Affiliate pursuant to all Class A Additional Issuance Notices (excluding any Class A Additional Issuance Notice in respect of De-Bottlenecking Contributions and any Class A Units offered in respect of Unsubscribed Units (as defined in the Partnership Agreement)).

(b)
If the Partnership issues any Class A Additional Issuance Notice in respect of De-Bottlenecking Contributions pursuant to Section 4.3(e)(ii)(A)(1) of the Partnership Agreement (and only such provision), then the ACQ, as previously adjusted (if any) pursuant to Section 5.1.2(a) or (c) or this Section 5.1.2(b), shall be increased for all purposes of this Agreement starting with the Contract Year in which the relevant De-Bottlenecking project is completed, by a quantity equal to the De-Bottlenecking Total Quantity, multiplied by the number of Class A Units issued to Buyer or its Affiliate in connection with such De-Bottlenecking Contributions, divided by the total number of Class A Units issued to Buyer or its Affiliate and any other Limited Partners in connection with such De-Bottlenecking Contributions; provided that for the year in which the applicable De-Bottlenecking project is completed, such ACQ increase shall be pro-rated based on the number of Days after such completion, compared to the total number of Days in the underlying Contract Year.

(c)
If the Partnership or its Affiliates undertake any De-Bottlenecking project that is not funded by De-Bottlenecking Contributions, then the ACQ, as previously adjusted (if any) pursuant to Section 5.1.2(a) or (b) or this Section 5.1.2(c), shall be increased for all purposes of this Agreement starting with the Contract Year in which the relevant De-Bottlenecking project is completed, by a quantity equal to the De-Bottlenecking Total Quantity, multiplied by the number of Class A Units held by Buyer or its Affiliate, divided by the total number of Class A Units; provided that for the year in which the applicable De-Bottlenecking project is completed, such ACQ increase shall be pro-rated based on the number of Days after such completion, compared to the total number of Days in the underlying Contract Year.

(d)
If the ACQ is adjusted pursuant to Section 5.1.2(a), (b) or (c), Seller shall, always in accordance with the ratability principles set out in Section 5.3, issue a revised ADP and Ninety Day Schedule that includes any additional or reduced cargo loadings required as a result thereof, with Seller using reasonable efforts to accommodate Buyer’s requests in respect thereof and to make any changes in full-cargo lots (with any quantity that cannot be scheduled due to the full-cargo lot requirement being deemed a Round-Down Quantity or Round-Up Quantity, as applicable, carried forward to the next Contract Year).

(e)	Any adjustments to the ACQ pursuant to Section 5.1.2(a), (b) or (c) shall be applied prior to any prorating pursuant to one or both of Sections 5.1.3 and 5.1.4.

(f)
If the Partnership or its Affiliates undertake any De-Bottlenecking project that is funded by De-Bottlenecking Contributions pursuant to Section 4.3(e)(ii)(A)(2) or (3) of the Partnership Agreement, Buyer’s ACQ shall not be adjusted hereunder as a result thereof.

5.1.3
First and Final Contract Years. The ACQ for the First Contract Year and Final Contract Year shall be pro-rated based on the number of days in each such Contract Year. If the ACQ of the First Contract Year is to be pro-rated pursuant to this Section 5.1.3 and Section 5.1.4, the ACQ shall first be pro-rated pursuant to Section 5.1.4 assuming the First Contract Year is a full calendar year, and then such ACQ shall be pro-rated pursuant to this Section 5.1.3.

5.1.4	Start-Up.

(a)
The ACQ during the period of time from the Date of Full Operations of the first Phase 1 Plant to achieve Full Operations until the Date of Full Operations of the second Phase 1 Plant to achieve Full Operations shall be one third (1/3) of the ACQ that would otherwise apply hereunder, pro-rated for the number of days in such period.

(b)
The ACQ during the period of time from the Date of Full Operations of the second Phase 1 Plant to achieve Full Operations until the Date of Full Operations of the third Phase 1 Plant to achieve Full Operations shall be two thirds (2/3) of the ACQ that would otherwise apply hereunder, pro-rated for the number of days in such period.

5.1.5	Measurement Units. The ACQ shall be expressed in MMBtus. All references in this Agreement to cargoes or other units are solely for operational convenience.

5.2	Adjusted Annual Contract Quantity
The “Adjusted Annual Contract Quantity” or “AACQ”, expressed in MMBtu, for each Contract Year shall be equal to the ACQ for the relevant Contract Year, plus any of the following:

5.2.1	any Round-Up Quantity for such Contract Year, determined in accordance with Section 5.4.2; and

5.2.2	any Round-Down Quantity for the previous Contract Year, determined in accordance with Section 5.4.3, and carried forward to the current Contract Year;
less any of the following:

5.2.3	any Major Scheduled Maintenance Quantities for such Contract Year, if any, determined in accordance with Section 5.5;

5.2.4	any Round-Up Quantity taken in the previous Contract Year, determined in accordance with Section 5.4.2, and carried forward as a deduction to the current Contract Year; and

5.2.5	any Round-Down Quantity for the current Contract Year, determined in accordance with Section 5.4.3.

5.3	Seasonal Deliveries
The AACQ for each Contract Year shall be scheduled in the ADP in two tranches (each a “Tranche”). Subject to adjustments for major scheduled maintenance, the first (1st) Tranche shall consist of not less than fifty percent (50%) and not more than sixty percent (60%) of the AACQ, and the second (2nd) Tranche shall consist of the remainder of the AACQ. The Tranches shall be scheduled as follows:

5.3.1
the first (1st) Tranche shall be scheduled for delivery on a reasonably ratable basis throughout the months of January, February, March, October, November and December of the relevant Contract Year, taking into consideration planned maintenance at the Driftwood LNG Terminal; and

5.3.2
the second (2nd) Tranche shall be scheduled for delivery on a reasonably ratable basis throughout the months of April, May, June, July, August and September of the relevant Contract Year, taking into consideration planned maintenance at the Driftwood LNG Terminal.

5.4	Round-Up/Round-Down Quantities

5.4.1	If, during the development of the Annual Delivery Program for a Contract Year, it appears that the delivery during such Contract Year of the ACQ plus the quantities specified in Section 5.2.2, less the quantities specified in Sections 5.2.3 and 5.2.4 (the “Preliminary AACQ”) would require Seller to make available and Buyer to take a quantity of LNG that is less than a full cargo lot (such quantity, the “Stub Quantity”), then Seller may request pursuant to Section 8.1.4(b), or Buyer may request pursuant to Section 8.2.1, as applicable, that the AACQ be increased by a quantity of LNG sufficient to deliver the AACQ in full cargo lots. The other Party shall use reasonable efforts to accommodate the request.

5.4.2
If the other Party, through the use of reasonable efforts, is able to schedule the delivery or receipt, as applicable, of the additional LNG, then the difference between the AACQ and the Preliminary AACQ shall be the “Round-Up Quantity” for such Contract Year; provided, however, that the Round-Up Quantity shall be less than a full cargo lot.

5.4.3
If the other Party, despite its exercise of reasonable efforts, is not able to schedule the delivery or receipt, as applicable, of the additional LNG, or if neither Party requests a Round-Up Quantity pursuant to Section 8.1.4(b) or 8.2.1, as applicable, then the Stub Quantity shall be the “Round-Down Quantity” for such Contract Year; provided, however, that the Round-Down Quantity shall be less than a full cargo lot.

5.5	Major Scheduled Maintenance
Seller shall be entitled, pursuant to Section 5.2.3, to reduce the AACQ in order to perform major scheduled maintenance to the Driftwood LNG Terminal (the “Major Scheduled Maintenance Quantity”) subject to the following conditions:

5.5.1
Seller may only exercise its right to such reduction in a Contract Year to the extent Seller determines, as a Reasonable and Prudent Operator, that major scheduled maintenance is required for operational reasons;

5.5.2	Seller shall notify Buyer of its exercise of, and the amount of, Major Scheduled Maintenance Quantity pursuant to Section 8.1.1(b);

5.5.3	the Major Scheduled Maintenance Quantity reduction elected by Seller during any Contract Year may not exceed seven decimal five percent (7.5%) of the ACQ for such Contract Year; and

5.5.4
the cumulative amount of all Major Scheduled Maintenance Quantity reductions elected by Seller pursuant to this Section 5.5 shall not exceed twenty-five percent (25%) of the ACQ during any six (6) consecutive Contract Years.

5.6	Seller’s Delivery Obligation

5.6.1	During any Contract Year, Seller shall make available to Buyer the Scheduled Cargo Quantity with respect to each cargo scheduled in the ADP for such Contract Year, less;

(a)
any quantities of LNG not taken by Buyer for any reasons attributable to Buyer (other than quantities for which Buyer is excused pursuant to this Agreement from taking due to Seller’s breach of this Agreement), including quantities not taken by Buyer due to Force Majeure affecting Buyer;

(b)	any quantities of LNG not made available by Seller due to Force Majeure affecting Seller;

(c)	any quantities of LNG for which Buyer has provided a notice of suspension pursuant to Section 5.8; and

(d)	any cargo suspended pursuant to Section 19.1.

5.6.2
Except as otherwise excused in accordance with the provisions of this Agreement, if, during any Contract Year, for any reason other than those specified in Section 5.6.1, Seller does not make available the Scheduled Cargo Quantity with respect to any cargo identified in Section 5.6.1 then the amount by which the Scheduled Cargo Quantity for such cargo exceeds the quantity of LNG made available by Seller in relation to such cargo shall be the “Cargo DoP Quantity”. Seller shall make a payment to Buyer for the Cargo DoP Quantity in an amount equal to:

(a)
an amount equal to the actual, documented amount paid by Buyer for the purchase of a replacement quantity of LNG or Gas (not to exceed the MMBtu equivalent of the Cargo DoP Quantity), or, in respect of any Cargo DoP Quantity for which a replacement quantity has not been purchased by Buyer (Buyer having used commercially reasonable efforts to so purchase), the market price of LNG at such time at the cargo’s most recently documented destination, multiplied by the Cargo DoP Quantity; less

(b)
an amount equal to, initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.3), multiplied by the Cargo DoP Quantity; plus

(c)	any actual, reasonable and verifiable incremental costs incurred by Buyer as a result of such failure; less

(d)	any actual, reasonable and verifiable savings obtained by Buyer as a result of such failure;
(the “Cargo DoP Payment”); provided, however, that the Cargo DoP Payment shall not exceed an amount equal to one hundred percent (100%) of, initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.3), multiplied by the Cargo DoP Quantity. For purposes of calculating the Cargo DoP Payment, (i) the Provisional Transfer Price and Final Transfer Price shall be determined as of the Month in which the applicable Delivery Window begins, and (ii) if the Provisional Transfer Price is not available at the time Buyer is otherwise ready to issue the Provisional Invoice for the Cargo DoP Payment, then the most recently invoiced Provisional Transfer Price for any purpose under this Agreement shall be deemed to be the Provisional Transfer Price for purposes of such Provisional Invoice.

5.6.3
Notwithstanding the foregoing, if the Cargo DoP Quantity is within the operational tolerance of three percent (3%) of the Scheduled Cargo Quantity (“Operational Tolerance”) (such Operational Tolerance to be exercised by Seller only with respect to operational matters regarding the Driftwood LNG Terminal, and without regard commercial considerations), the Cargo DoP Payment shall be zero.

5.6.4	Buyer shall use reasonable efforts to mitigate Seller’s losses in accordance with this Section 5.6.

5.6.5	Notwithstanding the provisions of Section 15, nothing in this Section 5.6 shall limit Buyer’s right to:

(a)	recover demurrage pursuant to Section 7.12.3 and amounts in respect of boil-off pursuant to Section 7.12.4;

(b)	recover damages specified in Section 12.3 for delivery of Off-Spec LNG; or

(c)	terminate this Agreement in accordance with Section 19.

5.7	Buyer’s Purchase Obligation

5.7.1	During any Contract Year, Buyer shall take and pay for the Scheduled Cargo Quantity with respect to each cargo scheduled in the ADP for such Contract Year, less:

(a)	any quantities of LNG not made available by Seller for any reasons attributable to Seller (other than quantities for which Seller is excused pursuant to this Agreement from making available due to Buyer’s breach of this Agreement), including quantities not made available by Seller due to Force Majeure affecting Seller;

(b)	any quantities of LNG not taken by Buyer due to Force Majeure affecting Buyer;

(c)	any quantities of LNG for which Buyer has provided a notice of suspension pursuant to Section 5.8;

(d)
any quantities of LNG that the relevant LNG Tanker is not capable of loading due to Seller’s delivery of LNG that has a Gross Heating Value that is less than the value identified by Seller pursuant to Section 8.1.1(a); and

(e)	any quantities of Off-Spec LNG that Buyer is relieved from taking pursuant to Section 12.3.

5.7.2
If, with respect to any cargo identified in Section 5.7.1, Buyer does not take all or part of the Scheduled Cargo Quantity of such cargo, and such failure to take is not otherwise excused pursuant to Section 5.7.1, then the amount by which the Scheduled Cargo Quantity for such cargo exceeds the quantity of LNG taken by Buyer in relation to such cargo shall be the “Cargo Shortfall Quantity”.

5.7.3
Buyer shall pay Seller an amount equal to the Cargo Shortfall Quantity, multiplied by, initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.4) (the “Cargo Shortfall Payment”). For purposes of calculating the Cargo Shortfall Payment, the Provisional Transfer Price and Final Transfer Price shall be determined as of the Month in which the applicable Delivery Window begins.

5.7.4
Notwithstanding the foregoing, if the Cargo Shortfall Quantity is within the Operational Tolerance (such Operational Tolerance to be exercised by Buyer only with respect to operational matters regarding the LNG Tanker, and without regard to commercial considerations), the Cargo Shortfall Payment shall be zero.

5.7.5
Seller shall offer the Cargo Shortfall Quantity to the Tellurian Partnership Buyer, which shall have the right in its discretion to accept or reject the offer of a Cargo Shortfall Quantity. If the Tellurian Partnership Buyer accepts such offer, then Buyer shall pay the Cargo Shortfall Payment in accordance with Section 10.2.4, and upon receipt of a payment from the Tellurian Partnership Buyer of the Final Transfer Price for the Cargo Shortfall Quantity,

Seller shall, within ten (10) Days of Seller’s receipt of a payment from the Tellurian Partnership Buyer for the Cargo Shortfall Quantity, refund to Buyer an amount equal to such payment, not to exceed the Cargo Shortfall Payment. If the Tellurian Partnership Buyer rejects such offer, then subject to Section 5.7.7, Seller shall use reasonable efforts to sell or cause to be sold the Cargo Shortfall Quantity (whether as LNG or Gas) to a Third Party or multiple Third Parties through one or more sales (each such sale, a “Mitigation Sale”) generating a Mitigation Sale Payment. Seller shall not be obliged to effect or cause to be effected any Mitigation Sale under its third-party sales obligations if such sales obligations were effective at the time of the earlier to occur of (i) Buyer’s failure to take such LNG; or (ii) Buyer’s notice to Seller that it will not take such LNG.

5.7.6
If Seller sells or causes to be sold the Cargo Shortfall Quantity or any portion thereof in a Mitigation Sale, Seller shall, within ten (10) Days of Seller’s receipt of the final payment from a Mitigation Sale, refund to Buyer an amount (the “Mitigation Sale Payment”) equal to the lesser of (x) the Cargo Shortfall Payment in respect of the Cargo Shortfall Quantity (less any Mitigation Sale Payments already received pursuant to other Mitigation Sales in respect of the same Cargo Shortfall Quantity) and (y) an amount calculated as follows:

(a)	the proceeds of the Mitigation Sale; plus

(b)
any actual, reasonable and verifiable savings obtained by Seller as a result of the Mitigation Sale as opposed to the sale of LNG to Buyer, including savings associated with reduced or avoided costs and fuel gas for LNG production and other reduced or avoided costs; less

(c)	any actual, reasonable and verifiable incremental costs incurred by Seller as a result of the Mitigation Sale; less

(d)	any marketing fee owed by Seller to Buyer pursuant to the LNG Marketing Agreement.

5.7.7
Seller shall use reasonable efforts to mitigate Buyer’s losses in accordance with this Section 5.7; provided, however, that Seller, acting as a Reasonable and Prudent Operator, shall have the right at any time to take other actions, in lieu of a sale of LNG to the Tellurian Partnership Buyer or a Mitigation Sale, to mitigate the effects of a Cargo Shortfall Quantity, including reducing Gas quantities purchased or selling any previously purchased Gas quantities. Seller shall, as soon as reasonably possible and in any event within sixty (60) Business Days after the end of the applicable Delivery Window, calculate the effects of such actions on the amount of the refund to be made by Seller to Buyer in respect of the Cargo Shortfall Quantity, which shall be calculated as the net proceeds of any such actions, plus actual, reasonable and verifiable savings including savings associated with reduced or avoided costs, fuel gas for LNG production and any other third-party costs, less any actual, reasonable and verifiable incremental costs incurred by Seller as a result of taking such other mitigating actions. Notwithstanding the foregoing, such actions and any resulting refund determined by Seller shall not alleviate Buyer of its obligation to pay the Cargo Shortfall Payment in accordance with Section 5.7.3.

5.7.8
Any Mitigation Sale entered into by Seller with a Third Party pursuant to terms proposed to Seller by Buyer pursuant to the LNG Marketing Agreement shall be deemed to satisfy any obligation of Seller under this Agreement to mitigate Buyer’s losses pursuant to this Section 5.7.

5.8	Buyer’s Right to Suspend Deliveries

5.8.1
Subject to the remainder of this Section 5.8, Buyer may elect to suspend delivery of any cargo scheduled in the ADP by providing notice of such election to Seller on or prior to the twentieth (20th) Day of the Month that is two (2) Months prior to the Month in which the relevant cargo’s Delivery Window is scheduled to begin. If a cargo has been suspended pursuant to this Section 5.8.1, Seller shall be relieved of its obligation to make available such cargo to Buyer pursuant to Section 5.6.

5.8.2
Buyer shall pay a suspension fee (the “Suspension Fee”) for each cargo suspended pursuant to Section 5.8.1, in an amount equal to the lower of (a) the Scheduled Cargo Quantity of such cargo multiplied by an amount equal to USD three decimal zero zero (US$3.00) per MMBtu, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement; and (b) the Scheduled Cargo Quantity of such cargo, multiplied by an amount equal to the sum of the applicable Opex Costs, Final Debt Service Costs and Final Coverage Amount, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement. Buyer shall pay the Suspension Fee in accordance with Section 10.2.2.

6.	Delivery Point, Title and Risk, Destination

6.1	Delivery Point
Seller shall deliver LNG to Buyer, subject to the terms and conditions of this Agreement, at the point at which the flange coupling of the LNG loading line at the Driftwood LNG Terminal (or at any alternate LNG liquefaction terminal agreed to pursuant to Section 3.1.2) joins the flange coupling of the LNG intake manifold of the relevant LNG Tanker (“Delivery Point”).

6.2	Title and Risk
Title to, and all risks in respect of, the LNG sold by Seller pursuant to this Agreement shall pass from Seller to Buyer as the LNG passes the Delivery Point.

6.3	Destination
Subject to Section 25.1, Buyer shall be free to (i) sell such LNG free on board at the Driftwood LNG Terminal or at any other point during a voyage, or at or after the unloading of any LNG purchased hereunder and (ii) transport the LNG to, and market the LNG at, any destination of its choosing, in accordance with the provisions of this Agreement.

7.	Transportation and Loading

7.1	Transportation by Buyer
Buyer shall, in accordance with this Agreement, Applicable Laws, Approvals and International Standards, provide, or cause to be provided, transportation from the Delivery Point of all quantities of LNG delivered hereunder to Buyer. Such transportation shall begin immediately after delivery of such LNG.

7.2	Driftwood LNG Terminal

7.2.1
During the period from the Effective Date and continuing through the Date of Full Operations of each Phase 1 Plant, Seller shall proceed diligently to construct, test, commission, maintain and operate such Plant in accordance with the standards and specifications set forth in Section 7.2.3 or cause the same to occur.

7.2.2
During the period from the Date of Full Operations of a Phase 1 Plant and continuing throughout the Term, Seller shall own, or have access to and use of, and maintain and operate or cause to be maintained and operated, the Driftwood LNG Terminal in accordance with the following: (a) the terms and conditions set forth in this Agreement; (b) Applicable Laws; (c) International Standards; and (d) to the extent not inconsistent with International Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of similar LNG liquefaction terminals.

7.2.3	The Driftwood LNG Terminal shall include the following:

(a)	systems for communications with LNG Tankers;

(b)	at least one berth, capable of berthing and mooring an LNG Tanker having a displacement of no more than one hundred forty-nine thousand (149,000) tons, an overall length of no more than one thousand thirty-four (1,034) feet (approximately three hundred fifteen (315) meters), a beam of no more than one hundred sixty-four (164) feet (approximately fifty (50) meters), and a draft of no more than forty (40) feet (approximately twelve (12) meters), which LNG Tankers can safely reach, and safely depart, fully laden, and at which LNG Tankers can lie safely berthed and load at all states of the tide safely afloat;

(c)
lighting sufficient to permit loading operations by day or by night, to the extent permitted by Governmental Authorities (it being acknowledged, however, that Seller shall in no event be obligated to allow nighttime berthing operations at the Driftwood LNG Terminal if Seller determines that such operations during nighttime hours could pose safety or operational risks to the Driftwood LNG Terminal, an LNG Tanker, or a Third Party);

(d)
facilities capable of loading LNG at an approximate rate of up to twelve thousand (12,000) cubic meters per hour at the Delivery Point, with three (3) LNG loading arms each having a reasonable operating envelope to allow for ship movement in accordance with International Standards;

(e)	a vapor return line system of sufficient capacity to allow for transfer of Gas necessary for safe LNG loading operations to take place at the allocated rates described in Section 7.2.3(d);

(f)	a suitable gangway allowing access to each LNG Tanker from the Driftwood LNG Terminal;

(g)	emergency shut down system capable of interconnecting with an LNG Tanker at berth;

(h)	LNG storage facilities;

(i)	LNG liquefaction facilities;

(j)	qualified and competent personnel, fluent in English to coordinate with the LNG Tanker during loading operations; and

(k)	facilities for the sampling and analysis of LNG.

7.2.4
Services and facilities not provided by Seller include the following: (a) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Tanker; (b) facilities for providing bunkers; (c) facilities for the handling and delivery to the LNG Tanker of ship’s stores, provisions and spare parts; and (d) nitrogen rejection. Buyer shall be required to obtain towing, escort, line handling, and pilot services as described in Section 7.5.3.

7.3	Compatibility of the Driftwood LNG Terminal with LNG Tankers

7.3.1
Buyer shall ensure, at no cost to Seller, that each of the LNG Tankers is fully compatible with the general specifications set forth in Section 7.2.3 and any modifications made to the Driftwood LNG Terminal that are Required Modifications. Should an LNG Tanker fail materially either to be compatible with the Driftwood LNG Terminal, or to be in compliance with the provisions of Sections 7.5 and 7.6, Buyer shall not employ such LNG Tanker until it has been modified to be so compatible or to so comply.

7.3.2
During the period from the Date of Full Operations of a Phase 1 Plant and continuing throughout the Term, Seller shall be entitled to modify the Driftwood LNG Terminal in any manner whatsoever, provided that: (w) such modifications do not render the Driftwood LNG Terminal noncompliant with International Standards; (x) such modifications do not render the Driftwood LNG Terminal incompatible with an LNG Tanker that is compatible with the general specifications set forth in Section 7.2.3; (y) such modifications, once finalized, do not reduce the ability of Seller to make available LNG in accordance with the terms of this Agreement; and (z) such modifications do not otherwise conflict with Seller’s obligations hereunder. Notwithstanding the foregoing, Seller may modify the Driftwood LNG Terminal in a manner that would render it incompatible with an LNG Tanker if such modification is required by and is made pursuant to a change in Applicable Laws, a change in required Approvals, or a change in International Standards (each such modification, a “Required Modification”).

7.3.3
In the event the LNG Tanker fails to be compatible with the Driftwood LNG Terminal due to a modification to the Driftwood LNG Terminal that is not a Required Modification, the actual and documented costs and expenses incurred by Buyer solely as a result of such modification, including as a result of delays in the berthing of the LNG Tanker at the Driftwood LNG Terminal, repositioning of the LNG Tanker, and of the modifications of the LNG Tanker directly caused by such modification shall be reimbursed by Seller to Buyer.

7.4	Buyer Inspection Rights in Respect of the Driftwood LNG Terminal

7.4.1
Upon giving reasonable advance notice and obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Buyer’s designated representatives may from time to time (including during the period of construction of the Driftwood LNG Terminal), (x) not more often than once every calendar quarter or (y) following a material change to the Driftwood LNG Terminal (excluding during the period of construction of the Driftwood LNG Terminal), inspect the operation of the Driftwood LNG Terminal, and not more often than once every five (5) years, audit the health and safety policies, procedures and records of the Driftwood LNG Terminal, of Seller and of operator of the Driftwood LNG Terminal. Such inspection or audit shall occur between 8:00 a.m. Central Time and 5:00 p.m. Central Time on a Business Day scheduled by Seller. Seller shall use commercially reasonable efforts to schedule the inspection or audit on the date requested by Buyer. Any such inspection or audit shall be at Buyer’s sole risk and expense. In conjunction with any such inspection or audit, Seller shall provide, and shall procure that its Affiliates provide, Buyer reasonable access at reasonable times and places (taking into consideration schedule impact) to (a) relevant personnel in order to discuss the progress of the construction of the Driftwood LNG Terminal and the operation and maintenance of the Driftwood LNG Terminal (as applicable) and (b) relevant documentation, if any, available to Seller in support of such discussions. Buyer (and its designees) shall carry out any such inspection or audit without any interference with or hindrance to the safe and efficient operation of the Driftwood LNG Terminal. Buyer’s right to inspect and audit the Driftwood LNG Terminal shall be limited to verifying Seller’s compliance with Seller’s obligations under this Agreement. No inspection or audit (or lack thereof) of the Driftwood LNG Terminal by Buyer hereunder, or any requests or observations made to Seller or its representatives by or on behalf of Buyer in connection with any such inspection or audit, shall (i) modify or amend Seller’s obligations, representations, warranties and covenants hereunder; or (ii) constitute an acceptance or waiver by Buyer of Seller’s obligations hereunder.

7.4.2	Buyer shall indemnify and hold Seller and its Affiliates harmless from any Claims and Losses resulting from Buyer’s inspection or audit of the Driftwood LNG Terminal pursuant to Section 7.4.1.

7.4.3	Buyer shall have the right to reject the Driftwood LNG Terminal if it does not comply materially with the provisions of Section 7, provided that:

(a)
neither the exercise nor the non-exercise of such right shall reduce the responsibility of Seller to Buyer in respect of the Driftwood LNG Terminal and its operation, nor increase Buyer’s responsibilities to Buyer or Third Parties for the same; and

(b)
without prejudice to Section 14, Seller’s obligations under this Agreement shall not be excused or suspended by reason of the Driftwood LNG Terminal failing to comply materially with the provisions of this Agreement.

7.5	LNG Tankers

7.5.1	Buyer shall cause each LNG Tanker to comply with the requirements of this Section 7.5 and the requirements of Section 7.6 in all respects.

7.5.2
Each LNG Tanker shall comply with all Applicable Laws and International LNG Vessel Standards, including those that relate to seaworthiness, design, safety, environmental protection and navigation, and shall obtain all Approvals required by Governmental Authorities, in each case to enable such LNG Tanker to enter, leave and carry out all required operations at the Driftwood LNG Terminal. Each LNG Tanker shall at all times have on board valid documentation evidencing all such Approvals. Each LNG Tanker shall at all times be in possession of valid documents of compliance and safety management certificates, and shall have an effective management system in operation and an emergency response plan that addresses all identified risks and provides proper controls for dealing with these risks.

7.5.3
Buyer shall be required to obtain towing, escort, line handling, and pilot services, in accordance with this Section 7.5.3. Seller shall cause an Affiliate of Seller to procure tug services at the Driftwood LNG Terminal from a competent and experienced tug services provider. As soon as reasonably practicable after the Affiliate has so contracted for tug services, Seller shall notify Buyer thereof. Prior to the arrival of any LNG Tanker at the Loading Port, Buyer shall cause Transporter or the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Loading Port on behalf of Buyer, to enter into a tug services agreement with the designated Affiliate of Seller for Buyer’s procurement, at its sole risk and expense, of tug services at the Driftwood LNG Terminal, which tug services shall include towing and escort services. Such agreement shall provide that the fees for tug services shall be paid by the Transporter to the designated Affiliate of Seller. Fees and other significant terms of the tug services agreement shall be in line with those at similar liquefaction facilities located on the United States Gulf Coast. In the event the Transporter or the master of an LNG Tanker fails to execute a tug services agreement that complies with the requirements of this Section 7.5.3, Seller may refuse to make LNG available and in such event, Buyer shall be deemed to have failed to take the applicable Scheduled Cargo Quantity, and Sections 5.7.2 to 5.7.8 shall apply. Seller shall cause line handling services to be provided at the Driftwood LNG Terminal for Buyer’s procurement at Buyer’s sole risk and expense. Pilot services shall be obtained by Buyer in accordance with the requirements of Governmental Authorities. Without prejudice to Seller’s obligations to secure towing, escort, line handling, and pilot services in accordance with this Section 7.5.3, Seller and its designated Affiliate procuring the tug services shall have no liability to Buyer for the performance of the tug services or any other marine services by the designated tug services provider or any other marine services providers.

7.5.4
Buyer shall pay or cause to be paid: (a) all Port Charges directly to the appropriate Person (including reimbursing Seller for any documented Port Charges paid by Seller or Seller’s operator on Buyer’s behalf); and (b) all documented charges payable by reason of any LNG Tanker having to shift from berth at the Driftwood LNG Terminal as a result of the action or inaction of Buyer.

7.5.5	Each LNG Tanker must satisfy the following requirements:

(a)
Except as otherwise mutually agreed in writing by the Parties, each LNG Tanker shall be compatible with the specifications of the Driftwood LNG Terminal identified in Section 7.2.3 and any modifications to the Driftwood LNG Terminal pursuant to Section 7.3.2, and shall be of a sufficient size to load the applicable Scheduled Cargo Quantity. If Buyer’s LNG Tanker is not capable of loading the applicable Scheduled Cargo Quantity, Buyer shall be deemed to have failed to take the shortfall quantity and the provisions of Sections 5.7.2 to 5.7.8 shall apply, except that Buyer shall not be deemed to have failed to take a shortfall quantity and the provisions of Sections 5.7.2 to 5.7.8 shall not apply if the volume equivalent of the Scheduled Cargo Quantity at the nominated Gross Heating Value has been loaded.

(b)
Except as otherwise agreed in writing by Seller, which agreement shall not be unreasonably withheld or delayed, each LNG Tanker shall have a gross volumetric capacity between one hundred twenty-five thousand (125,000) cubic meters and two hundred sixteen thousand (216,000) cubic meters.

(c)
Each LNG Tanker shall be, in accordance with International Standards, (i) fit in every way for the safe loading, handling and carrying of LNG in bulk at atmospheric pressure; (ii) tight, staunch, strong and otherwise seaworthy; and (iii) equipped with facilities for mooring and unmooring and with cargo handling and storage systems (including instrumentation) necessary for the safe loading, handling, carrying and measuring of LNG, in each case in good order and condition.

(d)
Each LNG Tanker shall at all times be maintained in class with any classification society that is a member of International Association of Classification Societies Ltd. (IACS) and that has experience in the classification of LNG vessels.

(e)	Each LNG Tanker shall have been constructed to all applicable International Standards (including the International Code for the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(f)
Each LNG Tanker shall comply with, and shall be fully equipped, supplied, operated, and maintained to comply with, all applicable International Standards and Applicable Laws, including those that relate to seaworthiness, design, safety, environmental protection, navigation, and other operational matters, and all procedures, permits, and approvals of Governmental Authorities for LNG vessels that are required for the transportation and loading of LNG at the Loading Port. Unless approved by Seller in writing, which approval shall not be unreasonably withheld or delayed, an LNG Tanker shall be prohibited from engaging in any maintenance, repair or in-water surveys while berthed at the Driftwood LNG Terminal. Each LNG Tanker shall comply fully with the guidelines of any Governmental Authority of the United States of America.

(g)
The officers and crew of each LNG Tanker shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with internationally accepted standards with which it is customary for Reasonable and Prudent Operators of LNG vessels to comply and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Tanker or her crew. Without in any way limiting the foregoing, the master, chief engineer, all cargo engineers and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Tanker in English.

(h)
Each LNG Tanker shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Tanker to be in constant communication with the Driftwood LNG Terminal, the Vessel Traffic Information System (VTIS) and other vessels in the area.

(i)
Provided that the Driftwood LNG Terminal supplies a vapor return line meeting the requirements of Section 7.2.3(e), each LNG Tanker shall be capable of loading a full cargo of LNG in a maximum of nineteen (19) hours, in addition to any time for the connecting, cooling, draining, purging and disconnecting of liquid arms.

(j)	Each LNG Tanker shall procure and maintain Hull and Machinery Insurance and P&I Insurance in accordance with Section 15.6.

7.6	LNG Tanker Inspections; LNG Tanker Vetting Procedures; Right to Reject LNG Tanker

7.6.1
During the Term, on prior reasonable notice to Buyer, Seller may, at its sole risk, send its qualified representatives to inspect during normal working hours any LNG Tanker as Seller may consider necessary to ascertain whether the LNG Tanker complies with this Agreement. Seller shall bear all the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Tanker’s operational schedule, examination of the records related to the LNG Tanker’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Tanker’s deck, engine and official log books; review of records of surveys by the LNG Tanker’s classification society and relevant Governmental Authorities; and review of the LNG Tanker’s operating procedures and performance of surveys, both in port and at sea. Additionally, each LNG Tanker shall have been inspected and reported upon by a SIRE Accredited Inspector within six (6) Months of the time of its initial use at the Driftwood LNG Terminal, and each LNG Tanker shall be reported upon by a SIRE Accredited Inspector once every twelve (12) Months for the first ten (10) years of such LNG Tanker’s useful life and once every six (6) Months thereafter, and each inspection report of such SIRE Accredited Inspector shall show, to the reasonable satisfaction of Seller, no material deficiencies in the safety or operability of such LNG Tanker. Any inspection carried out pursuant to this Section 7.6.1: (a) shall not interfere with, or hinder, any LNG Tanker’s safe and efficient construction or operation; and (b) shall not entitle Seller or any of its representatives to make any request or recommendation directly to Transporter except through Buyer. No inspection (or lack thereof) of an LNG Tanker hereunder shall: (i) modify or amend Buyer’s obligations, representations, warranties, and covenants hereunder; or (ii) constitute an acceptance or waiver by Seller of Buyer’s obligations hereunder.

7.6.2	Seller shall indemnify and hold Buyer and its Affiliates harmless from any Claims and Losses resulting from Seller’s inspection of any LNG Tanker pursuant to Section 7.6.1.

7.6.3	Buyer shall comply with all LNG Tanker vetting procedures, as set forth in the Driftwood Marine Operations Manual.

7.6.4
Seller shall have the right to reject any LNG vessel that Buyer intends to use to take delivery of LNG hereunder at the Driftwood LNG Terminal if such LNG vessel does not comply materially with the provisions of Section 7, provided that:

(a)	neither the exercise nor the non-exercise of such right shall reduce the responsibility of Buyer to Seller in respect of such LNG vessel and her operation, nor increase Seller’s responsibilities to Buyer or Third Parties for the same; and

(b)	Buyer’s obligations under this Agreement shall not be excused or suspended by reason of Buyer’s inability (pursuant to the foregoing) to use a vessel as an LNG Tanker.

7.7	Port Liability Agreement

7.7.1
Buyer shall cause Transporter or the master of each LNG Tanker (acting on behalf of the ship-owner and charterer) making use of the port or marine facilities at the Loading Port on behalf of Buyer, to execute a Port Liability Agreement prior to such LNG Tanker’s arrival at the Loading Port. Seller shall engage in good faith consultation with Buyer in the development of the form of the Port Liability Agreement and shall act as a Reasonable and Prudent Operator in developing the form of the Port Liability Agreement. The Port Liability Agreement shall treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port. In the event the master of an LNG Tanker fails to execute the Port Liability Agreement, Buyer shall indemnify and hold Seller and its Affiliates harmless from any Claims brought against, or Losses incurred by Seller or any of its Affiliates arising from such failure. If, as a result of Transporter executing the Port Liability Agreement, Transporter is liable to the LNG Tanker’s P&I Club for an additional premium for the LNG Tanker’s P&I indemnity coverage, and if Buyer is liable to Transporter for such additional premium, then Seller shall pay Buyer for such additional premium, but only to the extent such additional premium relates to such LNG Tanker calling at the Loading Port.

7.7.2
Subject to Section 7.7.1 and without prejudice to the terms of the Port Liability Agreement and the obligations of Buyer or its Affiliate pursuant to the Partnership Agreement and any equity capital contribution agreement with the Partnership, Seller releases Buyer, its Affiliates and their respective shareholders and members, officers, directors, employees, designees, representatives, and agents from liability to Seller incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Seller, or for damage to or loss of the Driftwood LNG Terminal, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Buyer, or any of its Affiliates, shareholders and members, officers, directors, employees, designees, representatives and agents.

7.7.3	Subject to Section 7.7.1 and without prejudice to the terms of Section 12 or the Port Liability Agreement, Buyer releases Seller, its Affiliates, and their respective shareholders, officers, members, directors, employees, designees, representatives, and agents from liability to Buyer incident to all Claims and Losses that may exist, arise or be threatened currently or in the future at any time following the Effective Date and whether or not of a type contemplated by either Party at any time, brought by any Person for injury to, illness or death of any employee of Buyer or its Affiliates, or for damage to or loss of any LNG Tanker, which injury, illness, death, damage or loss arises out of, is incident to, or results from the performance or failure to perform this Agreement by Seller or its Affiliates, shareholders officers, members, directors, employees, designees, representatives and agents.

7.7.4
The initial form of Port Liability Agreement developed in accordance with Section 7.7.1 may be amended from time to time without consent of Buyer only if after any such amendment the revised terms of such Port Liability Agreement: (a) do not negatively impact Buyer’s ability to perform its obligations or exercise its rights under this Agreement, (b) treat Transporter in a non-discriminatory manner in comparison to all other owners and charterers of LNG vessels that use or transit the Loading Port, and (c) do not prevent any Transporter from obtaining full P&I indemnity coverage from a P&I Club, and such P&I indemnity will cover all Claims and Losses pursuant to such Port Liability Agreement in relation to use of the Loading Port by an LNG Tanker. Seller shall promptly notify Buyer upon any amendment to the Port Liability Agreement and shall provide a copy of the amended Port Liability Agreement to Buyer.

7.8	Driftwood Marine Operations Manual
Seller shall deliver to Buyer prior to the later of (a) the date that is thirty (30) Days after the Effective Date and (b) the Date of Substantial Completion of Plant 1, a copy of the marine operations manual developed for the Driftwood LNG Terminal (as amended from time to time in accordance with this Section 7.8, the “Driftwood Marine Operations Manual”) which will govern activities at the Driftwood LNG Terminal, consistent with Applicable Laws and International Standards, and which will apply to each LNG Tanker and each other LNG vessel berthing and loading at, and departing from, the Driftwood LNG Terminal. In the event of a conflict between this Agreement and the Driftwood Marine Operations Manual, the provisions of this Agreement shall control. Seller shall engage in good faith consultation with Buyer prior to making any amendment or revision to the Driftwood Marine Operations Manual and shall act as a Reasonable and Prudent Operator in making any such revisions or amendments to the Driftwood Marine Operations Manual and any such revisions or amendments shall be consistent with Applicable Laws and International Standards. Seller shall promptly notify Buyer upon any revision or amendment to the Driftwood Marine Operations Manual and shall provide a copy of the amended Driftwood Marine Operations Manual to Buyer. The Driftwood Marine Operations

Manual shall be materially in line with those at similar liquefaction facilities located on the United States Gulf Coast.

7.9	Loading of LNG Tankers

7.9.1	Except as otherwise specifically provided, the terms of this Section 7.9 shall apply to all LNG Tankers calling at the Driftwood LNG Terminal.

7.9.2	Not later than twenty (20) Days prior to the ETA, Buyer shall notify, or cause the master of the LNG Tanker to notify, Seller of the information specified below (“In-Transit First Notice”):

(a)	name of the LNG Tanker, the volume of LNG onboard at the time the relevant notice is issued and the operator and owner of such LNG Tanker;

(b)	any operational deficiencies in the LNG Tanker that may affect either its performance at the Driftwood LNG Terminal or its approach to or departure from the Driftwood LNG Terminal;

(c)	whether the LNG Tanker will require cool-down service upon arrival at the Driftwood LNG Terminal, and, if so, the quantity of LNG (in cubic meters) estimated to be required for such cool-down service;

(d)	whether the LNG Tanker will require gas-up service upon arrival at the Driftwood LNG Terminal; and

(e)	the ETA.

7.9.3
With respect to each LNG Tanker scheduled to call at the Driftwood LNG Terminal, Buyer shall give, or cause the master of the LNG Tanker to give, to Seller the following notices. Each such notice shall include details of any significant change in the information provided pursuant to Section 7.9.2 (as updated pursuant to subsequent notices) since the immediately preceding notice was given (including, subject to Sections 7.6 and 8.3, any change to the LNG Tanker):

(a)
A second notice (“In-Transit Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the In-Transit First Notice or as soon as practicable prior to such ETA if the sea time between the point of departure of the LNG Tanker and the Loading Port is less than ninety-six (96) hours, stating the LNG Tanker’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(b)
A third notice (“In-Transit Third Notice”), which shall be sent forty-eight (48) hours prior to the ETA set forth in the In-Transit Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than six (6) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(c)
A fourth notice (“In-Transit Fourth Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the In-Transit Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA;

(d)
A fifth notice (“In-Transit Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the In-Transit Fourth Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Buyer shall give promptly, or cause the master of the LNG Tanker to give promptly, to Seller notice of the corrected ETA; and

(e)	An NOR, which shall be given at the time prescribed in Section 7.10.

7.9.4
Except where prohibited by any applicable Governmental Authority or International Standards, Buyer shall have the right to cause an LNG Tanker to burn Gas as fuel during operations at the Driftwood LNG Terminal (including while conducting cargo loading operations). Any quantity of Gas burned as fuel pursuant to this Section 7.9.4 shall be taken into account for purposes of determining the quantity of LNG loaded in accordance with Exhibit A.

7.9.5
Seller shall have a right to use or dispose of, or cause to be used or disposed of, all Gas returned to the Driftwood LNG Terminal during cool-down or gas-up operations without compensation to Buyer. Seller shall have a right to use or dispose of, or cause to be used or disposed of, all Gas returned to the Driftwood LNG Terminal during loading operations, provided that Gas returned to the Driftwood LNG Terminal during loading shall be deducted for determining the quantity loaded for Buyer’s account in accordance with Paragraph 11(c)(ii) of Exhibit A and the formula set out in Paragraph 12.4 of Exhibit A.

7.10	Notice of Readiness

7.10.1
The master of an LNG Tanker or such master’s agent shall tender the NOR to Seller upon arrival at the PBS or any customary anchorage location for LNG vessels seeking to transit the Calcasieu ship channel, provided that such

LNG Tanker has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard) that are required to transit to a berth of the Driftwood LNG Terminal, and is ready, willing, and able, to proceed to berth and load LNG or to commence cool-down or gas-up operations (as applicable).

7.10.2	A valid NOR given under Section 7.10.1 shall become effective as follows:

(a)
For an LNG Tanker that tenders its NOR according to Section 7.10.1 at any time prior to or during the Delivery Window allocated to such LNG Tanker, an NOR shall become effective when the LNG Tanker is all fast at a berth of the Driftwood LNG Terminal and has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard); and

(b)
For an LNG Tanker that tenders its NOR according to Section 7.10.1 at any time after the expiration of the Delivery Window, an NOR shall become effective when, after Seller has notified the LNG Tanker that Seller is ready to receive the LNG Tanker, the LNG Tanker is all fast at a berth of the Driftwood LNG Terminal and has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard).

7.11	Berthing Assignment

7.11.1
Seller shall berth or caused to be berthed an LNG Tanker which has tendered NOR before or during its Delivery Window promptly after Seller determines such LNG Tanker will not interfere with berthing and loading of any other scheduled LNG vessel with a higher berthing priority but in no event later than the end of the Delivery Window allocated to such LNG Tanker; provided, however, that if Seller does not berth or cause to be berthed such LNG Tanker by the end of the Delivery Window, (a) Seller shall use reasonable efforts to berth or cause to be berthed such LNG Tanker within forty-eight (48) hours after the end of its Delivery Window, (b) Buyer shall use reasonable efforts to cause the LNG Tanker to remain at the PBS or applicable anchorage location for the Driftwood LNG Terminal, and (c) Buyer’s sole recourse and remedy during such period of time for Seller’s failure to berth or cause to be berthed the LNG Tanker by the end of the Delivery Window shall be demurrage pursuant to Section 7.12.3, payment for excess boil-off pursuant to Section 7.12.4 and provision by Seller of a cool-down pursuant to Section 7.16.1(b). If (i) at any time during such forty-eight (48) hour period, Buyer is no longer able, having used reasonable efforts, to cause the LNG Tanker to remain at the PBS or applicable anchorage location, or (ii) the forty-eight (48) hour period expires, and in either case Seller has not berthed or caused to be berthed the LNG Tanker, and such delay is not attributable to a reason that would result in an extension of Allotted Laytime under Section 7.12.1, then Seller shall be deemed to have failed to make the Scheduled Cargo Quantity of the relevant cargo available for delivery and the provisions of Sections 5.6.2 to 5.6.4 shall apply. Notwithstanding the foregoing, if, as a result of the Driftwood LNG Terminal not being ready to berth for reasons attributable to Buyer or Buyer’s Affiliates, Seller fails to make available a cargo, Buyer shall be deemed to have failed to take such cargo and the provisions of Sections 5.7.2 to 5.7.8 shall apply.

7.11.2
For each delivery window period, Seller shall determine or cause to be determined the berthing priority among LNG vessels which have tendered NOR before or during their scheduled delivery window as follows:

(a)
The first berthing priority for a delivery window period shall be for an LNG vessel scheduled for such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR. Once an LNG vessel achieves a first berthing priority pursuant to this Section 7.11.2(a) or 7.11.2(c), such LNG vessel shall maintain such priority until such LNG vessel is berthed, so long as its tendered NOR does not become invalid pursuant to Section 7.13.1;

(b)
The second berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival before such delivery window period, which tendered to Seller its NOR prior to or during its scheduled delivery window but which was unable to proceed to berth for reasons not attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR; and

(c)
The third berthing priority for a delivery window period shall be for an LNG vessel scheduled for arrival after such delivery window period. Priority within this group shall be given to the LNG vessel which has first tendered to Seller its NOR. An LNG vessel with third berthing priority pursuant to this Section 7.11.2(c) will achieve a first berthing priority on its scheduled delivery window pursuant to Section 7.11.2(a) if such LNG vessel has not been berthed prior to such date, so long as its tendered NOR does not become invalid pursuant to Section 7.13.1.

7.11.3
If an LNG Tanker tenders NOR after the end of its Delivery Window, Seller shall use reasonable efforts to berth or cause to be berthed such LNG Tanker as soon as reasonably practical; provided, however, that, unless otherwise agreed with Buyer, Seller shall have no obligation to use such efforts to berth or cause to be berthed an LNG Tanker that tenders NOR more than forty-eight (48) hours after the end of its Delivery Window. If, as of the forty-

eighth (48th) hour after the end of the Delivery Window, the LNG Tanker has not tendered NOR, and such delay is not attributable to a reason that would result in an extension of Allowed Laytime under Sections 7.13.2(a)(i)-(viii), Buyer shall be deemed to have failed to take delivery of the Scheduled Cargo Quantity of the relevant cargo and the provisions of Sections 5.7.2 to 5.7.8 shall apply.

7.12	Berth Laytime

7.12.1	The allotted laytime for each LNG Tanker (“Allotted Laytime”) shall be thirty (30) hours, as extended by any period of delay that is caused by:

(a)
reasons attributable to a Governmental Authority, Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator or any Third Party outside of the reasonable control of Seller, Seller’s Affiliates or the operator of the Driftwood LNG Terminal, including security clearance review by the US Coast Guard;

(b)	Force Majeure or Adverse Weather Conditions;

(c)
unscheduled curtailment or temporary discontinuation of operations at the Driftwood LNG Terminal necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is due to Seller’s failure to operate and maintain its facilities as a Reasonable and Prudent Operator;

(d)	time at berth during any cool-down pursuant to Sections 7.16.1(a) and (c);

(e)	time at berth during any gas-up pursuant to Section 7.17;

(f)	nighttime transit restrictions, if applicable;

(g)	time to transit from the PBS or anchorage location, as applicable, to a berth of the Driftwood LNG Terminal, in the event Actual Laytime commences pursuant to Section 7.12.2(a)(1); and

(h)
any other interruption impacting the Loading Port, including the unavailability or delay of Pilot services, tugs, and other similar interruptions, to the extent such interruptions are not caused by reasons attributable to Seller or the operator of the Driftwood LNG Terminal.

7.12.2
The actual laytime for each LNG Tanker (“Actual Laytime”) shall commence (a) if a valid NOR was given pursuant to Section 7.10.1 prior to or during the Delivery Window for such LNG Tanker, the earlier of (1) twelve (12) hours after the later of the start of the Delivery Window and the time that such valid NOR was given pursuant to Section 7.10.1, and (2) when the NOR is effective, or (b) in all other cases, when the NOR is effective, and shall end when (i) the last loading arm of the Driftwood LNG Terminal has been disconnected from the LNG Tanker, (ii) the cargo documents are on board of the LNG Tanker and (iii) Seller or its operator has cleared the LNG Tanker for departure.

7.12.3
In the event Actual Laytime exceeds Allotted Laytime (as extended pursuant to Section 7.12.1) (“Demurrage Event”), Seller shall pay to Buyer as liquidated damages demurrage in USD (which shall be prorated for a portion of a Day) at a rate equal to the Demurrage Rate. The “Demurrage Rate” initially shall be USD eighty thousand (US$80,000) per Day and shall be revised by Seller each Contract Year ending in five (5) or zero (0) (e.g., 2025 and 2030) to reflect the average of three quotes, each received from a different ship broker, for then-current long-term LNG vessel charter rates. Seller shall determine such revised Demurrage Rate and notify Buyer of such revised Demurrage Rate at least thirty (30) days prior to the start of such Contract Year ending in five (5) or zero (0), as applicable, and such revised Demurrage Rate shall be effective starting on the first day of such Contract Year ending in five (5) or zero (0), as applicable, and continuing for five (5) years until subsequently revised pursuant to this Section 7.12.3. If a Demurrage Event occurs, Buyer shall invoice Seller for such demurrage within ninety (90) Days pursuant to Section 10.1.5.

7.12.4
In the event (a) an LNG Tanker is delayed in berthing at the Driftwood LNG Terminal or commencement of LNG loading due to an event occurring at or near the Driftwood LNG Terminal (including at the berth) and for a reason that would not result in an extension of Allotted Laytime under Section 7.12.1, and (b) as a result thereof, the commencement of LNG loading is delayed beyond twenty-four (24) hours after the LNG Tanker (i) has either tendered a valid NOR or berthed and (ii) is cleared by the Governmental Authorities to commence loading (“Excess Boil-Off Event”), Seller shall pay Buyer as liquidated damages an amount, on account of excess boil-off. The amount payable shall equal (x) the total number of full hours by which commencement of LNG loading is delayed beyond the aforementioned twenty-four (24) hour period, multiplied by (y) initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.6), multiplied by (z) a quantity in MMBtu equal to (A) the guaranteed daily ballast rate of boil-off of such LNG Tanker pursuant to Form B of the relevant charterparty or similar description provided by the LNG Tanker’s owner in the relevant charterparty, divided by (B) twenty-four (24) hours per Day, multiplied by (C) the cargo containment capacity of such LNG Tanker (in MMBtu), provided that in no event shall such quantity of MMBtu exceed the quantity of LNG onboard the LNG Tanker at the time it issued its valid NOR. Buyer shall invoice Seller for such excess boil-off within ninety (90) Days after the applicable event, pursuant to Section 10.1.5.

7.13	LNG Tanker Not Ready for LNG Loading; Excess Laytime

7.13.1
Except in the event Seller provides a cool-down service under Section 7.16.1(b), if any LNG Tanker previously believed to be ready for LNG loading is determined to be not ready after being berthed for reasons not attributable to Seller or Seller’s Affiliates or the operator of the Driftwood LNG Terminal, the NOR shall be invalid, and Seller may direct the LNG Tanker’s master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to Seller that such LNG Tanker can be made ready without disrupting the overall berthing schedule of the Driftwood LNG Terminal or operations of the Driftwood LNG Terminal. When an unready LNG Tanker at anchorage becomes ready for LNG loading, its master shall notify Seller. If, as a result of such LNG Tanker not being ready to berth for reasons not attributable to Seller or Seller’s Affiliate or the operator of the Driftwood LNG Terminal, Buyer fails to take a cargo, the provisions of Sections 5.7.2 to 5.7.8 shall apply. If, as a result of such LNG Tanker not being ready to berth for reasons attributable to Seller or Seller’s Affiliates, Buyer fails to take a cargo, Seller shall be deemed to have failed to make available such cargo and the provisions of Sections 5.6.2 to 5.6.4 shall apply.

7.13.2	The following shall apply with respect to berthing:

(a)
An LNG Tanker shall complete LNG loading and vacate the berth as soon as possible but not later than thirty (30) hours from the time the LNG Tanker is all fast at the berth and has received all required Approvals from the relevant Governmental Authorities (including security clearance from the US Coast Guard). Such thirty (30) hour-period (“Allowed Laytime”) shall be extended by any period of delay that is caused by:

(i)
reasons attributable to a Governmental Authority, Seller, the operator of the Driftwood LNG Terminal or any Third Party outside the reasonable control of Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator;

(ii)	Force Majeure or Adverse Weather Conditions;

(iii)
unscheduled curtailment or temporary discontinuation of operations at the Driftwood LNG Terminal necessary for reasons of safety, except to the extent such unscheduled curtailment or temporary discontinuation of operations is attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator;

(iv)	time at berth during any cool-down pursuant to Sections 7.16.1(a)-(c);

(v)	time at berth during any gas-up pursuant to Section 7.17;

(vi)	nighttime transit restrictions, if applicable;

(vii)	tidal restrictions; and

(viii)
any other interruption impacting the Loading Port, including the unavailability or delay of Pilot services, tugs, and other similar interruptions, to the extent such interruptions are not caused by reasons attributable to Buyer, the Transporter, the LNG Tanker or its master, crew, owner or operator.

(b)
If an LNG Tanker fails to depart at the end of its Allowed Laytime (as extended pursuant to Sections 7.13.2(a)(i)-(viii)), another LNG vessel is awaiting the berth and the LNG Tanker’s continued occupancy of the berth will disrupt the overall berthing schedule of the Driftwood LNG Terminal or operations of the Driftwood LNG Terminal, Seller may direct the LNG Tanker to vacate the berth and proceed to sea at utmost dispatch.

(c)
If an LNG Tanker fails to depart the berth at the end of its Allowed Laytime (as extended pursuant to Sections 7.13.2(a)(i)-(viii)) and as a result the subsequent LNG vessel is prevented from or delayed in loading, Buyer shall reimburse Seller for any and all actual documented demurrage or excess boil-off that Seller becomes contractually obligated to pay to any Third Party with respect to such subsequent LNG vessel, as a result of the LNG Tanker not completing LNG loading and vacating the berth as required by this Section 7.13.2; provided that Buyer shall not be required to reimburse Seller for any amounts based on a demurrage rate or excess boil-off rate in excess of those specified in Section 7.12.3 and Section 7.12.4, as applicable. Seller shall invoice Buyer for any amounts due under this Section 7.13.2(c) pursuant to Section 10.1.5 within ninety (90) Days after the relevant Delivery Window.

(d)
In the event an LNG Tanker fails to vacate the berth pursuant to this Section 7.13 and Buyer is not taking actions to cause it to vacate the berth, Seller may effect such removal at the expense of Buyer.

7.14	LNG Loadings at the Driftwood LNG Terminal

7.14.1	Seller shall cooperate with Transporters (or their agents) and with the master of each LNG Tanker to facilitate the continuous and efficient loading of LNG hereunder.

7.14.2
During LNG loading, Seller shall take receipt of, through the Driftwood LNG Terminal vapor return line, Gas in such quantities as are necessary for the safe loading of LNG at such rates, pressures and temperatures as may be required by the design of the LNG Tanker or any standard operating practices of such LNG Tanker, provided such practices conform to International LNG Vessel Standards.

7.14.3
Promptly after completion of loading of each cargo, Seller shall send or cause to be sent to Buyer a certificate of origin, certificate of quantity, certificate of quality, cargo manifest and bill of lading, together with such other documents concerning the cargo as may reasonably be requested by Buyer.

7.14.4	Buyer, in cooperation with Seller, shall cause the LNG Tanker to depart safely and expeditiously from the berth upon completion of LNG loading.

7.15	Cooperation
If any circumstance occurs or is foreseen to be reasonably likely to occur so as to cause delay to an LNG Tanker or any other LNG vessel in berthing, loading or departing, Buyer and Seller shall, without prejudice to any other provision of this Agreement, discuss such circumstance in good faith with each other and, if applicable, with other Partnership Buyers, and the Parties shall use reasonable efforts to minimize or to avoid the delay, and at the same time shall cooperate with each other and with such other users of the Loading Port, as appropriate, to find countermeasures to minimize or to avoid the occurrence of any similar delay in the future.

7.16	Cool-Down of LNG Tankers

7.16.1
Buyer shall be solely responsible for ensuring that each LNG Tanker elected by Buyer for taking a cargo arrives at the Driftwood LNG Terminal cold and in a state of readiness. Notwithstanding the foregoing and subject to Section 7.16.2, Seller shall provide cool-down service to LNG Tankers at Buyer’s request as follows:

(a)
Seller shall use reasonable efforts (taking into account availability of sufficient berth time) to accept Buyer’s request to provide cool-down service for any LNG Tanker, subject to Buyer requesting such cool-down service by notice to Seller as far in advance of the relevant cargo’s Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo’s Delivery Window, provided that Seller shall accept Buyer’s request to provide a cool-down service if (i) Buyer makes such request by notice at the time Buyer proposes its schedule of receipt of cargoes pursuant to Section 8.1.2 for the relevant Contract Year or (ii) at the time of the request, the Composite ADP for the relevant Contract Year indicates sufficient available berth time to accommodate such cool-down service. Seller shall have no obligation pursuant to this Section 7.16.1(a) to provide cool-down services for more than two (2) LNG Tanker during any two (2) consecutive Contract Years (provided that any cool-down services which may be agreed to be provided as a result of mitigation of a Force Majeure event shall not be counted towards such limitation). Buyer shall pay Seller for all LNG provided by Seller for cooling such LNG Tankers in an amount equal to the quantity of LNG provided, multiplied by initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.5).

(b)
Seller shall provide cool-down service without payment to any LNG Tankers requiring cool-down solely as a result of a delay caused by Seller, but only if such LNG Tanker made no other call between the original Delivery Window and the requested cool-down time.

(c)
Seller shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status, to provide cool-down service at any time other than as described in Sections 7.16.1(a)-(b) upon request by Buyer, provided that Buyer shall pay Seller for all LNG provided by Seller for cooling such LNG Tankers in an amount equal to the quantity of LNG provided, multiplied by initially, the Provisional Transfer Price for purposes of a Provisional Invoice, and thereafter the Final Transfer Price upon the determination thereof for purposes of the Final Invoice (in accordance with Section 10.1.5); provided, further, that Seller shall have no obligation to provide such cool-down service if doing so would interfere with a scheduled Delivery Window of Buyer or a scheduled delivery window of any other Person.

7.16.2	The following shall apply to any cool-down service provided by Seller pursuant to Section 7.16.1:

(a)	the MMBtu content of the total liquid quantities delivered for cooling, measured before evaporation, shall be determined by reference to the relevant LNG Tanker’s cool-down tables;

(b)
the Parties will determine by mutual agreement the rates and pressures for delivery of LNG for cool-down, but always in full accordance with safe operating parameters and procedures established by Seller;

(c)	LNG provided during cool down by Seller pursuant to Section 7.16.1 shall not be applied against the Scheduled Cargo Quantity for the relevant cargo; and

(d)
unless cool-down services are agreed to be provided in the mitigation of Force Majeure, cool-down service shall not be provided during January, February, March, October, November or December of any Contract Year, provided that if Buyer requests cool-down service during such period, then Seller shall use commercially reasonable efforts to provide cool-down service during such period.

7.17	Gas-Up of LNG Tankers

7.17.1	Seller shall use reasonable efforts to obtain all relevant Approvals needed to allow Seller to offer gas-up service to LNG Tankers at the Driftwood LNG Terminal.

7.17.2
Notwithstanding the first sentence of Section 7.16.1 and subject to Section 7.17.3, to the extent Seller has all relevant Approvals needed to offer gas-up service to LNG Tankers at the Driftwood LNG Terminal and such services is otherwise permitted under Applicable Law, Seller shall provide gas-up service to LNG Tankers at Buyer’s request as follows:

(a)	Buyer’s request for gas-up service in respect of an LNG Tanker shall be provided at the same time that Buyer requests cool-down service in respect of such LNG Tanker pursuant to Section 7.16.

(b)
Seller shall use reasonable efforts (taking into account availability of sufficient berth time) to accept Buyer’s request to provide gas-up service for any LNG Tanker, subject to Buyer requesting such gas-up service by notice to Seller as far in advance of the relevant cargo’s Delivery Window as is reasonably practicable but in no case less than thirty (30) Days before the relevant cargo’s Delivery Window, provided that Seller shall accept Buyer’s request to provide a gas-up service if (i) Buyer makes such request by notice at the time Buyer proposes its schedule of receipt of cargoes pursuant to Section 8.1.2 for the relevant Contract Year or (ii) at the time of the request, the Composite ADP for the relevant Contract Year indicates sufficient available berth time to accommodate such gas-up service.

(c)	Seller shall use reasonable efforts, contingent on the availability of sufficient berth time and facilities status, to provide gas-up service at any time other than as described in Section 7.17.2(b) upon request by Buyer, provided that Seller shall have no obligation to provide such gas-up service if doing so would interfere with a scheduled Delivery Window of Buyer or a scheduled delivery window of any other Person or would adversely affect the ability of Seller to perform its other obligations under this Agreement and other LNG sale and purchase agreements or to operate the Driftwood LNG Terminal in accordance with all Approvals and Applicable Law.

7.17.3	The following shall apply to any gas-up service provided by Seller pursuant to Section 7.17.2:

(a)
the Parties will determine by mutual agreement the rates and pressures for delivery of Gas for gas-up service, but always in full accordance with safe operating parameters and procedures established by Seller;

(b)	gas-up service shall only be provided to an LNG Tanker that is also entitled to receive, and is receiving, immediately after such gas-up service, cool-down service pursuant to Section 7.16;

(c)
without prejudice to any amounts owed by Buyer for cool-down service provided pursuant to Section 7.16 to an LNG Tanker that also receives gas-up service pursuant to this Section 7.17, Buyer shall not be obligated to make a payment to Seller for gas-up service;

(d)
gas-up service shall not be provided during January, February, March, October, November or December of any Contract Year, provided that if Buyer requests gas-up service during such period, then Seller shall use commercially reasonable efforts to provide gas-up service during such period; and

(e)
gas-up service shall only be available for LNG Tankers under nitrogen purge, provided that the Parties, acting reasonably, will discuss the acceptance of LNG Tankers under inert gas, if Buyer can demonstrate unavailability of nitrogen and if Seller is able to accommodate, including taking into consideration operational and regulatory requirements (in the case of regulatory requirements, as reasonably provided by Seller).

8.	Annual Delivery Program

8.1	Programming Information

8.1.1	No later than one hundred ninety-five (195) Days before the start of each Contract Year, Seller shall provide Buyer with:

(a)	Seller’s good faith estimate of the Gross Heating Value of LNG to be delivered during such Contract Year; and

(b)	the Major Scheduled Maintenance Quantity for such Contract Year, if any.

8.1.2
No later than one hundred twenty-five (125) Days before the start of each Contract Year, Buyer shall notify Seller of Buyer’s proposed schedule of receipt of cargoes for each Month of such Contract Year. Such schedule shall identify sufficient proposed cargoes in order to schedule the full AACQ, and such AACQ shall be distributed across the Contract Year in accordance with Section 5.3. Buyer’s notice shall include the following information:

(a)	the LNG Tanker (if known) for each proposed cargo;

(b)	the Scheduled Cargo Quantity for each proposed cargo;

(c)	the proposed Delivery Window for each cargo;

(d)	Buyer’s request (if any) for a Round-Up Quantity for such Contract Year; and

(e)	any other information that may affect annual scheduling.
Buyer shall also inform Seller of any anticipated periods for maintenance to be conducted with respect to the LNG Tankers identified in (a) above.

8.1.3
Seller shall call a one- or two-day scheduling meeting of Seller and all Partnership Buyers to occur no earlier than one hundred twenty-four (124) Days before the start of each Contract Year and no later than seventy (70) Days before the start of such Contract Year, by providing at least thirty (30) Days’ advance notice thereof to all Partnership Buyers. Unless otherwise agreed by Seller and all Partnership Buyers, the location of the meeting will be in Houston, Texas. Buyer shall use reasonable efforts to attend any such meeting notified by Seller. Any terms proposed, discussed or determined at such meeting shall not be binding on either Party except to the extent included in the Annual Delivery Program promulgated by Seller pursuant to Section 8.2.

8.1.4
Seller will then notify Buyer no less than ninety-three (93) Days before the start of such Contract Year of Seller’s proposed schedule of cargoes to be made available in each Month of such Contract Year, exercising reasonable efforts to adopt Buyer’s proposed schedule of receipts requested in accordance with Section 8.1.2; provided that (x) if Buyer fails to deliver the notice according to Section 8.1.2, Seller may nevertheless propose a schedule according to the terms of this Section 8.1.4, and (y) Seller shall have the right to modify Buyer’s proposed schedule to the extent required to ensure that the entire AACQ is scheduled and to comply with the other requirements of this Agreement, including the terms of Section 5.3. Such notice shall include the following information:

(a)	the proposed AACQ for the Contract Year;

(b)	the proposed Round-Up Quantity (if any) or Round-Down Quantity (if any) for the Contract Year;

(c)	any Round-Down Quantity not taken in the previous Contract Year and carried forward to the current Contract Year;

(d)	any Round-Up Quantity taken in the previous Contract Year and carried forward as a deduction in the current Contract Year;

(e)	the Major Scheduled Maintenance Quantity (if any) for the Contract Year identified by Seller pursuant to Section 8.1.1(b);

(f)	for each cargo:

(i)	the LNG Tanker (if specified by Buyer);

(ii)	the Scheduled Cargo Quantity, if any, specified in the notice sent by Buyer pursuant to Section 8.1.2; and

(iii)	the proposed Delivery Window; and

(g)	any other information that may affect annual scheduling.

8.2	Determination of Annual Delivery Program

8.2.1
No later than ten (10) Days after receipt of Seller’s proposed schedule provided under Section 8.1.4, Buyer shall notify Seller if Buyer desires to consult with Seller regarding the proposed schedule, including (a) if Seller has not requested a Round-Up Quantity pursuant to Section 8.1.4(b), whether Buyer desires to request a Round-Up Quantity in accordance with Section 5.4.2, or (b) if Seller has requested a Round-Up Quantity pursuant to Section 8.1.4(b), whether Buyer is unable, despite its exercise of reasonable efforts, to schedule the receipt of the additional LNG. Seller shall, no later than fifteen (15) Days after receipt of Buyer’s notice, meet and consult with Buyer.

8.2.2
If, prior to the date that is sixty-eight (68) Days before the start of a Contract Year, the Parties have agreed on a schedule of deliveries for such Contract Year, then Seller shall issue the delivery schedule agreed by the Parties. If the Parties are unable to agree on a schedule of deliveries for such Contract Year, then no later than sixty-eight (68) Days before the start of such Contract Year, Seller shall issue the delivery schedule for such Contract Year containing the information set forth in Section 8.1.4, modified to reflect any changes agreed by the Parties pursuant to Section 8.2.1 and to reflect any changes required by Section 5.4 to Seller’s proposal pursuant to Section 8.1.4(b) for a Round-Up Quantity or Round-Down Quantity. The schedule promulgated by Seller shall reflect the exercise of reasonable efforts by Seller to (i) assign to Buyer Delivery Windows that are as close as reasonably practicable to the Delivery Windows proposed by Buyer pursuant to Section 8.1.2, and (ii) specify the Scheduled Cargo Quantity with respect to each LNG Tanker as notified by Buyer pursuant to Section 8.1.2; provided, that Seller shall have the right to issue a schedule with different terms to the extent required to ensure that the entire AACQ is scheduled and to comply with the other requirements of this Agreement, including the terms of Section 5.3. Such schedule shall indicate which, if any, of the cargoes scheduled thereunder are in respect of Plant that has not yet achieved Full Operations and in such case shall indicate the applicable Plant. Seller shall provide for delivery of the AACQ in accordance with Section 5.3.

8.2.3
The schedule for deliveries of LNG during the Contract Year established pursuant to this Section 8.2, as amended from time to time in accordance with Section 8.3, is the “Annual Delivery Program” or “ADP”. If Seller fails to issue the schedule provided for in Sections 8.1.4 or 8.2.2, if applicable, then the schedule proposed by Buyer under Section 8.1.2 shall be the ADP for the relevant Contract Year.

8.2.4
Seller shall combine the ADP with the annual delivery programs of all other Partnership Buyers and provide to Buyer a combined schedule (the “Composite ADP”) showing all delivery windows and scheduled cargo quantities that have been committed by Seller, along with available, uncommitted loading windows at the Driftwood LNG Terminal. Seller shall promptly update the Composite ADP as the ADP is changed pursuant to Section 8.3 or other Partnership Buyers’ annual delivery programs are changed pursuant to their respective LNG sale and purchase agreements.

8.2.5
All references in Section 8.1 and this Section 8.2 to a specific number of Days prior to the start of a Contract Year shall be construed to mean, for purposes of the First Contract Year, as such number of Days prior to the anticipated Date of Full Operations for Plant 1 as revised by any acceleration thereof by Seller pursuant to Section 4.3.1. In the event of such acceleration, Seller shall be deemed to be in compliance with Section 8.1.1 for purposes of the First Contract Year so long as Seller provides the notice required by Section 8.1.1 at the same time Seller provides notice of such acceleration.

8.3	Changes to Annual Delivery Program

8.3.1	Subject to the remainder of this Section 8.3, either Party may request by notice a change in the ADP or Ninety Day Schedule for a Contract Year for any reason.

8.3.2
As soon as possible after notice has been received pursuant to this Section 8.3, the Parties shall consult with one another in order to examine whether such ADP or Ninety Day Schedule can be revised to accommodate such proposed change(s). Neither Party shall unreasonably withhold or delay its consent to revise the ADP or Ninety Day Schedule in accordance with changes proposed by the other Party; provided that neither Party shall be under any obligation to consent thereto if:

(a)
in the case of Seller, (i) Seller is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with other Partnership Buyers, (ii) the requested change would impose additional costs (unless Buyer agrees to reimburse such costs) or risks upon Seller, or (iii) the requested change would increase the total quantities scheduled hereunder or decrease the total quantities scheduled hereunder; or

(b)
in the case of Buyer, (i) Buyer is unable to agree after the exercise of reasonable efforts to any necessary changes in its arrangements with Transporter or Buyer’s customers, (ii) the requested change would impose additional costs (unless Seller agrees to reimburse such costs) or risks upon Buyer, or (iii) the requested change would increase the total quantities scheduled hereunder or decrease the total quantities scheduled hereunder.

8.3.3
A Party shall not withhold or delay its consent to revise the ADP or Ninety Day Schedule if the proposed change: (a) complies with the terms of this Agreement and Applicable Laws; (b) by the exercise of reasonable efforts on the part of such Party, does not create a material adverse impact on health, safety, environment or the operations of such Party; (c) does not result in unreimbursed increased costs or decreased revenues to such Party; and (d) results in no change to the total quantities scheduled hereunder.

8.3.4
Upon a scheduling change pursuant to this Section 8.3, the ADP and, if applicable, the Ninety Day Schedule shall be amended accordingly and an updated ADP and, if applicable, an updated Ninety Day Schedule shall promptly be provided in writing by Seller to Buyer.

8.4	Ninety Day Schedule

8.4.1
No later than the twentieth (20th) Day of each Month, Seller shall issue a forward plan of deliveries for the three (3)-Month period commencing on the first (1st) Day of the following Month thereafter (e.g., the Ninety Day Schedule for the three (3)-Month period commencing on May 1st shall be issued no later than the twentieth (20th) Day of April) (such plan, as amended from time to time in accordance with procedures set forth in this Agreement, the “Ninety Day Schedule”). The Ninety Day Schedule shall set forth by cargo the forecast pattern of deliveries, including the Delivery Window, LNG Tanker and Scheduled Cargo Quantity for each cargo. In the absence of agreement between the Parties otherwise, the Ninety Day Schedule will maintain the Scheduled Cargo Quantities and Delivery Windows as identified in the Annual Delivery Program.

8.4.2
Seller shall combine the Ninety Day Schedule with the ninety day schedules of all other Partnership Buyers and provide to Buyer a combined schedule (the “Composite Ninety Day Schedule”) showing all delivery windows and scheduled cargo quantities that have been committed by Seller, along with available, uncommitted loading windows at the Driftwood LNG Terminal. Seller shall promptly update the Composite Ninety Day Schedule as the Ninety Day Schedule is changed pursuant to Section 8.3 or 8.4.1 or other Partnership Buyers’ ninety day schedules are changed pursuant to their respective LNG sale and purchase agreements.

9.	Transfer Price; Uniform LNG SPAs

9.1	Provisional Transfer Price
The provisional transfer price (“Provisional Transfer Price”) (expressed in USD per MMBtu) for each MMBtu of LNG made available by Seller to Buyer under this Agreement shall be as follows:

Provisional Transfer Price =	the lesser of:

(a)	115% HH + $3.00/MMBtu;
and

(b)	HH + [***];
in each case, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement;

where:
“HH” means the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for Month M;
“Month M” means the Month in which the Delivery Window of the relevant cargo of LNG is scheduled to begin in accordance with the ADP or Ninety Day Schedule, as applicable;
[***]

9.2	Final Transfer Price
The final transfer price (“Final Transfer Price”) (expressed in USD per MMBtu) for each MMBtu of LNG made available by Seller to Buyer under this Agreement shall be as follows:
Final Transfer Price = the lesser of:

(a)	115% HH + $3.00/MMBtu;
and

(b)	HH + [***];
in each case, plus or minus the applicable Facilities Charge in accordance with Exhibit B of the General Partner LLC Agreement;
where:
[***]

9.3	Uniform LNG SPAs
If at any time after the Effective Date Seller enters into an LNG sale and purchase agreement with a prospective Partnership Buyer or its Affiliate, other than an Affiliate of Seller or Tellurian Inc., and deliveries under such LNG sale and purchase agreement commence based on the start-up of one or more of the Phase 1 Plants (“Other LNG SPA”), and the terms of the Other LNG SPA (excluding the date of the Other LNG SPA and any terms regarding the name, volume, description, notice details, and similar identifying information of the buyer under the Other LNG SPA (collectively, “Excluded Terms”)) vary from the terms of this Agreement, then Seller shall notify Buyer of such other terms within ten (10) Days of entering into the Other LNG SPA and Buyer shall have the right, by notice to Seller within thirty (30) Days of receiving Seller’s notice, to replace all of the terms of this Agreement with the terms of the Other LNG SPA, other than the Excluded Terms; provided, however that if Buyer receives such notice after the occurrence of the Phase 1 FID, then Buyer’s rights under this Section 9.3 shall be subject to the consent of the Lenders in their sole discretion, if the Lender’s consent is required at such time under the financing documents with the Lenders.

10.	Invoicing and Payment

10.1	Invoices

10.1.1
Invoices for Cargoes. Invoices for each cargo made available by Seller and taken by Buyer, together with relevant supporting documents including a certificate of quantity loaded and all relevant information in respect of calculations of the Provisional Transfer Price and the Final Transfer Price as may be reasonably required by Buyer, shall be prepared and delivered by Seller to Buyer promptly following each Delivery Window and receipt of the final inspection certificate applicable to the loading of such cargo. The Provisional Invoice amount shall be the Provisional Transfer Price, multiplied by the quantity of LNG loaded on the LNG Tanker as calculated pursuant to Section 13.5. Each such Provisional Invoice shall be followed by a Final Invoice pursuant to Section 10.1.8(b) as soon as reasonably possible and in any event not later than sixty (60) Business Days after the first Day of Month M for such cargo; the Final Invoice amount shall be the Final Transfer Price, multiplied by the quantity of LNG loaded on the LNG Tanker as calculated pursuant to Section 13.5.

10.1.2
Invoices for Suspension Fees. Invoices for Suspension Fees shall be prepared and delivered by Seller to Buyer following Seller’s receipt of Buyer’s suspension notice pursuant to Section 5.8.1 for the suspended cargos. Each such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.3
Invoices for Cargo DoP Payments. Invoices for Cargo DoP Payments owed to Buyer by Seller shall be prepared by Buyer and delivered to Seller promptly following the Delivery Window of each affected cargo, and Seller shall give Buyer all reasonable assistance reasonably requested by Buyer in providing relevant information necessary to calculate the Cargo DoP Payments. Each such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.4
Invoices for Cargo Shortfall Payments. Invoices for Cargo Shortfall Payments owed to Seller by Buyer shall be prepared by Seller and delivered to Buyer promptly following the Delivery Window for each affected cargo. Each such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b). Invoices for any amounts owed to Buyer by Seller pursuant to Section 5.7.5, 5.7.6 or 5.7.7 shall be prepared by Seller and delivered to Buyer as soon as reasonably practicable.

10.1.5
Invoices for Various Sums Due. In the event that any sums are due from one Party to the other Party under Section 7.5.4(b), 7.12.3, 7.12.4, 7.13.2(c), 7.16.1, 10.3.3, 10.4.1, 11.5, 12.3.1, or 12.3.2 of this Agreement, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof. To the extent Section 10.1.8(a)(i), (ii) or (iii) apply to such invoice, such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.6
Invoices for Other Sums Due. In the event that any sums are due from one Party to the other Party under this Agreement, other than for a reason addressed in Section 10.1.1 through 10.1.5, the Party to whom such sums are owed shall furnish an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof. To the extent Section 10.1.8(a)(i), (ii) or (iii) apply to such invoice, such invoice shall be, initially, a Provisional Invoice pursuant to Section 10.1.8(a), which shall be followed by a Final Invoice pursuant to Section 10.1.8(b).

10.1.7	Notice. Invoices shall be sent in accordance with Section 24.

10.1.8	Provisional Invoices.

(a)
In the event (i) an invoice required to be issued hereunder includes a calculation based on the Provisional Transfer Price or any portion thereof and the information required to calculate the Final Transfer Price or portion thereof is not available; (ii) a rate or index used in the calculation of an amount is not available on a temporary or permanent basis; or (iii) any other relevant information necessary to compute an invoice is not available, the invoicing Party may issue a provisional invoice (“Provisional Invoice”) in an amount calculated, in the case of subsection (i), based on the temporary estimated terms described in the applicable definition or definitions in Section 9.1, in the case of subsection (ii) of this Section 10.1.8(a), in accordance with Section 1.3, and, in the case of subsection (iii) of this Section 10.1.8(a), based on the best estimate of the unavailable information by the Party issuing the Provisional Invoice. A Provisional Invoice shall be deemed to be an invoice issued pursuant to Section 10.1.1 through 10.1.4, as applicable, for the purposes of the payment obligations of Seller or Buyer, as applicable, and shall be subject to subsequent adjustment in accordance with Section 10.1.8(b).

(b)
If a Provisional Invoice has been issued, the invoicing Party shall issue a final invoice reflecting any credit or debit, as applicable, to the Provisional Invoice as soon as reasonably practicable after the information necessary to compute the final amount of the payment has been obtained by such Party (“Final Invoice”). The settlement amount for a Final Invoice shall equal the difference between the amount of the Provisional Invoice and the amount of the Final Invoice, and such settlement amount shall be applied in the next invoice issued pursuant to Section 10.1.1 as a payment to the applicable Party or, if earlier, upon the termination of this Agreement.

(c)
If a Final Invoice has previously been issued in respect of a Provisional Invoice, the invoicing Party shall have a right to issue a revised Final Invoice reflecting any further credit or debit, as applicable, to the Final Invoice as soon as reasonably practicable after the information necessary to compute the final amount of the payment has been obtained by such Party. The settlement amount for a revised Final Invoice shall equal the difference between the amount of the Final Invoice and the amount of the revised Final Invoice, and such settlement amount shall be applied in the next invoice issued pursuant to Section 10.1.1 as a payment to the applicable Party or, if earlier, upon the termination of this Agreement.

10.2	Payment
All amounts invoiced under this Agreement that are due and payable shall be paid in accordance with this Section 10.2.

10.2.1
Payments for Cargoes. Invoices issued in accordance with Section 10.1.1 for cargoes made available and taken shall become due and payable by Buyer on the tenth (10th) Day after the date on which Buyer received such invoice.

10.2.2
Payments for Suspension Fees. Invoices issued in accordance with Section 10.1.2 shall become due and payable by Buyer on the later of (a) the day on which the Delivery Window of the suspended cargo was scheduled to begin, and (b) ten (10) Days after Buyer receives Seller’s invoice.

10.2.3	Cargo DoP Payments. Invoices issued in accordance with Section 10.1.3 shall become due and payable on the tenth (10th) Day following receipt by Seller.

10.2.4
Cargo Shortfall Payments. Invoices issued to Buyer in accordance with Section 10.1.4 shall become due and payable on the tenth (10th) Day following receipt by Buyer. Amounts owed by Seller in accordance with Section 10.1.4 shall become due and payable on the tenth (10th) Day following Seller receiving the applicable corresponding payment from the Tellurian Partnership Buyer or pursuant to a Mitigation Sale, as applicable.

10.2.5	Payments for Other Sums Due. An invoice issued pursuant to Section 10.1.5 or 10.1.6 shall be paid by the paying Party thereunder not later than twenty (20) Days after receipt of such invoice.

10.2.6
Payment Method. All invoices shall be settled by payment in USD of the sum due by wire transfer of immediately available funds to an account with the bank designated by the other Party in accordance with Section 10.2.7.

10.2.7
Designated Bank. Each Party shall designate a bank in a location reasonably acceptable to the other Party for payments under this Agreement. Initially a Party shall designate its bank by notice to the other Party prior to the later of (a) the date thirty (30) Days after the Effective Date and (b) the Date of Substantial Completion of Plant 1, and thereafter not less than thirty (30) Days before any redesignation is to be effective.

10.2.8
Payment Date. If any invoice issued pursuant to Section 10.1 would result in a Party being required to make a payment on a Day that is not a Payment Business Day, then the due date for such invoice shall be the immediately succeeding Payment Business Day.

10.3	Disputed Invoice

10.3.1
Payment Pending Dispute. Absent manifest error, each Party invoiced pursuant to Section 10.1.1, 10.1.2, 10.1.3, 10.1.4, or 10.1.5 shall pay all disputed and undisputed amounts due under such invoice without netting or offsetting. In the case of manifest error, the correct amount shall be paid disregarding such error, and necessary correction and consequent adjustment shall be made within five (5) Business Days after agreement or determination of the correct amount.

10.3.2
Timing. Except with respect to Sections 1.3, 10.3.4, and 14, any invoice may be contested by the receiving Party only pursuant to Section 10.5 or if, within a period of thirteen (13) Months after its receipt thereof, that Party serves notice to the other Party questioning the correctness of such invoice. Subject to Section 10.5, if no such notice is served, the invoice shall be deemed correct and accepted by both Parties.

10.3.3
Interest. The Party who invoiced and received payment of a sum, subsequently determined not to have been payable under this Agreement to such Party, shall pay interest to the other Party on such amount, at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when such sum was originally paid) on and from the Day when such sum was originally paid until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.3.4
Measurement or Analyzing Errors. Any errors found in an invoice or credit note which are caused by the inaccuracy of any measuring or analyzing equipment or device shall be corrected in accordance with Exhibit A hereto, as applicable, and shall be settled in the same manner as is set out above in this Section 10.3.

10.4	Delay in Payment

10.4.1
Interest. If either Party fails to make payment of any sum as and when due under this Agreement, it shall pay interest thereon to the other Party at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day when such sum was originally due) on and from the Day when payment was due until the date of payment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety

(90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

10.4.2
Costs and Expenses. Subject to Section 20.1.12, each Party shall bear its own costs (including attorneys’ or experts’ fees or costs) in respect of enforcement of such Party’s rights in any Dispute proceeding as a result of the other Party failing to perform or failing timely to perform its obligations under this Agreement including failing timely to make any payment in accordance with this Agreement.

10.5	Audit Rights
Each Party shall have the right to cause an independent auditor, appointed by such Party at such Party’s sole cost and expense, to audit the books, records and accounts of the other Party that are directly relevant to the determination of any amounts invoiced, charged, refunded or credited by the other Party within the previous twelve (12) Months or as otherwise required by this Agreement. Such audit shall be conducted at the office where the records are located, during the audited Party’s regular business hours and on reasonable prior notice, and shall be completed within thirty (30) Days after the audited Party’s relevant records have been made available to the auditing Party. The independent auditor shall be a major firm experienced in providing auditing services, and the Party appointing such auditor shall cause the auditor to execute a confidentiality agreement reasonably acceptable to the Party being audited. If the audit discloses an error in any invoiced amount under this Agreement, then the auditing Party shall, within thirty (30) Days following completion of the audit pertaining to the affected invoice or statement, provide notice to the audited Party describing the error and the basis therefor. Promptly thereafter, the Parties shall commence discussions regarding such error in order to expeditiously, and in good faith, achieve resolution thereof, provided that any adjustments arising from such audit shall be made and all credits or charges finalized within forty-five (45) Days of completion of any relevant audit.

11.	Taxes

11.1	Responsibility
Buyer shall indemnify and hold Seller and its direct or indirect owners and Affiliates (other than Buyer) harmless from any and all Buyer Taxes, and Seller shall indemnify and hold Buyer and its Affiliates (other than Seller) harmless from any and all Seller Taxes.

11.2	Seller Taxes
“Seller Taxes” means any Taxes imposed from time to time:

(a)	solely on account of the corporate existence of Seller or its Affiliates;

(b)
in respect of the property, revenue, income, or profits of Seller or its Affiliates (other than Taxes required to be deducted or withheld by Buyer from or in respect of any payments (whether in cash or in kind) under this Agreement);

(c)
subject to Section 11.5, in the United States of America or any political subdivision thereof, that may be levied or assessed upon the export, loading, storage, processing, transfer, transport, ownership of title, or delivery of LNG, up to and at the Delivery Point; and

(d)	payable by Buyer by reason of a failure by Seller to properly deduct, withhold or pay any Taxes described in Section 11.4.

11.3	Buyer Taxes
“Buyer Taxes” means any Taxes imposed from time to time:

(a)	solely on account of the corporate existence of Buyer or its Affiliates;

(b)
in respect of the property, revenue, income, or profits of Buyer or its Affiliates (other than Taxes required to be deducted or withheld by Seller from or in respect of payments (whether in cash or in kind) under this Agreement);

(c)
in the United States of America (or any political subdivision thereof) or in any jurisdiction in which any of Buyer’s Discharge Terminals are located (or any political subdivision thereof), or any jurisdiction through which any LNG Tanker transits or on which any LNG Tanker calls (or any political subdivision thereof), in each case that may be levied or assessed upon the sale, use, purchase, import, unloading, export, loading, storage, processing, transfer, transport, ownership of title, receipt or delivery of LNG after the Delivery Point; and

(d)	payable by Seller by reason of a failure by Buyer to properly deduct, withhold or pay any Taxes described in Section 11.4.

11.4	Withholding Taxes
If Seller or Buyer (in either case, the “Payor” for purposes of this Section 11.4), is required to deduct or withhold Taxes from or in respect of any payments (whether in cash or in kind) to the other Party under this Agreement, then: (a) the Payor shall make such deductions and withholdings; (b) the Payor shall pay the full amount deducted or withheld to the appropriate Governmental Authority in accordance with Applicable Laws; (c) the Payor shall promptly furnish to the other Party the original or a certified copy of a receipt evidencing such payment; and (d) the sum payable by the Payor to the other Party shall be increased by such additional sums as necessary so that after making all required deductions and withholdings of Taxes (including deductions and withholdings of Taxes applicable to additional sums payable under this Section 11.4), the other Party receives an amount equal to the sum it would have received had no such deductions or withholdings of Taxes been made. For the avoidance of doubt, the payment mechanism described in this Section 11.4 does not affect the Tax rights and responsibilities among the Parties provided under Section 11.1.

11.5	Transfer Taxes
In the event that the United States of America or any political subdivision thereof, including the State of Louisiana or any of its political subdivisions, levies or assesses a value added Tax, sales or use Tax, or other transfer Tax (“Transfer Taxes”) on the transfer of LNG pursuant to this Agreement, then unless Buyer has demonstrated an exemption that excuses Seller from any requirement under Applicable Laws to collect such Transfer Taxes from Buyer (including the provision of any exemption certificate or other documentation required to demonstrate such exemption), Seller shall (a) add such Transfer Taxes to the invoice for such LNG issued pursuant to Section 10.1 or (b) promptly notify Buyer and remit such Transfer Taxes to the appropriate Governmental Authority, in which case, pursuant to Section 10.1.5, Seller shall furnish Buyer with an invoice of the Transfer Taxes required to be reimbursed to Seller, and Buyer shall pay such invoice in accordance with Section 10.2.5. Buyer shall remain liable for any Transfer Taxes imposed on Seller as a result of Buyer’s failure to qualify for an exemption claimed by Buyer.

11.6	Mitigation and Cooperation
Each Party shall use reasonable efforts to take actions or measures requested by the other Party in order to minimize liabilities for Taxes for which the other Party is liable under this Section 11, and to file for and secure exclusions, exemptions, rebates, credits, refunds, abatement and incentives with respect to any such Taxes, provided that the other Party shall pay such Party’s reasonable costs and expenses in relation thereto. Buyer shall provide Seller with information and documents requested by Seller for purposes of Seller qualifying for or benefitting from any and all exclusions, exemptions, rebates, credits, refunds, abatement and incentives of any Taxes for which Seller is liable under this Section 11.

11.7	Refunds
If a Party has made an indemnification payment to the other Party pursuant to this Section 11 with respect to any amount owed or paid by the indemnified Party and the indemnified Party thereafter receives a refund or credit of any such amount, such indemnified Party shall pay to the indemnifying Party the amount of such refund or credit (less any reasonable costs and expenses incurred by the indemnified Party to obtain such refund or credit, without duplication of any such costs or expenses paid by the indemnifying Party under Section 11.6) promptly following the receipt thereof. The indemnified Party shall provide such assistance as the indemnifying Party may reasonably request to obtain such a refund or credit.

12.	Quality

12.1	Specification
LNG delivered under this Agreement shall contain no water, active bacteria or bacterial agents (including sulphate reducing bacteria or acid producing bacteria) or other contaminants or extraneous material and, when converted into a gaseous state, comply with the following specifications (“Specifications”):

Minimum Gross Heating Value	1000 Btu/SCF

Maximum Gross Heating Value	1150 Btu/SCF

Minimum methane (C1)	84.0 MOL%

Maximum H2S	0.25 grains per 100 SCF

Maximum Sulfur	1.35 grains per 100 SCF

Maximum N2	1.5 MOL%

Maximum Ethane (C2)	11 MOL%

Maximum Propane (C3)	3.5 MOL%

Maximum Butane (C4) and heavier	2 MOL%

12.2	Determining LNG Specifications
LNG shall be tested pursuant to Exhibit A to determine whether such LNG complies with the Specifications.

12.3	Off-Specification LNG

12.3.1
If Seller, acting as a Reasonable and Prudent Operator, determines prior to loading of a cargo that the LNG is expected not to comply with the Specifications (“Off-Spec LNG”) upon loading, Seller shall, as soon as reasonably practicable, suspend loading and shall give notice to Buyer of the extent of the expected variance as soon as practicable (but in no case later than the commencement of loading of the cargo), and:

(a)
Buyer shall use reasonable efforts, including coordinating with the Transporter and the operator of the Discharge Terminal, to accept such LNG where the LNG would be acceptable to the Transporter and the operator of the Discharge Terminal, each of them acting in their sole discretion (unless Transporter or such operator is Buyer or an Affiliate of Buyer), and would not prejudice the safe and reliable operation of any LNG Tanker, the Discharge Terminal, and any downstream facilities being supplied regasified LNG; Buyer shall notify Seller within twenty-four (24) hours of receipt of Seller’s notice whether Buyer is so able to accept such LNG;

(b)
if Buyer can accept delivery of such cargo, then Buyer shall take delivery of such cargo, and Seller shall reimburse Buyer for all reasonable documented direct costs incurred by Buyer (including direct costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal) in transporting and treating such Off-Spec LNG to meet the Specifications (or to otherwise make such LNG marketable); provided, however, the Seller’s liability shall not exceed twenty percent (20%) of the Transfer Price Ceiling for such cargo, multiplied by the quantity (in MMBtu) of the Off-Spec LNG; and

(c)
if Buyer determines in good faith that it cannot, using reasonable efforts, receive such cargo, or that Buyer anticipates that it might be liable for costs that would not otherwise be reimbursed pursuant to Section 12.3.1(b), then Buyer shall be entitled to reject such cargo by giving Seller notice of rejection within forty-eight (48) hours of the Buyer’s receipt of Seller’s notice, and Buyer shall be relieved of its obligation to load such cargo, Seller shall be deemed to have failed to make available such cargo and Section 5.6.2 shall apply in respect of such cargo.

12.3.2
If Off-Spec LNG is delivered to Buyer without Buyer being made aware of the fact that such Off-Spec LNG does not comply with the Specifications, or without Buyer being made aware of the actual extent to which such Off-Spec LNG does not comply with the Specifications, then upon Buyer or Seller becoming aware that the LNG is Off-Spec LNG and following prompt notice thereof to the other Party, Seller shall immediately suspend loading operations (if applicable) pending a determination by Buyer and:

(a)
if Buyer is able, using reasonable efforts, to transport and treat the Off-Spec LNG to meet the Specifications (or to otherwise make such LNG marketable) within the cost limitations set forth in this Section

12.3.2(a), then Buyer shall notify Seller as soon as practicable to resume loading (if applicable) and Seller shall reimburse Buyer for all reasonable documented direct costs and expenses incurred by Buyer (including direct costs owed to any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal) in transporting and treating such Off-Spec LNG received at the Discharge Terminal to meet the Specifications (or to otherwise make such LNG marketable), in an amount not exceeding one hundred percent (100%) of an amount equal to the delivered quantity of such Off-Spec LNG, multiplied by the Transfer Price Ceiling for such cargo; provided, however, that Buyer, any Affiliate of Buyer, Transporter, and the operator of the Discharge Terminal shall not be required to incur costs in excess of those reimbursable by Seller; or

(b)
if Buyer determines in good faith that it cannot, using reasonable efforts, transport and treat such Off-Spec LNG to meet the Specifications (or to make such LNG marketable) within the cost limitations set forth in Section 12.3.2(a), then: (i) Buyer shall be entitled to reject such Off-Spec LNG by giving Seller notice of such rejection as soon as practicable, and in any case within ninety-six (96) hours after (A) Seller notifies Buyer that such LNG is Off-Spec LNG and the actual extent to which such Off-Spec LNG does not comply with the Specifications or (B) Buyer becomes aware that such LNG is Off-Spec LNG, whichever occurs first; (ii) Buyer shall be entitled to dispose of the loaded portion of such Off-Spec LNG (or regasified LNG produced therefrom) in any manner that Buyer, acting in accordance with the standards of a Reasonable and Prudent Operator, deems appropriate; and (iii) Seller shall reimburse Buyer in respect of and indemnify and hold Buyer harmless from all direct loss, damages, costs and expenses incurred by Buyer, any Affiliate of Buyer, Transporter or the operator of the Discharge Terminal (if, and only to the extent that, Buyer is contractually liable to such operator) as a result of the delivery of such Off-Spec LNG, including in connection with the handling, treatment or safe disposal of such Off-Spec LNG or other LNG being held at the Discharge Terminal or being carried onboard the LNG Tanker which was contaminated by it, cleaning or clearing the LNG Tanker and Discharge Terminal, and damage caused to the LNG Tanker and Discharge Terminal.

12.3.3
If Buyer rejects a cargo in accordance with Section 12.3.1(c) or 12.3.2(b), Seller shall be deemed to have failed to make available such cargo, and the Scheduled Cargo Quantity for such cargo shall be treated as a Cargo DoP Quantity resulting in a Cargo DoP Payment under Section 5.6.2. If Buyer accepts a cargo of Off-Spec LNG in accordance with Section 12.3.1(b) or transports and treats a cargo of Off-Spec LNG in accordance with Section

12.3.2(a), Seller shall be deemed to have satisfied its obligation to make available such LNG to Buyer for purposes of Section 5.6.1.

13.	Measurements and Tests

13.1	LNG Measurement and Tests
LNG delivered to Buyer, and Gas used as fuel by the LNG Tanker, pursuant to this Agreement shall be measured and tested in accordance with Exhibit A.

13.2	Parties to Supply Devices

13.2.1
Buyer shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the LNG tanks of the LNG Tanker, as well as pressure and temperature measuring devices, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are incorporated in the structure of such LNG Tanker or customarily maintained on shipboard.

13.2.2
Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the delivered LNG, in accordance with Section 13.3 and Exhibit A, and any other measurement, gauging or testing devices which are necessary to perform the measurement and testing required hereunder at the Loading Port.

13.3	Selection of Devices
Each device provided for in this Section 13 shall be selected and verified in accordance with Exhibit A. Any devices that are provided for in this Section 13 not previously used in an existing LNG trade shall be chosen by written agreement of the Parties and shall be such as are, at the time of selection, accurate and reliable in their practical application. The required degree of accuracy of such devices shall be agreed in writing by Buyer and Seller in advance of their use, and such degree of accuracy shall be verified by an independent surveyor agreed in writing by the Parties.

13.4	Tank Gauge Tables of LNG Tanker
Buyer shall furnish to Seller, or cause Seller to be furnished, a certified copy of tank gauge tables as described in Exhibit A for each LNG tank of the LNG Tanker and of tank gauge tables revised as a result of any recalibration of an LNG tank of an LNG Tanker.

13.5	Gauging and Measuring LNG Volumes Loaded
Volumes of LNG delivered under this Agreement will be determined by gauging the LNG in the LNG tanks of the LNG Tanker immediately before and after loading and taking into account Gas returned to the Driftwood LNG Terminal and Gas burned by the LNG Tanker during loading, all in accordance with the terms of Exhibit A.

13.6	Samples for Quality Analysis
Representative samples of the delivered LNG shall be obtained by Seller as provided in Exhibit A.

13.7	Quality Analysis
The samples referred to in Section 13.6 shall be analyzed, or caused to be analyzed, by Seller in accordance with the terms of Exhibit A, in order to determine the molar fractions of the hydrocarbons and components in the sample.

13.8	Operating Procedures

13.8.1
Prior to carrying out measurements, gauging and analyses hereunder, the Party responsible for such operations shall notify the designated representative(s) of the other Party, allowing such representative(s) a reasonable opportunity to be present for all operations and computations; provided, however, that the absence of such representative(s) after notification and reasonable opportunity to attend shall not affect the validity of any operation or computation thereupon performed.

13.8.2
At the request of either Party, any measurements, gauging and/or analyses provided for in Sections 13.5, 13.6, 13.7 and 13.10.1 shall be witnessed and verified by an independent surveyor agreed in writing by the Parties. The results of verifications and records of measurement shall be maintained in accordance with the terms of Exhibit A.

13.9	MMBtu Quantity Delivered
The number of MMBtus sold and delivered shall be calculated at the Delivery Point by Seller and witnessed and verified by an independent surveyor agreed in writing by the Parties following the procedures set forth in Exhibit A.

13.10	Verification of Accuracy and Correction for Error

13.10.1
Each Party shall test and verify the accuracy of its devices at intervals to be agreed between the Parties. In the case of gauging devices of the LNG Tanker, such tests and verifications shall take place during each scheduled dry-docking, provided that the interval between such dry dockings shall not exceed five (5) years. Indications from any redundant determining devices should be reported to the Parties for verification purposes. Each Party shall have the right to inspect and if a Party reasonably questions the accuracy of any device, to require the testing or verification of the accuracy of such device in accordance with the terms of Exhibit A.

13.10.2	Permissible tolerances of the measurement, gauging and testing devices shall be as described in Exhibit A.

13.11	Costs and Expenses

13.11.1
Except as provided in this Section 13.11, all costs and expenses for testing and verifying measurement, gauging or testing devices shall be borne by the Party whose devices are being tested and verified; provided, however, that representatives of the Parties attending such tests and verifications shall do so at the cost and risk of the Party they represent.

13.11.2
In the event that a Party inspects or requests the testing/verification of any of the other Party’s devices on an exceptional basis in each case as provided in Section 13.10.1, the Party requesting the testing/verification shall bear all costs thereof; provided, however, that in the event that such testing or verification discloses that the other Party’s devices fail to comply with the requirements of this Agreement, all costs and expenses for such testing and verification of the devices that failed to comply shall be borne by the Party whose devices were tested.

13.11.3	The costs of the independent surveyor:

(a)	requested by a Party in accordance with Section 13.8.2 or paragraph 3(a) of Exhibit A shall be borne by the requesting Party; and

(b)	referred to in Section 13.9 shall be borne equally by Buyer and Seller.

14.	Force Majeure

14.1	Force Majeure
Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement if and to the extent such delay or failure is a result of Force Majeure. To the extent that the Party so affected fails to use commercially reasonable efforts to overcome or mitigate the effects of such events of Force Majeure, it shall not be excused for any delay or failure in performance that would have been avoided by using such commercially reasonable efforts. Subject to the provisions of this Section 14, the term “Force Majeure” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence by, the Party claiming

Force Majeure or an Affiliate of the Party claiming Force Majeure, such Party and, as applicable, its Affiliate having observed a standard of conduct that is consistent with a Reasonable and Prudent Operator, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

14.1.1	Force Majeure may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure set forth above:

(a)	acts of God, a Governmental Authority, or a public enemy;

(b)	subject to Section 14.6, strikes, lockout, or other industrial action;

(c)
wars, blockades or civil disturbances of any kind; epidemics, actual or reasonably forecasted adverse weather or sea conditions, fires, explosions, arrests and restraints of governments or people; acts of terrorism, acts of piracy and serious threat of piracy;

(d)	the breakdown or failure of, freezing of, breakage or accident to, or the necessity for making repairs or alterations to any facilities or equipment;

(e)
in respect of Seller: (i) loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Driftwood LNG Terminal or any Connecting Pipeline or (y) the liquefaction and loading facilities at the alternate source agreed by the Parties pursuant to Section 3.1.2 but only with respect to those cargoes which Buyer has agreed may be supplied from such alternate source, and subject to Section 14.2.4; and (ii) any event that would constitute an event of force majeure under an agreement between Seller and the operator or operators of any Connecting Pipeline for Gas transportation services, provided however, that an event of force majeure affecting a party to any such agreement shall constitute Force Majeure under this Agreement only to the extent such event meets the definition of Force Majeure in this Section 14.1;

(f)	in respect of Buyer, events affecting the ability of any LNG Tanker to receive and transport LNG including the unavailability of tug services, subject to Section 14.2.3; and

(g)	the withdrawal, denial, or expiration of, or failure to obtain, any Approval.

14.1.2
Nothing in this Section 14.1 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

14.2	Limitations on Force Majeure

14.2.1
Indemnity and Payment Obligations. Notwithstanding Section 14.1, no Force Majeure shall relieve, suspend, or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

14.2.2	Events Not Force Majeure. The following events shall not constitute Force Majeure:

(a)	a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(b)
the unavailability of, or any event affecting, any facilities at or associated with any loading port or unloading port (or downstream of an unloading port) other than the Driftwood LNG Terminal or any alternate source agreed by the Parties pursuant to Section 3.1.2;

(c)	the ability of Seller or Buyer to obtain better economic terms for LNG or Gas from an alternative supplier or buyer, as applicable;

(d)
changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Buyer’s or Seller’s Gas, LNG or electric power markets;

(e)	breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment;

(f)	the non-availability or lack of economically obtainable Gas reserves;

(g)
in the case of Seller, any event arising from an action or omission of (i) any Affiliate of Seller, (ii) the contractor or sub-contractor or agent of Seller or Affiliate of Seller, or (iii) the operator of the Driftwood LNG Terminal, in each case to the extent that, had Seller taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Section 14;

(h)
in the case of Buyer, any event arising from an action or omission of (i) any Affiliate of Buyer, (ii) any customer of Buyer scheduled to take delivery of LNG from Buyer at the Driftwood LNG Terminal, (iii) the contractor or sub-contractor or agent of Buyer or Affiliate of Buyer, (iv) the operator of any part of any Discharge Terminal or (v) any Transporter, in each case to the extent that, had Buyer taken such action or experienced such event, such event would not constitute Force Majeure pursuant to the provisions of this Section 14; and

(i)
the loss of interruptible or secondary firm transportation service on a Connecting Pipeline or any pipeline upstream of a Connecting Pipeline unless the cause of such loss was an event that would satisfy the definition of Force Majeure hereunder and primary in-the-path transportation service on such pipeline was also interrupted as a result of such event.

14.2.3	LNG Tankers.

(a)
Force Majeure relief in respect of Buyer for an event described in Section 14.1.1(f) affecting a specific LNG Tanker shall only be available with respect to cargoes that are scheduled to be transported on such LNG Tanker in the applicable Ninety Day Schedule or ADP for such Contract Year, or (to the extent that the ADP for the following Contract Year has been issued by Seller) in the ADP for the following Contract Year.

(b)
With respect to any particular cargo, Buyer shall not be entitled to claim Force Majeure relief for an event affecting the LNG Tanker nominated for such cargo if such LNG Tanker was affected by, or should reasonably have been expected by Buyer or its customer utilizing such LNG Tanker (in each case acting as a Reasonable and Prudent Operator) to be affected by, such Force Majeure event at the time it was nominated by Buyer pursuant to Section 8.1.2 or Section 8.3, as applicable, for the relevant cargo.

14.2.4
Alternative Sources. Force Majeure relief in respect of Seller for an event described in Section 14.1.1(e) affecting an alternate LNG source or facility thereat agreed between the Parties pursuant to Section 3.1.2 shall (a) only be available with respect to the cargo that is scheduled to be loaded at the Loading Port of such facility in the ADP or applicable Ninety Day Schedule for such Contract Year or, to the extent that the ADP for the following Contract Year has been issued, in the ADP for such following Contract Year and (b) not be available for an event affecting such alternate LNG source or facility thereat if such alternate LNG source or facility thereat was affected by such Force Majeure at the time it was nominated by Seller pursuant to Section 3.1.2 for the applicable cargo.

14.3	Notification
A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure event that prevents, interferes with or delays the performance by Seller or Buyer, in whole or in part, of any of its obligations under this Agreement, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

14.3.1	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

14.3.2	the particulars of the program to be implemented to resume normal performance under this Agreement; and

14.3.3	the anticipated quantity of LNG scheduled in the ADP for a Contract Year that will not be made available or taken, as the case may be, by reason of Force Majeure.
Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

14.4	Measures
Prior to resumption of normal performance, the Parties shall continue to perform their obligations under this Agreement to the extent not excused by such event of Force Majeure.

14.5	No Extension of Term
The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

14.6	Settlement of Industrial Disturbances
Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

15.	Liabilities and Indemnification

15.1	General
Subject to Section 15.2, and without prejudice to any indemnity provided under this Agreement, Seller shall be liable to Buyer, and Buyer shall be liable to Seller, for any loss which has been suffered as a result of the breach by the Party liable of any one or more of its obligations under this Agreement, to the extent that the Party liable should reasonably have foreseen the loss.

15.2	Limitations on Liability

15.2.1
Incidental and Consequential Losses. Neither Party shall be liable to the other Party hereunder as a result of any act or omission in the course of or in connection with the performance of this Agreement, for or in respect of:

(a)	any indirect, incidental, consequential or exemplary losses;

(b)	any loss of income or profits;

(c)	except as expressly provided in this Agreement, any failure of performance or delay in performance to the extent relieved by the application of Force Majeure in accordance with Section 14; or

(d)	except as expressly provided in this Agreement, any losses arising from any claim, demand or action made or brought against the other Party by a Third Party.

15.2.2
Exclusive Remedies. A Party’s sole liability, and the other Party’s exclusive remedy, arising under or in connection with Sections 5.6, 5.7, 5.8, 7.12.3, 7.12.4, 7.13.2(c) and 12.3 and this Section 15 shall be as set forth in each such provision, respectively.

15.2.3
Liquidated Damages. The Parties agree that it would be impracticable to determine accurately the extent of the loss, damage and expenditure that either Party would have in the circumstances described in Sections 5.6, 5.7, 5.8, 7.12.3 and 7.12.4. Accordingly, the Parties have estimated and agreed in advance that the sole liability, and exclusive remedy for such circumstances shall be as provided in those Sections, and neither Party shall have additional liability as a result of any such circumstances. Each amount described in or determined by the provisions of Sections 5.6, 5.7, 5.8, 7.12.3 and 7.12.4 is intended to represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance. Each Party waives any right to claim or assert, in any arbitration or expert determination pursuant to Section 20 in any action with respect to this Agreement, that any of the exclusive remedies set forth in Sections 5.6, 5.7, 5.8, 7.12.3 and 7.12.4 do not represent a genuine pre-estimate by the Parties as to the loss or damage likely to be suffered by the Party receiving the payment or benefit in each such circumstance or otherwise are not valid and enforceable damages.

15.2.4
Express Remedies. The Parties agree that Section 15.2.1 shall not impair a Party’s obligation to pay the amounts specified in, or the validity of or limitations imposed by, Sections 5.6, 5.7, 5.8, 7.12.3, 7.12.4, 7.13.2(c) and 12.3. Neither Party shall have a right to make a claim for actual damages (whether direct or indirect) or other non-specified damages under any circumstances for which an express remedy or measure of damages is provided in this Agreement.

15.2.5
Remedies in Contract. Except with respect to claims for injunctive relief under Sections 18 and 20.1.11, a Party’s sole remedy against the other Party for nonperformance or breach of this Agreement or for any other claim of whatsoever nature arising out of or in relation to this Agreement shall be in contract and no Party shall be liable to another Party (or its Affiliates and contractors and their respective members, directors, officers, employees and agents) in respect of any damages or losses suffered or claims which arise out of, under or in any alleged breach of statutory duty or tortious act or omission or otherwise.

15.2.6	Seller Aggregate Liability for Certain Events.

(a)
Notwithstanding any provision herein to the contrary, the maximum Seller Aggregate Liability as of any given date in respect of any occurrence or series of occurrences shall not exceed the Seller Liability Cap.

(b)
“Seller Aggregate Liability” shall mean, as of any date of determination, any and all liability of Seller to Buyer under this Agreement, excluding (i) any Seller liabilities under this Agreement for which Seller has already made payment to Buyer as of such date and (ii) any liability caused by the gross negligence or willful misconduct of the Partnership, Seller, any other Affiliate of the Partnership, the General Partner or Seller’s Affiliates.

(c)
The “Seller Liability Cap”, as of any given time of determination, shall be an amount (in USD) equal to USD one hundred million (US$100,000,000), multiplied by the ACQ at such time, divided by fifty-two million one hundred seventy thousand (52,170,000) MMBtu.

15.2.7
EXCEPT FOR WARRANTIES OF TITLE AND NO LIENS OR ENCUMBRANCES, AND SUBJECT TO THE PROVISIONS OF THIS AGREEMENT CONCERNING THE QUALITY OF LNG TO BE DELIVERED UNDER THIS AGREEMENT, SELLER EXPRESSLY NEGATES ANY WARRANTY WITH RESPECT TO LNG DELIVERED UNDER THIS AGREEMENT, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY WITH RESPECT TO CONFORMITY TO SAMPLES, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

15.3	Buyer’s Credit; Credit Support

15.3.1
At all times prior to any assignment of this Agreement by Original Buyer, Original Buyer shall have no obligation to maintain any credit rating or provide any guaranty, letter of credit or other credit support in connection with this Agreement; provided that, if required for financing, Buyer shall use its commercial reasonable efforts to provide information or documents confirming its ability to perform its financial obligations under this Agreement.

15.3.2
If Buyer assigns or novates this Agreement to a Third Party who is not an Affiliate of Original Buyer (such Third Party, the “Assignee Buyer”) and if in connection with such assignment or novation Lenders require in accordance with Section 21.2.2(c) that Assignee Buyer have an Acceptable Credit Rating or a Guaranty be provided to Seller prior to such novation or assignment, then at all times following such assignment or novation (including following any subsequent assignments or novations thereafter), and only then, the following terms of this Section 15.3.2 shall apply:

(a)
Assignee Buyer shall at all times on and after such assignment or novation maintain an Acceptable Credit Rating or provide or cause to be provided a Guaranty. In the event any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder no longer has an Acceptable Credit Rating or is otherwise no longer an Acceptable Guarantor, Assignee Buyer shall provide a replacement Guaranty or, if unable to comply with the requirements of a Guaranty because no Guarantor exists, an alternative credit support reasonably acceptable to Lenders at all times. Any Guaranty or alternative credit support required to be delivered to Seller pursuant to this Section 15.3.2(a) shall be delivered within thirty (30) Days of such requirement arising.

(b)
If Assignee Buyer, or Assignee Buyer’s Guarantor, merges or consolidates, sells all or substantially all of its assets, or novates or assigns this Agreement or the Guaranty, as applicable, then the surviving entity, asset purchaser or assignee, as the case may be, shall either have and maintain an Acceptable Credit Rating or assume in writing or by operation of law the obligations of Assignee Buyer or Assignee Buyer’s Guarantor, as applicable. In the event the foregoing conditions are not satisfied, Assignee Buyer shall provide a replacement Guaranty or, if unable to comply with the requirements of a Guaranty because no Guarantor exists, an alternative credit support reasonably acceptable to Lenders at all times. Any Guaranty or alternative credit support required to be delivered to Seller pursuant to this Section 15.3.2(b) shall be delivered within thirty (30) Days of such requirement arising.

15.4	Third Party Liability
With respect to Third Party liabilities:

(a)
If any Third Party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 15 or elsewhere in this Agreement, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced.

(b)
The Indemnifying Party will have the right to defend against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) Days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)
So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 15.4(b): (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d)
In the event any of the conditions in Section 15.4(b) is or becomes unsatisfied, or a conflict arises, with regard to the Third Party Claim, between the Indemnified Party and the Indemnifying Party in respect of such Third Party Claim the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(e)
If either Party gives notice to the other Party of a Third Party Claim pursuant to the provisions of Section 15.4(a) and the notified Party does not give notice that it will indemnify the notifying Party in the manner set out in Section 15.4(b), the notifying Party shall nevertheless send copies of all pleadings and other documents filed in any such Third Party lawsuit to the notified Party and such notified Party may have the right to participate in the defense of the Third Party Claim in any manner permitted by Applicable Law.

15.5	Seller’s Insurance

15.5.1	Seller shall obtain and maintain or cause to be obtained and maintained:

(a)	insurance for the Driftwood LNG Terminal to the extent required by Applicable Law, and

(b)	additional insurance, as is reasonably necessary, against such other risks and at such levels as a Reasonable and Prudent Operator of a liquefaction terminal would obtain.

15.5.2
Seller shall obtain or cause to be obtained the insurance required by Section 15.5.1 from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. Seller shall exercise its best efforts, or shall cause the applicable insured Person to use its best efforts, to collect any amount due under such insurance policies.

15.6	Buyer’s Insurance
Buyer shall ensure that insurances are procured and maintained for each LNG Tanker in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a ship owner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Tanker. In this regard:

(a)	Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(b)
Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained with full P&I indemnity cover in the ordinary course from a P&I Club, and such LNG Tanker shall be entered for insurance with a P&I Club, including pollution liability standard for LNG vessel and Certificate of Financial Responsibility.

16.	Safety

16.1	General
The Parties recognize the importance of securing and maintaining safety in all matters contemplated in this Agreement, including the construction and operation of their respective facilities and the LNG Tankers and transportation of LNG. It is their respective intentions to secure and maintain high standards of safety in accordance with International Standards and the generally accepted standards prevailing in the LNG and LNG transportation industries from time to time.

16.2	Third Parties
Both Parties shall use reasonable efforts to ensure that their respective employees, agents, operators, Transporter, contractors and suppliers shall have due regard to safety and abide by the relevant regulations while they are performing work and services in connection with the performance of this Agreement, including such work and services performed within and around the area of the Driftwood LNG Terminal and on board the LNG Tankers.

17.	Exchange of Information
The Parties shall maintain close communication and mutually provide and shall use reasonable efforts to exchange available information directly relevant to the fulfillment of the terms and conditions of this Agreement.

18.	Confidentiality

18.1	Duty of Confidentiality
The (i) terms of this Agreement and (ii) any information disclosed by either Party to the other Party in connection with this Agreement which is not:

(a)	already known to the recipient from sources other than the other Party;

(b)	already in the public domain (other than as a result of a breach of the terms of this Section 18.1); or

(c)	independently developed by the recipient;
shall be “Confidential Information” and shall, unless otherwise agreed in writing by the disclosing Party, be kept confidential and shall not be used by the receiving Party other than for a purpose connected with this Agreement or, except as provided below, disclosed to Third Parties by the receiving Party. The Parties recognize that persons authorized to review the Confidential Information under Section 18.2 may form mental impressions (i.e., impressions not written or otherwise reduced to a record) regarding the Confidential Information. The use of these mental impressions by such persons shall not be a violation of the restriction contained in this Section 18.1.

18.2	Permitted Disclosures

18.2.1	The Confidential Information, which either Party receives from the other, may be disclosed by such Party:

(a)
to any Person who is such Party’s legal counsel, other professional consultant or adviser, Transporter, insurer, accountant or construction contractor; provided that such disclosure is solely to assist the purpose for which such Person was so engaged;

(b)
if required and to the extent required by the rules of any recognized stock exchange or agency established in connection therewith upon which the securities of such Party or a company falling within Section 18.2.1(f) are quoted;

(c)	as may be required under federal or state securities or “Blue Sky” Applicable Laws;

(d)	if required and to the extent required by the U.S. Department of Energy;

(e)
without limiting Section 18.2.1(c) or (d), if required and to the extent required by any Applicable Laws, or such Party becomes legally required (by oral questions, interrogatories, request for information or documents, orders issued by any Governmental Authority or any other process) to disclose such information, or to the extent necessary to enforce Section 20.1or 20.2 or any arbitration award or binding decision of an Expert (including by filing Confidential Information in proceedings before a court or other competent judicial authority) or to enforce other rights of a party to the Dispute; provided that such Party shall, to the extent practicable, give prior notice to the other

Party of the requirement and the terms thereof and shall cooperate with the other Party to minimize the disclosure of the information, seek a protective order or other appropriate remedy, and if such protective order or other remedy is not obtained, then such Party will furnish only that portion of such information that it is legally required to furnish;

(f)
to any of its Affiliates or shareholders (or any company involved in the provision of advice to any such Affiliate or shareholder for the purposes of this Agreement) and any employee of that Party or of a company to which disclosure is permitted pursuant to this Section 18.2.1(f);

(g)	to any bona fide intended assignees of a Party’s interests under this Agreement;

(h)	to any Third Party as reasonably necessary for the performance of a Party’s obligations under this Agreement;

(i)
to any arbitrator appointed in accordance with Section 20.1.4, to any Expert appointed pursuant to Section 20.2.1, or to any other party to an arbitration or Expert proceeding arising under or in connection with this Agreement, or to any witnesses appearing in an arbitration under Section 20.1or in an Expert proceeding under Section 20.2; or

(j)
to any Person reasonably required to see such Confidential Information, including the Lenders, in connection with any bona fide financing or offering or sale of securities by Seller, Buyer or any Affiliate or shareholder of any of the foregoing, to comply with the disclosure or other requirements of Applicable Law or of financial institutions or other participants (including rating agencies) in such financing, offering or sale.

18.2.2
The Party making the disclosure shall ensure that any Person listed in Section 18.2.1(a), (f), (g), (h), (i) or (j) to which it makes the disclosure (excluding any legal counsel, arbitrator or Expert already bound by confidentiality obligations) undertakes to hold such Confidential Information subject to confidentiality obligations equivalent to those set out in Section 18.1. In the case of a disclosure to an employee made in accordance with Section 18.2.1(f), the undertaking shall be given by the company on its own behalf and in respect of all its employees.

18.2.3
Seller may disclose to the other Partnership Buyers Confidential Information related to scheduling, operations and other relevant technical information to comply with Seller’s performance of Section 8, but only to the extent necessary to ensure the effective implementation thereof.

18.2.4	No press release concerning the execution of this Agreement or resolution of any Disputes shall be issued unless agreed by the Parties.

18.3	Confidential Information Remedy
The Parties acknowledge that breach of the provisions of this Section 18 shall cause irreparable injury for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Parties agree that the provisions of this Section 18 may be enforced by specific performance and that the non-breaching Party shall be entitled to injunctive relief (without posting any bond or other security) in order to enforce the provisions of this Section 18. Any such relief shall be in addition to, and not in lieu of, any legal or equitable damages available to such Party.

18.4	Duration of Confidentiality
The foregoing obligations with respect to the Confidential Information shall remain in effect for three (3) years after this Agreement is terminated.

19.	Default and Termination

19.1	Right to Suspend Performance

19.1.1
Seller Right to Suspend. If (a) Seller has not received payment in respect of any amounts due under any invoice(s) under this Agreement totaling in excess of USD fifteen million (US$15,000,000) within five (5) Business Days after the due date thereof, (b) any Termination Event in favor of a Seller right to terminate has arisen, or (c) (i) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(i) of the Partnership Agreement and the Default Forfeiture Units (as defined in the Partnership Agreement) are Class A Units issued to such Defaulting Partner pursuant to the equity capital contribution agreement entered into by such Defaulting Partner in respect of the Phase 1 Project or (ii) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(ii) of the Partnership Agreement, then without prejudice to any other rights and remedies of Seller arising under this Agreement or by Applicable Laws or otherwise, upon giving five (5) Business Days’ notice to Buyer:

(a)
Seller may suspend delivery of any or all subsequent cargoes until (a) the amounts outstanding under such invoice(s) and interest thereon have been paid in full, (b) the circumstances constituting the Termination Event have been fully remedied or have ceased to apply or (c) Buyer or its Affiliate, as applicable, is no longer a Defaulting Partner (as defined in the Partnership Agreement), as the case may be.

(b)
In the event of such suspension, Buyer shall not be relieved of any of its obligations under this Agreement, and the provisions of Sections 5.7.2 to 5.7.8 shall apply with respect to each cargo scheduled in the Annual Delivery Program or Ninety Day Schedule which is not delivered during the suspension.

(c)	During the period that such suspension is effective, Seller shall have no obligation to make available LNG to Buyer.

19.1.2
Buyer Right to Suspend. Without prejudice to its rights under the Termination Event set out in Section 19.2.1(j), if a Bankruptcy Event has occurred with respect to Seller, Buyer shall be entitled to suspend by written notice to Seller the performance of its obligations under this Agreement to take and pay for LNG, until such Bankruptcy Event is no longer occurring with respect to Seller. Buyer’s right to suspend shall not excuse Buyer from paying for LNG taken prior to the suspension.

19.2	Elective Termination

19.2.1	Termination Events. The following circumstances (each, a “Termination Event”) shall give rise to the right for the specified Party (and only the specified Party) to terminate this Agreement:

(a)
by Seller, if Buyer fails to pay or cause to be paid any amount or amounts in the aggregate due under this Agreement that are in excess of USD fifty million (US$50,000,000), for a period of ten (10) Days or more following the due date of the relevant invoice;

(b)	by Seller, if Buyer fails to comply with Section 15.3 or 21;

(c)	by Seller, violation by Buyer of Section 25.1;

(d)	by the non-violating Party, if a Party violates Section 25.2(b) or breaches the representation and warranty in Section 25.5;

(e)
by Seller, if (i) Buyer or any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder fails to execute any Direct Agreement with Seller’s or its Affiliate’s respective Lenders within sixty (60) Days after Seller’s request thereof, provided that such Direct Agreement complies with the requirements in Sections 21.4.2(a) to (g), or (ii) in connection with any financing, Buyer fails to provide to the Lenders and the Lenders’ Agent any legal opinion that complies with the requirements in Section 21.4.1 within sixty (60) Days after Seller’s request thereof;

(f)	by Seller, if a Bankruptcy Event has occurred with respect to Buyer or any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder;

(g)
by Seller, if (i) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(i) of the Partnership Agreement and the Default Forfeiture Units (as defined in the Partnership Agreement) are Class A Units issued to such Defaulting Partner pursuant to the equity capital contribution agreement entered into by such Defaulting Partner in respect of the Phase 1 Project, and the General Partner exercises its rights pursuant to the Partnership Agreement to cause all such Class A Units to be redeemed or forfeited in accordance with the Partnership Agreement or (ii) Buyer or its Affiliate is a Defaulting Partner (as defined in the Partnership Agreement) pursuant to Section 4.3(c)(ii) of the Partnership Agreement, and the General Partner exercises its rights pursuant to the Partnership Agreement to cause all of such Defaulting Partner’s Class A Units to be redeemed or forfeited in accordance with the Partnership Agreement;

(h)	by either Party, if Buyer’s or its Affiliate’s entire interest in the Partnership is redeemed pursuant to Section 4.17 of the Partnership Agreement;

(i)	by Seller, if Buyer’s or its Affiliate’s entire interest in the Partnership is redeemed pursuant to Section 4.8 of the Partnership Agreement;

(j)	by Buyer, if a Bankruptcy Event has occurred in respect of Seller;

(k)
by Buyer, if each of the following conditions have been satisfied: (i) the amount of indebtedness for purposes of constructing the Phase 1 Project (including any such indebtedness that has been refinanced from time to time) has been paid in full, (ii) Buyer or its Affiliate has contributed to the Partnership its entire capital commitment for the Phase 1 Project and (iii) one (1) or more events of Force Majeure affecting Seller prevent Seller from making available an aggregate quantity of LNG equal to or greater than fifty percent (50%) of the AACQ during any given twelve (12) Month period;

(l)
by Buyer, if each of the following conditions have been satisfied: (i) the amount of indebtedness for purposes of constructing the Phase 1 Project (including any such indebtedness that has been refinanced from time to time) has been paid in full, (ii) Buyer or its Affiliate has contributed to the Partnership its entire capital commitment for the Phase 1 Project, and (iii) Seller fails to make available an aggregate amount of LNG in accordance with Section 5.6 resulting in Cargo

DoP Quantities totaling more than fifty percent (50%) of the AACQ in aggregate during any given twelve (12) consecutive Month period of the Term.

19.2.2
Notice of Termination Event. Upon the occurrence of any Termination Event, the terminating Party may give notice thereof to the other Party, specifying in reasonable detail the nature of such Termination Event.

19.2.3
Timing of Elective Termination. Except with respect to the Termination Events described in Section 19.2.4, at any time after the expiry of a period of forty-five (45) Days after the terminating Party gave notice of a Termination Event pursuant to Section 19.2.2, unless the circumstances constituting the Termination Event have been fully remedied or have ceased to apply, the terminating Party may terminate this Agreement with immediate effect by giving notice of such termination to the other Party.

19.2.4
Certain Termination Events. Upon the occurrence of a Termination Event described in Section 19.2.1(b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l), the terminating Party’s notice pursuant to Section 19.2.2 shall terminate this Agreement immediately.

19.3	Rights Accrued Prior to Termination
Termination of this Agreement shall be without prejudice to:

(a)	the rights and liabilities of the Parties accrued prior to or as a result of such termination; and

(b)	claims for breaches of Section 18 that occur during the three (3) year period after termination of this Agreement.

19.4	Liability in Connection with Certain Termination Rights
Without prejudice to a Party’s or its Affiliate’s rights and obligations under another agreement, neither Party shall have any liability hereunder to the other Party as a result of a termination of this Agreement pursuant to Section 19.2.1(h) or (k).

19.5	Final Reconciliation
Within sixty (60) Days after the termination of this Agreement, Seller and Buyer shall determine the amount of any final settlement payment. Seller shall send a statement to Buyer, or Buyer shall send a statement to Seller, as the case may be, for any final settlement payment due. Seller or Buyer, as the case may be, shall pay such amount no later than twenty (20) Business Days after the date of receipt of such statement.

19.6	Survival
The following provisions shall survive expiration or termination of this Agreement: Sections 1, 7.7.2, 7.7.3, 9, 10, 11, 13.8.2, 15.1, 15.2, 15.3, 15.4, 18 (to the extent provided therein), 19.3, 19.4, 19.5 and 20 to 25, in addition to this Section 19.6.

20.	Dispute Resolution and Governing Law

20.1	Dispute Resolution

20.1.1
Arbitration. Any Dispute (other than a Dispute submitted to an Expert under Section 20.2.1) shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible claims and disputes under this Agreement.

20.1.2	Rules. The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) (as then in effect).

20.1.3
Number of Arbitrators. The arbitral tribunal shall consist of three (3) arbitrators, who shall endeavor to complete the final hearing in the arbitration within six (6) Months after the appointment of the last arbitrator.

20.1.4
Method of Appointment of the Arbitrators. If there are only two (2) parties to the Dispute, then each party to the Dispute shall appoint one (1) arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three arbitrators not yet appointed. If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute. For the purposes of appointing arbitrators under this Section 20, (a) Buyer, any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder and all Persons whose interest in this Agreement derives from them shall be considered as one party; and (b) Seller and all Persons whose interest in this Agreement derives from Seller shall be considered as one party. If either all claimants or all respondents fail to make a joint appointment of an arbitrator, or if the party-

appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the AAA shall serve as the appointing authority and shall appoint the remainder of the three (3) arbitrators not yet appointed.

20.1.5
Consolidation. If multiple arbitration proceedings are initiated under this Agreement, any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder, one or more other LNG sale and purchase agreements entered into by Seller, one or more equity capital contribution agreements entered into by the Partnership, the Partnership Agreement, the General Partner LLC Agreement, any management and advisory services agreement entered into by the Partnership or the LNG Marketing Agreement, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then any party to any such dispute may request prior to the appointment of the arbitrators for such multiple or subsequent disputes that all such proceedings be consolidated into a single arbitral proceeding. Such request shall be directed to the AAA, which shall consolidate appropriate proceedings into a single proceeding unless consolidation would result in undue delay for the arbitration of the disputes.

20.1.6	Place of Arbitration. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be New York, New York.

20.1.7	Language. The arbitration proceedings shall be conducted in the English language, and the arbitrators shall be fluent in the English language.

20.1.8
Entry of Judgment. The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. The Parties agree that service of process for any action to enforce an award may be accomplished according to the procedures of Section 24, as well as any other procedure authorized by law.

20.1.9	Notice. All notices required for any arbitration proceeding shall be deemed properly given if given in accordance with Section 24.

20.1.10
Qualifications and Conduct of the Arbitrators. All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

20.1.11	Interim Measures. Any party to the Dispute may apply to a court in New York, New York, for interim measures (a) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (b) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction. The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The Parties unconditionally and irrevocably submit to jurisdiction in New York, New York, for the limited purposes of an application for interim measures under this Section 20.1.11. The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

20.1.12
Costs and Attorneys’ Fees. The arbitral tribunal is authorized to award costs of the arbitration in its award, including: (a) the fees and expenses of the arbitrators; (b) the costs of assistance required by the tribunal, including its experts; (c) the fees and expenses of the administrator; (d) the reasonable costs for legal representation of a successful party; and (e) any such costs incurred in connection with an application for interim or emergency relief and to allocate those costs between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

20.1.13
Interest. The award shall include pre-award and post-award interest, as determined by the arbitral tribunal, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall accrue at a rate per annum equal to two percent (2%) above LIBOR (as in effect on the Day such award was issued) on and from the Day when such award was issued until the date of its repayment, provided that, without prejudice to the other terms of this Agreement, if such period lasts longer than ninety (90) Days, the applicable LIBOR rate for each successive term of ninety (90) Days during that period shall be that in effect on the first (1st) Day of that ninety (90) Day period. Interest shall accrue from Day to Day and be calculated on the basis of a three hundred sixty (360) Day year.

20.1.14	Currency of Award. The arbitral award shall be made and payable in USD, free of any Tax or other deduction.

20.1.15
Waiver of Challenge to Decision or Award. To the extent permitted by law, the Parties hereby waive any right to appeal from or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any Governmental Authority, except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

20.1.16
Confidentiality. Any arbitration or Expert determination relating to a Dispute (including an arbitral award, a settlement resulting from an arbitral award, documents exchanged or produced during an arbitration or Expert proceeding, and memorials, briefs or other documents prepared for the arbitration or Expert proceeding) shall be Confidential Information subject to the confidentiality provisions of Section 18; provided, however, that breach of such confidentiality provisions shall not void any settlement, determination or award.

20.2	Expert Determination

20.2.1
General. In the event of any disagreement between the Parties regarding a measurement under Exhibit A hereto or any other Dispute which the Parties agree to submit to an Expert (in either case, a “Measurement Dispute”), the Parties hereby agree that such Measurement Dispute shall be resolved by an Expert selected as provided in this Section 20.2.1. The Expert is not an arbitrator of the Measurement Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party notice of the request for such determination. If the Parties are unable to agree upon an Expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of either of the Parties, the International Centre for Expertise of the International Chamber of Commerce (“ICC”) shall appoint such Expert and shall administer such expert determination through the ICC’s Rules for Expertise. The Expert shall be and remain at all times wholly impartial, and, once appointed, the Expert shall have no ex parte communications with either of the Parties concerning the expert determination or the underlying Measurement Dispute. The Parties shall cooperate fully in the expeditious conduct of such expert determination and provide the Expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the Expert shall issue a draft report and allow the Parties to comment on it. The Expert shall endeavor to resolve the Measurement Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.

20.2.2
Final and Binding. The Expert’s decision shall be final and binding on the Parties unless challenged in an arbitration pursuant to Section 20.1 within thirty (30) Days of the date the Expert’s decision. If challenged, (a) the decision shall remain binding and be implemented unless and until finally replaced by an award of the arbitrators; (b) the decision shall be entitled to a rebuttable presumption of correctness; and (c) the Expert shall not be appointed in the arbitration as an arbitrator or as advisor to either Party without the written consent of both Parties.

20.2.3
Arbitration of Expert Determination. In the event that a Party requests expert determination for a Measurement Dispute which raises issues that require determination of other matters in addition to correct measurement under Exhibit A hereto, then either Party may elect to refer the entire Measurement Dispute for arbitration under Section 20.1.1. In such case, the arbitrators shall be competent to make any measurement determination that is part of a Dispute. An expert determination not referred to arbitration shall proceed and shall not be stayed during the pendency of an arbitration.

20.3	Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America) without regard to principles of conflict of laws that would specify the use of other laws.

20.4	Immunity

20.4.1
Each Party, to the maximum extent permitted by Applicable Law, as to itself and its assets, hereby irrevocably, unconditionally, knowingly and intentionally waives any and all rights of immunity (sovereign or otherwise) and agrees not to claim, or assert any immunity with respect to the matters covered by this Agreement in any arbitration, Expert proceeding, or other action with respect to this Agreement, whether arising by statute or otherwise, that it may have or may subsequently acquire, including rights under the doctrines of sovereign immunity and act of state, immunity from legal process (including service of process or notice, pre-judgment or pre-award attachment, attachment in aid of execution, or otherwise), immunity from jurisdiction or judgment of any court, arbitrator, Expert or tribunal (including any objection or claim on the basis of inconvenient forum), and immunity from enforcement or execution of any award or judgment or any other remedy.

20.4.2	Each Party hereby irrevocably, unconditionally, knowingly and intentionally:

(a)	agrees that the execution, delivery and performance by such Party of this Agreement constitute private and commercial acts rather than public or governmental acts; and

(b)
consents in respect of the enforcement of any judgment against such Party in any such proceedings in any jurisdiction and to the giving of any relief or the issue of any process in connection with such proceedings (including the making, enforcement or execution of any such judgment or any order arising out of any such judgment against or in respect of any property whatsoever irrespective of its use or intended use).

21.	Successors; Assignments

21.1	Successors
This Agreement shall be binding upon and inure to the benefit of any successor to each of Seller and Buyer.

21.2	Assignment by Buyer

21.2.1
Early Assignments. Buyer may not novate or assign this Agreement to any Person other than an Affiliate of Buyer prior to the time that the Date of Substantial Completion for each of the Phase 1 Plants has occurred.

21.2.2
Prior Written Consent. At any time after the Date of Substantial Completion for each of the Phase 1 Plants has occurred, Buyer may novate or assign this Agreement in its entirety to another Person, for the remainder of the Term, upon the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed), provided that:

(a)	Lenders have provided prior written consent to such novation or assignment;

(b)
such assignee or novatee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is enforceable by Seller; and

(c)	if required by Lenders, such assignee or novatee has an Acceptable Credit Rating or a Guaranty is provided to Seller prior to such novation or assignment.

21.2.3
Without Prior Consent to Affiliates. At any time, so long as Buyer is Original Buyer or an Affiliate of Original Buyer, Buyer may novate or assign this Agreement in its entirety, for the remainder of the Term, without Seller’s prior consent, to an Affiliate of Buyer, provided that:

(a)	Lenders have provided prior written consent to such novation or assignment;

(b)	such Affiliate assignee or novatee assumes all of the obligations of Buyer under this Agreement commencing as of the date of the novation or assignment by execution of a copy of this Agreement in its own name (countersigned by Seller) or by execution of a binding assignment and assumption agreement which is reasonably acceptable in form and substance to, and enforceable by, Seller; and

(c)	performance of this Agreement by Seller with such Affiliate assignee or novatee would comply with Applicable Laws and all relevant Approvals.

21.2.4
Further Obligations. Upon a novation or assignment in whole by Buyer in accordance with this Section 21.2, the assignor or novator shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment

21.3	Assignment by Seller
Except as provided in Section 21.4.2, this Agreement may not be assigned by Seller.

21.4	Seller Financing

21.4.1
Lender Financing. Seller and its Affiliates shall have the right to obtain financing (including non-recourse or limited recourse financing) from Lenders. In connection with any financing or refinancing obtained by Seller or its Affiliates, Buyer shall, if so requested by Seller, deliver to Seller’s or its Affiliate’s Lenders or the agent acting on behalf of any such Lenders (“Lenders’ Agent”) certified copies of its corporate charter and by-laws, resolutions, incumbency certificates, financial statements and other financial information, and such other items or information upon the reasonable request by Lenders or Lenders’ Agent. Buyer shall, at Seller’s cost, also provide to the Lenders and Lenders’ Agent legal opinions in form and substance and from counsel reasonably acceptable to the Lenders.

21.4.2
Assignment as Security. Buyer further acknowledges and agrees that Seller may collaterally assign, transfer, or otherwise encumber, all or any of its rights, benefits and obligations under this Agreement to such Lenders or Lenders’ Agent as security for Seller’s obligations or its Affiliate’s obligations to Lenders. Accordingly, upon Seller’s request pursuant to a notice hereunder and at Seller’s cost, Buyer shall enter into, and if Buyer is Assignee Buyer, then Assignee Buyer shall cause any guarantor that has provided a guaranty in support of Assignee Buyer’s obligations hereunder to enter into, one or more direct agreements or consent agreements (each, a “Direct Agreement”) pursuant to which Buyer or such guarantor, as applicable:

(a)	consents to the collateral assignment of Seller’s or its Affiliate’s rights and obligations under this Agreement or the guaranty, as applicable,

to the Lenders or the Lenders’ Agent and the subsequent assignment and transfer of this Agreement or the guaranty, as applicable, to the Lenders’ Agent or other designee or nominee of the Lenders (including a purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure) following an event of default by Seller or its Affiliate under the financing documents entered into by Seller or its Affiliates with the Lenders;

(b)
provides representations and warranties that this Agreement or the guaranty, as applicable, is in full force and effect and has not been modified or amended and that there are no defaults existing under this Agreement or the guaranty, as applicable;

(c)
in the case of Buyer, provides representations and warranties regarding the corporate existence of Buyer, its authority to enter into and perform this Agreement and that this Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and in the case of guarantor, provides representations and warranties regarding the corporate existence of guarantor, its authority to enter into and perform the guaranty and that the guaranty is the legal, valid and binding obligation of guarantor, enforceable against guarantor in accordance with its terms;

(d)	agrees to make payments of amounts owed under this Agreement or the guaranty, as applicable, to one or more accounts as notified by Lenders’ Agent from time to time;

(e)	in the case of Buyer, agrees to give Lenders and Lenders’ Agent notice of and an opportunity to cure any default by Seller under this Agreement;

(f)	agrees to modify or clarify provisions of this Agreement or the guaranty, as applicable, as reasonably requested by the Lenders or the Lenders’ Agent; and

(g)	agrees to other undertakings that are normal and customary in financings or refinancings of the type entered into by Seller or its Affiliates and the Lenders.

21.4.3
Assignment or Novation to Lenders. Seller may novate or assign this Agreement in its entirety, for the remainder of the Term, without Buyer’s prior consent, to Seller’s Lenders or its Affiliate’s Lenders or the relevant Lenders’ Agent and to any other designee or nominee of such Lenders (including a purchaser at any foreclosure sale or any assignee or transferee under any instrument of assignment or transfer in lieu of foreclosure)

following an event of default by Seller or its Affiliate under the financing documents entered into by Seller or its Affiliates with such Lenders, provided that each such transferee assumes all of the obligations of Seller under this Agreement commencing on the date of the assignment by execution of a copy of this Agreement in its own name (countersigned by Buyer) or by execution of a binding assignment and assumption agreement which is enforceable by Buyer. Upon a novation or assignment by Seller, in accordance with this Section 21.4.3, the assignor or novator shall be released from all further obligations, duties and liabilities under this Agreement, other than any obligations, duties and liabilities arising prior to the date of effectiveness of such novation or assignment.

22.	Contract Language
This Agreement, together with the Exhibits hereto, shall be made and originals executed in the English language. In case of any difference in meaning between the English language original version and any translation thereof, the English language original version shall be applicable.

23.	Miscellaneous

23.1	Disclaimer of Agency
This Agreement does not appoint either Party as the agent, partner or legal representative of the other for any purposes whatsoever, and neither Party shall have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other Party.

23.2	Entire Agreement
This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the Parties in respect of the subject matter hereof and includes all promises and representations, express or implied, and supersedes all other prior agreements and representations, written or oral, between the Parties relating to the subject matter hereof. Anything that is not contained or expressly incorporated by reference in this instrument, is not part of this Agreement.

23.3	Third Party Beneficiaries
The Parties do not intend any term of this Agreement to be for the benefit of, or enforceable by, any Third Party except as expressly provided in Section 7.7. The Parties may rescind or vary this Agreement, in whole or in part, without the consent of any Third Party, including those Third Parties referred to under Section 7.7, even if as a result such Third Party’s rights to enforce a term of this Agreement will be varied or extinguished.

23.4	Amendments and Waiver
This Agreement may not be supplemented, amended, modified or changed except by an instrument in writing signed by Seller and Buyer and expressed to be a supplement, amendment, modification or change to this Agreement. A Party shall not be deemed to have waived any right or remedy under this Agreement by reason of such Party’s failure to enforce such right or remedy.

23.5	Exclusion
The United Nations Convention on Contracts for the International Sale of Goods (and the Convention on the Limitation Period in the International Sale of Goods) shall not apply to this Agreement and the respective rights and obligations of the Parties hereunder.

23.6	Further Assurances
Each Party hereby agrees to take all such action as may be necessary to effectuate fully the purposes of this Agreement, including causing this Agreement or any document contemplated herein to be duly registered, notarized, attested, consularized and stamped in any applicable jurisdiction.

23.7	Severability
If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

24.	Notices

24.1	Form of Notice

24.1.1
Except where otherwise specifically provided in this Agreement, all notices, requests, consents, proposals, approvals and statements shall be in writing and in English, and if properly addressed to the recipient in the manner required by Sections 24.1.2 and 24.2, shall be deemed to have been properly given or delivered: (i) on the date of actual delivery when personally delivered to the intended recipient or when delivered to the intended recipient by a reputable courier delivery service; or (ii) on the date specified in Section 24.2.2, if by Electronic Transmission, provided that if such Electronic Transmission is directed after 5:00 p.m. (local time of the recipient) or on a day that is not a Business Day, then on the next succeeding Business Day after the date specified in Section 24.2.2.

24.1.2
A non-electronic document is deemed to be properly addressed, in each case, if to Buyer or Seller, to the address of such Person as set forth in this Section 24.1.2, or, in each case, to such other address or addresses as the addressee may have specified by written notice given to the other Party in the manner contemplated by Section 24.1.1.

If to Buyer, to:
Tellurian Trading UK Ltd.
7 Clarges Street
London W1J 8AE (UK)
Attention: Operations Department
E-mail: LNGops@tellurianinc.com

If to Seller, to:
Driftwood LNG LLC
c/o Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, TX 77002
United States of America
Attention: General Counsel
E-mail: Notices@Driftwood.com

24.2	Electronic Transmission

24.2.1
Without limiting the manner by which notice otherwise may be given effectively to Parties pursuant to Section 24.1, any notice under any provision of this Agreement shall be effective if given by a form of Electronic Transmission.

24.2.2
Notice given pursuant to Section 24.2.1 will be deemed delivered on the date on which it is directed to the electronic mail address set forth in Section 24.1.2, or to such other electronic mail address as the addressee previously may have specified by written notice given to the other Party in the manner contemplated by Section 24.1.1.

24.2.3	Buyer and Seller hereby consent to receive notices by Electronic Transmission at the electronic mail address set forth in Section 24.1.2.

25.	Trade Law Compliance

25.1	Trade Law Compliance

25.1.1
Each Party agrees to comply with the Export Authorizations, including incorporating into any resale contract for LNG sold under this Agreement the necessary conditions to ensure compliance with the Export Authorizations. Buyer shall promptly provide to Seller all information in order for Seller or any other Person acting as agent on behalf of Seller under an Export Authorization, to comply with the Export Authorizations, including information that identifies for each LNG cargo delivered under this Agreement the country (or countries) into which the LNG or Gas was actually delivered (i.e., use in combustion or other chemical reaction conversion process). Buyer commits to include in any resale contract for LNG sold under this Agreement the necessary conditions to ensure Seller is made aware of all such countries into which the LNG or Gas was actually delivered. If any Export Authorization requires conditions to be included in this Agreement beyond those that are already included herein, then, within fifteen (15) days following the issuance of the Export Authorization imposing such condition, the Parties shall discuss the appropriate changes to be made to this Agreement to comply with such Export Authorization and shall amend this Agreement accordingly. Buyer acknowledges and agrees that it will resell or transfer LNG purchased hereunder for delivery only to the countries identified in an applicable Export Authorization and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer represents and warrants that the final delivery of LNG received pursuant to the terms of this Agreement are permitted and lawful under United States of America laws and policies, including Export Control and Sanctions Laws and the rules, regulations, orders, policies, and other determinations of the United States Department of Energy, the Office of Foreign Assets Control of the United States Department of the Treasury and the Federal Energy Regulatory Commission, and Buyer shall not take any action which would cause Seller to be in violation of United States of America laws and policies or any Export Authorization to be withdrawn, revoked, suspended or not renewed.

25.1.2
Without limiting the foregoing, the following provisions are included in this Agreement in accordance with the requirements of the Export Authorizations, and Buyer shall include, and require any direct or indirect buyer of LNG sold hereunder for whom Seller acts as agent in connection with one or more Export Authorizations to include, the following provisions in any agreement or other contract for the sale or transfer of LNG exported pursuant to any Export Authorization:

(a)
Buyer acknowledges and agrees that it will resell or transfer LNG purchased hereunder for delivery only to countries identified in Ordering Paragraph B of DOE/FE Order No. 3968, issued February 28, 2017, in FE Docket No. 16-144-LNG, and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such LNG to such countries. Buyer further commits to cause a report to be provided to Driftwood LNG LLC that identifies the country (or countries) into which the LNG or natural gas was actually delivered and/or received for end use, and to include in any resale contract for such LNG the necessary conditions to ensure that Driftwood LNG LLC is made aware of all such countries.

(b)
Buyer acknowledges and agrees that it will resell or transfer LNG, purchased hereunder for delivery only to countries identified in Ordering Paragraph F of DOE/FE Order No. 4373, issued May 2, 2019, in FE Docket No. 16-144-LNG, and/or to purchasers that have agreed in writing to limit their direct or indirect resale or transfer of such natural gas or LNG to such countries. Buyer further commits to cause a report to be provided to Driftwood LNG LLC that identifies the country (or countries) into which the LNG was actually delivered, and to include in any resale contract for such LNG the necessary conditions to ensure that Driftwood LNG LLC is made aware of all such actual destination countries.

25.2	Compliance with Law
Each Party agrees that, in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives will take any action, or omit to take any action, which would (a) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws or any other Applicable Law applicable to such Party, or (b) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the other Party.

25.3	Commercial Activities
Without limiting Section 25.2, each Party agrees on behalf of itself, its directors, managers, officers, employees, agents, contractors, and Affiliates, not to pay any fees, commissions or rebates to any employee, officer or agent of the other Party or any of its Affiliates nor provide or cause to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the other Party hereunder.

25.4	Records
Each Party shall keep all records necessary to confirm compliance with Sections 25.2(b) and 25.3 for a period of five (5) years following the year for which such records apply. If a Party asserts that the other Party is not in compliance with Section 25.2(b) or 25.3, the asserting Party shall send a notice to the other Party indicating the type of noncompliance asserted. After giving such notice, the first Party may cause an independent auditor to audit the records of the other Party in respect of the asserted noncompliance. The costs of any independent auditor under this Section 25.4 shall be paid (a) by the audited Party, if the audited Party is determined not to be in compliance with Sections 25.2(b) or 25.3, as applicable, and (b) by the other

Party, if the audited Party is determined to be in compliance with Sections 25.2(b) or 25.3, as applicable.

25.5	Representation and Warranty
Each Party represents and warrants as of the Effective Date that:

25.5.1
in the performance of this Agreement and the activities contemplated herein, neither such Party, nor any of its officers, directors, employees, agents or other representatives have taken any action, or omitted to take any action, which would (i) violate any applicable Anti-Corruption Law, any applicable Export Control and Sanctions Laws or any other Applicable Law applicable to such Party, or (ii) cause the other Party to be in violation of any Anti-Corruption Law or Export Control and Sanctions Law applicable to the other Party; and

25.5.2
without limiting the foregoing, neither such Party nor any of its directors, managers, officers, employees, agents, contractors or Affiliates has paid any fees, commissions, or rebates to any employee, officer, or agent of the other Party or any of its Affiliates or has provided or caused to be provided to any of them any gifts or entertainment of significant cost or value in connection with this Agreement in order to influence or induce any actions or inactions in connection with the commercial activities of the other Party hereunder.

25.6	Buyer Indemnity
Buyer shall indemnify and hold the Partnership, Seller, the Partnership’s other Affiliates, the Partnership Buyers other than Buyer, the General Partner and the General Partner’s Affiliates harmless from any Losses arising out of Buyer’s breach of Section 25.1.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:	BUYER:

DRIFTWOOD LNG LLC	TELLURIAN TRADING UK LTD.

Name:	Name:

Title:	Title:

[Signature Page to LNG Sale and Purchase Agreement]

EXHIBIT A
MEASUREMENT
1.    Parties to Supply Devices
a)    General. Unless otherwise agreed, Buyer and Seller shall supply equipment and conform to procedures that are in accordance with the latest version of the standards referred to in this document.
b)    Buyer Devices. Buyer or Buyer’s agent shall supply, operate and maintain, or cause to be supplied, operated and maintained, suitable gauging devices for the liquid level in LNG tanks of the LNG Tankers, pressure and temperature measuring devices, and any other measurement or testing devices which are incorporated in the structure of LNG vessels or customarily maintained on board ship.
c)    Seller Devices. Seller shall supply, operate and maintain, or cause to be supplied, operated and maintained, devices required for collecting samples and for determining quality and composition of the LNG and any other measurement or testing devices which are necessary to perform the measurement and testing required hereunder at the Driftwood LNG Terminal.
d)    Dispute. Any Dispute arising under this Exhibit A that cannot be resolved by mutual agreement of the Parties shall be submitted to an Expert under Section 20.2 of this Agreement.
2.    Selection of Devices
All devices provided for in this Exhibit A shall be approved by Seller, acting as a Reasonable and Prudent Operator. The required degree of accuracy of such devices shall in any case be within the permissible tolerances defined herein and in the applicable standards referenced herein. In advance of the use of any device, the Party providing such device shall cause tests to be carried out to verify that such device has the required degree of accuracy.
3.    Verification of Accuracy and Correction for Error
a)    Accuracy. Accuracy of devices used shall be tested and verified at the request of either Party, including the request by a Party to verify accuracy of its own devices. Each Party shall have the right to inspect at any time the measurement devices installed by the other Party, provided that the other Party is notified in advance. Testing shall be performed only when both Parties are represented, or have received adequate advance notice thereof, using methods recommended by the manufacturer or any other method agreed to by Seller and Buyer. At the request of any Party hereto, any test shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. Permissible tolerances shall be as defined herein or as defined in the applicable standards referenced herein.
b)    Inaccuracy. Inaccuracy of a device exceeding the permissible tolerances shall require correction of previous recordings, and computations made on the basis of those recordings, to zero error with respect to any period which is definitely known or agreed upon by the Parties as well as adjustment of the device. All invoices issued during such period shall be amended accordingly to reflect such correction, and an adjustment in payment shall be made between Buyer and Seller. If the period of error is neither known nor agreed upon, and there is no evidence as to the duration of such period of error, corrections shall be made and invoices amended for each delivery of LNG made during the last half of the period since the date of the most recent calibration of the inaccurate device. However, the provisions of this Paragraph 3 shall not be applied to require the modification of any invoice that has become final pursuant to Section 10.3.2 of this Agreement.
c)    Costs and Expenses of Test Verification. All costs and expenses for testing and verifying Seller’s measurement devices shall be borne by Seller, and all costs and expenses for testing and verifying Buyer’s measurement devices shall be borne by Buyer. The fees and charges of independent surveyors for measurements and calculations shall be borne by the Parties in accordance with Section 13.11.3 of this Agreement.
4.    Tank Gauge Tables of LNG Tankers
a)    Initial Calibration. Buyer shall arrange or cause to be arranged, for each tank of each LNG Tanker, a calibration of volume against tank level. Buyer shall provide Seller or its designee, or cause Seller or its designee to be provided, with a certified copy of tank gauge tables for each tank of each LNG Tanker verified by a competent impartial authority or authorities mutually agreed upon by the Parties. Such tables shall include correction tables for list, trim, tank contraction and any other items requiring such tables for accuracy of gauging.
Tank gauge tables prepared pursuant to the above shall indicate volumes in cubic meters expressed to the nearest thousandth (1/1000), with LNG tank depths expressed in meters to the nearest hundredth (1/100).
b)    Presence of Representatives. Seller and Buyer shall each have the right to have representatives present at the time each LNG tank on each LNG Tanker is volumetrically calibrated.
c)    Recalibration. If the LNG tanks of any LNG Tanker suffer distortion of such nature as to create a reasonable doubt regarding the validity of the tank gauge tables described herein (or any subsequent calibration provided for herein), Buyer or Buyer’s agent shall recalibrate the damaged tanks, and the vessel shall not be employed as an LNG Tanker hereunder until appropriate corrections are made. If mutually agreed between Buyer and Seller representatives, recalibration of damaged tanks can be deferred until the next time when such damaged tanks are warmed for any reason, and any corrections to the prior tank gauge tables will be made from the time the distortion occurred. If the time of the distortion cannot be ascertained, the Parties shall mutually agree on the time period for retrospective adjustments.
5.    Units of Measurement and Calibration
The Parties shall co-operate in the design, selection and acquisition of devices to be used for measurements and tests in order that all measurements and tests may be conducted in the SI system of units, except for the quantity delivered which is expressed in MMBtu, the Gross Heating Value (volume based) which is expressed in Btu/SCF and the pressure which is expressed in millibar and temperature in Celsius. In the event that it becomes necessary to make measurements and tests using a new system of units of measurements, the Parties shall establish agreed upon conversion tables.
6.    Accuracy of Measurement
All measuring equipment must be maintained, calibrated and tested in accordance with the manufacturer’s recommendations. In the absence of a manufacturer’s recommendation, the minimum frequency of calibration shall be one hundred eighty (180) days, unless otherwise mutually agreed between the Parties. Documentation of all tests and calibrations will be made available by the Party performing the same to the other Party. Acceptable accuracy and performance tolerances shall be:
a)    Liquid Level Gauging Devices.
Each LNG tank of the LNG Tanker shall be equipped with primary and secondary liquid level gauging devices as per Paragraph 7(b) of this Exhibit A.
The measurement accuracy of the primary gauging devices shall be plus or minus seven point five (± 7.5) millimeters and the secondary liquid level gauging devices shall be plus or minus ten (± 10) millimeters.
The liquid level in each LNG tank shall be logged or printed.
b)    Temperature Gauging Devices.
The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a number of properly located temperature measuring devices sufficient to permit the determination of average temperature.
The measurement accuracy of the temperature gauging devices shall be as follows:
(i)    in the temperature range of minus one hundred sixty-five to minus one hundred forty degree Celsius (-165 C to -140 °C), the accuracy shall be plus or minus zero point two degree Celsius (± 0.2 °C);
(ii)    in the temperature range of minus one hundred forty to plus forty degrees Celsius (-140C to +40 °C), the accuracy shall be plus or minus one point five degree Celsius (± 1.5 °C).
The temperature in each LNG tank shall be logged or printed.
c)    Pressure Gauging Devices.
Each LNG tank of the LNG Tanker shall have one (1) absolute pressure gauging device.
The measurement accuracy of the pressure gauging device shall be plus or minus one percent (± 1%) of the measuring range.

The pressure in each LNG tank shall be logged or printed.
d)    List and Trim Gauging Devices.
A list gauging device and a trim gauging device shall be installed. These shall be interfaced with the custody transfer system.
The measurement of list shall be conducted to the nearest zero decimal one (0.1) degree. The measurement of trim shall be conducted to the nearest zero decimal zero two (0.02) meter.
7.    Gauging and Measuring LNG Volumes Delivered
a)    Gauge Tables. Upon Seller’s representative and the independent surveyor, if present, arriving on board the LNG Tanker prior to the commencement of or during loading, Buyer or Buyer’s representative shall make available to them a certified copy of tank gauge tables for each tank of the LNG Tanker.
b)    Gauges. Volumes of LNG delivered pursuant to this Agreement shall be determined by gauging the LNG in the tanks of the LNG Tankers before and after loading. Each LNG Tanker’s tank shall be equipped with a minimum of two (2) independent sets of level gauges, each set utilizing preferably a different measurement principle. Comparison of the two (2) systems, designated as Primary and Secondary Measurement Systems, shall be performed from time to time to ensure compliance with the acceptable performance tolerances stated herein.
c)    Gauging Process. Gauging the liquid in the tanks of the LNG Tankers and measuring of liquid temperature, vapor temperature and vapor pressure in each LNG tank, trim and list of the LNG Tankers, and atmospheric pressure shall be performed, or caused to be performed, by Buyer before and after loading. Seller’s representative shall have the right to be present while all measurements are performed and shall verify the accuracy and acceptability of all such measurements. The first gauging and measurements shall be made immediately before the commencement of loading. The second gauging and measurements shall take place immediately after the completion of loading.
d)    Records. Copies of gauging and measurement records shall be furnished to Seller immediately upon completion of the loading report from the independent surveyor.
e)    Gauging Liquid Level of LNG. The level of the LNG in each LNG tank of the LNG Tanker shall be gauged by means of both the primary and secondary gauging devices installed in the LNG Tanker for that purpose, with the secondary gauging device as a back-up in case the primary device fails for any reason. The level of the LNG in each tank shall be logged or printed.
Measurement of the liquid level in each LNG tank of the LNG Tanker shall be made to the nearest millimeter by using the primary liquid level gauging devices. Should the primary device fail for any of the measurements, the secondary device shall be used.

Five (5) readings shall be made following manufacturer’s recommendations on reading interval. The arithmetic average of the readings rounded to the nearest millimeter using one (1) decimal place shall be deemed the liquid level.
f)    Determination of Temperature. The temperature of the LNG and of the vapor space in each LNG tank shall be measured by means of a sufficient number of properly located temperature measuring devices to permit the determination of average temperature. Temperatures shall be measured at the same time as the liquid level measurements and shall be logged or printed.
In order to determine the temperature of liquid and vapor respectively in the LNG Tanker one (1) reading shall be taken at each temperature gauging device in each LNG tank. An arithmetic average of such readings rounded to the nearest zero point one degree Celsius (0.1 °C) using two (2) decimal places with respect to vapor and liquid in all LNG tanks shall be deemed the final temperature of the vapor and liquid respectively.
Buyer shall cause each cargo tank in the LNG Tanker to be provided with a minimum of five (5) temperature measuring devices. One such measuring device shall be located in the vapor space at the top of each cargo tank, one near the bottom of each cargo tank and the remainder distributed at appropriate intervals from the top to the bottom of the cargo tank. These devices shall be used to determine the average temperatures of the liquid cargo and the vapor in the cargo tank.
The average temperature of the vapor in an LNG Tanker shall be determined immediately before loading by means of the temperature measuring devices specified above at the same time as when the liquid level is measured. The temperature measuring devices shall be fully surrounded by the vapor. This determination shall be made by taking the temperature readings of the temperature measuring devices in question to the nearest zero point zero one degrees Celsius (0.01°C), and if more than one of the devices are fully surrounded by the vapor, by averaging those readings, and rounding to one (1) decimal place.
The average temperature of the liquid in an LNG Tanker shall be determined immediately after loading by means of the temperature measuring devices specified above.
g)    Determination of Pressure. The pressure of the vapor in each LNG tank shall be determined by means of pressure measuring devices installed in each LNG tank of the LNG Tankers. The atmospheric pressure shall be determined by readings from the standard barometer installed in the LNG Tankers. Pressures shall be measured at the same time as the liquid level measurements, and shall be logged or printed.
Buyer shall cause the LNG Tanker to be provided with pressure measuring equipment capable of determining the absolute pressure of the vapor in each cargo tank with an accuracy equal to or better than plus or minus one percent (± 1%) of the measuring range.
The pressure of the vapor in an LNG Tanker shall be determined immediately before loading at the same time as when the liquid level is measured.

Such determination shall be made by taking the pressure readings of the pressure measuring devices to the nearest millibar, then averaging these readings and rounding to a whole millibar.
h)    Determination of Density. The LNG density shall be calculated using the revised Klosek-McKinley method. Should any improved data, method of calculation or direct measurement device become available which is acceptable to both Buyer and Seller, such improved data, method or device shall then be used.
8.    Samples for Quality Analysis
a)    General. Representative liquid samples shall be collected continuously and at an even flow proportional rate during the period of stable loading in accordance with ISO 8943 using a sampler of a design proven in service and customarily in use in the LNG industry. Either continuous on-line gas chromatography or off-line gas chromatography analysis of retained samples shall be used for custody transfer purposes in accordance with the customary practices and procedures at the Driftwood LNG Terminal. The resulting analyses, which are generally proportional to time, will be arithmetically averaged to yield an analysis that is representative of the loaded LNG cargo. This arithmetically averaged analysis shall be used for all appropriate calculations associated with the delivered LNG cargo. If both Seller and Buyer agree that the result of the arithmetic average does not give a fair representation of the composition of the LNG, both Parties shall meet and decide in good faith the appropriate method to determine the composition of the LNG. Should the automatic sampling system fail during the loading, manual samples shall be collected and analyzed for accounting purposes.
b)    Manual Samples. Prior to the end of the loading cycle, three (3) sets of spot samples shall be collected from the vaporizer at the following intervals during loading, when loading is twenty-five percent (25%), fifty percent (50%), and seventy-five percent (75%) complete. Spot samples shall be collected in accordance with Gas Processors Association (“GPA”) Standard 2166 - Methods for Obtaining Gas Samples for Analysis by Gas Chromatography - or by other mutually agreeable methods. The samples shall be properly labeled and then distributed to Buyer and Seller. Seller shall retain one (1) sample for a period of forty (40) days, unless the analysis is in dispute. If the analysis is in dispute, the sample will be retained until the dispute is resolved.
Sampling and analysis methods and procedures that differ from the above may be employed with the mutual agreement of the Parties.
9.    Quality Analysis
a)    Certification and Deviation. Chromatograph calibration gasses shall be provided and their composition certified by an independent third party. From time to time, deviation checks shall be performed to verify the accuracy of the gas composition mole percentages and resulting calculated physical properties. Analyses of a sample of test gas of known composition resulting when procedures that are in accordance with the above mentioned standards have been applied will be considered as acceptable if the resulting calculated gross heating value is within plus or minus zero point three percent (± 0. 3%) of the known gross heating value of the test gas sample. If the deviation exceeds the tolerance stated, the gross real heating value, relative density and compressibility previously calculated will be corrected immediately. Previous analyses will be corrected to the point where the error occurred, if this can be positively identified to the satisfaction of both Parties. Otherwise it shall be assumed that the drift has been linear since the last recalibration and correction shall be based on this assumption.
b)    GPA Standard 2261. All samples shall be analyzed by Seller to determine the molar fraction of the hydrocarbon and other components in the sample by gas chromatography using a mutually agreed method in accordance with GPA Standard 2261 - Method of Analysis for Gas and Similar Gaseous Mixtures by Gas Chromatography, current as of January 1st, 1990 and as periodically updated or as otherwise mutually agreed by the Parties. If better standards for analysis are subsequently adopted by GPA or other recognized competent impartial authority, upon mutual agreement of Buyer and Seller, they shall be substituted for the standard then in use, but such substitution shall not take place retroactively. A calibration of the chromatograph or other analytical instrument used shall be performed by Seller immediately prior to the analysis of the sample of LNG delivered. Seller shall give advance notice to Buyer of the time Seller intends to conduct a calibration thereof, and Buyer shall have the right to have a representative present at each such calibration; provided, however, Seller will not be obligated to defer or reschedule any calibration in order to permit the representative of Buyer to be present.
c)    GPA Standard 2377 and 2265. Seller shall determine the presence of Hydrogen Sulfide (H2S) by use of GPA Standard 2377 - Test of Hydrogen Sulfide and Carbon Dioxide in Gas Using Length of Stain Tubes. If necessary, the concentration of H2S and total sulfur will be determined using one or more of the following methods as is appropriate: gas chromatography, Gas Processors Standard 2265 - Standard for Determination of Hydrogen Sulfide and Mercaptan Sulfur in Gas (Cadmium Sulfate - Iodometric Titration Method) or any other method that is mutually acceptable. If Hydrogen Sulfide or Carbon Dioxide are detected by the above methods then Seller shall confirm the presence of Hydrogen Sulfide or Carbon Dioxide in accordance with GPA Standard 2261-00 (Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography).
10.    Operating Procedures
a)    Notice. Prior to conducting operations for measurement, gauging, sampling and analysis provided in this Exhibit A, the Party responsible for such operations shall notify the appropriate representatives of the other Party, allowing such representatives reasonable opportunity to be present for all operations and computations; provided that the absence of the other Party’s representative after notification and opportunity to attend shall not prevent any operations and computations from being performed.
b)    Independent Surveyor. At the request of either Party any measurement, gauging, sampling and analysis shall be witnessed and verified by an independent surveyor mutually agreed upon by Buyer and Seller. The results of such surveyor’s verifications shall be made available promptly to each Party.
c)    Preservation of Records. All records of measurement and the computed results shall be preserved by the Party responsible for taking the same, or causing the same to be taken, and made available to the other Party for a period of not less than three (3) years after such measurement and computation.
11.    Quantities Delivered
a)    Calculation of MMBtu Quantities. The quantity of MMBtu delivered shall be calculated by Seller and verified by Buyer. Either Party may, at its own expense, require the measurements and calculations and/or their verification by an independent surveyor mutually agreed upon by the Parties. Consent to an independent surveyor proposed by a Party shall not be unreasonably withheld by the other Party.
b)    Determination of Gross Heating Value. All component values shall be in accordance with the latest revision of GPA Standard 2145 SI (2009) - Physical Constants for Hydrocarbons & Other Compounds of Interest to the Natural Gas Industry and the latest revision of the reference standards therein. Standard reference conditions for Hi component should be 15°C & 101.325 kPa.
c)    Determination of Volume of LNG Loaded.
(i)    The LNG volume in the tanks of the LNG Tanker before and after loading (valves have to be closed) shall be determined by gauging on the basis of the tank gauge tables provided for in Paragraph 6. During the period when measurement is occurring, no LNG cargo, ballast, boil-off gas, fuel oil or other cargo transfer activity will be carried out on the LNG Tanker. Measurements shall first be made immediately before loading commences. Accordingly, after connection of the loading arms, but prior to their cool down, and immediately before opening the manifold ESD valves of the LNG Tanker, the initial gauging shall be conducted upon the confirmation of stoppage of all spray pumps and compressors and shut-off of the gas master valve to the LNG Tanker’s boilers or any other gas consuming unit. The Gas master valve to the LNG Tanker’s boilers or any other Gas-consuming unit on the LNG Tanker shall remain closed until after the second gauging, unless a regulatory change requires the consumption of Gas during the LNG Tanker loading operations and/or upon mutual agreement of the Parties, in which case Gas consumed during loading shall be taken into account in the calculations pursuant to Paragraph 12.4 of this Exhibit A. A second gauging shall be made immediately after loading is completed. Accordingly, the second gauging shall be conducted upon the confirmation of shut-off of the manifold ESD valves, with ship transfer pumps off and allowing sufficient time for the liquid level to stabilize. The LNG Tanker’s lines, manifold and crossover lines shall be emptied (warm) before loading commences. If the crossover lines are liquid filled (cold) when measurement is taken before loading commences, such crossover lines will remain full (cold) until measurement is taken following the completion of loading. The volume of LNG remaining in the tanks immediately before loading of the LNG Tanker shall be subtracted from the volume immediately after loading and the resulting volume shall be taken as the volume of the LNG delivered from the terminal to the LNG Tanker.
The volume of LNG stated in cubic meters to the nearest zero point zero zero one (0.001) cubic meter, shall be determined by using the tank gauge tables and by applying the volume corrections set forth therein.

(ii)    Gas returned to the terminal during loading and Gas consumed by the LNG Tanker during loading shall be taken into account to determine the volume loaded for Buyer’s account in accordance with the formula in Paragraph 12.4 of this Exhibit A – MMBtu Calculation of the Quantity of LNG Loaded.
(iii)    If failure of the primary gauging and measuring devices of an LNG Tanker should make it impossible to determine the LNG volume, the volume of LNG loaded shall be determined by gauging the liquid level using the secondary gauging and measurement devices. If an LNG Tanker is not so equipped, the volume of LNG loaded shall be determined by gauging the liquid level in the Driftwood LNG Terminal’s onshore LNG storage tanks immediately before and after loading the LNG Tanker, in line with the terminal procedures, and such volume shall have subtracted from it an estimated LNG volume, agreed upon by the Parties, for boil-off from such tanks during the loading of such LNG Tanker. Seller shall provide Buyer, or cause Buyer to be provided with, a certified copy of tank gauge tables for each onshore LNG tank which is to be used for this purpose, such tables to be verified by a competent impartial authority.
12.    Calculations
The calculation procedures contained in this Paragraph 12 are generally in accordance with the Institute of Petroleum Measurement Manual, Part XII, the Static Measurement of Refrigerated Hydrocarbon Liquids, Section 1, IP 251/76.

d	=	density of LNG loaded at the prevailing composition and temperature Tl in kg/m3, rounded to two (2) decimal places, calculated according to the method specified in Paragraph 12.1 of this Exhibit A.

Hi	=	gross heating value (mass based) of component “i” in MJ/kg, in accordance with Paragraph 12.6(a) of this Exhibit A.

Hm	=	gross heating value (mass based) of the LNG loaded in MJ/kg, calculated in accordance with the method specified in Paragraph 12.3 of this Exhibit A, rounded to four (4) decimal places.

Hv	=	gross heating value (volume based) of the LNG loaded in Btu/SCF, calculated in accordance with the method specified in Paragraph 12.5 of this Exhibit A.

K1	=	volume correction in m3/kmol, at temperature Tl, obtained by linear interpolation from Paragraph 12.6(c) of this Exhibit A, rounded to six (6) decimal places.

K2	=	volume correction in m3/kmol, at temperature Tl obtained by linear interpolation from Paragraph 12.6(d) of this Exhibit A, rounded to six (6) decimal places.

Mi	=	molecular mass of component “i” in kg/kmol, in accordance with Paragraph 12.6(a) of this Exhibit A.

P	=	average absolute pressure of vapor in an LNG Tanker immediately before loading, in millibars, rounded to a whole millibar.

Q	=	number of MMBtu contained in the LNG delivered, rounded to the nearest ten (10) MMBtu.

Tl	=	average temperature of the liquid cargo in the LNG Tanker immediately after loading, in degrees Celsius, rounded to one (1) decimal place.

Tv	=	average temperature of the vapor in an LNG Tanker immediately before loading, in degrees Celsius, rounded to one (1) decimal place.

V	=	the volume of the liquid cargo loaded, in cubic meters, rounded to three (3) decimal places.

Vh	=	the volume of the liquid cargo in an LNG Tanker immediately before loading, in cubic meters, rounded to three (3) decimal places.

Vb	=	the volume of the liquid cargo in an LNG Tanker immediately after loading, in cubic meters, rounded to three (3) decimal places.

Vi	=	molar volume of component “i” at temperature Tl, in m3/kmol, obtained by linear interpolation from Paragraph 12.6(b) of this Exhibit A, rounded to six (6) decimal places.

Xi	=	molar fraction of component “i” of the LNG samples taken from the loading line, rounded to four (4) decimal places, determined by gas chromatographic analysis.

Xm	=	the value of Xi for methane.

Xn	=	the value of Xi for nitrogen.
12.1    Density Calculation Formula
The density of the LNG loaded which is used in the MMBtu calculation in Paragraph 12.4 of this Exhibit A shall be calculated from the following formula derived from the revised Klosek-McKinley method:
In the application of the above formula, no intermediate rounding shall be made if the accuracy of “d” is thereby affected.

12.2    Calculation of Volume Delivered
The volume, in cubic meters, of each LNG cargo loaded shall be calculated by using the following formula:
12.3    Calculation of Gross Heating Value (Mass Based)
The gross heating value (mass based), in MJ/kg, of each LNG cargo loaded shall be calculated by using the following formula:
12.4    MMBtu Calculation of the Quantity of LNG Loaded
The number of MMBtu contained in the LNG loaded shall be calculated using the following formula:
The derivation of the conversion factor 1/1055.12 in the formula in this Paragraph for the conversion of MJ into MMBtu is obtained from GPA-2145:1994 and IP-251:1976 as follows:
(a)    q(T,P) means the gross heating value (measured at temperature T and pressure P), contained in a given quantity of gas;
(b)    q(60°F, 14.696 psia) in MJ = 1/1.00006 x q(15°C, 1013.25 millibar) in MJ;
(c)    1 MMBtu corresponds to 1055.06 MJ;
(d)    q(60°F, 14.696 psia) in MMBtu = 1/1055.06 x q(60°F, 14.696 psia) in MJ; and
(e)    Combining (b) and (d) above yields:
q(60°F, 14.696 psia) in MMBtu = 1/1055.12 x q(15°C, 1013.25 millibar) in MJ.
Hence the number of MJ derived shall be divided by 1055.12 to obtain the number of MMBtu for invoicing purposes.

QBOG	=	the quantity of boil-off gas in MJ consumed by the LNG Tanker during loading, calculated as follows:

		QBOG	=	(V2 x 55.575)

where:

		V2	=	the quantity of Gas consumed by the LNG Tanker during loading (as calculated pursuant to the below formula), stated in kg and rounded to the nearest kg; and

		55.575	=	the heating value of the vapor (assumed to be 100% of methane) stated in MJ/kg at standard reference conditions (15˚C, 1.01325 bar) for both combustion & metering references (tables below).
Quantity of Natural Gas Consumed by LNG Tanker (V2):
The quantity of Gas consumed by the LNG Tanker during loading shall be computed by taking the initial and the final reading of Natural Gas Consumption Meter on board the LNG Tanker (i.e. final reading of Natural Gas Consumption Meter after completion of loading minus initial reading of Natural Gas Consumption Meter before the start of loading) and is calculated by using the following formula:

V2	=	Vf – Vi

where:

V2	=	the quantity of Gas consumed by the LNG Tanker during loading, stated in kg;

Vf	=	the reading of Natural Gas Consumption Meter on board the LNG Tanker after the completion of loading, stated in kg; and

Vi	=	the reading of Natural Gas Consumption Meter on board the LNG Tanker before the start of loading, stated in kg.
12.5    Calculation of Gross Heating Value (Volume Based)
The calculation of the Gross Heating Value (volume based) in Btu/SCF shall be derived from the same compositional analysis as is used for the purposes of calculating the Gross Heating Value (mass based) Hm and the following formula shall apply:
Hv = 1.13285×Σ(Xi×Mi×Hi

The derivation of the conversion factor 1.13285 for the conversion of MJ/kmol into Btu/SCF is obtained as follows:
(a)    molar gross heating value = å (Xi x Mi x Hi) MJ/kmol;
(b)    1 kmol = 2.20462 lbmol;
(c)    1 lbmol = 379.482 SCF;
(d)    hence 1 kmol = 836.614 SCF; and
(e)    Hv = 1,000,000/ (1055.12 x 836.614) x å (Xi x Mi x Hi) Btu/SCF
12.6    Data
(a)    Values of Hi and Mi

Component	Hi (in MJ/kg)	Mi (in kg/kmol)
Methane	55.575	16.0425
Ethane	51.951	30.0690
Propane	50.369	44.0956
Iso-Butane	49.388	58.1222
N-Butane	49.546	58.1222
Iso-Pentane	48.950	72.1488
N-Pentane	49.045	72.1488
N-Hexane	48.715	86.1754
Nitrogen	0	28.0134
Carbon Dioxide	0	44.0095
Oxygen	0	31.9988
Source: GPA Publication 2145 Sl-2009: “Table of Physical Properties for Hydrocarbons and Other Compounds of Interest to the Natural Gas Industry”.

(b)    Values of Vi (cubic meter/kmol)

Temperature	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
Methane	0.039579	0.038983	0.038419	0.038148	0.037884	0.037375	0.036890
Ethane	0.048805	0.048455	0.048111	0.047942	0.047774	0.047442	0.047116
Propane	0.063417	0.063045	0.062678	0.062497	0.062316	0.061957	0.061602
Iso-Butane	0.079374	0.078962	0.078554	0.078352	0.078151	0.077751	0.077356
N-Butane	0.077847	0.077456	0.077068	0.076876	0.076684	0.076303	0.075926
Iso-Pentane	0.092817	0.092377	0.091939	0.091721	0.091504	0.091071	0.090641
N-Pentane	0.092643	0.092217	0.091794	0.091583	0.091373	0.090953	0.090535
N-Hexane	0.106020	0.105570	0.105122	0.104899	0.104677	0.104236	0.103800
Nitrogen	0.055877	0.051921	0.048488	0.046995	0.045702	0.043543	0.041779
Carbon Dioxide	0.027950	0.027650	0.027300	0.027200	0.027000	0.026700	0.026400
Oxygen	0.03367	0.03275	0.03191	0.03151	0.03115	0.03045	0.02980
Source:    National Bureau of Standards Interagency Report 77-867, Institute of Petroleum IP251/76 for Oxygen.
Note:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied

(c)    Values of Volume Correction Factor, K1 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000012	-0.000010	-0.000009	-0.000009	-0.000008	-0.000007	-0.000007
16.5	0.000135	0.000118	0.000106	0.000100	0.000094	0.000086	0.000078
17.0	0.000282	0.000245	0.000221	0.000209	0.000197	0.000179	0.000163
17.2	0.000337	0.000293	0.000261	0.000248	0.000235	0.000214	0.000195
17.4	0.000392	0.000342	0.000301	0.000287	0.000274	0.000250	0.000228
17.6	0.000447	0.000390	0.000342	0.000327	0.000312	0.000286	0.000260
17.8	0.000502	0.000438	0.000382	0.000366	0.000351	0.000321	0.000293
18.0	0.000557	0.000486	0.000422	0.000405	0.000389	0.000357	0.000325
18.2	0.000597	0.000526	0.000460	0.000441	0.000423	0.000385	0.000349
18.4	0.000637	0.000566	0.000499	0.000477	0.000456	0.000412	0.000373
18.6	0.000677	0.000605	0.000537	0.000513	0.000489	0.000440	0.000397
18.8	0.000717	0.000645	0.000575	0.000548	0.000523	0.000467	0.000421
19.0	0.000757	0.000685	0.000613	0.000584	0.000556	0.000494	0.000445
19.2	0.000800	0.000724	0.000649	0.000619	0.000589	0.000526	0.000474
19.4	0.000844	0.000763	0.000685	0.000653	0.000622	0.000558	0.000503
19.6	0.000888	0.000803	0.000721	0.000688	0.000655	0.000590	0.000532
19.8	0.000932	0.000842	0.000757	0.000722	0.000688	0.000622	0.000561
20.0	0.000976	0.000881	0.000793	0.000757	0.000721	0.000654	0.000590
25.0	0.001782	0.001619	0.001475	0.001407	0.001339	0.001220	0.001116
30.0	0.002238	0.002043	0.001867	0.001790	0.001714	0.001567	0.001435
Source: National Bureau of Standards Interagency Report 77-867.
Note 1:    Molecular mass of mixture equals ∑ (Xi x Mi).
Note 2:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

(d)    Values of Volume Correction Factor, K2 (cubic meter/kmol)

Molecular Mass of Mixture	-150°C	-154°C	-158°C	-160°C	-162°C	-166°C	-170°C
16.0	-0.000039	-0.000031	-0.000024	-0.000021	-0.000017	-0.000012	-0.000009
16.5	0.000315	0.000269	0.000196	0.000178	0.000162	0.000131	0.000101
17.0	0.000669	0.000568	0.000416	0.000377	0.000341	0.000274	0.000210
17.2	0.000745	0.000630	0.000478	0.000436	0.000397	0.000318	0.000246
17.4	0.000821	0.000692	0.000540	0.000495	0.000452	0.000362	0.000282
17.6	0.000897	0.000754	0.000602	0.000554	0.000508	0.000406	0.000318
17.8	0.000973	0.000816	0.000664	0.000613	0.000564	0.000449	0.000354
18.0	0.001049	0.000878	0.000726	0.000672	0.000620	0.000493	0.000390
18.2	0.001116	0.000939	0.000772	0.000714	0.000658	0.000530	0.000425
18.4	0.001184	0.001000	0.000819	0.000756	0.000696	0.000567	0.000460
18.6	0.001252	0.001061	0.000865	0.000799	0.000735	0.000605	0.000496
18.8	0.001320	0.001121	0.000912	0.000841	0.000773	0.000642	0.000531
19.0	0.001388	0.001182	0.000958	0.000883	0.000811	0.000679	0.000566
19.2	0.001434	0.001222	0.000998	0.000920	0.000844	0.000708	0.000594
19.4	0.001480	0.001262	0.001038	0.000956	0.000876	0.000737	0.000623
19.6	0.001526	0.001302	0.001078	0.000992	0.000908	0.000765	0.000652
19.8	0.001573	0.001342	0.001118	0.001029	0.000941	0.000794	0.000681
20.0	0.001619	0.001382	0.001158	0.001065	0.000973	0.000823	0.000709
25.0	0.002734	0.002374	0.002014	0.001893	0.001777	0.001562	0.001383
30.0	0.003723	0.003230	0.002806	0.002631	0.002459	0.002172	0.001934
Source: National Bureau of Standards Interagency Report 77-867.
Note 1:    Molecular mass of mixture equals ∑ (Xi x Mi).
Note 2:    For intermediate values of temperature and molecular mass a linear interpolation shall be applied.

SCHEDULE 2.1(b)
ESTIMATED SCHEDULE OF REQUIRED CAPITAL CONTRIBUTIONS

Date	Required Capital Contribution
First Funding Date	30% of Capital Commitment
10 months after Phase 1 Project FID Date	10% of Capital Commitment
17 months after Phase 1 Project FID Date	20% of Capital Commitment
27 months after Phase 1 Project FID Date	20% of Capital Commitment
42 months after Phase 1 Project FID Date	20% of Capital Commitment

Schedule 02.1(b) to Equity Capital Contribution Agreement